As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Capri LISTCO

(Exact Name of Each Registrant as Specified in its Charter)

________________________

Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

PO Box 1093
Queensgate House
Grand Cayman, KY1-1102
Cayman Islands
Telephone: (345) 814-5688

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

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MaplesFS Limited
PO Box 1093
Queensgate House
Grand Cayman, KY1-1102
Cayman Islands
Telephone: (345) 814-5688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

With copies to:

Debbie P. Yee, P.C. Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Telephone: +1 713 836 3630	Cole Parker, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Telephone: +1 312 862 2000	Stuart Boyd Kirkland & Ellis International LLP 30 St Mary Axe London, EC3A 8AF United Kingdom Telephone: +44 20 7469 2000	Valerie Ford Jacob, Esq. Sebastian Fain, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 Telephone: +1 212 277 4000	Natasha Good Freshfields Bruckhaus Deringer LLP 100 Bishopsgate, London EC2P 2SR United Kingdom Telephone: +44 20 7936 4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.† ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-fourth of one redeemable warrant(3)	9,217,757	$10.36	(10)	$95,495,962.52	$10,418.61
Class A ordinary shares, par value 0.0001 per share(4)(9)	89,443,433	$9.91	(11)	$886,384,421.03	$96,704.54
Class B ordinary shares, par value 0.0001 per share(5)(9)	8,944,343	$9.91	(12)	$88,638,439.13	$9,670.45
Class C ordinary shares, par value 0.0001 per share(6)(9)	750,000,000	$2.55	(13)	$1,912,500,000	$208,653.75
Warrants(7)	41,254,590	$1.75	(14)	$72,195,532.50	$7,876.53
Class A ordinary shares, par value 0.0001 issuable on exercise of Warrants(8)(9)	41,254,590	$11.50	(15)	$474,427,785.00	$51,760.10
Total				$3,529,642,140.18	$385,083.98	(16)

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(1)      All securities being registered will be issued by Capri Listco, a Cayman Islands exempted company (“Listco”). In connection with the business combination described in the enclosed proxy statement/prospectus (the “Business Combination”), (a) Ajax I, a publicly traded Cayman Islands exempted company (“Ajax”) will merge with and into Listco with Listco continuing as the surviving entity, and all of the outstanding ordinary shares and warrants of Ajax will be cancelled in exchange for securities of Listco and (b) the existing shareholders of Cazoo Holdings Limited, a private limited company organized under the laws of England and Wales (“Cazoo”), will exchange their outstanding shares of Cazoo for a combination of Class C ordinary shares, par value $0.0001 per share of Listco (“Listco Class C Shares”), which will automatically convert into Class A ordinary shares, par value $0.0001 per share of Listco (the “Listco Class A Shares”), upon the expiration of the applicable lock-up period described in the enclosed proxy statement/prospectus, and aggregate cash consideration as described in the enclosed proxy statement/prospectus.

(2)      Computed in accordance with Rule 457(f) of the Securities Act.

(3)      Consists of up to 9,217,757 units of Listco (“Listco Units”), with each Listco Unit consisting of one Listco Class A Share and one-fourth of one redeemable warrant of Listco (each whole warrant exercisable for one Listco Class A Share at an exercise price of $11.50 per share (subject to adjustment)) (“Listco Warrants”). The Listco Units are issuable in exchange for up to 9,217,757 units of Ajax (“Ajax Units”), with each Ajax Unit consisting of one Class A ordinary share, par value $0.0001 per share of Ajax (the “Ajax Class A Shares”), and one-fourth of one redeemable warrant of Ajax (each whole warrant exercisable for one Ajax Class A Share at an exercise price of $11.50 per share (subject to adjustment)) (“Ajax Warrants”). Upon the consummation of the Business Combination, all Listco Units will be separated into their component securities.

(4)      Consists of (a) 80,499,090 Listco Class A Shares issuable in exchange for outstanding Ajax Class A Shares, including Ajax Class A Shares included in the outstanding Ajax Units, and (b) 8,944,343 Listco Class A Shares issuable upon conversion of the Class B ordinary shares, par value $0.0001 per share, of Listco (“Listco Class B Shares”) held by AJAX I Holdings, LLC (the “Sponsor”) upon the consummation of the Business Combination.

(5)      Consists of 8,944,343 Listco Class B Shares issuable in exchange for outstanding Class B ordinary shares, par value $0.0001 per share of Ajax (“Ajax Class B Shares”).

(6)      Consists of up to 750,000,000 Listco Class C Shares issuable to shareholders of Cazoo upon exchange of outstanding Cazoo shares.

(7)      Consists of Listco Warrants issuable in exchange for outstanding Ajax Warrants, including Ajax Warrants included in the outstanding Ajax Units and Ajax Warrants purchased by the Sponsor.

(8)      Consists of Listco Class A Shares issuable upon exercise of Listco Warrants.

(9)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-division, share dividends or similar transactions.

(10)    Based on the market price on May 11, 2021 of the Ajax Units.

(11)    Based on the market price on May 11, 2021 of the Ajax Class A Shares.

(12)    Based on the market price on May 11, 2021 of the Ajax Class A Shares.

(13)    Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of the Cazoo ordinary shares as of December 31, 2020. The book value of the Cazoo ordinary shares as of December 31, 2020 has been translated into U.S. Dollars at the rate on December 31, 2020 of £0.7327 to $1.00.

(14)    Based on the market price on May 11, 2021 of the Ajax Warrants.

(15)    Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(16)    Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 14, 2021

AJAX I
667 Madison Avenue
New York, NY 10065

NOTICE OF annual GENERAL MEETING
TO BE HELD ON           , 2021

TO THE SHAREHOLDERS OF AJAX I:

NOTICE IS HEREBY GIVEN that an annual general meeting (the “meeting”) of Ajax I, a Cayman Islands exempted company (“Ajax”), will be held at               , Eastern time, on               , 2021, at http://               and at the offices of               . In light of ongoing developments related to coronavirus (“COVID-19”), after careful consideration, Ajax has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of its shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of Ajax (the “Ajax Articles”), the physical location of the meeting shall be at the offices of               . You or your proxyholder will be able to attend and vote at the meeting online by visiting https://               and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the hybrid virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)     to consider and vote upon a proposal to approve, as an Ordinary Resolution, the business combination described in this proxy statement/prospectus (the “Business Combination” and such proposal, the “business combination proposal”), including the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ajax, Cazoo Holdings Limited (“Cazoo”) and Capri Listco (“Listco”), pursuant to which among other things:

(i)      (a) at least three business days prior to the closing of the Business Combination (the “Listco Closing Date”), MaplesFS Limited, as the sole shareholder of Listco, will transfer to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco will become a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, will adopt Listco’s amended and restated memorandum and articles of association (the “Listco Articles”) (to take effect as of the closing of the Business Combination (the “Closing”)), and (c) the day following the Listco Closing Date, Ajax will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger”). In connection with the Merger, each Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share”), warrant exercisable to purchase one Ajax Class A Share (an “Ajax Warrant”), and Ajax unit (consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant) (an “Ajax Unit”), issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Class A ordinary share, par value $0.0001 per share (a “Listco Class A Share”), Listco Class B ordinary share, par value $0.0001 per share (a “Listco Class B Share”), warrant exercisable to purchase one Listco Class A Share for $11.50 per share (a “Listco Warrant”), and Listco unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco Warrant) (a “Listco Unit”), respectively (such transactions, collectively, the “Reorganization”); and

(ii)    approximately two days following the completion of the Reorganization and at the Closing, pursuant to the Business Combination Agreement, subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding shares of Cazoo (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”) for a combination of Listco Class C ordinary shares, par value $0.0001 per share (the “Listco Class C Shares”), which will automatically convert into Listco Class A Shares upon the expiration of the applicable lock-up period described in this proxy statement/prospectus, and cash consideration (subject to a mix & match election described in greater detail in this proxy statement/prospectus);

(2)    to consider and vote upon a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of Listco Class C Shares to Cazoo Shareholders (and the Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment (as defined herein) (the “share issuance proposal”);

(3)    to consider and vote upon a proposal to approve, as an Ordinary Resolution, the Capri Listco 2021 Incentive Equity Plan (the “Listco Incentive Equity Plan”), which will become effective on the Closing Date and will be used by Listco following the Closing (the “incentive equity plan proposal”); and

(4)    to consider and vote upon a proposal to approve, as an Ordinary Resolution, the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Ajax is unable to consummate the Business Combination (the “adjournment proposal”).

These items of business are described in the attached proxy statement/prospectus, which Ajax encourages you to read in its entirety before voting. Only holders of record of Ajax Class A Shares and Ajax Class B Shares (together, the “Ajax Ordinary Shares”) at the close of business on,               2021 are entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

After careful consideration, Ajax’s board of directors has determined that the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal are fair to and in the best interests of Ajax and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the share issuance proposal, “FOR” the incentive equity plan proposal and “FOR” the adjournment proposal, if presented.

Consummation of the Business Combination is conditioned on the approval of the business combination proposal, the share issuance proposal and the incentive equity plan proposal (collectively, the “condition precedent proposals”).

All Ajax shareholders are cordially invited to attend the meeting in person or electronically via live webcast. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of Ajax Ordinary Shares, you may also cast your vote in person at the meeting or vote your shares electronically during the meeting via live webcast. If your Ajax Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Ajax Ordinary Shares or, if you wish to attend the meeting and vote in person or vote your shares electronically during the meeting via live webcast, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of Ajax Ordinary Shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Ajax Ordinary Shares you beneficially own are properly counted.

Thank you for your participation. Ajax looks forward to your continued support.

By Order of the Board of Directors

Daniel Och
Chairman of the Board of Directors and Chief Executive Officer

              , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR AJAX ORDINARY SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD YOUR AJAX CLASS A SHARES THROUGH AJAX UNITS, ELECT TO SEPARATE YOUR AJAX UNITS INTO THE UNDERLYING AJAX CLASS A SHARES AND AJAX WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE AJAX CLASS A SHARES AND (2) ELECT TO HAVE AJAX REDEEM YOUR AJAX CLASS A SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TRANSMIT YOUR AJAX CLASS A SHARES TO AJAX’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR AJAX CLASS A SHARES BY EITHER DELIVERING YOUR AJAX CLASS A SHARE CERTIFICATES TO THE TRANSFER AGENT OR BY DELIVERING YOUR AJAX CLASS A SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE AJAX CLASS A SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE AJAX CLASS A SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE AJAX CLASS A SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF AJAX SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated               , 2021 and is first being mailed to Ajax shareholders on or about               , 2021.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2021

PROXY STATEMENT FOR annual GENERAL MEETING OF AJAX I

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PROSPECTUS FOR UP TO 9,217,757 UNITS, 89,443,433 CLASS A ORDINARY SHARES, 8,944,343 CLASS B ORDINARY SHARES, 750,000,000 CLASS C ORDINARY SHARES, 41,254,590 WARRANTS
AND 41,254,590 CLASS A ORDINARY SHARES UNDERLYING WARRANTS
OF Capri Listco

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The board of directors of Ajax I (“Ajax,” “we,” “us,” and “our”) has unanimously approved the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and among Ajax, Cazoo Holdings Limited (“Cazoo”) and Capri Listco (“Listco”), which, among other things, provides that (i) Ajax will merge with and into Listco, with Listco continuing as the surviving company, (ii) Listco will acquire all of the issued and outstanding shares of Cazoo via exchange for a combination of shares of Listco and aggregate cash consideration of up to $605 million and (iii) Listco will become tax resident in the United Kingdom following the consummation of the Business Combination. Upon consummation of the Business Combination, shareholders of Ajax and Cazoo will become shareholders of Listco, and Listco will change its name to “Cazoo Group Ltd”. The terms used in this introduction are defined in greater detail below in this proxy statement/prospectus under the caption “Frequently Used Terms.”

Pursuant to the Business Combination Agreement, (a) at least three business days prior to the closing of the Business Combination (the “Listco Closing Date”), MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, as the sole shareholder of Listco (“MaplesFS Limited”), will transfer to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco will become a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, will adopt Listco’s amended and restated memorandum and articles of association (the “Listco Articles”) (to take effect as of the closing of the Business Combination (the “Closing”)) and (c) following the Listco Closing Date, Ajax will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the foregoing, the “Reorganization”). Approximately two days following the completion of the Reorganization and at the Closing, pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding shares of Cazoo (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”).

In connection with the Merger, each Ajax unit (an “Ajax Unit”) (consisting of one Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), and one-fourth of one redeemable warrant of Ajax, each whole warrant exercisable to purchase one Ajax Class A Share for $11.50 per share (an “Ajax Warrant”)), Ajax Class A Share, Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share” and, together with the Ajax Class A Shares, the “Ajax Ordinary Shares”), and Ajax Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco unit (a “Listco Unit”) (consisting of one Listco Class A ordinary share, par value $0.0001 per share (a “Listco Class A Share”), and one-fourth of one redeemable warrant of Listco, each whole warrant exercisable to purchase one Listco Class A Share for $11.50 per share (a “Listco Warrant”)), Listco Class A Share, Listco Class B ordinary share, par value $0.0001 per share (a “Listco Class B Share”), and Listco Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

Upon Closing, Listco will acquire the Cazoo Shares for a combination of Listco Class C ordinary shares, par value $0.0001 per share (the “Listco Class C Shares” and, together with the Listco Class A Shares and the Listco Class B Shares, the “Listco Ordinary Shares”), and aggregate cash consideration of up to $605 million pursuant to a mix & match election described in greater detail in this proxy statement/prospectus. Subject to certain exceptions, the Listco Class C Shares will be non-transferrable until the earlier of (a) the date that is six (6) months following the date of the Closing (the “Closing Date”) and (b) the date on which the last reported sale price of the Listco Class A Shares on the New York Stock Exchange (“NYSE”) equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date (the “Listco Class C Lock-Up Period”). Upon expiration of the Listco Class C Lock-Up Period, such Listco Class C Shares will automatically convert into Listco Class A Shares on a one-for-one basis in accordance with the Listco Articles.

Proposals to approve the Business Combination and the other matters discussed in this proxy statement/prospectus will be presented at the annual general meeting of shareholders of Ajax scheduled to be held at           , Eastern time               , on           , 2021, at http://             and at the offices of            (the “meeting”). In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, Ajax has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of Ajax’s shareholders, directors and management team. You or your proxyholder will be able to attend and vote at the meeting online by visiting https://             and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the hybrid virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Only holders of record of Ajax Ordinary Shares at the close of business on           , 2021 are entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

At the meeting, Ajax Shareholders will be asked to consider and vote upon:

(1)    a proposal to approve, as an Ordinary Resolution, the Business Combination, including the Business Combination Agreement (the “business combination proposal”);

(2)    a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of Listco Class C Shares to Cazoo Shareholders (and the Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment (as defined herein) (the “share issuance proposal”);

(3)    a proposal to approve, as an Ordinary Resolution, the Capri Listco 2021 Incentive Equity Plan (the “Listco Incentive Equity Plan”), which will become effective on the Closing Date and will be used by Listco following the Closing (the “incentive equity plan proposal”); and

(4)   a proposal to approve, as an Ordinary Resolution, the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Ajax is unable to consummate the Business Combination (the “adjournment proposal”).

Consummation of the Business Combination is conditioned on the approval of the business combination proposal, the share issuance proposal and the incentive equity plan proposal (collectively, the “condition precedent proposals”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which Ajax encourages you to read carefully and in its entirety before voting. Only holders of record of Ajax Ordinary Shares at the close of business on           , 2021 are entitled to notice of the meeting and to vote and have their votes counted at the annual general meeting and any adjournments or postponements thereof.

The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The Listco Articles are attached to this proxy statement/prospectus as Annex B. The Listco Incentive Equity Plan is attached to this proxy statement/prospectus as Annex C.

Ajax Units, Ajax Class A Shares and Ajax Warrants are currently listed on the NYSE under the symbols AJAX.U, AJAX and AJAX WS, respectively. Listco intends to apply for listing, to be effective at the time of the Closing, of the Listco Class A Shares on the NYSE under the symbol “CZOO.” It is a condition to the consummation of the Business Combination that the Listco Class A Shares are approved for listing on the NYSE (including the Listco Class A Shares resulting from any conversion of the Listco Class C Shares to Listco Class A Shares), subject to official notice of issuance thereof, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by the parties.

Concurrently with the execution and delivery of the Business Combination Agreement, Listco, Ajax and certain investors, including Ajax’s sponsor, Ajax I Holdings, LLC (the “Sponsor”), and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which the PIPE Investors have committed to purchase, concurrently with the closing of the Business Combination, in the aggregate, 80,000,000 Listco Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000 (the “PIPE Investment”).

As a result of the Business Combination, assuming that no public shareholders of Ajax elect to redeem their Ajax Class A Shares for cash in connection therewith as permitted by Ajax’s amended and restated memorandum and articles of association, the Listco Ordinary Shares to be outstanding immediately after the Business Combination will be owned as follows: the Cazoo Shareholders will own approximately 81.3% (which includes participation of certain existing Cazoo Shareholders in the PIPE Investment); the former public shareholders of Ajax will own approximately 10.6%; the Sponsor and Ajax’s directors and officers will own approximately 3.8% (which includes participation in the PIPE Investment); and the other PIPE Investors will own approximately 4.3%. If 60,499,090 Ajax Class A Shares (the maximum number of Ajax Class A Shares that can be redeemed while still satisfying the condition to the consummation of the Business Combination requiring a minimum of $1,000,000,000 of Aggregate Transaction Proceeds (as defined herein)) are redeemed for cash, such percentages will be approximately 89.1%, 2.7%, 3.8% and 4.4%, respectively. The ownership percentages set forth above do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options (as defined herein) at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles.

The Sponsor, which holds approximately 10.0% of the issued and outstanding share capital of Ajax, executed a Sponsor Letter Agreement with Cazoo and Ajax pursuant to which, among other things, it agreed to vote all Ajax Ordinary Shares beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by Ajax’s board of directors at the meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the meeting of Ajax’s shareholders. You should carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2021, and is first being mailed to Ajax shareholders on or about           , 2021.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Capri Listco (“Listco”) constitutes a prospectus of Listco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This document also constitutes a notice of the annual general meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the annual general meeting of Ajax at which Ajax shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

Upon consummation of the Business Combination, Listco will be known as “Cazoo Group Ltd”.

References to “U.S.$”, “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. References to “Pound(s) Sterling,” “GBP” and “£” in this proxy statement/prospectus are to the legal currency of the United Kingdom. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

Information on the websites of Ajax and Cazoo is not included or incorporated by reference in the registration statement of which this proxy statement/prospectus forms a part.

FINANCIAL STATEMENT PRESENTATION

Ajax I

The historical financial statements of Ajax were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

Cazoo Holdings Limited

Cazoo’s audited consolidated financial statements for the years ended December 31, 2020 and 2019 and the period October 15, 2018 (inception) through December 31, 2018 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are reported in Pounds Sterling.

Cazoo refers in various places in this proxy statement/prospectus to adjusted EBTDA, a non-IFRS financial measure, which is more fully explained in “Selected Historical Financial Information — Cazoo Holdings Limited — Non-IFRS Financial Measures” and “Management’s Discussion of Financial Condition and Results of Operations of Cazoo.” The presentation of the non-IFRS information is not meant to be considered in isolation or as a substitute for Cazoo’s consolidated financial results prepared in accordance with IFRS.

Capri Listco

Listco was incorporated on March 24, 2021 for the purpose of effectuating the transactions described herein. Listco has no material assets and does not operate any businesses. Accordingly, no financial statements of Listco have been included in this proxy statement/prospectus. Following the Business Combination, Listco will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements in accordance with IFRS with transactions denominated in Pounds Sterling. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in Pounds Sterling.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Cazoo, Ajax and Listco and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Cazoo presents industry data, forecasts, information and statistics regarding the markets in which it operates and/or may operate as well as its analysis of statistics, data and other information that it has derived from third parties, including independent consultant reports (including OC&C Strategy Consultants LLP, UK’s report dated March, 2021 (referred to herein as “OC&C”)), publicly available information, various industry publications and other published industry sources. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with Cazoo’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Business of Cazoo,” “Industry,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo” and other sections of this proxy statement/prospectus.

Cazoo commissioned an independent market study from OC&C on the used and new car market in Europe and “B2B” used vehicle transactions, online used car sales and the car subscription market in the UK, dated March 2021, (the “OC&C Report”). Cazoo has not independently verified any of the market data or other information included in the OC&C Report, nor has it asked OC&C to modify or otherwise adjust the OC&C Report.

Although Cazoo believes that these third-party sources are reliable, it does not guarantee the accuracy or completeness of this information, and it has not independently verified this information. Accordingly Cazoo makes no representation or warranty as to the accuracy of any such information from third-party studies included in this proxy statement/prospectus. Prospective investors are advised to consider these data with caution. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. Forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on Cazoo’s good faith estimates, which are derived from management’s knowledge of Cazoo’s industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, including the size of certain markets and Cazoo’s size or position and the positions of its competitors within these markets, including services relative to competitors, are based on estimates by Cazoo. These estimates have been derived from management’s knowledge and experience in the markets in which Cazoo operates and/or may operate, as well as information obtained from surveys, reports by market research firms, Cazoo’s customers, suppliers, trade and business organizations and other contacts in the markets in which Cazoo operates and/or may operate and have not been verified by independent sources. Unless otherwise noted, all of Cazoo’s market share and market position information presented in this proxy statement/prospectus is an approximation.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, all references to “Cazoo,” “we,” “us,” “our,” “Listco” or the “Company” refer to (i) Capri Listco prior to the consummation of the Business Combination and to (ii) Cazoo Group Ltd following the consummation of the Business Combination.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“adjournment proposal” means the proposal to approve, as an Ordinary Resolution, the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Ajax is unable to consummate the Business Combination.

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Aggregate Transaction Proceeds” means the cash in Ajax’s trust account (after giving effect to any shareholder redemptions) plus the aggregate proceeds received by Listco from the PIPE Investors.

“Ajax” means Ajax I, a Cayman Islands exempted company.

“Ajax Articles” means Ajax’s current amended and restated memorandum and articles of association.

“Ajax Class A Shares” means Ajax’s Class A ordinary shares, par value $0.0001.

“Ajax Class B Shares” means Ajax’s Class B ordinary shares, par value $0.0001.

“Ajax Ordinary Shares” means the Ajax Class A Shares together with the Ajax Class B Shares.

“Ajax Unit” means a unit of Ajax consisting of (a) one Ajax Class A Share and (b) one-fourth of one redeemable Ajax Warrant.

“Ajax Warrants” means, collectively, the private and public warrants of Ajax, each entitling the holder to purchase one Ajax Class A Share per warrant at a price of $11.50 per share.

“Brexit” means the United Kingdom (“UK”) leaving the EU.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021, by and among Ajax, Listco and Cazoo (as the same may be further amended, supplemented or otherwise modified from time to time).

“business combination proposal” means the proposal to approve, as an Ordinary Resolution, the Business Combination described in this proxy statement/prospectus.

“CAGR” means compounded annual growth rate.

“Cazoo” means Cazoo Holdings Limited, a private limited company organized under the law of England and Wales.

“Cazoo Options” means the issued and outstanding options to acquire Cazoo Shares as of the Closing.

“Cazoo Shares” means the issued and outstanding shares of Cazoo as of the Closing.

“Cazoo Shareholders” means the holders of Cazoo Shares.

“Cazoo Warrants” means the issued and outstanding warrants of Cazoo.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of closing of the Business Combination as contemplated by the Business Combination Agreement.

“Cluno” means Cluno GmbH and its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“condition precedent proposals” means, collectively, the business combination proposal, the share issuance proposal and the incentive equity plan proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“DMGV” means DMGV Limited.

“Drag Along Notice” means the drag along notice in respect of the Business Combination to be issued by certain Cazoo Shareholders pursuant to the articles of association of Cazoo.

“Drover” means Drover Limited and its subsidiaries.

“DTC” means the Depository Trust Company.

“Effective Time” means the effective time of the Merger, which shall be as of 12:01 a.m. on the day after the Listco Closing Date.

“EU” means the European Union.

“FCA” means the UK Financial Conduct Authority and any successor authority thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” means the EU’s General Data Protection Regulation 2016/679, as amended.

“Group” means Cazoo Holdings Limited and its subsidiaries prior to consummation of the Business Combination.

“HMRC” means HM Revenue & Customs.

“HP” means hire purchase plans.

“IFRS” means the International Financial Reporting Standards, as issued by the IASB.

“Imperial” means Imperial Car Supermarkets Limited.

“incentive equity plan proposal” means the proposal to approve, as an Ordinary Resolution, the Listco Incentive Equity Plan, which will become effective on the Closing Date and will be used by Listco following the Closing.

“Investor Rights Agreement” means the Investor Rights Agreement, to be dated as of the Closing Date, by and among Listco, the Sponsor and the other investors party thereto.

“IPO” means Ajax’s October 30, 2020 initial public offering of units, with each unit consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant, raising total gross proceeds of $804,990,900.

“IT” means information technology.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Listco” means (i) Capri Listco, a Cayman Islands exempted company, prior to the consummation of the Business Combination and (ii) Cazoo Group Ltd, a Cayman Islands exempted company, following the consummation of the Business Combination.

“Listco Articles” means the amended and restated memorandum and articles of association of Listco, which will be in effect upon the consummation of the Business Combination.

“Listco Board” means the board of directors of Listco following consummation of the Business Combination.

“Listco Class A Shares” means the Listco Class A ordinary shares, par value $0.0001.

“Listco Class B Shares” means the Listco Class B ordinary shares, par value $0.0001.

“Listco Class C Lock-Up Period” means the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Listco Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

“Listco Class C Shares” means the Listco Class C ordinary shares, par value $0.0001.

“Listco Closing Date” means the second business day following the satisfaction (or, to the extent permitted by applicable law, waiver in writing) of the conditions set forth in Article VI in the Business Combination Agreement, but in no event earlier than three business days prior to Closing or on such other date and at such place or time as may be agreed to in writing by Listco, Ajax and Cazoo.

“Listco Incentive Equity Plan” means the incentive equity plan to be adopted by the board of directors of Ajax pursuant to which members of the board of directors, employees and consultants of Listco and its affiliates may receive awards following consummation of the Business Combination.

“Listco Ordinary Shares” means the Listco Class A Shares together with the Listco Class B Shares and Listco Class C Shares.

“Listco Public Warrants” means the Listco warrants issued in exchange for the public warrants.

“Listco Sponsor Warrants” means the Listco Warrants issued in exchange for the private placement warrants.

“Listco Unit” means a unit consisting of one Listco Class A Share and one-fourth of one redeemable Listco Warrant.

“Listco Warrant” means a warrant exercisable to purchase one Listco Class A Share for $11.50 per share, and includes the Listco Public Warrants and the Listco Sponsor Warrants.

“MaplesFS Limited” means MaplesFS Limited, a company incorporated under the laws of the Cayman Islands.

“meeting” means the annual general meeting of Ajax shareholders, called for the purpose of approving the Business Combination and the proposals set forth herein, which shall also constitute the annual general meeting of Listco for 2021 for purposes of the NYSE listing rules.

“Merger” means the merger of Ajax with and into Listco following the Listco Closing Date, with Listco continuing as the surviving entity.

“NYSE” means the New York Stock Exchange.

“OC&C” means OC&C Strategy Consultants LLP, UK.

“OEMs” means original equipment manufacturers.

“Ordinary Resolution” means a resolution passed by the affirmative vote of a simple majority of the votes cast by shareholders of Ajax entitled to vote at the meeting.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCP” means personal contract purchase plans.

“PIPE Investment” means the sale of 80,000,000 PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $800,000,000, in a private placement.

“PIPE Investors” means those certain investors that entered into Subscription Agreements in relation to the PIPE Investment.

“PIPE Shares” means an aggregate of 80,000,000 Listco Class A Shares to be issued to PIPE Investors in the PIPE Investment.

“Plan of Merger” means the plan of merger with respect to the Merger.

“private placement warrants” means the warrants entitling their holders to purchase Ajax Class A Shares at an exercise price of $11.50 per share, subject to adjustment, initially sold by Ajax to the Sponsor.

“public shares” means the Ajax Class A Shares issued in the IPO held by entities other than the Sponsor.

“public warrants” means the Ajax Warrants issued as part of the Ajax Units in the IPO.

“RAC” means Royal Automobile Club.

“Registration Statement” means the certain registration statement on Form F-4 filed by Listco with the SEC of which this proxy statement/prospectus forms a part.

“Reorganization” means, collectively, (a) the transfer by MaplesFS Limited, as the sole shareholder of Listco, to Ajax of all of the issued and outstanding equity securities of Listco on the Listco Closing Date, as a result of which Listco will become a wholly-owned subsidiary of Ajax, (b) the adoption by Ajax, as the sole shareholder of Listco, of the Listco Articles (to take effect as of the Closing), and (c) the Merger.

“Rollover Options” means the Cazoo Options (whether vested or unvested) that are not exercised or are not cancelled in exchange for a cash payment at the Closing, which will be cancelled and replaced by an option to purchase an equivalent value of Listco Class C Shares.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“sat nav” means satellite navigation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEO” means search engine optimization.

“share issuance proposal” means a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of Listco Class C Shares to Cazoo Shareholders (including the Listco Class A Shares resulting from any conversion of the Listco Class C Shares to the Listco Class A Shares) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment.

“Smart Fleet” means Smart Fleet Solutions Limited.

“Sponsor” means Ajax I Holdings, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the Sponsor Letter Agreement dated March 29, 2021, by and among the Sponsor, Cazoo and AJAX.

“Subscription Agreements” means those subscription agreements entered into by Listco, Ajax and the PIPE Investors with respect to the PIPE Investment, pursuant to the Business Combination Agreement.

“Termination Date” means October 29, 2021.

“Transaction Support Agreements” means the Transaction Support Agreements each dated March 29, 2021, by and among AJAX, Listco, Cazoo and holders of a majority of each of Cazoo’s outstanding series A shares, series B shares, series C shares and ordinary shares.

“Transfer Agent” means                 .

“trust account” means the U.S.-based trust account maintained by the Trustee pursuant to the Investment Management Trust Agreement, dated October 27, 2020, by and between Ajax and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“UK” means the United Kingdom.

“UK DPA” means the United Kingdom’s Data Protection Act 2018.

“UK GDPR” means the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 27, 2020, between Ajax and the Trustee.

“$” or “U.S.$” or “U.S. Dollar” means the lawful currency of the United States of America.

“£” or “GBP” or “Pound(s) Sterling” means the lawful currency of the United Kingdom.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the meeting and the proposals to be presented at the meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to Ajax shareholders. Shareholders are urged to carefully read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the meeting.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Ajax, Listco and Cazoo have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Ajax encourages its shareholders to read it in its entirety. Ajax’s shareholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement, pursuant to which:

(i)     (a) On the Listco Closing Date, MaplesFS Limited, as the sole shareholder of Listco will transfer to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco will become a wholly-owned subsidiary of Ajax, (b) Ajax, the sole shareholder of Listco, will adopt the Listco Articles (to take effect as of the Closing) and (c) following the Listco Closing Date, Ajax will be merged with and into Listco, with Listco continuing as the surviving entity. In connection with the Merger, each Ajax Unit, Ajax Class A Share, Ajax Class B Share and Ajax Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Unit, Listco Class A Share, Listco Class B Share and Listco Warrant, respectively.

(ii)    Approximately two days following the completion of the Reorganization and at the Closing, Listco will acquire all of the issued and outstanding Cazoo Shares from the Cazoo Shareholders for a combination of Listco Class C Shares and aggregate cash consideration of up to $605 million pursuant to a mix & match election. Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C Shares each such Cazoo Shareholder will receive. Subject to certain exceptions, the Listco Class C Shares will be non-transferrable until the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Listco Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date. Upon expiration of the Listco Class C Lock-Up Period, such Listco Class C Shares will automatically convert into Listco Class A Shares in accordance with the Listco Articles. Effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

Upon consummation of the transactions contemplated by the Business Combination Agreement, Listco will subsequently be renamed as “Cazoo Group Ltd”. See the section entitled “The Business Combination Proposal.”

Q.     Are there any other matters being presented to shareholders at the meeting?

A.     In addition to voting on the Business Combination, the shareholders of Ajax will vote on the following:

1.      a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of Listco Class C Shares to Cazoo Shareholders (and the Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment (the “share issuance proposal”);

2.      a proposal to approve, as an Ordinary Resolution, the Capri Listco 2021 Incentive Equity Plan (the “Listco Incentive Equity Plan”), which will become effective on the Closing Date and will be used by Listco following the Closing (the “incentive equity plan proposal”); and

3.      a proposal to approve, as an Ordinary Resolution, the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Ajax is unable to consummate the Business Combination (the “adjournment proposal”).

See the sections entitled “The Share Issuance Proposal,” “The Incentive Equity Plan Proposal” and “The Adjournment Proposal.”

Q.     Are any of the proposals conditioned on one another?

A.     The Closing of the Business Combination is conditioned on the approval of each of the condition precedent proposals. Approval of the adjournment proposal is not conditioned on the approval of any other proposal at the meeting. It is important to note that in the event that any condition precedent proposal is not approved, then Ajax will not consummate the Business Combination. If Ajax does not consummate the Business Combination and fails to complete an initial business combination by October 30, 2022 or amend the Ajax Articles to extend the date by which Ajax must consummate an initial business combination, Ajax will be required to liquidate and dissolve.

The vote of Ajax shareholders is important. Ajax shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     I am an Ajax warrantholder. Why am I receiving this proxy statement/prospectus?

A.     Upon consummation of the Merger, each Ajax Warrant will be cancelled and exchanged for one Listco Warrant, and thereafter will entitle the holders thereof to purchase Listco Class A Shares (and not Ajax Class A Shares) at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Listco and the business of Listco and its subsidiaries following consummation of the Business Combination. Ajax urges you to read the information contained in this proxy statement/prospectus carefully.

Q.     Why is Ajax proposing the business combination proposal?

A.     Ajax was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On October 30, 2020, Ajax completed its initial public offering of units, with each Ajax Unit consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant, raising total gross proceeds of approximately $804,990,900. Since the IPO, Ajax’s activity has been limited to the evaluation of business combination candidates.

Cazoo is an online car retailer aiming to transform the car buying experience across the UK and Europe, making it much like buying any other product online, by allowing consumers to purchase, finance or subscribe to a car entirely online for either delivery or collection in as little as 72 hours. Based on its due diligence investigation of Cazoo and the industry in which it operates, including the financial and other information provided by Cazoo in the course of their negotiations in connection with the Business Combination Agreement, Ajax’s board of directors believes that the business combination with Cazoo presents a highly attractive business combination opportunity and is in the best interests of Ajax shareholders. Ajax’s board of directors believes that, based on its review and consideration, the Business Combination with Cazoo presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Ajax shareholder approval of the Business Combination is required by the Business Combination Agreement and the Ajax Articles, as well as to comply with the NYSE Listing Rule 312.03. Approval of the business combination proposal is cross-conditioned on the approval of the other condition precedent proposals. See the section entitled “The Business Combination Proposal — Ajax’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.     Why is Ajax proposing the share issuance proposal?

A.     Ajax is proposing the share issuance proposal in order to comply with NYSE Listing Rule 312.03, which requires shareholder approval of certain transactions that result in (i) the issuance of 20% or more of a company’s outstanding voting power or common shares outstanding before the issuance of shares or securities and (ii) a change of control of an issuer. Ajax anticipates that Listco will issue up to 750,000,000 Listco Class C Shares to the Cazoo Shareholders (and up to 750,000,000 Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and 80,000,000 Listco Class A Shares to the PIPE Investors, and that such issuances will, in the aggregate, constitute (i) more than 20% of the Ajax Class A Shares outstanding immediately prior to the Closing and (ii) a change of control of Ajax. Approval of the share issuance proposal is cross-conditioned on the approval of the other condition precedent proposals. For more information, see the section entitled “The Share Issuance Proposal.”

Q.     Why is Ajax proposing the incentive equity plan proposal?

A.     The purpose of the Listco Incentive Equity Plan will be to promote the success and enhance the value of Listco and its subsidiaries by linking the individual interests of the members of the board of directors, employees, and consultants to those of Listco shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Listco shareholders. The Listco Incentive Equity Plan will also provide flexibility to Listco in its ability to motivate, attract, and retain the services of members of the board of directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of Listco’s operation will be largely dependent. The Listco Incentive Equity Plan will become effective on the Closing Date and will be used by Listco on a going-forward basis following the Closing. Approval of the incentive equity plan proposal is cross-conditioned on the approval of the other condition precedent proposals.

Q.     What will Ajax shareholders receive in the Business Combination?

A.     In connection with the Merger, each Ajax Unit (consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant), Ajax Class A Share, Ajax Class B Share and Ajax Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco Warrant, each whole warrant exercisable to purchase one Listco Class A Share for $11.50 per share), Listco Class A Share, Listco Class B Share, and Listco Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

Q.     What is the amount of cash and/or the number of Listco Class C Shares that a Cazoo Shareholder will be entitled to receive for their Cazoo Shares?

A.     Each Cazoo Shareholder is entitled to receive a default mix of cash and Listco Class C Shares for each Cazoo Share held. The exact amount of cash and Listco Class C Shares per Cazoo Share will be determined shortly before Closing in accordance with the Business Combination Agreement. In the Business Combination, each Cazoo Shareholder has the right to make a “mix & match” election with respect to each of its Cazoo Shares. Pursuant to the “mix & match” election a Cazoo Shareholder may state their preference to receive, with respect to each Cazoo Share he, she or it holds, instead of the default mix of cash and Listco Class C Shares, either an all cash or an all share consideration. The “mix & match” elections will be done on a share-by-share basis and, consequently, a Cazoo Shareholder can make different elections in relation to each Cazoo Share held. The “mix & match” mechanism, however, will be subject to proration to ensure that the total amount of cash paid and the total number of Listco Class C Shares issued in the Business Combination to Cazoo Shareholders as a whole are equal to the total amount of cash and number of Listco Class C Shares that would have been paid and issued if all Cazoo Shareholders received the default mix of consideration. Therefore:

•        If providing an all cash consideration for all Cazoo Shares for which an all cash election was made would result in a total cash consideration that is higher than the total cash consideration due if the default consideration mix would be paid for all Cazoo Shares, then the amount of cash per Cazoo Share to be received by holders making a cash election will be reduced (pro rata across all outstanding Cazoo Shares subject to a cash election), so that the aggregate cash paid to all Cazoo Shareholders is equal to the default cash amount per share, and the remainder of the consideration in respect of outstanding Cazoo Shares subject to a cash election will be payable in Listco Class C Shares and cash in lieu of fractional shares.

•        If providing an all share consideration for all Cazoo Shares for which an all share election was made would result in a total number of issuable Listco Class C Shares that is higher than the total number of Listco Class C Shares issuable if the default consideration mix would be paid for all Cazoo Shares, then the number of Listco Class C Shares per Cazoo Share to be received by holders making a share election will be reduced (pro rata across all outstanding Cazoo Shares subject to a share election), so that the aggregate number of Listco Class C Shares issued to all Cazoo Shareholders is equal to the default number of Listco Class C Shares per share, and the remainder of the consideration in respect of outstanding Cazoo Shares subject to a share election will be payable in cash.

Q.     What is the amount of cash and/or number of Listco Class C Shares that a Cazoo Shareholder would be entitled to receive for their Cazoo Shares if all Cazoo Shareholders received the default mix of consideration?

A.     The exact amount of cash and number of Listco Class C Shares to be paid in the default mix of consideration is subject to final determination before Closing pursuant to the provisions of the Business Combination Agreement and is dependent upon, among other things, the number of Ajax Class A Shares redeemed, the amount of unpaid transaction expenses of the parties and the exchange rate between GBP and USD. If there are no Ajax Class A Shares redeemed, the transaction expenses are as estimated, and the GBP/USD exchange rate remains stable between the signing of the Business Combination Agreement and Closing, the parties currently expect the default mix of consideration to be paid in respect of each Cazoo Share to be approximately 9.35% cash (equaling a total of $605 million) and 90.65% Listco Class C Shares. However, in the event a maximum number of Ajax Class A Shares are redeemed (redemptions any higher than this causing the $1,000,000,000 minimum Aggregate Transaction Proceeds condition to not be satisfied), the total cash proceeds for Cazoo Shareholders fall to $55 million or 0.85% of the total consideration value. In this event, for every percentage point the GBP appreciates towards the USD until Closing relative to the spot rate at signing of 1.379, the cash portion of the consideration due to Cazoo Shareholders will decrease by another $8.4 million or 0.13 percentage points and will be zero if the GBP/USD exchange rate rises to 1.469 or above, in which case Cazoo Shareholders would receive the entire consideration for their Cazoo Shares in Listco Class C Shares.

Q.     What equity stake will current Ajax shareholders, the PIPE Investors, the Sponsor and Ajax’s directors and officers, and the current Cazoo shareholders hold in Listco following the closing of the Business Combination?

A.     It is anticipated that, upon completion of the Business Combination, assuming no redemptions of Ajax public shares, the Listco Ordinary Shares will be owned as follows: the Cazoo Shareholders will own approximately 81.3% (which includes participation of certain existing Cazoo Shareholders in the PIPE Investment); the former public shareholders of Ajax will own approximately 10.6%; the Sponsor and Ajax’s directors and officers will own approximately 3.8% (which includes participation in the PIPE Investment); and the other PIPE Investors will own approximately 4.3%. The ownership percentages set forth above do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants to purchase Listco Class A Shares at an exercise price of $11.50 per share that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles.

For more information, please see the sections entitled “Beneficial Ownership of Securities,” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Q.     What are the terms of the Listco Articles to be adopted in connection with the Business Combination?

A.     The Listco Articles will provide that Listco’s authorized capital will consist of $215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of U.S.$0.0001 each and 5,000,000 preference shares of a par value of U.S.$0.0001 each. Under the Listco Articles, the Listco Board will be authorized to issue preference shares in one or more series without shareholder approval. The Listco Board will have the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of Listco’s authorized but unissued shares.

Subject to certain exceptions, the Listco Class C Shares will be non-transferrable until the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Listco Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date (together, the “Listco Class C Lock-Up Period”). At the conclusion of the Listco Class C Lock-Up Period, each issued and outstanding Listco Class C Share will automatically be converted into one Listco Class A Share in accordance with the Listco Articles.

The initial Listco Board shall consist of nine directors. The Listco Board may, by Ordinary Resolution (simple majority standard), change the number of directors authorized. Listco will have a classified board with staggered elections, consisting of three (3) classes of directors with, initially, three (3) directors in each class. The Listco Articles will permit directors to appoint alternate directors. Directors may be removed only for cause by a special resolution, which will require the approval of 66⅔% of shareholders who vote at a general meeting when there is a quorum present.

The quorum required for a general meeting of shareholders will consist of at least one (1) shareholder, present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, and entitled to vote, holding in aggregate not less than one-third (1/3) of the voting power of the shares in issue carrying a right to vote at such meeting. If the Listco Board proposes to vary the rights of shares, the necessary quorum will be at least one (1) person holding or representing by proxy at least one-third (1/3) of the issued shares of the class. To the extent that a class may vote separately from other classes, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third (1/3) of the Listco Class A Shares, Listco Class B Shares and Listco Class C Shares, respectively.

Q.     What is Cazoo?

A.     Cazoo is an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. Cazoo seeks to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. Since its launch in the UK in December 2019, the Group has sold more than 25,000 used cars to customers across the UK. The Group has recently expanded its business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and is already the leading consumer car subscription player in Europe with over 6,000 subscribers. This expansion was achieved via the acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which will be fully integrated into the Cazoo platform over the coming months and Cazoo plans to launch its full proposition in France and Germany later in 2021. The Group also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which will allow the Group to transition its vehicle reconditioning activities in the UK fully in house by the end of the second quarter of 2021.

Q.     What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of Ajax Ordinary Shares and/or Ajax Warrants?

A.     As described more fully under the section entitled “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations,” it is intended that (a) the Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the PIPE Investment, together with the acquisition by Listco of all of the issued and outstanding securities of Cazoo, qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code.

Accordingly, it is expected that for U.S. federal income tax purposes, U.S. holders of Ajax Ordinary Shares and/or Ajax Warrants that exchange such Ajax Ordinary Shares and/or Ajax Warrants, respectively, for Listco Ordinary Shares and/or warrants to purchase Listco Ordinary Shares in the Merger and related transactions generally should not recognize gain or loss.

If the exchange by U.S. holders of Ajax Ordinary Shares and/or Ajax Warrants and the acquisition of Listco Ordinary Shares and/or warrants to purchase Listco Ordinary Shares by such U.S. holders in exchange therefor resulting from the Merger, together with the related transactions, is not treated as a “reorganization” qualifying for non-recognition of gain or loss under Section 368(a)(1)(F) of the Code, then a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the Listco Ordinary Shares (and, if such U.S. holders also hold Ajax Warrants that convert into warrants to purchase Listco Ordinary Shares, the converted warrants) received over (ii) such U.S. holder’s adjusted tax basis in such Ajax Ordinary Shares (and Ajax Warrants, if any).

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations.”

Q.     What are the U.S. Federal income tax consequences of exercising my redemption rights?

A.     The receipt of cash by a U.S. holder of Ajax Ordinary Shares in redemption of such shares will generally be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q.     Did Ajax’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Ajax’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The officers and directors of Ajax and Ajax’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Ajax’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Ajax’s officers and directors and Ajax’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Ajax’s board of directors in valuing Cazoo’s business.

Q.     Do I have redemption rights?

A.     If you are a holder of public shares, you have the right to demand that Ajax redeem such shares for a pro rata portion of the cash held in Ajax’s trust account, including interest earned on the trust account. Ajax sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Q.     Will how I vote on the business combination proposal affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights irrespective of whether you vote your public shares for or against the business combination proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q.     How do I exercise my redemption rights?

A.     If you are a holder of public shares or Ajax Units and wish to exercise your redemption rights, you must (i) if you hold your public shares through Ajax Units, elect to separate your Ajax Units into the underlying public shares and Ajax Warrants and (ii) prior to 5:00 p.m., Eastern time, on           , 2021, (a) submit a written request to the Transfer Agent that Ajax redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent physically or electronically using the Depository Trust Company’s (“DTC”) DWAC (Deposit and Withdrawal at Custodian) System. Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $          , or $          per public share, as of        , 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with Ajax’s consent, until the Closing. If you deliver your public shares for redemption to the Transfer Agent and later decide to withdraw such request prior to the deadline for submitting redemption requests, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the business combination proposal at the meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

If the redemption demand is properly made as described above, then, if the Business Combination is consummated, Ajax will redeem these public shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your public shares for cash and will not be entitled to Listco Class A Shares upon consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Ajax Warrants that you may hold. Your Ajax Warrants will become exercisable to purchase Listco Class A Shares in lieu of Ajax Class A Shares for a purchase price of $11.50 upon consummation of the Business Combination.

The holders of Ajax Warrants have no redemption rights with respect to such securities.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     Neither Ajax shareholders nor Ajax warrantholders have appraisal rights under the Companies Act in connection with the Business Combination. See the section entitled “Meeting of Ajax Shareholders — Appraisal Rights.” While the Companies Act provides for dissent rights on statutory mergers, section 239 of the Companies Act provides that dissent rights are not available in circumstances where the consideration under the merger consists of shares listed on a recognized exchange, which will ultimately be the case with the Merger following consummation of the Business Combination. In addition, the right of a dissenter is to receive fair market value for such dissenter’s shares. In the context of a special purpose acquisition company, the fair market value of a public share will be equal to the redemption price of such public share should a public shareholder elect to have their share redeemed. Therefore, from a practical perspective, dissent rights are unlikely to have any commercial purpose.

Q.     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.     Upon consummation of the IPO, Ajax deposited $804,990,900 in the trust account. Upon consummation of the Business Combination, the funds in the trust account will be used to pay holders of the public shares who properly exercise redemption rights, to pay a portion of the Aggregate Cash Consideration and fees and expenses incurred in connection with the Business Combination (including UK stamp duty estimated at U.S.$35,000,000 and aggregate fees of up to $28,174,682 as deferred underwriting commissions) and the cash consideration payable to Cazoo Shareholders. Any remaining cash will be used for Listco’s working capital and general corporate purposes.

Q.     What happens if the Business Combination is not consummated?

A.     If Ajax does not complete the Business Combination for whatever reason, Ajax would search for another target business with which to complete a business combination. If Ajax does not complete an initial business combination by October 30, 2022, Ajax must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account, including interest earned on the funds held in the trust account and not previously released to Ajax (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Sponsor has no redemption rights in respect of its Ajax Class B Shares in the event a business combination is not effected in the required time period, and, accordingly, such shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the Ajax Warrants. Accordingly, the Ajax Warrants will expire worthless.

If the Business Combination is not completed, Cazoo securityholders will not receive any consideration for their Cazoo securities. Instead, Cazoo will remain a privately held independent company.

Q.     Who will be the officers and directors of Listco if the Business Combination is consummated?

A.     The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the Listco Board will be comprised of nine directors.

Under the Investor Rights Agreement, Listco and the shareholders party to the agreement will agree to take all necessary and desirable actions such that the following individuals will be elected to the Listco Board:

•        for so long as Alex Chesterman is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, Alex Chesterman;

•        for so long as Stephen Morana is the Chief Financial Officer of Listco, Stephen Morana;

•        until the expiration of the term of office of Listco’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och; and

•        until the later of (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date and (ii) such time as DMGV Limited (“DMGV”), together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco, one individual designated by DMGV, who will initially be Lord Rothermere.

Upon the Closing, the initial directors of Listco are expected to be Alex Chesterman, Stephen Morana, Daniel Och, Lord Rothermere, Luciana Berger, David Hobbs, Moni Mannings, Duncan Tatton-Brown and Anne Wojcicki. Upon the Closing, the executive officers of Listco will be the executive officers of Cazoo prior to Closing, including Alex Chesterman as Chief Executive Officer and Stephen Morana as Chief Financial Officer. See “Management of Listco Following the Business Combination.”

Q.     What are conditions to completion of the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including, but not limited to, (i) no order, judgement, injunction or law being issued by any court prohibiting the consummation of the Business Combination; (ii) this registration statement having become effective; (c) a Drag Along Notice having been delivered to Cazoo Shareholders; (d) Ajax’s shareholders having approved the Business Combination; (e) consent from the FCA having been obtained; (f) the Listco Class A Shares (including the Listco Class A Shares to be issued upon conversion of the Listco Class C Shares and the Listco Class A Shares to be issued pursuant to the Business Combination Agreement and the PIPE Investment) having been approved for listing on the NYSE, subject to official notice of the issuance thereof; and (g) the Aggregate Transaction Proceeds being equal to or greater than $1,000,000,000. For a summary of the conditions that must be satisfied or waived prior to Closing of the Business Combination, see “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q     What constitutes a quorum?

A.     Holders of a majority in voting power of Ajax Ordinary Shares issued and outstanding and entitled to vote at the meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the meeting. As of the record date,                Ajax Ordinary Shares would be required to achieve a quorum.

Q.     What happens if I sell my Ajax Ordinary Shares before the meeting?

A.     The record date for the meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your Ajax Ordinary Shares after the record date, but before the meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the meeting. However, you will not be entitled to receive any Listco Ordinary Shares following the Closing because only Ajax’s shareholders on the date of the Closing will be entitled to receive Listco Ordinary Shares in connection with the Closing.

Q     What vote is required to approve each proposal at the meeting?

A.     Each of the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal is being proposed as an Ordinary Resolution and therefore requires the affirmative vote of a majority of votes cast by the holders of the issued ordinary shares present, in person or represented by proxy, at the meeting and entitled to vote on the proposal. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the meeting and, therefore, will not have any impact on the proposals presented at the meeting. Additionally, abstentions (with respect to the business combination proposal and the adjournment proposal only) will not count as votes cast at the meeting and, therefore, will have no effect on the outcome of such proposals; however, with respect to the share issuance proposal and the incentive equity plan proposal, abstentions will count as a vote against those proposals in accordance with NYSE listing rules. If any of the condition precedent proposals are not approved, then only the adjournment proposal will be presented to the shareholders for a vote. Approval of each of the condition precedent proposals is cross-conditioned on the approval of the other condition precedent proposals. Approval of the adjournment proposal is not conditioned on any the approval of any other proposal.

As of the record date, Ajax had 89,443,433 Ajax Ordinary Shares issued and outstanding. Ajax shareholders are entitled to one vote at the annual general meeting for each Ajax Ordinary Share held of record as of the record date. 8,944,343 Ajax Class B Shares are subject to the Sponsor Letter Agreement, pursuant to which the Sponsor has agreed to vote all of its beneficially owned shares (subject to certain exceptions) in favor of the Business Combination. 80,499,090 Ajax Ordinary Shares are not subject to the Sponsor Letter Agreement. For additional information regarding the Sponsor Letter Agreement, see “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Assuming all holders that are entitled to vote on such matter vote all of their Ajax Ordinary Shares in person or by proxy, 44,721,717 Ajax Ordinary Shares, of which 35,777,374 shares are not subject to the Sponsor Letter Agreement, will need to be voted in favor of each of the business combination proposal, the share issuance proposal and the incentive equity plan proposal.

Q.     How does the Sponsor intend to vote on the proposals?

A.     The Sponsor owns of record and is entitled to vote an aggregate of 10% of the issued and outstanding Ajax Ordinary Shares. Pursuant to the terms of the Sponsor Letter Agreement, the Sponsor has agreed to vote any Ajax Ordinary Shares held by it, as of the record date, in favor of the Business Combination. See “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Q.     May the Sponsor or its affiliates purchase shares in connection with the Business Combination?

A.     At any time prior to the record date for the meeting, during a period when they are not then aware of any material nonpublic information regarding Ajax or its securities, the Sponsor and/or its respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ajax Ordinary Shares or vote their Ajax Ordinary Shares in favor of the proposals. The purpose of such purchases and other transactions would be to increase the likelihood that the condition precedent proposals are approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Ajax Ordinary Shares, including the granting of put options and, with Ajax’s consent, the transfer to such investors or holders of Ajax Ordinary Shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of Ajax Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Ajax Class A Shares at a price lower than market and may therefore be more likely to sell the Ajax Class A Shares he owns, either prior to or immediately after the meeting.

If such transactions are effected, the consequence could be to cause the condition precedent proposals to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Ajax Class A Shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor or any of its affiliates. Ajax will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q.     What is the PIPE Investment?

A.     Concurrently with the execution of the Business Combination Agreement, Listco and Ajax entered into subscription agreements with the PIPE Investors, including certain affiliates of the Sponsor and directors and officers of Ajax, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Listco agreed to issue and sell to such PIPE Investors, immediately prior to or substantially concurrently with the Closing, an aggregate of 80,000,000 Listco Class A Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $800,000,000.

Q.     What actions are required from Cazoo’s shareholders to consummate the Business Combination?

A.     It is a condition to Closing that (i) holders of, in the aggregate, more than 50% (the “Cazoo Series D Majority”) of series D shares of £0.0000000167 each in capital of Cazoo (the “Cazoo Series D Shares”) notify Cazoo of their wish to transfer their Cazoo Shares to Listco and (ii) a drag along notice consistent with Cazoo’s articles of association in respect of the Business Combination (a “Drag Along Notice”) has been delivered to the Cazoo Shareholders who have not provided such notification (the “Called Shareholders”). Cazoo must use reasonable best efforts promptly, following the effectiveness of this Registration Statement (and in any event no later than five (5) business days after such effectiveness) to: (i) cause the holders of more than 50% of the Cazoo Series D Shares to enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which, each such Cazoo Shareholder will sell and Listco will purchase each such Cazoo Shareholder’s Cazoo Shares; and (ii) cause the Cazoo Series D Majority and the Supporting Company Shareholders (as defined below) (collectively, the “Drag Shareholders”) to notify Cazoo of their wish to transfer their Cazoo Shares to Listco and provide a Drag Along Notice to Cazoo with such notice to be served on the Called Shareholders in accordance with the Cazoo articles of association and to contain the details required in the Cazoo articles of association.

Concurrently with the execution of the Business Combination Agreement, Ajax, Listco, Cazoo and holders of a majority of each of Cazoo’s outstanding ordinary shares, “Relevant Shares” (as defined in the articles of association of Cazoo) and series C shares (collectively, the “Supporting Company Shareholders”) executed Transaction Support Agreements pursuant to which, on the terms and subject to the conditions set forth therein, each such holder agreed to, among other things (i) following the effectiveness of the Registration Statement, enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which such Cazoo Shareholder will sell and Listco will purchase such Cazoo Shareholder’s Cazoo Shares, (ii) take any actions reasonably determined by Ajax, Listco or Cazoo to be necessary or advisable to exercise the drag along right set out in and in accordance with Cazoo’s articles of association (including delivery by such holder to Cazoo of notice of a desire to transfer its Cazoo Shares and implement the drag along right in Cazoo’s articles of association), and (iii) to the extent reasonably determined to be necessary or advisable by Ajax or Cazoo in furtherance of the Business Combination, support and vote in favor of the Business Combination Agreement, the ancillary documents to which Cazoo is or will be a party and the transactions contemplated thereby. See “The Business Combination Proposal — Related Agreements — Transaction Support Agreements.” Such Supporting Company Shareholders, together with such additional Cazoo Shareholders as will (together with the Supporting Company Shareholders) constitute a Cazoo Series D Majority, are entitled to (and under the Business Combination Agreement Cazoo shall use reasonable best efforts to cause them to) issue a Drag Along Notice to Cazoo to require all Cazoo Shareholders to sell their Cazoo Shares in connection with the Business Combination and Cazoo shall issue that Drag Along Notice to all other Cazoo Shareholders, consistent with Cazoo’s articles of association.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the meeting, which is set for             , Eastern time, on         , 2021; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q.     Do any of Ajax’s directors or executive officers have interests in the Business Combination that may differ from or be in addition to the interests of Ajax shareholders?

A.     Ajax’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Ajax’s shareholders generally. Ajax’s board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by Ajax shareholders. See “The Business Combination Proposal — Interests of Ajax’s Directors and Officers in the Business Combination.”

Q.     What do I need to do now?

A.     Ajax urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrantholder of Ajax. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of Ajax Ordinary Shares on the record date, you may vote in person at the meeting, electronically during the meeting via live webcast or by submitting a proxy for the meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Any shareholder wishing to attend the hybrid virtual meeting should register for the meeting by             , 2021. To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Ajax Ordinary Shares:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the hybrid virtual meeting, go to https://                    , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the hybrid virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the hybrid virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the hybrid virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Q.     If my Ajax Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my Ajax Ordinary Shares for me?

A.     No. Your broker, bank or nominee cannot vote your Ajax Ordinary Shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later dated, signed proxy card to the Transfer Agent at the address set forth at the end of this section so that it is received prior to the vote at the meeting or attend the meeting and vote in person or shareholders may vote their shares electronically during the meeting via live webcast. Shareholders also may revoke their proxy by sending a notice of revocation to Ajax’s Secretary, which must be received prior to the vote at the meeting.

Q.     What if I attend the meeting and abstain or do not vote?

A.     Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the meeting and, therefore, will not have any impact on the proposals presented at the meeting. Additionally, abstentions (with respect to the business combination proposal and the adjournment proposal only) will not count as votes cast at the meeting and, therefore, will have no effect on the outcome of such proposals; however, with respect to the share issuance proposal and the incentive equity plan proposal, abstentions will count as a vote “AGAINST” those proposals in accordance with NYSE listing rules.

Q.     What happens if I fail to take any action with respect to the meeting?

A.     If you fail to take any action with respect to the meeting and the Business Combination is approved by shareholders and consummated, your Ajax Class A Shares will be exchanged for Listco Class A Shares, and your Ajax Warrants will be exchanged for Listco Warrants and will entitle you to purchase Listco Class A Shares on the same terms as your Ajax Warrants. If you fail to take any action with respect to the meeting and the business combination proposal is not approved, you will continue to be a shareholder and/or warrantholder of Ajax.

Q.     What should I do with my share and/or warrants certificates?

A.     Those shareholders who do not elect to have their Ajax Class A Shares redeemed for their pro rata share of the trust account should not submit their share certificates now. After the consummation of the Business Combination, Listco will send instructions to Ajax shareholders regarding the exchange of their Ajax Ordinary Shares for Listco Ordinary Shares. Ajax shareholders who exercise their redemption rights must deliver their share certificates to the Transfer Agent (either physically or electronically) prior to the deadline for submitting redemption requests described above.

Upon consummation of the Business Combination, the Ajax Warrants, by their terms, will be assumed by Listco and thereby entitle holders to purchase Listco Class A Shares (and not Ajax) on the same terms as your Ajax Warrants. Therefore, warrantholders need not deliver their Ajax Warrants to Ajax or Listco at that time.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Ajax Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Ajax Ordinary Shares. If you are a holder of record and your Ajax Ordinary Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ajax Ordinary Shares.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Capri Listco
c/o MaplesFS Limited
PO Box 1093
Queensgate House
Grand Cayman, KY1-1102
Cayman Islands
Tel:
E-mail:

You may also obtain additional information about Ajax from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to the Transfer Agent at the address below prior to the vote at the meeting. If you have questions regarding the certification of your position or delivery of your Ajax Ordinary Shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
(212) 509-4000

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the meeting, including the business combination proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”

The Parties

Ajax I

Ajax is a blank check company incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Ajax was incorporated on August 13, 2020 as a Cayman Islands exempted company.

On October 30, 2020, Ajax closed its IPO of 80,499,090 units, including the partial exercise of the over-allotment option, with each unit consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant, with each warrant entitling the holder thereof to purchase one Ajax Class A Share at a purchase price of $11.50 commencing upon the later of (i) 30 days after Ajax’s completion of a business combination or (ii) October 30, 2021. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $804,990,900. Simultaneously with the consummation of the IPO, Ajax consummated the private placement of the private placement warrants, generating total gross proceeds of $21,129,818. A total of $804,990,900, was deposited into the trust account and the remaining net proceeds of the offerings became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IPO was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-249411) that became effective on October 27, 2020. As of             , 2021, there was approximately $             held in the trust account.

The Ajax Units, Ajax Class A Shares and Ajax Warrants are currently listed on the NYSE under the symbols AJAX.U, AJAX and AJAX.WS, respectively.

The mailing address of Ajax’s principal executive office is 667 Madison Avenue, New York, NY 10065. Its telephone number is (212) 655-2685. After the consummation of the Business Combination, its principal executive office will be that of Listco.

Capri Listco

Listco is a Cayman Islands exempted company and was incorporated solely for the purpose of effectuating the Business Combination described herein. Listco was incorporated under the laws of the Cayman Islands on March 24, 2021. Listco owns no material assets and does not operate any business. Listco’s sole initial shareholder is MaplesFS Limited, a company incorporated under the laws of the Cayman Islands.

The mailing address of Listco’s principal executive office is PO Box 1093, Queensgate House, Grand Cayman, KY1-1102 Cayman Islands. Its telephone number is             . After the consummation of the Business Combination, it is intended that Listco will become tax resident in the United Kingdom (such that Listco is expected to be fully subject to UK corporation tax on its worldwide income, profits and gains in accordance with all applicable UK taxation laws). Its principal executive office and corporate headquarters will be 41 Chalton Street, London, NW1 1JD, United Kingdom. Its telephone number will be +44 20 3901 3488.

Cazoo Holdings Limited

Cazoo is an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. Cazoo seeks to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. Since its launch in the UK in December 2019, the Group has sold more than 25,000 used cars to customers across the UK. The Group has recently expanded its business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and is already the leading consumer car subscription player in Europe with over 6,000 subscribers. This expansion was achieved via the acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which will be fully integrated into the Cazoo platform over the coming months and Cazoo plans to launch its full proposition in France and Germany later in 2021. The Group also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which will allow the Group to transition its vehicle reconditioning activities in the UK fully in house by the end of the second quarter of 2021.

The mailing address of Cazoo’s principal executive office is 41 Chalton Street, London, NW1 1JD, United Kingdom. Its telephone number is +44 20 3901 3488.

The Business Combination and the Business Combination Agreement

Overview of the Business Combination Agreement

On March 29, 2021, Ajax entered into the Business Combination Agreement with Cazoo and Listco.

The Business Combination Agreement provides, subject to the terms and conditions therein, for the consummation of, among other things, the following transactions prior to the closing of the Business Combination (such transactions, collectively, the “Reorganization”): (a) at least three business days prior to the closing of the Business Combination (the “Listco Closing Date”), MaplesFS Limited, as the sole shareholder of Listco, will transfer to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco will become a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, will adopt the Listco Articles (to take effect as of the Closing), and (c) following the Listco Closing Date, Ajax will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger”). In connection with the Merger, each Ajax Unit (consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant), Ajax Class A Share, Ajax Class B Share and Ajax Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco Warrant), Listco Class A Share, Listco Class B Share, and Listco Warrant, respectively.

The Listco Articles include, among other things, the following differences from the Ajax Articles: (i) the name of the new public entity will change to “Cazoo Group Ltd;” and (ii) Listco’s authorized share capital will be 2,150,000,000 ordinary shares, par value U.S.$0.0001 each, comprised of 1,100,000,000 Listco Class A Shares, 50,000,000 Listco Class B Shares and 1,000,000,000 Listco Class C Shares, and 5,000,000 preference shares, par value U.S.$0.0001 each. A copy of the Listco Articles, as will be in effect assuming the consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B.

Approximately two days following the completion of the Reorganization and at the closing of the Business Combination, pursuant to the Business Combination Agreement, subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding Cazoo Shares from the Cazoo Shareholders. The aggregate consideration to be paid to the Cazoo Shareholders for the purchase of the Cazoo Shares will be (a) an amount in cash equal to the Aggregate Cash Consideration (as defined below), and (b) a number of Listco Class C Shares, equal to the Aggregate Stock Consideration (as defined below). Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C Shares each such Cazoo Shareholder will receive.

The Aggregate Cash Consideration will be the portion of the Aggregate Transaction Proceeds (where the Aggregate Transaction Proceeds means the cash in Ajax’s trust account (after giving effect to any shareholder redemptions) plus the aggregate proceeds received by Listco from the PIPE Investors) that is allocated to the Cazoo Shareholders in accordance with the distribution and allocation waterfall as more specifically set forth in the Business Combination Agreement. The Aggregate Stock Consideration will consist of a number of Listco Class C Shares equal to (A)  £5,076,142,132 (which amount represents an amount in Pounds Sterling equal to $7,000,000,000 based on the closing exchange rate on March 29, 2021), minus (B) the value of the Ajax Class B Shares (valued at $10.00 per share) plus or minus (C) the amount by which Cazoo’s net cash (i.e. cash less indebtedness, as discussed more fully in the section entitled “The Business Combination Agreement”) exceeds or is less than £0, minus (D) an amount equal to the value of all of the Rollover Options (as defined below) (based upon the per share value of a Cazoo Share at Closing), minus (E) any unpaid transaction expenses of Ajax and Cazoo as of immediately prior to Closing, minus (F) the Aggregate Cash Consideration, and dividing such number by $10.00. All amounts to be calculated with respect to the consideration paid for the Cazoo Shares (and any component or subcomponent thereof that is expressed as a currency) will be determined using U.S. Dollars, and any non-U.S. Dollar denominated amounts will be converted from the applicable foreign currency at the applicable exchange rate that will be fixed four business days prior to Closing.

In addition, prior to the Closing, Cazoo will accelerate the vesting in full of certain unvested options (the “Cazoo Options”), subject to the holders of such Cazoo Options having executed and delivered to Cazoo an undertaking agreeing to certain forfeiture provisions. Additionally, the holders of certain other vested Cazoo Options will have the ability to make an election to receive a cash payment in exchange for the cancellation of a corresponding number of such Cazoo Options, which election will be subject to the same limitations and rationing mechanics, as noted in the above paragraphs. Any Cazoo Options (whether vested or unvested) that are not exercised or are not cancelled in exchange for a cash payment at the Closing, will be cancelled and replaced by an option to purchase an equivalent value of Listco Class C Shares (each, a “Rollover Option”). Except as agreed in writing with the holder thereof, Rollover Options will be subject to the terms and conditions of the Listco Incentive Equity Plan to be adopted by the board of directors of Ajax (as described below) but will be granted on the same terms as the Cazoo Options were subject prior to the Closing under the applicable Cazoo equity plan.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Cazoo, relating to Cazoo and its subsidiaries, as well as Ajax and Listco, none of which will survive the Closing.

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to business operations prior to consummation of the Business Combination and efforts to satisfy conditions to the consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for Ajax, Listco and Cazoo to cooperate in the preparation and filing of this registration statement on Form F-4 (the “Registration Statement”), and covenants for Cazoo to use reasonable best efforts to obtain consents and/or waivers with respect to certain of Cazoo’s commercial contracts and to deliver financial statements in accordance with the standards of PCAOB. Additionally, following the effectiveness of the Registration Statement, Cazoo is required to use reasonable best efforts to implement and make effective a drag-along sale as contemplated by Cazoo’s articles of association to implement the sale of the Cazoo Shares to Listco. The covenants made under the Business Combination Agreement will not survive the Closing, unless by their terms they are to be performed in whole or in part after the Closing.

Conditions to Closing

The consummation of the transactions contemplated by the Business Combination Agreement is conditioned upon, among other things: (a) no order, judgement, injunction or law being issued by any court prohibiting the consummation of the Business Combination; (b) the Registration Statement having become effective; (c) a drag along notice (the “Drag Along Notice”) having been delivered to the required Cazoo Shareholders pursuant to the relevant provisions of Cazoo’s articles of association; (d) Ajax’s shareholders having approved the Business Combination; (e) the completion of the Reorganization; (f) consent from the UK Financial Conduct Authority having been obtained; (g) the Listco Class A Shares (including the Listco Class A Shares to be issued upon conversion of the Listco Class C Shares and the Listco Class A Shares to be issued pursuant to the Business Combination Agreement and the PIPE Investment) having been approved for listing on the NYSE, subject to official notice of the issuance thereof; and (h) the Aggregate Transaction Proceeds being equal to or greater than $1,000,000,000.

The obligations of the parties are also conditioned upon, among other things: (a) the accuracy of the representations and warranties of the other party (subject to certain bring-down standards); (b) the performance in all material respects of the covenants of the other party; and (c) no material adverse effect with respect to any of the parties shall have occurred between the date of the Business Combination Agreement and the Closing.

Termination

The Business Combination Agreement may be terminated:

•        by mutual written consent of Ajax and Cazoo;

•        by Ajax or Cazoo, if the other party has breached any of its representations and warranties or failed to perform any of its covenants or agreements, in each case, such that certain conditions to Closing would not be satisfied and the breach of such representations, warranties, covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 45 days after written notice thereof is delivered to the breaching party, and (ii) the Termination Date (as defined below), provided that no party may exercise its right to terminate the Business Combination Agreement if such party is then in breach of the Business Combination Agreement so as to prevent certain conditions to Closing from being satisfied;

•        by either Ajax or Cazoo if the Business Combination is not consummated on or before October 29, 2021 (the “Termination Date”), provided that the right to terminate the Business Combination Agreement will not be available to any party whose breach of any of its covenants or obligations under the Business Combination Agreement has primarily caused the failure of the Business Combination to occur on or before the Termination Date;

•        by either Ajax or Cazoo if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, judgment, ruling or other action is final and non-appealable;

•        by either Ajax or Cazoo if Ajax shareholder approval has not been obtained; or

•        by Ajax if Cazoo does not deliver, or cause to be delivered, to the applicable Cazoo Shareholders the Drag Along Notice within five business days of the effectiveness of the Registration Statement.

The foregoing summary of the Business Combination Agreement is qualified in its entirety by reference to the text of the Business Combination Agreement, which is attached as Annex A hereto.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement with Cazoo and Ajax, pursuant to which the Sponsor has agreed to (i) vote all shares of Ajax beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the board of directors of Ajax at the meeting of the Ajax shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, (iv) waive the anti-dilution protections set out in the Ajax Articles with respect to each of its Ajax Class B Shares, and (v) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Business Combination. The foregoing summary of the Sponsor Letter Agreement is qualified in its entirety by reference to the text of the Sponsor Letter Agreement, which is incorporated as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Pursuant to the letter agreement signed by the Sponsor at the time of the IPO, the Sponsor agreed not to transfer the Listco Class A Shares issued to it upon conversion of the Listco Class B Shares during the period ending on the earlier of (i) two years after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of the Listco Class A Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which Listco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Listco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

For additional information, see the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Ajax, Listco, Cazoo and holders of a majority of each of Cazoo’s outstanding series A shares, series B shares, series C shares and ordinary shares executed Transaction Support Agreements, pursuant to which, on the terms and subject to the conditions set forth therein, each such holder agreed to, among other things (i) following the effectiveness of the Registration Statement, enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which, such Cazoo Shareholder will sell and Listco will purchase such Cazoo Shareholder’s Cazoo Shares, (ii) to the extent reasonably determined to be necessary or advisable by Ajax or Cazoo in furtherance of the Business Combination, support and vote in favor of the Business Combination Agreement, the ancillary documents to which Cazoo is or will be a party and the transactions contemplated thereby,

(iii) take any actions reasonably determined by Ajax and Cazoo to be necessary or advisable to exercise the drag along right set out in and in accordance with Cazoo’s articles of association (including delivery by such holder to Cazoo of notice of a desire to transfer its Cazoo Shares and implement the drag along right in Cazoo’s articles of association), and (iv) subject to certain exceptions, not to transfer, assign, or sell their respective Cazoo Shares, prior to the consummation of the Business Combination. In addition, Alex Chesterman and Stephen Morana, in their capacities as Cazoo Shareholders, agreed under the Transaction Support Agreements signed by them to only make a Standard Election or a Stock Election (as such terms are defined in the Business Combination Agreement) with respect to (i) all Cazoo Shares held by them (including such Cazoo Shares resulting from the exercise of certain options), and (ii) all their vested unapproved options. The foregoing summary of the Transaction Support Agreements is qualified in its entirety by reference to the text of the Transaction Support Agreements, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

For additional information, see the section entitled “The Business Combination Proposal — Related Agreements — Transaction Support Agreements.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Ajax and Listco entered into certain Subscription Agreements with the PIPE Investors pursuant to which Listco has agreed to issue and sell to the PIPE Investors, in the aggregate, $800,000,000 of Listco Class A Shares at a purchase price of $10.00 per share. The PIPE Investors were also granted certain customary registration rights under the Subscription Agreements in connection with the PIPE Investment. The closing of the PIPE Investment is conditioned, among other things, on the conditions set forth in the Business Combination Agreement having been satisfied or waived by the parties thereto. The Subscription Agreements will terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement, (ii) the mutual written agreement of the parties thereto, (iii) the closing conditions of the PIPE Investment not having been satisfied or waived by the Closing, or (iv) the PIPE Investment not having closed as of November 28, 2021.

The foregoing summary of the Subscription Agreements is qualified in its entirety by reference to the text of the Subscription Agreements, the forms of which are incorporated by reference as exhibits to the Registration Statement of which this proxy statement/prospectus is a part.

Investor Rights Agreement

At the Closing, Listco, the Sponsor and certain securityholders of Listco will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, certain shareholders (a) will be granted certain registration rights with respect to their respective Listco equity securities, and (b) will be entitled to nominate individuals to the board of directors of Listco following the Closing, in each case, on the terms and subject to the conditions set forth therein. In particular, Listco and such securityholders will agree to take all necessary and desirable actions such that the following individuals will be elected to the Listco Board:

(a)     for so long as Alex Chesterman is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, Alex Chesterman;

(b)     for so long as Stephen Morana is the Chief Financial Officer of Listco, Stephen Morana;

(c)     until the expiration of the term of office of Listco’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och; and

(d)     until the later of (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date and (ii) such time as DMGV, together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco, one individual designated by DMGV, who will initially be Lord Rothermere.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the text of the Investor Rights Agreement, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

For additional information, see the section entitled “The Business Combination Proposal — Related Agreements — Investor Rights Agreement.”

Incentive Equity Plan

Ajax’s board of directors will approve the Listco Incentive Equity Plan, the form and terms of which will be agreed upon by Cazoo, Ajax and Listco, reserving a number of Listco Class A Shares for grant thereunder equal to 5% of the fully diluted issued and outstanding Listco Class A Shares (on an as-converted basis taking into account the future conversion of the Listco Class C Shares) immediately after the Closing, plus any Listco Class A Shares under Rollover Options from Cazoo’s existing equity incentive plan, which subsequently lapse, are forfeited or cancelled in accordance with their terms.

Matters Being Voted On

The Business Combination Proposal

The shareholders of Ajax will vote upon a proposal to approve, as an Ordinary Resolution, the business combination described in this proxy statement/prospectus, including the Business Combination Agreement (the “business combination proposal”). Approval of the business combination proposal is cross-conditioned on the approval of the other condition precedent proposals. See the section entitled “The Business Combination Proposal.”

The Share Issuance Proposal

The shareholders of Ajax will vote upon a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of Listco Class C Shares to Cazoo Shareholders (and the Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment. Approval of the share issuance proposal is cross-conditioned on the approval of the other condition precedent proposals. See the section entitled “The Share Issuance Proposal.”

The Incentive Equity Plan Proposal

The shareholders of Ajax will vote upon a proposal to approve, as an Ordinary Resolution, the Listco Incentive Equity Plan, which will become effective on the Closing Date and will be used by Listco following the Closing. A copy of the Listco Incentive Equity Plan is attached to this proxy statement/prospectus as Annex C. Approval of the incentive equity plan proposal is cross-conditioned on the approval of the other condition precedent proposals. See the section entitled “The Incentive Equity Plan Proposal.”

The Adjournment Proposal

If Ajax is unable to consummate the Business Combination, Ajax’s board of directors may submit a proposal to adjourn the meeting to a later date or dates, if necessary. See the section entitled “The Adjournment Proposal.”

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are 80,499,090 Ajax Class A Shares and 8,944,343 Ajax Class B Shares issued and outstanding. The Sponsor owns all 8,944,343 of the Ajax Class B Shares. Following the consummation of the Merger, all of the Ajax Class A Shares and the Ajax Class B Shares will be cancelled and exchanged for 80,499,090 Listco Class A Shares and 8,944,343 Listco Class B Shares, respectively, and the Sponsor will own all 8,944,343 of the Listco Class B Shares. At Closing, each currently issued and outstanding Listco Class B Share will convert into a Listco Class A Share in accordance with the terms of the Listco Articles.

Listco anticipates that, upon completion of the Business Combination, the ownership interests in Listco will be as set forth in the table below.

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
Ajax Public Shareholders	10.6%	2.7%
Sponsor and Ajax Directors and Officers(3)	3.8%	3.8%
Cazoo Shareholders(4)	81.3%	89.1%
Other PIPE Investors	4.3%	4.4%

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Maximum redemption scenario assumes that 60,499,090 Ajax Class A Shares (the maximum number of Ajax Class A Shares that can be redeemed while still satisfying the condition to the consummation of the Business Combination requiring a minimum of $1,000,000,000 of Aggregate Transaction Proceeds) are redeemed for cash.

(3)      Includes participation in the PIPE Investment.

(4)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 36 of this proxy statement/prospectus and do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

If the actual facts are different than the assumptions set forth above, the ownership percentages set forth above will be different. For example, there are currently outstanding an aggregate of 41,254,590 warrants to acquire Ajax Class A Shares, which are comprised of 21,129,818 private placement warrants held by the Sponsor and 20,124,772 public warrants (all of which, following the consummation of the Merger, will convert into an equivalent number of warrants to acquire Listco Class A Shares). Each of the Listco Warrants is exercisable commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021 and will entitle the holder thereof to purchase one Listco Class A Share in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if it is assumed that each outstanding Listco Warrant is exercised and Listco Class A Share is issued as a result of such exercise, with payment to Listco of the exercise price of $11.50 per warrant for one Listco Class A Share, Listco’s fully diluted share capital would increase by a total of 41,254,590 Listco Class A Shares, with approximately $474,427,785 paid to Listco to exercise the warrants.

Organizational Structure

The following simplified diagram illustrates the ownership structure of Ajax and Cazoo prior to the consummation of the Business Combination:

Ajax I

Cazoo Holdings Limited

The following diagram illustrates the ownership structure of Listco immediately following the Closing. The equity interests shown in the diagram were calculated based on the amounts set forth in the sources and uses table on page 36 of this proxy statement/prospectus and are based on the assumption that no Ajax shareholder exercises its redemption rights to receive cash from the trust account in exchange for their Ajax Class A Shares. The ownership percentages set forth above do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles.

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Includes participation in the PIPE Investment.

(3)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

Listco Board Following the Business Combination

The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the Listco Board will be comprised of nine directors. Under the Investor Rights Agreement, Listco and the shareholders party to the agreement will agree to take all necessary and desirable actions such that the following individuals will be elected to the Listco Board:

•        for so long as Alex Chesterman is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, Alex Chesterman;

•        for so long as Stephen Morana is the Chief Financial Officer of Listco, Stephen Morana;

•        until the expiration of the term of office of Listco’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och; and

•        until the later of (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date and (ii) such time as DMGV, together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco, one individual designated by DMGV, who will initially be Lord Rothermere.

Upon the Closing, the initial directors of Listco are expected to be Alex Chesterman, Stephen Morana, Daniel Och, Lord Rothermere, Luciana Berger, David Hobbs, Moni Mannings, Duncan Tatton-Brown and Anne Wojcicki. See “Management of Listco Following the Business Combination.”

The Sponsor

As of           , 2021, the Sponsor held of record and was entitled to vote an aggregate of          Ajax Ordinary Shares. The Ajax Ordinary Shares held by the Sponsor currently constitute approximately 10% of the outstanding Ajax Ordinary Shares. Pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to vote any Ajax Ordinary Shares it holds as of the record date in favor of the Business Combination. As a result, in addition to the Ajax Ordinary Shares held by the Sponsor, Ajax needs 35,777,374 or approximately 44.4% of the 80,499,090 outstanding public shares to be voted in favor of the Business Combination (assuming all outstanding Ajax Ordinary Shares are voted) in order to have it approved.

The Sponsor and Ajax’s directors and officers have agreed to (1) waive their redemption rights with respect to any Ajax Class B Shares and public shares they hold, as applicable, in connection with the completion of Ajax’s initial business combination; (2) waive their redemption rights with respect to any Ajax Class B Shares and public shares they hold in connection with a shareholder vote to amend the Ajax Articles (A) to modify the substance or timing of Ajax’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if it does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) waive their rights to liquidating distributions from the trust account with respect to any Ajax Class B Shares they hold if Ajax fails to complete its initial business combination within 24 months from the closing of the IPO (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Ajax fails to complete its initial business combination within the prescribed time frame). If Ajax does not complete its initial business combination within such applicable time period, the private placement warrants will expire worthless.

In connection with the Merger, each Ajax Class B Share and Ajax Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Class B Share and one Listco Warrant. Additionally, effective as of the Closing, the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares. Thereafter, the Listco Class A Shares issued upon conversion of the Listco Class B Shares will not be transferable, assignable or salable (except to Ajax’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of: (A) two years after the completion of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Listco Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Listco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their Listco Ordinary Shares for cash, securities or other property. The Listco Warrants and the Listco Class A Shares issuable upon the exercise of the Listco Warrants are not transferable, assignable or salable until 30 days after the Business Combination, subject to certain exceptions.

Date, Time and Place of Meeting of Ajax’s Shareholders

The annual general meeting of Ajax will be held at            Eastern Time, on           , 2021, at http://                         and at the offices of            to consider and vote upon the business combination proposal, the share issuance proposal, the incentive equity plan proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if Ajax is not able to consummate the Business Combination. Ajax has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of Ajax’s shareholders, directors and management team. Shareholders may attend the meeting online and vote at the meeting by visiting https://                         and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Annual General Meeting

Any shareholder wishing to attend the hybrid virtual meeting should register for the meeting by           , 2021 at https://                        . To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Ajax Class A Shares:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the hybrid virtual meeting, go to https://                        , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the hybrid virtual meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the hybrid virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the hybrid virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the hybrid virtual meeting if they owned Ajax Ordinary Shares at the close of business on         , 2021, which is the record date for the meeting. Shareholders will have one vote for each Ajax Ordinary Share owned at the close of business on the record date. If your Ajax Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Ajax Warrants do not have voting rights. On the record date, there were          Ajax Ordinary Shares outstanding, of which          were public shares with the rest being held by the Sponsor.

Quorum and Vote of Ajax Shareholders

A quorum of Ajax shareholders is necessary to hold a valid meeting. A quorum will be present at the Ajax meeting if the holders of a majority of the Ajax Ordinary Shares entitled to vote at the meeting are represented in person or by proxy (which would include presence at the hybrid virtual meeting). Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Each of the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal is being proposed as an Ordinary Resolution and therefore requires the affirmative vote of a majority of votes cast by the holders of the issued ordinary shares present, in person or represented by proxy, at the annual general meeting and entitled to vote on the proposal. Broker non-votes will not count as votes cast at the annual general meeting and, therefore, will not have any impact on the proposals presented at the meeting. Additionally, abstentions (with respect to the business combination proposal and the adjournment proposal only) will not count as votes cast at the annual general meeting and, therefore, will have no effect on the outcome of such proposals. However, with respect to the share issuance proposal and the incentive equity plan proposal, abstentions will count as a vote against those proposals in accordance with NYSE listing rules. If any of the condition precedent proposals are not approved, then only the adjournment proposal will be presented to the shareholders for a vote. Approval of each of the condition precedent proposals is cross-conditioned on the approval of the other condition precedent proposals and these proposals will only be approved and adopted if each such proposal is approved by shareholders. Approval of the adjournment proposal is not conditioned on the approval of any other proposal.

The Sponsor owns of record and is entitled to vote approximately 10% of the outstanding Ajax Ordinary Shares. Such Ajax Ordinary Shares will be voted in favor of the proposals presented at the meeting.

Redemption Rights

Pursuant to the Ajax Articles, a holder of public shares may demand that Ajax redeem such public shares for cash if the Business Combination is consummated. Holders of public shares or Ajax Units who wish to exercise their redemption rights must (i) if they hold their public shares through Ajax Units, elect to separate their units into the underlying public shares and Ajax Warrants and (ii) prior to 5:00 p.m., Eastern time, on         , 2021, (a) submit a written request to the Transfer Agent that Ajax redeem their public shares for cash and (b) deliver their public shares to the Transfer Agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian). Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $        , or $         per public share, as of         , 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with Ajax’s consent, until the Closing. If a holder delivers their public shares for redemption to the Transfer Agent and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the business combination proposal at the meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a shareholder, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will not be redeemed for cash.

See the section entitled “Meeting of Ajax Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

If the number of redemptions exceeds the maximum redemption scenario described herein, Ajax may need to obtain additional debt or equity financing to the complete the Business Combination. Any such financing would require the prior written consent of Cazoo.

Appraisal Rights

While the Companies Act provides for dissent rights on statutory mergers, section 239 of the Companies Act provides that dissent rights are not available in circumstances where the consideration under the merger consists of shares listed on a recognized exchange, which will ultimately be the case with the Merger following consummation of the Business Combination. In addition, the right of a dissenter is to receive fair market value for such dissenter’s shares. In the context of a special purpose acquisition company, the fair market value of a public share will be equal to the redemption price of such public share should a public shareholder elect to have their share redeemed. Therefore, from a practical perspective, dissent rights are unlikely to have any commercial purpose.

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the Internet or in person. Ajax has engaged Morrow Sodali (“Morrow Sodali”) to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its Ajax Ordinary Shares at the hybrid virtual meeting if it revokes its proxy before the meeting. A shareholder may also change its vote by submitting a later dated proxy as described in the section entitled “Meeting of Ajax Shareholders — Revoking Your Proxy.”

Interests of Ajax’s Directors and Officers in the Business Combination

In considering the recommendation of Ajax’s board of directors to vote in favor of approval of the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal, Ajax shareholders should keep in mind that Ajax’s directors and executive officers, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of Ajax shareholders generally. In particular:

•        the anticipated appointment of Daniel Och and Anne Wojcicki as members of the board of directors of Listco;

•        the continued indemnification of former and current directors and officers of Ajax and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor (and each of Ajax’s directors and officers) has waived its right to redeem any of its Ajax Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor directly (and each of Ajax’s directors and officers indirectly) beneficially owns or has an economic interest in the Ajax Ordinary Shares and private placement warrants that it purchased prior to, or simultaneously with, the IPO for which it has no redemption rights in the event an initial business combination is not effected in the required time period;

•        the fact that affiliates of the Sponsor and each of Ajax’s independent directors have committed to purchase Listco Class A Shares in connection with the PIPE Investment;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Ajax Class B Shares, which will convert into 8,944,343 Listco Class A Shares in connection with the Business Combination, subject to adjustment, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $             based on the closing price of $             per Ajax Class A Share on the NYSE on             , 2021;

•        the fact that the Sponsor paid approximately $21,129,818 for 21,129,818 private placement warrants, each exercisable commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021 for one Listco Class A Share at $11.50 per share; and

•        if the trust account is liquidated, including in the event Ajax is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Ajax if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

At any time prior to the record date for the annual general meeting, during a period when they are not then aware of any material nonpublic information regarding Ajax or its securities, the Sponsor and/or its respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ajax Ordinary Shares or vote their Ajax Ordinary Shares in favor of the proposals. The purpose of such purchases and other transactions would be to increase the likelihood that the condition precedent proposals are approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Ajax Ordinary Shares, including the granting of put options and, with Ajax’s consent, the transfer to such investors or holders of Ajax Ordinary Shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of Ajax Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Ajax Class A Shares at a price lower than market and may therefore be more likely to sell the Ajax Class A Shares he owns, either prior to or immediately after the meeting.

If such transactions are effected, the consequence could be to cause the condition precedent proposals to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Ajax Class A Shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor or any of its respective affiliates. Ajax will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Consideration to the Cazoo Shareholders

The aggregate cash consideration to be paid to the Cazoo Shareholders (the “Aggregate Cash Consideration”) will be the portion of the Aggregate Transaction Proceeds (where the Aggregate Transaction Proceeds means the cash in Ajax’s trust account (after giving effect to any shareholder redemptions) plus the aggregate proceeds received by Listco from the PIPE Investors) that is allocated to the Cazoo Shareholders in accordance with the distribution and allocation waterfall as described below. The aggregate number of Listco Class C Shares to be received by the Cazoo Shareholders (the “Aggregate Stock Consideration”) will be determined as a number of Listco Class C Shares equal to (A) £5,076,142,132 (which amount represents an amount in Pounds Sterling equal to $7,000,000,000 based on the closing exchange rate on March 29, 2021), minus (B) the value of the Ajax Class B Shares (valued at $10.00 per share) plus or minus (C) the amount by which Cazoo’s net cash (i.e. cash less indebtedness, as discussed more fully in the section entitled “The Business Combination Agreement”) exceeds or is less than £0, minus (D) an amount equal to the value of all of the Rollover Options (as defined and discussed further below) (based upon the per share value of a Cazoo Share at Closing), minus (E) any unpaid transaction expenses of Ajax and Cazoo as of immediately prior to Closing, minus (F) the Aggregate Cash Consideration, and dividing such number by $10.00. For purposes of determining the Aggregate Stock Consideration, net cash will be calculated as an amount equal to (x) the cash and cash equivalents of Cazoo and its subsidiaries (calculated in accordance with IFRS and including certain R&D tax credits), minus (y) certain debt and debt like items of Cazoo and its subsidiaries, including amounts owed for borrowed money and debt securities (excluding any stocking loans for automobile inventory), obligations for “earn-outs” or other deferred purchase price obligations, drawn letters of credit, liabilities under derivative and hedging arrangements, amounts owed to affiliates and guarantees with respect to the foregoing. All amounts to be calculated with respect to the consideration paid for the Cazoo Shares (and any component or subcomponent thereof that is expressed as a currency) will be determined using U.S. Dollars, and any non-U.S. Dollar denominated amounts will be converted from the applicable foreign currency at the applicable exchange rate that will be fixed four business days prior to Closing.

Each Cazoo Shareholder is entitled to receive a default mix of cash and Listco Class C Shares for each Cazoo Share held. The exact amount of cash and Listco Class C Shares per Cazoo Share will be determined shortly before Closing in accordance with the Business Combination Agreement. In the Business Combination, each Cazoo Shareholder has the right to make a “mix & match” election with respect to each of its Cazoo Shares. Pursuant to the “mix & match” election a Cazoo Shareholder may state their preference to receive, with respect to each Cazoo Share he, she or it holds, instead of the default mix of cash and Listco Class C Shares, either an all cash or an all share consideration. The “mix & match” elections will be done on a share-by-share basis and, consequently, a Cazoo Shareholder can make different elections in relation to each Cazoo Share held. The “mix & match” mechanism, however, will be subject to proration to ensure that the total amount of cash paid and the total number of Listco Class C Shares issued in the Business Combination to Cazoo Shareholders as a whole are equal to the total amount of cash and number of Listco Class C Shares that would have been paid and issued if all Cazoo Shareholders received the default mix of consideration. Therefore:

•        If providing an all cash consideration for all Cazoo Shares for which an all cash election was made would result in a total cash consideration that is higher than the total cash consideration due if the default consideration mix would be paid for all Cazoo Shares, then the amount of cash per Cazoo Share to be received by holders making a cash election will be reduced (pro rata across all outstanding Cazoo Shares subject to a cash election), so that the aggregate cash paid to all Cazoo Shareholders is equal to the default cash amount per share, and the remainder of the consideration in respect of outstanding Cazoo Shares subject to a cash election will be payable in Listco Class C Shares and cash in lieu of fractional shares.

•        If providing an all share consideration for all Cazoo Shares for which an all share election was made would result in a total number of issuable Listco Class C Shares that is higher than the total number of Listco Class C Shares issuable if the default consideration mix would be paid for all Cazoo Shares, then the number of Listco Class C Shares per Cazoo Share to be received by holders making a share election will be reduced (pro rata across all outstanding Cazoo Shares subject to a share election), so that the aggregate number of Listco Class C Shares issued to all Cazoo Shareholders is equal to the default number of Listco Class C Shares per share, and the remainder of the consideration in respect of outstanding Cazoo Shares subject to a share election will be payable in cash.

The exact amount of cash and number of Listco Class C Shares to be paid in the default mix of consideration is subject to final determination before Closing pursuant to the provisions of the Business Combination Agreement and is dependent upon, among other things, the number of Ajax Class A Shares redeemed, the amount of unpaid transaction expenses of the parties and the exchange rate between GBP and USD. If there are no Ajax Class A Shares redeemed, the transaction expenses are as estimated, and the GBP/USD exchange rate remains stable between the signing of the Business Combination Agreement and Closing, the parties currently expect the default mix of consideration to be paid in respect of each Cazoo Share to be approximately 9.35% cash (equaling a total of $605 million) and 90.65% Listco Class C Shares. However, in the event a maximum number of Ajax Class A Shares are redeemed (redemptions any higher than this causing the $1,000,000,000 minimum Aggregate Transaction Proceeds condition to not be satisfied), the total cash proceeds for Cazoo Shareholders fall to $55 million or 0.85% of the total consideration value. In this event, for every percentage point the GBP appreciates towards the USD until Closing relative to the spot rate at signing of 1.379, the cash portion of the consideration due to Cazoo Shareholders will decrease by another $8.4 million or 0.13 percentage points and will be zero if the GBP/USD exchange rate rises to 1.469 or above, in which case Cazoo Shareholders would receive the entire consideration for their Cazoo Shares in Listco Class C Shares.

At the Closing, the Aggregate Transaction Proceeds will be distributed in the following order:

(a)     first, Listco will pay all unpaid transaction expenses of Cazoo (on behalf of Cazoo) and all unpaid transaction expenses of Ajax and Listco;

(b)     second, an amount in U.S. dollars equal to £609,137,056 (which amount represents an amount in Pounds Sterling equal to $840,000,000 based on the closing exchange rate on March 29, 2021) will be used for payment of any transfer taxes (including an estimated $35,000,000 UK stamp tax payable with respect to the transfer of the Cazoo Shares) and funded as primary capital to Cazoo or its subsidiaries (including for working capital, growth and other general corporate purposes);

(c)     third, the next $605,000,000 will be paid to the Cazoo Shareholders as the Aggregate Cash Consideration (to be allocated among the Cazoo Shareholders in accordance with the Business Combination Agreement and taking into account any election made by any Cazoo Shareholder with respect to the mix of cash and stock consideration to be received by such Cazoo Shareholder); and

(d)     fourth, any remaining amount of Aggregate Transaction Proceeds will be funded as primary capital to Cazoo or its subsidiaries (including for working capital, growth and other general corporate purposes).

Treatment of Cazoo Options

Cazoo has issued and outstanding vested and unvested options under its existing equity incentive plans (“Cazoo Options”). Prior to the Closing, Cazoo will accelerate the vesting in full of certain unvested Cazoo Options, subject to the holders of such Cazoo Options having executed and delivered to Cazoo an undertaking agreeing to certain forfeiture provisions. Holders of vested Cazoo Options may exercise their Cazoo Options for ordinary shares of Cazoo at any time prior to the Closing and become a Cazoo Shareholder with respect to such exercised Cazoo Options (and, as a result, may elect the mix of cash and Listco Class C Shares received as consideration in respect to such ordinary shares). Additionally, the holders of certain other vested Cazoo Options will have the ability to make an election to receive a cash payment in exchange for the cancellation (and not exercise) of a corresponding number of such Cazoo Options, which election will be subject to the same limitations and rationing mechanics with respect to consideration elections applicable to the Cazoo Shareholders, as noted in the above paragraphs. Any Cazoo Options (whether vested or unvested) that are not exercised or are not cancelled in exchange for a cash payment at the Closing, will be cancelled and replaced by an option to purchase an equivalent value of Listco Class C Shares (each, a “Rollover Option”). As discussed above, the value of the Rollover Options will reduce the Aggregate Stock Consideration received by the Cazoo Shareholders. Except as agreed in writing with the holder thereof, Rollover Options will be subject to the terms and conditions of the Listco Incentive Equity Plan but will be granted on substantially the same terms as the Cazoo Options were subject prior to the Closing under the applicable Cazoo equity plan, subject to customary adjustments to account for the Business Combination.

Treatment of Cazoo Warrants

Prior to the Closing, Cazoo will take actions to cause all of the issued and outstanding warrants of Cazoo (the “Cazoo Warrants”) to be either cancelled or exercised (including by delivering applicable notices to the holders of such Cazoo Warrants). As a result, all holders of Cazoo Warrants will either exercise their Cazoo Warrants prior to the Closing (and become a Cazoo Shareholder with respect to such exercised Cazoo Warrants (and, as a result, may elect the mix of cash and Listco Class C Shares received as consideration in respect to such ordinary shares)), or the holders of such Cazoo Warrants may enter into an alternative arrangement with Cazoo to settle such warrants in a “cashless” net exercise manner or equivalent resulting in cancellation of such warrants.

Recommendation to Shareholders

Ajax’s board of directors believes that the condition precedent proposals and the adjournment proposal to be presented at the meeting are fair to and in the best interests of Ajax’s shareholders and unanimously recommends that its shareholders vote “FOR” the business combination proposal, “FOR” the share issuance proposal, “FOR” the incentive equity plan proposal and “FOR” the adjournment proposal, if presented.

Estimated Sources and Uses of Proceeds for the Business Combination

The following table summarizes the sources and uses of proceeds from the Business Combination. Where actual amounts are not known or knowable, the figures below represent Listco’s good faith estimate of such amounts.

Sources(1)	No Redemption	Max Redemption(2)
	$ in thousands
Proceeds from trust account	804,991	200,000

PIPE Investment	800,000	800,000
Cazoo Rollover Equity	6,245,137	6,791,927
Total Sources	7,850,128	7,791,927
Uses	No Redemption	Max Redemption
	$ in thousands
Cash Proceeds to Cazoo Shareholders	605,000	58,210
Cazoo Rollover Equity(3)	6,245,137	6,791,927
Estimated Fees & Expenses(4)	101,790	101,790
Proceeds to Listco	898,201	840,000
Total Uses	7,850,128	7,792,927

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Maximum redemption scenario assumes that 60,499,090 Ajax Class A Shares (the maximum number of Ajax Class A Shares that can be redeemed while still satisfying the condition to the consummation of the Business Combination requiring a minimum of $1,000,000,000 of Aggregate Transaction Proceeds) are redeemed for cash.

(3)      Includes value attributable to Rollover Options.

(4)      Excludes $35,000,000 of estimated UK stamp tax payable with respect to the transfer of the Cazoo Shares.

Tax Consequences of the Business Combination

For a description of certain United States federal income tax consequences of the Business Combination and the exercise of redemption rights, please see the information set forth in “The Business Combination Proposal — Certain U.S. Federal Income Tax Consequences.”

Anticipated Accounting Treatment

As the first step within the Business Combination, Listco and Ajax will undertake to complete the Reorganization. As a result of the Reorganization, which will be accounted for as a capital reorganization, the existing shareholders of Ajax will continue to retain control through their full ownership of Listco. Under a capital reorganization, the consolidated financial statements of Listco reflect the net assets transferred at pre-combination predecessor book values.

The next step, the acquisition of the Cazoo Shares by Listco, will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, Listco will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•        Cazoo Shareholders will hold a majority of the voting power of the combined company;

•        Cazoo’s operations will substantially comprise the ongoing operations of the combined company;

•        Cazoo’s designees are expected to comprise a majority of the governing body of the combined company; and

•        Cazoo’s senior management will comprise the senior management of the combined company.

Accordingly, for accounting purposes, the acquisition of the Cazoo Shares by Listco will be treated as the equivalent of Cazoo issuing shares for the net assets of Listco, accompanied by a recapitalization. It has been determined that Listco is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of the Cazoo equity instruments deemed issued to Listco stockholders, over the fair value of identifiable net assets of Listco represents a service for listing and is accounted for as a share-based payment which is expensed as incurred. Because Listco does not meet the requirements of a business per IFRS 3 (“Business Combinations”), the net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition of the Cazoo Shares by Listco will be deemed to be those of Cazoo.

Regulatory Matters

Under the Business Combination Agreement, each of the parties thereto is required to use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any governmental entities or other persons necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and the agreements contemplated thereby. The consummation of the Business Combination will specifically require the approval from the FCA regarding the change in control of certain regulated entities. This approval is a condition to the Closing of the Business Combination.

Listing

The Ajax Class A Shares are listed on the NYSE under the symbol “AJAX.” Following the Business Combination, the Listco Class A Shares will be listed on the NYSE under the symbol “CZOO.”

Comparison of Shareholders’ Rights

Following the Business Combination, the rights of Ajax shareholders who become Listco shareholders in the Business Combination will no longer be governed by the Ajax Articles and instead will be governed by the Listco Articles. See “Comparison of Shareholders’ Rights.”

Emerging Growth Company Status

Listco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Listco’s securities less attractive as a result, there may be a less active trading market for Listco’s securities and the prices of Listco’s securities may be more volatile.

Listco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which it has total annual gross revenues of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of Listco Ordinary Shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Status

Listco is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, generally is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, Listco is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. Listco may continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements applicable to U.S. domestic companies. As a foreign private issuer, Listco is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Summary Risk Factors

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this proxy statement/prospectus captioned “Risk Factors” immediately following this Summary. These risks include, but are not limited to, the following:

Risks Related to Cazoo’s Business

•        The Group’s limited operating history makes it difficult to evaluate its current business and future prospects

•        The Group has a history of losses and it may not achieve or maintain profitability in the future

•        The Group’s recent growth may not be indicative of its future growth and, if it continues to grow rapidly, the Group may not be able to manage its growth effectively

•        The Group may have difficulties implementing its growth strategy, which could have a material adverse effect on the Group’s business and results of operations

•        The Group’s growth strategy of expanding its geographical footprint in Europe could expose the business to new risks

•        The Group may be unable to attract a sufficient audience to the Group’s website in a cost-effective manner

•        The success of the Group’s business relies heavily on its marketing and branding efforts, and these efforts may not be successful

•        The Group’s business is dependent upon access to suitable vehicle inventory for resale to customers. Obstacles to acquiring suitable inventory for resale to customers, whether because of supply, competition, or other factors, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospect

•        The Group’s business is dependent upon its ability to refurbish and sell inventory expeditiously and efficiently

•        If the Group is unable to adapt to and satisfy customer demands in a timely and cost-effective manner, the Group’s ability to grow its business may suffer

•        The Group may be unable to identify or accurately evaluate suitable acquisition candidates or to complete or integrate past or prospective acquisitions successfully and/or in a timely manner, which could, among other things, divert its management’s attention, result in additional dilution to shareholders and otherwise disrupt the Group’s operations, which could have a materially adversely affect the Group’s growth

•        The Group relies on key third-party suppliers for the delivery of outsourced services to the Group and to provide financing, as well as value-added products, to its customers, and it cannot control the quality or fulfilment of these products

•        The Group relies on internal and external logistics to transport its vehicle inventory. Thus, it is subject to business risks and costs associated with the transportation industry

•        The Group will need to improve the capacity, speed and automation of its reporting systems and operational processes as it grows

•        Cyber breaches caused by malicious hacking could jeopardize the integrity of the Group’s IT systems and the security of its data

•        Failure to safeguard the Group’s customer and other personal data may result in reputational damage, financial penalties, claims from individuals and litigation, and decrease in revenues

•        The Group may require additional debt and equity capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to it, the Group’s business, operating results and financial condition may be materially adversely affected

•        The requirements of being a public company may strain the Group’s resources, divert management’s attention and affect the Group’s ability to attract and retain executive management and qualified board members

•        The Group has identified material weaknesses in its internal control over financial reporting (ICFR), and the business may identify additional material weaknesses in the future which may result in material misstatements of the Group’s financial statements or cause it to fail to meet its reporting obligations. If these material weaknesses are not remediated or the Group otherwise fails to establish and maintain effective control over financial reporting, its ability to accurately and timely report its financial results could be adversely affected

•        The Group’s operations may be adversely affected by legal, regulatory and other developments in the jurisdictions in which it operates. Non-compliance by the Group with applicable financial regulations could have a material impact on the Group

Risks Related to the Business Combination

•        Ajax’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination

•        If the anticipated benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Ajax’s and/or Listco’s securities may decline

•        Directors of Ajax have potential conflicts of interest in recommending that Ajax shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus

•        The announcement of the proposed Business Combination could disrupt Cazoo’s relationships with its customers, suppliers, finance partners and others, as well as its operating results and business generally

•        Cazoo’s financial projections are based on various assumptions that may not prove to be correct

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Listco’s actual financial position or results of operations would have been

•        Ajax and Cazoo will incur significant transaction and transition costs in connection with the Business Combination

•        The ability of Ajax shareholders to exercise redemption rights with respect to a large number of the outstanding Ajax Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares

SELECTED HISTORICAL FINANCIAL INFORMATION

Ajax I

The following table sets forth selected historical financial information derived from Ajax’s audited financial statements for the period from August 13, 2020 (inception) to December 31, 2020 and as of December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ajax” and Ajax’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

Ajax has neither engaged in any operations nor generated any revenues to date. Ajax’s only activities from inception through December 31, 2020 were organizational activities and those necessary to completing its initial public offering and identifying a target company for a business combination. Ajax does not expect to generate any operating revenues until after the completion of the Business Combination.

For the period from August 13, 2020 (inception) through December 31, 2020 (Restated)
Statement of Operations Data:
Formation and operational costs	$(1,852,924)
Interest income – bank	65
Interest earned on marketable securities held in Trust Account	97,827
Unrealized gain on marketable securities held in Trust Account	11,540
Change in fair value of derivative liability	(111,326,374)
Net loss	$(113,069,866)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	72,074,470
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$(0.00)
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	13,618,324
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(8.31)

Condensed Balance Sheet Data:
Total assets	$809,064,800
Total current liabilities	91,069
Warrant liability	155,599,680
Deferred underwriting compensation	28,174,682
Total Liabilities	$183,865,431
Commitments
Class A ordinary shares subject to redemption, 62,011,512 shares at redemption value	$620,199,367
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 18,487,578 shares issued and outstanding (excluding 62,011,512 shares subject to possible redemption)	1,849
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,944,343 shares issued and outstanding	894
Additional paid-in capital	118,067,125
Accumulated deficit	(113,069,866)
Total shareholders’ equity	$5,000,002

Cash Flow Data:
Net cash used in operating activities	$(3,771,774)
Net cash used in investing activities	(804,990,900)
Net cash provided by financing activities	809,396,029

Cazoo Holdings Limited

The following table sets forth selected historical consolidated financial information of Cazoo. The statement of profit or loss data for the years ended December 31, 2020 and 2019 and for the period from October 15, 2018 (inception) to December 31, 2018 and the consolidated statement of financial position data as of December 31, 2020, 2019 and 2018 are derived from Cazoo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read in conjunction with Cazoo’s audited consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo.” Cazoo’s audited consolidated financial statements are prepared and presented in accordance with IFRS. The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of Cazoo’s future performance.

£, and in ‘000, except per share data	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
Statement of Profit or Loss Data
Revenue	162,208	1,176	—
Cost of sales	(165,082)	(2,246)	—
Gross loss	(2,874)	(1,070)	—
Marketing expenses	(36,110)	(3,899)	—
Selling and distribution expenses	(17,693)	(2,059)	—
Administrative expenses	(42,358)	(10,650)	(179)
Loss from operations	(99,035)	(17,678)	(179)

Finance income	486	170	—
Finance expense	(1,298)	(456)	—

Loss before tax from continuing operations	(99,847)	(17,964)	(179)

Tax credit	969	—	—

Loss for the year from continued operations	(98,878)	(17,964)	(179)
Net loss from continuing operations per ordinary share, basic and diluted	£(0.66)	£(0.18)	£(0.00)
Discontinued operations
Loss after tax for the year from discontinued operations	(3,809)	—	—
(Loss) for the year	(102,687)	(17,964)	(179)
	As of December 31, 2020	As of December 31, 2019	As of December 31, 2018
	£’000	£’000	£’000
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	243,524	34,539	26,366
Total assets	507,681	106,720	31,435
Total liabilities	177,183	43,164	114
Net assets	330,498	63,556	31,321
Total equity	330,498	63,556	31,321

Non-IFRS Financial Measures

In addition to Cazoo’s results determined in accordance with IFRS, Cazoo believes that Adjusted EBITDA provides useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of its core operating performance or results of operations. Cazoo believes that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating its ongoing operating results and trends and because it provides consistency and comparability with past financial performance. However, its management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as net loss. Some of the limitations of Adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and other companies in Cazoo’s industry may calculate Adjusted EBITDA differently, or use a different accounting standard such as U.S. GAAP, which limits its usefulness as a comparative measure.

“Adjusted EBITDA” is defined as loss for the year from continued operations for the period adjusted for the impact of tax credit, finance income, finance expense, depreciation, amortization, share based payment expense and exceptional costs which do not relate to Cazoo’s core operations.

The table below presents a reconciliation of loss for the year from continued operations, the most comparable IFRS measure to Adjusted EBITDA for the periods presented.

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Loss for the year from continued operations	(98,878)	(17,964)	(179)
Adjustments:
Tax credit	(969)	—	—
Finance income	(486)	(170)	—
Finance expense	1,298	456	—
Depreciation(1)	5,897	705	—
Amortization	1,292	76	—
Share based payment expense	3,759	199	—
Exceptional costs(2)	6,883	—	—
Total adjustments	17,674	1,266	—
Adjusted EBITDA	(81,204)	(16,698)	(179)

____________

(1)      Depreciation of £5.9 million relates to continuing operations. Total depreciation charge is £11.9 million and includes the accelerated depreciation charges in relation to the write-down of Imperial’s leasehold improvement fixed assets at dealership sites converted into Cazoo customer centers.

(2)      Exceptional costs are primarily related to transaction costs and restructuring costs incurred in relation to the discontinuation of an acquired business. Specifically, £0.9 million was incurred as transaction costs in relation to the acquisition of Imperial and £6.0 million was incurred in relation to the discontinuation of the acquired Imperial’s business.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined statement of financial position information as of December 31, 2020 is derived from the unaudited pro forma condensed combined statement of financial position as of December 31, 2020 and combines the historical balance sheet of Ajax as of December 31, 2020 with the historical consolidated statement of financial position of Cazoo as of December 31, 2020 on a pro forma basis as if the Business Combination had been consummated as of that date.

The following selected unaudited pro forma condensed combined statement of profit or loss information for the twelve months ended December 31, 2020 combines the historical statement of operations of Ajax for the period August 13, 2020 (inception) through December 31, 2020 with the historical consolidated statement of profit or loss and other comprehensive income of Cazoo for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had occurred as of January 1, 2020. This information should be read together with the historical financial statements of Cazoo and related notes, Ajax’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ajax” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Ajax Class A Shares:

•        Assuming No Redemptions:    This presentation assumes that no Ajax shareholders exercise redemption rights with respect to their shares of Ajax Class A Shares upon consummation of the Business Combination; and

•        Assuming Maximum Redemptions:    This presentation assumes that Ajax shareholders exercise their redemption rights with respect to 60,499,090 shares of Ajax Class A Shares (approximately 75.2% of the outstanding Ajax Class A Shares) and such shares are redeemed for their pro rata share ($10.00/£7.33 per share) of the funds in the trust account for aggregate redemption proceeds of $605,073,095/£443,337,057, including a pro rata portion of interest accrued on the trust account. The maximum redemption scenario is based on the Aggregate Transaction Proceeds, consisting of trust account funds and PIPE Investment proceeds, of $1,000,0000,000 (£732,700,000) to be contributed at Closing of the Business Combination.

The historical financial statements of Cazoo have been prepared in accordance with IFRS and in its presentation currency of Pounds Sterling. The historical financial statements of Ajax have been prepared in accordance with U.S. GAAP in its presentation currency of United States Dollars. The historical financial information of Ajax has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information. For purposes of having unaudited pro forma condensed combined financial information, the historical balance sheet of Ajax has been translated into Pounds Sterling at the rate on December 31, 2020 of $1.00 to £0.7327 and the historical statement of operations of Ajax has been translated into Pounds Sterling using the average exchange rate for the period from August 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.7609.

The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. Cazoo, Ajax and Listco have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

	Historical Cazoo(£)	Historical Ajax($)	Pro Forma Assuming No Redemptions(£)	Pro Forma Assuming Maximum Redemptions(£)
	Amounts in thousands, except per share data
Statement of Profit or Loss Data For the Year Ended December 31, 2020
Revenue	162,208	—	162,208	162,208
Cost of sales	(165,082)	—	(165,082)	(165,082)
Gross loss	(2,874)	—	(2,874)	(2,874)
Marketing expenses	(36,110)	—	(36,110)	(36,110)
Selling and distribution expenses	(17,693)	—	(17,693)	(17,693)
Administrative expenses	(42,358)	—	(336,805)	(304,543)
Loss from operations	(99,035)	(1,853)	(393,482)	(361,220)

Net loss	(98,878)	(113,070)	(478,033)	(445,771)
Basic and diluted net loss per share	(0.66)	(8.31)	(0.63)	(0.59)

Statement of financial position as of December 31, 2020
Total current assets	387,576	3,965	1,023,055	980,352
Total assets	507,681	809,065	1,143,160	1,100,457
Total current liabilities	130,186	91	131,357	131,357
Total liabilities	177,183	183,866	292,362	292,362
Total shareholders’ equity	330,498	5,000	850,798	808,095

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical share information for Ajax and Cazoo, respectively, and unaudited pro forma per share information of Listco after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Ajax shareholders exercise redemption rights with respect to their shares of Ajax Class A Shares upon consummation of the Business Combination; and

•        Assuming Maximum Redemptions:    This presentation assumes that Ajax shareholders exercise their redemption rights with respect to 60,499,090 shares of Ajax Class A Shares (approximately 75.2% of the outstanding Ajax Class A Shares) and such shares are redeemed for their pro rata share ($10.00/£7.33 per share) of the funds in the trust account for aggregate redemption proceeds of $605,073,095/£443,337,057, including a pro rata portion of interest accrued on the trust account. The maximum redemption scenario is based on the Aggregate Transaction Proceeds, consisting of trust account funds and PIPE Investment proceeds, of $1,000,0000,000 (£732,700,000) to be contributed at Closing of the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net income (loss) per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the audited financial statements of Ajax and Cazoo and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited and pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income (loss) per share information below does not purport to represent the net income (loss) per share which would have occurred had the companies been combined during the periods presented, nor net income (loss) per share for any future date or period. The unaudited pro forma book value per share information below does not purport to represent what the value of Ajax and Cazoo would have been had the companies been combined during the period presented.

	Historical Cazoo (£)	Historical Ajax ($)	Pro Forma Assuming No Redemptions (£)	Pro Forma Assuming Maximum Redemptions (£)
As of December 31, 2020
Book value per share(1)	1.87	0.18	1.12	1.07
For the year ended December 31, 2020
Net income (loss) per share, Ajax Class A Shares subject to possible redemption – basic and diluted	—	0.00	—	—
Net income (loss) per share – basic and diluted(2)	(0.66)	(8.31)	(0.63)	(0.59)

No cash dividends were declared on Ajax or Cazoo ordinary shares during the period presented.

(1) Book value per share is calculated as:

•        Cazoo — total equity of Cazoo divided by Cazoo Shares outstanding as of December 31, 2020.

•        Ajax — total permanent equity of Ajax divided by Ajax Ordinary Shares outstanding as of December 31, 2020.

•        Pro forma — total shareholders’ equity of Listco divided by Listco Ordinary Shares expected to be outstanding after the close of the Business Combination.

(2) Net income (loss) per share is based on:

•        Cazoo — weighted average number of Cazoo shares outstanding for the year ended December 31, 2020.

•        Ajax — weighted average number of shares of Ajax Ordinary Shares outstanding for the period from August 13, 2020 (date of inception) through December 31, 2020.

•        Pro forma — number of Listco Ordinary Shares expected to be outstanding after the close of the Business Combination.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. In this section, “we,” “us” and “our” refer to Cazoo prior to the Business Combination and to Listco following the Business Combination. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus.

Risks Relating to Cazoo’s Business

The Group’s limited operating history makes it difficult to evaluate its current business and future prospects

The Group first began operations in December 2019 and therefore does not have a long history as a commercial company, and until 2021 has only operated in the UK. The Group’s business has grown rapidly as additional customers have purchased cars and related products and services through its platform. However, given this limited operating history, it is difficult to predict whether the Group will be able to maintain or grow it business. The Group also expects that its business will evolve in ways that may be difficult to predict. For example, in the past twelve months the Group has undertaken four acquisitions, including the acquisition of Imperial Car Supermarkets Limited (“Imperial”), Drover, Smart Fleet Solutions Limited (“Smart Fleet”) and Cluno, which have expanded the scope of its business, its storage and refurbishment facilities, the services it provides and the markets in which it operates. The Group has also invested, and continues to invest, in enhancing its digital platform and distribution infrastructure as it scales its business, including the opening of additional customer centers, the design and expansion of website functionality and features and the development of sophisticated data analytics and logistics software and network management, and such work is ongoing.

These types of activities subject the Group to various costs and risks, including increased capital expenditures, additional administration and operating expenses, potential disruption of its internal operations, additional demands on management time, the introduction of errors or vulnerabilities and other risks and costs of delays. The Group may not succeed in successfully developing its capabilities in each of these areas and a desirable return on investment may not be achieved on the investments made in these areas. As a result, the Group’s operating results are not predictable and its historical results may not be indicative of its future results.

The Group has a history of losses and it may not achieve or maintain profitability in the future

The Group has not been profitable since it began operations in December 2019 and had an accumulated loss of approximately £124.6 million as of December 31, 2020. The Group expects to continue to incur losses in the near future as it makes significant investments to further develop and expand its business (including investments in the acquisition of synergistic companies, infrastructure, advertising and the expansion of its vehicle inventory). While the Group believes it will become profitable in the future, these investments may not achieve the anticipated results and as such the Group cannot guarantee it will become profitable, achieve the levels of profit anticipated or achieve profit at all.

The Group may continue to incur losses in the future for a number of reasons, some of which are outside of its control, including slower than anticipated adoption of online channels for car buying, slower than anticipated demand for car purchases and subscriptions and the Group’s related products and services, increased competition, weakness in the automotive retail industry generally and a decline in global financial conditions that negatively impacts economic activity and employment. The Group may also encounter unforeseen expenses, difficulties, complications and delays in generating revenues or profitability. If the Group’s rate of generating revenues slows, it may not be able to reduce costs in a timely manner. In addition, if the Group reduces variable costs to respond to losses, this may limit its ability to acquire customers and grow revenues.

Accordingly, the Group may not achieve or maintain profitability and may continue to incur significant losses in the future, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s recent growth may not be indicative of its future growth and, if it continues to grow rapidly, the Group may not be able to manage its growth effectively

Since the Group began operations in December 2019, its revenues have grown to £162.2 million for the year ended December 31, 2020, from £1.2 million in the year ended December 31, 2019 (representing one month of operations in calendar year 2019). In the future, the Group’s revenues may not grow as rapidly as they did in 2020 or may decrease. The Group believes that future revenue growth will depend, among other factors, on its ability to:

•        increase awareness of the Cazoo brand;

•        increase the number of unique visitors to its website and the number of customers;

•        further improve the quality of its vehicle offering, and complementary products and services (including financing), and introduce high-quality new vehicles and services;

•        acquire sufficient suitable inventory, and effectively and timely refurbish them, at an attractive cost to meet the increasing demand for its vehicles;

•        successfully develop complementary business lines, such as its car subscription service¸ and identify suitable acquisition candidates;

•        successfully expand Cazoo’s business into new countries across Europe; and

•        further invest in and enhance the quality of its logistics operations, including its customer delivery experience.

The Group may not meet these objectives.

In addition, the Group’s historical rapid growth has placed and may continue to place significant demands on its management and its operational and financial resources. The Group has experienced significant growth in the number of users of its platform as well as the amount of data that it analyses. The Group has hired and expects to continue hiring additional personnel to support its rapid growth, including personnel in jurisdictions outside the United Kingdom. The Group’s organizational structure is becoming more complex as it adds staff, opens new customer centers and vehicle preparation centers across the United Kingdom and expands into new countries across Europe. The Group also believes that its entrepreneurial culture is an important contributor to its success and this culture may weaken as the Group grows, acquires new businesses and expands into new regions and markets. The Group will require significant capital expenditure and the allocation of valuable management resources to continue to grow without undermining its operations as well as its customers’ car-buying experience. If the Group cannot manage its growth effectively, maintain the quality and efficiency of its customers’ car-buying experience, and the quality of the vehicles it sells, this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may have difficulties implementing its growth strategy, which could have a material adverse effect on the Group’s business and results of operations

The Group’s ability to increase its revenues and pursue growth and development objectives depends on its success in carrying out its growth strategy, which includes increasing its market penetration in the UK and expanding its geographical footprint in Europe.

A number of factors may affect the achievement of the Group’s strategy, including, among others, demand for its vehicles, its ability to locate suitable inventory, the availability of suitable acquisition candidates and its ability to obtain funding. The Group may not be able to fulfill its strategy in the near term or at all. In the event that the Group continues to grow, it will have to react and adapt to the changing business environment, including the emergence of competitors with digital platforms that are similar to the Group’s platform. Growth in the volume of sales may also outstrip the Group’s ability to serve customers while maintaining the quality and efficiency of the customers’ car-buying experience. See “— If the Group is unable to adapt to and satisfy customer demands in a timely and cost-effective manner, the Group’s ability to grow its business may suffer” below.

In addition, the costs associated with the pursuit of the Group’s growth strategy, whether successful or not, may have a negative impact on the Group’s results of operations or an increase in the Group’s indebtedness. Furthermore, the time required to pursue its growth strategy could divert management’s attention from other business concerns.

If the Group fails to realize its strategic objectives in full or in part and in a timely manner, or if the underlying assumptions on which such objectives are based prove to be incorrect, its ability to increase its revenues and profitability as well as its ability to respond to competitive pressures could suffer, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Group’s growth strategy of expanding its geographical footprint in Europe could expose the business to new risks

The Group’s growth strategy of expanding its geographical footprint in Europe could expose the business to new risks that it may not have the expertise, capability or the systems to manage, including as a result of the United Kingdom’s exit from the European Union. These risks include cultural differences, difficulties in staffing and managing overseas operations, difficulties and delays in contract negotiation and enforcement and the collection of receivables under the legal systems of individual European countries, the risk of non-tariff barriers, regulatory and legal requirements affecting the Group’s ability to enter new markets (including requirements for joint ventures with local entities), difficulties in obtaining regulatory approvals, environmental permits and other similar types of governmental consents, obtaining the necessary sites for customer centers or vehicle preparation centers or securing essential local financing, liquidity, trade financing or cash management facilities, export and import restrictions, multiple tax regimes (including regulations relating to transfer pricing and withholding and other taxes on remittances and other payments from subsidiaries) and restrictions on repatriation of funds, other restrictions on foreign trade or investment sanctions and the burdens of complying with a wide variety of foreign laws and regulations. In addition, the expansion in Europe may divert management’s attention from the operation of existing businesses.

The Group’s expansion in Europe will also expose it to foreign exchange rate risk arising from various currency exposures, primarily with respect to Euros versus GBP. When the Group’s operating entities recognize assets and liabilities in the local currency, it creates translation risk when converting the net asset value into GBP. Net earnings are also exposed to the same risk when they are recognized in local currency; such an exposure remains until the accumulated net earnings are converted into GBP when remitting dividends upwards in the Group. The realization of foreign exchange or currency risks could negatively impact the Group’s business, financial condition, results of operations and prospects.

The current geographic concentration where the Group provides services creates an exposure to severe weather, local economies, regional downturns, or catastrophic occurrences that may materially adversely affect its financial condition and results of operations

For the fiscal year ended December 31, 2020, 100% of the Group’s revenues were derived from the UK. Beginning in 2021, with the acquisitions of Drover and Cluno, the Group began activities in France and Germany. Accordingly, the Group is subject to risks related to downturns in the economies of these regions, especially the UK, as well as downturns in the market for the Group’s products and services in these regions. In addition, the geographic concentration of the Group’s business exposes the Group to risks related to regional specific legislation, taxes and disasters such as earthquakes or floods, which could disproportionately affect the Group and its financial performance. Furthermore, the full effects of the United Kingdom’s exit from the European Union (“Brexit”) are currently unknown and Brexit may lead to uncertainty and potentially divergent national laws and regulations (including financial laws and regulations, tax and free trade agreements, immigration laws and employment laws). As such, the United Kingdom’s legal, political and economic relationship with the European Union may continue to be a source of instability in international markets, create significant currency fluctuations or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) for the foreseeable future and could adversely affect economic or market conditions in the United Kingdom and the European Union. Any such event or occurrence could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s ability to grow its complementary service offerings may be limited, which could negatively impact its growth rate, revenues and financial performance

As the Group introduces new offerings or expands existing offerings, including the launch of the Group’s car subscription service or other services or products or enters new markets, the Group may incur losses or otherwise fail to introduce these services or enter these markets successfully. The Group’s expansion into new offerings and markets may place it in competitive and regulatory environments with which it is unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish new service or product offerings or enter new markets, the Group expects to incur significant expenses and face various other challenges, such as expanding its customer advocate and management personnel to cover these markets and complying with complicated regulations that apply to these markets. The Group also faces risks in connection with the expansion of its customer base through its subscription service. For example, customers of the Group’s car subscription service may have a higher-than-expected rate of default due to macroeconomic factors or if the Group fails to correctly assess their creditworthiness, which would result in increased costs to the Group.

In addition, the Group may not successfully demonstrate the value of its new products and services to consumers, and failure to do so would compromise its ability to successfully expand into these additional businesses or achieve increasing attachment rates on these products and services over time. Any of these risks, if realized, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The global COVID-19 pandemic has impacted the Group’s business, financial condition, results of operations and prospects, and could exacerbate the adverse effects of other risks to its business

The Group’s business has been affected by the COVID-19 pandemic which has resulted in changes to the operations of its customer centers and vehicle preparation centers (e.g., social distancing measures, operational constraints and increased working from home activity). The nature of the Group’s business provides some protection against the negative effects of the COVID-19 pandemic (given its digital platform and emphasis on home delivery), and the Group has been able to keep all of its customer centers open with restricted activities during the COVID-19 pandemic. However, the Group was required to pause its vehicle purchasing and preparation activity for a number of weeks during March and April 2020 during the first national lockdown in the United Kingdom. As a result, the Group’s car inventory declined for a short period of time. In addition, the measures the Group has taken may not be sufficient to offset the impact of the COVID-19 pandemic going forward.

The full implications of the COVID-19 pandemic depend on a number of factors, such as the duration of the pandemic, the severity of current infection rates and subsequent waves of infection and mutations, the length of time it takes to effectively vaccinate the general population, government initiatives to limit the spread of the virus and the extent of macroeconomic measures introduced by authorities in response. The effectiveness of macroeconomic measures (e.g., government stimulus packages and measures introduced by central banks) will also influence the impact that the COVID-19 pandemic will have on the economy and ultimately the Group. There remains limited clarity in relation to these factors, and therefore the Group cannot reasonably estimate the impact of the COVID-19 pandemic on the Group’s business, financial condition, results of operations and prospects.

In addition, the COVID-19 pandemic may have an impact on consumer behavior and preferences in the medium to longer-term, including willingness to make large purchases such as vehicles. Furthermore, the temporary or permanent closure of traditional car dealerships during the course of the pandemic may have accelerated the online adoption of car retailing. The use of online platforms to purchase cars may slow or decline as traditional car dealerships reopen to full service. This could result in diminished demand for the Group’s products and services.

Any of the foregoing, including a prolonged period of government restrictions, as well as any resulting deterioration in general economic conditions or change in customer behavior, could adversely affect the Group’s business.

The Group may be unable to attract a sufficient audience to the Group’s website in a cost-effective manner

The Group’s success will depend, in part, on its ability to attract users to the Group’s website and to do so in a cost-effective manner. Although the Group has made substantial investments in advertising and public relations campaigns in order to raise awareness of, and direct traffic to, the Group’s website, and intends to continue to do so, these campaigns may not be successful. Factors important to maintaining and increasing the audience to the Group’s website include the Group’s ability to:

•        maintain a convenient and reliable user experience as consumer preferences evolve and as the Group expands into new product categories and markets;

•        develop and manage new and existing technologies and distribution channels, including smartphones and tablets; and

•        increase awareness of its brands and website through marketing and promotional activities.

In addition, the Group’s future success depends, in part, on its ability to provide adequate functionality for visitors who use mobile devices to search for and purchase cars and the number of transactions that are completed by those users. In the year ended December 31, 2020, approximately 80% of unique visitors to the Group’s website were attributable to mobile devices. The online market for purchasing vehicles is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If the market for online vehicle transactions does not gain more widespread acceptance, the Group’s business may suffer. Furthermore, the Group may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than it currently anticipates in order to attract additional consumers to its digital platform and convert them into purchasing customers. Specific factors that could prevent consumers from purchasing vehicles through the Group’s digital platform include a preference for the ability to physically test-drive and examine vehicles, the Group’s ability to provide the same level of website functionality to a mobile device that it provides on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity. In addition, the Group may not continue to innovate and introduce enhanced products that can be suitably conveyed on mobile platforms. Any failure to properly manage these factors could negatively affect the Group’s brands and reputation or its ability to attract and retain users.

The Group relies on search engines and vehicle listings sites to help drive traffic to its website, and if it fails to appear prominently in the search results or fails to drive traffic through paid advertising, its audience may decline and its business would be adversely affected

The Group depends in part on search engines, such as Google and Bing and vehicle listings sites such as Autotrader and Motors.co.uk to drive traffic to its website. The Group’s ability to maintain and increase the number of visitors directed to its website is not entirely within its control. A significant number of users access the Group’s website via links contained in search engines’ “natural” listings (i.e. listings not dependent on advertising or other payments). Search engines typically do not accept payments to rank websites in their natural listings and instead rely on algorithms to determine which websites are included and in what priority to order in the results of a search query. The Group endeavors to enhance the relevance of its website to common user search queries and thereby improve the rankings of the Group’s website in natural listings (a process known as “search engine optimization” or “SEO”). Search engines frequently modify their algorithms and ranking criteria to prevent their natural listings from being manipulated, which could impair the Group’s search engine optimization activities. These algorithms and ranking criteria may be confidential or proprietary information, and the Group may not have complete information on the methods used to rank the Group’s website. If the Group is unable to quickly recognize and adapt its techniques to such modifications in search engine algorithms or if the effectiveness of the Group’s SEO activities is affected for any other reason, it could suffer a significant decrease in traffic to the Group’s website. The Group’s website has experienced fluctuations in search result rankings in the past, and it anticipates similar fluctuations in the future.

The Group’s competitors may increase their search engine optimization efforts and outbid the Group for placement on various vehicle listings sites or search terms on various search engines, resulting in their websites receiving a higher search result page ranking than the Group’s. Search engine providers could also provide automotive dealer and pricing information directly in search results and search engine providers or vehicle listings sites could align with the Group’s competitors or choose to develop competing services.

Further, a violation of a search engine’s terms of service may result in a website’s exclusion from that search engine’s natural listings. If a search engine were to modify its terms of service or interpret existing or modified terms of service in a manner such that the Group’s SEO practices were deemed to violate such terms, the Group’s website could be excluded from the search engine’s natural listings. Such exclusion could significantly affect the Group’s ability to direct traffic to the Group’s website.

If search engines modify their algorithms in ways that are detrimental to the Group, if vehicle listings sites are unwilling to display any or all of the Group’s inventory or if they significantly increase the cost of doing so, or if its competitors’ efforts are more successful than the Group, overall growth in the Group’s audience could slow or its customer base could decline. Any reduction in the number of users directed to the Group’s website through search engines or vehicle listings sites could have an adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s business is dependent on the image and reputation of its brand

The Group’s financial performance is influenced by the image, perception and recognition of the Cazoo brand. The Group needs to maintain, protect, and enhance its brand in order to expand the Group’s base of users and increase their engagement with the Group’s website. This, in turn, depends on many factors such as the quality of the vehicles available for sale and the services provided, the level of customer service and advice, the efficiency of its delivery services and the Group’s communication activities including advertising, public relations, marketing and its general corporate and market profile. If the Group fails to maintain the standards on which its reputation is built, or if an event occurs that damages this reputation, such as accidents in or malfunctions related to Cazoo vehicles or services, consumer demand could be adversely affected which would have a material adverse effect on the Group’s business, sales and results of operations. Even the perception of a decrease in the quality of the Group’s vehicles, customer service or brand could impact results. The Group’s high rate of growth enhances the difficulty of maintaining the quality of its customers’ experience.

Complaints or negative publicity about the Group’s business practices, the quality of its vehicles or services, its marketing and advertising campaigns, compliance with applicable laws and regulations, the integrity of the vehicle data that it provides to users, data privacy and security issues, and other aspects of its business, especially on blogs and social media websites, and irrespective of their validity, could diminish customer confidence in the Cazoo platform and adversely affect the Cazoo brand. The growing use of social media increases the speed with which information and opinions can be shared and thus the speed with which reputation can be affected. While the Group may choose to engage in marketing campaigns to further promote the Group’s brands, these efforts may not be successful. A failure by the Group to correct or mitigate misinformation or negative information about the Group, the vehicles it sells or purchases, its customer experience, or any aspect of its brand, including information spread through social media or traditional media channels, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The success of the Group’s business relies heavily on its marketing and branding efforts, and these efforts may not be successful

The Group believes that an important component of its growth will be the growth of visitors to its website. As the Group is a consumer brand, it relies heavily on marketing and advertising to increase brand visibility with potential customers. The Group recorded expenses of approximately £36.0 million on marketing, customer experience, advertising and other marketing related costs in the year ended December 31, 2020 and anticipates that these expenses will increase in the year ending December 31, 2021. The Group is also heavily reliant on its website, which needs to evolve as the business scales. In the future, the Group may not be able to maintain the level of capital expenditures necessary to support the improvement or upgrading of its website in a timely manner or at all. The Group’s business model relies on its ability to scale rapidly to decrease incremental customer acquisition costs as it grows. If the Group is unable to recover marketing costs through increases in customer traffic and in the number of transactions by users of its platform, or if the Group’s broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s business is dependent upon access to suitable vehicle inventory for resale to customers. Obstacles to acquiring suitable inventory for resale to customers, whether because of supply, competition, or other factors, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects

The Group acquires cars for sale through numerous sources, including from used-car auctions, corporate suppliers including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements. The supply of suitable vehicles may not be sufficient to meet the Group’s needs and the vehicles may not be available at prices or on terms acceptable to the Group. For example, any reduction in the volume of new cars could negatively impact the supply of cars for our business. Currently, a number of OEM’s have announced new car production disruptions caused by a shortage of automobile microchips. In addition, suppliers may also choose to provide the Group’s competitors with certain vehicles or may prefer working with the Group’s competitors over the Group, limiting the Group’s ability to obtain inventory. The Group also currently acquires only a small percentage of used vehicles directly from consumers, however it plans to expand its consumer car buying service in 2021 which the Group expects will increase the availability of suitable vehicle inventory at attractive commercial costs. However, this service may not be successful or gain traction. A reduction in the availability of or access to sources of inventory could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

In addition, the shift to electric vehicles as a result of government mandates and consumer preferences may result in a dislocation in the supply of suitable vehicles in the medium term as used electric vehicles may not achieve wide consumer acceptance as a result of actual or perceived limitations on battery life or other concerns. New technologies, such as autonomous driving software, also have the potential to change the dynamics of car ownership in the future and could reduce the demand for both new and used cars. A decline in the volumes of new cars would result in a decline in the supply of used cars over time.

The Group evaluates thousands of potential cars to purchase daily using proprietary algorithms to determine appropriate appraisals based on a variety of factors including age, condition, consumer desirability and relative value as prospective inventory. Failure by the Group to adjust appraisals to stay in line with broader market trends or failure to recognize those trends, could adversely affect the Group’s ability to acquire inventory. In addition, if the Group’s appraisals are too high, it may be unable to generate sufficient profit or any profit on the sale of its vehicles. The Group’s ability to source vehicles could also be affected by competition.

A reduction in the availability of suitable vehicle inventory for any of the above reasons, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s business is dependent upon its ability to refurbish and sell inventory expeditiously and efficiently

The Group’s purchases of vehicles are based in large part on projected consumer demand. If actual sales are materially less than it forecasts, the Group would experience an over-supply of vehicle inventory. An over-supply of vehicle inventory will generally cause downward pressure on product sales prices and margins and increase its average days to sale. Vehicle inventory represents a significant portion of the Group’s total assets (approximately 22.7% (£114.7 million as of December 31, 2020). Having such a large portion of total assets in the form of inventory for an extended period subjects the Group to depreciation and other risks that affect its results of operations. Vehicles depreciate rapidly and therefore a failure to sell the Group’s inventory expeditiously or to recondition and deliver vehicles efficiently to customers could adversely impact the Group’s gross profit per unit. In addition, the Group’s capacity to refurbish used cars is limited and to the extent that the Group’s purchase of used cars exceeds the Group’s ability to refurbish them, the Group may be unable to expeditiously refurbish its used car inventory which would result in an increase of its average days to sale. Accordingly, if the Group has excess inventory or its average days to sale increases, the Group may be unable to liquidate such inventory at prices that allow it to meet margin targets or to recover its costs. which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects. In addition, as the Group grows and expands into Europe, it will require additional refurbishment capabilities either from third parties or through the creation of its own vehicle preparation centers. There is no assurance that the Group will be able to achieve such capabilities in a timely manner to meet its growth objectives.

The Group’s business is sensitive to changes in the prices of new and used vehicles

Any significant changes in retail prices for new or used vehicles could have a material adverse effect on the Group’s revenues and results of operations. For example, if retail prices for used vehicles rise relative to retail prices for new vehicles, it could make buying new vehicles more attractive to the Group’s customers than buying used vehicles, which could result in reduced used-car sales and lower revenues. Additionally, manufacturer incentives could contribute to narrowing the price gap between new and used vehicles.

Used vehicle prices may also decline for a variety of reasons including an increase in supply due to an increased number of new vehicle lease returns over the next several years. While lower used vehicle prices reduce the cost of acquiring new inventory, lower prices could also lead to reductions in the value of inventory the Group currently holds, which could result in impairments to the Group’s assets and have a negative impact on gross profit. Furthermore, any significant changes in wholesale prices for used vehicles could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

If the Group is unable to adapt to and satisfy customer demands in a timely and cost-effective manner, the Group’s ability to grow its business may suffer

The success of the Group’s business depends in part on effectively managing, maintaining and growing sales of its vehicle inventory and related products and services, refurbishing a sufficient number of used cars to meet customer demand and providing customers with a car buying experience that meets or exceeds their expectations. If for any reason the Group is unable to do so in a timely and cost-effective manner, this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

If the Group’s products and services do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could adversely affect consumer demand. In addition, the volume of customer service requests before and after delivery limits the Group’s service capacity and may prevent it from retailing service plans to customers effectively. Growth in the volume of sales may also outstrip the Group’s ability to serve customers while maintaining the quality and efficiency of the customers’ car-buying experience. The Group’s capacity to refurbish used cars is limited and to the extent that demand for the Group’s used cars exceeds the Group’s ability to refurbish cars, the Group may be unable to meet customer demand and may have to decrease its range of brands and models for sale. While the Group may look to expand its capacity or use third-party suppliers to refurbish cars, it may not be able to so in a timely manner or at a reasonable cost. This could adversely impact the Group’s reputation, customer demand for the Group’s vehicles and its competitive position.

If the Group cannot manage its growth effectively and maintain the quality and efficiency of the customers’ car-buying experience or the quality of the vehicles it sells, this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may be unable to identify or accurately evaluate suitable acquisition candidates or to complete or integrate past or prospective acquisitions successfully and/or in a timely manner, which could, among other things, divert its management’s attention, result in additional dilution to shareholders and otherwise disrupt the Group’s operations, which could have a materially adversely affect the Group’s growth

The Group’s business has grown significantly through the acquisition of complementary assets, businesses and technologies. Since July, 2020, the Group has acquired Imperial, Drover, Smart Fleet and Cluno. The Group’s strategy is to continue to grow its business through acquisitions of companies or assets that it believes are an appropriate strategic fit and will present opportunities to create value. Among the risks associated with acquisitions, including the four completed in the past twelve months that could materially adversely affect the Group’s growth, are the following:

•        the Group may not find suitable acquisition candidates or may face competition for them;

•        the Group’s history of utilizing capital stock, in addition to cash, as consideration may not continue to be acceptable to buyers;

•        the financing of any such acquisition may be unavailable on satisfactory terms;

•        synergies attributable to the acquisition may vary from expectations;

•        the Group may not successfully integrate the acquired company’s technology and teams;

•        the Group may not successfully transition and retain the acquired company’s customers;

•        the Group may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses or assets, such as costs and issues relating to monitoring, hiring and training of new personnel, or the integration of information technology (“IT”) and accounting and internal control systems;

•        the Group may incur costs associated with upgrading or rebranding acquired infrastructure or assets;

•        increased investments may be needed in order to understand new markets and new regulatory schemes and follow trends in these markets in order to effectively compete;

•        the Group may not be sufficiently familiar with the market of the acquired business to accurately predict its performance;

•        the Group may experience increased regulatory uncertainties;

•        potential harm to the Group’s existing business relationships as a result of an acquisition;

•        acquisitions may divert management’s attention from the operation of existing businesses;

•        the Group may not be able to retain key personnel at acquired businesses;

•        the Group may encounter unanticipated events, circumstances or legal liabilities related to the acquired businesses or assets; and

•        the Group may not plan or manage any acquisition effectively and an acquisition may not achieve anticipated synergies or other expected benefits.

In addition, following the integration of an acquired business or assets into the Group, such acquired business or assets may not be able to generate the expected margins or cash flows. Although the Group assesses each acquisition target, these assessments are subject to a number of assumptions and estimates concerning markets, profitability, growth, interest rates and company and asset valuations. The Group’s assessments of, and assumptions regarding, acquisition candidates may prove to be incorrect and actual developments may differ significantly from the Group’s expectations. Moreover, the Group may incur write downs, impairment charges or unforeseen liabilities, or encounter other difficulties in connection with completed acquisitions that could have a material adverse effect on its business, financial condition, results of operations and prospects.

Historically the Group has utilized a combination of equity and cash to acquire its targets and it expects to continue to do so in the future. As a result, acquisitions could result in dilutive issuances of equity securities, which could adversely impact the investment of existing shareholders. The Group has in the past and in the future may consider incurring indebtedness to pay for an acquisition. The incurrence of indebtedness could result in increased obligations and include covenants or other restrictions that restrict the Group’s operational flexibility, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Group operates in a competitive industry. Increased competition in online car sales could increase the Group’s marketing costs and affect the Group’s business, results of operations and prospects

The car retail market is highly competitive with respect to price, quality, service, location and vehicle offering. The Group’s current and future competitors may include:

•        traditional car dealers or marketplaces who could increase investment in technology and infrastructure to compete directly with the Group’s online retail model or online retail platforms such as Cinch in the UK and AutoHero in Europe;

•        search engines and vehicle listings sites and new entrants that could change their models to directly compete with the Group, such as Google, Amazon and AutoTrader.co.uk and Motors.co.uk; and

•        OEMs that could change their sales models through technology and infrastructure investments and enter into the subscription and/or direct online retail sales market themselves.

The Group also expects that new competitors will continue to enter the online and traditional automotive retail industry with competing brands, business models, products, and services, which could have an adverse effect on the Group’s business, financial condition, results of operations and prospects. The Group’s competitors may also develop and market new technologies that render the Group’s existing or future business model, products and services less competitive, undesirable or obsolete. In addition, if the Group’s competitors develop business models, products or services with similar or superior functionality to its solutions or broader in range than those of the Group or provide customers with more competitive pricing, this may adversely impact the Group’s business and prospects. Should OEMs enter into the subscription and/or direct online retail sales market themselves, they may remove discounts on new cars provided to the Group which would increase the Group’s costs.

The Group’s current and potential competitors may have significantly greater financial, technical, marketing and other resources than the Group has, and an ability to devote greater resources to the development, promotion and support of their products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than the Group. As a result, these competitors may be able to adapt more quickly, develop new technologies faster and undertake more extensive marketing or promotional campaigns.

In addition, if one or more of the Group’s competitors were to merge or partner with another of its competitors, the change in the competitive landscape could adversely affect the Group’s ability to compete effectively. If the Group is unable to compete with these competitors, the demand for its cars, products and services could substantially decline.

The Group may not be able to compete successfully against current or future competitors, and competitive pressures could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Loss of, or disruption to, the Group’s customer centers or vehicle preparation centers could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects

The Group operates 18 customer centers and five vehicle preparation centers in the United Kingdom and stores its sale-ready inventory at and delivers vehicles from these locations. The Group’s ability to deliver vehicles to customers is dependent on its operational infrastructure, particularly the efficient functioning of its customer centers and vehicle preparation centers. Further, the Group’s customer centers and vehicle preparation centers rely on inventory management and logistics technology. If this technology fails to operate correctly it could result in an interruption to or a significant diminishment in the Group’s ability to function until the technology is restored to working order, which could result in delays in deliveries to the Group’s customers, damage to the Group’s reputation and potentially a loss of customers or sales.

The Group’s customer centers also provide support in organizing deliveries, managing servicing, MOTs and repairs, dealing with insurance and warranty claims and answering general queries, and its vehicle preparation centers are used to refurbish used cars prior to sale. If one or more of these customer centers or vehicle preparation centers were to suffer an interruption to their operations, the Group may have difficulty in replicating their services at one of its other centers. Such an interruption could have a substantial impact on the Group’s ability to refurbish vehicles to its quality standards, fulfil customer orders or address its customers’ needs, which could result in damage to the Group’s reputation and potentially a loss of customers or sales. For example, the Group was required to pause its vehicle purchasing and preparation activity for a number of weeks in March and April 2020 during the first national lockdown in the United Kingdom as a result of the COVID-19 pandemic. As a result, the Group’s used car inventory declined for a short period of time.

Although the Group has established business continuity procedures designed to minimize the impact of any such disruption, including work from home procedures where necessary, those procedures may not be adequate or effective. The Group maintains insurance to cover material exposures; however, the insurance coverage may not be sufficient and insurance proceeds may not be paid on a timely basis to the Group if any of its customer centers or vehicle preparation centers are unavailable for any extended period of time. As a result, any loss of or disruption to any of the Group’s customer centers and vehicle preparation centers may have a material adverse effect on its business, financial condition, results of operations and prospects.

The Group relies on key third-party suppliers for the delivery of outsourced services to the Group and to provide financing, as well as value-added products, to its customers, and it cannot control the quality or fulfilment of these products

The Group’s operations are subject to a number of risks, some of which are outside of its control, including failure of a supplier to provide the required level of service, comply with the terms of an agreement with the Group; interruption of operations or increased costs in the event that a supplier ceases its business due to insolvency or other unforeseen circumstances; failure of a supplier to comply with applicable legal and regulatory requirements or the Group’s policies; and difficulty in managing the workforce, labor unrest or other employment issues. This in turn, may affect the Group’s relationships with its customers and damage its reputation. In addition, the Group may incur liability to third parties as a result of the actions of its supplier.

Outsourced services may cease to be provided, for example due to a contract period expiring or a contract being terminated, and there can be no guarantee that the chosen suppliers will be able to provide the functions for which they have been contracted. Although the Group may replace suppliers or decide to perform functions itself, the Group cannot ensure that such substitution can be accomplished in a timely fashion or without significant costs or disruption to its operations. Any failure of third-party suppliers to deliver the contracted services could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects, particularly if a disruption occurs during peak trading periods.

The Group also relies on agreements with third-party lenders to finance its vehicle inventory purchases. If the Group is unable to extend these agreements on favorable terms or at all, or if the agreements are terminated or expire and are not renewed, the Group’s inventory supply may decline, resulting in fewer vehicles available for sale on its website. If the Group is unable to renew the facilities with its third-party lenders or find satisfactory replacements, whether because of its financial and operating performance or for other reasons, the Group’s ability to acquire inventory would be adversely affected. New funding arrangements may include higher interest rates or other less favorable terms. These financing risks, in addition to rising interest rates and changes in market conditions, if realized, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group also offers value-added products to its customers through third-party service providers, including Assurant and RAC roadside assistance. As the Group utilizes third-party service providers, it cannot control all of the factors that might affect the quality and fulfilment of these services and products, including (i) lack of day-to-day control over the activities of third-party service providers, (ii) that such service providers may not fulfil their obligations to the Group or its customers or may otherwise fail to meet expectations and (iii) that such service providers may terminate their arrangements with the Group on limited or no notice or may change the terms of these arrangements in a manner unfavorable to the Group or its customers for reasons outside of its control. Such providers also are subject to local and national regulations and any failure by such third-party service providers to comply with applicable legal requirements could cause the Group financial or reputational harm.

In addition, the Group relies on third-party lenders to finance its customers’ vehicle purchases. To the extent that the Group’s finance customers have a higher-than-expected default rate, this may affect the Group’s ability to agree customer financing with third-party lenders on acceptable terms or at all. Moreover, the Group receives fees from these third-party service providers in connection with finance, service and insurance products purchased by its customers. A portion of the fees the Group receives on such products is subject to chargebacks in the event of early termination, default or prepayment of the contracts by end-customers, which could have an adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s revenues and results of operations are partially dependent on the actions of these third parties. If one or more of these third-party service providers cease to provide these services or products to the Group’s customers, tighten their credit standards or otherwise provide services to fewer customers or are no longer able to provide them on competitive terms, any of these could have a material adverse effect on the Group’s business, revenues and results of operations. In addition, as the Group expands in Europe, it is likely to require increased reliance on third-party suppliers for refurbishment, logistics and transportation activity until the Group successfully scales its operations and builds its own infrastructure. If the Group is unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, or to successfully build its own European infrastructure, it could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects. In addition, disagreements with such third-party service providers could require or result in costly and time-consuming litigation or arbitration.

The Group relies on internal and external logistics to transport its vehicle inventory. Thus, it is subject to business risks and costs associated with the transportation industry

The Group relies on a combination of internal and external logistics to transport vehicles from the site of purchase to its vehicle preparation centers, then to its customer centers and then directly to its customers. As a result, the Group is exposed to risks associated with transportation, such as weather, traffic patterns, gasoline prices, recalls affecting its vehicle fleet, local and national regulations, insufficient internal capacity, rising prices of external transportation vendors, taxes, license and registration fees, insurance premiums, difficulty in recruiting and retaining qualified drivers, disruption of its technology systems and increasing equipment and operational costs. The Group is also exposed to the risks of vehicular crashes, which may result in serious injury to or loss of life of an employee or third party. In addition, as the Group expands in Europe, it is likely to require increased reliance on third-party suppliers for transportation activity in the near term until it successfully scales it logistics operations. The Group’s failure to successfully manage its logistics and fulfilment process could cause a disruption in the Group’s inventory supply chain and distribution, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s business is subject to risks related to the larger automotive ecosystem, including consumer demand, the shift to electric vehicles, global supply chain challenges and other macroeconomic issues

The Group’s business may be negatively affected by challenges to the larger automotive ecosystem, including urbanization, global supply chain challenges and other macroeconomic issues. The shift to electric vehicles as a result of government mandates and consumer preferences may result in a dislocation in the supply of suitable vehicles in the medium term as there may be fewer used electric vehicles available. New technologies such as autonomous driving software also have the potential to change the dynamics of car ownership in the future. A decline in the volume of new cars would result in a decline in the supply of used cars over time. In addition, manufacturer recalls are a common occurrence. Recalls and a scrutiny surrounding selling used vehicles with open safety recalls could adversely affect used vehicle sales or valuations, could cause the Group to temporarily remove vehicles from inventory, sell affected vehicles at a loss, incur increased costs and could expose the Group to litigation and adverse publicity related to the sale of recalled vehicles. See “— The Group’s business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls and potential financial issues” below.

Decreases in consumer demand could adversely affect the market for vehicles and, as a result, reduce the number of consumers using the Group’s platform. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of vehicles may be affected by negative trends in the economy, in particular the economy of the United Kingdom or the European Union, and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, increased regulation and increased unemployment. See “— Downturns in general economic and market conditions and reductions in spending may reduce demand for the Group’s products” below.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls and potential financial issues

Adverse conditions affecting one or more automotive manufacturers, including financial issues, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects and could impact the supply of vehicles. The Group’s business may be negatively affected by challenges to the larger automotive ecosystem, including global supply chain challenges, such as those resulting from the ongoing microchip shortage. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. Recalls and the increased regulatory scrutiny surrounding selling used vehicles with open safety recalls could adversely affect used vehicle sales or valuations, could cause the Group to temporarily remove vehicles from inventory, could force it to incur increased costs and could expose it to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Vehicles in the Group’s inventory may be stolen, damaged or destroyed before they can be sold. In addition, the Group’s vehicles used for its subscription service may be stolen, damaged or destroyed before being returned to the Group

Vehicles in the Group’s inventory comprise a large share of its total assets. As of December 31, 2020, the value of the Group’s overall inventory amounted to £114.7 million. Given the size of this inventory, the Group requires significant space to store its cars. To this end, the Group has entered into agreements with third-party logistics partners to handle the transport and storage of its cars. The Group has limited control over the third-party logistics partners and cannot guarantee that cars in its inventory will be properly protected (e.g., against theft or vandalism).

In addition, given that the Group’s cars are typically stored in unroofed parking lots, force majeure events such as flooding, fires or hail may affect a large number of its cars. These type of parking lots also have an increased risk of theft or vandalism. Such events may cause the Group to incur large, uninsured damages, deprive it of a significant portion of its inventory and reduce customer satisfaction if the Group cannot deliver sold cars. In addition, vehicles provided to customers under the Group’s car subscription service may be stolen, damaged or destroyed before being returned to the Group. While the Group carries insurance for its vehicles, the insurance coverage may not be sufficient.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may be adversely affected by fraudulent behavior of sellers or purchasers of its cars or an inability to correctly assess their creditworthiness

Given the large number of used cars the Group sources, the Group does not check publicly available registers for all of the cars purchased and the process and details of public registers differ between the United Kingdom and the various European markets in which it is entering. Consequently, it may be difficult to detect that cars offered to the Group have been stolen. Criminals attempting such sales tend to be sophisticated, presenting the Group with fake identities, forged car documentation (e.g., a fake registration document and vehicle registration, or obtaining such documentation by submitting false information to the relevant governmental agencies). Given that applicable laws in many European jurisdictions, including Germany, prevent the Group from acquiring ownership if cars purchased by the Group were stolen, the Group may be required to return such cars to their actual owners without being able to recover the money paid for them. In addition, the Group’s reputation may suffer as a result of such transactions.

When deciding whether to provide financing or subscription services to consumers, the Group analyzes their creditworthiness by relying, among other things, on the assessments of third-party credit agencies. There is, however, no guarantee that the systems of these agencies will function properly or that there are no gaps or errors in their assessment. Going forward, the Group may develop and rely on its own automated credit assessment software. The Group’s credit risk algorithms are, however, unproven and may not function as envisaged. Consequently, the Group may fail to correctly assess the creditworthiness of consumers. If purchases or payments are not properly authorized or payment confirmations are transmitted in error, the relevant purchasers may turn out to have insufficient funds or be able to defraud the Group, which would adversely affect the Group’s operations and result in increased legal expenses and fees. High levels of fraud could result in the Group having to comply with additional requirements or pay higher payment processing fees or fines. Furthermore, permitting new and innovative online payment options may increase the risk of fraud. In addition, as the Group expands into new geographies and markets and opens new customer collection centers, the risk of fraud will increase.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may experience significant returns of cars sold

Consumers who purchase cars have the right to return such cars within a period of seven days from delivery and to receive full refunds, assuming they have driven no more than a stated maximum amount of miles or kilometers per the Group’s terms and conditions and providing the car is undamaged. In the year ended December 31, 2020, the return rate for cars sold under this offering amounted to 5.1%. Returning cars is more cost-intensive than returns for other goods sold online due to the size and weight of vehicles. If the Group faces high levels of returns (e.g., due to customers being dissatisfied with their car or customer service) the Group may incur significant costs. Continued growth of the Group’s car sales and subscription services is likely to increase the absolute number of returns, which may force the Group to allocate additional resources to the handling of such returns and may further complicate its operations.

In addition, the Group typically purchases cars ‘as is’ based on the details provided and the Group assumes responsibility for any defects these cars may have, assuming they were not previously disclosed by the seller. The Group also sells cars through its wholesale channel and, in the case where these cars have defects that have not been disclosed, the Group may be required to compensate the purchaser or take back the deficient vehicle, which may result in significant transport costs, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may experience seasonal and other fluctuations in its operating results, which may not fully reflect the underlying performance of its business

The Group expects its results of operations, including revenues and profitability, if any, and cash flow to vary in the future based in part on, among other things, consumers’ car-buying patterns. Industry vehicle sales exhibit seasonality with sales peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of industry vehicle sales expected to occur in the fourth calendar quarter. Due to the Group’s rapid growth, its sales patterns to date have not reflected the general seasonality of the automotive industry, but the Group expects this to change once its business and markets mature. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. In the future, this may result in a gross profit per unit higher on average in the first half of the year than in the second half of the year.

In addition, a significant portion of the Group’s expenses are fixed and do not vary proportionately with fluctuations in revenues. If sales during peak seasons are significantly lower than expected for any reason, the Group may be unable to adjust its expenses in a timely manner and may be left with a substantial amount of unsold inventory which may be difficult to liquidate and the value of which may depreciate. At the same time, if the Group fails to obtain sufficient inventory of appropriate vehicles, it may not have an adequate supply of products to meet consumer demand.

The Group is highly dependent on its senior management team and other highly skilled personnel, and if it is not successful in attracting or retaining highly qualified personnel, it may not be able to successfully implement its business strategy

The Group’s results and success are dependent in part on its ability to attract and retain effective personnel. The Group’s performance depends significantly on the efforts and abilities of its key senior management, including Alex Chesterman (Chief Executive Officer) and Stephen Morana (Chief Financial Officer). The Group’s senior management have substantial experience and expertise and have made significant contributions to the Group’s continuing growth and success. The loss of any members of the senior management or other key employees without the prompt addition of appropriate replacements could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects. The Group may be unable to find appropriate replacements in a timely manner or the replacements, once appointed, may not perform as effectively as expected. In addition, the Group may not continue to be able to retain or attract a sufficient number of skilled personnel, including within the commercial, car refurbishment, sales and marketing, software engineering, data and IT teams, on attractive terms or at all. Any inability to recruit, train or retain such personnel could hinder the Group’s ability to successfully operate its business and to meet business objectives and timelines, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Group is exposed to risks in connection with product-related warranties as well as the provision of services, which may be costly

The Group provides a 90-day warranty and offers insurance and service plans to its customers. There is a risk that, relative to the warranties and insurance and service plans provided, the calculated product prices and the provisions for its warranty and insurance and service risks have been set, or will in the future be set, too low. There is also a risk that the Group may be required to extend the 90-warranty originally granted or to provide services as a courtesy or for reasons of reputation where it is not legally obliged to do so, and for which the Group will generally not be able to assert claims in recourse against suppliers or insurers. Any of the foregoing could have a material adverse effect on its business, financial condition, results of operations and prospects.

A significant disruption in service of the Group’s website and information technology systems could result in a disruption in the Group’s business and could have a material adverse effect on its results of operations

The Group’s brand, reputation and ability to attract customers and generate revenues depend on the reliable performance of its website and the supporting systems, technology and infrastructure. The Group’s services are accessed by a large number of users, often at the same time, and as user traffic increases, the Group may not be able to scale its technology to accommodate increased capacity requirements, which may result in interruptions or delays in service. The Group has experienced minor interruptions in its systems in the past, including server failures, that temporarily slowed the performance of the Group’s website and the Group may experience interruptions in the future. Notwithstanding efforts to prevent website or IT failure or disruption, including established disaster recovery plans, interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses, malware, cyber-attacks, power outages, physical or electronic break-ins, fire, telecommunications failures, floods or other malfunctions and disruptions, could affect the availability of inventory on the Group’s website and prevent or inhibit the ability of customers to access its website. Problems with the reliability or security of the Group’s systems could harm its reputation, prevent it from making sales, result in a loss of customers and result in additional costs.

In addition, problems faced by the Group’s third-party web-hosting providers, including Amazon Web Services, could adversely affect the experience of its customers. For example, the Group’s third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Any financial difficulties, up to and including bankruptcy, faced by the Group’s third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on the Group’s business, the nature and extent of which are difficult to predict. The Group may not be able to find a replacement provider within a timely manner or on commercially favorable terms, which may result in reduced revenues and profitability, deteriorating cash flow and reduced market share. In addition, if its third-party web-hosting providers are unable to keep up with its growing capacity needs, the Group’s business could be harmed.

In the future, the Group may not be able to maintain the level of capital expenditures necessary to support the improvement or upgrading of its IT infrastructure. Any failure to effectively maintain, improve or upgrade its IT infrastructure and management information systems in a timely manner or at all could have a material adverse effect on the Group’s business, financial condition, results of operations or prospects.

The Group will need to improve the capacity, speed and automation of its reporting systems and operational processes as it grows

The Group has experienced substantial growth in its business that has placed, and may continue to place, significant demands on the Group’s management and operational infrastructure. As the Group’s operations grow in size, scope and complexity, including as the Group becomes a public company, it will need to improve the capacity, speed and automation of its reporting systems and operational processes. As a public company, Listco will incur additional expenses including registration and listing fees, increased corporate governance costs and other similar expenditure. See “— The requirements of being a public company may strain the Group’s resources, divert management’s attention and affect the Group’s ability to attract and retain executive management and qualified board members” below.

Further, continued growth could also strain the Group’s ability to maintain reliable service levels for its users and inhibit the Group’s ability to develop and improve its operational, financial, and management controls, enhance the Group’s reporting systems and procedures, and recruit, train and retain highly skilled personnel.

Managing the Group’s growth will require significant expenditures and allocation of valuable management resources. If the Group fails to achieve the necessary level of efficiency in its organization as it grows, the Group’s business, financial condition, results of operations or prospects could be materially adversely affected.

The Group’s business relies on e-mail and other messaging services, and any restrictions on the sending of e-mails or messages or an inability to timely deliver such communications could materially and adversely affect the Group’s business, financial condition and results of operations

The Group uses e-mail and other messaging services both for internal employee communication purposes and as a free marketing tool to promote its services and website to customers. Promotions offered through e-mail and other messages sent by the Group are an important part of its marketing strategy. The Group provides e-mails to customers and other visitors informing them of the convenience and value of using its platform, as well as updates on orders placed, new inventory and price updates on listed inventory, and the Group believes these e-mails, coupled with its general marketing efforts, are an important part of the customer experience and help generate revenues. If the Group is unable to successfully deliver e-mails or other messages to its employees and customers, or if customers decline to open the Group’s e-mails or other messages, its revenues could be materially and adversely affected. In addition, the Group’s e-mails may be shown as “spam” or given a lower priority, which could reduce the likelihood of customers opening or responding positively to them. Actions by third parties to block, impose restrictions on, or charge for the delivery of, e-mails and other messages, as well as legal or regulatory changes limiting the Group’s right to send such messages or imposing additional requirements, could impair the Group’s ability to communicate with customers.

The Group also relies on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit the Group’s ability or customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially and adversely affect the Group’s business, financial condition, results of operations or prospects. If the Group is not able to use unpaid marketing tools in the form of e-mails or other messages efficiently, this could impair its marketing efforts or make them more expensive if it has to increase spending on paid marketing channels.

Furthermore, malfunctions of the Group’s e-mail and messaging services could result in erroneous messages being sent and customers no longer wanting to receive any messages from the Group. Furthermore, the Group’s process to obtain consent from visitors to its website to receive newsletters and other messages from the Group and to allow it to use their data may be insufficient or invalid. As a result, such individuals or third parties may accuse the Group of sending unsolicited advertisements and other messages, which would result in claims being brought against the Group.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group is subject to risks related to online payment methods

The Group accepts payments for its vehicles through a variety of methods, including credit card, debit card and bank transfers. As it offers new payment options to customers, the Group may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, the Group pays interchange and other fees, which may increase over time and raise its operating costs. The Group is also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for the Group to comply. As its business changes and it enters new markets, the Group also may be subject to different rules under existing standards, which may require new assessments that involve costs above what the Group currently pays for compliance. If the Group fails to comply with the rules or requirements of any provider of a payment method it accepts, if the volume of fraud in its transactions limits or terminates its rights to use payment methods it currently accepts, or if a data breach occurs relating to its payment systems, the Group may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, its ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group occasionally receives orders placed with fraudulent credit card data, including stolen credit card numbers, or from clients who have closed bank accounts or have insufficient funds in open bank accounts to satisfy payment obligations. The Group may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, the Group may be liable for fraudulent credit card transactions. If the Group is unable to detect or control credit card or other fraud, its liability for these transactions could be substantial.

Cyber breaches caused by malicious hacking could jeopardize the integrity of the Group’s IT systems and the security of its data

The rise in cyber- and data-related crime presents a significant challenge in terms of securing data and systems against attack. The increase in online access throughout the retail landscape increases the Group’s exposure to potential cyber threats. The Group’s systems, website, data (wherever stored), software or networks, and those of third parties, may be vulnerable to security breaches, including unauthorized access (from within the Group’s organization or by third parties), computer viruses or other malicious code and other cyber threats that could have a security impact. The Group and third parties may not be able to anticipate evolving techniques used to effect security breaches (which change frequently and may not be known until launched), or prevent attacks by hackers, including phishing or other cyber-attacks, or prevent breaches due to employee error or malfeasance, in a timely manner, or at all. Cyber-attacks have become far more prevalent in the past few years, leading potentially to the theft or manipulation of confidential and proprietary information or loss of access to, or destruction of, data on the Group’s or third-party systems, as well as interruptions or malfunctions in the Group’s or third-parties’ operations.

Attacks on the Group’s information technology networks may increase in the future as a public company. The Group and its suppliers are at a risk of suffering materially from such attacks and breaches, which could adversely affect the Group’s ability to process customer and consumer transactions and manage inventories, result in the Group incurring significant additional costs to modify its protective measures or to investigate and remediate vulnerabilities, and result in significant losses, reputational harm, competitive disadvantage and sometimes physical damage. The Group may also be subject to related litigation and financial losses that are either not insured against or not fully covered through the Group’s insurance policies as well as being obliged to incur costs through a need to engage third party experts, advisers and consultants. The Group may also be subject to regulatory intervention, significant regulatory fines and sanctions, particularly as a result of the increasing regulatory focus on promoting the protection of customer information and the integrity of information technology systems.

The Group has security measures in place to safeguard customer information and has invested in cyber security and added additional controls but still may suffer a major loss or unavailability of customer, employee or other personal data, or other business sensitive data, due to inadequate or failed processes or systems, human error, employee misconduct, catastrophic events, external or internal security breaches, acts of vandalism, computer viruses, malware, ransomware, misplaced or lost data, or other events that could disrupt the Group’s normal operating procedures and have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, with the rise in remote working as a response to the COVID-19 pandemic, the risk of one of the Group’s employees compromising the Group’s systems or misusing data or confidential information has grown.

Failure to safeguard the Group’s customer and other personal data may result in reputational damage, financial penalties, claims from individuals and litigation, and decrease in revenues

The Group collects, stores and uses data in its operations that may be protected by data protection and privacy laws. The Group has taken steps to comply with the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”) and the GDPR as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and relevant statutory instruments (the “UK GDPR”). Such laws govern the Group’s ability to collect, use and transfer personal data, including relating to its customers and business partners, as well as any such data relating to its employees and others. The Group routinely transmits and receives personal, proprietary and confidential information (including debit and/or credit card details of its customers) by electronic means and therefore relies on the secure processing, storage and transmission of such information in line with regulatory requirements (including Payment Card Industry — Data Security Standards). Therefore, the Group is exposed to the risk that such data could be wrongfully appropriated, lost or disclosed, damaged or processed in breach of privacy or data protection laws. Failure to comply with the GDPR, the UK GDPR and other applicable data protection laws may result in reputational damage, financial penalties and fines, claims from individuals and litigation, and loss of competitive advantage. For example, breaches of the GDPR can result in fines of up to 4% of annual global turnover.

In addition, the Group works with third-party service providers that process personal data on the Group’s behalf. There is a risk that those service providers may not fully comply with the relevant contractual data processing terms and all data protection obligations imposed on them (including by applicable law). Any failure by such third-party service providers to maintain and protect customer or other personal data could affect the quality of the Group’s services, compromise the confidentiality of the Group’s customer and other data or cause service interruptions. Such a failure may also result in the imposition of fines and other penalties and could lead to litigation that may result in the Group being ordered to pay damages and other costs and, as a result, could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Group also uses cookies and similar technologies on its website including to allow its website to work, to analyze and improve its website, to personalize customers’ experiences and to market products to users through advertisements. In recent years, regulators in the EU and the UK have expressed increased concern over the use of third-party cookies and similar technologies including for online behavioral advertising and laws in this area are also subject to reform. In the EU and the UK, laws implementing the e-Privacy Directive 2002/58/EC require the Group to obtain informed consent for the placement of a cookie on a customer’s device for certain purposes, and the GDPR also imposes additional conditions in relation to that consent, such as a prohibition on pre-checked consents. There has been increased scrutiny of compliance with these laws in some EU jurisdictions over the past 12 months and any failure to comply with the law on cookies may lead to regulatory enforcement action with the possibility of fines.

The Group may not succeed in adequately protecting its intellectual property and know-how

The Group relies on a combination of trademark registrations, domain name registrations, and unregistered rights including copyright, unregistered designs, database rights and trade secrets, as well as contractual provisions and restrictions on access to and use of proprietary information to protect its brands, technologies, algorithms, applications and systems, a number of which are of essential importance to its business success. Although the Group has taken steps consistent with industry practice to protect its intellectual property and know-how, such steps may be inadequate.

The Group has a portfolio of registered trademarks in respect of the various trading names and logos used in connection with its website. Competitors may adopt service names similar to the Group’s, thereby harming the Group’s ability to build its brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of the Group’s trading name and logo. The Group also owns a portfolio of internet domain names related to its brand and website. The Group actively monitors the domain name market for any changes and additions and seeks to protect its brand through the registration of additional domain names, where appropriate. However, the Group may not be able to acquire or maintain all domain names that relate to its brand.

The Group may need to seek intellectual property protection of its brand, technologies and algorithms in any new geographic market that it enters. There is a risk that registered trademark protection for the Group’s trading names and logo may not be available as a result of prior rights held by third parties.

To the extent that the Group’s brand, technologies and algorithms are not protected by intellectual property rights or the law protecting confidential information, third parties, including competitors, may be able to commercialize or otherwise use the Group’s brands, technologies and/or algorithms without compensation. The Group also faces the risk that existing or new competitors may independently develop similar or alternative technologies that are equal or superior to the Group’s technology without infringing the Group’s intellectual property rights or may design around the Group’s proprietary technologies.

Furthermore, litigation or proceedings before governmental authorities in the United Kingdom and overseas may be necessary in the future to enforce the Group’s intellectual property rights, to protect its brand, trade secrets and domain names and to determine the validity and scope of its proprietary rights and those of others. See “— The Group may be subject to intellectual property rights claims, which are costly to defend and could require it to pay damages or an account of profits” below.

Any of these risks, if realized, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may be subject to intellectual property rights claims, which are costly to defend and could require it to pay damages or an account of profits

Companies in the internet and technology sectors may enter into litigation in order to enforce and protect their intellectual property rights. Third parties may in the future assert that the Group has infringed their intellectual property rights. As the Group faces increasing competition and expands its business into new services and markets, the possibility of being subject to intellectual property rights claims may grow.

The Group’s technologies may not be able to withstand third-party claims against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management’s attention. If the Group was found to be in violation of a third-party’s intellectual property rights, the Group may be required to pay compensation, including damages, or an account of profits, or be subject to injunctions that prevent it from using certain technologies. The Group may have to seek a license to use the intellectual property rights in the technology, which may not be available or available on reasonable terms and may significantly increase its operating expenses. As a result, the Group may be required to develop alternative non-infringing technology, which could require significant effort and expense. If the Group cannot license or develop aspects of its technology due to infringement of third-party intellectual property rights, the Group may be forced to limit its product and service offerings and may be unable to compete effectively.

In addition, like many businesses, the Group uses open-source software and will continue to use open-source software in the future. Open-source software is generally licensed without any support, warranties or other protections regarding infringement, origin or quality. Some open source licences may, depending on how the Group uses or modifies the licensed software, require that the Group make available the source code of its modifications to or derivatives of the open source software or grant other licences to the Group’s intellectual property. This may include allowing third parties to make further modifications to and distributions of that source code, in some circumstances at no or minimal cost. Some open source licences may also require the Group to make the source code for its proprietary software available under the terms of the open source licence, depending on how the Group combines its proprietary software with the relevant open source software. Companies that use open source software have faced challenges to their use of open source software and other software incorporating it. As such, the Group could be subject to lawsuits claiming that it has not complied with applicable open source licence terms. If the Group is held to have breached or failed to comply with an open source software licence, it could be exposed to liability and be required to re-engineer its software.

Any of these risks, if realized, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group may require additional debt and equity capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to it, the Group’s business, operating results and financial condition may be materially adversely affected

The Group may require additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase its marketing expenditures to improve its brand awareness, expand its geographical footprint, build and maintain its inventory of quality vehicles, develop new products or services (including car subscription services), further improve existing products and services, enhance its operating infrastructure and acquire complementary businesses and technologies. Accordingly, the Group may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when the Group needs them, on terms that are acceptable to it, or at all. In addition, any debt financing that the Group secures in the future could involve restrictive covenants which may make it more difficult for the Group to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on the Group’s ability to obtain debt financing. If the Group raises additional funds through further issuances of equity or convertible debt securities, the Group’s existing shareholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of the Group’s ordinary shares. If the Group is unable to obtain adequate financing or financing on terms satisfactory to it when required, the Group’s ability to continue to pursue its business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group relies, or may rely in the future, on various of forms of debt financing to operate its business, including car financing facilities, mortgage debt and syndicated loans, and there is no guarantee that such financing will be available in the future on acceptable terms, or at all. In addition, the Group’s leverage from any such facilities could adversely impact its business, financial condition and results of operations

As of December 31, 2020, the Group had approximately £100 million in car financing facilities to finance purchasing of its inventory, as well as £3.5 million in secured loans. In 2021, the Group entered into an additional £25 million stocking facility and an additional £25 million facility for the financing of the Group’s subscription fleet of vehicles. The Group also has debt facilities for subscription vehicles in the EU through the acquisition of Cluno. The Group may in the future seek to refinance its existing debt, or incur new debt to, among other things, finance its continuing operations and provide cash for acquisitions. No assurance can be given that financing will be available in the future on terms acceptable to the Group, or at all.

If in the future the Group increases its indebtedness, that will pose additional risks to the business. A high degree of leverage could have important consequences to the Group. For example, it could:

•        increase the Group’s vulnerability to adverse economic and industry conditions;

•        require the Group to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•        limit the Group’s ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•        place the Group at a disadvantage compared to its competitors that are less leveraged;

•        limit the Group’s flexibility in planning for, or reacting to, changes in its business and in its industry; and

•        make the Group vulnerable to increases in interest rates.

The Group’s ability to make payments on and refinance its current debt and any future debt that it may incur will depend on its ability to generate cash in the future from operations, financings or asset sales. The Group’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that it cannot control. If the Group cannot service its debt or repay or refinance its debt as it becomes due, the Group may be forced to sell assets or take other disadvantageous actions, including (1) reducing financing in the future for working capital, capital expenditures and other general corporate purposes or (2) dedicating an unsustainable level of its cash flow from operations to the payment of principal and interest on its indebtedness. The lenders or other investors who hold debt that the Group fails to service or on which the Group otherwise defaults could also accelerate amounts due, which could in such an instance potentially trigger a default or acceleration of other debt the Group may incur.

The requirements of being a public company may strain the Group’s resources, divert management’s attention and affect the Group’s ability to attract and retain executive management and qualified board members

After the completion of the Business Combination, Listco will become subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board (“PCAOB”) and the listing requirements of the NYSE, each of which imposes additional reporting and other obligations on public companies. As a public company, Listco will be required to, among other things:

•        prepare, file and distribute annual reports with respect to its business and financial condition;

•        expand the roles and duties of its board of directors and committees thereof and management;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain to a greater degree outside counsel and accountants to assist it with the activities listed above;

•        enhance its investor relations function;

•        establish new internal policies, including those relating to trading in its securities and disclosure controls and procedures;

•        comply with the NYSE listing standards; and

•        comply with the Sarbanes-Oxley Act.

Compliance with applicable rules and regulations for public companies and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, have and will continue to increase demands in the Listco’s legal and financial functions and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and additional focus and attention from management necessitated by ongoing revisions to disclosure and governance practices. The Group’s compliance obligations with respect to existing and evolving regulatory requirements have and will continue to result in a diversion of management’s time and attention from revenue-generating activities to compliance activities.

Being a public company and complying with applicable rules and regulations could also make it more difficult and more expensive for the Group to obtain directors’ and officers’ liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Group to attract and retain qualified people to serve on its board of directors, board committees or as executive officers.

The obligations associated with being a public company require significant resources and management attention, and the Group will incur increased costs as a result of becoming a public company

As a public company, the Group faces increased legal, accounting, administrative and other costs and expenses that it did not incur as a private company. The Group has incurred and expects to continue to incur significant costs related to operating as a public company. In addition, the Group cannot predict or estimate the amount of additional costs it may incur to comply with these requirements. The Group anticipates that these costs will materially increase its general and administrative expenses. In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing its business strategy, which could prevent it from improving its business, financial condition, results of operations and prospects. If the Group does not continue to develop and implement appropriate processes and tools to manage its changing enterprise and maintain its culture, its ability to compete successfully and achieve its business objectives could be impaired.

The Group has identified material weaknesses in its internal control over financial reporting (ICFR), and the business may identify additional material weaknesses in the future which may result in material misstatements of the Group’s financial statements or cause it to fail to meet its reporting obligations. If these material weaknesses are not remediated or the Group otherwise fails to establish and maintain effective control over financial reporting, its ability to accurately and timely report its financial results could be adversely affected

SEC guidance defines a material weakness as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual financial statements will not be prevented or detected on a timely basis. Although the Group is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, the Group’s management has identified the following material weaknesses which have caused the company to conclude that it has not maintained an effective control framework. The material weaknesses identified were:

i.       The entity level and financial reporting control environment is not designed with the appropriate precision to prevent or detect material misstatement in accounting or disclosure; and

ii.      Ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems.

These deficiencies are considered to be material weaknesses which could potentially result in material misstatements and/or impact disclosures which would not be prevented or detected. Prior to the Business Combination, the Group has operated as a private business. As such, the Group’s management has not been required to perform an evaluation of its internal control over financial reporting, nor has it been required to obtain an audit of its control environment in accordance with the provisions of the Sarbanes-Oxley Act or any similar law applicable in the relevant jurisdictions. Had such an evaluation or audit been performed in prior periods, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses. As such, the Group cannot assure you that it has identified all its existing material weaknesses.

The Group has commenced remediation planning and will implement measures to design an entity-level and financial reporting control framework which will address the underlying causes of the material weaknesses. The Group has engaged consultants with the appropriate expertise to perform a risk assessment of the internal control environment and assist management in designing and implementing entity level, financial reporting and management review controls, together with IT general and application controls for systems which impact financial reporting. The Group will develop a detailed workplan which will include identifying and remediating gaps in internal control and developing standard documentation to support the performance of controls to detect and prevent material misstatement in accounting and disclosure. The workplan will also include the ongoing testing and monitoring of controls and procedures for informing those charged with governance as to the progress of remediation implementation and of any new identified deficiencies. In addition, the workplan will highlight where investment in strengthening resource and expertise is required within the accounting function, and how this will be addressed, as well a plan to conduct IFRS and SEC financial reporting training for personnel.

While the Group intends to complete this remediation process as quickly as possible, the material weaknesses cannot be considered remediated until all steps in the remediation process are complete. In addition, the process of assessing the effectiveness of the Group’s internal control over financial reporting may require the investment of substantial time and resources, including by members of its senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. Additionally, if the Group is unable to successfully remediate the identified material weaknesses or if it identifies additional material weaknesses, its financial statements could contain material misstatements that, when discovered in the future, could cause the Group to fail to meet its reporting obligations. At such time, the Group’s independent registered public accounting firm may issue an adverse report in the event it is not satisfied with the level at which the company’s internal control over financial reporting is documented, designed, or operating.

If the Group is considered to have material weaknesses in its internal control over financial reporting which are not addressed in a timely manner, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its ordinary shares could decline, and it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in the Group’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

The Group may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of the Group’s financial statements or cause it to fail to meet its reporting obligations

Effective internal controls are necessary for the Group to provide reliable financial reports and prevent fraud. If the Group identifies any material weaknesses in the future, or fails to remediate its existing material weaknesses, the accuracy and timing of its financial reporting may be adversely affected. Additionally, the Group may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports as well as applicable stock exchange listing requirements. The Group may be unable to prevent fraud, investors may lose confidence in its financial reporting and its share price may also decline. The Group’s reporting obligations as a public company may place a significant strain on its management, operational and financial resources and systems for the foreseeable future and may cause it to fail to timely achieve and maintain the adequacy of its internal control over financial reporting.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. In addition, control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. In addition, the level of manual processes and multiple systems in the Group’s internal control over financial reporting increases the risk of error. As a result, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. The Group can provide no assurance that the measures it is currently undertaking or may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses.

Failing to maintain effective disclosure controls and internal controls over financial reporting could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects and could cause a decline in the price of the Group’s securities.

The Group operates in several highly regulated industries and is subject to a wide range of national and local laws and regulations which will increase as the combined company executes on its business strategy of expanding in Europe. Changes in these laws and regulations, or the Group’s failure to comply, could have a material adverse effect on the Group’s business, results of operations, and financial condition

The Group is subject to a wide range of national and local laws and regulations. The Group’s sale and purchase of vehicles and related activities, including the sale of complementary products and services, are subject to national and local licensing requirements, national and local laws regulating advertising of vehicles and related products and services, laws related to title and registration and laws regulating the sale of vehicles, consumer protection laws and related products and services. The applicability of these regulatory and legal compliance obligations is dependent on the evolving interpretations of these laws and regulations and how the Group’s operations are, or are not, subject to them. The financing the Group offers to customers is subject to national laws regulating the provision of consumer finance, for which the Group has and maintains all required licenses and permissions. The Group’s facilities and business operations are subject to laws and regulations relating to environmental protection and health and safety.

The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against its business operations, any of which could damage the Group’s reputation and have a material adverse effect on its business, sales and results of operations. The Group has incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

The Group’s logistics operations, which it depends on to transport vehicles from the site of purchase to its customer centers and vehicle preparation centers or directly to customers, are subject to regulations in both the United Kingdom and the European Union. Carrying goods for hire or reward in either jurisdiction requires the Group to have in place an operator license. The Group must continue to demonstrate to transport regulators that it has in place sufficient governance measures, financial standing, professional competence and repute to conduct logistics operations. Operator licensing regimes also restrict the number of vehicles that the Group can operate and from which locations. The Group’s logistics fleet can be subject to inspections and spot checks by the authorities. Vehicle dimensions, driver alcohol and drug testing and driver hours of service are also subject to regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, methods of measurement, driver qualifications or driver hours of service would increase the Group’s costs, and if it is unable to pass these cost increases on to its customers, the Group’s operating expenses may increase and adversely affect the Group’s financial condition, operating results and cash flows. If the Group fails to comply with applicable regulations or regulations become more stringent, the Group could be subject to increased inspections, audits or compliance burdens. Regulatory authorities could take remedial action including imposing fines or shutting down its operations.

The Group’s sale of vehicles, related products and services and finance receivables is subject to licensing requirements of the jurisdictions in which it operates. Regulators of jurisdictions where customers reside but in which the Group does not have a dealer or financing license could require that the Group obtain a license or otherwise comply with various local regulations. Regulators may seek to impose punitive fines for operating without a license or demand the Group seeks a license in those jurisdictions, any of which may inhibit the Group’s ability to do business in those jurisdictions.

If any of these events occur, this could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s operations may be adversely affected by legal, regulatory and other developments in the jurisdictions in which it operates. Non-compliance by the Group with applicable financial regulations could have a material impact on the Group

The Group is subject to a range of legal and regulatory requirements originating in the jurisdictions in which it operates, particularly in the areas of consumer protection, transportation, product safety, competition, bribery and corruption, financial services, environment, customer service agreements, supplier pricing, infrastructure investment, property rights and planning laws, accounting and stock exchange regulation. Failure to comply with laws and regulations may result in significant costs and payments for the Group.

The Group is authorized in the United Kingdom by the Financial Conduct Authority to sell certain types of finance and insurance products, including cover for the loss or theft of, or damage to, customers’ vehicles. Similar authorizations and/or regulations and regulators apply in other territories. The Group intends that it will remain compliant with such regulations although compliance cannot be guaranteed. Any non-compliance or regulatory changes could have a material and adverse effect on the Group’s ability to sell finance and/or insurance products and/or the pricing of and cover provided by such products. This could therefore materially and adversely affect the revenues and earnings that the Group derives from such products, and consequently could have a material adverse effect on its business, financial condition, results of operations and prospects.

In addition, changes in laws and regulations, more stringent enforcement or alternative interpretation of existing laws and regulations in jurisdictions in which the Group currently operates can change the legal and regulatory environment, making compliance with all applicable laws and regulations more challenging. Changes in laws and regulations in the future could have an adverse economic impact on the Group by tightening restrictions, reducing its freedom to do business, increasing its costs of doing business or reducing its profitability. Failure to comply with applicable laws or regulations can lead to civil, administrative or criminal penalties, including but not limited to fines or the revocation of permits and licenses that may be necessary for the Group’s business activities. The Group could also be required to pay damages or civil judgments in respect of third-party claims.

The Group’s business may be adversely impacted by weakness in travel demand or a significant increase in fuel costs

Demand for vehicle purchases and subscriptions may be impacted by international, national and local economic conditions and travel demand. When travel demand or economic conditions weakens, the Group’s financial condition and results of operations may be adversely impacted. In addition, any significant increases in fuel prices, a severe protracted disruption in fuel supplies or rationing of fuel could discourage the Group’s customers from purchasing or subscribing for vehicles, which could also adversely impact the Group’s results of operations.

New laws, regulations or policies of governmental organizations regarding increased fuel economy requirements, reduced greenhouse gas or pollutant emissions or vehicle safety could give rise to significant costs

The Group is subject to comprehensive and constantly evolving laws, regulations and policies related to environmental matters (and, in particular, climate change) and health and safety in the jurisdictions in which it operates. Capital and operating expenses required in order to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of the Group’s operations. The Group anticipates that the extent of the legal and regulatory requirements in these areas and the related effect on the Group’s operations and costs of compliance will continue to increase in the future.

In general, there is a clear move toward increasingly stringent vehicle emissions regulations, particularly for conventional drive systems. Moreover, further tightening and scrutiny could be forthcoming given the ongoing focus on emissions testing and on-road performance, which could lead to significant additional costs to refurbish cars so they comply with new regulations, which may reduce the Group’s profit margin. In particular, the UK Government has announced plans to ban sales of new petrol and diesel cars by 2030, which would subsequently reduce the number of used petrol and diesel cars available for the Group to purchase. There may be a limited availability of vehicles that comply with such regulations which would adversely impact the Group’s ability to purchase inventory for sale.

In addition, to comply with current and future environmental, health and safety norms (such as air emissions, the maintenance of safe workplace conditions and regulations that impose responsibility on vehicle sellers to fund the recovery, recycling and disposal of vehicle parts, including lead-acid batteries, at the end of their useful life), the Group may have to incur substantial capital expenditures to upgrade vehicles and vehicle preparation facilities. All of these factors could increase the Group’s costs significantly.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by the Group to comply with these regulations could substantially harm the Group’s business and results of operations

The Group is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, e-commerce and mobile commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, privacy, data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered Internet access to the Group’s services and the design and operation of its website. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet, e-commerce or mobile commerce. Unfavorable regulations and laws could diminish the demand for used cars and complementary products and services and increase the Group’s cost of doing business and could have adversely affect the Group’s business and results of operations.

The Group is subject to many hazards and operational risks, including accidents or incidents relating to health, safety and the environment at the Group’s customer centers and vehicle preparation centers, that can disrupt is business, which could have a material adverse effect on its business, financial condition and results of operations

The Group’s operations are subject to many hazards and operational risks inherent to its business, including accidents or incidents relating to health, safety and the environment at the Group’s customer centers and vehicle preparation centers. The Group’s refurbishment operations may expose the Group to safety risks, including environmental risks and health and safety hazards to the Group’s employees or third parties. Any significant interruption due to any of the above hazards at one of the Group’s primary facilities, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group is also exposed to hazards and operational risks associated with transportation, such as vehicular crashes, which may result in serious injury to or loss of life of an employee or third party. See “— The Group relies on internal and external logistics to transport its vehicle inventory. Thus, it is subject to business risks and costs associated with the transportation industry” above.

Moreover, the Group’s insurance coverage may be inadequate to cover its liabilities related to such hazards or operational risks and the Group may not be able to maintain adequate insurance in the future at rates it considers reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as the Group’s current arrangements.

Any of the foregoing could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Natural disasters, unusual weather conditions, epidemic outbreaks, global health crises, terrorist acts and political events could disrupt the Group’s business

The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in regions where the Group operates or where its third-party contractors’ and suppliers’ facilities are located, could adversely affect the Group’s business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage the Group’s facilities or those of its suppliers, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the Group’s ability to transport and deliver vehicles, thereby reducing its sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting the Group’s domestic or foreign suppliers of components of its vehicles, may impact its operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect its raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the countries in which the Group operates, such as the current business disruption and related financial impact resulting from the COVID-19 pandemic. To the extent these events also impact one or more of the Group’s suppliers or contractors or result in the closure of any of their facilities or the Group’s facilities, the Group may be unable to maintain delivery schedules or provide other support functions to its customers. In addition, the disaster recovery and business continuity plans the Group has in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. The Group may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Tax matters could impact the Group’s results of operations and financial condition

The Group is subject to income tax in the United Kingdom and, following its expansion in Europe, in certain other European countries. The Group’s provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors including, changes in tax laws, regulations, accounting principles or interpretations thereof, which could materially and adversely impact the Group’s cash flows and its business, financial condition, results of operations and prospects in future periods. Increases in the Group’s effective tax rate could also materially affect its results. Further, the Group is subject to the examination of its income and other tax returns by Her Majesty’s Revenue and Customs and the relevant tax authorities in the other jurisdictions in which it operates, which could impact on the Group’s business, financial condition, results of operations and prospects.

The Group may become subject to risks arising from legal disputes in connection with its general business activities

In connection with the Group’s general business activities, it may become the subject of legal disputes in the United Kingdom and other jurisdictions in which it operates. Legal claims could be asserted against it by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws, employee benefit laws and tort laws. Moreover, the process of litigating cases, even if the Group is successful, may be costly, and in certain circumstances may approximate the cost of damages sought. These claims may also divert the Group’s financial and management resources from more beneficial uses. These actions could also expose the Group to adverse publicity, which might adversely affect the Group’s reputation and/or customer preference for the Group’s products. Litigation trends and expenses and the outcome of litigation cannot be predicted with certainty and adverse litigation trends, expenses and outcomes could have an adverse effect on the Group’s business, financial condition, results of operations and prospects.

The Group’s inability to obtain affordable insurance on its inventory may materially adversely affect its financial condition and results of operations

The Group relies on inventory insurance to protect against catastrophic losses of its inventory. There is no guarantee that the Group will continue to be able to insure its inventory at affordable rates, or at all, through outside insurers. If the Group is unable to purchase affordable insurance, it may have to self-insure, reducing its ability to make other investments in its business and exposing it to financial risk. In addition, the Group’s inability to insure its inventory through an outside insurer, or to adequately self-insure, may adversely impact its ability to finance inventory purchases.

The Group’s insurance may not provide adequate levels of coverage against claims

The Group is subject to all of the operating hazards and risks normally incidental to the provision of sales of cars. In addition to contractual provisions limiting the Group’s liability to its corporate vehicle sourcing partners, retail sellers, customers and third parties, the Group maintains insurance policies in such amounts and with such coverage and deductibles as required by law and that the Group believes are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect the Group from all the liabilities and expenses that may arise from claims arising in the ordinary course of its business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against the Group that is not covered by insurance, then it may have to pay the claim with its own funds, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Downturns in general economic and market conditions and reductions in spending may reduce demand for the Group’s products

The Group’s revenues, results of operations and cash flows depend on the overall demand for its cars, services and products. Negative conditions in the general economy both in the countries in which it operates and overseas, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations construction slowdowns, energy costs, international trade relations and other geopolitical issues and the availability and cost of credit could cause a decrease in consumer discretionary spending and business investment and diminish growth expectations in the countries in which the Group operates.

Economic slowdowns in the past have significantly affected the automotive and related markets. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of vehicles may be affected by negative trends in the economy, in particular the economy of the United Kingdom and the European Union. Periods of deteriorating general economic conditions may result in a significant reduction in car sales, which may negatively affect the Group’s profitability and put downward pressure on its product and service prices and volumes.

Downturns in general economic conditions may also materially affect the Group’s third-party suppliers. Adverse economic conditions may cause suppliers to be unable to meet their commitments to the Group, which could limit the Group’s ability to purchase or refurbish sufficient numbers of cars to meet demand, or its ability to purchase or refurbish any cars at all. The Group’s suppliers may also seek to reduce their costs in response to adverse economic conditions, which could reduce the quality of their products or services, which, in turn, could damage the Group’s reputation.

Any of these events or occurrences could cause consumer confidence and spending to decrease, which could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Risks Related to Ajax’s Business

Ajax has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If Ajax is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Ajax and materially and adversely affect its business and operating results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Following the issuance of the SEC Statement, after consultation with its independent registered public accounting firm, Ajax’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate the company’s previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). As part of such process, Ajax identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Ajax’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for Ajax to provide reliable financial reports and prevent fraud. Ajax continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If Ajax identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Ajax may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Ajax’s financial reporting and its stock price may decline as a result. Ajax cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to the Business Combination

If Ajax is not able to complete the Business Combination with Cazoo or another business combination by October 30, 2022, Ajax would cease all operations except for the purpose of winding up and Ajax would redeem its public shares and liquidate the trust account, in which case its public shareholders may only receive approximately $10.00 per share and its warrants will expire worthless

The Ajax Articles states that Ajax must complete its initial business combination by October 30, 2022. If Ajax has not completed the Business Combination with Cazoo by then or another business combination by October 30, 2022, Ajax will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish its public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and Ajax’s board of directors, dissolve and liquidate, subject in the case of clauses (i) and (ii) to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no liquidating distributions with respect to the Ajax Warrants, which will expire worthless.

Because the market price of Listco Class A Shares will fluctuate, Cazoo shareholders cannot be certain of the value of the consideration they will receive until the closing of the Business Combination

Upon completion of the Business Combination, each Cazoo Share will be converted into the right to receive a combination of Listco Class C Shares and cash consideration, and each Ajax Class A Share will have been cancelled in exchange for one Listco Class A Share. See “The Business Combination Proposal — General.” The market price of

Listco Class A Shares at the effective time of the Business Combination may vary significantly from the price of the Ajax Class A Shares on the date the Business Combination Agreement was executed or on other dates. Because the conversion ratio will not be adjusted to reflect any changes in the market price per share of the Listco Class A Shares, the market price of those shares issued in connection with the Business Combination may be higher or lower than anticipated. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Ajax or Cazoo, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Ajax and Cazoo.

Ajax has a limited ability to assess the management of Cazoo’s business and, as a result, cannot assure you that Cazoo’s management has all the skills, qualifications or abilities to manage a public company

Ajax’s ability to assess Cazoo’s management may be limited due to a lack of time, resources or information. Ajax’s assessment of the capabilities of Cazoo’s management, therefore, may prove to be incorrect, and Cazoo management may lack the skills, qualifications or abilities that Ajax believed Cazoo management had. Should Cazoo’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of Listco post-Business Combination may be negatively impacted.

Cazoo shareholders will have a reduced ownership and voting interest in Listco relative to their current ownership of Cazoo after the Business Combination and will exercise less influence over management

Upon consummation of the Business Combination, the percentage ownership of current Cazoo shareholders in Listco will be reduced relative to their current ownership of Cazoo. Additionally, of the expected nine members of the Listco Board after the completion of the Business Combination, only four will be current directors of Cazoo. Because of this, current Cazoo shareholders, as a group, will have less influence on the board of directors, management and policies of Listco than they now have on the board of directors, management and policies of Cazoo. See “Management of Listco Following the Business Combination.”

Ajax’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination

Ajax’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Cazoo. In analyzing the Business Combination, Ajax’s board of directors and management conducted due diligence on Cazoo and researched the industry in which Cazoo operates and concluded that the Business Combination was in the best interests of Ajax’s shareholders. Accordingly, investors will be relying solely on the judgment of Ajax’s board of directors in valuing Cazoo’s businesses, and Ajax’s board of directors may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their public shares for cash, which could potentially impact Ajax’s ability to consummate the Business Combination.

If the anticipated benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Ajax’s and/or Listco’s securities may decline

If the anticipated benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Ajax Class A Shares prior to the consummation of the Business Combination, and of Listco following consummation of the Business Combination, may decline. The market value of the Listco Class A Shares at the time of the Business Combination may vary significantly from the prices of the Ajax Class A Shares on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Ajax’s shareholders vote on the Business Combination. Because the number of Listco Ordinary Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Ajax Class A Shares, the market value of Listco Ordinary Shares issued in the Business Combination may be higher or lower than values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of Listco Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Listco Ordinary Shares. Accordingly, the valuation ascribed to Listco in the Business Combination may not be indicative of the prices that will prevail in the trading market following the Business Combination. If an active market for Listco’s securities develops and continues, the trading price of Listco’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Listco’s control. Any of the factors listed below could have a material adverse effect on your investment in Listco and Listco’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading prices of Listco’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Listco’s securities may include:

•        actual or anticipated fluctuations in Listco’s financial results or the financial results of companies perceived to be similar to Listco;

•        changes in the market’s expectations about Listco’ operating results;

•        success of competitors;

•        Listco’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Listco or the industry in which Listco operates;

•        operating and share price performance of other companies that investors deem comparable to Listco;

•        Listco’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting Listco’s business;

•        commencement of, or involvement in, litigation involving Listco;

•        changes in Listco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Listco’s securities available for public sale;

•        any major change in Listco’s board or management;

•        sales of substantial amounts of Listco’s securities by Listco’s directors, executive officers or significant shareholders, or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Listco’s securities irrespective of Listco’s operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Listco’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Listco could depress Listco’s share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of Listco’s securities also could adversely affect Listco’s ability to issue additional securities and its ability to obtain additional financing in the future.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Ajax’s shareholders is not obtained or that there is less than $1,000,000,000 in Aggregate Transaction Proceeds available at closing, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If Ajax does not complete the Business Combination, it could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including a decline in the price of Ajax’s Class A Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of its management will have been diverted to the Business Combination rather than its own operations and pursuit of other opportunities that could have been beneficial to Ajax.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination

In connection with business combination transactions similar to the Business Combination, it is not uncommon for lawsuits to be filed against the participants and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus contains false and misleading statements and/or omits material information concerning the Business Combination. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require the Listco, Ajax and/or Cazoo to incur significant costs and draw the attention of the Ajax and/or Cazoo management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Listco’s business, financial condition, results of operations and prospects following consummation of the Business Combination. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

Directors of Ajax have potential conflicts of interest in recommending that Ajax shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus

When considering Ajax’s board of directors recommendation that Ajax’s shareholders vote in favor of the approval of the Business Combination, Ajax’s shareholders should be aware that Ajax’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Ajax’s shareholders. These interests include:

•        Daniel Och and Anne Wojcicki will be members of the board of directors of Listco following the closing of the Business Combination and, therefore, in the future, Mr. Och and Ms. Wojcicki will receive any cash fees, stock options or stock awards that Listco’s board of directors determines to pay to its non-executive directors;

•        the continued indemnification of former and current directors and officers of Ajax and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor has waived its right to redeem any of its Ajax Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor directly (and each of Ajax’s directors and officers indirectly) beneficially owns or has an economic interest in the Ajax Ordinary Shares and private placement warrants that they purchased prior to, or simultaneously with, the IPO for which it has no redemption rights in the event an initial business combination is not effected in the required time period;

•        the fact that affiliates of the Sponsor and each of Ajax’s independent directors have committed to purchase Listco Class A Shares in connection with the PIPE Investment;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Ajax Class B Shares, which will convert into 8,944,343 Listco Class A Shares in connection with the Business Combination, subject to adjustment, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $             based on the closing price of $             per Ajax Class A Share on the NYSE on             , 2021;

•        the fact that the Sponsor paid approximately $21,129,818 for 21,129,818 private placement warrants, each exercisable commencing upon the later of: (i) 30 days after completion of the Business Combination, or (ii) October 30, 2021 for one Listco Class A Share at $11.50 per share. Alternatively, such private placement warrants will expire worthless if a business combination is not consummated by October 30, 2022; and

•        if the trust account is liquidated, including in the event Ajax is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Ajax if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of: (i) $10.00 per public share, and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

These financial interests of the executive officers and directors of Ajax, and entities affiliated with them, may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the proposal to vote in favor of the business combination proposal and other proposals to be presented to the Ajax shareholders.

The announcement of the proposed Business Combination could disrupt Cazoo’s relationships with its customers, suppliers, finance partners and others, as well as its operating results and business generally

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Cazoo’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect Cazoo’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, finance partners and other parties with which Cazoo maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Cazoo or fail extend an existing relationship with Cazoo; and

•        Cazoo has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Cazoo’s results of operations and cash available to fund its businesses.

Termination of the Business Combination Agreement could negatively impact Cazoo and Ajax

If the Business Combination is not completed for any reason, the ongoing businesses of Cazoo and Ajax may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Cazoo and Ajax would be subject to a number of risks, including the following:

•        Cazoo and Ajax may experience negative reactions from the financial markets, and Ajax may experience a negative reaction to its share price (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);

•        Cazoo may experience negative reactions from its customers, third-party partners and employees;

•        Cazoo and Ajax will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Cazoo’s and Ajax’s businesses prior to the completion of the Business Combination, each of Cazoo and Ajax may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement — Covenants.”

If the Business Combination Agreement is terminated and Ajax’s board of directors seeks another business combination, Ajax shareholders cannot be certain that Ajax will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Business Combination Agreement — Termination.”

Third parties may terminate or alter existing contracts or relationships with Ajax or Cazoo

Ajax and Cazoo have contracts with customers, distributors, affiliates, landlords, licensors and other business partners that may require Ajax or Cazoo, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Ajax or Cazoo currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with Listco following the Business Combination. The pursuit of such rights may result in Ajax, Cazoo or Listco suffering a loss of potential future revenues or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit Listco’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Business Combination or the termination of the Business Combination Agreement.

Cazoo’s financial projections are based on various assumptions that may not prove to be correct.

The financial projections included under “The Business Combination Proposal — Certain Projected Financial Information” are based on assumptions of, and information available to, Cazoo at the time they were prepared and provided to Ajax’s board of directors. Cazoo does not know whether such assumptions will prove correct. Any or all of such projections may turn out to be wrong. Such projections can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Cazoo’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Cazoo’s future results. As a result of these contingencies, actual future results may vary materially from Cazoo’s financial projections. In view of these uncertainties, the inclusion of Cazoo’s projections in this proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved.

The financial projections were prepared solely for internal use and not with a view toward public disclosure, compliance with IFRS, the published guidelines of the SEC or the published guidelines of the American Institute of Certified Public Accountants (the “AICPA”) regarding projections or the guidelines established by the AICPA for preparation and presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made. While all financial projections are necessarily speculative, Cazoo believes that prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. Cazoo, Ajax and Listco undertake no obligation, other than as required by applicable law, to update the financial projections herein to reflect events or circumstances after the date those projections were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Neither Marcum LLP nor Ernst & Young LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections contained herein and accordingly, neither Marcum LLP nor Ernst & Young LLP expresses any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

The Marcum LLP report included in this proxy statement/prospectus relates to Ajax’s previously issued financial statements. The Ernst & Young LLP report included in this proxy statement/prospectus relates to Cazoo’s historical financial statements. Such reports do not extend to the financial projections and should not be read to do so.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Listco’s actual financial position or results of operations would have been

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The summary unaudited pro forma condensed combined statement of financial position as of December 31, 2020 combines the audited consolidated statement of financial position of Cazoo as of December 31, 2020 and the audited balance sheet of Ajax as of December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on December 31, 2020. The summary unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 combines the audited consolidated statement of comprehensive loss of Cazoo for the year ended December 31, 2020 and the Ajax audited statement of operations for the period from August 13, 2020 (inception) through December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the Cazoo audited 2020 consolidated financial statements and related notes and the audited historical financial statements of Ajax and related notes included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Listco following the consummation of the Business Combination. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

Subsequent to the consummation of the Business Combination, Listco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment

Although Ajax has conducted due diligence on Cazoo, Ajax cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Ajax’s or Cazoo’s control will not later arise. As a result, Listco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Ajax’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Ajax’s liquidity, the fact that Listco reports charges of this nature could contribute to negative market perceptions about Listco or its securities. In addition, charges of this nature may cause Listco to violate net worth or other covenants to which it may be subject. Accordingly, any shareholders of Ajax who choose to remain shareholders of Listco following the Business Combination could suffer a reduction in the value of their Listco Class A Shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Ajax’s officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws this proxy statement/prospectus contained an actionable material misstatement or material omission.

Ajax and Cazoo will incur significant transaction and transition costs in connection with the Business Combination

Ajax and Cazoo have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination, and in connection with Listco operating as a public company following the consummation of the Business Combination. Ajax and Cazoo may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination following the closing of the Business Combination and the amount so paid will be deducted from the consideration payable to Cazoo Shareholders.

Ajax is relying on the availability of the funds from the PIPE Investment to be used as part of the consideration in the Business Combination. If the PIPE Investment fails to close, Ajax may lack sufficient funds to complete the Business Combination

The funds from the PIPE Investment will be used as part of the consideration in the Business Combination, expenses in connection with the Business Combination or for working capital in Listco. If the PIPE Investment does not close, Ajax may lack sufficient funds to complete the Business Combination.

The only principal asset of Listco following the Business Combination will be its interest in Cazoo, and accordingly it will depend on distributions from Cazoo to pay taxes and expenses

Upon consummation of the Business Combination, Listco will be a holding company and will have no material assets other than its interests in Cazoo. Listco is not expected to have independent means of generating revenues or cash flow, and its ability to pay its taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of Cazoo. There can be no assurance that Cazoo will generate sufficient cash flow to distribute funds to Listco or that applicable law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If Cazoo does not distribute sufficient funds to Listco to pay its taxes or other liabilities, Listco may default on contractual obligations or have to borrow additional funds. In the event that Listco is required to borrow additional funds it could adversely affect Listco’s liquidity and subject it to additional restrictions imposed by lenders.

Ajax’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ajax Class A Shares or Ajax Warrants from Ajax public shareholders, which may influence a vote on the Business Combination and reduce the public “float” of the Ajax Class A Shares

Ajax’s Sponsor, directors, officers, advisors or their affiliates may purchase Ajax Class A Shares or Ajax Warrants in privately negotiated transactions or in the open market prior to completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of securities Ajax’s Sponsor, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase Ajax Class A Shares or Ajax Warrants in such transactions.

In the event that Ajax’s Sponsor, directors, executive officers, advisors, or their affiliates purchase Ajax Class A Shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of Ajax Class A Shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement that requires Ajax to have a minimum of $1,000,000,000 in Aggregate Transaction Proceeds at the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of Ajax Warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the Business Combination. Any such purchases of Ajax’s securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Ajax Class A Shares and the number of beneficial holders of Ajax’s securities may be reduced, possibly making it difficult to maintain the quotation, listing, or trading of Ajax’s securities on the NYSE.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Ajax’s public shareholders vote

Pursuant to the terms of the Sponsor Letter Agreement, the Sponsor has agreed to vote its Ajax Ordinary Shares in favor of the Business Combination. The Sponsor owns approximately 10% of the outstanding Ajax Ordinary Shares prior to the Business Combination. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if the Sponsor agreed to vote its Ajax Ordinary Shares in accordance with the majority of the votes cast by Ajax’s public shareholders.

If the Business Combination is not completed, potential target businesses may have leverage over Ajax in negotiating a business combination and Ajax’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine Ajax’s ability to complete a business combination on terms that would produce value for Ajax’s shareholders

Any potential target business with which Ajax enters into negotiations concerning a business combination will be aware that Ajax must complete an initial business combination by October 30, 2022. Consequently, if Ajax is unable to complete the Business Combination, a potential target may obtain leverage over Ajax in negotiating a business combination, knowing that Ajax may be unable to complete a business combination with another target business by October 30, 2022. This risk will increase as Ajax approaches its deadline to consummate its initial business combination. In addition, Ajax may have limited time to conduct due diligence and may enter into a business combination on terms that Ajax would have rejected upon a more comprehensive investigation.

If Ajax is unable to complete the Business Combination with Cazoo or another business combination by October 30, 2022 (or such later date as Ajax’s shareholders may approve), Ajax will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against Ajax and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share

Under the terms of the Ajax Articles, Ajax must complete the Business Combination or another business combination by October 30, 2022, or Ajax must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and Ajax’s board of directors, dissolving and liquidating. In such event, third parties may bring claims against Ajax. Although Ajax has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of Ajax’s public shareholders.

The Sponsor has agreed that it will be liable to Ajax if and to the extent any claims by a third party (other than Ajax’s independent registered public accounting firm) for services rendered or products sold to Ajax, or a prospective target business with which Ajax has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Ajax’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Ajax has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Ajax and, therefore, the Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for Ajax’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Ajax may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

Ajax’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to Ajax’s public shareholders

In the event that the proceeds in the trust account are reduced below the lesser of: (i) $10.00 per share; or (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Ajax’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Ajax currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Ajax, it is possible that Ajax’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Ajax’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Ajax’s public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to Ajax’s public shareholders, Ajax files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Ajax’s shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced

If, before distributing the proceeds in the trust account to its public shareholders, Ajax files a bankruptcy petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law and may be included in Ajax’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by Ajax’s shareholders in connection with Ajax’s liquidation may be reduced.

Ajax’s shareholders may be held liable for claims by third parties against Ajax to the extent of distributions received by them

If Ajax is unable to complete the Business Combination with Cazoo or another business combination within the required time period, Ajax will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Ajax cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Ajax’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Ajax’s shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Ajax cannot assure you that third parties will not seek to recover from Ajax’s shareholders amounts owed to them by Ajax.

If Ajax is forced to file a bankruptcy case or winding-up or an involuntary bankruptcy case or winding up petition is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Ajax’s shareholders. Furthermore, because Ajax intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Ajax’s board of directors may be viewed as having breached their fiduciary duties to Ajax’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public shareholders from the trust account before addressing the claims of creditors. Ajax cannot assure you that claims will not be brought against it for these reasons.

Ajax may not have sufficient funds to satisfy indemnification claims of its directors and executive officers

Ajax has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the consummation of the Business Combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in Ajax’s trust account and not to seek recourse against Ajax’s trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Ajax only if (i) Ajax has sufficient funds outside of its trust account or (ii) Ajax consummates the Business Combination. Ajax’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Ajax pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If Ajax or Listco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences

If either Ajax or Listco is or becomes a “passive foreign investment company,” or a “PFIC,” within the meaning of Section 1297 of the Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations”) holds Ajax Ordinary Shares, Listco Ordinary Shares, Ajax Warrants or warrants to purchase Listco Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder.

Whether Ajax or Listco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, Ajax and Listco are unable to determine whether they will be treated as PFICs for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Ajax or Listco will not be treated as a PFIC for any taxable year. Moreover, there can be no assurance that Ajax or Listco will provide a PFIC annual information statement for 2021 or going forward. Please see the section entitled “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations” for a more detailed discussion with respect to Ajax and Listco’s potential PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules.

The ability of Ajax shareholders to exercise redemption rights with respect to a large number of the outstanding Ajax Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares

At the time Ajax entered into the agreements for the Business Combination, it did not know how many shareholders would exercise their redemption rights, and therefore it structured the Business Combination and the PIPE Investment based on its expectations as to the number of public shares that will be submitted for redemption. If a larger number of public shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, an inability of Listco to maintain the listing of its securities on the NYSE or another national securities exchange, or a lack of liquidity, which could impair Listco’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

Ajax shareholders will experience dilution as a consequence of, among other transactions, the issuance of Listco Ordinary Shares as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that Ajax shareholders have on the management of Listco

It is anticipated that, assuming no redemptions of Ajax public shares, the ownership of Listco immediately following the consummation of the Business Combination will be as follows:

Ownership Percentage(1)
Ajax public shareholders	10.6%
Sponsor and Ajax Directors and Officers(2)	3.8%
Cazoo Shareholders(3)	81.3%
Other PIPE Investors	4.3%

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(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Includes participation in the PIPE Investment.

(3)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 36 of this proxy statement/prospectus and do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages set forth above will change and be different, including the percentage ownership retained by Ajax’s existing public shareholders in Listco.

Future resales of Listco Ordinary Shares and/or Listco Warrants may cause the market price of such securities to drop significantly, even if Listco’s business is doing well

The Sponsor, certain current shareholders of Cazoo and the PIPE Investors will be granted certain rights to require Listco to register, in certain circumstances, the resale under the Securities Act of Listco Ordinary Shares and Listco Warrants held by them, subject to certain conditions. The sale or possibility of sale of these Listco Ordinary Shares and/or Listco Warrants could have the effect of increasing the volatility in the prices of these securities or putting significant downward pressure on the price of Listco Ordinary Shares and/or Listco Warrants.

Listco does not currently intend to pay dividends on the Listco Ordinary Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Listco Ordinary Shares

Following the Business Combination, Listco currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Listco’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, a shareholder’s ability to achieve a return on their investment in the Listco Ordinary Shares will depend on appreciation in the price of the Listco Ordinary Shares.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control

Upon consummation of the Business Combination, assuming no redemptions of public shares, Alex Chesterman will own approximately 21.4% of the Listco Ordinary Shares and DMGV will own approximately 16.2% of the Listco Ordinary Shares. As a result, these shareholders, if they act together, will have significant influence over matters requiring shareholder approval. In addition, under the Investor Rights Agreement, Alex Chesterman is entitled to nominate himself to the Listco Board so long as he is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, and DMGV is entitled to nominate one member to the Listco Board until the later of: (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date; and (ii) such time as DMGV, together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Listco Ordinary Shares. This concentration of ownership may not be in the best interests of Listco’s other shareholders.

Even if Ajax consummates the Business Combination, there can be no assurance that the Listco Warrants will be in the money at the time they become exercisable, and they may expire worthless

The exercise price for the outstanding Ajax Warrants is $11.50 per Ajax Class A Share. There can be no assurance that the Listco Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, such warrants may expire worthless.

Registration of the Listco Class A Shares issuable upon exercise of the Listco Warrants may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless

Under the terms of the Warrant Agreement, Listco has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Listco Class A Shares issuable upon exercise of the warrants and thereafter will use commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to the Listco Class A Shares issuable upon exercise of the warrants, until such warrants expire or are redeemed. Listco cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Listco Warrants are not registered under the Securities Act, Listco will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and Listco will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Listco Class A Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Listco may, at its option, require holders of Listco Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Listco so elects, it will not be required to file or maintain in effect a registration statement, but it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will it be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that it is unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. If and when the warrants become redeemable by Listco, it may exercise its redemption right even if Listco is unable to register or qualify the underlying Listco Class A Shares for sale under all applicable state securities laws.

Listco may redeem your unexpired Listco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Listco Warrants worthless

Listco will have the ability to redeem the outstanding Listco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the reference value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described in the section “Description of Listco’s Securities — Listco Warrants — Listco Public Warrants — Redemption of Listco Warrants when the price per Listco Class A Share equals or exceeds $18.00”). If and when the Listco Warrants become redeemable, Listco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Listco may redeem the Listco Warrants as set forth above even if the holders are otherwise unable to exercise such warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, Listco expects such price would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by Listco (subject to limited exceptions) so long as they are held by the Sponsor or its permitted transferees.

In addition, Listco has the ability to redeem the outstanding Listco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of the Listco Class A Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Listco sends the notice of redemption to the warrantholders equals or exceeds $10.00 per share as adjusted for share sub-divisions, share dividends, right issuances, consolidations, reorganizations, recapitalizations and other similar transactions). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of Listco Class A Shares determined based on the redemption date and the fair market value of the Listco Class A Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out of the money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Listco Class A Shares had your warrants remained outstanding. The value received upon exercise of the Listco Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Listco Class A Shares received is capped at 0.361 Listco Class A Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Listco Warrants will become exercisable for Listco Class A Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to Listco’s shareholders

Outstanding Listco Warrants to purchase an aggregate of 41,254,590 Listco Class A Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing upon the later of: (i) 30 days after completion of the Business Combination; or

(ii) October 30, 2021. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional Listco Class A Shares will be issued, which will result in dilution to the holders of Listco Class A Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Listco Ordinary Shares.

Even if the Business Combination is consummated, the Listco Public Warrants may never be in the money, they may expire worthless, and the terms of the Listco Warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding Listco Public Warrants approve of such amendment

The Listco Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ajax. The Warrant Agreement provides that (a) the terms of the Listco Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus for the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Listco Warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Listco Public Warrants; provided that any amendment that solely affects the terms of the Listco Sponsor Warrants or any provision of the Warrant Agreement solely with respect to the Listco Sponsor Warrants will also require at least 65% of the then outstanding Listco Sponsor Warrants.

Accordingly, following closing of the Business Combination, Listco may amend the terms of the Listco Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Listco Public Warrants approve of such amendment. Although Listco’s ability to amend the terms of the Listco Public Warrants with the consent of at least 65% of the then outstanding Listco Public Warrants will be unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares purchasable upon exercise of a warrant.

The exercise of Ajax’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Ajax’s shareholders

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Ajax to agree to amend the Business Combination Agreement, to consent to certain actions taken by Cazoo or to waive rights that Ajax is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Cazoo’s businesses, a request by Cazoo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Cazoo’s business and would entitle Ajax to terminate the Business Combination Agreement. In any of such circumstances, it would be at Ajax’s discretion, acting through Ajax’s board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and executive officers of Ajax described in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors or executive officers between what he or they may believe is best for Ajax and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Ajax does not believe there will be any material changes or waivers to the Business Combination Agreement that Ajax’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Ajax will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination Agreement would have a material impact on its shareholders prior to the vote on the business combination proposal.

The ability of Ajax and Cazoo to consummate the Business Combination, and the operations of Listco following the Business Combination, may be materially adversely affected by the COVID-19 pandemic

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Listco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Cazoo, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Cazoo is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Cazoo’s ability to consummate the Business Combination and Listco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Cazoo may also incur additional costs due to delays caused by COVID-19, which could adversely affect Listco’s financial condition and results of operations.

Risks Related to the Ownership of Listco Ordinary Shares

The NYSE may not list Listco’s Class A Shares, which could limit investors’ ability to make transactions in Listco’s Class A Shares and subject Listco to additional trading restrictions

Listco intends to apply to have the Listco Class A Shares listed on the NYSE upon consummation of the Business Combination. Listco will be required to meet the initial listing requirements to be listed. Listco may not be able to meet those initial listing requirements. Even if Listco’s Class A Shares are so listed, it may be unable to maintain the listing of such securities in the future.

If Listco fails to meet the initial listing requirements and the NYSE does not list the Listco Class A Shares and the related closing condition is waived by the parties, Listco could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Listco Class A Shares;

•        a limited amount of news and analyst coverage on it; and

•        a decreased ability to issue additional Listco Class A Shares or obtain additional financing in the future.

Upon completion of the Business Combination, Ajax shareholders will become Listco shareholders, Ajax warrantholders will become Listco warrantholders and the market price for the Listco Class A Shares may be affected by factors different from those that historically have affected Ajax

Upon completion of the Business Combination, Ajax shareholders will become Listco shareholders and Ajax warrantholders will become Listco warrantholders. Listco’s business will differ from that of Ajax, and, accordingly, the results of operations of Listco will be affected by some factors that are different from those currently affecting the results of operations of Ajax. Ajax is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. Listco is a holding company and its subsidiary, Cazoo, is engaged in the online sale of used vehicles. Listco’s business and results of operations will be affected by country, industry and operating risks to which Ajax was not exposed. For a discussion of the business of Listco following the Business Combination, see the section of this proxy statement/prospectus titled “Business of Cazoo.”

Listco may issue additional Listco Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Listco Ordinary Shares

Ajax may need to obtain additional financing to complete the Business Combination, either because the transaction requires more cash than is available from the proceeds held in its trust account and the PIPE Investment or because it becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case Listco may issue additional Listco Ordinary Shares or other equity securities or incur debt in connection with the Business Combination. Listco may also issue additional Listco Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances.

Listco’s issuance of additional Listco Ordinary Shares or other equity securities would have the following effects:

•        Listco’s existing shareholders’ proportionate ownership interest in Listco may decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Listco Ordinary Share may be diminished; and

•        the market price of Listco securities may decline.

Any future issuances of Listco Ordinary Shares may be dilutive to current holder of Listco Ordinary Shares and negatively impact the value of your investment.

There will be material differences between your current rights as a holder of Ajax securities and the rights one can expect as a holder of Listco securities, some of which may adversely affect you

Upon completion of the Business Combination, Ajax securityholders will no longer be securityholders of Ajax, but will be securityholders of Listco. Both Ajax and Listco are exempted companies under the law of the Cayman Islands, but Ajax is governed by the Ajax Articles and Listco will governed by the Listco Articles. There will be material differences between the current rights of Ajax securityholders and the rights you can expect to have as a holder of Listco Ordinary Shares and Listco Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Ajax securityholders and Listco securityholders, see the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights.”

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of Listco’s securities

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Listco Ordinary Shares post-Business Combination and, as a result, there may be significant volatility in the market price of Listco Ordinary Shares post-Business Combination. Separately, if Listco is unable to achieve profitability in line with investor expectations, the market price of Listco Ordinary Shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of Listco’s control could have an adverse effect on the price of Listco Ordinary Shares post-Business Combination and increase fluctuations in its results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the vehicle industry.

A market for Listco’s securities may not develop, which would adversely affect the liquidity and price of Listco’s securities

An active trading market for Listco Class A Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your Listco Class A Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of Ajax public shares in connection with the Closing of the Business Combination.

Because Listco is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited

Listco is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Listco’s directors or officers, or enforce judgments obtained in the United States courts against Listco’s directors or officers.

Listco’s corporate affairs will be governed by its amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. Listco will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Listco’s directors to Listco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Listco’s shareholders and the fiduciary responsibilities of Listco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

Listco has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Listco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States

The majority of Listco directors and executive officers are not residents of the United States, and substantially all of its assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Listco within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See “Description of Listco’s Securities — Enforceability of Civil Liability under Cayman Islands Law.”

Provisions in the Listco Articles may inhibit a takeover of Listco, which could limit the price investors might be willing to pay in the future for Listco Ordinary Shares and could entrench management

The Listco Articles will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include that Listco’s board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. Listco’s authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Listco Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of Listco by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for Listco Ordinary Shares.

Listco will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Listco Ordinary Shares may be less attractive to investors

Listco will be deemed to be an “emerging growth company” as defined in the JOBS Act and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of Listco’s internal control over financial reporting, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Listco cannot predict if investors will find the Listco Ordinary Shares less attractive as a result of such reliance. If some investors find Listco Ordinary Shares less attractive as a result, there may be a less active trading market for its shares and Listco’s share price may be more volatile. Listco may take advantage of these reporting exemptions until it is no longer an emerging growth company. Listco will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Listco’s initial public offering, (b) in which Listco has total annual gross revenue of at least $1.07 billion, or (c) in which Listco is deemed to be a large accelerated filer, which means the market value of Listco’s Class A Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Listco has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that Listco currently reports and expects to continue to report under IFRS, it will not be able to use this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the International Accounting Standards Board.

As a foreign private issuer, Listco generally is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards applicable to U.S. domestic companies; these practices may afford less protection to shareholders than they would enjoy if Listco complied fully with the NYSE corporate governance listing standards

Listco is a foreign private issuer as such term is defined in Rule 405 under the Securities Act and intends to apply for listing of the Listco Ordinary Shares on the NYSE. The NYSE rules generally permit a foreign private issuer like Listco to follow the corporate governance practices of Listco’s home country. Certain corporate governance practices in the Cayman Islands, which is Listco’s home country, may differ significantly from the NYSE corporate governance listing standards.

Among other things, Listco is not required to: (i) have a majority of the board be independent; (ii) have a compensation committee consisting entirely of independent directors; (iii) have a nominating and corporate governance committee consisting entirely of independent directors; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year. Listco may continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, securityholders of Listco will not have the benefit of all of the NYSE corporate governance rules that apply to U.S. domestic companies.

Listco is a foreign private issuer, and as such is exempt from certain provisions of U.S. securities laws applicable to U.S. domestic public companies

Because Listco qualifies as a foreign private issuer, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Listco is required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Listco currently intends to publish certain quarterly financial information as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Listco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Listco may lose its foreign private issuer status in the future, which could result in significant additional cost and expense

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Listco on June 30, 2021.

In the future, Listco would lose its foreign private issuer status if a majority of its shareholders are U.S. residents, and a majority of its directors and management are U.S. citizens or residents, more than 50% of its assets are located in the United States or its business is administered principally in the United States. The regulatory and compliance costs to Listco under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If Listco is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. Listco will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors, and principal shareholders will become subject to the related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders. Listco may also be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Listco would lose its ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

Risks Related to Redemption

There is no guarantee that an Ajax public shareholder’s decision whether to redeem its Ajax Ordinary Shares for a pro rata portion of the trust account will put such shareholder in a better future economic position

No assurance can be given as to the price at which a public shareholder may be able to sell Listco Class A Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination may cause an increase in the Listco Class A Share price and may result in a lower value realized now than an Ajax shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s public shares. Similarly, if an Ajax public shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of Listco Class A Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell his, her or its Listco Class A Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. An Ajax public shareholder should consult his, her or its own tax or financial advisor for assistance on how this may affect their individual situation.

If Ajax’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their public shares for a pro rata portion of the trust account

Ajax shareholders holding public shares may demand that Ajax redeem their public shares for a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. Shareholders who seek to exercise this redemption right must deliver their Ajax Class A Shares (either physically or electronically) to the Transfer Agent prior to the vote at the meeting. Any shareholder who fails to properly demand redemption rights will not be entitled to redeem his or her public shares for a pro rata portion of the trust account. See the section entitled “Meeting of Ajax Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Shareholders of Ajax, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares

A shareholder of Ajax, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, if you hold more than 15% of the public shares of Ajax and the business combination proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your public shares and may be forced to hold the public shares in excess of 15% or sell them in the open market. Ajax cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the Ajax Class A Shares will exceed the per-share redemption price.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Ajax’s board of directors will not have the ability to adjourn the meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved

Ajax’s board of directors is seeking approval to adjourn the meeting to a later date or dates if, at the meeting, the business combination proposal is not approved. If the adjournment proposal is not approved, Ajax’s board of directors will not have the ability to adjourn the meeting to a later date and, therefore, the Business Combination would not be completed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Listco’s forward-looking statements include, but are not limited to, statements regarding Listco or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this proxy statement/prospectus, including but not limited to:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Ajax, Cazoo, Listco or others following the announcement of the Business Combination;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Ajax or Cazoo, to obtain financing to complete the Business Combination or to satisfy other conditions to closing;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the risk that the Business Combination disrupts current plans and operations of Ajax or Cazoo as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Listco to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the Business Combination;

•        the possibility that Ajax, Cazoo or Listco may be adversely affected by other economic, business, and/or competitive factors;

•        the impact of COVID-19 on Cazoo’s business and/or the ability of the parties to complete the Business Combination;

•        Cazoo’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; and

•        other risks and uncertainties set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.

Forward-looking statements in this proxy statement/prospectus are based on current expectations and assumptions made by the management of Cazoo. Although the management of Cazoo believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements. Ajax, Cazoo and Listco can give no assurance that they will prove to be correct.

Additionally, forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, or that could contribute to such differences, include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors.” Some of the key risks and uncertainties include statements related to, among others:

•        realizing the benefits expected from the proposed Business Combination;

•        achieving the expected revenue growth and effectively managing growth;

•        executing its expansion strategy in Europe;

•        acquiring and integrating other companies;

•        achieving and maintaining profitability in the future;

•        having access to suitable and sufficient vehicle inventory for resale to customers and refurbishing and selling its inventory expeditiously and efficiently;

•        expanding its subscription offering;

•        increasing its service offerings and price optimization;

•        effectively promoting its brand and increasing brand awareness;

•        expanding its product offerings and introducing additional products and services;

•        enhancing future operating and financial results;

•        acquiring and protecting intellectual property;

•        attracting, training and retaining key personnel;

•        complying with laws and regulations applicable to its business; and

•        successfully deploying the proceeds from the Business Combination.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere herein. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Ajax and Cazoo prior to the Business Combination, and Listco following the Business Combination.

New risks emerge from time to time and it is not possible to predict all such risks, nor can Ajax or Cazoo assess the impact of those risks on the business of Ajax and Cazoo prior to the Business Combination, and Listco following the Business Combination, or the extent to which any risk or combination of risks may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Ajax or Cazoo or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Ajax and Cazoo prior to the Business Combination, and Listco following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of Ajax or Cazoo, as applicable, on the relevant subject. These statements are based upon information available to Ajax or Cazoo, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Ajax or Cazoo, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Market, ranking and industry data used throughout this proxy statement/prospectus statement are based on the good faith estimates of Cazoo’s management, which in turn are based upon Cazoo’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research analysts and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Cazoo is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo.”

MEETING OF AJAX SHAREHOLDERS

General

Ajax is furnishing this proxy statement/prospectus to Ajax’s shareholders as part of the solicitation of proxies by Ajax’s board of directors for use at the annual general meeting of Ajax’s shareholders to be held on             , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Ajax’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the meeting.

Date, Time and Place

The annual general meeting of Ajax will be held at             Eastern time, on             , 2021, at http://             and at the offices of             . In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, Ajax has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of its shareholders, directors and management team. You or your proxyholder will be able to attend and vote at the meeting online by visiting https://             and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the hybrid virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Purpose of the Ajax Meeting

At the meeting, Ajax is asking holders of Ajax Ordinary Shares to:

(1)     consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including the Business Combination Agreement;

(2)     consider and vote upon a proposal to approve, as an Ordinary Resolution, for the purposes of complying with the applicable the applicable listing rules of the NYSE, the issuance of Listco Class C Shares to Cazoo Shareholders in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment;

(3)     consider and vote upon a proposal to approve, as an Ordinary Resolution, the Listco Incentive Equity Plan, which will become effective on the Closing Date and will be used by Listco following the Closing; and

(4)     consider and vote upon a proposal, as an Ordinary Resolution, to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Ajax is unable to consummate the Business Combination.

Recommendation of Ajax’s Board of Directors

Ajax’s board of directors has unanimously determined that the Business Combination is fair to and in the best interests of Ajax and its shareholders; has unanimously approved the proposals to be submitted for shareholder approval at the meeting; and unanimously recommends that shareholders vote “FOR” the business combination proposal, the share issuance proposal, the incentive equity plan proposal; and the adjournment proposal if the adjournment proposal is presented to the meeting.

Record Date; Persons Entitled to Vote

Ajax has fixed the close of business on             , 2021, as the “record date” for determining Ajax shareholders entitled to notice of and to attend and vote at the meeting. As of the close of business on             , 2021, there were             Ajax Ordinary Shares outstanding and entitled to vote. Each Ajax Ordinary Share is entitled to one vote per share at the meeting.

Quorum

The presence, in person or by proxy (which would include presence at the hybrid virtual meeting), of the holders of a majority of all the Ajax Ordinary Shares entitled to vote constitutes a quorum at the meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Ajax but marked by brokers as “not voted” will be treated as Ajax Ordinary Shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as Ajax Ordinary Shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its Ajax Ordinary Shares on “non-routine” proposals, such as the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal.

Vote Required

Each of the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal is being proposed as an Ordinary Resolution and therefore requires the affirmative vote of a majority of votes cast by the holders of the issued ordinary shares present, in person or represented by proxy, at the meeting and entitled to vote on the proposal. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the meeting and, therefore, will not have any impact on the proposals presented at the meeting. Additionally, abstentions (with respect to the business combination proposal and the adjournment proposal only) will not count as votes cast at the meeting and, therefore, will have no effect on the outcome of such proposals; however, with respect to the share issuance proposal and the incentive equity plan proposal, abstentions will count as a vote against those proposals in accordance with NYSE listing rules. If any of the condition precedent proposals are not approved, then only the adjournment proposal will be presented to the shareholders for a vote. Approval of each of the condition precedent proposals is cross-conditioned on the approval of the other condition precedent proposals. Approval of the adjournment proposal is not conditioned on any the approval of any other proposal.

Voting Your Ajax Ordinary Shares

Each Ajax Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ajax Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Ajax Ordinary Shares you beneficially own are properly counted.

There are two ways to vote your Ajax Ordinary Shares at the meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.

•        If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Ajax Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Ajax Ordinary Shares, your Ajax Ordinary Shares will be voted as recommended by the Board “FOR” the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the meeting will not be counted.

•        You Can Attend the Meeting and Vote in Person.

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the hybrid virtual meeting, go to https://            , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the hybrid virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the hybrid virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the hybrid virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Ajax’s Secretary in writing before the meeting that you have revoked your proxy; or

•        you may attend the hybrid virtual meeting, revoke your proxy, and vote, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ajax Ordinary Shares, you may call Morrow Sodali, Ajax’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by e-mailing AJAX.info@investor.morrowsodali.com.

Redemption Rights

Any holder of public shares as of the record date may demand that Ajax redeem such public shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $            per public share as of             , 2021), calculated as of two business days prior to the consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Cazoo is consummated, Ajax will redeem these public shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these public shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a shareholder, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will not be redeemed for cash.

The Sponsor will not have redemption rights with respect to any Ajax Class B Shares it owns, directly or indirectly, in connection with the Business Combination.

Holders of public shares or Ajax Units who wish to exercise their redemption rights must (i) if they hold their public shares through Ajax Units, elect to separate their units into the underlying public shares and Ajax Warrants and (ii) prior to 5:00 p.m., Eastern time, on             , 2021, (a) submit a written request to the Transfer Agent that Ajax redeem their public shares for cash and (b) deliver their public shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (“DWAC”).

If the shareholder holds its public shares in “street name,” they will have to coordinate with their broker to have their public shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the public shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their public shares.

Any request to redeem such public shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with Ajax’s consent, until the Closing. A shareholder that has delivered its public shares to the Transfer Agent in connection with a redemption request who subsequently decides not to exercise redemption rights may withdraw the redemption request any time prior to the deadline for submitting redemption requests and thereafter, with Ajax’s consent, until the Closing, by contacting the Transfer Agent and requesting that it return the public shares (physically or electronically) to such shareholder.

If the Business Combination is not approved or completed for any reason, then shareholders who elected to exercise their redemption rights will not be entitled to redeem their public shares for a pro rata portion of the trust account. In such case, Ajax will promptly return any public shares delivered by such holders.

The closing price of the Ajax Class A Shares on             , 2021, was             . The cash held in the trust account on such date was approximately $            ($             per public share). Prior to exercising redemption rights, shareholders should verify the market price of the Ajax Class A Shares as they may receive higher proceeds from the sale of their Ajax Class A Shares in the public market than from exercising their redemption rights if the market price per Ajax Class A Share is higher than the redemption price. Ajax cannot assure its shareholders that they will be able to sell their Ajax Class A Shares in the open market, even if the market price per Ajax Class A Share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Ajax Class A Shares.

If a holder of public shares exercises its redemption rights, then it will be exchanging its public shares for cash and will no longer own those public shares. A redeeming shareholder will be entitled to receive cash for these public shares only if, prior to the deadline for submitting redemption requests, it (a) properly demands redemption and (b) delivers its public shares (either physically or electronically) to the Transfer Agent, and the Business Combination is consummated.

If the number of redemptions exceeds the maximum redemption scenario described herein, Ajax may need to obtain additional debt or equity financing to the complete the Business Combination. Any such financing would require the prior written consent of Cazoo.

Appraisal Rights

While the Companies Act provides for dissent rights on statutory mergers, section 239 of the Companies Act provides that dissent rights are not available in circumstances where the consideration under the merger consists of shares listed on a recognized exchange, which will ultimately be the case with the Merger following consummation of the Business Combination. In addition, the right of a dissenter is to receive fair market value for such dissenter’s shares. In the context of a special purpose acquisition company, the fair market value of a public share will be equal to the redemption price of such public share should a public shareholder elect to have their share redeemed. Therefore, from a practical perspective, dissent rights are unlikely to have any commercial purpose.

Proxy Solicitation Costs

Ajax is soliciting proxies on behalf of Ajax’s board of directors. Ajax and its directors, officers and employees may solicit proxies in person, by telephone or by other electronic means. Ajax will bear the cost of the solicitation.

Ajax has hired Morrow Sodali to assist in the proxy solicitation process. Ajax has agreed to pay Morrow Sodali a fee of $47,500 plus disbursements.

Ajax will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Ajax will reimburse them for their reasonable expenses.

Sponsor

As of             , 2021, the Sponsor held of record and was entitled to vote an aggregate of              Ajax Ordinary Shares. The Ajax Ordinary Shares held by the Sponsor currently constitute approximately 10% of the outstanding Ajax Ordinary Shares. Pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to vote any Ajax Ordinary Shares it holds as of the record date in favor of the Business Combination. As a result, in addition to the Ajax Ordinary Shares held by the Sponsor, Ajax needs 35,777,374 or approximately 44.4% of the 80,499,090 outstanding public shares to be voted in favor of the Business Combination (assuming all outstanding Ajax Ordinary Shares are voted) in order to have it approved.

The Sponsor and Ajax’s directors and officers have agreed to (1) waive their redemption rights with respect to any Ajax Class B Shares and public shares they hold, as applicable, in connection with the completion of Ajax’s initial business combination; (2) waive their redemption rights with respect to any Ajax Class B Shares and public shares they hold in connection with a shareholder vote to amend the Ajax Articles (A) to modify the substance or timing of Ajax’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if it does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) waive their rights to liquidating distributions from the trust account with respect to any Ajax Class B Shares they hold if Ajax fails to complete its initial business combination within 24 months from the closing of the IPO (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Ajax fails to complete its initial business combination within the prescribed time frame). If Ajax does not complete its initial business combination within such applicable time period, the private placement warrants will expire worthless.

In connection with the Merger, each Ajax Class B Share issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Class B Share. Additionally, effective as of the Closing, the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares. Thereafter, such shares will not be transferable, assignable or salable (except to Ajax’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of: (A) two years after the completion of the Business Combination; and (B) subsequent to the Business Combination (x) if the last reported sale price of the Listco Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Listco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their Listco Ordinary Shares for cash, securities or other property. The private placement warrants and the Ajax Class A Shares issuable upon the exercise of the private placement warrants are not transferable, assignable or salable until 30 days after the Business Combination, subject to certain exceptions.

At any time prior to the meeting, during a period when they are not then aware of any material nonpublic information regarding Ajax or its securities, the Sponsor or its affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ajax Ordinary Shares or vote their Ajax Ordinary Shares in favor of the business combination proposal. The purpose of such purchases and other transactions would be to increase the likelihood that the business combination proposal is approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Ajax Ordinary Shares, including the granting of put options and, with Ajax’s consent, the transfer to such investors or holders of Ajax Ordinary Shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Ajax Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Ajax Class A Shares at a price lower than market and may therefore be more likely to sell the Ajax Class A Shares he owns, either prior to or immediately after the meeting.

If such transactions are effected, the consequence could be to cause the business combination proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Ajax Class A Shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Business Combination

The Business Combination Agreement was entered into by and among Ajax, Cazoo and Listco on March 29, 2021. Pursuant to the Business Combination Agreement, Listco and Ajax will undertake to complete the Reorganization through the following transactions: (i) on the Listco Closing Date, the sole shareholder of Listco will transfer to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco will become a wholly-owned subsidiary of Ajax, (ii) Ajax, as the sole shareholder of Listco, will adopt the Listco Articles (to take effect as of the Closing), and (iii) following the Listco Closing Date, Ajax will merge with and into Listco, with Listco continuing as the surviving entity. In connection with the Merger, each Ajax Class A Share, Ajax Class B Share, Ajax Warrant and Ajax Unit, issued and outstanding immediately prior to the Merger will be cancelled in exchange for one Listco Class A Share, one Listco Class B Share, one Listco Warrant and one Listco Unit, respectively.

Approximately two days following the completion of the Reorganization and at the Closing, subject to the terms and conditions of the Business Combination Agreement, Listco will acquire all of the issued and outstanding Cazoo Shares from the Cazoo Shareholders. The aggregate consideration to be paid to the Cazoo Shareholders for the purchase of the Cazoo Shares will be (i) an amount in cash equal to the Aggregate Cash Consideration (as defined and discussed further below), and (ii) a number of Listco Class C Shares, equal to the Aggregate Stock Consideration (as defined and discussed further below). Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C Shares each such Cazoo Shareholder will receive with respect to each Cazoo Share held by such Cazoo Shareholder.

For more information about the Business Combination, please see the section titled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Consideration to the Cazoo Shareholders

The aggregate cash consideration to be paid to the Cazoo Shareholders (the “Aggregate Cash Consideration”) will be the portion of the Aggregate Transaction Proceeds (where the Aggregate Transaction Proceeds means the cash in Ajax’s trust account (after giving effect to any shareholder redemptions) plus the aggregate proceeds received by Listco from the PIPE Investors) that is allocated to the Cazoo Shareholders in accordance with the distribution and allocation waterfall as described below. The aggregate number of Listco Class C Shares to be received by the Cazoo Shareholders (the “Aggregate Stock Consideration”) will be determined as a number of Listco Class C Shares equal to (A) £5,076,142,132 (which amount represents an amount in Pounds Sterling equal to $7,000,000,000 based on the closing exchange rate on March 29, 2021), minus (B) the value of the Ajax Class B Shares (valued at $10.00 per share) plus or minus (C) the amount by which Cazoo’s net cash exceeds or is less than £0, minus (D) an amount equal to the value of all of the Rollover Options (as defined and discussed further below) (based upon the per share value of a Cazoo Share at Closing), minus (E) any unpaid transaction expenses of Ajax and Cazoo as of immediately prior to Closing, minus (F) the Aggregate Cash Consideration, and dividing such number by $10.00. For purposes of determining the Aggregate Stock Consideration, net cash will be calculated as an amount equal to (x) the cash and cash equivalents of Cazoo and its subsidiaries (calculated in accordance with IFRS and including certain R&D tax credits), minus (y) certain debt and debt like items of Cazoo and its subsidiaries, including amounts owed for borrowed money and debt securities (excluding any stocking loans for automobile inventory), obligations for “earn-outs” or other deferred purchase price obligations, drawn letters of credit, liabilities under derivative and hedging arrangements, amounts owed to affiliates and guarantees with respect to the foregoing. All amounts to be calculated with respect to the consideration paid for the Cazoo Shares (and any component or subcomponent thereof that is expressed as a currency) will be determined using U.S. Dollars, and any non-U.S. Dollar denominated amounts will be converted from the applicable foreign currency at the applicable exchange rate that will be fixed four business days prior to Closing.

At the Closing, the Aggregate Transaction Proceeds will be distributed in the following order:

(a)     first, Listco will pay all unpaid transaction expenses of Cazoo (on behalf of Cazoo) and all unpaid transaction expenses of Ajax and Listco;

(b)     second, an amount in U.S. dollars equal to £609,137,056 (which amount represents an amount in Pounds Sterling equal to $840,000,000 based on the closing exchange rate on March 29, 2021) will be used for payment of any transfer taxes (including an estimated $35,000,000 stamp tax payable with respect to the transfer of the Cazoo Shares) and funded as primary capital to Cazoo or its subsidiaries (including for working capital, growth and other general corporate purposes);

(c)     third, the next $605,000,000 will be paid to the Cazoo Shareholders as the Aggregate Cash Consideration (to be allocated among the Cazoo Shareholders in accordance with the Business Combination Agreement and taking into account any election made by any Cazoo Shareholder with respect to the mix of cash and stock consideration to be received by such Cazoo Shareholder); and

(d)     fourth, any remaining amount of Aggregate Transaction Proceeds will be funded as primary capital to Cazoo or its subsidiaries (including for working capital, growth and other general corporate purposes).

Treatment of Cazoo Options

Cazoo has issued and outstanding vested and unvested options under its existing equity incentive plans (“Cazoo Options”). Prior to the Closing, Cazoo will accelerate the vesting in full of certain unvested Cazoo Options, subject to the holders of such Cazoo Options having executed and delivered to Cazoo an undertaking agreeing to certain forfeiture provisions. Holders of vested Cazoo Options may exercise their Cazoo Options for ordinary shares of Cazoo at any time prior to the Closing and become a Cazoo Shareholder with respect to such exercised Cazoo Options (and, as a result, may elect the mix of cash and Listco Class C Shares received as consideration in respect to such ordinary shares). Additionally, the holders of certain other vested Cazoo Options will have the ability to make an election to receive a cash payment in exchange for the cancellation (and not exercise) of a corresponding number of such Cazoo Options, which election will be subject to the same limitations and rationing mechanics with respect to consideration elections applicable to the Cazoo Shareholders, as noted in the above paragraphs. Any Cazoo Options (whether vested or unvested) that are not exercised or are not cancelled in exchange for a cash payment at the Closing, will be cancelled and replaced by an option to purchase an equivalent value of Listco Class C Shares (each, a “Rollover Option”). As discussed above, the value of the Rollover Options will reduce the Aggregate Stock Consideration received by the Cazoo Shareholders. Except as agreed in writing with the holder thereof, Rollover Options will be subject to the terms and conditions of the Listco Incentive Equity Plan but will be granted on substantially the same terms as the Cazoo Options were subject prior to the Closing under the applicable Cazoo equity plan, subject to customary adjustments to account for the Business Combination.

Treatment of Cazoo Warrants

Prior to the Closing, Cazoo will take actions to cause all of the issued and outstanding warrants of Cazoo (the “Cazoo Warrants”) to be either cancelled or exercised (including by delivering applicable notices to the holders of such Cazoo Warrants). As a result, all holders of Cazoo Warrants will either exercise their Cazoo Warrants prior to the Closing (and become a Cazoo Shareholder with respect to such exercised Cazoo Warrants (and, as a result, may elect the mix of cash and Listco Class C Shares received as consideration in respect to such ordinary shares), or the holders of such Cazoo Warrants may enter into an alternative arrangement with Cazoo to settle such warrants in a “cashless” net exercise manner or equivalent resulting in cancellation of such warrants.

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are 80,499,090 Ajax Class A Shares and 8,944,343 Ajax Class B Shares issued and outstanding. The Sponsor owns all 8,944,343 of the Ajax Class B Shares. Following the consummation of the Merger, all of the Ajax Class A Shares and the Ajax Class B Shares will be cancelled and exchanged for 80,499,090 Listco Class A Shares and 8,944,343 Listco Class B Shares, respectively, and the Sponsor will own all 8,944,343 of the Listco Class B Shares. At Closing, each currently issued and outstanding Listco Class B Share will convert into a Listco Class A Share, subject to adjustment, in accordance with the terms of the Listco Articles.

We anticipate that, upon completion of the Business Combination, the ownership interests in Listco will be as set forth in the table below.

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
Ajax Public Shareholders	10.6%	2.7%
Sponsor and Ajax Directors and Officers(3)	3.8%	3.8%
Cazoo Shareholders(4)	81.3%	89.1%
Other PIPE Investors	4.3%	4.4%

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Maximum redemption scenario assumes that 60,499,090 Ajax Class A Shares (the maximum number of Ajax Class A Shares that can be redeemed while still satisfying the condition to the consummation of the Business Combination requiring a minimum of $1,000,000,000 of Aggregate Transaction Proceeds) are redeemed for cash.

(3)      Includes participation in the PIPE Investment.

(4)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 36 of this proxy statement/prospectus and do not take into account (i) the number of Listco Ordinary Shares that may be issuable upon exercise of the Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but do take into account the Listco Class B Shares, which will convert into 8,944,343 Listco Class A Shares at Closing in accordance with the terms of the Listco Articles. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

If the actual facts are different than the assumptions set forth above, the ownership percentages set forth above will be different. For example, there are currently outstanding an aggregate of 41,254,590 warrants to acquire Ajax Class A Shares, which are comprised of 21,129,818 private placement warrants held by the Sponsor and 20,124,772 public warrants (all of which, following the consummation of the Merger, will convert into an equivalent number of warrants to acquire Listco Class A Shares). Each of the Listco Warrants is exercisable commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021 and will entitle the holder thereof to purchase one Listco Class A Share in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if it is assumed that each outstanding Listco Warrant is exercised and Listco Class A Share is issued as a result of such exercise, with payment to Listco of the exercise price of $11.50 per warrant for one Listco Class A Share, Listco’s fully diluted share capital would increase by a total of 41,254,590 Listco Class A Shares, with approximately $474,427,785 paid to Listco to exercise the warrants.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into entered into the Sponsor Letter Agreement with Cazoo and Ajax, pursuant to which the Sponsor has agreed to (i) vote all shares of Ajax beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the board of directors of Ajax at the meeting of the Ajax shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, (iv) waive the anti-dilution protections set out in the Ajax Articles with respect to each of its Ajax Class B Shares, and (v) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Business Combination. The foregoing summary of the Sponsor Letter Agreement is qualified in its entirety by reference to the text of the Sponsor Letter Agreement, which is incorporated as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Pursuant to the letter agreement signed by the Sponsor at the time of the Ajax initial public offering, the Sponsor agreed not to transfer the Listco Class A Shares issued to it upon conversion of the Listco Class B Shares during the period ending on the earlier of (i) two years after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of the Listco Class A Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which Listco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Listco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Ajax, Listco, Cazoo and holders of a majority of each of Cazoo’s outstanding series A shares, series B shares, series C shares and ordinary shares executed Transaction Support Agreements, pursuant to which, on the terms and subject to the conditions set forth therein, each such holder agreed to, among other things (i) following the effectiveness of the Registration Statement, enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which, such Cazoo Shareholder will sell and Listco will purchase such Cazoo Shareholder’s Cazoo Shares, (ii) to the extent reasonably determined to be necessary or advisable by Ajax or Cazoo in furtherance of the Business Combination, support and vote in favor of the Business Combination Agreement, the ancillary documents to which Cazoo is or will be a party and the transactions contemplated thereby, (iii) take any actions reasonably determined by Ajax and Cazoo to be necessary or advisable to exercise the drag along right set out in and in accordance with Cazoo’s articles of association (including delivery by such holder to Cazoo of notice of a desire to transfer its Cazoo Shares and implement the drag along right in Cazoo’s articles of association), and (iv) subject to certain exceptions, not to transfer, assign, or sell their respective Cazoo Shares, prior to the consummation of the Business Combination. In addition, Alex Chesterman and Stephen Morana, in their capacities as Cazoo Shareholders, agreed under the Transaction Support Agreements signed by them to only make a Standard Election or a Stock Election (as such terms are defined in the Business Combination Agreement) with respect to (i) all Cazoo Shares held by them (including such Cazoo Shares resulting from the exercise of certain options), and (ii) all their vested unapproved options. The foregoing summary of the Transaction Support Agreements is qualified in its entirety by reference to the text of the Transaction Support Agreements, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Ajax and Listco entered into certain Subscription Agreements with the PIPE Investors pursuant to which Listco has agreed to issue and sell to the PIPE Investors, in the aggregate, $800,000,000 of Listco Class A Shares at a purchase price of $10.00 per share. The PIPE Investors were also granted certain customary registration rights under the Subscription Agreements in connection with the PIPE Investment. The closing of the PIPE Investment is conditioned, among other things, on the conditions set forth in the Business Combination Agreement having been satisfied or waived by the parties thereto. The Subscription Agreements will terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement, (ii) the mutual written agreement of the parties thereto, (iii) the closing conditions of the PIPE Investment not having been satisfied or waived by the Closing, or (iv) the PIPE Investment not having closed as of November 28, 2021.

Employment Arrangements

At the Closing, Listco will enter into employment agreements with Alex Chesterman (Chief Executive Officer) and Stephen Morana (Chief Financial Officer). The employment agreements will provide for a fixed base salary, which varies depending on the employee, and a discretionary performance bonus set as a percentage of base salary for each fiscal year. The agreements are terminable with six months’ notice from either Listco or the relevant executive and contain customary “garden leave” provisions enabling Listco to put the applicable executive on enforced leave during any period of notice. During the term of employment and for 12 months thereafter, each executive is subject to restrictive covenants, including non-competition, non-solicitation, non-hire, a non-interference with business relations.

Incentive Equity Plan

Ajax’s board of directors will approve the Listco Incentive Equity Plan, the form and terms of which will be agreed upon by Cazoo, Ajax and Listco, reserving a number of Listco Class A Shares for grant thereunder equal to 5% of the fully diluted issued and outstanding Listco Class A Shares (on an as-converted basis taking into account the future conversion of the Listco Class C Shares) immediately after the Closing, plus any Listco Class A Shares under Rollover Options from Cazoo’s existing equity incentive plan, which subsequently lapse, are forfeited or cancelled in accordance with their terms.

Investor Rights Agreement

At the Closing, Listco, the Sponsor and certain securityholders of Listco will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, Listco will be obligated to file a registration statement to register the resale of certain Listco securities held by the holders party thereto within 45 days after the Closing and to use reasonable best efforts to cause such registration statement to be declared effective as soon as possible after such filing, but no later than (i) the 90th day (or the 120th day if the SEC notifies that it will “review” such registration statement) following the Closing Date. In addition, the Investor Rights Agreement contains customary demand and “piggy-back” registration rights. The Investor Rights Agreement also provides that Listco will pay certain expenses relating to such registrations and indemnify the holders party thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Pursuant to the terms of the Investor Rights Agreement, certain shareholders will be entitled to nominate individuals to the board of directors of Listco following the Closing, in each case, on the terms and subject to the conditions set forth therein. In particular, Listco and such securityholders will agree to take all necessary and desirable actions such that the following individuals will be elected to the Listco Board:

(a)     for so long as Alex Chesterman is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, Alex Chesterman;

(b)     for so long as Stephen Morana is the Chief Financial Officer of Listco, Stephen Morana;

(c)     until the expiration of the term of office of Listco’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och; and

(d)     until the later of (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date and (ii) such time as DMGV Limited (“DMGV”), together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco, one individual designated by DMGV, who will initially be Lord Rothermere.

Pursuant to the terms of the Investor Rights Agreement the size of the Listco Board will initially be set at nine members, at least three of whom must satisfy the independence criteria applicable to the audit committee of the Listco Board. So long as the Listco Board comprises nine members, three of such directors shall sit in each of Class I, Class II and Class III.

Pursuant to the terms of the Investor Rights Agreement, so long as DMGV has a designee on the Listco Board, DMGV may, at its election and at any time by written notice to Listco, appoint a board observer to attend all meetings of the Listco Board (and any committees thereof).

Pursuant to the Investor Rights Agreement, during the periods in which the Sponsor and DMGV, respectively, are permitted to designate a nominee to the Listco Board under the provision described above, in the event that (i) a vacancy is created at any time by the death, retirement, disability, removal or resignation of any of the members nominated by the Sponsor or DMGV (the “Shareholder Designees”) or (ii) a Shareholder Designee fails to be elected to the Listco Board at any annual or special meeting of the shareholders of Listco at which such Shareholder Designee stood for election but was nevertheless not elected, the remaining directors and Listco shall cause such open seat to be filled by a new member designated in writing by the shareholder that designated such Shareholder Designee, as soon as possible, and Listco and the other parties to the Investor Rights Agreement shall take all necessary and desirable actions within their control to accomplish the same.

Pursuant to the Investor Rights Agreement, if Listco intends to issue equity securities within one year of the Closing Date which would result in any individual or entity that beneficially owns, as of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Business Combination Agreement, 10% or more of the issued and outstanding Listco Ordinary Shares, having beneficial ownership of less than ten percent (10%) of the issued and outstanding Listco Ordinary Shares then, at least 15 business days prior to the issuance of the equity securities, Listco is required to deliver to such shareholder an offer to issue a portion of such equity securities to such shareholder in an aggregate amount, on a pro forma basis after giving effect to the issuance of such equity securities, that would result in such shareholder maintaining beneficial ownership of at least ten percent (10%) of the issued and outstanding Listco Ordinary Shares.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the text of the Investor Rights Agreement, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Background of the Business Combination

Ajax is a blank check company incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Ajax was incorporated on August 13, 2020 as a Cayman Islands exempted company. The Business Combination is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of Ajax’s management team and Ajax’s board of directors. The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Ajax, Cazoo and certain of the Cazoo Shareholders in conjunction with such Cazoo Shareholders agreeing to support the Business Combination. The following is a brief discussion of the background of these negotiations, including the Business Combination Agreement and the Business Combination.

Prior to the consummation of the IPO, neither Ajax, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination.

The prospectus for the IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•        whether the target had a competitive technological edge and had a scalable business model;

•        whether the target had a defensible market position, with demonstrated advantages when compared to their competitors and which create barriers to entry;

•        whether the target had the potential to capture significant market share in a large addressable market;

•        whether the target operated in a well-defined industry segment with clear long-term growth trajectories that are not overly sensitive to macroeconomic conditions;

•        whether the target had the ability to grow both organically and through strategic acquisitions;

•        whether the target both had a strong existing management team and could also benefit from our management team’s relationships and experience; and

•        whether the target is susceptible to limited cyclical risk and shifts in the macroeconomic environment.

Goldman Sachs & Co. LLC (“GSCo”), Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan Securities LLC (“JPM”) served as the representatives of the underwriters in the IPO.

Following the IPO, Ajax searched for business combination candidates. During the period from the IPO through the signing of the Business Combination Agreement, representatives of Ajax contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. During that period, Ajax:

•        developed a list of over 400 business combination candidates that fit Ajax’s criteria, including Cazoo;

•        reviewed and performed initial due diligence on over 100 potential targets through market-based research, discussions with private equity and venture capital funds, discussions with investment bankers and other advisors, discussions with the officers and directors of Ajax’s board of directors and other industry executives, and public company operational and valuation benchmarking; and

•        held meetings with over 20 management teams regarding a potential transaction, all in the fintech, consumer/consumer internet, and software sectors, prior to focusing their efforts on the Business Combination; and

•        signed 13 non-disclosure agreements related to potential targets.

Based on the discussions and negotiations with potential targets, Ajax concluded that Cazoo provided Ajax with the most attractive potential business combination due to a number of positive factors, as discussed in “Ajax’s Board of Directors’ Reasons for Approval of the Business Combination” below.

The following is a brief description of the background of the negotiations between Ajax and Cazoo and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives but is intended to provide information with respect to material developments in the preparation, negotiation and documentation of the Business Combination.

Beginning on November 2, 2020, the Ajax management team (including Mr. Och and Mr. Fuhrman) held bi-weekly meetings to discuss potential business combination candidates, due diligence updates, and general market activity. These bi-weekly meetings continued until the signing of the Business Combination Agreement with Cazoo.

On January 8, 2021, members of the Ajax management team hosted an introductory call with Cazoo’s Chief Financial Officer following an introduction by Goldman Sachs International (“GSI”), in its capacity as Cazoo’s financial advisor. The attendees on the call discussed the general structure of special purpose acquisition companies (“SPACs”), and the potential advantages that may be realized by certain companies entering into an initial business combination transaction with a SPAC (as opposed to alternative forms of financing or acquisition transactions), the SPAC market broadly, the Ajax value proposition specifically, and how Ajax could help accelerate Cazoo’s growth plans across the UK and Europe. Ajax had initially identified Cazoo during the development of the initial list of potential business combination candidates following the consummation of the IPO in October 2020.

At the time of the introductory call, Cazoo had previously been working with GSI, Credit Suisse Securities (Europe) Limited and Credit Suisse International (together, “Credit Suisse”) and Numis Securities Limited (“Numis” and, collectively with Credit Suisse and GSI, the “Cazoo Financial Advisors”) to provide financial advisory services with respect to strategic opportunities, including engagement with a select number of SPACs regarding a potential combination with Cazoo resulting in a U.S. stock market listing.

In addition, Cazoo had previously engaged Freshfields Bruckhaus Deringer LLP (“Freshfields”) in early January as counsel for such a potential transaction.

Subsequent to the introductory call and prior to executing a non-disclosure agreement with Cazoo, the Ajax management team began performing more detailed market due diligence on Cazoo. Such due diligence included (but was not limited to) intensive research regarding the structure and participants of the UK and European used car markets, discussions with investors in both Cazoo and comparable companies to Cazoo, discussions with investment bankers and other financial advisors with expertise in relevant sectors, discussions with relevant industry executives, and public company operational and valuation benchmarking.

On January 13, 2021, Ajax’s management team provided the board of directors with an update on high-priority potential business combination candidates, including Cazoo. The Ajax management team discussed Cazoo’s business and growth strategy with the board of directors, in addition to discussing initial diligence findings and areas of diligence focus going forward. The board of directors was supportive with respect to pursuing a potential business combination with Cazoo.

On January 15, 2021, members of the Ajax management team had a follow-up discussion with Cazoo’s Financial Advisors regarding a potential transaction with Cazoo. The Ajax management team communicated significant interest in pursuing further discussions with Cazoo regarding a potential for a business combination.

On January 19, 2021, the Ajax management team held an internal call to discuss the attractiveness of Cazoo’s business, potential for a business combination, and go-forward due diligence strategy. The Ajax management team unanimously agreed to dedicate resources to exploring a potential business combination with Cazoo based on a number of factors, including (but not limited to) Cazoo’s market position, growth rate, and experienced management team.

On January 31, 2021, Ajax and Cazoo signed a non-disclosure agreement related to Ajax’s interest in a business combination agreement with Cazoo. Subsequently, Cazoo and its advisors began to share, and Ajax began to evaluate, additional information regarding Cazoo’s business and prospects.

In early February 2021, after having previously engaged Kirkland & Ellis LLP (“K&E”) in December 2020 to assist with matters relating to its search for an initial business combination, Ajax began discussing with K&E regarding its negotiations with Cazoo.

Following the signing of the non-disclosure agreement, the Ajax management team attended several videoconference meetings with members of Cazoo’s management team. The initial videoconference, which took place on February 2, 2021, was an introduction to Cazoo led by Cazoo’s CEO and was attended by the Ajax and Cazoo management teams.

Two follow-up videoconferences between Cazoo and Ajax management were held on February 4, 2021 and February 10, 2021, during which the parties discussed Cazoo’s business operations, including financial information, historic and projected revenues and profits, views on competitive positioning, market opportunity, expansion plans, background on the Cazoo management team and its existing investors, and other business due diligence matters. During this time, Ajax also held a number of discussions and information exchanges with Cazoo’s Financial Advisors and Cazoo regarding Cazoo’s financial model and other customary due diligence matters.

On February 5, 2021, Mr. Och spoke with members of the board of directors to provide an update on the discussions between Ajax management and Cazoo regarding a potential business combination. The board of directors continued to support pursuing a potential business combination with Cazoo.

On February 8, 2021, Cazoo’s Financial Advisors requested that Ajax submit a non-binding Letter of Intent (“LOI”) to facilitate discussions between Cazoo and Ajax by February 12, 2021. Cazoo’s Financial Advisors requested that that non-binding LOI include key items related to the potential business combination, including the identity of the sponsor, valuation, key economic terms, due diligence information required to complete a business combination, timing and approvals necessary to complete a business combination, and the identity of third-party advisors working with the Ajax management team. Cazoo’s Financial Advisors subsequently held a call with Ajax management to discuss key terms to include in the non-binding LOI.

On February 10, 2021, Ajax submitted an initial, non-binding LOI describing its interest in pursuing a potential business combination with Cazoo, in addition to providing valuation feedback and input on key economic and legal terms associated with a potential business combination agreement.

Over the course of the following week, representatives of Cazoo had multiple conversations and e-mail exchanges with Ajax management to discuss valuation and certain other considerations with respect to a potential business combination transaction involving Ajax and Cazoo. Such considerations included, among other things, process matters applicable to transactions with SPACs, remaining due diligence process, investor outreach, public company readiness, and related matters with respect to a business combination transaction.

On February 17, 2021, the Cazoo board of directors held a video conference meeting, which was attended by all Cazoo directors, Cazoo’s Financial Advisors and Freshfields, to discuss strategic opportunities. Cazoo’s Financial Advisors and the Freshfields representatives reviewed the status of the SPAC outreach process, the proposed LOI received from Ajax and other SPACs, and the timetable and implications of a de-SPAC transaction. Following discussion, the Cazoo board of directors resolved that Cazoo should (i) continue its discussion with Ajax, (ii) negotiate, finalize and execute the final version of the LOI and (iii) negotiate the subsequent merger agreement with Ajax and participate in the PIPE discussions.

After exchanging comments and negotiating the non-binding LOI during the week of February 15, 2021, Cazoo and Ajax entered into a non-binding LOI on February 17, 2021 describing the basic terms of the proposed combination and including an initial 30-day mutual exclusivity period (with two 15-day extensions with the mutual consent of both parties). The non-binding LOI included, subject to further due diligence, an initial pro forma enterprise value of $9 billion and aggregate consideration payable by Cazoo of (a) an amount in cash equal to $1.6 billion, which would be payable at closing as follows: (i) $85 million of transaction expenses, (ii) $760 million of primary proceeds and (iii) $760 million of secondary proceeds. The initial enterprise valuation with respect to Cazoo was consistent with Ajax management’s evaluation of the business (including Ajax management’s analysis of the financial results and projections provided to Ajax’s management) and with comparable companies in public markets.

On February 21, 2021, Mr. Och and Mr. Chesterman held an in-person meeting to discuss, among other things, the PIPE fundraising process and potential participants in the PIPE investment. Mr. Och and Mr. Chesterman also discussed the composition of the Cazoo board of directors following the completion of the Business Combination and Cazoo’s business strategy, financial projections, and acquisition strategy.

On February 22, 2021, Cazoo’s Financial Advisors hosted a call with Ajax and Cazoo to discuss potential PIPE investment participants and the creation of a PIPE investor presentation. Cazoo’s Financial Advisors subsequently hosted multiple calls over the course of the following week that included JPM and Citi to further discuss potential PIPE investment participants. Representatives of the Ajax management team also discussed Cazoo’s financial projections with the Cazoo management team during the course of calls scheduled to discuss the PIPE investor presentation.

On February 24, 2021, Ajax’s board of directors held a telephonic meeting. With all Directors present, and with representatives from K&E and Maples and Calder (Cayman) LLP present, Mr. Och led a discussion regarding the potential transaction with Cazoo. In particular, during the meeting, members of Ajax’s management team, supported by certain of Ajax’s advisors, (i) reviewed and discussed the reasons for exploring a proposed transaction with Cazoo upon the terms set forth in the non-binding LOI, and (ii) reviewed and discussed the proposed valuation (which remained subject to due diligence), including the methodology used and the other considerations and assumptions underlying such valuation. Ajax management solicited feedback from Ajax’s board of directors. Ajax’s board of directors was in favor of pursuing the initial business combination with Cazoo. Process matters relating to the directors’ fiduciary duties, ongoing due diligence review of Cazoo and its business operations, the drafting of the definitive transaction documentation, and expected timelines to signing, were also discussed.

On February 28, 2021, representatives of Ajax and GSI signed an engagement letter to engage GSI as lead Placement Agent for the PIPE investment. The Ajax management team considered the role that GSI played as financial advisor to Cazoo, and after carefully considering the potential conflict and the perceived benefits of engaging GSI as a lead placement agent for the PIPE Financing, agreed to waive the potential conflict. Ajax subsequently engaged Citi and JPM as Placement Agents for the PIPE investment as well. Ajax also engaged Ernst & Young LLP (“EY”) on this date to serve as tax and tax structuring advisors for the transaction with Cazoo.

On March 1, 2021, Ajax engaged KPMG LLP (“KPMG”) as an advisor on several topics including accounting and financial due diligence, capital market readiness, and back-office IT and cyber due diligence.

Over the next three weeks, the parties made considerable progress and held regular calls to explore different alternatives for a transaction including minimum cash requirements for Cazoo, post-combination tax, legal and financial reporting structures, amount of secondary proceeds associated with the transaction, and composition of Cazoo’s Board post-combination. Over the same period, representatives of Cazoo and Ajax held several meetings via teleconference to discuss financial, business and legal due diligence matters. The Ajax and Cazoo management teams were supported during the due diligence process by financial, accounting, tax, and legal advisors.

On March 2, 2021, Cazoo executed an engagement letter with Cazoo’s Financial Advisors, as amended subsequently on March 25, 2021.

Also on March 2, 2021, Mr. Och and Mr. Chesterman held a call to discuss, among other things, PIPE investor outreach strategy, Cazoo’s growth strategy, Cazoo’s business operations, and Cazoo’s recent financial performance.

On March 2, 2021, the PIPE investor presentation was posted to the virtual data room ahead of meetings with potential PIPE investors and access to the virtual data room was provided to the potential PIPE investors by the Placement Agents.

During the weeks of March 1, 2021, March 8, 2021, March 15, 2021, and March 22, 2021, management of Cazoo and Ajax participated in meetings with potential PIPE investors. Following these meetings, the Placement Agents provided regular updates to Cazoo and Ajax management on the status of the wall crossing process and investor demand for the PIPE.

On February 19, 2021, the data room was established for K&E and Walker Morris LLP (together with K&E, “Ajax’s Legal Counsel”), Ajax and other representatives for review of Cazoo.

On March 2, 2021, Ajax’s Legal Counsel held a call with the Cazoo’s General Counsel related to legal due diligence (the “Management Call”).

On March 2, 2021, EY also discussed initial tax structuring options with Ajax, including the comparative benefits and detriments among such options.

On March 4, 2021, EY presented Ajax with their view of the optimal tax structure. On this date, KPMG also had a call with Cazoo’s management to discuss a number of diligence topics including accounting, financial matters, capital markets readiness and back-office IT and cyber.

On March 10, 2021, the Cazoo board of directors held a video conference meeting, which was attended by all Cazoo directors as well as a representative from Freshfields, to discuss the status of the ongoing negotiations with Ajax. At the conclusion of the meeting, the board of directors unanimously resolved to authorize representatives of Cazoo to continue negotiating the transaction documents and to continue to participate in the PIPE discussions.

Also on March 10, 2021, K&E, on behalf of Ajax, provided an initial draft of the Business Combination Agreement to Freshfields, on behalf of Cazoo. On this date, EY also had an additional tax due diligence call with Cazoo’s management and their advisors around tax structuring.

During the course of the next several weeks, representatives of the parties negotiated the draft Business Combination Agreement and prepared and negotiated various ancillary agreements. During this time Ajax’s third party advisors continued to conduct and complete due diligence on Cazoo and the proposed Business Combination. External legal counsel for both Ajax and Cazoo were regularly in contact with their respective clients regarding key issues and progress related to the negotiation of the Business Combination Agreement and key diligence findings.

On March 17, 2021, on behalf of Cazoo, Freshfields sent a revised draft of the Business Combination Agreement to K&E on behalf of Ajax, which revised draft proposed transaction structuring that had been discussed by the parties as well as several key changes from the initial draft of the Business Combination Agreement, including that the minimum amount of aggregate cash consideration available to Cazoo as a result of the Business Combination be a condition solely for the benefit of Cazoo, the scope of interim operating covenants, the allocation of transaction expenses and changes to the treatment of transfer taxes and the treatment of Cazoo’s options and warrants.

Also on March 17, 2021, Ajax and Cazoo entered into an Exclusivity Extension agreement letter for the first additional 15 day-period through April 3, 2021 at 11:59 p.m. EST.

On March 18, 2021, KPMG and Ajax management held a call to discuss Cazoo’s public market readiness and related human resources topics. On this date, EY also provided Ajax with a Tax Due Diligence Report summarizing the results of the tax due diligence review conducted based on calls with Cazoo’s management and their advisors and responses to diligence requests provided in the data room.

On March 19, 2021, KPMG and Ajax management held an additional call with Cazoo’s management team to discuss supplemental diligence requests with respect to financial and accounting diligence topics.

On March 21, 2021 and March 22, 2021, Ajax, Cazoo, and their advisors held multiple calls to discuss feedback from PIPE investors regarding valuation and key economic terms of the Business Combination Agreement. Based on input from their financial advisors, Cazoo management initially proposed an $8B valuation. The Ajax management team, after consulting with potential PIPE investors and their financial advisors as well as studying market conditions, proposed a $7B valuation.

On March 23, 2021, K&E, on behalf of Ajax, shared a further revised draft of the Business Combination Agreement. Also, on March 23, Mr. Och and Mr. Chesterman held a call to discuss potential PIPE investor feedback and current market conditions. On the call, Mr. Och and Mr. Chesterman also discussed and confirmed revisions to the proposed business combination that were mutually agreeable to Cazoo and Ajax. The revised terms contemplated a pro forma enterprise value of $7 billion and aggregate consideration payable by Ajax of (a) an amount in cash equal to $1.6 billion, which would be payable at closing as follows: (i) transaction expenses incurred by Cazoo and Ajax estimated to be around $105 million, (ii) $895 million of primary proceeds and (iii) $605 million of secondary proceeds, and (b) shares of Ajax. The revised terms were agreed upon by both parties following feedback from potential PIPE investors and an updated analysis of public market comparables following volatility in public markets between the date of the signing of the non-binding LOI and the completion of the PIPE marketing process.

On March 24, 2021, on behalf of Cazoo, Freshfields sent a further revised draft of the Business Combination Agreement to K&E on behalf of Ajax.

On March 25, 2021, Ajax’s board of directors held a previously scheduled telephonic meeting to review and discuss Ajax financial reporting requirements and approve the filing of the 10-K. At this meeting, Ajax’s board of directors also discussed due diligence and transaction progress regarding Cazoo. On the same day, a near final draft of the Business Combination Agreement was shared with the PIPE Investors.

Over the course of March 25 through March 28, 2021, the parties held several negotiation and drafting phone calls to finalize the terms of the proposed transaction and resolve the remaining outstanding issues. Freshfields and K&E, on behalf of their respective clients, exchanged a series of drafts of the Business Combination Agreement and ancillary agreements. During this period, the parties worked to resolve a number of open issues between the parties including, among others: the treatment of Cazoo options, the allocation of expenses and a condition for required regulatory approval.

On March 26, 2021 and March 27, 2021, after receiving draft copies previously, Ajax received from its Legal Counsel and from KPMG their respective final due diligence reports summarizing the results of their legal, financial, accounting, capital market readiness and back-office/cybersecurity due diligence review.

Also on March 26, 2021, the Cazoo board of directors held a video conference meeting, which was attended by all Cazoo directors as well as a representative from Freshfields, to discuss the status of the processes with Ajax and tabling the transaction documents including the Business Combination Agreement. At the meeting, Mr. Chesterman discussed the status of the discussions with Ajax, the proposed terms and valuation and next steps. A representative of Freshfields reviewed the fiduciary duties of the Cazoo board of directors. At this meeting, the Cazoo board of directors resolved to form a transaction committee (the “Transaction Committee”) to which it delegated the power to negotiate, amend, finalize and, if the Committee thought fit, approve on behalf of the Cazoo board of director, the Business Combination and Business Combination Agreement.

On the afternoon of March 27, 2021, Ajax’s board of directors held a telephonic meeting to review and discuss the proposed Business Combination. All directors on Ajax’s board of directors were present at the meeting. Following a discussion by and between Ajax’s board of directors, K&E, Ernst & Young and KPMG of the proposed business combination with Cazoo, including a discussion on the material financial, accounting, tax and legal due diligence findings and the material terms of the Business Combination Agreement and other related transaction agreements, Ajax’s board of directors unanimously approved the proposed business combination. See the section entitled “Ajax’s Board of Directors’ Reasons for Approval of the Business Combination” for additional information related to the factors considered by Ajax’s Board in approving the Business Combination.

On March 28, Cazoo’s Transaction Committee held a video conference meeting, which was attended by all members of the Transaction Committee as well as a representative from Freshfields, to discuss the Business Combination. At the conclusion of discussion, the Transaction Committee confirmed that the Business Combination was in the best interests of Cazoo for the benefit of Cazoo’s stockholders as a whole, and unanimously approved the Business Combination Agreement and the transactions contemplated by the proposed Business Combination.

On the evening of March 28, 2021, Ajax and Cazoo executed the Business Combination Agreement and related ancillary agreements, and the PIPE Investors executed their respective subscription agreements and other documentation related thereto. Following the execution of the transaction agreements, the parties publicly announced the Business Combination.

Also on March 29, 2021, Ajax filed a Current Report on Form 8-K with the SEC, attaching the Business Combination Agreement and the related transaction agreements.

Following the execution of the Business Combination Agreement and through May 14, 2021, the parties and their respective advisors discussed certain amendments to the Business Combination in order to give Cazoo greater reliability on the amount of funds to be received at Closing for working capital and other corporate purposes, reduce transaction risk resulting from a negative movement in the GBP/USD exchange rate during the period before Closing and fix certain technical issues. On May 14, 2021, Cazoo, Ajax and Listco entered into the First Amendment to Business Combination Agreement (the “BCA Amendment”), which fixed in Pounds Sterling the valuation of the Cazoo business and the amount of funds to be received by Cazoo at Closing for working capital and other corporate purposes, as well as addressing the technical issues. The board of directors of Cazoo approved the BCA Amendment on May 13, 2021 and all Cazoo Shareholders who signed Transaction Support Agreements formally consented to the BCA Amendment being entered into prior to the date of its execution.

Ajax’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Ajax’s board of directors consulted with Ajax’s management and financial, accounting, tax and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of Ajax and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, Ajax’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Ajax’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Ajax’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Ajax’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In approving the Business Combination, Ajax’s board of directors determined not to obtain a fairness opinion. The officers and directors of Ajax have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Ajax’s officers and directors have substantial experience with mergers and acquisitions.

Ajax’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Unique Market Position.    Cazoo’s mission to transform the car buying experience throughout the UK and Europe, a £500 billion market with less than 2% digital penetration. Cazoo has already built the market leading brand and proposition, as well as a vertically integrated platform in the UK, with the ability to replicate this success across Europe;

•        Strong brand awareness.    Cazoo has an established and strong presence in the UK market with a 60% national UK brand awareness;

•        Unique Position at the Heart of E-Commerce.    Online penetration in vehicle sales through e-commerce is 22% in the UK compared to 11% in the United States with used cars being the largest retail market across the UK and Europe with a total size of £500 billion;

•        Experienced Leadership Team with a Proven Track Record.    Cazoo is led by an experienced management team with a track record of success in a public company setting;

•        Set up for Scaling.    Cazoo has strategically placed its operations and logistics centers to adequately capitalize on its 300% year-over-year revenue growth in 2021 to rapidly scale across all of the UK and into Europe;

•        Platform for Future Development and Expansion.    A public company status, combined with the capital to be provided from the PIPE Investment, the cash consideration and a publicly traded share currency to offer in acquisitions, is anticipated to provide Cazoo with an optimal platform for further developing and expanding its current programs, systems and software;

•        Expertise in M&A.    Cazoo has executed a number of strategic acquisitions and commercial partnerships in the UK and Europe that have positioned Cazoo to rapidly expand into new markets;

•        Fast Growing Business with Strong Execution, Exceeding Forecasts.    Cazoo is experiencing significant growth, and it has already outperformed the current year’s projections by more than 10% as of February 2021. This represents a 351% increase in monthly average transaction volumes over the previous year. Projections forecast approximately £698 million, £2,072 million, £3,957 million and £5,883 million in revenues for 2021, 2022, 2023 and 2024, respectively, as well as approximately £44 million, £159 million, £401 million and £746 million in gross profit during the same periods, respectively;

•        Attractive Valuation.    Ajax’s board of directors believes Cazoo’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the online used car sector is favorable for Ajax. Based on Cazoo’s revenue and gross profit projections, the implied valuation provides for a 1.3x and 0.9x enterprise value-to-revenue multiple and a 12.6x and 6.8x enterprise value-to-gross profit multiple for 2023 and 2024, respectively;

•        Due Diligence.    Ajax’s due diligence examinations of Cazoo and discussions with Cazoo’s management and financial and legal advisors;

•        Other Alternatives.    Ajax’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Ajax, that the Business Combination represents the best potential business combination for Ajax and the most attractive opportunity for Ajax’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and Ajax’s board of directors’ belief that such process has not presented a better alternative;

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Ajax and Cazoo; and

•        Stockholder Liquidity.    The obligation in the Business Combination Agreement to have ordinary shares of Cazoo issued as consideration listed on the NYSE, a major U.S. stock exchange, which Ajax’s board of directors believes has the potential to offer shareholders greater liquidity.

Ajax’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Limited Operating History.    Cazoo’s limited operating history makes evaluating its business and future prospects difficult;

•        Systems Update.    The need to update Cazoo’s financial systems and operations necessary for a public company;

•        Regulation.    Regulation in cross-border transactions in Cazoo’s industry could increase, which may limit Cazoo’s ability to harness vehicle data value, thereby potentially lowering Cazoo’s profits;

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on Cazoo’s revenues;

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Redemption Risk.    The potential that a significant number of Ajax shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Ajax Articles, which would potentially make the Business Combination more difficult or impossible to complete or provide less cash to effectively achieve Cazoo’s business plan;

•        Shareholder Vote.    The risk that Ajax’s shareholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Ajax’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        No Third-Party Valuation.    The risk that Ajax did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•        Liquidation of Ajax.    The risks and costs to Ajax if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Ajax being unable to effect a business combination by October 30, 2022; and

•        Protection of Proprietary Intellectual Property.    Notwithstanding any potential intellectual property rights that Cazoo may acquire, competitors may independently develop products or services similar to or better than Cazoo’s.

In addition to considering the factors described above, Ajax’s board of directors also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of Ajax may have interests in the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Ajax’s Directors and Officers in the Business Combination;” and

•        Other Risks.    Various other risks associated with Cazoo’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Ajax’s board of directors concluded that the potential benefits that it expected Ajax and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Ajax’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable and in the best interests of Ajax and its shareholders.

Certain Projected Financial Information

The financial projections were requested by, and disclosed to, Ajax for use as a component in its overall evaluation of Cazoo, and are included in this proxy statement/prospectus because they were provided to Ajax’s board of directors for its evaluation of the Business Combination. Cazoo has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including Ajax. Neither the management of Cazoo nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Cazoo compared to the information contained in the financial projections, and none of them intends to or undertakes any obligation to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the financial projections are shown to be in error. Cazoo provided Ajax with its internally prepared financial projections for each of the years in the 4-year projection period ending December 31, 2024. Cazoo and Ajax do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. The financial projections were prepared solely for internal use and not with a view toward public disclosure, compliance with IFRS, the published guidelines of the SEC or the published guidelines of the AICPA regarding projections or the guidelines established by the AICPA for preparation and presentation of prospective financial information. You are cautioned not to rely on the financial projections in making a decision regarding the Business Combination, as actual results may be materially different than the financial projections.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Cazoo or Ajax, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders of Ajax Class A Shares, are cautioned not to place undue reliance on this information.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Cazoo’s business, all of which are difficult to predict and many of which are beyond Cazoo’s and Ajax’s control. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, which was in February 2021. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cazoo’s and Ajax’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. While all financial projections are necessarily speculative, Cazoo believes that prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Neither Marcum LLP nor Ernst & Young LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections contained herein and accordingly, neither Marcum LLP nor Ernst & Young LLP expresses any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The Marcum LLP report included in this proxy statement/prospectus relates to Ajax’s previously issued financial statements. The Ernst & Young LLP report included in this proxy statement/prospectus relates to Cazoo’s historical financial statements. Such reports do not extend to the financial projections and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR CAZOO, AJAX, CAZOO AND LISTCO AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND AFFILIATES UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of Cazoo to Ajax are summarized in the table below:

(£ in millions)	2021E	2022E	2023E	2024E
Revenues	£698	£2,072	£3,957	£5,883
Gross Profit	£44	£159	£401	£746
EBITDA(1)(2)	£(138)	£(149)	£(42)	£160

____________

(1)      EBITDA is defined as loss after tax from continuing operations, before income tax credit, finance income, finance costs, depreciation, amortization, share-based payment charges and exceptional items.

(2)      The reconciliation of projected EBITDA to the closest corresponding IFRS measure is not available without unreasonable effort on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from projected EBITDA, such as the impact of finance costs, depreciation, amortization, share-based payment charges and exceptional items.

Satisfaction of 80% Test

It is a requirement under the NYSE rules that Ajax complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of Ajax’s signing a definitive agreement in connection with its initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the trust account was approximately $804,990,900, and Ajax had $28,174,682 of deferred underwriting commissions plus taxes payable on the income earned on the trust account. In reaching its conclusion that the Business Combination meets the 80% test, Ajax’s board of directors looked at the aggregate purchase price to be paid in the Business Combination of approximately £5,076,142,132 (which amount represents an amount in Pounds Sterling equal to $7,000,000,000 based on the closing exchange rate on March 29, 2021). In determining whether the purchase price represents the fair market value of Cazoo, Ajax’s board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — Ajax’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for Cazoo was the result of an arm’s length negotiation. As a result, Ajax’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of Ajax’s management team and its board of directors, Ajax’s board of directors believes that the members of Ajax’s management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. Ajax’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Estimated Sources and Uses of Proceeds for the Business Combination

The following table summarizes the sources and uses of proceeds from the Business Combination. Where actual amounts are not known or knowable, the figures below represent Listco’s good faith estimate of such amounts.

Sources(1)	No Redemption	Max Redemption(2)
	$ in thousands
Proceeds from trust account	804,991	200,000
PIPE Investment	800,000	800,000
Cazoo Rollover Equity	6,245,137	6,791,927
Total Sources	7,850,128	7,791,927
Uses	No Redemption	Max Redemption
	$ in thousands
Cash Proceeds to Cazoo Shareholders	605,000	58,210
Cazoo Rollover Equity(3)	6,245,137	6,791,927
Estimated Fees & Expenses(4)	101,790	101,790
Proceeds to Listco	898,201	840,000
Total Uses	7,850,128	7,791,927

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Maximum redemption scenario assumes that 60,499,090 Ajax Class A Shares (the maximum number of Ajax Class A Shares that can be redeemed while still satisfying the condition to the consummation of the Business Combination requiring a minimum of $1,000,000,000 of Aggregate Transaction Proceeds) are redeemed for cash.

(3)      Includes value attributable to Rollover Options.

(4)      Excludes $35.0 million of estimated UK stamp tax payable with respect to the transfer of the Cazoo Shares.

Interests of Ajax’s Directors and Officers in the Business Combination

In considering the recommendation of Ajax’s board of directors to vote in favor of approval of the business combination proposal, the share issuance proposal, the incentive equity plan proposal and the adjournment proposal, Ajax shareholders should keep in mind that Ajax’s directors and executive officers, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of Ajax shareholders generally. In particular:

•        Daniel Och and Anne Wojcicki will be members of the board of directors of Listco following the closing of the Business Combination and, therefore, in the future Mr. Och and Ms. Wojcicki will receive any cash fees, stock options or stock awards that Listco’s board of directors determines to pay to its non-executive directors;

•        the continued indemnification of former and current directors and officers of Ajax and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor has waived its right to redeem any of its Ajax Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor directly (and each of Ajax’s directors and officers indirectly) beneficially owns or has an economic interest in the Ajax Ordinary Shares and private placement warrants that they purchased prior to, or simultaneously with, the IPO for which it has no redemption rights in the event an initial business combination is not effected in the required time period;

•        the fact that affiliates of the Sponsor and each of Ajax’s independent directors have committed to purchase Listco Class A Shares in connection with the PIPE Investment;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Ajax Class B Shares, which will convert into 8,944,343 Listco Class A Shares in connection with the Business Combination, subject to adjustment, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $            based on the closing price of $             per Ajax Class A Share on the NYSE on             , 2021;

•        the fact that the Sponsor paid approximately $21,129,818 for 21,129,818 private placement warrants, each exercisable commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021for one Listco Class A Share at $11.50 per share. Alternatively, such private placement warrants will expire worthless if a business combination is not consummated by October 30, 2022; and

•        if the trust account is liquidated, including in the event Ajax is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Ajax if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

At any time prior to the record date for the meeting, during a period when they are not then aware of any material nonpublic information regarding Ajax or its securities, the Sponsor and/or its respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ajax Ordinary Shares or vote their Ajax Ordinary Shares in favor of the proposals. The purpose of such purchases and other transactions would be to increase the likelihood that the condition precedent proposals are approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Ordinary Shares, including the granting of put options and, with the Company’s consent, the transfer to such investors or holders of Ordinary Shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Ajax Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Ajax Class A Shares at a price lower than market and may therefore be more likely to sell the Ajax Class A Shares he owns, either prior to or immediately after the meeting.

If such transactions are effected, the consequence could be to cause the condition precedent proposals to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Ajax Class A Shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor or any of its respective affiliates. Ajax will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of Cazoo’s Directors and Officers in the Business Combination

Members of the Cazoo board of directors and Cazoo’s executive officers may have interests in the transactions contemplated by the Business Combination Agreement. This section describes the interests of the individuals who are currently directors or executive officers of Cazoo.

The Cazoo board of directors was aware of such potential conflicts of interest. However, the decision of the Cazoo board of directors to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement was solely guided by the best interests of shareholders, employees and other stakeholders of Cazoo.

As of             , 2021, Cazoo’s directors and executive officers did not own any securities of Ajax.

Employment Arrangements Following the Business Combination

At Closing, the Listco Board will be comprised of nine directors, including Alex Chesterman, Stephen Morana, David Hobbs and Lord Rothermere, who are current directors of Cazoo. In addition, the current executive officers of Cazoo will have the following positions as executive officers of Listco:

•        Alex Chesterman will serve as Listco’s Chief Executive Officer;

•        Stephen Morana will serve as Listco’s Chief Financial Officer; and

•        Ned Staple will serve as Listco’s General Counsel.

See the section entitled “Management of Listco Following the Business Combination” for further details.

Compensation

Information regarding the historical compensation of the directors and executive officers of Cazoo, as well as the expected compensation of the directors and executive officers of Listco following the closing of the Business Combination, is set out under the sections entitled “Management of Listco Following the Business Combination — Historical Executive Officer and Director Compensation” and “Management of Listco Following the Business Combination — Executive Officer and Director Compensation Following the Business Combination.”

Equity Awards

Certain of Cazoo’s directors and executive officers hold vested and unvested Cazoo stock options. Cazoo will accelerate the vesting of certain unvested Cazoo stock options prior to the closing of the Business Combination, which may include those held by Cazoo’s directors and executive officers. For additional information regarding the treatment of Cazoo stock options in the Business Combination, please see the section entitled “The Business Combination Proposal — General — Treatment of Cazoo Options.” Following the closing of the Business Combination, the directors and executive officers of Listco will have beneficial ownership of Listco Class C Shares as reflected in the table set forth in the section entitled “Beneficial Ownership of Securities.”

In addition, in connection with the Business Combination, it is contemplated that the executive directors and certain members of the senior management of Listco will receive awards under the Listco Incentive Equity Plan, equally split between time-based and performance-based awards. It is contemplated that, subject to any modifications necessary to avoid adverse tax consequences for award recipients, (i) the time-based awards will be eligible to vest in equal annual instalments on each of the first four anniversaries of the grant date, subject to continued employment through each such anniversary, and (ii) the performance-based awards will be eligible to vest in four separate tranches in the event the average closing price of a Listco share for 20 trading days in any consecutive 30 day trading period equals or exceeds $15.00, $18.33, $21.67 and $25.00, respectively; provided, however, that such performance-based awards that vest will be eligible to be settled in equal annual instalments on each of the first four anniversaries of the grant date. Any portion of the performance-based awards that remain unvested as of the fifth anniversary of the grant will be forfeited.

Independent non-executive directors will be granted time-based nil cost stock options or restricted stock units with respect to shares that have an aggregate value of £500,000 that are eligible to vest in equal annual instalments on each of the first four anniversaries of the grant date, subject to continued service.

Indemnification, Exculpation and Insurance

Currently, Cazoo provides an indemnity to its directors, to the extent permitted under applicable law, as well as maintains insurance coverage against certain liabilities for the company’s directors and officers. Following the Business Combination, Cazoo’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from Listco. In addition, Listco intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Listco to the fullest extent permitted by law, subject to certain limited exceptions.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Ajax Ordinary Shares or Ajax Warrants of (i) the Business Combination, (ii) the ownership of Listco Ordinary Shares following the Business Combination and (iii) the election to have public shares redeemed for cash. The information set forth in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, in a manner that could adversely affect the tax considerations discussed below.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Ajax Ordinary Shares or Ajax Warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold Ajax Ordinary Shares or Ajax Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        banks or certain other financial institutions or financial services entities;

•        brokers, dealers or traders in securities;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        trusts and estates;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Ajax Ordinary Shares or Ajax Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Ajax Ordinary Shares or Ajax Warrants, or who will hold Listco Ordinary Shares or Listco Warrants, as part of a straddle, constructive sale, hedging, redemption, or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        persons who purchase Listco Ordinary Shares as part of a private placement;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons required to accelerate the recognition of any item of gross income with respect to Ajax Ordinary Shares as a result of such income being recognized on an applicable financial statement; and

•        persons who actually or constructively own 5 percent (measured by vote or value) or more of the Ajax Ordinary Shares, or, following the Business Combination, Listco Ordinary Shares (except as specifically provided below) or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Ajax Ordinary Shares or Ajax Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Ajax Ordinary Shares or Ajax Warrants through such entities. With respect to the consequences of holding Listco Ordinary Shares, this discussion is limited to U.S. Holders who acquire such Listco Ordinary Shares in connection with the Business Combination or as a result of the exercise of a Listco Warrant.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ajax Ordinary Shares or Ajax Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Listco Ordinary Shares received in connection with the Business Combination or as a result of the exercise of a Listco Warrant.

Additionally, this discussion does not address the conversion of Ajax Warrants into Listco Ordinary Shares. Holders of Ajax Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Ajax Warrants.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF AJAX ORDINARY SHARES OR AJAX WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. AJAX URGES BENEFICIAL OWNERS OF PUBLIC SHARES WHO CHOOSE TO HAVE THEIR AJAX ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF LISTCO’S ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination

This section is subject in its entirety to the discussion in the section below entitled “— Passive Foreign Investment Company.” This section is addressed to U.S. Holders of Ajax Ordinary Shares and/or Ajax warrants that elect to participate in the Business Combination. It is intended that (a) the Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the PIPE Investment, together with the acquisition by Listco of all of the issued and outstanding securities of Cazoo, qualify as an exchange described in Section 351 of the Code (collectively, the “Intended Tax Treatment”). However, there can be no assurance that the IRS will not successfully challenge these positions, and if so then the exchange of Ajax Ordinary Shares and/or Ajax Warrants for Listco Ordinary Shares and/or warrants to purchase Listco Ordinary Shares may be a taxable exchange, and the tax consequences described herein may be materially different from those described below. The remainder of this discussion assumes that the Intended Tax Treatment applies to the transactions described above.

A U.S. Holder who owns Ajax Ordinary Shares and/or Ajax Warrants and who exchanges such Ajax Ordinary Shares and/or Ajax Warrants, respectively, for Listco Ordinary Shares and/or warrants to purchase Listco Ordinary Shares in the Business Combination generally will not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the Listco Ordinary Shares received by such a U.S. Holder in the Business Combination will be the same as the aggregate adjusted tax basis of the Ajax Ordinary Shares surrendered in exchange therefor. The aggregate tax basis for U.S. federal income tax purposes of the warrants to purchase Listco Ordinary Shares received by such a U.S. Holder in the Business Combination will be the same as the aggregate adjusted tax basis of the Ajax Warrants surrendered in exchange therefor. The holding period of the Listco Ordinary Shares and/or warrants to purchase Listco Ordinary Shares received in the Business Combination by such U.S. Holder will include the period during which the Ajax Ordinary Shares and/or Ajax Warrants exchanged therefor were held by such U.S. Holder.

Certain U.S. Federal Income Tax Considerations of Owning Listco Ordinary Shares

This section is addressed to U.S. Holders of Ajax Ordinary Shares that receive Listco Ordinary Shares in the Business Combination.

Taxation of Dividends and Other Distributions on Listco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Listco to you with respect to the Listco Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of Listco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

Any amount treated as dividend income will be treated as foreign-source dividend income. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Listco Ordinary Shares are readily tradable on an established securities market in the United States, or Listco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Listco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Listco Ordinary Shares.

To the extent that the amount of the distribution exceeds Listco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Listco Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. Listco does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Listco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Listco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the Listco Ordinary Share and your tax basis (in U.S. dollars) in the Listco Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held Listco Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash owned by Ajax prior to the Reorganization and by Listco following the Reorganization (such entities, during such periods, are referred to in this section as “AJAX/Listco”) owns at any time will generally be considered to be held for the production of passive income and (2) the value of Ajax/Listco’s assets must be determined based on the market value of its Ajax/Listco Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test.

Because Ajax is a blank check company, with no current active business, Ajax believes that it met the PFIC asset or income test for its taxable year ended December 31, 2020. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to Ajax (and Listco, following the Reorganization) is uncertain and will not be known until after the close of Listco’s current taxable year. After the Business Combination, Listco may still meet one of the PFIC tests depending on the timing of the Business Combination and the amount of its passive income and assets as well as the passive income and assets of Cazoo. Accordingly, there can be no assurance with respect to the status of Ajax or Listco as a PFIC for its current taxable year or any future taxable year. In addition, Ajax’s U.S. counsel and Listco’s U.S. counsel express no opinion with respect to its PFIC status for our current or future taxable years. If Ajax/Listco is a PFIC for any year during which a U.S. Holder holds Ajax Ordinary Shares or Listco Ordinary Shares received in exchange for Ajax Ordinary Shares pursuant to the Reorganization (“Ordinary Shares” and, warrants to purchase Ordinary Shares, the “Warrants”), the U.S. Holder did not make a timely qualified electing fund (“QEF”) election for its first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such Ordinary Shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules for U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Ajax/Listco securities (which may include gain realized by reason of transfers of Ordinary Shares or Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes); and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Ajax/Listco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for Ajax/Listco securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for Ajax/Listco securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Ajax/Listco’s first taxable year in which it was a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

In general, if Ajax/Listco is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to the Ordinary Shares by making a timely and valid QEF election (or a QEF election along with a purging election) (if eligible to do so). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of the net capital gains of Ajax/Listco (as long-term capital gain) and Ajax/Listco’s other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Ajax/Listco’s taxable year ends if Ajax/Listco is treated as a PFIC for that taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. However, a U.S. Holder may not make a QEF election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon the exercise of Warrants), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Ajax/Listco were a PFIC at any time during the period the U.S. Holder held the Warrants. If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to the Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares acquired upon the exercise of the Warrants by the gain recognized and will also have a new holding period in such Ordinary Shares for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Ajax/Listco. Ajax/Listco has not determined whether it will provide U.S. Holders this information if it determines that it is a PFIC.

If a U.S. Holder has made a QEF election with respect to Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for Ajax/Listco’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Ajax/Listco is a PFIC for any taxable year, a U.S. Holder of the Ordinary Shares that has made a QEF election generally will be currently taxed on its pro rata shares of Ajax/Listco’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to the PFIC status of Ajax/Listco will be made annually, an initial determination it is a PFIC will generally apply for subsequent years to a U.S. Holder who held Ajax/Listco securities while it was a PFIC, whether or not it meets the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for the first taxable year Ajax/Listco is a PFIC in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of Ajax/Listco that ends within or with a taxable year of the U.S. Holder and in which Ajax/Listco is not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years in which Ajax/Listco is a PFIC and the U.S. Holder holds (or is deemed to hold) Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of the tax year in which Ajax/Listco qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in the Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Ajax/Listco is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Ajax/Listco is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such Ordinary Shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares in a taxable year in which Ajax/Listco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Ajax/Listco is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Ordinary Shares under their particular circumstances.

If Ajax/Listco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Ajax/Listco has not determined whether it will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ajax/Listco securities should consult their own tax advisors concerning the application of the PFIC rules to Ajax/Listco’s securities under their particular circumstances.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds U.S.$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Listco Ordinary Shares and proceeds from the sale, exchange or redemption of Listco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is addressed to U.S. Holders of public shares that elect to have their public shares redeemed for cash (we refer to these U.S. Holders as “Redeeming U.S. Holders”). A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such shareholder’s adjusted basis in the public shares exchanged therefor if the Redeeming U.S. Holder’s ownership of public shares is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of public shares is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of public shares (generally, shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeeming U.S. Holder’s interest may still give rise to capital gain or loss if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as the warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Ajax is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of Ajax entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Ajax. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of Ajax’s current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the shareholder’s “holding period.” Any distribution in excess of Ajax’s earnings and profits will reduce the Redeeming U.S. Holder’s basis in the public shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the public shares.

As these rules are complex, U.S. Holders of public shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

This discussion is intended to provide only a summary of certain material United States federal income tax consequences of the Business Combination to holders of Ajax securities. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

Cayman Islands Tax Considerations in Relation to the Holding of Listco Ordinary Shares

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Listco. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of Listco’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a Listco Warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of Listco Ordinary Shares or on an instrument of transfer in respect of such shares.

Listco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(2018 Revision)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (2018 Revision), the Financial Secretary undertakes with Listco:

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Listco or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of Listco; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (2018 Revision).

These concessions shall be for a period of 20 years from the date hereof.

Anticipated Accounting Treatment

As the first step within the Business Combination, Listco and Ajax will undertake to complete the Reorganization. As a result of the Reorganization, which will be accounted for as a capital reorganization, the existing shareholders of Ajax will continue to retain control through their full ownership of Listco. Under a capital reorganization, the consolidated financial statements of Listco reflect the net assets transferred at pre-combination predecessor book values.

The next step, the acquisition of the Cazoo Shares by Listco, will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, Listco will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•        Cazoo Shareholders will hold a majority of the voting power of the combined company;

•        Cazoo’s operations will substantially comprise the ongoing operations of the combined company;

•        Cazoo’s designees are expected to comprise a majority of the governing body of the combined company; and

•        Cazoo’s senior management will comprise the senior management of the combined company.

Accordingly, for accounting purposes, the acquisition of the Cazoo Shares by Listco will be treated as the equivalent of Cazoo issuing shares for the net assets of Listco, accompanied by a recapitalization. It has been determined that Listco is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of the Cazoo equity instruments deemed issued to Listco stockholders, over the fair value of identifiable net assets of Listco represents a service for listing and is accounted for as a share-based payment which is expensed as incurred. Because Listco does not meet the requirements of a business per IFRS 3 (“Business Combinations”), the net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition of the Cazoo Shares by Listco will be deemed to be those of Cazoo.

Regulatory Matters

Under the Business Combination Agreement, each of the parties thereto is required to use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any governmental entities or other persons necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and the agreements contemplated thereby. The consummation of the Business Combination will specifically require the approval from the FCA regarding the change in control of certain regulated entities. This approval is a condition to the Closing of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement”), by and among Ajax, Cazoo and Listco, be confirmed, ratified and approved in all respects.”

Required Vote

The approval of the business combination proposal will require an Ordinary Resolution, a resolution passed by the affirmative vote of a majority of the Ajax Ordinary Shares represented in person or by proxy at the meeting (which would include presence at the hybrid virtual meeting) and entitled to vote thereon. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting and, therefore, will have no effect on the outcome of the business combination proposal. The business combination proposal is conditioned on the approval and adoption of each of the other condition precedent proposals.

AJAX’S BOARD OF DIRECTORS OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AJAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the structure of the Business Combination and consideration provisions of the Business Combination Agreement, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the business combination. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Ajax and Cazoo do not believe that these schedules contain information that is material to an investment decision.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place promptly following the satisfaction of the conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination,” unless Ajax and Cazoo agree in writing to another time or unless the Business Combination Agreement is terminated. The Business Combination is expected to be consummated promptly after the meeting of Ajax’s shareholders described in this proxy statement/prospectus and the consummation of the Reorganization.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Cazoo regarding Cazoo and its subsidiaries (none of which shall survive the Closing), relating, among other things, to:

•        corporate matters, including due organization, qualification, existence and good standing;

•        requisite corporate power and authority to carry on business as presently conducted;

•        authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents;

•        consent, approval or authorization of governmental authorities;

•        non-contravention;

•        capitalization and ownership of Cazoo;

•        capitalization and ownership of Cazoo’s subsidiaries;

•        charter and governing documents;

•        indebtedness and change in control payments;

•        financial statements and internal controls;

•        absence of undisclosed liabilities;

•        litigation;

•        contracts;

•        compliance with laws;

•        intellectual property and IT matters;

•        data privacy and security;

•        environmental matters;

•        employees and labor matters;

•        employee benefits and compensation;

•        real property;

•        tax matters;

•        anti-corruption, sanctions and anti-money laundering compliance;

•        finders and brokers

•        governmental orders and permits;

•        absence of certain changes;

•        insurance;

•        regulatory compliance;

•        affiliate agreements;

•        information supplied; and

•        independent investigation.

The Business Combination Agreement contains representations and warranties of Ajax and Listco (none of which shall survive the Closing) relating, among other things, to:

•        corporate matters, including due organization, qualification, existence and good standing;

•        Listco and Ajax business activities;

•        authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents;

•        board approval;

•        consent, approval or authorization of governmental authorities;

•        non-contravention;

•        capitalization;

•        SEC filings and financial statements;

•        Listing on NYSE;

•        no undisclosed liabilities;

•        absence of certain changes;

•        listed securities;

•        contracts;

•        litigation;

•        compliance with laws;

•        actions; governmental orders; permits;

•        tax matters;

•        transactions with affiliates;

•        finders and brokers;

•        information supplied;

•        Ajax’s trust account; and

•        independent investigation.

Covenants

During the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), each of Ajax, Listco and Cazoo have agreed to conduct their, and their respective subsidiaries’, businesses in the ordinary course in all material respects, and to use reasonable best efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations.

Cazoo has also agreed that, unless expressly contemplated by the Business Combination Agreement or any ancillary agreement, as required by applicable law or any governmental entity (including in respect of any applicable COVID-19 measures), Cazoo and its subsidiaries will not take the following actions during the Interim Period without the prior written consent of Ajax (which consent will not be unreasonably withheld, conditioned or delayed):

•        subject to certain exceptions, declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Cazoo or its subsidiaries or repurchase or redeem any outstanding equity securities of Cazoo or its subsidiaries, or otherwise pay any fees, commissions, expenses or other amounts to the Cazoo Shareholders or any of their affiliates;

•        except for any such transaction (1) with a value of less than £20,000,000, (2) which would not materially impede or delay the consummation of the transactions contemplated by the Business Combination Agreement, and (3) which contemplates only cash consideration, (A) merge, consolidate, combine or amalgamate with any person or entity or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•        adopt any amendments, supplements, restatements or modifications to any of Cazoo’s or its subsidiaries’ governing documents or Cazoo’s shareholder agreement;

•        (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties, other than inventory or obsolete equipment in the ordinary course of business, or (B) except in the ordinary course of business, create, subject or incur any lien on or in respect of any material assets or properties (other than certain permitted liens);

•        subject to certain exceptions, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of Cazoo or its subsidiaries or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Cazoo or its subsidiaries to issue, deliver or sell any equity securities of Cazoo or any of its subsidiaries;

•        incur, create or assume any indebtedness (other than in the ordinary course of business);

•        cancel or forgive any indebtedness in excess of £500,000 owed to Cazoo or any of its subsidiaries;

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person or entity, other than (A) intercompany loans or capital contributions between Cazoo and any of its wholly-owned subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

•        (A) adopt, enter into, materially amend or modify or terminate any material employee benefit plan or any material benefit or compensation plan, policy, program or contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (B) except as required by law or in the ordinary course of business, materially increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider, (D) hire, furlough or terminate (other than for “cause”) any director, officer, or executive-level employee, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

•        enter into any settlement, conciliation or similar contract the performance of which would involve the payment by Cazoo in excess of £500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Cazoo or any of its subsidiaries;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Cazoo or any of its subsidiaries;

•        change any methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or securities laws, or change any accounting reference date;

•        enter into any contract with any broker, finder, investment banker or other person or entity under which such person or entity is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary document;

•        make or grant any change of control payment not previously disclosed to Ajax;

•        unless required by law, (i) modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of Cazoo and its subsidiaries as the bargaining representative for any employees of Cazoo or its subsidiaries;

•         (A) amend, modify or terminate certain material contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms and other than in the ordinary course of business), (B) waive any material benefit or right under certain material contracts or (C) enter into certain new material contracts (other than in the ordinary course of business);

•        enter into, amend, modify, or waive any material benefit or right under, any related party transaction;

•        materially accelerate the collection of accounts receivable, materially delay the payment of accounts payable or accrued expenses, materially delay the purchase of supplies or materially delay capital expenditures, repairs or maintenance or otherwise change the cash management of Cazoo and its subsidiaries;

•        make or commit to make any capital expenditures that exceed, individually or in the aggregate £50,000,000 over the annual budgeted amount (as contemplated in the annual budget previously provided to Ajax) for the current fiscal year or otherwise materially reduce or fail to make any capital expenditure contemplated by such annual budget;

•        subject to certain exceptions, adopt or make any material change in any method of accounting, accounting policies or reporting practices for tax purposes, make or change any tax election in connection with any R&D tax credits which is materially inconsistent with past practice; file any tax return or amended tax return in each case in a manner materially inconsistent with past practice; surrender any right to claim a refund of taxes; knowingly fail to pay any material tax as such tax becomes due and payable; settle any material tax claim or assessment with a tax authority; change its U.S. federal income tax classification; or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment by a tax authority; or

•        enter into any contract to take, or cause to be taken, any of the foregoing actions.

Ajax and Listco also agreed that, unless otherwise expressly contemplated by the Business Combination Agreement or any ancillary document or required by applicable law, none of Ajax or Listco will take the following actions during the Interim Period without the prior written consent of Cazoo (which consent will not be unreasonably withheld, conditioned or delayed):

•        adopt any amendments, supplements, restatements or modifications to Ajax’s trust agreement or the governing documents of Ajax or Listco;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its equity securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding equity securities;

•        split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•        incur, create or assume any indebtedness (other than in the ordinary course of business);

•        take any action with respect to accounting policies or procedures, other than as required by GAAP;

•        make any loans or advances to, or capital contributions in, any other person or entity, other than to, or in, Ajax or Listco;

•        authorize or incur any capital expenditures or commitments;

•        issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to equity securities;

•        (i) amend, modify or renew any related party transaction, other than (a) the entry into any contract with a related party with respect to the incurrence of indebtedness or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any contract pursuant to its terms, or (ii) enter into any contract that would constitute a new related party transaction;

•        engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) permitted under the Business Combination Agreement or otherwise contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document, the performance of any covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        enter into any settlement, conciliation or similar contract;

•        hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

•        (A) amend, modify or terminate certain material contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms), (B) waive any material benefit or right under certain material contracts or (C) enter into certain new material contracts, except in each case to the extent being necessary for or resulting from the Reorganization and not causing any material detriment to Ajax, Listco or Cazoo;

•        enter into any contract with any broker, finder, investment banker or other person or entity under which such person or entity is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•        take any action that would cause Listco to fail to qualify as a “Foreign Private Issuer” for purposes of U.S. securities saws

•        change its U.S. federal income tax classification or its residence for tax purposes or keep a register of its members in the United Kingdom; or

•        enter into any contract to take, or cause to be taken, any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties, including among other things covenants regarding:

•        the provision of reasonable access to certain information during the Interim Period;

•        delivery of Cazoo’s audited consolidated statements of financial position as of December 31, 2018, December 31, 2019 and December 31, 2020 and related consolidated statements of comprehensive income, changes in equity and cash flows for the period from October 15, 2018 to December 31, 2018 and the fiscal years then ended, in each case, audited in accordance with the standards of the PCAOB;

•        no solicitation of, or entering into, any alternative competing transactions;

•        efforts to consummate the Closing and obtain third party and regulatory approvals;

•        the preparation and filing of this proxy statement/prospectus and the solicitation of proxies from the Ajax shareholders to vote on the proposals that will be presented for consideration at the annual general meeting;

•        restrictions on public announcements;

•        protection of confidential information;

•        certain tax matters;

•        the appointment of the post-Closing board of directors of Listco;

•        customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Ajax, Listco and Cazoo;

•        use of trust proceeds prior to and after the Closing;

•        the renaming of Listco to “Cazoo Group Ltd” at the Closing and the adoption of the Listco Articles;

•        efforts to fulfill listing requirements and for the Listco shares to be listed on the NYSE;

•        delivery of transaction support agreements and efforts to implement the drag-along pursuant to Cazoo’s articles of association;

•        efforts to cause the financing from the PIPE investment agreements to be funded at the Closing;

•        adoption of an equity incentive plan for Cazoo and its subsidiaries’ management, employees and other eligible participants; and

•        the execution of certain employment agreements at Cazoo.

Conditions to the Closing of the Business Combination

General Conditions

The obligation of the parties to consummate the Business Combination, in addition to the individual conditions described below, are conditioned upon, among other things, each of the following:

•        no order, judgement, injunction or law being issued by any court of competent jurisdiction or other governmental entity or other legal restraint or any prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

•        the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•        the requisite number of holders of Cazoo’s series D shares to constitute a majority of the series D shares shall have notified Cazoo of their wish to transfer their Cazoo Shares to Listco and a drag along notice has been delivered to the required shareholders;

•        the approval of Ajax’s shareholders shall have been obtained;

•        the Reorganization shall have occurred;

•        the parties shall have obtained consent from the UK Financial Conduct Authority;

•        the Listco Class A Shares (including: (i) the Listco Class A Shares resulting from any conversion of the Listco Class C Shares to Listco Class A Shares, and (ii) the Listco Class A Shares to be issued pursuant to the Business Combination Agreement and the Subscription Agreements) shall have been approved for listing on the NYSE, subject to official notice of the issuance thereof;

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including the financing contemplated by the Subscription Agreements), Listco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

•        certain ancillary agreements shall have been executed and delivered by the parties thereto and shall be in full force and effect.

Cazoo’s Conditions to Closing

The obligations of Cazoo to consummate the Business Combination contemplated by the Business Combination Agreement also are conditioned upon, among other things:

•        the accuracy of the representations and warranties of Ajax and Listco (subject to customary bring-down standards);

•        Ajax and Listco having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement prior to the Closing;

•        the absence of any material adverse effect with respect to Ajax or Listco since the date of the Business Combination Agreement;

•        the delivery of a certificate from Ajax certifying the satisfaction of the closing conditions with respect to the accuracy of the representations and warranties, the performance and compliance with obligations and covenants and the absence of any material adverse effect with respect to Ajax or Listco; and

•        the Aggregate Transaction Proceeds must be equal to or greater than $1,000,000,000.

Ajax’s and Listco’s Conditions to Closing

The obligations of Ajax and Listco to consummate the Business Combination contemplated by the Business Combination Agreement also are conditioned upon, among other things:

•        the accuracy of the representations and warranties of Cazoo (subject to customary bring-down standards);

•        Cazoo having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•        the absence of any material adverse effect with respect to Cazoo since the date of the Business Combination Agreement; and

•        the delivery of a certificate from Cazoo certifying the satisfaction of the closing conditions with respect to the accuracy of the representations and warranties, the performance and compliance with obligations and covenants and the absence of any material adverse effect with respect to Cazoo.

Waiver

Either Ajax (on behalf of itself and Listco) or Cazoo may waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement. Notwithstanding the foregoing, pursuant to Listco’s governing documents as will be in effect at the Closing, Listco cannot consummate the proposed business combination if it will have less than $5,000,001 of net tangible assets remaining upon consummation of the Business Combination after taking into account the holders of public shares that properly exercised their right to redeem their public shares for their pro rata share of the trust account. In addition, certain Cazoo Shareholders have a consent right over certain waivers as set forth in the Transaction Support Agreements.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Ajax or Listco and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated thereby abandoned, as follows:

•        by written consent of Ajax and Cazoo;

•        by Ajax, if any of the representations or warranties of Cazoo set forth in Article III of the Business Combination Agreement shall not be true and correct or if Cazoo has failed to perform any covenant or agreement on the part of Cazoo set forth in the Business Combination Agreement (including an obligation to consummate the Closing when required by the Business Combination Agreement), in each case, such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to Cazoo by Ajax, and (ii) October 29, 2021 (the “Termination Date”); provided, however, Ajax may not exercise its right to terminate the Business Combination Agreement pursuant to this provision if Ajax or Listco is then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement from being satisfied;

•        by Cazoo, if any of the representations or warranties of Ajax or Listco set forth in Article IV of the Business Combination Agreement shall not be true and correct or if Ajax or Listco has failed to perform any covenant or agreement on their part set forth in the Business Combination Agreement (including an obligation to consummate the Closing when required by the Business Combination Agreement), in each case, such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to Ajax by Cazoo and (ii) the Termination Date; provided, however, Cazoo may not exercise its rights to terminate this Agreement pursuant to this provision if it is then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement from being satisfied;

•        by either Ajax or Cazoo, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this provision is not available to Ajax if Ajax’s or Listco’s breach of any of its covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this provision is not available to Cazoo if Cazoo’s breach of its covenants or obligations under the Business Combination Agreement shall have primarily caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

•        by either Ajax or Cazoo, if any governmental entity having competent jurisdiction shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or action shall have become final and non-appealable;

•        by either Ajax or Cazoo if Ajax’s shareholder meeting has been held (including any adjournment or postponement thereof), has concluded, Ajax’s shareholders have duly voted and the approval of the Business Combination by Ajax’s shareholders was not obtained; or

•        by Ajax if Cazoo does not deliver, or cause to be delivered, to the required Cazoo Shareholders the drag-along notice within five business days of the effectiveness of the Registration Statement.

Effect of Termination

In the event of proper termination by either Ajax or Cazoo, the Business Combination Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Business Combination Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or shareholders, other than liability of any party thereto for any willful and material breach of any covenant or agreement set forth in the Business Combination Agreement by such party occurring prior to such termination or such party’s fraud.

Fees and Expenses

Except as provided for in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses; provided, that upon and subject to the occurrence of the Closing, the expenses of each party to the Business Combination Agreement will be paid or reimbursed by Cazoo. UK stamp duty arising on the acquisition of the Cazoo Shares pursuant to the Business Combination, estimated at U.S.$35,000,000, will be paid by Listco at or after Closing.

Amendments

The Business Combination Agreement may be amended by Ajax and Cazoo at any time by execution of an instrument in writing signed on behalf of each of Ajax and Cazoo. Ajax would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Business Combination Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Ajax shares as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware, except that the merger of Ajax and Listco will be governed by Cayman Islands law. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts of the State of Delaware.

THE SHARE ISSUANCE PROPOSAL

The share issuance proposal relates to the approval, as an Ordinary Resolution, for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, of the issuance of Listco Class C Shares (and Listco Class A Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Shares in connection with the PIPE Investment.

Reasons for the Approval for Purposes of the NYSE Listing Rule 312.03

Under the NYSE Listing Rule 312.03, an NYSE-listed company is required to obtain shareholder approval prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, if the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares or of securities convertible into or exercisable for common shares. Additionally, pursuant to the NYSE Listing Rule 312.03, an NYSE-listed company is required to obtain shareholder approval prior to an issuance that will result in a change of control of the company. Shareholder approval of the share issuance proposal is also a condition to Closing under the Business Combination Agreement.

Ajax currently has 89,443,433 Ajax Ordinary Shares issued and outstanding, consisting of 80,499,090 Ajax Class A Shares and 8,944,343 Ajax Class B Shares. Pursuant to the Business Combination Agreement, existing holders of Ajax’s Ordinary Shares will receive an aggregate of 89,443,433 Listco Ordinary Shares and Cazoo’s Shareholders will receive an aggregate of up to 750,000,000 Listco Class C Shares. Ajax has also obtained commitments from PIPE Investors to subscribe for and purchase, pursuant to the Subscription Agreements, an aggregate of 80,000,000 Listco Class A Shares following for a purchase price of $10.00 per share, for aggregate gross proceeds of $800,000,000. Accordingly, Ajax anticipates that the Listco Ordinary Shares to be issued to the Cazoo Shareholders and to the PIPE Investors, in the aggregate, constitute (i) more than 20% of the Ajax Class A Shares outstanding immediately prior to the Closing and (ii) a change of control. As a result, Ajax is required to obtain shareholder approval of such issuances pursuant to the NYSE Listing Rule 312.03.

In the event that this proposal is not approved by Ajax Shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Ajax Shareholders but the Business Combination is not consummated, Listco will not issue the Listco Ordinary Shares authorized by the share issuance proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of Listco Class C Ordinary Shares (and Listco Class A Ordinary Shares resulting from any conversion thereof) in connection with the Business Combination and the Listco Class A Ordinary Shares in connection with the PIPE Investment be approved.”

Required Vote

The approval of the share issuance proposal requires an Ordinary Resolution under Cayman Islands law and therefore requires the affirmative vote of a majority of votes cast by the holders of the issued Ajax Ordinary Shares present, in person or represented by proxy, at the meeting and entitled to vote on the proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting, and otherwise will have no effect on the share issuance proposal. However, abstentions will count as a vote against the proposal in accordance with NYSE listing rules. The share issuance proposal is conditioned on the approval and adoption of each of the other condition precedent proposals.

AJAX’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

THE INCENTIVE EQUITY PLAN PROPOSAL

Overview

The incentive equity plan proposal, if approved, will approve and adopt by Ordinary Resolution the Capri Listco 2021 Incentive Equity Plan, which is referred to herein as the “Listco Incentive Equity Plan.”

A total of 5% of the fully diluted issued and outstanding Listco Class A Shares from time to time will be reserved for issuance under the Listco Incentive Equity Plan. In addition, Rollover Options may be granted under the Listco Incentive Equity Plan immediately after the Closing over up to 41,255,196 Listco Class C Shares (or Listco Class A Shares if exercised more than six months following the Closing), with the exact number dependent on exercise elections and redemptions of public shares immediately prior to the Closing. To the extent that any Rollover Options that are granted lapse, are forfeited or cancelled in accordance with their terms, the Listco Class A or C Shares (as applicable) underlying those options will also become available for issuance under the Listco Incentive Equity Plan. If the Listco Incentive Equity Plan is approved by the Ajax shareholders, then the Listco Incentive Equity Plan will be effective upon the consummation of the Business Combination.

Background of the Listco Incentive Equity Plan

If the Listco Incentive Equity Plan is approved by Ajax’s shareholders, Listco will be authorized to grant equity incentive awards to eligible service providers. A copy of the Listco Incentive Equity Plan is attached to this proxy statement/prospectus as Annex C. Listco is still in the process of developing, approving and implementing the Listco Incentive Equity Plan and, accordingly, there can be no assurance that the Listco Incentive Equity Plan will be implemented or will contain the terms described below or as set forth on Annex C. Ajax’s shareholders are being asked to approve the Listco Incentive Equity Plan as presented.

Purpose of the Listco Incentive Equity Plan

The purpose of the Listco Incentive Equity Plan is to promote the long-term success of Listco and the creation of stockholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of service providers with exceptional qualifications, and (c) linking service providers directly to stockholder interests through increased stock ownership.

Consequences if the Listco Incentive Equity Plan Proposal is Not Approved

If the Listco Incentive Equity Plan Proposal is not approved by Ajax’s shareholders, the Listco Incentive Equity Plan will not become effective and Listco will not be able to grant equity awards under the Listco Incentive Equity Plan. Additionally, Ajax believes Listco’s ability to recruit, retain and incentivize top talent will be adversely affected if the Listco Incentive Equity Plan Proposal is not approved.

Summary of the Listco Incentive Equity Plan

The Listco Incentive Equity Plan will be adopted by the Listco Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The Listco Incentive Equity Plan allows Listco to make equity and equity-based incentive awards to employees, directors and consultants of Listco or any of its subsidiaries. Ajax’s board of directors anticipates that providing such persons with a direct stake in Listco will assure a closer alignment of the interests of such individuals with those of Listco and its stockholders, thereby stimulating their efforts on Listco’s behalf and strengthening their desire to remain with Listco.

This section summarizes certain principal features of the Listco Incentive Equity Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the Listco Incentive Equity Plan included as Annex C to this proxy statement/prospectus.

Eligibility and Administration

Listco’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the Listco Incentive Equity Plan. The Listco Incentive Equity Plan is expected to be administered by the Listco Board with respect to awards to non-employee directors and by Listco’s compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Listco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under stock exchange rules. The plan administrator will have the authority to interpret and adopt rules for the administration of the Listco Incentive Equity Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Listco Incentive Equity Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Listco Class A Shares initially available for issuance under the Listco Incentive Equity Plan will be equal to 5% of the fully diluted issued and outstanding Listco Class A Shares (on an as-converted basis taking into account the future conversion of the Listco Class C Shares) immediately after the Closing, plus any shares underlying stock options that are converted from the options outstanding under the Option Schemes. The maximum aggregate market value of awards which an executive or non-executive director of Listco may be granted in respect of any financial year of Listco will not exceed, as of the date of grant, the level specified in any applicable Listco executive or non-executive directors’ compensation policy.

Awards granted under the Listco Incentive Equity Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, will not reduce the number of shares authorized for grant under the Listco Incentive Equity Plan except as may be required by reason of applicable law. If any Listco Class A Shares subject to an award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part), the Listco Class A Shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of awards under the Listco Incentive Equity Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the Listco Class A Shares available for issuance under the Listco Incentive Equity Plan.

Awards

The Listco Incentive Equity Plan will provide for the grant of conditional awards, market value options, options with a nil-cost or nominal cost exercise price, restricted shares, cash-based phantom awards, tax qualifying awards where appropriate and dividend equivalents. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Listco Incentive Equity Plan. Certain awards under the Listco Incentive Equity Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code or Section 457A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Listco Incentive Equity Plan will be set forth in award certificates, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Listco Class A Shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•        Conditional Awards.    Conditional awards are contractual promises to deliver Listco Class A Shares in the future that remain forfeitable unless and until specified conditions are met.

•        Market Value Options.    Market value options will provide for the purchase of Listco Class A Shares in the future at an exercise price set on the grant date. The exercise price per Listco Class A Share subject to each market value option will be set by the plan administrator, but will, except with respect to certain substitute options granted in connection with a corporate transaction, not be less than 100% of the fair market value of a Listco Class A Share on the date the market value option is granted. The term of a market value option may not be longer than ten years.

•        Options with a Nil-Cost or Nominal Cost Exercise Price.    Nil-cost options will provide for the purchase of Listco Class A Shares in the future at an exercise price set on the grant date. The exercise price per Listco Class A Share subject to each nil-cost option will be set by the plan administrator. The plan administrator will have discretion to ensure that any such nil-cost options are only granted to award holders who reside in jurisdictions in which such awards are permissible.

•        Restricted Shares.    Restricted shares are an award of non-transferable Listco Class A Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price.

•        Cash-Based Phantom Awards.    Cash-based phantom awards include awards entitling the holder to receive cash to be delivered immediately or in the future. Cash-based phantom awards may be provided in settlement of other awards granted under the Listco Incentive Equity Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation.

•        Tax Qualifying Awards.    Tax qualifying awards are those which provide beneficial tax treatment for an award holder if available in his or her jurisdiction.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Listco Class A Shares and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting and Holding Period

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. The plan administrator may in its absolute discretion determine prior to the grant date of an award whether or not to impose a mandatory holding period in respect of an award, in which case the shares or options subject to the holding period may not be transferred, assigned, sold, pledged or otherwise disposed of during the holding period, except, in the case of shares, as to satisfy any tax liability of the participant incurred in connection with the award.

Certain Transactions

The plan administrator will have broad discretion to take action under the Listco Incentive Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of any variation in the share capital or reserves of Listco (including, without limitation, by way of capitalization issue, rights issue, open offer, sub-division, consolidation or reduction). If the plan administrator becomes aware that Listco is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the plan administrator, would affect the current or future value of any awards, the plan administrator, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all awards to vest, subject to proration in accordance with the Listco Incentive Equity Plan.

In the event of a Relevant Event (as defined in the Listco Incentive Equity Plan) other than an internal reorganization, all outstanding awards will automatically vest upon the consummation of the Relevant Event, subject to proration in accordance with the Listco Incentive Equity Plan. Vested in-the-money options will be automatically exercised upon the consummation of the Relevant Event provided that any exercise price payable by the Participant on exercise is equal to or less than the relevant offer price or consideration (as determined by the Committee). Notwithstanding the foregoing, in the event that a business entity obtains Control (as defined in the Listco Incentive Equity Plan) of Listco and such entity notifies participants or Listco of an offer of replacement awards in substitution of existing Listco awards, then participants may elect to accept, or the plan administrator may determine, that such existing Listco awards will be exchanged will exchanged for a replacement award.

Subplans, Malus and Claw-Back Provisions, Transferability

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of award holders in certain countries. All awards will be subject to claw-back in the event of circumstances that the plan administrator may consider appropriate, including, without limitation, (i) in the event of a material financial misstatement of results of Listco’s audited financial accounts (other than as a result of a change in accounting practice), (ii) material misconduct, conduct which results or could result in material financial loss or reputational harm to Listco or any of its subsidiaries, or any other misconduct as determined by the plan administrator in its discretion, (iii) conduct or behavior that, following an investigation, is reasonably considered to constitute a breach of Listco’s values as stipulated by Listco’s code of conduct in force from time to time, (iv) the Company or any of its subsidiaries that employs the applicable participant having suffered a material corporate failure or a failure of risk management, or (v) evidence that an award was granted or vested based on erroneous or misleading data. With limited exceptions for the laws of descent and distribution, awards under the Listco Incentive Equity Plan are generally non-transferable and are exercisable only by the participant.

Plan Amendment and Termination

The Listco Board may amend or terminate the Listco Incentive Equity Plan at any time, provided that no amendment, suspension or termination of the Listco Incentive Equity Plan will, without the consent of an award holder, materially prejudice the interests of such award holder, unless the award itself otherwise expressly so provides.

The Listco Incentive Equity Plan provides that in no event may any award be granted under the Listco Incentive Equity Plan after the tenth anniversary of the earlier of (i) the date on which the Listco Incentive Equity Plan is adopted by the Listco Board or (ii) the date the Listco Incentive Equity Plan is approved by Listco shareholders.

New Plan Benefits

Listco intends to grant on the first date of effectiveness of Listco’s first registration statement on Form S-8 with respect to the Listco Incentive Equity Plan, an award of nil cost options or restricted shares equal to 2% (to the CEO) and 0.5% (to the CFO) respectively of the total number of Listco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis. Half of these options will be subject to time-based vesting and the other half will be subject to performance based vesting.

In addition, pursuant to the non-employee director compensation policy that Listco intends to adopt, Listco intends to grant under the Listco Incentive Equity Plan each independent non-employee director who serves on the Listco Board as of the consummation of the Business Combination, on the first date of effectiveness of Listco’s first registration statement on Form S-8 with respect to the Listco Incentive Equity Plan, an award of nil cost options or restricted share units with respect to Listco shares with a grant date fair value equal to £500,000 (based on the volume weighted-average price per share on the date of consummation of the Business Combination).

Other than these awards, the benefits or amounts that may be received or allocated to participants under the Listco Incentive Equity Plan will be determined at the discretion of the plan administrator and are not currently determinable.

Registration with the SEC

If the Listco Incentive Equity Plan is approved by Ajax’s shareholders and becomes effective, Listco intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Listco Incentive Equity Plan as soon as reasonably practicable after Listco becomes eligible to use such form.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the Listco Incentive Equity Plan, substantially in the form attached to the proxy statement/prospectus as Annex C, be adopted and approved.”

Required Vote

The approval of the incentive equity plan proposal requires an Ordinary Resolution under Cayman Islands law and therefore requires the affirmative vote of a majority of votes cast by the holders of the issued ordinary shares present, in person or represented by proxy, at the meeting and entitled to vote on the proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting, and otherwise will have no effect on the share issuance proposal. However, abstentions will count as a vote against the proposal in accordance with NYSE listing rules. The incentive equity plan proposal is conditioned on the approval and adoption of each of the other condition precedent proposals.

AJAX’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Ajax’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Ajax and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Ajax’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Ajax’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Ajax’s board of directors to submit a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event Ajax is unable to consummate the Business Combination. In no event will Ajax solicit proxies to adjourn the meeting or consummate the Business Combination beyond the date by which it may properly do so under the Ajax Articles. The purpose of the adjournment proposal is to provide more time for Ajax, Cazoo and/or their respective affiliates to solicit proxies and to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the business combination proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Ajax’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the meeting upon approval of the adjournment proposal, Ajax’s board of directors is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, Ajax will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the adjournment proposal is presented at the meeting and is not approved by the shareholders, Ajax’s board of directors may not be able to adjourn the meeting to a later date if Ajax is unable to consummate the Business Combination (because either the business combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, the adjournment of the meeting to a later date or dates to be determined by the chairman of the meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting that more time is necessary or appropriate to approve one or more proposals of the meeting be approved in all respects.”

Required Vote

Adoption of the adjournment proposal requires approval by Ordinary Resolution, the affirmative vote of a majority of the Ordinary Shares represented in person or by proxy at the meeting (which would include presence at the hybrid virtual meeting) and entitled to vote thereon. Abstentions and broker non-votes will not count as votes cast at the meeting and, therefore, will not have any impact on the adjournment proposal. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

AJAX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AJAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT OF lISTCO FOLLOWING THE bUSINESS COMBINATION

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of Listco will be as follows.

Name	Age	Position
Alex Chesterman	51	Chief Executive Officer and Chairman
Stephen Morana	50	Chief Financial Officer and Director
Ned Staple	42	General Counsel
Daniel Och	60	Director
Lord Rothermere	53	Director
Luciana Berger	39	Director
David Hobbs	36	Director
Moni Mannings	58	Director
Duncan Tatton-Brown	56	Director
Anne Wojcicki	47	Director

Alex Chesterman will serve as Chief Executive Officer and Chairman following the completion of the Business Combination. Mr. Chesterman founded Cazoo in 2018 and has served as its chief executive officer and as a director since its inception. He is one of Europe’s leading digital entrepreneurs and has spent the last twenty years applying data and technology to improve consumer experiences. Previously, in 2008, he founded Zoopla to deliver greater transparency and efficiency to the UK property market and in 2003, he co-founded LoveFilm which transformed the DVD rental market in the UK and Europe. Mr. Chesterman obtained a Bachelor’s Degree in Economics from University College London in 1990.

Stephen Morana will serve as Chief Financial Officer and as a Director following the completion of the Business Combination. Mr. Morana has been Cazoo’s Chief Financial Officer since June 2020. He is regarded as one of the most experienced CFOs in the UK online sector and has significant experience from start-ups to the FTSE 100. He has floated two leading digital businesses in recent years, Betfair and ZPG, both achieving multi-billion-dollar valuations. Stephen has also previously sat on the boards of both FTSE 100 listed Entain and AIM listed Boohoo Group. Mr. Morana obtained a Bachelor’s Degree in Business Studies from the University of Sheffield in 1993.

Ned Staple will serve as General Counsel following the completion of the Business Combination. Mr. Staple has been Cazoo’s General Counsel since March 2019. Prior to joining Cazoo, he spent five years as General Counsel and Company Secretary at ZPG Plc, which included the listing of Zoopla, multiple acquisitions and culminated in ZPG Plc’s takeover in 2018. Prior to that he was a solicitor at Freshfields Bruckhaus Deringer working on M&A, IPOs, joint ventures and commercial contracts. Mr. Staple obtained a Master’s Degree in International Relations from the London School of Economics and Political Science in 2003.

Daniel Och will serve as a Director following the completion of the Business Combination. Mr. Och has served as Chief Executive Officer and Chairman of Ajax since closing of the IPO. Mr. Och began his career at Goldman Sachs in 1982 and in 1994, he left to found asset management firm, Och-Ziff, where he served as Chief Executive Officer until February 2018 and Chairman of the Board until March 2019. Mr. Och focuses on investment activities through Willoughby Capital Holdings, LLC, his family office and philanthropy through his foundation. Mr. Och holds a Bachelor’s Degree in Finance from the Wharton School of the University of Pennsylvania.

Lord Rothermere will serve as a Director following the completion of the Business Combination. Lord Rothermere has served as the Executive Chairman of Daily Mail and General Trust plc, a media conglomerate, since 1998. Lord Rothermere has served as a director of Cazoo since 2018. Lord Rothermere holds a Bachelor’s Degree from Duke University.

Luciana Berger will serve as a Director following the completion of the Business Combination. Ms. Berger has served, since May 2020, as Managing Director of Advocacy and Public Affairs at Edelman UK, specializing in health, sustainability and energy policy. From 2010 to 2019 she served as a Member of Parliament for Liverpool Wavertree. She was the Shadow Minister for Energy and Climate Change, Shadow Minister for Public Health, Shadow Cabinet Member for Mental Health between 2010 and 2016, and the Liberal Democrat Shadow Spokesperson for Health, Social Care and Wellbeing in 2019. Ms. Berger earned a Bachelor’s degree from the University of Birmingham and a Masters’ degree from Birkbeck, University of London.

David Hobbs will serve as a Director following the completion of the Business Combination. Mr. Hobbs currently serves as a director of Cazoo. Mr. Hobbs has served as a Partner of D1 Capital Partners L.P. since 2018, where he leads the fund’s investments in the consumer, industrial and real estate sectors. From 2009 to 2017 he served as a Partner of Tiger Eye Capital, where he led the fund’s investments. Earlier in his career her worked at Centerbridge Partners and The Blackstone Group. Mr. Hobbs serves as a director of Lineage Logistics, a cold storage company. Mr. Hobbs holds a Bachelor’s Degree from the University of Virginia.

Moni Mannings will serve as a Director following the completion of the Business Combination. Ms. Mannings currently serves on the boards of directors of Hargreaves Lansdown PLC, where she serves as Chair of the Remuneration Committee, easyJet PLC, where she serves as Chair of the Remuneration Committee and Investec Bank plc, where she serves as senior independent director and Chair of the Remuneration Committee. From 2000 to 2016 Ms. Mannings served as a partner, board member and executive committee member of Olswang LLP. She previously served as a partner of Dewey Ballantine LLP and Simmons & Simmons. Ms. Mannings holds an LLB (Hons) from the University of Southampton and is qualified as a solicitor under the laws of England and Wales.

Duncan Tatton-Brown will serve as a Director following the completion of the Business Combination. From September 2012 to November 2020 Mr. Tatton-Brown served as the Chief Financial Officer of Ocado Group plc, where he remains a senior adviser. Mr. Tatton-Brown served as Chief Financial Officer of Fitness First plc from 2010 to 2012. Prior to that, he served as Group Finance Director of Kingfisher plc, Finance Director of B&Q plc, Chief Financial Officer of Virgin Entertainment Group and held various senior finance positions at Burton Group Plc. Mr. Tatton-Brown currently sits on the board of directors of Trainline plc, where he serves as Chair of the Audit Committee. Mr. Tatton-Brown earned a master’s degree in Engineering from King’s College, Cambridge in 1987 and is a member of the Chartered Institute of Management Accountants.

Anne Wojcicki will serve as a Director following the completion of the Business Combination. Ms. Wojcicki is the Chief Executive Officer and co-founder of 23andMe, Inc. (“23andMe”) which has pioneered direct-to-consumer genetic testing. Prior to co-founding 23andMe in 2006, she spent a decade on Wall Street investing in healthcare. Ms. Wojcicki is a co-founder and board member of the Breakthrough Prize in Life Sciences and sits on the boards of directors of Ajax, Zipline, Inc., and the Kaiser Permanente Bernard J. Tyson School of Medicine. Ms. Wojcicki holds a Bachelor’s Degree in Biology from Yale University.

Board Disclosures

On September 29, 2016, in connection with his prior position as Chief Executive Officer and Chairman of the Board of Och-Ziff, Daniel Och, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of certain payments made by Och-Ziff, directly or indirectly through intermediaries, between the period from 2007 through 2011 to high-ranking government officials in the Democratic Republic of the Congo. Mr. Och agreed to cease and desist from committing or causing any violations and any future violations of Section 13(b)(2)(A) of the Exchange Act and agreed to a settlement payment of $2,173,718 in disgorgement and interest. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful misconduct on the part of Mr. Och.

Board Designees

The parties to the Business Combination Agreement agreed that the initial board would be comprised of the nine persons set forth above.

Family Relationships

There are no family relationships between any of Listco’s executive officers and directors or director nominees.

Historical Executive Officer and Director Compensation

Fiscal Year 2020 Compensation

The aggregate amount of compensation, consisting of salaries, bonuses, pension and benefits, paid by Cazoo to Cazoo’s executive officers who will become executive officers of Listco, during the year ended December 31, 2020, was approximately £0.7 million for services in all capacities. Cazoo has not historically paid any compensation to its non-executive directors. Cazoo has not paid any compensation to executive directors other than the executive compensation described in the preceding paragraph.

Employment Agreements

Each Cazoo executive officer is party to an employment agreement, each of which is in substantially the same form. Under their respective agreements, each executive officer is eligible for an annual base salary and an annual discretionary bonus. In addition, each executive officer is subject to a perpetual confidentiality covenant and non-competition, non-solicitation, non-dealing, non-poaching, non-employment and non-interference restrictive covenants during the term of his employment and for a period of 12 months after the termination of his employment. Each agreement also includes a notice period of six months if Cazoo seeks to terminate the executive officer’s employment, other than due to the executive officer being guilty of gross misconduct or any other fundamental breach of the executive officer’s agreement. Cazoo may provide payment in lieu of such notice or may require the executive officer to be placed on garden leave.

Option Schemes

On May 30, 2019, the board of directors of Cazoo adopted the (i) Cazoo Ltd EMI Share Option Scheme (the “EMI Share Option Scheme”) and (ii) Cazoo Ltd Share Option Scheme (Non-Tax Favoured) (the “Cazoo Ltd Share Option Scheme”). Further, in June 2020, the board of directors of Cazoo adopted the Cazoo Holdings Ltd Share Option Scheme (“the Cazoo Holdings Ltd Share Option Scheme”, and together with the EMI Share Option Scheme and the Cazoo Ltd Share Option Scheme, the “Option Schemes”).

As of April 30, 2021, 15,074,115 options were outstanding pursuant to option awards granted under the Option Schemes.

Under each of the EMI Share Option Scheme and the Cazoo Ltd Share Option Scheme, (i) no option may be granted if, as a result, the total value of shares of Cazoo in respect of unexercised options would exceed £3 million and (ii) no option may be granted to an individual if, as a result, the total value of shares of Cazoo in respect of unexercised options held by such individual would exceed £250,000. Under the Cazoo Holdings Ltd Share Option Scheme, no option may be granted if, as a result, the total values of shares of Cazoo in respect of unexercised options would exceed £15 million.

Purpose and Eligibility.    The Option Schemes are intended to enable Cazoo to retain and recruit employees by providing them with the opportunity to purchase ordinary shares. Consultants approved by the Cazoo board of directors may also be eligible to receive awards under the Cazoo Holdings Ltd Share Option Scheme.

Type of Awards.    Under the Option Schemes, Cazoo may grant stock options exercisable for Cazoo ordinary shares, with an exercise price per share specified at grant, and may grant such stock options subject to conditions based on service and/or performance and/or as to the time at which such stock options may be exercisable. Stock options generally expire ten years after grant or on such earlier date as may be specified in connection with the grant of the stock option (including any earlier expiration date specified for any tax purposes applicable to the recipient).

Conditions.    Stock options granted under the Option Schemes may be granted subject to conditions based on service and/or performance and/or as to the time at which stock options may be exercisable. Cazoo’s board of directors determines any applicable conditions in connection with the grant of a stock option. A stock option will vest in accordance with the vesting schedule provided to the option holder. Grants will generally lapse in the event of termination of employment prior to a stock option vesting in accordance with its terms and any conditions specified in connection with its grant. Stock options that are vested may lapse for cause, as defined in the applicable Option Scheme.

Transferability.    Stock options granted under the Option Schemes may not be sold, transferred or disposed of in any manner other than upon the death of the original option holder.

Termination.    Cazoo’s board of directors will terminate the Option Schemes by the passing of a resolution in accordance with Section 2.4(e) of the Business Combination Agreement. Such termination shall be without prejudice to the subsisting rights of any option holders.

Listco Incentive Equity Plan

Pursuant to the Business Combination Agreement, prior to the closing of the Business Combination, Listco will establish the Listco Incentive Equity Plan for service providers of Listco and its subsidiaries to be effective as of the closing of the Business Combination, and no further grants will be made under the Option Schemes. For additional details regarding the terms and conditions of the Listco Incentive Equity Plan, please see the incentive equity plan proposal.

Executive Officer and Director Compensation Following the Business Combination

It is anticipated that Listco will enter into new employment agreements with each of Messrs. Chesterman, Morana and Staple. Such new employment agreements shall be in substantially similar in form to their existing agreements.

Messrs. Chesterman and Morana will be eligible to participate in a performance-based bonus scheme that provides for a maximum bonus opportunity of 150% and 100% of the annual base salaries for Messrs. Chesterman and Morana, respectively. Any bonus earned by Messrs. Chesterman and Morana will be subject to malus or clawback provisions in the event of a material breach of any agreement entered into by Messrs. Chesterman or Morana and Listco. Messrs. Chesterman and Morana will be eligible to participate in Listco’s occupational pension scheme, to which Listco shall contribute 10% of their respective basic salary, subject to the terms and conditions of the pension scheme.

In addition, it is anticipated that Messrs. Chesterman and Morana will receive a one-time grant of up to stock options with respect to 2.0% and 0.5%, respectively, of the issued share capital of Listco. Half of these options shall be subject to time-based vesting and the other half will be subject to performance-based vesting. For additional information on the vesting terms, please see the section titled “Interests of Cazoo’s Directors and Officers in the Business Combination.”

The policies of Listco with respect to the compensation of its executive officers following the Business Combination will be administered by Listco’s board of directors in consultation with its compensation committee. The compensation decisions regarding Listco’s executives will be based on the need to attract individuals with the skills necessary for the company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the company’s expectations. To that end, following completion of the Business Combination, Listco intends to establish an executive compensation program that is competitive with other similarly situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, consistent with market practices and designed to incentivize, motivate and retain key employees.

Listco intends to approve a non-employee director compensation scheme that will be in effect upon the completion of the Business Combination. Pursuant to that scheme, only independent non-employee directors will be eligible to receive cash or equity compensation for their services.

Composition of the Board of Directors After the Business Combination

Following the Closing, Listco’s business and affairs will be managed under the direction of the Listco Board. The Listco Articles provide for a classified board of directors, with three directors in Class I (expected to be Alex Chesterman, David Hobbs and Moni Mannings), three directors in Class II (expected to be Stephen Morana, Duncan Tatton-Brown and Anne Wojcicki) and three directors in Class III (expected to be Luciana Berger, Daniel Och and Lord Rothermere). See “Description of Listco’s Securities — Certain Anti-Takeover Provisions in the Listco Articles — Classified Board.” Listco intends to enter into the Investor Rights Agreement with certain shareholders of Listco in connection with the Business Combination. This agreement will grant certain board nomination rights to Alex Chesterman, Stephen Morana, DMGV and the Sponsor. See “Certain Relationships and Related Person Transactions — Cazoo Related Person Transactions — Investor Rights Agreement.”

Independence of Directors

As a result of its securities being listed on the NYSE following consummation of the Business Combination, Listco will adhere to the rules of such exchange, as applicable to foreign private issuers, in determining whether a director is independent. The board of directors of Listco has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the NYSE define an “independent director” as a person who, in the affirmative determination of the Listco Board, has no material relationship with Listco.

Upon the Closing, Listco anticipates that the size of Listco’s board of directors will be nine directors, a majority of whom will qualify as independent within the meaning of the independent director guidelines of the NYSE.

Risk Oversight

The Listco Board will oversee the risk management activities designed and implemented by its management. The Listco Board will execute its oversight responsibility both directly and through its committees. The Listco Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. Listco’s management, including its executive officers, are primarily responsible for managing the risks associated with the operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. The Listco Board will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Foreign Private Issuer Status

Listco was founded as a Cayman Islands exempted company in 2021. After the Closing, Listco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Listco on June 30, 2021. For so long as Listco qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although Listco will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although Listco will file semi-annual financial information on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning Listco’s business than there would be if Listco were a U.S. public company. Additionally, certain accommodations in the NYSE corporate governance standards allow foreign private issuers, such as Listco, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. The Listco Articles do not require Listco to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors.

Board Committees

It is anticipated that, prior to the Closing, the Listco Board will establish the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an environmental, social and governance committee. The composition and responsibilities of each committee are described below. The Listco Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the Listco Board.

Audit Committee

Following the Closing, Listco expects the audit committee will consist of Duncan Tatton-Brown, Luciana Berger and David Hobbs, with Duncan Tatton-Brown serving as chair and Duncan Tatton-Brown serving as the audit committee financial expert. Listco’s audit committee is responsible for, among other things:

•        selecting and hiring Listco’s independent auditors, and approving the audit and non-audit services to be performed by Listco’s independent auditors;

•        assisting the Listco Board in annually evaluating the qualifications, performance and independence of the company’s independent auditors;

•        assisting the Listco Board in monitoring the integrity of the company’s financial statements, accounting and financial reporting processes and financial statement audits (including the implementation and effectiveness of internal control over financial reporting);

•        assisting the Listco Board in monitoring the company’s compliance with legal and regulatory requirements;

•        reviewing the adequacy and effectiveness of Listco’s internal control over financial reporting processes;

•        overseeing risk management related to financial matters and risk assessment;

•        assisting the Listco Board in monitoring the performance of the company’s internal audit function;

•        reviewing with management and Listco’s independent auditors the company’s annual audited and quarterly unaudited financial; and

•        establishing procedures for the receipt, retention and treatment of complaints received by Listco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Listco’s employees of concerns regarding questionable accounting or auditing matters.

Each of Duncan Tatton-Brown, Luciana Berger and David Hobbs qualify as independent directors under the NYSE listing standards and the independence standards of Rule 10A-3 under the Exchange Act.

Compensation Committee

Following the Closing, Listco expects its compensation committee will consist of Moni Mannings, Daniel Och and Anne Wojcicki, with Moni Mannings serving as chair. The compensation committee will be responsible for, among other things:

•        reviewing Listco’s compensation philosophy, goals and objectives of the executive compensation plans and making recommendations to the Listco Board regarding appropriate amendments;

•        reviewing and evaluating the performance of Listco’s CEO and other executive officers in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Listco Board), determining and approving the CEO’s and other executive’s compensation;

•        reviewing and making recommendations with respect to Listco’s incentive compensation and equity-based compensation plans; and

•        overseeing risk management as is relates to Listco’s compensation policies and practices.

Nominating and Corporate Governance Committee

Following the Closing, Listco expects the nominating and corporate governance committee will consist of Alex Chesterman, Lord Rothermere and Duncan Tatton-Brown, with Alex Chesterman serving as chair. The nominating and corporate governance committee will be responsible for, among other things:

•        assisting the Listco Board in identifying prospective director nominees and recommending nominees to the Listco Board;

•        overseeing the evaluation of the Listco Board and the committees of the Listco Board;

•        reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines;

•        overseeing succession planning for senior management positions; and

•        recommending members for each committee of the Listco Board.

Environmental, Social and Governance Committee

Following the Closing, Listco expects its environmental, social and governance committee will consist of Luciana Berger, Moni Mannings and Stephen Morana, with Luciana Berger serving as chair. The environmental, social and governance committee will be responsible for, among other things, overseeing and supporting Listco’s commitment to social, environmental and other public policy initiatives.

Compensation Committee Interlocks and Insider Participation

Other than as indicated below, none of the anticipated members of the compensation committee is currently, or has been at any time, one of Listco’s officers or employees. None of Listco’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Listco’ board of directors or compensation committee. Prior to consummation of the Business Combination, Daniel Och serves as the Chief Executive Officer of Listco.

Code of Ethics

Listco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Listco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Listco intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or its directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to Listco at 41 Chalton Street, London, NW1 1JD, United Kingdom for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of Listco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of Listco’s directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

INFORMATION RELATED TO LISTCO

Listco was incorporated on March 24, 2021 for the purpose of consummating the Business Combination. It is intended that following the consummation of the Business Combination, Listco will become tax resident in the United Kingdom (such that Listco is expected to be fully subject to UK corporation tax on its worldwide income, profits and gains in accordance with all applicable UK taxation laws).

Prior to the consummation of the Business Combination, the directors of Listco are Daniel Och, Glenn Furhman and J. Morgan Rutman. Prior to consummation of the Business Combination, the sole shareholder of Listco is MaplesFS Limited. MaplesFS Limited owns 1,000 Listco Class B Shares. Other than these Listco Class B Shares, there are no other Listco Ordinary Shares that are currently issued and outstanding. On the Listco Closing Date, the 1,000 Listco Class B Shares issued and outstanding shall be transferred by the initial sole shareholder to Ajax and, following such transfer, Listco will become a wholly-owned subsidiary of Ajax. For descriptions of Listco securities after the Business Combination, please see the section titled “Description of Listco’s Securities.”

The mailing address of Listco’s principal executive office is PO Box 1093, Queensgate House, Grand Cayman, KY1-1102 Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of Cazoo, located at 41 Chalton Street, London, NW1 1JD, United Kingdom. Its telephone number will be +44 20 3901 3488.

OTHER INFORMATION RELATED TO AJAX

Introduction

Ajax was incorporated on August 13, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Ajax seeks to acquire a scaled, high-quality asset in the internet, software, financial technology or consumer sectors. While Ajax’s expectation is that its ultimate target will be in one of the sectors of primary focus, it may consummate a transaction with a business in a different industry. Prior to executing the Business Combination Agreement, Ajax’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

IPO and Simultaneous Private Placement

On October 30, 2020, Ajax consummated its IPO of 80,499,090 units, including the issuance of 5,499,090 units as a result of the underwriters’ partial exercise of their over-allotment option. Each unit consists of one Ajax Class A Share and one-fourth of one warrant, with each warrant entitling the holder thereof to purchase one Ajax Class A Share for $11.50 per share, subject to adjustment. The units were sold at a price of $10.00 per unit, generating gross proceeds to Ajax of approximately $805.0 million, and incurring offering costs of approximately $44.9 million, inclusive of approximately $28.2 million in deferred underwriting commissions. Simultaneously with the consummation of the IPO, Ajax consummated the private placement of 21,129,818 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant, generating total proceeds of approximately $21.1 million.

Upon the closing of the IPO and the private placement, approximately $805.0 million ($10.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the private placement were placed into a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. Except as described in the prospectus for the IPO and this proxy statement/prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination and Ajax’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Companies

The target business or businesses that Ajax acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although Ajax may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Ajax’s board of directors has determined that this test was met in connection with the Business Combination with Cazoo as described in the section titled “The Business Combination Proposal” herein.

Shareholder Approval of Business Combination

Under the Ajax Articles, in connection with any proposed business combination, Ajax must seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, Ajax shareholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and all of Ajax’s officers and directors have agreed to vote their Ajax Ordinary Shares in favor of such proposed business combination.

At any time prior to the meeting, during a period when they are not then aware of any material nonpublic information regarding Ajax or its securities, the Sponsor, officers, directors and/or their respective affiliates may purchase Ajax Class A Shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such Ajax Class A Shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire Ajax Class A

Shares or vote their Ajax Class A Shares in favor of the business combination proposal. The purpose of such purchases and other transactions would be to increase the likelihood that the business combination proposal is approved. All Ajax Class A Shares repurchased by Ajax’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor, officers, directors or their respective affiliates.

Liquidation if No Business Combination

Under the Ajax Articles, if Ajax does not complete a business combination by October 30, 2022, Ajax shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Ajax (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Ajax’s remaining shareholders and Ajax’s board of directors, liquidate and dissolve, subject in the case of clauses (i) and (ii) to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. At such time, Ajax’s outstanding warrants will expire. Holders of Ajax’s warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

The Sponsor, officers and directors have each agreed to waive their rights to participate in any distribution from Ajax’s trust account or other assets with respect to the Ajax Class B Shares and private placement warrants.

If, before distributing the proceeds in the trust account to its public shareholders, Ajax files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in Ajax’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by Ajax’s shareholders in connection with Ajax’s liquidation may be reduced.

If Ajax is forced to file a bankruptcy case or winding-up petition or an involuntary bankruptcy case or winding-up petition is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Ajax’s shareholders. Furthermore, because Ajax intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Ajax’s board of directors may be viewed as having breached their fiduciary duties to Ajax’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public shareholders from the trust account before addressing the claims of creditors. Ajax cannot assure you that claims will not be brought against it for these reasons.

Facilities

Ajax currently maintains its principal executive offices at 667 Madison Avenue, New York, NY 10065. The cost for this space, as well as for utilities, secretarial and administrative support services, is provided by the Sponsor at a rate of up to $10,000 per-month pursuant to a letter agreement between Ajax and the Sponsor. Ajax believes, based on rents and fees for similar services in the relevant areas, that the fee charged by the Sponsor is at least as favorable as Ajax could have obtained from an unaffiliated person. Ajax considers its current office space adequate for its current operations.

Upon consummation of the Business Combination or Ajax’s liquidation, Ajax will cease paying these monthly fees.

Employees

Ajax currently has three officers and does not intend to have any full-time employees prior to the completion of the Business Combination. Members of its management team are not obligated to devote any specific number of hours to Ajax matters but they intend to devote as much of their time as they deem necessary to Ajax’s affairs until completion of the Business Combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for Ajax’s initial business combination and the current stage of the business combination process.

Directors and Executive Officers

Ajax’s current directors and executive officers are as follows:

Name	Age	Title
Daniel Och	60	Chief Executive Officer and Chairman
Glenn Fuhrman	55	President and Director
J. Morgan Rutman	59	Chief Financial Officer and Director
Steve Ells	55	Director
Jim McKelvey	55	Director
Kevin Systrom	37	Director
Anne Wojcicki	47	Director

Daniel Och has served as a director of Ajax since August 2020, Ajax’s chief executive officer since September 2020 and chairman of Ajax’s board of directors since October 2020. Mr. Och began his career at Goldman Sachs in 1982 in the Risk Arbitrage Department. Mr. Och was later named Head of Proprietary Trading in the Equities Division and Co-Head of U.S. Equities Trading. In 1994, Mr. Och left Goldman Sachs and founded the asset management firm, Och-Ziff, where he served as Chief Executive Officer for 24 years until February 2018 and Chairman of the Board of Directors until March 2019. Mr. Och focuses on investment activities through Willoughby Capital Holdings, LLC, his family office, which was established in 2009. Mr. Och is also a committed philanthropist through his private foundation, the Jane and Daniel Och Family Foundation, founded in 2008. Mr. Och serves on several charitable boards, including the Robin Hood Foundation and the NewYork-Presbyterian Hospital, where his foundation recently endowed the Daniel and Jane Och Spine Hospital. Mr. Och is also a member of the Wharton Board of Overseers, the Board of the Museum of Modern Art, and serves on the Board of Trustees of Memorial Sloan Kettering. Mr. Och is an active supporter of Israel and Jewish causes through his work with UJA-Federation New York and Birthright Israel. On September 29, 2016, in connection with his prior position as Chief Executive Officer and Chairman of the Board of Och-Ziff, Mr. Och, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of certain payments made by Och-Ziff, directly or indirectly through intermediaries, between the period from 2007 through 2011 to high ranking government officials in the Democratic Republic of the Congo. Mr. Och agreed to cease and desist from committing or causing any violations and any future violations of Section 13(b)(2)(A) of the Exchange Act and agreed to a settlement payment of $2,173,718 in disgorgement and interest. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful misconduct on the part of Mr. Och. Mr. Och holds a Bachelor of Science in Finance from the Wharton School of the University of Pennsylvania.

Glenn R. Fuhrman has served as Ajax’s president since September 2020 and a director since October 2020. Mr. Fuhrman spent the first ten years of his career at Goldman Sachs, where he rose to the position of Managing Director and Head of the Special Investments Group. While at Goldman Sachs, Mr. Fuhrman served on the Investment Committees of three of Goldman Sachs’ Private Equity Partners’ funds, a series of multi-manager private equity funds, and on the Boards of Directors of several other private investment funds for the partners and employees of Goldman Sachs. In 1998, Mr. Fuhrman left Goldman Sachs and co-founded MSD Capital (“MSD”), the private investment firm of Michael Dell, the founder and Chief Executive Officer of Dell Technologies. During Mr. Fuhrman’s 22 year tenure at MSD, he served as Co-Managing Partner and Co-Head of the Investment Committee, overseeing a diverse array of investments, including venture capital, growth equity, minority investments in large public and private companies and significant investments for control in corporate buyouts and real estate. Mr. Fuhrman also served as the Co-Managing Partner of MSDC Management, L.P., an SEC-registered investment adviser that raised billions of dollars from a select group of outside investors, which focused on strategies initially developed by MSD. Mr. Fuhrman currently serves as the Chief Executive Officer and Founder of his family office, Virtru Investment Partners. Mr. Fuhrman is a Trustee of NewYork-Presbyterian Hospital, the Museum of Modern Art in New York, the Tate Americas Foundation, and a Board Member of the 92nd Street Y, the Institute of Contemporary Art in Philadelphia, and the Federal Enforcement Homeland Security Foundation. Mr. Fuhrman is also the Founder of the FLAG Art Foundation in New York. In 2013, Mr. Fuhrman and his wife Amanda Fuhrman sponsored the creation of the nation’s largest free Wi-Fi network covering ninety-five city blocks in Harlem. In 2019, the Fuhrmans launched the annual FLAG Award for Teaching Excellence which most recently awarded twenty-two extraordinary NYC Public School Teachers cash awards ranging from $500 to $25,000 in the Spring of 2020. Mr. Fuhrman received his Master of Business Administration in 1988 from the Wharton School at the University of Pennsylvania after sub-matriculating from the undergraduate program, where he studied Finance and Art History and received a Bachelor of Science and Economics, summa cum laude, in 1987.

J. Morgan Rutman has served as Ajax’s chief financial officer since September 2020 and as a director since October 2020. Mr. Rutman currently serves as the President of Willoughby Capital. Mr. Rutman began his investment career in 1985 at Dillon Read as an analyst in its merger arbitrage department. Mr. Rutman moved to Steinhardt Partners in 1986 to co-manage their merger arbitrage portfolio. Mr. Rutman co-founded Farallon Partners in 1990 and Harvest Management LLC in 1993, which he managed until early 2008. Mr. Rutman graduated with honors from the Whittemore School of Business and Economics at the University of New Hampshire. He served on the Board of the University of New Hampshire Foundation, Inc. from 2001 to 2011, heading its Investment Committee from 2009 until 2011. Mr. Rutman rejoined the Board of the University of New Hampshire Foundation, Inc. in 2013, serving as Chairman from 2014 to 2016. Mr. Rutman was appointed to the University of New Hampshire System Board as a Trustee in 2016, where he serves as the chair of the Investment and Finance Committee since 2016.

Steve Ells has served as a director since October 2020. Mr. Ells is the founder and former Executive Chairman & CEO of Chipotle Mexican Grill. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco, where he was inspired by the local taquerias. Mr. Ells returned home to Denver in hopes of opening a similarly themed establishment and founded Chipotle in 1993. Under his direction, the chain grew substantially, serving naturally raised protein and promoting sustainable agriculture. Mr. Ells served as Chief Executive Officer of the chain from 1993 until 2009, when he split Co-Chief Executive Officer duties with Monty Moran. Mr. Ells returned as sole Chief Executive Officer from 2016 to 2017. Mr. Ells received a Bachelor of Arts degree from the University of Colorado at Boulder and is also a 1990 Culinary Institute of America graduate.

James Morgan (Jim) McKelvey Jr. has served as a director since October 2020. Mr. McKelvey is a serial entrepreneur, businessperson and philanthropist. Most notably, Mr. McKelvey co-founded payments firm Square, Inc. in 2009. Mr. McKelvey served as the Chairman of its Board of Directors until 2010. Mr. McKelvey remains on Square’s Board, but started a new company, Invisibly, in 2017, which powers micropayments for the news and publishing industries. Mr. McKelvey is also a General Partner of Fintop Capital. In January 2017, Mr. McKelvey was appointed as an Independent Director of the St. Louis Federal Reserve, where he serves as Vice Chairman. Mr. McKelvey has numerous philanthropic interests, the most notable being Washington University in St. Louis, where he serves on the Board of Trustees and the engineering school is named after his father. In 2013, Mr. McKelvey co-founded LaunchCode, a non-profit organization that aims to grow new talent and create pathways to on-the-job training and employment. Mr. McKelvey is a master glass artist and authored the top textbook on glassblowing. He co-founded Third Degree Glass Factory, one of the top international centers for glass artwork. Mr. McKelvey graduated from Washington University with a Bachelor of Science in Computer Science and Economics in 1987.

Kevin Systrom has served as a director since October 2020. Mr. Systrom is the former CEO and Co-Founder of Instagram. Mr. Systrom was CEO of Instagram for eight years from 2009 to 2018, overseeing the company’s business strategy and product roadmap. Under Mr. Systrom’s leadership, Instagram scaled its community substantially, all while launching innovative efforts in creativity tools, video and chat products. Mr. Systrom also oversaw the launch and growth of Instagram’s advertising products on feed and stories. In 2012, Instagram was acquired by Facebook, Inc. and Mr. Systrom retained his title as CEO of Instagram. In 2018, Mr. Systrom announced that he would step down from his role within Facebook. Before starting Instagram, Mr. Systrom held positions at Odeo, which would become Twitter, and Google in marketing, product, and corporate development roles. Mr. Systrom also served on the board of directors of Wal-Mart Stores, Inc., from September 2014 until April 2018. Mr. Systrom graduated in 2006 from Stanford University with a Bachelor of Science in Management Science and Engineering.

Anne Wojcicki will serve as a Director following the completion of the Business Combination. Ms. Wojcicki is the Chief Executive Officer and co-founder of 23andMe, Inc. (“23andMe”) which has pioneered direct-to-consumer genetic testing. Prior to co-founding 23andMe in 2006, she spent a decade on Wall Street investing in healthcare. Ms. Wojcicki is a co-founder and board member of the Breakthrough Prize in Life Sciences and sits on the boards of directors of Ajax, Zipline, Inc., and the Kaiser Permanente Bernard J. Tyson School of Medicine. Ms. Wojcicki holds a Bachelor’s Degree in Biology from Yale University.

Executive Officer and Director Compensation

None of Ajax’s executive officers or directors have received any cash compensation for services rendered to Ajax. Each of Ajax’s independent directors was provided an opportunity to invest in the Sponsor and each acquired an approximate 3% interest in the Sponsor. The value of such interests are related to Ajax’s performance, because if the prices of Ajax’s shares and warrants increase, the value of such interests will increase. Certain members of the Sponsor may be allocated up to an additional 8% interest in the Sponsor at the sole discretion of the managing member of the Sponsor, which shall reduce the interest of Daniel Och and Glenn Fuhrman in the Sponsor.

Commencing on the date that Ajax’s securities were first listed on the NYSE through the earlier of consummation of its initial business combination and its liquidation, Ajax will pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Ajax’s management team. In addition, the Sponsor, Ajax’s executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Ajax’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Ajax’s audit committee reviews on a quarterly basis all payments that are made to the Sponsor, Ajax’s executive officers or directors, or any of their respective affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Ajax to the Sponsor, Ajax’s executive officers and directors, or any of their respective affiliates, prior to completion of Ajax’s initial business combination.

After the completion of Ajax’s business combination, directors or members of Ajax’s management team who remain may be paid consulting, management or other fees from the post-combination company. For a discussion of executive compensation arrangements after the closing of the Business Combination, see the section entitled “Management of Listco Following the Business Combination — Executive Officer and Director Compensation Following the Business Combination.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Ajax or any members of Ajax’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

Ajax has registered its units, the Ajax Class A Shares and warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Ajax’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

Code of Ethics

Ajax has adopted a Code of Ethics applicable to its directors, officers and employees. You can review these documents by accessing Ajax’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Ajax.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations of Ajax

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Ajax prior to the consummation of the Business Combination. The following discussion of Ajax’s financial condition and results of operations should be read in conjunction with Ajax’s financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Ajax’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on August 13, 2020, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash derived from the proceeds of the IPO and the sale of the private placement warrants, the Ajax Ordinary Shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Results of Operations

As a result of the restatement described in Note 2 of the notes to our financial statements included in this proxy statement/prospectus, we classify the warrants issued in connection with our IPO and concurrent private placement as liabilities at their fair value and adjust the warrant liability to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2020 were organizational activities and those necessary to prepare for the IPO, described below and following the closing of the IPO, the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of the business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, the Business Combination.

For the period from August 13, 2020 (inception) through December 31, 2020, we had net loss of $113.1 million, which consisted of operating costs of $1.9 million and a non-cash change in fair value of derivative liability of $111.3 million, offset by interest income from operating bank account of $65, interest income on marketable securities held in the trust account of $97,827 and an unrealized gain on marketable securities held in the trust account of $11,540. The operating costs included $1.3 million of offering costs related to the warrant liabilities. The change in fair value of derivative liability includes an $11.2 million charge related to the incremental value of the private placement warrants.

Liquidity and Capital Resources

On October 30, 2020, we consummated the IPO of 80,499,090 Ajax Units, which included the partial exercise by the underwriters of their over-allotment option in the amount of 5,499,090 Ajax Units, at a price of $10.00 per Ajax Unit, generating gross proceeds of $804,990,900. Simultaneously with the closing of the IPO, we consummated the sale of 21,129,818 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $21,129,818.

Following the IPO and the sale of the private placement warrants, a total of $804,990,900 was placed in the trust account. We incurred $44,919,371 in transaction costs, including $16,099,818 of underwriting fees, $28,174,682 of deferred underwriting fees and $644,871 of other costs.

For the period from August 13, 2020 (inception) through December 31, 2020, cash used in operating activities was $3.8 million. Net loss of $113.1 million was affected by non-cash charges including the change in fair value of warrant liability of $111.3 million, transactions costs allocable to warrant liability of $1.3 million, formation costs paid by the Sponsor in exchange for the issuance of Ajax Class B Shares of $5,000, interest earned on marketable securities held in the trust account of $97,827 and unrealized gain on marketable securities held in trust account of $11,540. Changes in operating assets and liabilities used $3.2 million of cash for operating activities.

As of December 31, 2020, we had cash and marketable securities held in the trust account of $805,100,267. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete the Business Combination. We may withdraw interest from the trust account to pay taxes, if any. Through December 31, 2020, we did not withdraw any interest earned on the trust account to pay our taxes. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash of $633,355. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete the Business Combination.

In March 2021, Daniel Och, our chief executive officer and chairman of Ajax’s board of directors, committed to provide us with an aggregate of $1,500,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of the Business Combination. If we do not consummate the Business Combination, all amounts loaned to Ajax will be forgiven except to the extent that we have funds available outside of the trust account to repay such loans.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $2,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to completing the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee up to $10,000 for office space administrative and support services provided to Ajax. We began incurring these fees on October 27, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and Ajax’s liquidation.

The underwriters are entitled to deferred fees of $0.35 per Ajax Unit or $28,174,682 in the aggregate. The deferred fees will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete the Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

We account for the Ajax Class A Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ajax Class A Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Ajax Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the Ajax Class A Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Warrant Liability

We account for the warrants issued in connection with our IPO in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised and any change in fair value is recognized in our statement of operations. The fair value of the warrants initially was estimated using a Monte Carlo simulation approach for the public warrants and a Black-Scholes-Merton model for the private placement warrants.

Net Loss Per Ordinary Share

Our statement of operations includes a presentation of income (loss) per share for the Ajax Class A Shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for the Ajax Class A Shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the trust account net of applicable taxes, if any, by the weighted average number of the Ajax Class A Shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to the Ajax Class A Shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include the Ajax Class B Shares and non-redeemable Ajax Class A Shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2020, Ajax did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things: (1) provide a registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the registered public accounting firm’s report providing additional information about the audit and the financial statements (registered public accounting firm discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2020, Ajax was not subject to any market or interest rate risk. On October 30, 2020, the net proceeds of the IPO, including amounts in the trust account, were invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, Ajax believes there will be no associated material exposure to interest rate risk.

Ajax has not engaged in any hedging activities since its inception and it does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

Impact of the COVID-19 pandemic

In March 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. As the Group functions primarily as an end-to-end digital platform, the impact of the COVID-19 pandemic on its business operations has been limited overall. In line with UK Government advice, the Group has suspended certain operations during certain periods over the past year but has largely been able to continue its business, subject to enhanced hygiene and social distancing measures. The Group was required to pause its vehicle purchasing and preparation activity for a few weeks in March and April 2020 during the first national lockdown in the United Kingdom related to the pandemic. As a result, the Group’s car inventory declined for a short period of time.

To enhance the safety of both its customers and employees the Group has implemented procedures designed to reduce the transmission of COVID-19. Prior to delivery to the customer, all Cazoo cars are completely sanitized inside and out using Ozone gases. In addition, protective covers are fitted to the front seat, door handles and gear stick to enhance hygiene. All handover specialists wear protective equipment, including masks, when they hand over a car and all handovers take place outside with handover specialists and customers maintaining a safe distance of at least two meters. The Group also has hand sanitizer stands at the entrance of all its customer centers and customers are asked to wear masks upon entering (where local laws allow customers to enter the customer center).

In contrast, the Group’s traditional competitors that do not offer home delivery or “click and collect” services have been required by UK Government restrictions to close their showrooms and dealerships during certain periods over the past year. As a result, the COVID-19 pandemic has helped to accelerate the shift from offline to online, as more customers are now looking to purchase cars online. The Group expects this shift to online purchasing will continue after the COVID-19 pandemic passes or becomes less severe and may result in a reduction in the number of traditional used car dealerships, giving the Group an opportunity to gain market share.

LETTER FROM CAZOO’S FOUNDER & CEO, ALEX CHESTERMAN OBE

Dear prospective shareholders,

There is a common theme that runs through each of the businesses I have started over the past twenty years. They have been in large consumer sectors which touch almost everyone’s lives on a regular basis. I came to them because, more than anything else, I am a consumer and I think like a consumer.

The internet has created the opportunity for improvement in all areas of our lives — more selection, more data, more transparency, more collaboration, more convenience, more speed and more efficiency. Some sectors have been quick to embrace change and to transform and others less so.

I am drawn to the idea of finding ways of using data and technology to make life a little easier. Starting a business is hard, scaling a business is even harder but if you start with a proposition that is fundamentally better for consumers then it does not require a hard sell for them to embrace it.

In retail, the speed of digital transformation by sector has been quite intuitive. First to move online were things like books, CDs and DVDs — items of modest value, while consumers got comfortable with online shopping and goods that could be easily distributed using existing postal infrastructure.

Within five years of starting my first digital business, LoveFilm, the sector shifted almost entirely online. We went from seeing a video store on almost every high street to almost none. Very simply, we improved the consumer experience by providing better selection, better value and better convenience.

My subsequent business, Zoopla, used the same principles of making things easier for consumers when thinking about finding their next home. We provided more data, more transparency, more listings and brought the process of search and research together to help people make more informed property decisions.

One of the last sectors to transition online has, equally intuitively, been cars. A high value transaction, not so easy to ship in the mail and with a legacy consumer mindset that it was something that you needed to go and see and touch and try it out before you made a commitment to buy.

Cars are the single largest retail sector by value by far. Bigger than food or fashion or furniture. The idea of introducing more data and leveraging technology in this space to improve selection, transparency, quality and convenience for consumers was simply too interesting to pass up. And so Cazoo was born.

Digital penetration in car buying currently lags almost all other retail sectors, the market is hugely fragmented, and the consumer experience is generally not loved. With less than 2% of transactions fully online and no player in Europe with more than 5% market share, it is a market ripe for digital transformation.

My starting point is always the same. Can we make the experience better for consumers? Can we provide better selection? Can we offer better value and be totally transparent on price? Can we provide a consistently better-quality product? Can we make the process more convenient and less time consuming?

I was confident that the answer to each of the questions above was ‘yes’. And so, in 2019 we launched with a simple mission — to transform the car buying experience across the UK and Europe. Our aim is to make buying a car as simple and seamless to purchasing any other product online today.

We have developed a proposition where consumers can purchase, finance or subscribe to a car entirely online, for delivery or collection in as little as 72 hours. We have built fully integrated logistics to create a highly efficient business model, ready to scale across the $700 billion European used car market.

We are in our second full year of operation, have already grown our revenues to an annual run rate of over $750 million (based on March 21 annualized revenue converted at $1.138 USD to £1.00), and expect revenues approaching $1 billion in 2021, but we are just getting started. We believe that we have a number of competitive strengths that will allow us to capture market share:

We have built a differentiated proposition with market-leading execution

Our unique and comprehensive offering and market-leading consumer experience is delighting our customers. We have a best-in-class consumer NPS score of approximately 80 and Trustpilot rating of 4.8, with 93% of our users rating their experience as either Excellent or Great.

We have developed hard to replicate technology, data and infrastructure networks

Our fully integrated end-to-end model with our own in-house team of data and pricing analysts, network of vehicle preparation and storage centers, car transporters and customer centers as well as our proprietary technology underpin our growth and profitability.

We have a world-class team with a proven and unrivalled track record of success

Our team brings a significant level of experience and accomplishments, including in the public markets. We have a very strong executive and senior leadership team assembled from among some of the best digital consumer retail businesses across the UK and Europe.

We have significant expertise in identifying and executing game-changing strategic deals

Since launch, we have completed four acquisitions to accelerate our growth and enhance our proposition. We have the capability to recondition hundreds of thousands of cars a year in the UK and the team set for our European expansion.

We have built a world-class, customer obsessed team of over 2,000 people who put the consumer first in everything we do. I have been lucky to be joined on this journey by a number of key players from my previous businesses and to be able to attract some of the best talent in the digital space.

From the start, it was very important to me to establish a culture and set of values that each team member can live and breathe in order to provide our customers the best possible car buying experience. All Cazoo team members are owners in the business through their share options and have to be:

•        Customer obsessed — we put the customer first in everything we do. We want to be famous for delivering the best experience and wowing our customers.

•        Data driven — data is part of our DNA and drives all decision making. We are informed, results-driven and seek insights to help us improve and grow.

•        Fast drivers — we have an entrepreneurial passion for working at speed. We move fast and drive fast towards our goals.

•        Team players — we are better as a team than as individuals. Everyone counts. We are here to have fun and win together on this exciting journey.

As a business, we are driving very fast. And I plan to ensure that we continue to do so. So far, we have sold over 25,000 cars in the UK in less than 18 months and we already have over 6,500 subscribers across the UK, Germany and France.

In summary, we are building one of the fastest growing businesses in Europe, creating a transformative consumer proposition and experience, building a highly recognizable and trusted brand with a world-class and unrivalled team in the single biggest retail market, which is ripe for disruption.

I am very proud of what our team has managed to achieve so far and grateful for their continued hard work and dedication. I am equally proud to say that we are succeeding in improving the car buying experience for consumers, as they tell us every day — that was and remains the goal. But as I noted earlier, we are just getting started.

Finally, I am grateful to our early backers and shareholders for their commitment and ongoing support, which has been essential in getting us to where we are today. I look forward to welcoming all new shareholders joining us on the next chapter of this incredibly exciting journey as we become a publicly traded business on the NYSE.

/s/ Alex Chesterman

Alex Chesterman OBE

Founder & CEO

BUSINESS OF CAZOO

For purposes of this section, “Cazoo,” “we,” “our,” “us,” the “Group” and the “company” refer to Cazoo prior to the consummation of the Business Combination, unless the context otherwise requires.

Overview

Cazoo is an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. Cazoo seeks to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. Since its launch in the UK in December 2019, the Group has sold more than 25,000 used cars to customers across the UK. The Group has recently expanded its business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and is already the leading consumer car subscription player in Europe with over 6,000 subscribers. This expansion was achieved via the acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which will be fully integrated into the Cazoo platform over the coming months and Cazoo plans to launch its full proposition in France and Germany later in 2021. The Group also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which will allow the Group to transition its vehicle reconditioning activities in the UK fully in house by the end of the second quarter of 2021.

The Group is highly data-driven and uses proprietary data and algorithms to both purchase vehicles and to price them for sale. The Group had over 4,500 cars available for sale as of December 31, 2020, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. The Group purchases the cars it believes best suited for its customers and platform. Each Cazoo car undergoes a thorough inspection and is refurbished to a high standard at the Group’s reconditioning facilities before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on the Group’s website.

The Group offers all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, the Group will collect it for free. Each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including Royal Automobile Club (“RAC”) roadside assistance.

In May 2021, the Group sold its 25,000th car in the UK, eighteen months after its launch. Since launching, the Group’s revenues have grown rapidly, amounting to £162.2 million for the year ended December 31, 2020, with revenues in the month of December 2020 up approximately 2,000% on December 2019.

The Group is highly acquisitive by nature based on its business plan and has made four strategic acquisitions since July, 2020 to accelerate its growth, enhance its infrastructure and expand its services. Its strategy is to continue to seek further acquisitions where they meet the strategic goals of the Group.

The Group’s strategy is to significantly expand across Europe following its recent acquisitions of Drover and Cluno, with businesses in France and Germany, respectively. Cazoo now has over 6,500 subscribers across the UK, Germany and France.

History of the Group

In December 2018, Alex Chesterman OBE, one of Europe’s most successful serial digital entrepreneurs who previously founded LoveFilm and Zoopla, raised over £30 million in seed funding for the Group, with the aim of transforming the used car market in the UK. In July 2019, despite having not started operations, the Group was ranked #13 on the Startups 100 2019 list, the longest running annual index of its kind, which ranks the UK’s top 100 new businesses that demonstrate innovation, solid financials, economic impact and the ability to scale. In September 2019, the Group raised a further £50 million in pre-launch funding, making it one of Europe’s best funded start-ups, with over £80 million raised prior to the launch of operations.

The Group launched its operations in the UK in December 2019 with over 1,500 cars in stock. In March 2020, after generating over £20 million in revenues in its first three months, the Group raised a further £100 million of funding as it sought to accelerate the UK’s shift to online car buying, and then raised a further £25 million in June 2020. In October 2020, the Group raised a further £240 million of funding, taking the total funding in the two years since the Group was founded to £445 million.

Competitive Strengths

Cazoo’s mission is to transform the car buying experience across the UK and Europe and to make buying a car no different to purchasing any other product online today, where consumers can simply and seamlessly buy, finance or subscribe to a car entirely online for delivery or collection in as little as 72 hours. The Group believes that the following competitive strengths will continue to provide it with significant competitive advantages.

Unique proposition with comprehensive market offering

Cazoo is pioneering the shift to online car buying in the UK and Europe, providing consumers with a differentiated customer experience with the transparency and convenience of buying cars entirely online. Cazoo believes it has created a unique and comprehensive market offering in the UK, which it plans to replicate in the EU, including in-house refurbishment and logistics, a fully digital finance proposition, national coverage, delivery and collection, post-sales servicing and a subscription offering. This enables Cazoo to offer better selection, transparency, quality, and convenience for consumers looking for their next car.

Brand leadership driven by brand awareness and customer experience

The Group has invested significant capital and resources to increase its brand awareness and to create a market-leading consumer experience. The Group has created a strong brand identity in the UK through its brand marketing, in particular via multiple sports sponsorships including Premier League football, and has built trust and confidence in its offering through its unique quality control process on all vehicles, with every used car going through a comprehensive 300-point inspection and full reconditioning before sale, as well as a money-back guarantee and 90-day warranty. As a result of the confidence and trust in the Group’s platform, the Cazoo brand has almost 70% national UK brand awareness, an NPS of approximately 80 and a score on Trustpilot of 4.8/5.0. The Group plans to replicate its brand building and customer experience activities in the EU markets.

Purpose-built end-to-end digital platform

Cazoo is making buying cars as simple as buying any other product online. The Group has developed technology and built a platform that provides consumers with a market-leading online car buying experience, making the purchase of a car online seamless, transparent and convenient. Customers are able to search for, purchase, finance, or subscribe to a car entirely online, including receiving instant financing offers and part-exchange valuations.

Fully integrated proposition with scaled in-house infrastructure

Cazoo has created in the UK a fully integrated proposition using proprietary data and algorithms with thousands of cars purchased, reconditioned and stored centrally. Cazoo has a nationwide operations and logistics model, with in-house reconditioning, storage, distribution, collection and servicing infrastructure, combined with a unique, best-in-class delivery experience from a Cazoo employee on a Cazoo-branded delivery vehicle, creating a consumer experience controlled by Cazoo.

Proprietary data and technology

Data and technology innovation are at the core of the Group’s business, underpinning growth and profitability and driving decision making. The Group uses demand-led buying models that provide it with a unique inventory advantage and uses data and technology across its operations and logistics networks, with data-driven teams, tools and infrastructure helping to optimize operations. The Group also uses proprietary algorithms pricing models to sell cars and uses data to support best-in-class brand and digital marketing to drive efficiencies and optimize margins.

Platform established for expansion in Europe and subscription

Since its launch, the Group has completed strategically important acquisitions and a number of key business partnerships to accelerate its growth and enhance its value proposition. The Group has completed four acquisitions — Imperial, Drover, Smart Fleet and Cluno — which have increased its coverage in the UK and the EU, expanded its infrastructure, accelerated the development of in-house refurbishment capabilities, increased its inventory, and bolstered its team with additional expertise and relationships. The Group believes it now has the platform, capabilities and team to expand its presence further across the UK and into Europe and to grow its subscription offering.

Visionary, founder-led management team with proven track-record of scaling multiple high-growth consumer internet businesses

The Group has a world-class team with an unrivalled track-record, led by Alex Chesterman, one of Europe’s most successful serial founders and digital entrepreneurs. The team brings a significant level of experience and accomplishments, in both private and public markets, and includes a very strong executive and senior leadership team assembled from among some of the best digital consumer retail businesses across Europe. Cazoo has grown to a team of over 2,000 employees across UK, Germany, France and Portugal.

Strategies

The Group has the opportunity to capture a significant share of the £480 billion addressable used car market across the UK and Europe as the shift to online car buying accelerates. Its business plan is to do so by executing on the following key growth strategies:

Increase sales from continued accelerated shift of market from offline to online and via market share gains

The online used car market remains at an early stage of growth with penetration of less than 2% of the overall used car market in the UK and Europe. Cazoo believes it will continue to benefit from the acceleration from offline to online car buying and the permanent shift in buyer behavior and the Group will continue to invest in its marketing, operations and logistics to grow its brand awareness and market share.

Continue to roll-out subscription services and European expansion

Cazoo’s strategy is to increase its total addressable audience and market of car buyers through the continued roll-out of its new subscription service and the launch of its online car retail operations in Europe, in particular France, Germany, Italy and Spain. The subscription model will expand the value proposition to consumers who are looking for an alternative to purchasing or financing a vehicle, while creating a recurring revenue stream and an additional source of inventory as once a car is returned following the subscription period the car will be placed back on the Cazoo platform for sale. The Group’s expansion into France, Germany, Italy and Spain increases its total addressable market (“TAM”) from £100 billion in the UK to £380 billion.

Additional revenue opportunities from ancillary products and in-house financing products

Cazoo will continue to use its data and technology to launch new products and thereby increase its ancillary revenue opportunities. This includes initiatives to drive higher attachment rates for finance and other ancillary revenue products, increasing consumer lifetime value and develop in-house financing solutions.

Leverage scale to drive growth, efficiencies and margins

Cazoo will leverage its scale to drive growth and profitability through a continued shift in its buying mix as it sources more of its inventory from consumers, achieves further efficiencies in its reconditioning, logistics and stock turn, and further enhancements to its products, partnerships, processes and pricing.

M&A Strategy

The Group’s strategy is to grow both organically and through the acquisition of complementary businesses. The Group has and intends to continue its strategy of expanding its business through strategic acquisitions, subject to refinement of its business plans and management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing product and service categories. As the Group is continuously looking for suitable acquisition targets, it regularly conducts due diligence and enters into non-binding letters of intent with possible targets. Historically the Group has utilized a mix of cash and equity to acquire its targets and expects to continue to do so in the future.

Since July, 2020, the Group has completed four strategic acquisitions which are expected to enhance its product and service offerings and enable it to expand into new markets, each described in more detail below.

Imperial Car Supermarkets

In July 2020, the Group acquired Imperial Car Supermarkets (“Imperial”), one of the largest independent used car retailers in the UK. Imperial was established in 2006 and operated from 18 retail dealership locations across the UK. Imperial offered approximately 2,500 nearly new and used cars, supported by two vehicle preparation centers, with Imperial group services supplied from its headquarters in Southampton. Imperial operated as an offline retailer.

The Group acquired Imperial in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility, which has the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial’s physical retailing operation. The acquisition helped to accelerate the Group’s expansion by providing Cazoo with a national network of storage, distribution, after sales and collection hubs. In addition, the acquisition provided the Group with an additional approximately 2,500 cars to add to its inventory.

Following completion of the acquisition, Imperial’s properties were either converted into Cazoo customer centers or Cazoo vehicle preparation centers or were disposed of. The retained Imperial retail sites were repurposed as Cazoo customer centers, enabling the Group to offer customer collection as well as home delivery of cars sold. All of the sites converted into Cazoo customer centers have opened since the acquisition.

Those properties that were incompatible with the Group’s business and operations were disposed of. Seven leases were terminated post-completion of the acquisition. Two other properties were sublet back to one of the former shareholders of Imperial pursuant to an agreement entered into in September 2020. As traditional dealership roles (e.g. sales) were not required under the Group’s business model, the Group reduced the Imperial employee headcount through a redundancy program which concluded on September 10, 2020.

Drover Limited

In January 2021, the Group acquired Drover Limited (“Drover”), a car subscription service with operations in the UK and France. Founded in 2016, Drover had grown to a team of over 100 employees across London, Lisbon, Paris and Bucharest. Drover provides a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online. The acquisition combines Cazoo’s brand, platform and funding with Drover’s expertise and relationships in car subscription services. The Group acquired Drover to accelerate its entry into the car subscription market and the acquisition provided the Group with an existing customer base of over 2,000 active subscribers in the UK as well as a small subscriber base in France, along with the associated recurring revenues.

Smart Fleet Solutions Limited

In February 2021, the Group acquired Smart Fleet Solutions Limited (“Smart Fleet”), a vehicle refurbishment business. Smart Fleet operates four state-of-the-art vehicle refurbishment centers across the UK and provides the Group with the capacity to refurbish up to a total of approximately 200,000 cars per year across all its sites, reducing its dependence on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to the Group. The Group acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance the Group’s ability to operate at scale, as well as its margins.

Cluno GmbH

In February 2021, the Group acquired Cluno GmbH (“Cluno”), a German car subscription services company, with a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with

100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. The Group acquired Cluno to accelerate its entry into the German market and the acquisition provided the Group with an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch the Cazoo proposition in Germany and across Europe.

Identify and execute additional M&A and strategic deals

Since launch, Cazoo has completed the four acquisitions described above to accelerate growth and enhance its proposition. Cazoo will use its significant expertise to continue to identify, evaluate and execute inorganic growth opportunities through M&A and strategic partnerships. As in the past, these may include opportunities to drive scale and growth, to enhance its proposition or product offering, or to expand its infrastructure or expertise.

Business Description

The Cazoo Platform

The Group’s end-to-end digital platform offers customers a choice of over 4,500 used vehicles as of December 31, 2020, with over 250 different makes and models. The easy-to-use website allows customers to search for their desired car based on a number of search criteria, including make and model, price, mileage, color and CO2 emissions. The Group’s website also offers expert reviews of its car brands and models, as well as a number of buying guides which include helpful features and car-buying advice to assist the customer in making their decision.

The Group provides a seven-day money-back guarantee and a free, comprehensive 90-day warranty as well as Royal Automobile Club (“RAC”) roadside assistance with every car. The Group also offers customers the option to purchase CazooCover, a plan that provides extended coverage after the 90-day warranty has ended, for a period of one to four years. The plan includes coverage for the replacement of mechanical and electrical parts (such as the engine, suspension, satellite navigation (“sat nav”) and in-car entertainment), full access to the Group’s service centers, as well as hundreds of RAC approved garages across the UK, 24/7 recovery breakdown from the RAC, up to £50 a day for car hire costs for up to seven days (if the repair time is over eight hours) and full car warranty benefits when driving abroad for up to 60 days.

Customers can also part-exchange their current vehicle as a form of partial payment for a Cazoo car. In such an exchange, the customer provides certain information about their current car online and is given an instant valuation. The valuation of a customer’s car is determined by the Group’s proprietary algorithms and depends on a number of different factors. The Group considers the make and model, the age of a car, its mileage, the number of previous owners, the condition of the car (both the exterior and interior) and the car’s service history. The Group bases all valuations on current data on market prices which are reviewed regularly, aiming to deliver the best market price to its customers. The price of the customer’s current car is then deducted from the cost of the Cazoo car and the Group will take the customer’s car at the same time it delivers the Cazoo car.

Delivery and Collection

Within the UK, the Group has a logistics infrastructure throughout the country (excluding Northern Ireland) that offers a high-quality delivery experience with in-house storage, distribution and servicing. The Group is seeking to build out an equivalent logistics network in the other jurisdictions in which it is launching. Customers can have their car delivered to their door or they can collect it from one of the Group’s 18 customer centers across the UK. The Group’s strategy is to open approximately nine more customer centers across the UK over the next 12 months. Delivery is currently free to all customers and the Group intends to introduce a delivery fee in due course. The Group offers flexible delivery or collection slots at a time that suits the customer, with availability seven days a week. If a customer chooses to have their car delivered, one of the Group’s handover specialists will bring the car to their residence during their chosen two-hour delivery slot. The car arrives in a dedicated Cazoo single-car transporter, which is about the size of a grocery delivery truck and is unloaded for the customer. The Group has over 150 single-car transporters and over 25 multi-car transporters in the UK, which increase efficiency by allowing multiple deliveries per trip from hub to hub. The Group has a similar number of transporters on order for delivery in the EU over the next 12 months. If a customer chooses to collect their car, they can select a one-hour collection slot from one of the Group’s customer centers.

The Group aims to ensure that customers have a detailed introduction to their vehicle and thus one of its handover specialists takes each customer through all of the car’s key features and confirms that the customer is happy with the car. Handover specialists show customers how car features such as heated seats or sat nav work and can assist with setup such as pairing a customer’s phone with the car and setting radio stations. Handovers generally take between 30 and 45 minutes and the Group’s handover specialists will answer customer questions. Customers have up to seven days to drive their Cazoo car and to decide if it suits their lifestyle. If they change their mind, they can return the car for a full refund, assuming they have driven no more than a stated maximum amount of miles or kilometers per the Group’s terms and conditions and providing the car is undamaged. In the year ended December 31, 2020, 5.1% of used cars sold were returned for a refund.

European Expansion

International expansion is a core part of Cazoo’s strategy to transform the car buying experience across the UK and Europe. In the year ended December 31, 2020, the Group operated solely within the UK where it sold approximately 12,000 cars. Following the acquisition of Drover and Cluno in the first quarter of 2021, the Group expanded its footprint in Europe with businesses in France and Germany, respectively.

The acquisition of Cluno created a foundation for the Group’s European expansion, establishing a team of over 100 people based in Munich. The Group will have a single technology platform and brand across the UK and Europe tailored to the local language with customers being able to purchase, finance or subscribe to a car entirely online for delivery or collection in as little as 72 hours.

The Group will follow the UK playbook as it expands in Europe with local operations, logistics and customer support in each country. In the same way as with its development in the UK, the Group will initially require increased reliance on third-party suppliers for refurbishment, logistics and transportation activity as it works to successfully scale its operations and build its own logistics networks across Europe. The Group will leverage existing relationships with pan-European vendors for purchasing and seek to benefit from cross-border margin arbitrage across different European countries.

The Group aims to launch Cazoo in Germany and France by the end of 2021 and in Spain and Italy in 2022.

Cazoo Subscription Service

The Group views subscription as part of the future of the car market and as such will be launching its Cazoo brand subscription service, supplementing its core proposition, during the course of 2021. Cazoo’s subscription service will be available as a payment option on new Cazoo cars offering a flexible alternative to car ownership with an all-inclusive, single monthly subscription fee which includes the car, road tax, servicing, breakdown coverage and insurance — all Cazoo subscription customers will need to do is add fuel. After a minimum term of six months, the customer can choose to exchange or return their car.

The Group believes subscription will provide a recurring revenue stream and is not expected to result in any additional customer acquisition costs as the service is relevant for the Group’s existing marketing channels. In addition, this service will increase the Group’s total addressable audience and market of car seekers. It will also provide the Group with the ability to recycle ex-subscription cars as a high-quality source of used car inventory as once a car is returned following the subscription period the car will be placed back on the Cazoo platform for sale.

Cazoo now has over 6,500 subscribers across the UK, France and Germany through the acquisitions of Drover and Cluno. Once subscription is launched on the Cazoo platform and Cazoo launches in Europe, the Group will transfer all existing subscribers over to Cazoo and eliminate the Drover and Cluno brands.

Vehicle Lifecyle

Vehicle Acquisition

The Group acquires its used vehicle inventory in the UK from a variety of sources, including used-car auctions, corporate suppliers including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements and part-exchanges. In the fiscal year ended December 31, 2020 the Group purchased from different supplier sources as follows:

Channel	Cars Purchased	% of Total
Auction	5,015	29%
Corporate	8,915	52%
Imperial	2,850	17%
Consumer	484	3%
Total	17,264	100%

The Group’s scale gives it the ability to achieve attractive pricing on vehicle acquisition. The Group has also obtained inventory through its acquisitions, including as part of the Imperial acquisition in July 2020, which gave the Group a sale-ready inventory of approximately 2,500 vehicles. The Group determines which cars to purchase and how much to pay using its proprietary demand-led buying and algorithmic pricing models.

The Group’s buying strategy seeks to identify vehicle desirability using a mix of its own and third-party data and each vehicle is profiled by variant (e.g. make, model, fuel type, transmission, color) and assigned a ‘desirability score’. The Group tries to ensure a balanced inventory to respond to consumer demand and the Group stocks over 250 makes and models.

The Group also purchases new cars from original equipment manufacturers (“OEMs”) for its subscription service. Acquiring new cars at scale from OEMs enables the Group to secure attractive discounts and, following a period of use for subscription only, these vehicles can then be recycled back into the Group’s used car inventory for sale.

The Group partners with third-party lenders to finance the purchases of its inventory. The Group had approximately £100 million in stocking finance facilities on December 31, 2020, which enable capital efficient inventory acquisition. In 2021, the Group entered into an additional £25 million stocking facility and an additional £25 million facility for the financing of the Group’s subscription fleet of vehicles in the UK. The Group also has debt facilities for subscription vehicles in the EU through the acquisition of Cluno.

The Group intends to purchase vehicles from the same mix of sources in the EU, including used-car auctions, corporate suppliers, including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements.

Refurbishment

The Group has historically owned and reconditioned all of its used cars, helping it to ensure the quality of its offering. The Group is also testing an asset light model where the vendor owns the car up to the point of sale, but cars still go through the Group’s reconditioning and logistics processes. Prior to purchase, every Cazoo car is checked against the Group’s strict criteria to ensure it has no outstanding finance or insurance issues and has never been stolen or in a major reported accident. The Group seeks to acquire cars that have a range of zero to six years and zero to 60,000 miles of use.

All cars complete a thorough inspection at one of the Group’s vehicle preparation centers in the UK before being offered for sale. The Group’s qualified technicians conduct a 300-point mechanical, bodywork, interior and electrical inspection. The Group diagnoses any faults or issues that are not visible and will also fix any cosmetic imperfections depending on the age/mileage of the car and according to the Group’s published standard. The Group’s technicians test drive every car to check engine performance, steering and brakes, listen for unexpected noises or vibrations and test for mechanical problems. If technicians discover any issues, they either remediate the issue or the Group rejects the car back to the vendor or sells the car back into the wholesale market.

The Group’s vehicle preparation centers, following the acquisition of Smart Fleet, have a capacity to refurbish approximately 200,000 cars per year and allow the Group to refurbish vehicles at scale, reducing its total refurbishment spend per car. The acquisition of Smart Fleet expanded the Group’s ability to refurbish cars by adding four further refurbishment centers.

The Group also carries out an oil and filter change on every car, where applicable, based on the designated service interval. If a car is due for an MOT within the next six months, it is given an MOT inspection and a new certificate. Each car is fully valeted inside and out and thoroughly sanitized before being sold. Upon delivery the car will have approximately a quarter of a tank of fuel, or, if it is an electric vehicle, will be approximately 75% charged.

The Group will initially refurbish cars in the EU through third-party partnerships as it builds out its own refurbishment capabilities over time. In addition, the Group will partner with third-party suppliers to provide bulk transportation services and regional logistics hubs.

Customer Centers

The Group operates 18 customer centers around the UK, with plans to open approximately nine additional centers in the UK over the next 12 months. The Group stores, distributes, prepares for delivery and services inventory at these centers. Both Cazoo car owners and customers who have not purchased a Cazoo car can take their vehicles to these centers for everything from servicing to MOT and repairs. The addition of the new customer centers will improve the convenience of the Group’s post-sales services, increase the number of delivery and collection slots available to customers and reduce the delivery mileage, which enables more deliveries per shift and the convenience of collection. In turn, this will reduce the Group’s dependency on third parties, lowering costs and increasing control of the consumer experience.

The Group will seek to build out a network of customers centers in the markets in which it operates in the EU during 2021 and 2022.

Financing

The Group works with partners including Blackhorse Finance, BNP Finance and Evolution Funding (a broker which has a panel of different lenders) to offer its UK customers a range of payment options to finance their Cazoo car. As the Group is a credit broker, not a lender, it aims to find the most competitive deal for the customer from its finance partners. The Group offers hire purchase (“HP”) plans, which are finance plans that allow customers to spread the cost of the car by making monthly payments over an agreed period at the end of which the customer will own the car.

The Group also offers personal contract purchase (“PCP”) plans, which are finance plans pursuant to which the customer makes equal monthly payments over an agreed period, which feature lower payments than under an HP plan. At the end of the period, the customer can choose to return the car to the finance company, part-exchange it for another car on a new agreement or make a final repayment in order to own the car.

Once customers have chosen their finance plan, they pay a deposit, sign all the necessary documents electronically and choose whether to collect their car or have it delivered to their residence. In the year ended December 31, 2020, approximately 41% of Cazoo cars were ordered using one of the Group’s financing options. For each financed car purchase, the Group receives a commission from Blackhorse Finance, BNP Finance or Evolution Funding. The commission is determined as a fixed fee or a fixed percentage of the amount borrowed by the customer and can vary by lender.

The Group will seek to largely replicate the type of financing arrangements it has in place in the UK in each market in the EU in which it operates.

Wholesale

The Group’s wholesale operations consist of used cars sold via used-car auctions when they do not meet the Cazoo retail criteria or standards. These cars are primarily acquired from customers in part-exchange for a Cazoo car. In the year ended December 31, 2020, 5.3% of the Group’s revenues were derived from the Group’s wholesale operations.

The Group plans to utilize the same strategy in the EU markets in which it operates for wholesale cars that do not meet its retail criteria by selling them through used-car auctions.

Information Technology

Data and technology are at the heart of the Group’s business. Its proprietary data and algorithms are used both to set the purchase and retail prices for Cazoo cars and to determine which used cars to purchase for the Group’s inventory.

The Group’s information technology systems are managed centrally and cover all key business processes in the value chain, including logistics, inventory management and payment functions. Certain of these systems are considered business critical and plans are in place to mitigate failures of these systems.

The Group’s product engineering teams are organized across three broad areas — (i) merchandizing (responsible for customer engagement and search and browse functions); (ii) operations (responsible for operations and logistics); and (iii) orders (responsible for checkout, payments, valuations, and consumer finance). These three areas are supported by central platform and design product engineering teams. The product and engineering teams are based in London, Lisbon and Munich.

The Group has a separate data team comprising data engineers, data scientists and data analysts. The data team is responsible for optimizing pricing for vehicle purchases and sales as well as capturing data across all of the Group’s operations (including data relating to commercial performance, operations, products, marketing, finance and other data), measuring the Group’s performance and producing analysis that enables the Group to optimize its activities.

The Group relies on several critical software tools to run its business. These tools are a mixture of proprietary tools developed or acquired by the Group and third-party tools provided under software-as-a-service (“SaaS”) agreements with third parties.

Critical third-party systems include those that provide business IT systems and those that provide tools that power the Group’s website, logistics and e-commerce platforms. In relation to business IT systems, the Group’s e-mail and productivity tools are provided by Google. Other business IT systems include Oracle’s Netsuite accounting software, Jumpcloud’s cloud directory platform for user authentication and identity management, Slack for internal communications and productivity, and Hibob, the Group’s human resources platform.

In relation to the website, logistics and e-commerce platforms, the Group has in place key agreements with commercetools (which helps to power the Group’s e-commerce architecture), Descartes and Satalia (which power the Group’s logistics operations) and Amazon Web Services (which hosts the Group’s website).

Alongside significant proprietary code in the Group’s website and systems developed by the Group’s employees and contractors (each under contracts that assign the IP in that code to the Group), the Group also owns the IP in a system called “CazooNet”, which is software that the Group uses to support purchasing, photography, vehicle reconditioning and preparation, and the Group’s service centers. CazooNet was originally developed for Imperial by Focal Strategy Limited and the Group acquired all of the IP in CazooNet from Focal Strategy Limited in October 2020.

Marketing

Since it began operations in December 2019, the Group has built a strong brand identity and has achieved national brand awareness in the UK of almost 70%. In the Group’s first six months of operations, it became one of the UK’s top ten used car retailers by volume. The Group’s marketing strategy has been a key focus of the Group in order to raise its brand awareness and grow its customer base. In February 2020, the Group launched its first national TV advertising campaign. The Group has also entered into a number of high-profile sports marketing sponsorship deals.

Cazoo is the principal partner and shirt sponsor of Aston Villa Football Club and Everton Football Club. The Cazoo branding features on the clubs’ playing kits and training wear, as well as throughout Villa Park stadium and Goodison Park stadium, on official club merchandise and across the clubs’ websites and media backdrops.

Cazoo is the principal sponsor of the Rugby League World Cup 2021, which is scheduled to take place at 21 venues throughout England in October and November 2021. All 61 matches are scheduled to be shown live on the BBC in the UK.

Cazoo is the principal partner of The Hundred, an exciting new format of cricket launching in 2021, under a multi-year deal. The Cazoo brand will feature in stadia, on players’ shirt sleeves and across digital platforms. The competition will see 68 matches played around the UK and screened live by Sky Sports and the BBC.

In February 2021, Cazoo announced a partnership with World Snooker Tour to sponsor a trio of prestigious events on the snooker calendar, now known as the “Cazoo Series.” The deal sees prominent Cazoo branding on the main set, players’ waistcoats and interview and media conference backdrops. The events receive extensive live coverage on ITV and a range of broadcasters across the globe. The multi-year deal covers the Cazoo Players Championship, which took place in February 2021, the Cazoo Tour Championship, which took place in March 2021, and the Cazoo World Grand Prix that will take place in December 2021.

In March 2021, Cazoo became an official partner of the English Football League (“EFL”). The multi-year deal gives the Cazoo brand exposure across all 72 professional EFL clubs from the start of the 2021/22 season, including significant match day LED and digital branding, as well as branding across the EFL’s showpiece finals that take place at Wembley Stadium each year. Before the COVID-19 outbreak, over 18 million fans attended matches each year across the three EFL divisions.

In April 2021, Cazoo became the headline sponsor of the Cazoo Derby Festival, which features the world’s most famous Flat horserace. The multi-year agreement with The Jockey Club, which owns Epsom Downs Racecourse, includes naming rights, significant brand exposure and exclusive naming rights during the Cazoo Derby Festival. The historic event features two of the ‘Classics of the Turf’ — The Cazoo Oaks and The Cazoo Derby — pinnacles of the Flat racing season globally. The races are shown live on ITV and, in addition to the branding and naming rights at the Cazoo Derby Festival, Cazoo will also receive significant year-round brand exposure across the Jockey Club’s other 15 main racecourses across the UK.

The Group’s business plan is to copy its UK marketing playbook as it launches into each EU market by initially focusing on digital marketing and then subsequently building its brand marketing through ‘above the line’ advertising and sponsorships.

Seasonality

Vehicle sales exhibit seasonality with sales peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of industry vehicle sales expected to occur in the fourth calendar quarter. Due to the Group’s rapid growth, its sales patterns to date have not reflected the general seasonality of the used vehicle industry. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. In the future, this may result in a gross profit per unit higher on average in the first half of the year than in the second half of the year.

Competition

The car retail market in Europe is fragmented and highly competitive with respect to price, quality, service, location and vehicle offering. There are approximately 15,000 used vehicle dealers in the UK and approximately 180,000 across the top ten markets in Europe (including the UK). No dealership group has a share of the market greater than 5%. The Group’s current and future competitors may include:

•        Traditional car dealers or marketplaces who could increase investment in technology and infrastructure to compete directly with the Group’s online retail model or online retail platforms such as Cinch in the UK and AutoHero in Europe;

•        Search engines and vehicle listings sites and new entrants that could change their models to directly compete with the Group, such as Google, Amazon and AutoTrader.co.uk and Motors.co.uk; and

•        OEMs that could change their sales models through technology and infrastructure investments and enter into the subscription and/or direct online retail sales market themselves.

The Group offers a fully integrated model with in-house refurbishment and logistics, fully digital customer financing, delivery and collection and post-sales servicing.

Corporate Social Responsibility

The goal of the Group’s ESG committee is to oversee and support the Group’s commitment to social, environmental, corporate social responsibility, sustainability and other public policy initiatives relevant to the Group. The Group is committed to being a responsible member of the communities in which it does business.

Intellectual Property

The Group protects its intellectual property through a combination of trademark registrations, domain name registrations, and unregistered rights including copyright, unregistered designs, database rights and trade secrets, as well as contractual provisions and restrictions on access to and use of proprietary information.

The Group has registered or applied for trademarks covering all of the jurisdictions in which the business currently operates. Its key trademark is the Cazoo name itself, whether used in its plain or stylized forms, or in conjunction with one or more of its marketing slogans. The Cazoo name and logo are protected in key jurisdictions through trademark registrations, including in the UK and Europe.

The Group also has proprietary rights in bespoke information technology algorithms, applications and systems that have been developed by or for the Group for operating its business and for pricing its vehicles. The Group protects intellectual property and trade secrets developed by its employees in the course of their employment by the Group through intellectual property assignment and confidentiality provisions in its standard employment contracts.

The Group conducts detailed intellectual property due diligence in connection with its acquisitions, and manages risks identified through pre-closing requirements and customary protections in transaction documents.

Like other digital businesses, the Group uses open-source software (“OSS”) libraries in the development of its website and technology platforms. The Group has recently invested in enterprise software subscriptions that include OSS code evaluation tools, which enable more structured monitoring of the use of OSS and more mature license management practices.

Insurance

The Group maintains insurance policies covering a range of risks including business interruption, professional indemnity (for the Drover business), terrorism, injury to employees, cyber and tech liability (for the Drover business), travel, motor, damage to property and stock, as well as coverage against general liability claims that may arise through the course of its normal business operations. It engages an insurance broker to advise on the necessary types and levels of coverage. The Group continually reviews its coverage and consults with its broker at least annually. The Group also maintains other insurance policies to cover other risks relating to its business, such as director and officer cover.

Regulatory Matters

The Group is subject to various laws and regulations affecting the operation of its business, including UK and European Union legislation and national and local laws and regulations concerning its operations, including financial service regulation, consumer credit, consumer rights, zoning and land-use planning, product liability, distance selling, and data protection and privacy, among others.

Financial services regulation

The Group provides credit broking, consumer hire and insurance distribution services to customers. Under the Financial Services and Markets Act (FSMA) 2000, these are regulated financial services in the UK, for which the Group has and maintains all required licenses and permissions with the UK regulator: the Financial Conduct Authority (the “FCA”).

Cazoo Limited is registered with the FCA as an appointed representative, a firm that can act on behalf of a regulatory principal firm. ITC Compliance Limited (“ITC”) are the regulatory principal firm for Cazoo Limited, ITC is authorized and regulated by the FCA. Cazoo’s permitted regulatory activities obtained via ITC include entering into regulated hire agreements, advising on and arranging general insurance contracts as an intermediary and acting as a credit broker.

Imperial Cars of Swanwick Limited is authorized by the FCA to provide consumer credit services, including credit broking. Carsaz Limited is authorized by the FCA to provide consumer credit services, including credit broking. Drover Limited is authorized and regulated by the FCA to provide consumer credit services, including credit broking, and entering into regulated hire agreements. Drover Limited is also an appointed representative of Ambant Underwriting Services Limited (Ambant) which is authorized and regulated by the FCA for carrying on general insurance distribution.

Drover France SAS is registered with the French regulator, ORIAS, as an insurance representative. Vehicle hire is not a regulated activity in France, however, insurance distribution is a regulated activity (under the Insurance Distribution Directive). Drover France arranges insurance policies provided by a French authorized insurer (Altima). As set out on the ORIAS register: (1) Drover France is registered with ORIAS as an insurer’s representative (“mandataire d’assurance”); and (2) Altima Assurances, which is a French regulated insurance company, is Drover France’s regulatory principal in respect of that representative role.

The regulated entities are subject to various regulatory requirements governing conduct of business, relations with customers, governance and risk management. Each entity listed above is subject to regulatory supervision and is in regular contact with its regulators.

Consumer protection law

The Group is subject to consumer protection laws that set quality and service standards and create a range of rights for consumers. These include requirements on sellers and service providers to provide information to consumers, automatic rights for consumers to cancel and return goods, and rights of redress against unfair, misleading or aggressive business practices.

Online and distance selling of goods and services are subject to additional requirements to provide consumers with clear information and to meet certain cancellation and delivery standards. Product liability law in the UK creates grounds for manufacturer and seller liability in the event of an injury caused by a defective product.

Data protection law

The Group collects and processes personal data from customers, employees and suppliers as part of its business. As a result of these activities, it is subject to the data protection laws and regulations of the jurisdictions in which the Group operates. In the UK, this includes the UK GDPR and the UK DPA and, in the EU, this includes the GDPR. These data protection laws impose certain restrictions on what the Group can and cannot do with the data it collects and gives data subjects certain rights in relation to their data. Applicable data protection laws also require the Group to identify, and safeguard against, risks that arise in relation to certain high-risk processing, which may include the use of algorithms and geolocation data. The applicable data protections laws also oblige the Group to establish appropriate assessments of the risks relating to the processing of personal data, to establish appropriate technical and organizational measures to reduce the risk of security incidents and to inform individuals of the ways in which the Group uses their personal data.

The Group has appointed a data protection officer to oversee its compliance with applicable data protection laws and has in place policies and procedures to support ongoing compliance. Those polices were the result of input from the Group’s external data privacy counsel. The Group conducts mandatory training for its personnel on applicable data protection laws and publishes information on how it collects, uses and disseminates personal data in in data privacy and cookies policies that are published on its website, and in other policies provided to employees that may be modified from time to time.

The Group uses cookies and similar technologies on its website to allow its website to work, to analyze and improve them and to personalize users’ experiences. These activities, as well as direct marketing, are regulated in the UK and the European Union by laws implementing the e-Privacy Directive 2002/58/EC. These rules include an obligation to obtain consent for the placement of cookies on customers’ devices for direct electronic marketing. Changes to these laws are anticipated in the future.

Logistics

The Group’s logistics operations are regulated in both the UK and European Union. Carrying goods for hire or reward in either jurisdiction requires the Group to have in place an operator license. The Group must continue to demonstrate to transport regulators that it has in place sufficient governance measures, financial standing, professional competence and repute to conduct logistics operations. Operator licensing regimes also restrict the number of vehicles that the Group can operate and from which locations. The Group’s logistics fleet can be subject to inspections and spot checks by the authorities.

Property

The Group’s headquarters are located in London, UK under a lease agreement that expires in September 2024. The Group has further offices located in London, Southampton, Lisbon, Paris and Munich all of which are held under leases or licenses to occupy. The Group operates 18 customer centers around the UK, with plans to open approximately nine additional centers over the next 12 months. Of these customer centers, two are owned and 16 are leased. The Group has five vehicle preparation centers located in Bristol, Wiltshire, Staffordshire, Newark and Scotland. Of these vehicle preparation centers, two are owned, one is part owned and part leased and the remaining two are leased. The Bristol lease expires in April 2034 and the remaining vehicle preparation center leases have an average term of 3.7 years remaining. The Group is currently looking for assignees for a leased property in Bristol and a long-leasehold property at Southampton. The Group has served a break notice to terminate its lease at Halesowen in September 2021. The Group has sublet two of its leased properties in Eastleigh and Loughborough. The Group also has a delivery hub leased in London.

Employees

As of May 10, 2021, Cazoo had over 2,000 employees, all of whom were employed on a permanent basis, and primarily located in the UK with teams in Germany, Portugal and France.

Cazoo’s success is highly dependent on human capital and a strong leadership team. Cazoo aims to attract, retain and develop staff with the skills, experience and potential necessary to implement its growth strategy. When selecting and onboarding new employees, Cazoo communicates its vision and core values that it expects all staff to uphold, which is underpinned by a business-wide Code of Conduct and Ethics supported by appropriate training programs. Cazoo believes that engagement with staff on issues affecting the business is important for its culture and success and aims to do so through regular group-wide and location-specific “all-hands” and “town hall” sessions and other engagement platforms.

None of Cazoo’s employees are represented by a labor union and there have been no work stoppages to date. Cazoo generally considers relations with its employees to be good.

Legal Proceedings

From time to time, the Group is subject to various claims, charges and litigation matters that arise in the ordinary course of business. The Group believes these actions are a normal incident of the nature and kind of business in which it is engaged. While it is not feasible to predict the outcome of these matters with certainty, the Group does not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on its business, financial condition, results of operations or prospects.

INDUSTRY

Industry overview

Large and growing addressable market

The European used car market is large, growing and one of the largest retail categories in Europe.

•        According to OC&C, the total value of used car transactions in Europe (including the UK) in 2019 was estimated at approximately £500 billion, which is significantly higher than other major retail categories such as clothing (approximately £310 billion), furniture (approximately £150 billion), cosmetics & toiletries (approximately £110 billion) and consumer electronics (approximately £40 billion).(1)

•        In 2019, the UK used car market contributed approximately £100 billion in sales, with the largest four European markets excluding the UK (Germany, Italy, Spain and France) contributing approximately £210 billion and other European countries (EU 27, Norway and Switzerland) contributing approximately £170 billion.(1)

•        Between 2017 and 2019, the total value of used car transactions in Europe (including the UK) increased at an annual growth rate of approximately 5%(3) and is projected to increase at a compound annual growth rate of approximately 4%(3) between 2019 and 2025.

•        This growth is supported by a number of structural drivers including (i) expected growth in used car prices as a result of a mix-shift towards higher value vehicles (particularly SUVs); (ii) low single-digit inflation projected across the majority of European markets; and (iii) overall higher transaction volumes driven by projected European population growth coupled with stable vehicle ownership/person.

•        According to OC&C, in 2019 there were approximately 8 million used cars transacted annually in the UK, at a speed of turn of 3.5 years(4) on a car park of approximately 33 million. Based on such number reducing the turn from 3.5 to 3 years by increasing the ease of buying a car could equate to more than one million additional transactions annually.

•        The COVID-19 pandemic has had a significant impact on many traditional used car retailers, with national lockdown measures across Europe forcing the temporary closure of physical car dealerships. This resulted in used car transaction value in Europe expected to have decreased by approximately 7%(3) in 2020 compared with 2019.

•        However, the impact is expected to be temporary, supported by long-run stability in used car turn-rates, the quick recovery in transaction volumes observed in previous downturns (e.g. the 2008 financial crisis), and monthly used car transaction volumes in non-lockdown impacted months being observed at or above 2019 levels across major European markets.

•        In the short-term, there may be some impact on average used car prices as a COVID-19 driven fall in new car sales drives a decrease in sales of (high price) nearly new vehicles between 2021 and 2022, but this impact is expected to have played out from 2023 onwards.

•        According to OC&C, the European new car market (including the UK) is slightly smaller than that of used cars, with the total value of new car transactions estimated in 2019 at approximately £415 billion, out of which the UK contributed approximately £55 billion.

Ongoing shift from offline to online

•        Cazoo management believe the online channel is expected to increase in popularity among customers as (i) consumers are already accustomed to conducting a significant portion of the car purchase journey online and to transacting online in analogous categories (64% of used car buyers in the UK researched their last car online); (ii) there is evidence that online channels solve typical pain-points of the offline journey such as lack of dealer trust and information asymmetry (31% of used car buyers in the UK do not trust car dealers, 49% of used car buyers in the UK are concerned that dealers are better informed than them, 38% of used car buyers in the UK are reluctant to purchase from their local dealer); and (iii) online channels offer a wider range of choices compared to offline channels (67% of used car buyers in the UK are of the view that the range of cars available online is appealing).(5)

•        In response to the shifting customer behavior, supply side participants are displaying an increasing focus on establishing the technology and infrastructure to transact online, recognizing, we believe, the economic logic to increase the share of the online channel as a proportion of total sales which could reduce their operating costs.

•        COVID-19 is accelerating the shift from offline to online and impacting both customer behavior and supply side participants. Currently, the proportion of customers in the UK willing to purchase used cars online was 64%(6), which represents an approximate doubling compared to the period preceding COVID-19 (36% of customers)(6); at the same time, offline incumbents’ activity has been impaired by lockdown measures which compounded the negative impact of operating leverage coming from their fixed-heavy cost structure.

Highly fragmented market with clear preference to acquire from businesses or dealers

•        The European used car market is highly fragmented with an estimated total of around 80,000 dealerships operating across the top three markets in Europe (approximately 15,000 in the UK, approximately 29,000 in France and approximately 38,000 in Germany) in 2019.(7)

•        Currently, no dealer group is estimated to process more than 5% of the used car market transaction volume within the three largest European car markets and the largest dealer group has around 3% market share in the UK and France, and approximately 1% in Germany.(7)

•        Customers prefer to purchase used cars from a business as dealer-to-customer transactions account for the majority of used car transaction volumes: in 2019, approximately 70%(9) of used car transaction volumes in the UK were of a dealer-to-customer type whereas, in the rest of Europe, such purchases accounted for around 55%.(10)

•        In the UK, dealers source an estimated approximate 70% of used cars from a business, mainly from branded intermediaries (e.g. auction houses) and direct car finance providers.(9)

Limited e-commerce penetration in a market ripe for disruption

•        In the UK, online penetration of used car transactions stood at an estimated 2% in 2020, which is significantly below other retail categories such as clothing (32%), homewares (16%), furniture (22%) and consumer electronics (52%).(11)

•        Management believes the UK used car market supports online market operators such as Cazoo to a greater extent versus other large markets given it has several structural advantages including: (i) higher overall e-commerce adoption (UK: 22%, US: 11%)(14); (ii) higher population density(15), which positively impacts the efficiency of logistics models; (iii) higher turn rates (UK: 3.5 years, US: 5 years)(16); (iv) more attractive car finance markets; and (v) ability to build national brand awareness more quickly.

Significant growth prospects of the subscription market

•        Car subscriptions1 offer consumers a flexible alternative to vehicle ownership, based on a bundled monthly fee with low commitment.

•        Subscription products are offered directly by OEMs, personal leasing companies and through pure-plays, with online specialists such as Cazoo entering the market.

•        At the end of 2020, subscription market volumes in the UK were estimated at approximately 5,000-10,000 cars. According to OC&C’s survey of UK used car buyers in 2021, the total addressable market could be as large as 5-10 million cars should monthly fees decrease. There an estimated 2-4 million cars that are addressable at current price points, according to OC&C’s survey of UK used car buyers in 2021.

•        A broad range of market participants are incented to market subscriptions, being attracted by high-quality recurring revenues and access to new customer groups that may not have otherwise purchased a car.

•        We believe customers are showing strong signs of interest in subscription offers, valuing flexibility, convenience and peace of mind that a subscription model offers.

Financing is a key part of the used car value chain

•        Financing is an integral and popular part of the used car market that drives ancillary revenues for supply side participants: According to Finaccord, over half(18) of all private used cars across Europe’s 18 key European markets are bought on finance with this share rising to over 85%(18) for new cars.

•        Total value of gross loan advances (representing the value of loans issued during a year and including both Point of Sale (PoS) financing and direct financing) for used cars in Europe was estimated to be over £120 billion in 2018(18) (excluding interest and bad debt).

____________

1        Subscriptions being defined as flexible contracts with monthly fee for vehicle and insurance bundled. Includes contracts with fixed terms (eg minimum 6 months) and no fixed term. The vehicle is owned by a third party but registered to a particular owner for a period of time.

Source: (1) The total value of markets includes tax. (2) GlobalData, OC&C analysis; 2019 and 2020 data. (3) L’Argus, CCFA, Febiac, Faconauto, Autobiz, VWE, Aumacon, DAT Report 2020, Statistik Austria, UNRAE, Omnipret, Indicata, Vroom, Samar, World Bank, ACEA, AutoTrader, SMMT, Kraftfahrt Bundesamt. OC&C analysis. (4) Autotrader 2020 annual report. (5) OC&C Car Buyer Survey 2021, OC&C analysis. (6) CarGurus — UK COVID-19 Sentiment Study. (7) AM100, Company Annual Reports, ICDP Report, Xerfi — Le Journal de l’Automobile, IFA Report, L’Argus, DeStatis, IBIS World, OC&C analysis. (8) Top dealer group’s estimated market share in the three largest European car markets all less than 5%. Source: Company annual reports, IBIS World, DeStatis, Eurostat, ICDP, Xerfi - Le Journal de L’automobile, IFAOC&C Analysis. (9) OC&C Car Buyer Survey 2021, expert interviews, SMMT, Mintel, press releases, annual reports, OC&C analysis. (10) StatistikAustria, KBA, DAT, Rai, Bovag, Arval Annual Reports, EC Merger Report, Samar, Vroom, Pzpm, Faconauto, Xerfi, Le Journal de L’Automobile, UNRAE, Expert Interviews, OC&C analysis (11) Global Data, SMMT, press releases, expert interviews, OC&C Car Buyer Survey 2021, OC&C analysis. (12) Global Data, OC&C analysis. (13) OC&C Car Buyer Survey 2021; based on responses of UK used car buyers. (14) Statista e-commerce shares of total retail revenue. (15) World Bank Data. (16) AMOnline, Autotrader 2020 annual report. (17) OC&C Car Buyer Survey 2021, expert interviews, management data, press releases, OC&C analysis. (18) Finnacord, OC&C analysis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Listco is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 combines the historical balance sheet of Ajax with the historical consolidated statement of financial position of Cazoo on a pro forma basis as if the Business Combination, summarized below, had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the twelve months ended December 31, 2020 combines the historical statement of operations of Ajax with the historical consolidated statement of profit or loss and other comprehensive income of Cazoo for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020. This information should be read together with the historical financial statements of Cazoo and related notes, Ajax’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cazoo,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ajax” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 has been prepared using the following:

•        Cazoo’s historical consolidated statement of financial position as of December 31, 2020, as included elsewhere in this proxy statement/prospectus.

•        Ajax’s historical balance sheet as of December 31, 2020, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using the following:

•        Cazoo’s historical consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus.

•        Ajax’s statement of operations for the period from August 13, 2020 (inception) through December 31, 2020, as included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On March 29, 2021, Ajax, Cazoo and Listco entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the mergers and the other transactions contemplated thereby. The key steps, in sequential order, are (1) Ajax will merge with and into Listco, with Listco continuing as the surviving company and (2) Listco will acquire all of the issued and outstanding shares of Cazoo pursuant to a share purchase, the consideration for which is a combination of shares of Listco and (assuming there are no redemptions by Ajax Shareholders and the a GBP/USD exchange rate equal to that of March 29, 2021) aggregate cash consideration of up to $605 million (the Business Combination). Upon consummation of the Business Combination, shareholders of Ajax and Cazoo will become shareholders of Listco, and Listco will change its name to “Cazoo Group Ltd”.

For more information about the Business Combination, please see the section entitled “The Business Combination Agreement”.

Accounting for the Business Combination

As the first step within the Business Combination, Listco and Ajax will undertake to complete the Reorganization. As a result of the Reorganization, which will be accounted for as a capital reorganization, the existing shareholders of Ajax will continue to retain control through their full ownership of Listco. Under a capital reorganization, the consolidated financial statements of Listco reflect the net assets transferred at pre-combination predecessor book values.

The next step, the acquisition of the Cazoo Shares by Listco, will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, Listco will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•        Cazoo Shareholders will hold a majority of the voting power of the combined company;

•        Cazoo’s operations will substantially comprise the ongoing operations of the combined company;

•        Cazoo’s designees are expected to comprise a majority of the governing body of the combined company; and

•        Cazoo’s senior management will comprise the senior management of the combined company.

Accordingly, for accounting purposes, the acquisition of the Cazoo Shares by Listco will be treated as the equivalent of Cazoo issuing shares for the net assets of Listco, accompanied by a recapitalization. It has been determined that Listco is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of the Cazoo equity instruments deemed issued to Listco shareholders, over the fair value of identifiable net assets of Listco represents a service for listing and is accounted for as a share-based payment which is expensed as incurred. The net assets of Listco will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition of the Cazoo Shares by Listco will be deemed to be those of Cazoo.

Basis of Pro Forma Presentation

The historical financial statements of Cazoo have been prepared in accordance with IFRS and in its presentation currency of Pounds Sterling. The historical financial statements of Ajax have been prepared in accordance with U.S. GAAP in its presentation currency of United States Dollars. The historical financial information of Ajax has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 1 — IFRS Adjustments and Reclassifications). For purposes of having unaudited pro forma condensed combined financial information, the historical balance sheet of Ajax has been translated into Pounds Sterling at the rate on December 31, 2020 of $1.00 to £0.7327 and the historical statement of operations of Ajax has been translated into Pounds Sterling using the average exchange rate for the period from August 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.7609.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). No Management’s Adjustments have been identified by Listco and therefore only Transaction Accounting Adjustments are included in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. Cazoo, Ajax and Listco have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes of nil does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Ajax Class A Shares:

•        Assuming No Redemptions:    This presentation assumes that no Ajax shareholders exercise redemption rights with respect to their shares of Ajax Class A Shares upon consummation of the Business Combination; and

•        Assuming Maximum Redemptions:    This presentation assumes that Ajax shareholders exercise their redemption rights with respect to 60,499,090 shares of Ajax Class A Shares (approximately 75.2% of the outstanding Ajax Class A Shares) and such shares are redeemed for their pro rata share ($10.00/£7.33 per share) of the funds in the trust account for aggregate redemption proceeds of $605,073,095/£443,337,057, including a pro rata portion of interest accrued on the trust account. The maximum redemption scenario is based on the Aggregate Transaction Proceeds, consisting of trust account funds and PIPE Investment proceeds, of $1,000,0000,000 (£732,700,000) to be contributed at Closing of the Business Combination.

The Assuming Maximum Redemptions scenario includes all adjustments contained in the Assuming No Redemptions scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table summarizes the pro forma number of Listco Shares outstanding, by source, under the two alternative scenarios presented above (in each case, not giving effect to (i) Listco Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the Rollover Options at the Closing and any options upon completion of the Business Combination under the Listco Incentive Equity Plan, but including the Listco Class B Shares, which at Closing will convert into 8,944,343 Listco Class A Shares in accordance with the terms of the Listco Articles):

	Assuming No Redemptions Shares(1)	Assuming Maximum Redemptions Shares
Ajax Public Shareholders	80,499,090	20,000,000
Sponsor and Ajax Directors and Officers(2)	28,944,343	28,944,343
Cazoo Shareholders(3)	616,725,482	670,754,177
Other PIPE Investors	32,750,000	32,750,000
	758,918,915	752,448,520

____________

(1)      The presentation assumes an exchange rate of $1.379 to £1.00, which represents the closing exchange rate on March 29, 2021.

(2)      Includes participation in the PIPE Investment.

(3)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2020

(in GBP thousands unless otherwise denoted)

						Assuming No Redemptions			Assuming Maximum Redemptions
	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(a)	IFRS Conversion and Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined	Transaction accounting adjustments	Notes	Pro forma combined
Assets
Non-Current Assets
Property, plant and equipment	£85,934	$—	£—	£—		£—		£85,934	£—		£85,934
Intangible assets	26,660	—	—					26,660			26,660
Trade and other receivables	7,511	—	—					7,511			7,511
Cash and marketable securities held in Trust Account	—	805,100	589,897			(589,897)	2(a)	—			—
Total Non-Current Assets	120,105	805,100	589,897	—		(589,897)		120,105	—		120,105

Current Assets
Inventory	114,694	—	—					114,694			114,694
Trade and other receivables	29,358	—	—	2,441	1(b)			31,799			31,799
Prepaid expenses	—	3,332	2,441	(2,441)	1(b)			—			—
Cash and cash equivalents	243,524	633	464			589,897	2(a)	876,562	(443,337)	2(e)	833,859
						586,160	2(b)		400,634	2(f)
						(100,199)	2(c)
						(443,284)	2(f)
Total Current Assets	387,576	3,965	2,905	—		632,574		1,023,055	(42,703)		980,352
Total Assets	£507,681	$809,065	£592,802	£—		£42,677		£1,143,160	£(42,703)		£1,100,457

Liabilities and Shareholders’ Equity
Current Liabilities
Trade and other payables	£35,569	$—	£—	£67	1(b)	£1,104	2(h)	£36,740	£—		£36,740
Accrued expenses	—	91	67	(67)	1(b)			—			—
Loans and borrowings	94,617	—	—					94,617			94,617
Provisions	—	—	—					—			—
Total Current Liabilities	130,186	91	67	—		1,104		131,357	—		131,357

Non-Current Liabilities
Loans and borrowings	43,634	—	—	454,420	1(c)	(454,420)	2(d)	43,634			43,634
Provisions	3,363	—	—					3,363			3,363
Warrant Liability	—	155,600	114,008					114,008			114,008
Deferred underwriting fee payable	—	28,175	20,643			(20,643)	2(c)	—			—
Total Liabilities	177,183	183,866	134,718	454,420		(473,959)		292,362	—		292,362

Commitments
Class A ordinary shares subject to possible redemption, 62,011,512 shares at redemption value		620,199	454,420	(454,420)	1(c)			—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION — (Continued)

AS OF DECEMBER 31, 2020

(in GBP thousands unless otherwise denoted)

						Assuming No Redemptions			Assuming Maximum Redemptions
	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(a)	IFRS Conversion and Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined	Transaction accounting adjustments	Notes	Pro forma combined
Shareholders’ Equity
Cazoo
Share capital	—	—	—					—			—
Share premium reserve	266,120	—	—			(266,120)	2(f)	—			—
Merger reserve	181,250	—	—			(181,250)	2(f)	—			—
Accumulated deficit	(116,872)	—	—			116,872	2(f)	—			—
Ajax
Class A ordinary shares	—	2	1			(1)	2(d)	—			—
Class B ordinary shares	—	1	1			(1)	2(g)	—			—
Additional paid-in capital	—	118,067	86,508			(86,508)	2(f)	—			—
Accumulated deficit	—	(113,070)	(82,846)			82,846	2(f)	—			—
Capri Listco
Class A ordinary shares	—	—	—			6	2(b)	13	(4)	2(e)	9
						6	2(d)
						1	2(g)
Class B ordinary shares	—	—	—					—			—
Class C ordinary shares	—	—	—			43	2(f)	43	4	2(f)	47
Share premium reserve	—	—	—			586,154	2(b)	1,122,991	(443,333)	2(e)	1,048,026
						(35,973)	2(c)		400,634	2(f)
						454,415	2(d)		(32,266)	2(f)
						266,120	2(f)
						(151,387)	2(f)
						86,508	2(f)
						(82,846)	2(f)

Merger reserve	—	—	—			181,250	2(f)	181,250			181,250
Accumulated deficit	—	—	—			(43,583)	2(c)	(453,499)	32,262	2(f)	(421,237)
						(116,872)	2(f)
						(291,940)	2(f)
						(1,104)	2(h)
Total Shareholders’ Equity	330,498	5,000	3,664	—		516,636		850,798	(42,703)		808,095
Total Liabilities and Shareholders’ Equity	£507,681	$809,065	£592,802	£—		£42,677		£1,143,160	£(42,703)		£1,100,457

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in GBP thousands unless otherwise denoted)

						Assuming No Redemptions			Assuming Maximum Redemptions
	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(aa)	IFRS Conversion and Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined	Transaction accounting adjustments	Notes	Pro forma combined
Revenue	£162,208	$—	£—	£—		£—		£162,208	£—		£162,208
Cost of sales	(165,082)	—	—					(165,082)			(165,082)
Gross loss	(2,874)	—	—	—		—		(2,874)	—		(2,874)

Marketing expenses	(36,110)	—	—					(36,110)			(36,110)
Selling and distribution expenses	(17,693)	—	—					(17,693)			(17,693)
Administrative expenses	(42,358)	—	—	(1,410)	1(bb)	(291,940)	2(aa)	(336,805)	32,262	2(aa)	(304,543)
						(1,097)	2(bb)
Formation and operating costs	—	(1,853)	(1,410)	1,410	1(bb)			—			—
Loss from operations	(99,035)	(1,853)	(1,410)	—		(293,037)		(393,482)	32,262		(361,220)

Finance income	486	—	—	83	1(bb)	(83)	2(cc)	486			486
Interest earned on marketable securities held in Trust Account	—	98	74	(74)	1(bb)						—
Unrealized gain on marketable securities held in Trust Account	—	12	9	(9)	1(bb)						—
Finance expense	(1,298)	—	—	(84,708)	1(bb)			(86,006)			(86,006)
Change in fair value of derivative liability	—	(111,327)	(84,708)	84,708	1(bb)			—			—
Loss before tax	(99,847)	(113,070)	(86,035)	—		(293,120)		(479,002)	32,262		(446,740)

Tax credit	969	—	—					969			969
Net loss	£(98,878)	$(113,070)	£(86,035)	£—		£(293,120)		£(478,033)	£32,262		£(445,771)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	N/A	72,074,470	72,074,470					N/A			N/A

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	N/A	$0.00	£0.00					N/A			N/A

Basic and diluted weighted average shares outstanding	149,109,163	13,618,324	13,618,324				3	758,918,915		3	752,448,520

Basic and diluted net loss per share	£0.66	$8.31	£6.09					£0.63			£0.59

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)

Note 1 — IFRS Adjustments and Reclassifications

The historical financial information of Ajax has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2020 are as follows:

(a)     The historical financial information of Ajax was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Pound Sterling using the historical closing exchange rate, as of December 31, 2020, of $1.00 to £0.7327.

(b)    Reflects the reclassification adjustments to align Ajax’s historical financial statement balances with the presentation of Cazoo’s financial statements.

(c)     Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Ajax’s historical mezzanine equity (Class A common stock subject to possible redemption) into Non-Current Liabilities (Loans and borrowings).

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)   The historical financial information of Ajax was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Pound Sterling using the average exchange rate for the period from August 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.7609.

(bb)  Reflects the reclassification adjustment to align Ajax’s historical statement of operations with the presentation of Cazoo’s statement of profit or loss.

Note 2 — Transaction Accounting Adjustments to unaudited pro forma condensed combined financial information

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2020 are as follows:

(a)     Reflects the reclassification of £589,897 cash and marketable securities held in the trust account that became available to fund the Business Combination.

(b)    Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 80,000,000 Listco Class A Shares, with a nominal value of US$0.0001, assuming stock price of $10.00 (£7.36) per share, or £586,160. The unaudited pro forma condensed combined statement of financial position reflects this payment as an increase of Cash and cash equivalents of £586,160 with a corresponding increase to Class A Ordinary Shares of £6 and increase to Share premium reserve of £586,154.

(c)     Represents payment of preliminary estimated transaction costs of £100,199 to be incurred as a part of the Business Combination.

(1)    Payment of deferred underwriters’ fees of £20,643. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £20,643 with a corresponding decrease of £20,643 to Deferred underwriting fee payable.

(2)    Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination of £35,973. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £35,973 with a corresponding decrease of £35,973 to Share premium reserve.

(3)    Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination of £43,583. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £43,583 with a corresponding increase of £43,583 to Accumulated deficit.

(d)    Reflects the Reorganization between Ajax and Listco with Listco as the surviving entity. The Reorganization is the first step to be completed as part of the Business Combination and the Sponsor will surrender all Ajax Class B Shares in exchange for the same number of Listco Class B shares. Ajax Class A shareholders will receive Listco Class A Shares and Ajax warrant holders will receive Listco Warrants on a one for one basis. Due to the fact that the equity is exchanged on a one for one basis there is no impact on the combined company financial information with the exception of the reclassification of the Ajax Class A Shares subject to redemption of £454,420 from liabilities to equity. Immediately prior to the Reorganization, holders of Ajax Class A Shares may elect to redeem their shares for cash and as a result these shares will not be reclassified but will rather be derecognized. The unaudited pro forma condensed combined statement of financial position reflects this reclassification as a decrease of Loans and borrowings of £454,420 and a decrease to Ajax Class A Ordinary Shares of £1 with a corresponding increase to Class A Ordinary Shares of £6 and increase to Share premium reserve of £454,415.

(e)     Reflects the maximum redemption of 60,499,090 Ajax Class A Shares for aggregate redemption payments of £443,337, including a pro rata portion of interest accrued on the trust account. The redemption price is calculated as £589,897 in the trust account per the unaudited pro forma condensed combined statement of financial position divided by 80,499,090 Ajax Class A Shares outstanding. The cash available to fund the maximum redemption scenario includes the funds available in the trust account provided that the Aggregate Transaction Proceeds are a minimum of £732,700,000 per the Business Combination Agreement. The unaudited pro forma condensed combined statement of financial position reflects this payment as a reduction to Cash and cash equivalents of £443,337 with a corresponding decrease to Class A Ordinary Shares of £4 and decrease to Share premium reserve of £443,333.

(f)     To reflect the recapitalization of Cazoo through:

•        The contribution of all the aggregate share capital, merger reserve and accumulated deficit in Cazoo to Listco of £266,120, £181,250 and £116,872.

•        The issuance of Listco Class C Shares to Cazoo Shareholders under each scenario as follows:

•        Assuming No Redemptions

•        589,475,482 Listco Class C Shares of £43.

•        Assuming Maximum Redemptions

•        643,504,177 Listco Class C Shares of £47.

•        The elimination of the historical Ajax additional paid-in capital of £86,508 and accumulated deficit of £82,846.

•        The payment of cash to Cazoo shareholders under each scenario as follows:

•        Assuming No Redemptions

£443,284.

•        Assuming Maximum Redemptions

£42,650.

•        The fair value of the share consideration and the excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination under each scenario as follows:

•        Assuming No Redemptions

Fair value of share consideration of £1,336,184 and a £291,940 excess over the value of the net monetary assets acquired

•        Assuming Maximum Redemptions

Fair value of share consideration of £860,585 and a £259,678 excess over the value of the net monetary assets acquired

Under IFRS 2, this excess amount is recognized as a loss on the statement of profit or loss (refer to Note (aa)).

(g)    Reflects the net adjustment in respect of Ajax Class B Shares in relation to the Reorganization between Ajax and Listco and the Business Combination. As outlined above in Note 2(d), upon completion of the Reorganization between Ajax and Listco, all Ajax Class B Shares will be surrendered in exchange for the same number of Listco Class B shares. Immediately thereafter upon completion of the Business Combination, Listco Class B Shares will automatically convert into the same number of Listco Class A Shares. The unaudited pro forma condensed combined statement of financial position reflects both of these adjustments net as a reduction to Ajax Class B shares of £1 with a corresponding increase to Listco Class A Shares of £1.

(h)    Reflects the recognition of the liability related to the introduction of the cash settlement options for holders of Cazoo’s vested unapproved options. This resulted in a change in classification for 9.35% of the total outstanding vested unapproved options from an equity-settled award to a cash-settled award. 9.35% is the best available estimate of the total number of options which will be cancelled for cash payment. In accordance with IFRS 2, the modification date fair value of these original vested unapproved options has been measured and the options have been reclassified from equity to liabilities with the incremental fair value of £1,104 recognized as incremental share-based compensation expense. The unaudited pro forma condensed combined statement of financial position reflects this adjustment net as an increase to Trade and other payables of £1,104 with a corresponding increase to Accumulated deficit of £1,104.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)   Reflects an adjustment for the £291,940 excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination assuming no redemptions and the £259,678 excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination assuming the maximum redemptions scenarios.

(bb)  Reflects the expense related to the introduction of the cash settlement options for holders of Cazoo’s vested unapproved options. This resulted in a change in classification for 9.35% of the total outstanding vested unapproved options from an equity-settled award to a cash-settled award. 9.35% is the best available estimate of the total number of options which will be cancelled for cash payment. In accordance with IFRS 2, the modification date fair value of these original vested unapproved options has been measured and the options have been reclassified from equity to liabilities with the incremental fair value of £1,097 recognized as incremental share-based compensation expense in the pro forma condensed statement of profit or loss. This is a nonrecurring item.

(cc)   Reflects the elimination of interest income and the unrealized gain related to the marketable securities held in the trust account.

Note 3 — Loss per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Ajax’s initial public offering occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

Please refer to the Basis of Pro Forma Presentation for the calculation of basic and diluted weighted average shares outstanding of 758,918,915 and 752,448,520 for no redemption and maximum redemption scenario, respectively. The computation of diluted loss per share excludes the effect of warrants to purchase 41,254,590 shares and the effect of unvested share based compensation because the inclusion of any of these securities would be anti-dilutive.

Note 4 — Post year end acquisitions

The historical balance sheet of Cazoo as of December 31, 2020 does not include an aggregate of 5,903,748 Cazoo Shares issued and warrants convertible into 1,335,578 Cazoo Shares issued in connection with the Drover acquisition, the Smart Fleet acquisition and the Cluno acquisition and 10,625 Cazoo Shares granted under the unapproved Cazoo share option scheme because they all occurred after December 31, 2020 and they are not considered significant for the purposes of presenting Article 11 pro forma information. However, because the acquisitions and share grants occurred prior to the Business Combination, the subdivision of the Listco shares adjustment includes Cazoo Shares issued in connection with the above events converted to post-transaction shares of the combined company.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations oF Cazoo

The following discussion and analysis provides information which Cazoo’s management believes is relevant to an assessment and understanding of Cazoo’s results of operations and financial condition.

This discussion and analysis should be read together with the section entitled “Selected Historical Consolidated Financial Information — Cazoo Holdings Limited” and the audited condensed consolidated financial statements and related notes of Cazoo that are included elsewhere in this proxy statement/ prospectus.

Unless otherwise stated, the information included in this section is based on Cazoo’s audited consolidated financial statements prepared in accordance with IFRS which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP.

This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Business of Cazoo” and the unaudited proforma condensed combined financial information as of and for the year ended December 31, 2020 (in the section of this proxy statement/ prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements”).

In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/ prospectus.

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Cazoo’s audited consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Any reference to “we,” “us,” “Cazoo,” the “Company,” the “Group”, “Cazoo Limited”, “management” and “our” as used herein refers to Cazoo Holdings Limited and its subsidiaries prior to the consummation of the Business Combination.

Overview

Cazoo is an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. Cazoo seeks to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. Since its launch in the UK in December 2019, the Group has sold more than 25,000 used cars to customers across the UK. The Group has recently expanded its business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and is already the leading consumer car subscription player in Europe with over 6,000 subscribers. This expansion was achieved via the acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which will be fully integrated into the Cazoo platform over the coming months and Cazoo plans to launch its full proposition in France and Germany later in 2021. The Group also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which will allow the Group to transition its vehicle reconditioning activities in the UK fully in house by the end of the second quarter of 2021.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We had over 4,500 cars available for sale as of December 31, 2020, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. We purchase the cars we believe are best suited for our customers and platform. Each Cazoo car undergoes a thorough inspection and is refurbished to a high standard at our reconditioning facilities before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website.

We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. Each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including Royal Automobile Club (“RAC”) roadside assistance.

In May 2021, we sold our 25,000th car in the UK, eighteen months after our launch. Since launching, our revenues have grown rapidly, amounting to £162.2 million for the year ended December 31, 2020, with revenues in the month of December 2020 up approximately 2,000% on December 2019.

We are highly acquisitive by nature based on our business plan and have made four strategic acquisitions since July, 2020 to accelerate our growth, enhance our infrastructure and expand our services. Our strategy is to continue to seek further acquisitions where they meet our strategic goals.

Since incorporation in October 2018, we have raised £445.6 million in funds from our shareholders. Our latest rounds of equity funding were completed during the financial year ending December 31, 2020. On March 23, 2020 we completed the Series C funding round initially raising £99.8 million followed by an extension to the funding round on June 23, 2020 raising an additional £25.2 million. On October 1, 2020 we completed our Series D funding round raising £239.1 million before fees. We use the capital we have raised to fund our operations, strategic acquisitions and growth plans including our new product portfolio and overseas expansion plans.

We classify our revenue into three main categories — Retail, Wholesale and Other sales. The revenue recognized throughout the periods presented in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus has arisen entirely within the UK and represents a single operating and reportable segment.

Retail:    The sale of vehicles to retail consumers is our largest stream of revenue. We sell vehicles directly to our customers through our website www.cazoo.co.uk. Our website provides customers with a safe and easy way to purchase used cars online and since the launch of our business, we have experienced rapid growth in retail sales. The number of vehicles we sell to our retail customers through our platform is an important measure of our growth and our strategy is to continue to grow our market share and increase our retail units sold. During the financial year ending December 31, 2020, revenue generated from retail sales through our platform was £150.4 million, with over 12,000 units sold.

Wholesale:    We also sell vehicles through car auctions to trade buyers. These vehicles are primarily those acquired from customers as part-exchanges that do not meet our quality standards to list and sell through our retail platform. During the financial year ending December 31, 2020, revenue generated from wholesale was £8.7 million.

Other sales:    We also generate revenue from the provision of ancillary services including vehicles finance, warranties and car servicing. Customers purchasing vehicles from us may enter a contract for finance or enter a contract to extend their warranty after the initial 90-day inclusive period through our platform. We act as an agent and receive a commission for the arrangement of these contracts from the principal. At our customer centers, we also provide vehicle servicing products including interim, full and major servicing, MOT (Ministry of Transport) tests, general repairs and one-off checks and repairs. The total revenue generated from other sales during the financial year ending December 31, 2020 was £3.1 million.

Since December 31, 2020, we have expanded our business to include car subscription, and entered the European market through strategic acquisitions which were completed in the first quarter of 2021. Car subscription is a service in which customers may obtain a vehicle on a short-term rental basis as an alternative to owning a vehicle (refer to “Recent developments’ below for further details). We also continue to roll out new ancillary products such as paint protection and refurbishment of third-party vehicles.

Year ended December 31, 2018

We did not generate any revenues for the period ended December 31, 2018. The only operations for the period ended December 31, 2018 were administrative and primarily related to staff recruitment, legal and other professional activities. The total administrative cost incurred during this period was £0.2 million and as such, the results of operations discussed below do not include the period ended December 31, 2018.

Covid-19 pandemic

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Our business has been affected by the COVID-19 pandemic which has resulted in changes to the operations of our customer centers and vehicle preparation centers. The nature of our business provides some protection against the negative effects of the COVID-19 pandemic given our digital platform and emphasis on home delivery, and we have been able to keep all of our customer centers open with restricted activities during the COVID-19 pandemic. However, we were required to pause our vehicle preparation and delivery activities for a number of weeks during March and April 2020 during the first national lockdown in the UK. As a result, our car inventory declined for a short period of time.

The full implications of the COVID-19 pandemic on our business depend on a number of factors, and therefore we cannot reasonably estimate the impact of the COVID-19 pandemic on the Group’s business, financial condition, results of operations and prospects at this time.

See “Risk Factors — Risk’s Related to Cazoo’s Business — The global COVID-19 pandemic has impacted the Group’s business, financial condition, results of operations and prospects, and could exacerbate the adverse effects of other risks to its business.”

The COVID-19 pandemic may have an impact on consumer behavior and preferences in the medium to longer-term, including willingness to make large purchases such as vehicles. Furthermore, the temporary or permanent closure of traditional car dealerships during the course of the pandemic may have accelerated the adoption of online used car retailing. We anticipate the shift to online may continue to accelerate given consumers’ poor legacy experience with offline car dealerships and an increased consumer discovery of a new and better way of transacting for cars.

Recent developments

Our recent developments are discussed below:

The Business Combination

On March 29, 2021, Cazoo, Ajax and Listco entered into the Business Combination Agreement. Upon consummation of the Business Combination, the combined company will be named Cazoo Group Ltd and will be listed on the New York Stock Exchange under the new ticker symbol “CZOO”. For a description of the Business Combination Agreement, reference is made to “The Business Combination Agreement” included elsewhere in this proxy statement/prospectus for further details).

New car subscription service

Since December 31, 2020, our business and customer proposition has expanded to include a car subscription service. We believe the subscription model will expand our proposition to customers who are looking for an alternative to owning a vehicle, while providing us with a recurring revenue stream and an additional source of inventory. Car subscriptions offer customers a highly flexible alternative to vehicle ownership and are predicated on a bundled all-in monthly fee with no long-term commitment. The current market in the UK and Europe for subscription services is relatively nascent with a small number of existing providers.

We believe that subscriptions have a strong potential to provide added growth given the macro trends towards access over ownership and a subscription has clear advantages for both users and suppliers. Additionally, the rise of PCH (personal contract hire) demonstrates the trend towards alternative ownership models within the retail automotive space. Many car users value the advantages of a subscription, including contract flexibility, convenience and peace of mind, as well as implicit benefits such as easier credit access.

In 2021, we have made strategic acquisitions such as Drover Limited– a leading UK car subscription service company and Cluno GmBH — a leading Germany car subscription service company described below, to accelerate our launch into the subscription market in both the UK and in Europe. Through these acquisitions, we currently have over 6,500 subscribers in the UK, Germany and France.

It is our strategy to leverage these acquisitions to accelerate our plans in the fast-growing Cars-as-a-Service (CaaS) market. By penetrating into the car subscription market, our goal is to generate recurring revenues, increase our total addressable audience and optimize the lifetime value of our vehicles and enhance margins through stock recycling.

European expansion

International expansion is a core part of our strategy to transform the car buying experience across the UK and Europe. We believe the subscription model will expand the proposition to consumers who are looking for an alternative to purchasing or financing a vehicle, while creating a recurring revenue stream and an additional source of inventory.

Through the strategic acquisitions discussed below, we have already launched subscription services in Germany and France, with retail to follow shortly. Our strategy is to do the same across more of Europe over the coming years.

Acquisition of Drover Limited — January 2021

On January 25, 2021, we acquired 100% of the share capital of Drover Limited (“Drover”), a car subscription service company with operations in the UK and France. Founded in 2016, Drover had grown to a team of over 100 employees across London, Lisbon, Paris and Bucharest. Drover provides a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online. The acquisition combines our brand, platform and funding with Drover’s expertise and relationships in car subscription services. We acquired Drover to accelerate our entry into the car subscription market and the acquisition provided us with an existing customer base of over 2,000 active subscribers in the UK as well as a small subscriber base in France, along with the associated recurring revenues.

As the acquisition occurred after the Group’s reporting date, our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the year ended December 31, 2020 do not include the results of Drover but the acquisition is disclosed therein in the notes as part of events after the reporting date.

Acquisition of Cluno GmBH — February 2021

On February 23, 2021, we acquired Cluno GmBH (“Cluno”), a German car subscription service company. With a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with 100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. We acquired Cluno to accelerate our entry into the German market and the acquisition provided us with an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch the Cazoo proposition in Germany and across Europe.

The acquisition of Cluno occurred after the Group’s reporting date. Hence, our audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus do not include the results of Cluno but the acquisition is disclosed in the notes as part of events after the reporting date.

As we continue our mission to transform the car buying experience in the UK, the acquisitions above form part of our strategy to rapidly expand into car subscriptions and give our customers the option of purchasing their next car outright, financing it over a multi-year period or subscribing for a shorter, more flexible period.

Both deals combine our platform, brand and funding with the expertise and automotive relationships of Drover and Cluno and we believe, once integrated, will enable us to launch our full proposition in the UK, France, Germany and across Europe. More specifically:

•        The acquisitions provide an opportunity to launch into the European market, leveraging the existing Drover model and marketing investment.

•        Cars-as-a-Service (CaaS) is a fast-evolving market and is a core part of our wider strategy.

•        The acquisition has accelerated the launch of our subscription service in 2021.

•        The acquisition combines Cazoo’s platform and brand with subscription expertise and relationships.

The acquisitions allow us to offer our customers a variety of purchase methods i.e. the option to purchase, finance or subscribe to any of our cars.

Expansion of refurbishment capacity

On February 11, 2021, we completed the acquisition of Smart Fleet Solutions Limited (“Smart Fleet”), Smart Fleet is a vehicle refurbishment business operating four state-of-the-art vehicle refurbishment centers across the UK and provides us with the capacity to refurbish up to a total of approximately 200,000 cars per year across all its sites, reducing its dependence on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to us. We acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance our ability to operate at scale, as well as its margins. The acquisition of Smart Fleet occurred after December 31, 2020 and our audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus do not reflect the results of Smart Fleet. The acquisition is disclosed in the notes as part of events after the reporting date.

Key trends and factors affecting the results of our operations

Our financial condition and results of operations have been, and will continue to be, affected by a number of key factors and trends. Management believes that we are well positioned to continue to transform the car buying experience across the UK and Europe. For a discussion of uncertainties and other factors that could affect our operating results see the section entitled “Risk Factors” in this proxy statement/prospectus. The key trends and factors affecting the results of our operations include the following:

Shift to online/e-commerce penetration

The purchase of used cars online has experienced significant growth, driven primarily by a shift in the buying patterns of customers. We are one of a handful of online car retail specialists offering a fully digital journey in the UK, and through our data-driven marketing efforts we continue to pioneer the shift to online car buying in the UK with customers across the country embracing the transparency and convenience of buying used cars entirely online. We believe that our high growth in volumes is primarily driven by customer appetite for our online exclusive proposition. We also believe that the e-commerce penetration rate for buying and selling used vehicles online may continue to increase as we see a strong demand-driven rationale for growth. Our ability to continue to benefit from this customer shift will be an important driver of our future performance.

We believe that the pool of potential online buyers is growing and that used car buyers have an increasing propensity to purchase their next car online. Our continued growth in retail unit sales depends on our ability to capitalize on the growing trend of car purchases entirely online.

As with other retail marketplaces, the shift from offline to online accelerated in 2020 due to COVID-19. Vehicle sales have shifted to online platforms during the pandemic as car buyers practice social distancing. The COVID-19 pandemic has increasingly driven customers to research for used cars online and also heightened demand for cars as people look for ways to travel while avoiding other people.

However, the shift to online has also seen an increased focus on the online channel from traditional offline market participants, including dealerships and automotive manufacturers. Some traditional dealerships have started to transition to a hybrid model, supplementing their offline offering with online and phone purchases. However, for these dealers, the majority of the purchase journey remains offline. We believe that we may continue to benefit from the acceleration to online buying because customers see clear advantages of our online exclusive proposition particularly around the range of cars available online, transparency and convenience.

As the online channel continues to grow, our strategy is to continue to invest in marketing, operations and logistics to grow our brand awareness, online engagement and market share. Our extensive marketing activities are driving our brand recognition. Our aggregate marketing spend has significantly increased in 2020 and we will continue to invest in brand marketing as we believe that investment in marketing and advertising will drive additional demand and sales on our website in the near future.

Inventory sourcing

We strategically source inventory from three channels: auction, corporate relationships and from consumer directly. Because the quality of vehicles and associated gross margin profile vary across each channel, the mix of inventory sources has an impact on our profitability.

We continually evaluate the optimal mix of sourcing channels and strive to source vehicles in a way that maximizes our average gross profit per unit and improves our unit economics. For example, purchasing vehicles at third-party auctions is competitive and, consequently, vehicle prices at third-party auctions tend to be higher than vehicle prices for vehicles sourced directly from customers. Accordingly, as part of our sourcing strategy, we seek to increase the percentage of vehicle sales that we source from customers. We believe our ability to increase the percentage of inventory sourced directly from customers will depend on the popularity and success of our ecommerce platform. We expect that as customers experience the convenience of our platform to sell or trade in their used vehicles, the percentage of inventory we source directly from customers may continue to grow and we expect this would positively impact our profitability.

With the launch of our car subscription service, we have added an additional sourcing channel. Once the cars reach the end of their subscription period, we are able to resell through our retail or wholesale channels. We anticipate that these cars will have a relatively higher margin given their age, profile and oversight of the vehicles through the subscription period.

Inventory financing

Our growth as an online specialist depends on having the right volume and range of inventory on our website. Accordingly, we believe that having the appropriate volume and mix of vehicle inventory is fundamental to our ability to drive revenue growth. The continued growth of our vehicle inventory requires a number of important factors, including the ability to finance the acquisition of inventory at competitive rates and source high quality vehicles across various acquisition channels nationwide.

The availability and cost of financing for vehicle purchases is a significant factor affecting our results of operations. Stocking loans are used specifically to finance the purchase of inventory and typically cover 90% of the car value for an average of 180 days from inception of the loan. The availability of stocking loans enables us to flexibly finance our inventory while maximizing liquidity available in the business.

Our ability to continue to access finance at affordable rates to purchase the required mix and selection of inventory is an important factor for our future performance. Since the end of 2020, the Group has increased its total availability of funding facilities in both the UK and Europe.

Vehicle preparation capacity

We have the capacity to fully recondition all our cars in-house and carry out a 300-point inspection before offering them for sale on our website. Our ability to recondition purchased vehicles to our quality standards is a critical component of our business. We believe that our future success will depend on our ability to expand and optimize our reconditioning capacity to meet the quality expectations of customer demand on our website.

At commencement of our operations, we worked with a partner to refurbish our vehicles for sale. On July 15, 2020, we acquired Imperial Car Supermarkets (“Imperial Cars”), one of the largest independent used car retailers in the UK. The Group acquired Imperial Cars in order to obtain its infrastructure and properties, including Imperial’s main vehicle preparation center, rather than to continue Imperial’s physical retailing operation. This acquisition helped to expand our reconditioning capacity, providing Cazoo with two additional vehicle preparation centers with the main refurbishment facility having the capacity to recondition up to 50,000 cars per year. The Imperial Cars business was closed on October 1, 2020 and has been treated as a discontinued operation in the Group’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. See the section entitled ‘Results of operations’ below and note 12 of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

With the acquisition of Smart Fleet in 2021, we have further expanded our in-house refurbishment capacity (see ‘Recent developments’ for further details). It is our strategy to continue to utilize our technology, proprietary data and industry experience to strategically select reconditioning locations where we believe there would be the highest supply and customer demand for our vehicles. We believe that our expanded reconditioning capacity and technology will lower our reconditioning costs per unit and drive greater efficiency, higher gross margins per unit and improved unit economics.

Technology and data

We continue to invest in the data, information technology and security infrastructure, as well as in the core technology-based systems used to drive and support our business. The customer experience on our website is critical to attracting unique users to our platform, converting such visitors into customers and increasing new customers through referrals. Accordingly, we believe that our ability to make our platform an attractive choice for customers and create a more tailored website experience based on our functionalities and offerings, tailored to customer preferences, may drive higher customer conversion rates.

We believe we have created a unique, best in-class customer experience and have built a brand with market leading execution, proprietary data and technology and a world class team. This gives our customers a fully end-to-end digital buying experience with the entire purchasing journey taking place online. We continue to incur expenditure on research and development to develop new products and enhance our existing technology platform.

Additionally, our ability to accurately forecast pricing and customer demand for specific types of vehicles is critical to sourcing high quality, high-demand vehicles. This ability is enabled by our proprietary data that leverages the vast amount of information at our disposal to adjust our supply and sourcing models. We plan to continue to invest in technology and infrastructure to support growth in retail units sold on our website. We believe our future revenue growth will also depend on the ways in which we predict customer demand through constant improvement and investment in technology and data.

Key performance indicators

We regularly monitor the following key performance indicators to help evaluate our business and trends, identify near-term and longer-term risks and opportunities, measure our performance, prepare financial projections and make strategic decisions. We believe these operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with IFRS.

The calculation of our key operating and financial metrics is straightforward and does not rely on significant projections, estimates or assumptions. Nevertheless, there are limitations inherent within these calculations, and these measures may not be comparable to other performance measures used by our competitors. Each of our key operating and financial metrics focuses specifically on only one standard by which to evaluate our business, without taking into account other applicable standards, performance measures or operating trends by which our business could be evaluated. Accordingly, no single metric should be viewed as the indicator by which our business should be measured. Rather, each key operating and financial metric should be considered in conjunction with other metrics and components of our results of operations.

These operating and financial metrics should be read in conjunction with the following discussion of our results of operations and together with our audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,		Variance
	2020	2019	Change	%
Retail units sold	12,097	107	11,990	11,206%
Gross profit/(loss) per unit	£(229)	£(9,883)	£9,654	98%
Average monthly unique users	763,000	195,000	568,000	291%
Inventory units available on website	4,628	2,028	2,600	128%

Retail units sold

Retail units sold is defined as the number of vehicles sold through our website and delivered to customers, net of returns under our 7-day money back guarantee program. Retail units sold excludes vehicles sold through our wholesale channel. Our retail business is the core proposition of our business and as we continue to expand, we expect that the retail units sold will be the primary driver of our revenue growth. Additionally, each vehicle sale through our website also creates the opportunity to leverage such sales to sell other ancillary products. We anticipate that continued retail sales growth will also increase the number of trade-in vehicles acquired from our customers, which we can either recondition and add to our inventory or sell through our wholesale channel.

Retail units sold for the year ended December 31, 2020 was 12,097 units compared to 107 retail units sold for the year ended December 31, 2019. The increase of 11,990 units was due to a full year of sales in 2020 in comparison to one month of post-launch sales in 2019.

Retail units sold increased throughout 2020, which was primarily a result of our continued investment in brand and marketing, increasing inventory available on the website and our continued website optimization since launch.

Gross profit/(loss) per unit

This metric is defined as the aggregate retail sales price and ancillary revenues (including financing commission, warranty commission, paint protection and any add-ons) from all vehicles sold through our website in a given period, less the aggregate costs to acquire those vehicles, the aggregate costs of inbound transportation to the vehicle preparation centers, auction fees, the aggregate costs of reconditioning those vehicles, costs of providing insurance, warranty, fuel and other direct costs associated with providing the car to the customer, divided by the number of retail units sold in that period. This is an important metric that we use to record and forecast the performance and trends of our core retail business. There are a number of drivers of this metric including our purchasing mix, cost of refurbishment, days to sale, our finance attachment rate and the number of new ancillary products.

For the year ended December 31, 2020, the gross loss per unit was £229 compared to gross loss per unit of £9,883 for the year ended December 31, 2019. The significant gross loss per unit in 2019 was due to the low number of retail units sold and the impairment of inventory purchased in the pre-launch period. The decrease in gross loss per unit in 2020 was primarily due to a significant increase in retail units sold, refurbishment efficiencies, reducing days to sale and growing ancillary services.

We have started to generate gross profit per unit since the month of December 2020. As our business continues to expand, our business plan is to continue to our grow gross profit per unit, leveraging improvements discussed above.

Average monthly unique users

This metric is defined as the average number of individuals who access our website within a calendar month, based on data provided by Google Analytics. We calculate the average monthly unique visitors over any period by dividing the aggregate monthly unique visitors during such period by the number of months in that period. This metric is used to measure the quality of our customer experience, the effectiveness of our marketing campaigns and customer acquisition as well as the strength of our brand and market penetration which can then be turned into a retail sale.

The computation of average monthly unique visitors excludes individuals who access our platform multiple times within a calendar month, counting such individuals only one time for purposes of the calculation. If an individual accesses our website using different devices or different browsers on the same device within a given month, the first access through each such device or browser is counted as a separate monthly unique visitor.

Our average monthly unique users during the year ended December 31, 2020 was 763,000 users compared to 195,000 users during the year ended December 31, 2019. The increase in the average monthly unique visitors is primarily due to our investment in marketing and the increased brand recognition.

Inventory units available on website

Inventory units available on website represents the total number of vehicles available for sale on our website on the last day of each reporting period. This may lead to volatility when comparing one period to another. It is important to ensure we have enough inventory to cater to the majority of customers based on customer demand and in the way they choose to purchase - purchase, finance or subscribe.

Inventory units available on website is a key indicator of our performance because we believe that the number of vehicles listed on our platform is a key driver of vehicle sales and revenue growth. Increasing the number of vehicles listed on our website results in a greater selection of vehicles for our customers, creating demand and increasing conversion.

Our inventory units available on website increased to 4,628 units in 2020 from 2,028 units in 2019. The 2,600 increase in units was primarily driven by the increased demand from our customers in 2020, driving the need for a larger depth and breadth of vehicles on offer on our website.

Key components of our operating results

Revenue

Revenue is recorded for the sale of used vehicles (retail and wholesale) as well as the provision of services (other sales). We recognize revenue net of VAT.

Retail — We sell vehicles directly to customers through our platform. The prices of vehicles are included in customer contracts at stand-alone selling prices, which are agreed prior to delivery. We recognize revenue when we satisfy our performance obligations for vehicle sales. The amount we recognize as revenue is the agreed upon purchase price stated in the contract less an estimate for returns. Estimates for returns are based on an analysis of historical experience, trends and sales data. We reflect the changes in these estimates as an adjustment to revenue in the period identified. The amount of consideration received for vehicles includes non-cash consideration which represents the value of part-exchange vehicles, if applicable, as stated in the contract.

Wholesale — We sell vehicles through car auctions to trade buyers. The vehicles sold to trade buyers are primarily acquired from customers as part-exchanges that do not meet the Cazoo criteria or standards to list and sell on our retail platform. We recognize revenue when we satisfy our performance obligation for the wholesale vehicle sales.

Other sales — Customers purchasing vehicles from us may enter into a contract for finance through our platform and/or enter into a contract to extend their warranty after the initial 90-day inclusive period. We receive commissions for the arrangement of these contracts from the principal. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

At our customer centers, vehicle servicing products are offered including interim, full and major servicing, MOT tests, general repairs and one-off checks and treatments. We recognize revenue from such services when we satisfy our performance obligations, which is at the point the agreed work is completed.

Cost of sales

Cost of sales primarily relates to vehicle acquisition costs and reconditioning costs, as well as any necessary adjustments to reflect vehicle inventory at the lower of cost and net realizable value.

Vehicle reconditioning costs are the direct and indirect costs associated with preparing the vehicles for resale on our website and typically include the cost of parts, labor and inbound transportation costs.

Our cost of sales also includes the cost of providing drive-away insurance, fuel, vehicle warranty, buyers fees and other costs incurred in providing ancillary products and services.

Marketing expenses

These primarily relate to the cost of advertising through various platforms, including brand marketing, digital marketing, media costs, agency and production costs, and other promotional expenses such as sponsorships. Our marketing expenditure also include public relation costs and costs of any customer incentives.

Selling and distribution expenses

Selling and distribution costs mainly relate to the salaries and wages of our employees engaged in the transportation of vehicles, costs incurred in relation to the storage and transportation of vehicles and payment gateway fees. The depreciation charges of vehicle preparation centers and right of use assets (transporters) are also included in the selling and distribution expenses.

Administrative expenses

Administrative expenses comprise staff related costs (excluding sales and distribution staff costs), property costs, information technology, external professional services and other general administrative costs.

Our administrative expenses also include depreciation and amortization charges. Amortization is in relation to capitalized development costs, leasehold improvements, software and domain names. Depreciation expenses mainly relate to the depreciation of offices and customer centers. These costs are amortized or depreciated over their useful economic lives.

We operate an equity-settled share-based incentive scheme and our share-based charges are included as part of administrative expenses.

Specifically, for the year ended December 31, 2020, our administrative expenses included certain exceptional costs which were incurred primarily in relation to acquiring Imperial Cars and related restructuring costs.

Finance income

Finance income relates to interest income receivable on bank deposits.

Finance expense

Our finance expense consists primarily of interest incurred on stocking facilities and lease interest accretion.

Tax credit

Tax credit represents research and development tax relief successfully claimed in the UK. No income tax expense has been recognized as we were in a loss-making position for the periods ending December 31, 2020, December 31, 2019 and December 31, 2018. We had unutilized tax losses of £123.5 million as of December 31, 2020 (2019: £18.5 million, 2018: £0.1m) which are available against future taxable profits for an indefinite period. No deferred tax assets have been recognized due to uncertainty of future taxable profits in the upcoming financial years against which to utilize the losses.

Results of operations

Year Ended December 31, 2020 compared to Year Ended December 31, 2019

After a successful launch of the Cazoo website in December 2019, our reported results of operations have expanded significantly in 2020 as compared to 2019, with 2019 only containing a single month of post-launch sales. Thus, we believe comparison of all of the results of operations is impacted by this factor.

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£‘000	£‘000	£‘000%
Revenue	162,208	1,176	161,032	13,693%
Cost of sales	(165,082)	(2,246)	(162,836)	7,250%
Gross loss	(2,874)	(1,070)	(1,804)	169%
Marketing expenses	(36,110)	(3,899)	(32,211)	826%
Selling and distribution expenses	(17,693)	(2,059)	(15,634)	759%
Administrative expenses	(42,358)	(10,650)	(31,708)	298%
Loss from operations	(99,035)	(17,678)	(81,357)	460%

Finance income	486	170	316	186%
Finance expense	(1,298)	(456)	(842)	185%

Loss before tax from continuing operations	(99,847)	(17,964)	(81,883)	456%

Tax credit	969	—	969	—

Loss for the year from continuing operations	(98,878)	(17,964)	(80,914)	450%

Discontinued operations
Loss after tax for the year from discontinued operations	(3,809)	—	—	—
(Loss) for the year	(102,687)	(17,964)	84,723	472

Revenue

The following table summarizes our revenue for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Retail	150,420	1,078	149,342	13,854%
Wholesale	8,667	90	8,577	9,530%
Other sales	3,121	8	3,113	38,913%
	162,208	1,176	161,032	13,693%

Revenue has increased by £161.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to having a full year of revenue in 2020 as compared to 2019, which had only one month of sales after the launch of our website.

Retail revenue has increased by £149.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This is due to an increase in the number of used vehicles sold on our website from 107 in 2019 to 12,097 in 2020 driven by a significant investment in advertising and marketing, the depth and breadth of our inventory levels, increased brand awareness, customer referrals and product enhancements and other activities.

Wholesale revenue has increased by £8.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 as the number of part-exchange cars received from customers has grown with retail sales.

Other sales have increased by £3.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was driven by the expansion of our panel of partners for our finance offering as well as the launch of new products including extended warranties and paint protection.

Cost of sales

The following table summarizes our cost of sales for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Vehicle purchases	147,362	1,107	146,255	13,212%
Reconditioning and other costs	17,720	1,139	16,581	1,456%
	165,082	2,246	162,836	7,250%

Cost of sales have increased by £162.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to an increase in vehicle purchases due to the rapid expansion and growth of our business in 2020. Vehicle purchases increased by £146.3 million from £1.1 million in 2019 to £147.4 million in 2020, primarily related to an increase in the level of inventory purchases from corporate companies, auctions and customers. Similarly, reconditioning and other costs increased to £17.7 million in 2020 from £1.1 million in 2019 as a result of an increase in the number of cars requiring reconditioning before being listed on our website and the costs of providing warranties and drive away insurance for cars sold.

Reconditioning and other costs also include the recognition of an inventory provision of £1.0 million in 2019 due to the aging of stock purchased in the pre-launch period. The provision increased by £2.5 million in 2020 to £3.5 million as a result of the increase in total inventory. The provision represents less than 3% of the inventory balance as at December 31, 2020.

Marketing expenses

The following table summarizes our marketing expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Brand marketing	26,320	3,311	23,009	695%
Digital marketing	8,764	436	8,328	1,910%
Other costs	1,026	152	874	575%
	(36,110)	(3,899)	(32,211)	826%

Marketing expenses have increased by £32.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to a significant increase in advertising spend and promotion of the Cazoo brand to generate customer awareness. Marketing activities commenced in December 2019 after the launch of our website.

Brand marketing expenses have increased by £23.0 million and mainly reflect media costs and sponsorships which help to promote the Cazoo brand for the present and future. Sponsorships have increased by £3.6 million and include significant English Premier League football sponsorships. In 2021 the Group has extended its sponsorships to include snooker, cricket, rugby league and horse-racing.

Digital marketing expenses have increased by £8.3 million and reflect pay-per-click marketing and aggregator costs, which both drive short-term website traffic and have an impact on orders in the near-term.

Selling and distribution expenses

The following table summarizes our selling and distribution expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Staff costs	7,859	1,182	6,677	565%
Transportation and storage costs	4,724	356	4,368	1,227%
Depreciation and amortization	2,593	81	2,512	3,101%
Other costs	2,517	440	2,077	472%
	17,693	2,059	15,634	759%

Selling and distribution expenses have increased by £15.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to an increase in personnel-related costs (selling and distribution staff) by £6.7 million due to a significant increase in head count in 2020, to help support the expansion and growth of the Cazoo business.

Transportation and storage costs increased by £4.4 million due to increase in fuel and mileage, insurance and other costs incurred in the outbound transportation of vehicles and a significant increase in inventory during the period.

Depreciation costs increased by £2.5 million reflecting an increase in the number of transporters and vehicle preparation centers owned and used. Depreciation is expected to increase as we continue to increase the number of customer centers, vehicle preparation centers and transporters.

Administrative expenses

The following table summarizes our administrative expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Staff costs	16,988	5,421	11,567	213%
Office and Property costs	3,760	468	3,292	703%
Technology and other costs	6,371	3,861	2,510	65%
Depreciation and amortization	4,597	701	3,896	556%
Share based payments	3,759	199	3,560	1,789%
Exceptional costs	6,883	—	6,883	—
	42,358	10,650	31,708	298%

The total administrative costs have increased by £31.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to:

•        an increase in personnel-related costs of £11.6 million due to an increase in head count across all administrative functions to help support the expansion and growth of the Cazoo business;

•        an increase in share-based payments by £3.6 million reflecting the higher head count and higher valuations of the employee share options resulting from successful fund-raising events;

•        an increase in depreciation costs by £3.9 million, reflecting an increase in the Group’s office space and number of customer centers; and

•        Exceptional costs of £6.9 million primarily related to transaction costs of £0.9 million incurred in the acquisition of Imperial Cars; and restructuring costs of £6.0 million incurred in relation to the discontinuation of the operations of Imperial Cars.

Following the completion of the Business Combination discussed above, we expect to incur additional costs associated with operating as a public company which will consequently impact the result of our future operations. We expect that these will include additional legal, accounting, administrative and other costs.

Finance income

Finance income has increased by £0.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to an increase in interest income receivable on the cash reserves generated as part of our funding rounds.

Finance expenses

Our finance expenses are interest on stocking loans and lease interest accretion. The table below is a summary of the amount recognized for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Finance expense
Bank interest payable	1,000	392	608	155%
Lease interest accretion	298	64	234	366%
Total finance expense	1,298	456	842	185%

Finance expenses have increased by £0.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. Bank interest payable increased by £0.6 million for the year ended December 31, 2020 compared for the year ended December 31, 2019, primarily due to an increase in stocking loans. The increase in the lease interest accretion by £0.2 million was driven by an increase in the number of leasehold properties and transporters.

Tax credit

Tax credit increased by £1.0 million for the financial year ended December 31, 2020 compared to financial year ended December 31, 2019 due to research and development tax relief received in 2020 (2019: nil).

On March 11, 2020, the UK government published a policy paper announcing that the Finance Bill 2020 intends to maintain the Corporation Tax rate at 19% for the 2020 and 2021 tax years.

Discontinued operations

On July 15, 2020, the Group completed its acquisition of Imperial Cars. Prior to the acquisition, Imperial Cars had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial operated from 18 retail dealership locations in the UK. Imperial offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

The Group acquired Imperial in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial’s physical retailing operation. Two months after the acquisition, the Imperial Cars onsite dealership business ceased operations. Eleven of the existing dealership centers were converted to Cazoo Customer Centers in order to align with the Group’s online strategy.

In accordance with IFRS 5 the revenue and costs arising from the on-site dealership businesses from the date of acquisition through to the date of closure have been treated as a discontinued operation.

Year ended December 31, 2020
£‘000
Revenue	27,194
Expenses	(30,315)
Operating loss	(3,121)

Finance expense	(688)
Loss before tax from discontinued operations	(3,809)
Tax expense	—
Loss for the year from discontinued operations	(3,809)

Non-IFRS financial measures

In addition to our results determined in accordance with IFRS, we believe that Adjusted EBITDA provides useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of our core operating performance or results of operations. We believe that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends and because it provides consistency and comparability with past financial performance. However, our management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as net loss. Some of the limitations of Adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and other companies in our industry may calculate Adjusted EBITDA differently, or use a different accounting standard such as U.S. GAAP, which limits its usefulness as a comparative measure.

“Adjusted EBITDA” is defined as loss for the year from continued operations for the period adjusted for the impact of tax credit, finance income, finance expense, depreciation, amortization, share based payment expense and exceptional costs which do not relate to our core operations.

The table below presents a reconciliation of loss for the year from continued operations, the most comparable IFRS measure to Adjusted EBITDA for the periods presented.

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Loss for the year from continued operations	(98,878)	(17,964)	(179)
Adjustments:
Tax credit	(969)	—	—
Finance income	(486)	(170)	—
Finance expense	1,298	456	—
Depreciation(1)	5,897	705	—
Amortization	1,292	76	—
Share based payment expense	3,759	199	—
Exceptional costs(2)	6,883	—	—
Total adjustments	17,674	1,266	—
Adjusted EBITDA	(81,204)	(16,698)	(179)

____________

(1)      Depreciation of £5.9 million relates to continuing operations. Total depreciation charge is £11.8m and includes the accelerated depreciation charges in respect to the write-down of Imperial Car’s leasehold improvement fixed assets at dealership sites converted into Cazoo customer centers recognized within exceptional costs.

(2)      Exceptional costs are primarily related to transaction costs and restructuring costs incurred in relation to the discontinuation of an acquired business. Specifically, £0.9 million was incurred as transaction costs in relation to the acquisition of Imperial Cars and £6.0 million was incurred in relation to the discontinuation of the acquired Imperial Cars’ business.

Liquidity and Capital Resources

Our primary source of liquidity and capital resources comes from raising £445.6 million in funds from shareholders since incorporation in October 2018 which has funded the growth of Cazoo to date. Our primary uses of liquidity have been our operations.

As of December 31, 2020, we had cash and cash equivalents of £243.5 million. We believe that our cash on hand, and available borrowing capacity under stocking loans and borrowings, will be adequate to meet our liquidity requirements for at least the 12 months following the date of this proxy statement/prospectus. Our future capital requirements will depend on several factors, including increasing our marketing expenditures to improve our brand awareness, expanding our geographical footprint, building and maintaining our inventory of quality vehicles, developing new products or services (including car subscription services), further improving existing products and services, enhance our operating infrastructure and acquiring complementary businesses and technologies. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us, if at all.

As of December 31, 2020, we had loans and borrowings of £138.3 million including stocking loans of £86.7 million, mortgages of £3.5 million and lease liabilities of £48.1 million. Our business model relies on having a large stock of cars available on our platform to have a broad offering to prospective customers. To fund the working capital required to maintain high levels of inventory, we enter into stocking loan arrangements. Under a stocking loan arrangement, a bank will take the legal title of cars held in Cazoo’s stock and provide a loan relative to the value of the car. As at December 31, 2020 £96.3 million of inventory was held as security against a stocking loan balance of £86.7 million. Our stocking loans at December 31, 2020 do not contain financial or other restrictive covenants. The loans charge a rate of interest at a base rate + a margin. In 2021 base rate references to LIBOR has been replaced with Bank of England base rate. As at December 31, 2020 we also held £3.5 million of mortgages secured against freehold property.

On March 29, 2021, Cazoo and Ajax announced the PIPE Investment, which is expected to raise $800 million of additional capital and close concurrently with the Business Combination. We currently expect that the proceeds from the PIPE Investment together with funds that will be available to us from the Trust Account, will be sufficient to fully fund our future growth strategy. The aggregate proceeds we receive through the Business Combination and PIPE Investment will depend on the level of redemptions of Ajax public shares in connection with closing of the

Business Combination, subject to the condition that the Aggregate Transaction Proceeds be equal to or greater than $1,000,000,000. However, if there are significant redemptions by Ajax public shareholders in connection with the Business Combination, we may need to raise additional funds to fully fund our future growth strategy.

Furthermore, we cannot assure that the Business Combination will occur. If the funds from the PIPE Investment and the Trust Account are not sufficient to fully fund our future growth strategy, we may need to engage in equity or debt financings to secure additional funds. We may also require additional funds to the extent our plans change if we elect to acquire complementary businesses or due to unforeseen circumstances. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all.

Cash flows

The following table shows a summary of our audited consolidated cash flows for the years ended December 31, 2020 and December 31, 2019.

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Net cash provided by (used in):
Operating activities	(115,874)	(67,554)	(114)
Investing activities	(36,338)	(5,666)	(20)
Financing activities	361,197	81,393	26,500
Net increase in cash and cash equivalents	208,985	8,173	26,366

Operating activities

Our primary sources of operating cash flows result from the sale of retail vehicles, wholesale vehicles and other services we provide to customers. Our primary uses of cash from operating activities are purchases of inventory, vehicle reconditioning costs, customer acquisition costs and personnel-related expenses. For the year ended December 31, 2020, net cash used in operating activities was £115.9 million, an increase of £48.4 million compared to net cash used in operating activities of £67.5 million for the year ended December 31, 2019. The increase in our net cash used in operating activities for the year ended December 31, 2020 was primarily due to a net loss of £102.7 million (£18.0 million for the year ended December 31, 2019); adjusted for non-cash items of £16.7 million (£1.3 million for the year ended December 31, 2019), movements in working capital of £31.4 million (£51.0 million for the year ended December 31, 2019), R&D tax credits of £1 million (£nil for the year ended December 31, 2019) and interest of £0.5 million received on bank deposits. Movements within working capital include the purchase of inventory, which is financed through stocking loans classified separately within financing activities.

For the year ended December 31, 2019, net cash used in operating activities was £67.5 million, an increase of £67.4 million compared to net cash used in operating activities of £0.1 million for the period ended December 31, 2018. The increase in our net cash used in operating activities for the year ended December 31, 2019 was primarily due to a net loss of £18.0 million (£0.2 million for the period ended December 31, 2018); adjusted for non-cash items of £1.3 million (£nil for the period ended December 31, 2018), movements in working capital of £51.0 million (£0.1 million for the period ended December 31, 2018) and interest of £0.2 million received on bank deposits.

Our non-cash items include depreciation and amortization and share based charges while movements in working capital include the movements in trade and other receivables, trade and other payables and inventory.

Investing activities

Net cash used in investing activities was £36.3 million for the year ended December 31, 2020 and £5.7 million for the year ended December 31, 2019 resulting in an increase of £30.6 million. This increase was primarily attributed to the acquisition of a subsidiary (Imperial Group) for £16.5 million net of the cash acquired and an increase of £15.5 million in leasehold improvements to the customer centers and offices across the UK. This was partially offset by a net decrease of £1.4 million in intangible assets.

Net cash used in investing activities was £5.7 million for the year ended December 31, 2019, an increase of £5.7 million from the period ended December 31, 2018. This increase was primarily attributed to purchases of property, plant, and equipment of £2.4 million and purchase and development of intangible fixed assets of £3.2 million.

Financing activities

Cash flows from financing activities primarily relate to stocking loans and proceeds from equity issuances which have been used to fund working capital and for general corporate purposes.

Net cash provided by financing activities was £361.2 million for the year ended December 31, 2020 and £81.4 million for the year ended December 31, 2019 resulting in an increase of £279.8 million. This change primarily relates to an increase of £298.9 million in proceeds from issuance of equity and an increase of £173.6 million in proceeds from stocking loans. This was partially offset by an increase in repayment of stocking loans of £185.8 million, increase in lease payments of £5.7 million, an increase in interest payments of £0.8 million and £0.4 million for the repayment of mortgages.

Net cash used in financing activities was £81.4 million for the year ended December 31, 2019 and £26.5 million for the period ended December 31, 2018 resulting in an increase of £54.9 million. This change primarily relates to an increase of £23.5 million in proceeds from issuance of equity and an increase of £42.8 million in proceeds from stocking loans. This was partially offset by an increase in repayment of stocking loans of £10.3 million, increase in lease payments of £0.6 million and an increase in interest payments of £0.5 million.

Contractual obligations and commitments

The table below presents a summary of our undiscounted contractual obligations and other commitments as of December 31, 2020 (in thousands):

	Total	< 1 Year	1 – 5 Years	> 5 Years
	£’000	£’000	£’000	£’000
Stocking loans(1)	86,709	86,709	—	—
Lease liabilities	53,898	7,603	25,243	21,052
Mortgages(2)	3,615	1,385	2,230	—
Dilapidation provisions(3)	3,363	—	1,221	2,142
Total contractual obligations	147,585	95,697	28,694	23,194

____________

(1)      The stocking loan becomes due at the earlier of a sale of a vehicle by the Group to a customer or 180 days from the inception of the individual loan.

(2)      The mortgages are secured against the freehold property of the Group.

(3)      The dilapidation provisions relate to the expected reinstatement costs of leased office buildings, customer centers and vehicles back to the conditions required by the lease. Cash outflows associated with the dilapidation provision are to be incurred at the end of the relevant lease term, between 4 and 20 years.

Off balance sheet arrangements

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical accounting policies and estimates

Our financial statements are prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

While our significant accounting policies are described in more detail in Note 2 in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition

Retail — We recognize revenue at the agreed upon purchase price stated in the customer’s contract less an estimate for returns. Our estimates for returns are based on an analysis of historical experience, trends and sales data. The changes in these estimates are reflected as an adjustment to revenue in the period identified.

Other sales — We receive commission for the arrangement of finance and warranty contracts from the principal. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

Recognition of acquired intangibles on acquisition

The process of recognizing intangibles assets acquired in an acquisition requires a judgement in assessing the intangibles that exist in the acquired business and assessing fair value. An intangible asset acquired as part of a business combination is recognized if it can be separately identified and it is a probable source of economic benefits.

We recognized £22.6 million of goodwill in respect of the acquisition of Imperial Cars during the year ended December 31, 2020 and no other separately identifiable intangibles. The acquisition of Imperial Cars included a portfolio of suitable leasehold and freehold properties which enabled us to accelerate the roll out of our customer centers. We engaged a third-party valuation expert for the purchase price allocation exercise in relation to the Imperial Cars acquisition to mitigate the risk associated with the recognition and valuation of assets and liabilities upon acquisition. The purchase price allocation exercise was performed separately for the two cash generating units of the acquired business (the vehicle preparation centers and the customer facing dealerships).

Imperial Cars was acquired during the COVID-19 pandemic, during which customer facing dealerships were forced to close temporarily to prevent the further spread of the virus. Market analysis concluded that during the crisis, no premium to net assets was being paid by market participants in transactions involving car dealership businesses. Accordingly, the purchase price, in excess of net assets acquired, was fully allocated to the vehicle preparation center cash generating unit (“CGU”).

The vehicle preparation center CGU was analyzed for the existence of separately identifiable intangibles, and none were noted. The Imperial Cars purchase price allocation exercise, therefore, determined no separately identifiable intangible assets exist aside from Goodwill. Goodwill is attributable to the expertise and synergies expected to be achieved from integrating the existing infrastructure of Imperial Cars into our business.

The details of all assets and liabilities recognized upon acquisition is set out in note 12 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Net realizable value of inventory

Vehicles held in inventory are stated at the lower of cost and net realizable value. The calculation of net realizable value requires an estimate of the expected selling price of each vehicle held in inventory. This estimate is made using a combination of our historical data and independent market data.

Independent market data provides a view to recent market activity for vehicles with similar attributes to those held in stock. This, combined with our recent sales data, is used to estimate the expected selling prices of inventory.

Share based compensation

Equity settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date. The fair value determined at the grant date of the equity settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the retained earnings.

Stock options granted are accounted for based on their fair value on the measurement date using the Black-Scholes option-pricing model.

The following information is relevant in understanding the determination of fair value of the employee share options granted in the year ended December 31, 2020, 2019 and 2018.

	Year Ended December 31,
	2020	2019	2018
Exercise price	£nil	£0 – £0.1	N/A
Expected volatility(1)	46%	62% – 66%	N/A
Expected dividend yield	Nil	Nil	N/A
Risk-free interest rate	Nil	0.75% – 0.80%	N/A
Fair value per share	£0.72 – £4.47	£0.17	N/A

____________

(1)      The expected volatility was estimated with reference to listed companies with a similar business model.

Determination of the fair value of shares on grant dates

As there has been no public market for our equity instruments to date, the estimated fair value of our ordinary shares has been determined by the supply and demand from new and existing investors at each funding round and the market approach. The estimated fair value has considered the current and projected performance of the business compared to revenue and gross profit multiples of peers and our management’s assessment of additional objective and subjective factors that they believed were relevant and which may have changed between the effective date of the most recent valuation and the date of the grant, including, for example, strategic acquisitions and the launch of new revenue streams. The market approach estimates the fair value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple was determined, which was applied to our operating results to estimate the enterprise value of our company.

Once the enterprise value was determined under the market approach, we used the Black Scholes option pricing model to allocate that value among the various classes of securities to arrive at the fair value of the Group’s ordinary shares. We engaged independent third party valuation specialists for grants made in 2020, who considered all objective and subjective factors that they believed to be relevant for each valuation including, management’s best estimate of our business condition, prospects and operating performance at each valuation date. Other significant factors included:

•        The rights, preferences and privileges of our preferred shares as compared to those of our ordinary shares, including the liquidation preferences of our preferred shares;

•        Our results of operations, financial position and the status of R&D efforts;

•        Arms-length transactions involving recent rounds of ordinary share financings;

•        The composition of, and changes to, our management team and board of directors;

•        The lack of liquidity of our ordinary shares;

•        Our stage of development and business strategy and the material risks related to our business and industry;

•        The valuation of publicly traded companies in relevant industry sectors, as well as recently completed mergers and acquisitions of peer companies;

•        Any external market conditions affecting relevant industry sectors;

•        The likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions; and

•        The state of the initial public offering market for similarly situated privately held comparable companies.

In addition, we also considered any secondary transactions involving our share capital. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties and whether the transactions involved investors with access to our financial information.

Upon consummation of the Business Combination, the Listco Class A Shares will be publicly traded and will therefore be subject to potentially significant fluctuations in market price. Increases and decreases in the market price of the Listco Class A Shares will also increase and decrease the fair value of our share-based awards granted in future periods.

New and amended standards and interpretations

Refer to Note 2 of our audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for more information about recent accounting pronouncements, the timing of their adoption and Cazoo’s assessment, to the extent it has made one, of their potential impact on Cazoo’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

Interest rate risk is the risk that changes in interest rates will affect our income and financial management. We are exposed to interest rate risk through our stocking facilities where interest, in the year ended December 31, 2020, was charged in reference to a base interest rate. However, our exposure to interest rate risk is minimal since we were in a net cash position at December 31, 2020 and December 31, 2019 and therefore able to reduce exposure through repayment of the facilities. We do not hedge against interest rate risk. In 2021 all base rate references to LIBOR has been replaced with Bank of England base rate.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the stocking loans during the year ended December 31, 2020, the only element of loans and borrowings impacted by variable interest rates. With other variables held constant, our profit before tax was affected through the impact on floating rate borrowings, as follows:

	Increase/ decrease in basis points	Effect on profit before tax
		£’000
LIBOR	+100	444
LIBOR	-100	(444)

Foreign currency risk

We have foreign currency risks related to certain expenses in Euros and US dollars. We do not currently hedge against currency risk through the use of financial instruments such as foreign currency swaps. However, we may look to do this in the future as appropriate. We do not believe that a 10% change in the relative value of the Pounds Sterling to other foreign currencies would have a material effect on our cash flows and operating results in currencies other than the Pounds Sterling.

Internal control over financial reporting

SEC guidance defines a material weakness as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual financial statements will not be prevented or detected on a timely basis. Although the Group is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, the Group’s management has identified the following material weaknesses which have caused the company to conclude that it has not maintained an effective control framework. The material weaknesses identified were:

i.       The entity level and financial reporting control environment is not designed with the appropriate precision to prevent or detect material misstatement in accounting or disclosure; and

ii.      Ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems.

These deficiencies are considered to be material weaknesses which could potentially result in material misstatements and/or impact disclosures which would not be prevented or detected. Prior to the Business Combination, the Group has operated as a private business. As such, the Group’s management has not been required to perform an evaluation of its internal control over financial reporting, nor has it been required to obtain an audit of its control environment in accordance with the provisions of the Sarbanes-Oxley Act or any similar law applicable in the relevant jurisdictions. Had such an evaluation or audit been performed in prior periods, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses. As such, the Group cannot assure you that it has identified all its existing material weaknesses.

The Group has commenced remediation planning and will implement measures to design an entity-level and financial reporting control framework which will address the underlying causes of the material weaknesses. The Group has engaged consultants with the appropriate expertise to perform a risk assessment of the internal control environment and assist management in designing and implementing entity level, financial reporting and management review controls, together with IT general and application controls for systems which impact financial reporting. The Group will develop a detailed workplan which will include identifying and remediating gaps in internal control and developing standard documentation to support the performance of controls to detect and prevent material misstatement in accounting and disclosure. The workplan will also include the ongoing testing and monitoring of controls and procedures for informing those charged with governance as to the progress of remediation implementation and of any new identified deficiencies. In addition, the workplan will highlight where investment in strengthening resource and expertise is required within the accounting function, and how this will be addressed, as well a plan to conduct IFRS and SEC financial reporting training for personnel.

While the Group intends to complete this remediation process as quickly as possible, the material weaknesses cannot be considered remediated until all steps in the remediation process are complete. In addition, the process of assessing the effectiveness of the Group’s internal control over financial reporting may require the investment of substantial time and resources, including by members of its senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. Additionally, if the Group is unable to successfully remediate the identified material weaknesses or if it identifies additional material weaknesses, its financial statements could contain material misstatements that, when discovered in the future, could cause the Group to fail to meet its reporting obligations. At such time, the Group’s independent registered public accounting firm may issue an adverse report in the event it is not satisfied with the level at which the company’s internal control over financial reporting is documented, designed, or operating.

If the Group is considered to have material weaknesses in its internal control over financial reporting which are not addressed in a timely manner, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its ordinary shares could decline, and it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in the Group’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Ajax and Listco

The following table sets forth information regarding the beneficial ownership of Ajax Ordinary Shares as of            , 2021 and Listco Ordinary Shares immediately following consummation of the Business Combination by:

•        each person known by Ajax to be the beneficial owner of more than 5% of the Ajax Ordinary Shares;

•        each of Ajax’s current executive officers and directors;

•        all of Ajax’s current executive officers and directors as a group;

•        each person expected by Listco to be the beneficial owner of more than 5% of its outstanding ordinary shares after the consummation of the Business Combination;

•        each of Listco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Listco upon consummation of the Business Combination; and

•        all of Listco’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Ajax Articles, each Ajax Ordinary Share entitles the holder to one vote per share. Pursuant to the Listco Articles, each Listco Ordinary Share will entitle the holder to one vote per share.

The beneficial ownership of the Ajax Ordinary Shares prior to the Business Combination is based on 89,443,433 Ajax Ordinary Shares outstanding as of            , 2021, of which 80,499,090 were Ajax Class A Shares and 8,944,343 were Ajax Class B Shares.

The expected beneficial ownership of Listco Ordinary Shares after the Business Combination assuming none of the public shares are redeemed has been determined based upon the following: (i) that no Ajax public shareholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases Ajax Ordinary Shares (pre-Business Combination) or Listco Ordinary Shares (post-Business Combination), (iii) that 80,000,000 Listco Class A Shares are issued to the PIPE Investors, and (iv) there will be an aggregate of            Listco Ordinary Shares outstanding, of which            were Listco Class A Shares, 0 were Listco Class B Shares and            were Listco Class C Shares, at Closing.

The expected beneficial ownership of shares of Listco Ordinary Shares after the Business Combination assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of            public shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases Ajax Ordinary Shares (pre-Business Combination) or Listco Ordinary Shares (post-Business Combination), (iii) that 80,000,000 Listco Class A Shares are issued to the PIPE Investors, and (iv) there will be an aggregate of            Listco Ordinary Shares outstanding, of which            were Listco Class A Shares, 0 were Listco Class B Shares and            were Listco Class C Shares, at Closing.

	Before the Business Combination				After the Business Combination
					Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Ajax Class A Shares	%	Number of Ajax Class B Shares(1)%		Number of shares of Listco Class A Shares	%	Number of shares of Listco Class C Shares	%	% of Total Voting Power	Number of Listco Class A Shares	%	Number of Listco Class C Shares	%	% of Total Voting Power
Daniel Och(2)(3)	—	—	8,944,343	10%			—	—				—	—
Glenn Fuhrman(2)(4)	—	—	—	—			—	—				—	—
J. Morgan Rutman(2)(4)	—	—	—	—			—	—				—	—
Steve Ells(2)(4)	—	—	—	—			—	—				—	—
Jim McKelvey(2)(4)	—	—	—	—			—	—				—	—
Kevin Systrom(2)(4)	—	—	—	—			—	—				—	—
Anne Wojcicki(2)(4)	—	—	—	—			—	—				—	—
All Directors and Executive Officers of Ajax as a Group (seven Individuals)	—	—	8,944,343	10%			—	—				—	—
Five Percent Holders:
Ajax I Holdings, LLC(2)(3)			8,944,343	10%
Maverick Capital, Ltd.(5)	5,058,302	6.3%	—	—
The Baupost Group, L.L.C.(6)	5,000,000	6.21%	—	—
Millennium Management LLC(7)	4,904,681	6.1%	—	—
Directors and Executive Officers of Listco After Consummation of the Business Combination
Alex Chesterman	—	—	—	—
Stephen Morana	—	—	—	—			—	—				—	—
Luciana Berger	—	—	—	—			—	—				—	—
David Hobbs	—	—		—			—	—				—	—
Moni Mannings	—	—	—	—			—	—				—	—
Daniel Och	—	—	—	—			—	—				—	—
Lord Rothermere	—	—	—	—
Duncan Tatton-Brown	—	—	—	—			—	—				—	—
Anne Wojcicki	—	—	—	—
Ned Staple	—	—	—	—
All Directors and Executive Officers of Listco as a Group (10 Individuals)
Five Percent Holders:
DMGV Limited		—	—	—			—	—				—	—

____________

*                          Less than one percent.

(1)      Upon consummation of the Business Combination (i) Ajax Class B Shares will have been cancelled in exchange for Listco Class B Shares and (ii) upon effectiveness of the Listco Articles, Listco Class B Shares will have been automatically converted on a one-for-one basis, subject to any adjustments for any subdivision or combination with respect to the Listco Class A Shares in accordance with the Listco Articles, into Listco Class A Shares.

(2)      The business address of each of the following entities or individuals is c/o Ajax I, 667 Madison Avenue, New York, NY 10065.

(3)      Represents the interests directly held by the Sponsor. Mr. Och is the managing member of the Sponsor. As such, he may be deemed to beneficially own the shares held by the Sponsor.

(4)      Information does not reflect interests held in the Sponsor. See “Other Information Related to Ajax — Executive Officer and Director Compensation” for additional information regarding interests held in the Sponsor.

(5)      According to a Schedule 13G/A filed with the SEC on February 16, 2021, Maverick Capital, Ltd., a Texas limited partnership (“Maverick Capital”) is the record holder of the shares reported herein. Maverick Capital Management, LLC, a Texas limited liability company (“Maverick Capital Management”) is the general partner of Maverick Capital. Lee S. Ainslie III is the manager of Maverick Capital Management. Andrew H. Warford serves as the Chairman of the Stock Committee of Maverick Capital. As a result of the foregoing, each of Maverick Capital Management, Mr. Ainslie and Mr. Warford may be deemed to have shared voting control and investment discretion and therefore beneficial ownership over securities owned by Maverick Capital. The business address of Maverick Capital and Maverick Capital Management is 1900 N. Pearl Street, 20th Floor, Dallas, Texas 75201. The business address of Mr. Ainslie and Mr. Warford is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

(6)      According to a Schedule 13G/A filed with the SEC on February 12, 2021, The Baupost Group, L.L.C., a Delaware limited liability company (“Baupost”), is the record holder of the shares reported herein. Baupost Group GP, L.L.C., a Delaware limited liability company (“BG GP”) is the manager of Baupost. Seth A. Klarman is the managing member of BG GP. As a result of the foregoing, each of BG GP and Mr. Klarman may be deemed to have shared voting control and investment discretion and therefore beneficial ownership over securities owned by Baupost. The business address of each of Baupost, BG GP and Mr. Klarman is 666 Fifth Avenue, New York, New York 10103.

(7)      According to a Schedule 13G/A filed with the SEC on February 16, 2021, Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of (i) the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), which is the beneficial owner of 2,822,801 Ajax Class A Shares (as a result of holding 222,800 Ajax Class A Shares and 2,600,001 Ajax Units), (ii) the managing member of Riverview Group LLC (“Riverview Group”), which is the beneficial owner of 931,880 Ajax Class A Shares, and (iii) the 100% owner of ICS Opportunities, Ltd. (“ICS Opportunities”), which is the beneficial owner of 1,150,000 Ajax Class A Shares (as a result of holding 1,150,000 Ajax Units, which together with the Ajax Class A Shares beneficially owned by Integrated Core Strategies and Riverview Group represents 4,904,681 Ajax Class A Shares). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and the general partner of Millennium International Management. A trust of which Israel A. Englander currently serves as the sole voting trustee is the managing member of Millennium Group Management. As a result of the foregoing, each of Millennium Management, Millennium Group Management and Mr. Englander may be deemed to have shared voting control and investment discretion and therefore beneficial ownership over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. Millennium International Management may be deemed to have shared voting control and investment discretion and therefore beneficial ownership over securities owned by ICS Opportunities. The business address of each of Millennium Management, Millennium Group Management, Millennium International Management, Mr. Englander, Integrated Core Strategies, Riverview Group and ICS Opportunities is 666 Fifth Avenue, New York, New York 10103.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Ajax Related Person Transactions

Ajax Class B Shares

On September 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Ajax in consideration for 8,855,000 Ajax Class B Shares. On September 22, 2020, Ajax effected a share capitalization resulting in an aggregate of 9,583,333 Ajax Class B Shares being outstanding. The Ajax Class B Shares included an aggregate of up to 1,250,000 shares subject to forfeiture by the Sponsor, so that the number of Ajax Class B Shares would collectively represent 10% of Ajax’s issued and outstanding shares upon the completion of the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on October 30, 2020, a total of 611,010 Ajax Class B Shares are no longer subject to forfeiture. On December 11, 2020, the option to exercise the remaining over-allotment balance expired and 638,990 shares were forfeited, resulting in an aggregate of 8,944,343 Ajax Class B Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Ajax Class B Shares until the earlier to occur of: (A) two years after the completion of a business combination; and (B) subsequent to a business combination, (x) if the last reported sale price of the Ajax Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which Ajax completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Ajax shareholders having the right to exchange their Ajax Class A Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of Ajax’s IPO, the Sponsor purchased an aggregate of 21,129,818 private placement warrants at a price of $1.00 per private placement warrant (for an aggregate purchase price of $21,129,818). Each private placement warrant is exercisable for one Ajax Class A Share at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the private placement warrants were added to the net proceeds from the IPO held in the trust account. If Ajax does not complete a business combination by October 30, 2022, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of Ajax’s public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

Registration Rights

Pursuant to a registration rights agreement entered into on October 27, 2020, the holders of the Ajax Class B Shares, private placement warrants and Ajax warrants that may be issued upon conversion of the working capital loans (and any Ajax Class A Shares issuable upon the exercise of the private placement warrants and Ajax warrants that may be issued upon conversion of working capital loans and upon conversion of the Ajax Class B Shares) will be entitled to registration rights requiring Ajax to register such securities for resale (in the case of the Ajax Class B Shares, only after conversion to Ajax Class A Shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that Ajax register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Ajax to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Ajax will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. Ajax will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

On September 16, 2020, Ajax issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which Ajax could borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (i) the consummation of the IPO. The outstanding balance under the Promissory Note of $500,000 was repaid at the closing of the IPO on October 30, 2020.

On March 22, 2021, Daniel Och, Ajax’s chief executive officer and chairman of Ajax’s board of directors, committed to provide Ajax with an aggregate of $1,500,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of the Business Combination. If Ajax does not consummate the Business Combination, all amounts loaned to Ajax will be forgiven except to the extent that it has funds available outside of the trust account to repay such loans.

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Ajax’s directors and officers may, but are not obligated to, loan Ajax funds as may be required (“Working Capital Loans”). If Ajax completes the Business Combination, it will repay the Working Capital Loans out of the proceeds of the trust account released to Ajax. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, Ajax may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into Listco Warrants at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants.

Administrative Services Agreement

Ajax entered into an agreement, commencing on October 27, 2020 through the earlier of (a) the consummation of the Business Combination and (b) its liquidation, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. For the period from August 13, 2020 (inception) through December 31, 2020, Ajax incurred and paid $21,290, in fees for these services.

PIPE Investment

As part of the PIPE Investment, entities affiliated with Daniel Och have committed to purchase 13,150,000 PIPE Shares for $131,500,000, an entity affiliated with Glenn Fuhrman has committed to purchase 3,000,000 PIPE Shares for $30,000,000, an entity affiliated with Jim McKelvey has committed to purchase 1,500,000 PIPE Shares for $15,000,000, Steve Ells has committed to purchase 1,500,000 PIPE Shares for $15,000,000, entities affiliated with Anne Wojcicki have committed to purchase 750,000 PIPE Shares for $7,500,000 and an entity affiliated with Kevin Systrom has committed to purchase 100,000 PIPE Shares for $1,000,000. In the aggregate, these investments represent approximately 25.0% of the total number of PIPE Shares to be issued.

Cazoo Related Person Transactions

Investor Rights Agreement

At the Closing, Listco, the Sponsor and certain securityholders of Listco will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, Listco will be obligated to file a registration statement to register the resale of certain Listco securities held by the holders party thereto within 45 days after the Closing and to use reasonable best efforts to cause such registration statement to be declared effective as soon as possible after such filing, but no later than (i) the 90th day (or the 120th day if the SEC notifies that it will “review” such registration statement) following the Closing Date. In addition, the Investor Rights Agreement contains customary demand and “piggy-back” registration rights. The Investor Rights Agreement also provides that Listco will pay certain expenses relating to such registrations and indemnify the holders party thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Pursuant to the terms of the Investor Rights Agreement, certain shareholders will be entitled to nominate individuals to the board of directors of Listco following the Closing, in each case, on the terms and subject to the conditions set forth therein. In particular, Listco and such securityholders will agree to take all necessary and desirable actions such that the following individuals will be elected to the Listco Board:

(a)     for so long as Alex Chesterman is the Chief Executive Officer of Listco or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of Listco, Alex Chesterman;

(b)    for so long as Stephen Morana is the Chief Financial Officer of Listco, Stephen Morana;

(c)     until the expiration of the term of office of Listco’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och; and

(d)    until the later of (i) the expiration of the term of office of Listco’s Class III directors in office on the Closing Date and (ii) such time as DMGV Limited (“DMGV”), together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of Listco, one individual designated by DMGV, who will initially be Lord Rothermere.

Pursuant to the terms of the Investor Rights Agreement the size of the Listco Board will initially be set at nine members, at least three of whom must satisfy the independence criteria applicable to the audit committee of the Listco Board. So long as the Listco Board comprises nine members, three of such directors shall sit in each of Class I, Class II and Class III.

Pursuant to the terms of the Investor Rights Agreement, so long as DMGV has a designee on the Listco Board, DMGV may, at its election and at any time by written notice to Listco, appoint a board observer to attend all meetings of the Listco Board (and any committees thereof).

Pursuant to the Investor Rights Agreement, during the periods in which the Sponsor and DMGV, respectively, are permitted to designate a nominee to the Listco Board under the provision described above, in the event that (i) a vacancy is created at any time by the death, retirement, disability, removal or resignation of any of the members nominated by the Sponsor or DMGV (the “Shareholder Designees”) or (ii) a Shareholder Designee fails to be elected to the Listco Board at any annual or special meeting of the shareholders of Listco at which such Shareholder Designee stood for election but was nevertheless not elected, the remaining directors and Listco shall cause such open seat to be filled by a new member designated in writing by the shareholder that designated such Shareholder Designee, as soon as possible, and Listco and the other parties to the Investor Rights Agreement shall take all necessary and desirable actions within their control to accomplish the same.

Pursuant to the Investor Rights Agreement, if Listco intends to issue equity securities within one year of the Closing Date which would result in any individual or entity that beneficially owns, as of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Business Combination Agreement, ten percent (10%) or more of the issued and outstanding Listco Ordinary Shares, having beneficial ownership of less than ten percent (10%) of the issued and outstanding Listco Ordinary Shares then, at least 15 business days prior to the issuance of the equity securities, Listco is required to deliver to such shareholder an offer to issue a portion of such equity securities to such shareholder in an aggregate amount, on a pro forma basis after giving effect to the issuance of such equity securities, that would result in such shareholder maintaining beneficial ownership of at least ten percent (10%) of the issued and outstanding Listco Ordinary Shares.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the text of the Investor Rights Agreement, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Ajax, Listco, Cazoo and holders of a majority of each of Cazoo’s outstanding series A shares, series B shares, series C shares and ordinary shares executed transaction support agreements (the “Transaction Support Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, each such holder agreed to, among other things (i) following the effectiveness of the Registration Statement, enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which, such Cazoo Shareholder will sell and Listco will purchase such Cazoo Shareholder’s Cazoo Shares, (ii) to the extent reasonably determined to be necessary or advisable by Ajax or Cazoo in furtherance of the Business Combination, support and vote in favor of the Business Combination Agreement, the ancillary documents to which Cazoo is or will be a party and the transactions contemplated thereby, (iii) take any actions reasonably determined by Ajax and Cazoo to be necessary or advisable to exercise the drag along right set out in and in accordance with Cazoo’s articles of association (including delivery by such holder to Cazoo of notice of a desire to transfer its Cazoo Shares and implement the drag along right in Cazoo’s articles of association), and (iv) subject to certain exceptions, not to transfer, assign, or sell their respective Cazoo Shares, prior to the consummation of the Business Combination. In addition, Alex Chesterman and Stephen Morana, in their capacities as Cazoo Shareholders, agreed under the Transaction Support Agreements signed by them to only make a Standard Election or a Stock Election (as such terms are defined in the Business Combination Agreement) with respect to (i) all Cazoo Shares held by them (including such Cazoo Shares resulting from the exercise of certain options), and (ii) all their vested unapproved options. The foregoing summary of the Transaction Support Agreements is qualified in its entirety by reference to the text of the Transaction Support Agreements, the form of which is incorporated by reference as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part.

PIPE Investment

As part of the PIPE Investment, D1 Master Holdco I LLC, an affiliate of David Hobbs, has committed to purchase 10,000,000 PIPE Shares for $100,000,000, and DMGV, an affiliate of Lord Rothermere, has committed to purchase 2,500,000 PIPE Shares for $25,000,000. In the aggregate, these investments represent approximately 15.63% of the total number of PIPE Shares to be issued.

DMGV Financing

As part of prior Cazoo funding rounds, DMGV provided future media spend in place of cash for a portion of their investment. Cazoo used approximately £2.0 million of such media spend in the fiscal year ended December 31, 2020 and expects to use approximately £2.0 million of such media spend in the fiscal year ended December 31, 2021.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the Listco Board will adopt a written related person transaction policy that will set forth policies and procedures for the review and approval or ratification of related person transactions. Listco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

DESCRIPTION OF LISTCO’S SECURITIES

The following description of the material terms of the securities of Listco following the Business Combination includes a summary of specified provisions of the Listco Articles that will be in effect upon completion of the Business Combination. This description is qualified by reference to the Listco Articles as will be in effect upon consummation of the Business Combination, a copy of which of is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. References to “shareholder” and “member” shall be used interchangeably herein.

Listco is a Cayman Islands exempted company and, as of the Closing, its affairs will be governed by the Listco Articles, the Companies Act and the common law of the Cayman Islands. Pursuant to Listco Articles which will be prior to, but effective as of, the Closing, Listco will be authorized to issue 1,100,000,000 Listco Class A Shares, 50,000,000 Listco Class B Shares, 1,000,000,000 Listco Class C Shares and 5,000,000 preference shares, par value of U.S.$0.0001 each.

As of the date of this proxy statement/prospectus, there are 1,000 Listco Class B Shares issued and outstanding.

Listco Ordinary Shares

Holders of Listco Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors.

Conversion of Listco Ordinary Shares

Upon effectiveness of the Listco Articles, each issued and outstanding Listco Class B Share shall automatically convert on a one-for-one basis, subject to any adjustments for any subdivision or combination with respect to the Ajax Class A shares in accordance with the Listco Articles, into a Listco Class A Share. Listco Class C Shares will automatically convert on a one-for-one basis into Listco Class A Shares, subject to any adjustments for any subdivision or combination with respect to the Listco Class A Shares in accordance with the Listco Articles, on the earlier to occur of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Listco Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

Any conversion of Listco Class B Shares or Listco Class C Shares into Listco Class A Shares pursuant to the Listco Articles shall be effected by means of the re-designation of each relevant Listco Class B Share or Listco Class C Share, as applicable, as a Listco Class A Share.

Preference Shares

The Listco Board is authorized to issue preference shares from time to time in one or more series without member approval. The Listco Board has the discretion under the Listco Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of Listco’s authorized but unissued undesignated shares, and the Listco Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached the Listco Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Listco Ordinary Shares until the Listco Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

•        Restricting dividends in respect of the Listco Ordinary Shares;

•        Diluting the voting power of the Listco Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

•        Impairing the liquidation rights of the Listco Ordinary Shares; or

•        Delaying or preventing a change of control of Listco.

Upon the consummation of the Business Combination, there will be no preference shares outstanding, and Listco has no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Listco Board.

Variation of Rights

Under the Listco Articles, if the Listco share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not Listco is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The Listco Board may not vary any rights of the Listco Class C Shares without two thirds consent of the holders of Listco Class C Shares.

Transfer of Shares

Subject to the limitations described below regarding Listco Class C Shares during the Listco Class C Lock-Up Period, members may transfer all or any of the member’s Listco Ordinary Shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Listco Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which Listco has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Listco Board may, but is not required to, decline to register a transfer of any Listco Ordinary Shares unless certain requirements are met.

During the Listco Class C Lock-Up Period Listco Class C Shares may only be transferred:

•        with Listco Board approval for the sole purpose of satisfying tax obligations incurred with the receipt of Listco Class C Shares, limited to the number and amount of Listco Class C Shares to satisfy any tax obligations directly in connection with the receipt of Listco Class C Shares in connection with Listco’s acquisition of Cazoo;

•        to any director or officer of Listco or any affiliates of members of the immediate family of any director or officer of Listco;

•        by a gift to the member’s immediate family or to a trust, the beneficiary of which is the member or a member of the member’s immediate family;

•        to a charitable organization;

•        by virtue of laws of descent and distribution upon death;

•        pursuant to a qualified domestic relations order;

•        in the event of Listco’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction in which all members have the right to exchange their Listco Ordinary Shares

•        to an affiliate of the holder; or

•        with the unanimous approval of a committee of the Listco Board comprised of one director designated in writing by the Sponsor and one executive director.

Any person who receives Listco Class C Shares during the Listco Class C Lock-Up Period will be bound by the same restrictions as the initial holder. Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Listco Ordinary Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Listco Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, Listco intends to enter into indemnification agreements with its directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Listco Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Listco’s directors, officers or persons controlling Listco under the foregoing provisions, Listco has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Listco Articles

Certain provisions in the Listco Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Listco Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of Listco to first negotiate with the Listco Board.

Ordinary Shares

The authorized but unissued Listco Ordinary Shares will be available for future issuance by the Listco Board on such terms as the Listco Board may determine, subject to any limitations in the Listco Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Listco Ordinary Shares could render more difficult or discourage an attempt to obtain control over Listco by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of Listco or make removal of management more difficult. If the Listco Board decides to issue these preference shares, the price of Listco Ordinary Shares may fall and the voting and other rights of the holders of Listco Ordinary Shares may be materially adversely affected. Pursuant to the Listco Articles, preference shares may be issued by Listco from time to time, and the Listco Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by Listco’s members).

However, under Cayman Islands law, Listco’s directors may only exercise the rights and powers granted to them under the Listco Articles for a proper purpose and for what they believe in good faith to be in the best interests of Listco.

Classified Board

The Listco Articles provide that, subject to the right of holders of any series of preference shares, the Listco Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Listco Board will be elected each year.

The classification of directors will have the effect of making it more difficult for members to change the composition of the Listco Board. The Listco Articles provide for a board comprised of between five and nine directors, but in accordance with the Listco Articles, the directors may increase or reduce the upper and lower limits of the number of directors. See the section entitled “Management of Listco Following the Business Combination.”

Unanimous Action by Written Consent

The Listco Articles provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Listco Articles may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Listco Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of members.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide member with any right to put any proposal before a general meeting. The Listco Articles permit the Listco Board or the chairperson of the Listco Board to call general meetings. The Listco Articles do not allow members to requisition a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Listco Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of Listco with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Listco Articles, if Listco is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Listco Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Listco Ordinary Shares in respect of which there are monies due, of all monies payable to Listco for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Listco Articles on the rights of non-resident or foreign members to hold or exercise voting rights on Listco’s shares. In addition, there are no provisions in the Listco Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Listco Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of Listco shares have no general right under Cayman Islands law to inspect or obtain copies of the Listco register of members or Listco’s corporate records.

Waiver of Certain Corporate Opportunities

The Listco Articles provide for a waiver of the obligation to provide business opportunities to Listco for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Listco Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Listco Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Listco Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such Officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

The Listco Board shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Subject to the Business Combination Agreement and the Investor Rights Agreement, directors shall be assigned to each class by the Listco Board. At the 2022 annual general meeting of Listco, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of Listco, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of Listco, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Listco, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

Under the Listco Articles, a director may be removed from office only for cause by special resolution of Listco. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Listco Board without special leave of absence from the Listco Board, and the Listco Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director.

Filling Vacancies on the Listco Board

Vacancies on the Listco Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

During the period that the Sponsor and DMGV have the ability to designate directors, the Sponsor and DMGV have re-appointment rights if the director each of them appointed fails to be elected or their seat is otherwise vacated.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, Listco is not obliged by law to call annual general meetings, however, pursuant to the Listco Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting.

Transfer Agent and Registrar

Following the completion of the Business Combination,               will act as the transfer agent and registrar for the Listco Ordinary Shares.

Listing

Listco intends to have the Listco Class A shares listed on NYSE under the symbol “CZOO.”

Warrants

Listco Warrants

The following description of the Listco Warrants contains only material information concerning such warrants and does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

As of            , 2021, there were            Ajax Warrants outstanding, including            public warrants and            private placement warrants. Upon consummation of the Merger, each public warrant issued and outstanding immediately prior to the Merger will be exchanged for one Listco Public Warrant, and each private placement warrant issued and outstanding immediately prior to the Merger will be exchanged for one Listco Sponsor Warrant.

Each Ajax Warrant currently entitles the holder thereof to purchase one Ajax Class A Share at price of $11.50 per share, and upon the exchange described above, each Listco Warrant will entitle the holder thereof to purchase one Listco Class A Share at a price of $11.50 per share.

Exercisability

Each Listco Warrant becomes exercisable to purchase one Listco Class A Share at a price of $11.50 per share, at any time commencing on the later of 30 days after the completion of the Business Combination and October 30, 2021, except as described below. Pursuant to the Warrant Agreement, a warrantholder may exercise its Listco Warrants only for a whole number of Listco Class A Shares. The Listco Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

Listco will not be obligated to deliver any Listco Class A Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Listco Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to Listco satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No warrant will be exercisable for cash or on a cashless basis, and Listco will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Listco Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Under the terms of the Warrant Agreement, Listco will be obligated, as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, to use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Listco Class A Shares issuable upon exercise of the Listco Warrants, will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Listco Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Listco Class A Shares are, at the time of any exercise of a Listco Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Listco may, at its option, require holders of Listco Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Listco so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Listco Warrants for that number of Listco Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Listco Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Listco Class A Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Listco Warrants when the price per Listco Class A Share equals or exceeds $18.00

Once the Listco Warrants become exercisable, Listco may redeem the warrants (except as described herein with respect to the Listco Sponsor Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the last reported sale price of the Listco Class A Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Listco sends the notice of redemption to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (subject to adjustment as described below).

Listco will not redeem the Listco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Listco Class A Shares issuable upon exercise of the Listco Warrants is then effective and a current prospectus relating to those Listco Class A Shares is available throughout the 30-day redemption period. If and when the Listco Warrants become redeemable, Listco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and Listco issues a notice of redemption of the Listco Warrants, each warrantholder will be entitled to exercise his, her or its Listco Warrant prior to the scheduled redemption date.

Redemption of Listco Warrants when the price per Listco Class A Share equals or exceeds $10.00

Once the Listco Warrants become exercisable, Listco may redeem the outstanding warrants (except as described herein with respect to the Listco Sponsor Warrants:

•        in whole and not in part;

•        at $0.10 per Listco Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Listco Class A Shares (as defined below) except as otherwise described below; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (subject to adjustment as described below).

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Listco Warrants on a cashless basis. The numbers in the table below represent the number of Listco Class A Shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by Listco pursuant to this redemption feature, based on the “fair market value” of the Listco Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Listco Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Listco will provide its warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Listco Warrant or the exercise price of a Listco Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Listco Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Listco Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Listco Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Listco Warrant. If the exercise price of a Listco Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Listco Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Listco Warrants)	Fair Market Value of Listco Class A Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Listco Class A Shares to be issued for each Listco Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Listco Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Listco Warrant is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Listco Class A Shares for each Listco Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Listco Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Listco Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Listco Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Listco Class A Shares for each Listco Warrant. In no event will the Listco Warrants be exercisable in connection with this redemption feature for more than 0.361 Listco Class A Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Listco Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Listco pursuant to this redemption feature, since they will not be exercisable for any Listco Class A Shares.

No fractional Listco Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Listco will round down to the nearest whole number of the number of Listco Class A Shares to be issued to the holder.

Redemption Procedures

A holder of a Listco Warrant may notify Listco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Listco Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding Listco Class A Shares is increased by a capitalization or share dividend payable in Listco Class A Shares, or by a sub-division of Listco Class A Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Listco Class A Shares issuable on exercise of each Listco Warrant will be increased in proportion to such increase in the issued and outstanding Listco Class A Shares. A rights offering made to all or substantially all holders of Listco Class A Shares entitling holders to purchase Listco Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of Listco Class A Shares equal to the product of (1) the number of Listco Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Listco Class A Shares) multiplied by (2) one minus the quotient of (x) the price per Listco Class A Share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Listco Class A Shares, in determining the price payable for Listco Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Listco Class A Shares during the 10 trading day period ending on the trading day prior to the first date on which the Listco Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Listco, at any time while the Listco Warrants are outstanding and unexpired, pays to all or substantially all of the holders of Listco Class A Shares a dividend or make a distribution in cash, securities or other assets to the holders of Listco Class A Shares on account of such Listco Class A Shares (or other securities into which the Listco Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis, with all other cash dividends and cash distributions paid on the Listco Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Listco Class A Share in respect of such event.

If the number of issued and outstanding Listco Class A Shares is decreased by a consolidation, combination, or reclassification of Listco Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Listco Class A Shares issuable on exercise of each Listco Warrant will be decreased in proportion to such decrease in issued and outstanding Listco Class A Shares.

Whenever the number of Listco Class A Shares purchasable upon the exercise of the Listco Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Listco Class A Shares purchasable upon the exercise of the Listco Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Listco Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Listco Class A Shares (other than those described above or that solely affects the par value of such Listco Class A Shares), or in the case of any merger or consolidation of Listco with or into another corporation (other than a merger or consolidation in which Listco is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding Listco Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Listco as an entirety or substantially as an entirety in connection with which Listco is dissolved, the holders of the Listco Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Listco Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Listco Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Listco Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders, the holder of a Listco Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Listco Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Listco Class A Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Listco Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The terms of the Listco Warrants are governed by the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the Listco Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including conforming the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Listco Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Listco Public Warrants and, solely with respect to any amendment to the terms of the Listco Sponsor Warrants or any provision of the Warrant Agreement with respect to the Listco Sponsor Warrants, at least 65% of the then outstanding Listco Sponsor Warrants. The Warrant Agreement is field as an exhibit to this registration statement.

The warrantholders do not have the rights or privileges of holders of Listco Ordinary Shares and any voting rights until they exercise their warrants and receive Listco Class A Shares. After the issuance of Listco Class A Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Listco Sponsor Warrants

The Listco Sponsor Warrants (including the Listco Class A Shares issuable upon exercise of the Listco Sponsor Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to certain limited exceptions) and they are not redeemable by Listco so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Listco Sponsor Warrants on a cashless basis and have certain registration rights with respect to such securities. The Listco Sponsor Warrants are identical to the Listco Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by Listco; (2) they (including the Listco Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; (4) they (including the Listco Class A Shares issuable upon exercise of these warrants) are entitled to registration rights and (5) they will not be exercisable more than seven years after the completion of the Business

Combination so long as they are held by the Sponsor or any of its permitted transferees. If the Listco Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Listco Sponsor Warrants will be redeemable by Listco in all redemption scenarios and exercisable by the holders on the same basis as the Listco Public Warrants.

If holders of the Listco Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Listco Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Listco Class A Shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Listco Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Enforceability of Civil Liability under Cayman Islands Law

Listco has been advised by Maples and Calder (Cayman LLP), its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against Listco, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Listco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

Listco has certain duties under the Data Protection Act, 2017 of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts Listco’s members on notice that through your investment in Listco you will provide Listco with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to Listco and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

Listco will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Listco will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which Listco is subject. Listco will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, Listco will be characterized as a “data controller” for the purposes of the Data Protection Act, while its affiliates and service providers who may receive this personal data from Listco in the conduct of its activities may either act as its “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to Listco.

Listco may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides Listco with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How Listco May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of Listco’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should Listco wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why Listco May Transfer Your Personal Data

In certain circumstances Listco may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

Listco anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures Listco Takes

Any transfer of personal data by Listco or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

Listco and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

Listco shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Ajax is incorporated as a Cayman Islands exempted company and the rights of Ajax shareholders are governed by the laws of the Cayman Islands, including the Companies Act, and by the Ajax Articles. Listco is incorporated as a Cayman Islands exempted company and the rights of Listco members will be governed by the laws of the Cayman Islands, including the Companies Act, and by the Listco Articles. As a result of the Business Combination, Ajax shareholders who receive Listco Class A Shares or Listco Class B Shares will become Listco members. Following the Business Combination, the rights of Ajax shareholders who become Listco members in the Business Combination will continue to be governed by Cayman Islands law but will no longer be governed by the Current Articles and instead will be governed by the Listco Articles.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Ajax members under the Ajax Articles (left column), and the rights of Listco members under the Listco Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Ajax Articles, and the Listco Articles, which are attached as Annex B to this proxy statement/prospectus, as well as the relevant provisions of the Companies Act.

Ajax	Listco
Authorized Capital Stock

The authorized share capital of Ajax is U.S.$55,500 divided into 500,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each, and 5,000,000 preference shares of a par value of U.S.$0.0001 each.

The authorized share capital of Listco as of the effective time of the Business Combination will be U.S.$215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of U.S.$0.0001 each and 5,000,000 preference shares of a par value of U.S.$0.0001 each. As of the date of this proxy statement/prospectus, no preference shares are outstanding.

The Listco Board is authorized to issue preference shares in one or more series without shareholder approval. The Listco Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of its authorized but unissued shares.

Number of Directors
The initial Ajax Board shall consist of not less than one (1) director. Ajax’s board of directors may, by Ordinary Resolution (simple majority standard) change the number of directors authorized.

The initial Listco Board shall consist of not less than five (5) directors nor more than nine (9) directors. The Listco Board may, by Ordinary Resolution (simple majority standard), change the number of directors authorized.

Classified Board of Directors
No classified board.	Classified board with staggered elections; three (3) classes of directors with, initially, three (3) directors in each class.

Ajax	Listco
Nomination Rights
Shareholders do not have any nomination rights.	Shareholders do not have any nomination rights.
Alternate Directors
No ability for a director to appoint another person to be such director’s alternate.

Any director may in writing appoint another person to be such director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such director’s place at any meeting of the Listco Board at which the appointing director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Listco Board as a director when the director appointing such alternate director is not personally present. If a director appoints another director as an alternate, the alternate director shall have one vote on behalf of the appointing director in addition to his or her own vote.

Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Ajax Articles as the maximum number of directors.

Vacancies may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

Pursuant to the terms of the Investor Rights Agreement, during the period that the Sponsor and DMGV have the ability to designate directors, the Sponsor and DMGV have re-appointment rights if the director each of them appointed fails to be elected or their seat is otherwise vacated.

Removal of Directors by Shareholders

Prior to the closing of the initial business combination, directors can be removed, with or without cause, by simple majority of the holders of the Ajax Class B Shares at a general meeting.

After the closing of the initial business combination, directors can be removed, with or without cause, by simple majority of the shareholders at a general meeting.

Directors may be removed only for cause by a special resolution, which requires 66⅔% of shareholders who vote at a general meeting when there is a quorum present.

Ajax	Listco
Shareholder Meeting Quorum

Quorum shall be present at a meeting of shareholders if the holder or holders of a majority of the shares entitled to vote are present in person, represented by duly authorized representative in the case of a corporation or other legal entity or represented by proxy. If Ajax’s board of directors proposes to vary the rights of shares, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third (⅓) of the issued shares of the class.

The quorum required for a general meeting of shareholders consists of at least one (1) shareholder, present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, and entitled to vote, holding in aggregate not less than one-third (⅓) of the voting power of the shares in issue carrying a right to vote at such meeting.

If the Listco Board proposes to vary the rights of shares, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third (⅓) of the issued shares of the class. To the extent that a class may vote separately from other classes, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third (⅓) of the Listco Class A Shares, Listco Class B Shares and Listco Class C Shares, respectively.

Calling a Special Meeting of Shareholders
Members may not requisition general meetings (i.e. call a special meeting of shareholders). Only Ajax’s board of directors or the chairperson of Ajax’s board of directors may call general meetings.	Members may not requisition general meetings (i.e. call a special meeting of shareholders). Only the Listco Board or the chairperson of the Listco Board may call general meetings.
Advance Notice of Shareholder Proposal or Nomination

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to Ajax not less than 120 days before the date of Ajax’s proxy statement released to members in connection with the previous year’s annual general meeting.

No ability to bring business or nominate directors under the Listco Articles.
Advance Notice of Meetings
A director may call a meeting of Ajax’s board of directors by providing at least two (2) days’ notice. At least ten (10) clear days’ notice must be given of any general meeting of Ajax.

No additional notice of a regularly scheduled meeting of the Listco Board is required. The time and place of such meetings may be set forth in resolutions adopted by the Listco Board. A director may call a meeting of the Listco Board by providing at least two (2) days’ notice.

At least five (5) calendar days’ notice must be given of any general meeting of Listco.

Restrictions on Outside Compensation of Directors
No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.
Shareholder Action by Written Consent
Unanimous written consent required to pass a resolution without a meeting.	Unanimous written consent required to pass a resolution without a meeting.
Voting Requirements for Amendments to Amended and Restated Memorandum and Articles of Association
Special resolution (66⅔% of shareholders who vote at a general meeting where there is a quorum) required to amend the Ajax Articles.	Special resolution (66⅔% of shareholders who vote at a general meeting where there is a quorum) required to amend the Listco Articles.

Ajax	Listco
Indemnification of Directors and Officers
The Ajax Articles provides for limited indemnification covering only directors and officers. Ajax shall pay expenses in advance of a final disposition.

The Listco Articles provide for indemnification to the fullest extent permitted by law and permit the Listco Board to provide indemnity to other employees or agents of Listco. The Company shall pay expenses in advance of a final disposition.

Approval of Certain Transactions

Any merger or consolidation of Ajax with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of shareholders who vote at a general meeting where there is a quorum).

Any merger or consolidation of Listco with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of shareholders who vote at a general meeting where there is a quorum).

If the Company has more than one class of shares at that time, the Companies Act provides that all of the Company shares carry the right to vote on the merger or amalgamation, whether or not they otherwise carry the right to vote, and that the holders of a class of shares have the right to vote separately as a class if the merger or amalgamation terms would result in a variation of their share class rights.

Forum Selection Provision

There is no provision requiring disputes brought on behalf of the corporation or against the corporation (or directors or employees of the corporation in their capacities as such) to be brought in a particular forum.

There is no provision requiring disputes brought on behalf of the corporation or against the corporation (or directors or employees of the corporation in their capacities as such) to be brought in a particular forum.

Waiver of Corporate Opportunity
Waiver of obligation to provide business opportunities to the Company provided for directors and officers.

Waiver of obligation to provide business opportunities to the Company provided for directors, shareholders and affiliates of shareholders, in each case, other than an officer (including any officer that is also a director, or a shareholder or an affiliate of such shareholder, as the case may be). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Listco Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of these articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such Officer does not participate in management activities or otherwise have the ability to influence or control such competing business).

PRICE RANGE OF SECURITIES AND DIVIDENDS

Ajax

The Ajax Units, Ajax Class A Shares and Ajax Warrants are currently listed on the NYSE under the symbols AJAX.U, AJAX and AJAX.WS, respectively. Each Ajax Unit consists of one Ajax Class A Share and one-fourth of one redeemable warrant, entitling its holder to purchase one Ajax Class A Share at an exercise price of $11.50 per share. The Ajax Units commenced trading on the NYSE on October 28, 2020. The Ajax Class A Shares and Ajax Warrants commenced trading on the NYSE on December 18, 2020.

The closing price of the Ajax Units, Ajax Class A Shares and Ajax Warrants on March 26, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.58, $10.25 and $1.48, respectively. As of              , 2021, the record date for the meeting, the most recent closing price for the Ajax Units, Ajax Class A Shares and Ajax Warrants was $            , $            , and $            , respectively.

Holders of the Ajax Units, Ajax Class A Shares and Ajax Warrants should obtain current market quotations for their securities. The market price of Ajax’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus, there were            holders of record of Ajax Units,            holders of record of Ajax Class A Shares and            holders of record of Ajax Warrants. Management believes Ajax has in excess of            beneficial holders of its securities.

Dividends

Ajax has not paid any dividends to its shareholders.

Cazoo

Market Price of Securities

Historical market price information regarding Cazoo is not provided because there is no public market for its securities.

Holders

As of the date of this proxy statement/prospectus, Cazoo had            holders of record.

Dividends

Cazoo has not paid any dividends to its shareholders.

Listco

Market Price of Ordinary Shares

Historical market price information regarding Listco is not provided because there is no public market for its securities. Listco is applying to list the Listco Class A Shares on the NYSE upon the Closing under the ticker symbol “CZOO.”

Holders

As of the date of this proxy statement/prospectus, Listco had            holders of record.

Dividend Policy

Following the completion of the Business Combination, Listco’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that Listco will retain its earnings for use in business operations and, accordingly, it is not anticipated that Listco’s board of directors will declare dividends in the foreseeable future.

APPRAISAL RIGHTS

Neither Ajax shareholders nor Ajax warrantholders have appraisal rights under the Companies Act in connection with the Business Combination. While the Companies Act provides for dissent rights on statutory mergers, section 239 of the Companies Act provides that dissent rights are not available in circumstances where the consideration under the merger consists of shares listed on a recognized exchange, which will ultimately be the case with the Merger following consummation of the Business Combination. In addition, the right of a dissenter is to receive fair market value for such dissenter’s shares. In the context of a special purpose acquisition company, the fair market value of a public share will be equal to the redemption price of such public share should a public shareholder elect to have their share redeemed. Therefore, from a practical perspective, dissent rights are unlikely to have any commercial purpose.

Shareholder communications

If the Business Combination is consummated, you will be entitled to attend and participate in Listco’s annual general meetings of shareholders. If Listco holds a 2021 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual general meeting will be held. As a foreign private issuer, Listco will not be subject to the SEC’s proxy rules.

SUBMISSION OF SHAREHOLDER PROPOSALS

Ajax’s board of directors is aware of no other matter that may be brought before the meeting. Under Cayman Islands law, only business that is specified in the notice of annual general meeting may be transacted at the meeting.

LEGAL MATTERS

The validity of the Listco Ordinary Shares and certain matters related to the assumption of the Ajax Warrants by Listco has been passed on by Maples and Calder, Cayman counsel to Listco. The validity of the Listco Warrants under New York law will be passed on by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS

The financial statements of Cazoo Holdings Limited as of December 31, 2020, 2019 and 2018 and for the fiscal years ended December 31, 2020 and 2019, and the period October 15, 2018 (inception) to December 31, 2018 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ajax as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting as stated in their report appearing herein.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Ajax and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Ajax will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy was delivered and who wishes to receive a separate copy. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that Ajax deliver single copies of such documents in the future. Shareholders may notify Ajax of their requests by calling (212) 655-2685 or writing Ajax at its principal executive offices at 667 Madison Avenue, New York, NY 10065. Following the Business Combination, such requests should be made by calling +44 20 3901 3488 or writing Listco at 41 Chalton Street, London, NW1 1JD, UK.

WHERE YOU CAN FIND MORE INFORMATION

Ajax files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act, as applicable to foreign private issuers. You may access information on Ajax at the SEC web site containing reports, proxy statements and other information.

As a foreign private issuer, Listco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Listco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Ajax has been supplied by Ajax, and all such information relating to Cazoo has been supplied by the Cazoo. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Capri Listco
c/o MaplesFS Limited
PO Box 1093
Queensgate House
Grand Cayman, KY1-1102
Cayman Islands
Tel:
E-mail:

INDEX TO FINANCIAL STATEMENTS

Ajax I

Cazoo Holdings Limited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Ajax I

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ajax I (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 13, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 13, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 25, 2021 except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 7, 2021.

AJAX I
BALANCE SHEET
DECEMBER 31, 2020 (RESTATED)

ASSETS
Current Assets
Cash	$633,355
Prepaid expenses	3,331,178
Total Current Assets	3,964,533

Cash and marketable securities held in Trust Account	805,100,267
Total Assets	$809,064,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$91,069
Warrant Liability	155,599,680
Deferred underwriting fee payable	28,174,682
Total Liabilities	183,865,431

Commitments

Class A ordinary shares subject to possible redemption, 62,011,512 shares at redemption value	620,199,367

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 18,487,578 shares issued and outstanding (excluding 62,011,512 shares subject to possible redemption)	1,849
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,944,343 shares issued and outstanding	894
Additional paid-in capital	118,067,125
Accumulated deficit	(113,069,866)
Total Shareholders’ Equity	5,000,002
Total Liabilities and Shareholders’ Equity	$809,064,800

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

Formation and operational costs	$1,852,924
Loss from operations	(1,852,924)

Other income (expense):
Interest income – bank	65
Interest earned on marketable securities held in Trust Account	97,827
Unrealized gain on marketable securities held in Trust Account	11,540
Change in fair value of derivative liability	(111,326,374)
Other expense, net	(111,216,942)

Net loss	$(113,069,866)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	72,074,470

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	13,618,324

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(8.31)

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 13, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	9,583,333	958	24,042	—	25,000

Sale of 80,499,090 Units, net of underwriting discounts and offering costs	80,499,090	8,050	—	—	738,236,185	—	738,244,235

Forfeiture of Founder Shares	—	—	(638,990)	(64)	64	—	—

Class A ordinary shares subject to possible redemption	(62,011,512)	(6,201)	—	—	(620,193,166)	—	(620,199,367)

Net loss	—	—	—	—	—	(113,069,866)	(113,069,866)

Balance – December 31, 2020	18,487,578	$1,849	8,944,343	$894	$118,067,125	$(113,069,866)	$5,000,002

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

Cash Flows from Operating Activities:
Net loss	$(113,069,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(97,827)
Unrealized gain on marketable securities held in Trust Account	(11,540)
Transaction costs allocable to warrant liabilities	1,316,194
Change in fair value of warrant liability	111,326,374
Changes in operating assets and liabilities:
Prepaid expenses	(3,331,178)
Accrued expenses	91,069
Net cash used in operating activities	(3,771,774)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(804,990,900)
Net cash used in investing activities	(804,990,900)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	788,891,082
Proceeds from sale of Private Placement Warrants	21,129,818
Proceeds from promissory note – related party	500,000
Repayment of promissory note – related party	(500,000)
Payment of offering costs	(624,871)
Net cash provided by financing activities	809,396,029

Net Change in Cash	633,355
Cash – Beginning	—
Cash – Ending	$633,355

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$720,744,700
Change in value of Class A ordinary shares subject to possible redemption	$(100,545,333)
Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$20,000
Deferred underwriting fee payable	$28,174,682
Forfeiture of Founder Shares	$(64)

The accompanying notes are an integral part of the financial statements.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Ajax I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 13, 2020 (inception) through December 31, 2020, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and following the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company consummated the Initial Public Offering of 80,499,090 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 5,499,090 Units, at $10.00 per Unit, generating gross proceeds of $804,990,900 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 21,129,818 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Ajax I Holdings, LLC (the “Sponsor”), generating gross proceeds of $21,129,818, which is described in Note 5.

Transaction costs amounted to $44,919,371, consisting of $16,099,818 of underwriting fees, $28,174,682 of deferred underwriting fees and $644,871 of other offering costs. Of the total transaction costs of the Initial Public Offering, $1,316,194 is included in transactions costs in the statement of operations and $43,603,177 is included in shareholders’ equity.

Following the closing of the Initial Public Offering on October 30, 2020, an amount of $804,990,900 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until October 30, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of October 27, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary shares. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s ordinary shares if the terms of the warrant require an adjustment to the exercise price upon a specified event

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period (including on October 30, 2020 and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash or investments held in the trust account.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 30, 2020 (audited)
Warrant Liability	$—	$55,472,110	$55,472,110
Class A Ordinary Shares Subject to Possible Redemption	776,216,810	(55,472,110)	720,744,700
Class A Ordinary Shares	288	555	843
Additional Paid-in Capital	5,008,291	12,514,443	17,522,734
Accumulated Deficit	(9,534)	(12,514,998)	(12,524,532)

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$155,599,680	$155,599,680
Class A Ordinary Shares Subject to Possible Redemption	775,799,047	(155,599,680)	620,199,367
Class A Ordinary Shares	293	1,556	1,849
Additional Paid-in Capital	5,426,113	112,641,012	118,067,125
Accumulated Deficit	(427,298)	(112,642,568)	(113,069,866)

Statement of Operations for the Period from August 13, 2020 (inception) to December 31, 2020 (audited)
Formation and operational costs	$536,730	$1,316,194	$1,852,924
Change in fair value of warrant liability	—	(111,326,374)	(111,326,374)
Net loss	(427,298)	(112,642,568)	(113,069,866)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	77,621,681	(5,547,211)	72,074,470
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	10,373,729	3,244,595	13,618,324
Basic and diluted net loss per share, Non-redeemable ordinary shares	(0.05)	(8.26)	(8.31)

Cash Flow Statement for the Period from August 13, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(427,298)	$(112,642,568)	$(113,069,866)
Transaction costs allocable to warrant liabilities	—	1,316,194	1,316,194
Change in fair value of warrant liability	—	111,326,374	111,326,374
Initial classification of ordinary shares subject to possible redemption	776,216,810	(55,472,110)	720,744,700
Change in value of Class A ordinary Shares subject to possible redemption	(417,763)	(100,127,570)	(100,545,333)

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public warrants initially was estimated using a Monte Carlo simulation approach (see Note 10). The fair value of the Private Placement warrants initially was estimated using a Black-Scholes-Merton approach (see Note 10).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Ordinary Share

Net loss per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 41,254,590 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account net of applicable taxes, if any, by the weighted average number of Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Class B ordinary shares and non-redeemable Class A ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from August 13, 2020 (Inception) Through December 31, 2020
Class A Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Class A ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$75,356
Unrealized gain (loss) on marketable securities held in Trust Account	8,889
Net income attributable	$84,245
Denominator: Weighted Average Class A Ordinary Shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Ordinary shares subject to possible redemption	72,074,470
Basic and diluted net income per share, Class A Ordinary shares subject to possible redemption	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(113,069,866)
Net income allocable to Class A Ordinary shares subject to possible redemption	(84,245)
Non-Redeemable Net Loss	$(113,154,111)
Denominator: Weighted Average Non-Redeemable Ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	13,618,324
Basic and diluted net loss per share, Non-redeemable Ordinary shares	$(8.31)

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 80,499,090 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,499,090 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 21,129,818 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $21,129,818). Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the difference in fair value of $1.53 per share of the Private Placement warrants (see Note 10) and the purchase of $1.00 per share, the Company recorded a charge of $11.2 million as of the date of the Private Placement which is included in the Change in fair value of derivative liability in the statement of operations for the period from August 13, 2020 (inception) through December 31, 2020.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On September 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,855,000 Class B ordinary shares (the “Founder Shares”). On September 22, 2020, the Company effected a share capitalization resulting in an aggregate of 9,583,333 Founder Shares being outstanding. The Founder Shares included an aggregate of up to 1,250,000 shares subject to forfeiture by the Sponsor, so that the number of Founder Shares will collectively represent 10% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 30, 2020, a total of 611,010 Founder Shares are no longer subject to forfeiture and 638,990 shares were forfeited.

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NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) two years after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 27, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative support services. For the period from August 13, 2020 (inception) through December 31, 2020, the Company incurred and paid $21,290 in fees for these services.

Promissory Note — Related Party

On September 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $500,000 was repaid at the closing of the Initial Public Offering on October 30, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on October 27, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant

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NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS (cont.)

to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,174,682 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 18,487,578 Class A ordinary shares issued and outstanding, excluding 62,011,512 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,944,343 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 10% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 9. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless

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NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted).

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

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NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights; and (5) they can only be exercised during the period (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes its Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Initial Public Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is seven years after the date on which the Company completes its Business Combination, and (y) the liquidation of the Company in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, if the Company fails to complete a Business Combination.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

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NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$805,100,267
Liabilities
Warrant Liability – Public Warrants	1	$66,009,252
Warrant Liability – Private Warrants	3	$89,590,428

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 30, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes-Merton model for the Private Placement warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-fourth of one Public Warrant), and (ii) the sale of Private Placement Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, and Class A ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model Public Warrants and the Black-Scholes-Merton model for the Private Placement Warrants were as follows at initial measurement:

	October 30, 2020 (Initial Measurement)
Input	Public Warrants	Private Warrants
Risk-free interest rate	0.51%	0.72%
Expected term (years)	1	8
Expected volatility	17.5%	17.5%
Exercise price	$11.50	$11.50
Fair value of Units	$10.08	$9.79

On October 30, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.53 and $1.15 per warrant for aggregate values of $32.3 million and $23.1 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

As of December 31, 2020 the Private Placement Warrants and Public Warrants were determined to be $4.24 and $3.28 per warrant for aggregate values of $89.6 million and $66.0 million, respectively.

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NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement(1)	Public	Warrant Liabilities
Fair value –	$—	$—	$—
Initial measurement on October 30, 2020 (IPO)	32,328,622	23,143,488	55,472,110
Change in valuation inputs or other assumptions	57,261,806	42,865,764	100,127,570
Fair value as of December 31, 2020	$89,590,428	$66,009,252	$155,599,680

____________

(1)      As a result of the difference in fair value of $1.53 per share of the Private Placement warrants and the purchase of $1.00 per share (see Note 5), the Company recorded a charge of $11.2 million as of the date of the Private Placement which is included in the private placement liability initial measurement within this table but is reported as part of the change in fair value of the warrant liability in the statement of operations.

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totalling $66.0 million during the period from October 30, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The fair value of the Private Placement Warrants was estimated at December 31, 2020 to be $4.24 using the modified Black-Scholes option pricing model and the following assumptions:

December 31, 2020
Expected volatility	30.6%
Risk-free interest rate	0.73%
Expected term (years)	7.82
Fair value per share of Class A ordinary shares	$11.80

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

11A

On March 22, 2021, Daniel Och, our chief executive officer and chairman of the board of directors, committed to provide us with an aggregate of $1,500,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.

11B

On March 29, 2021, the Company entered into a business combination agreement (the “Cazoo Business Combination Agreement”) with Cazoo Holdings Limited, a private limited company formed under the laws of England and Wales (the “Cazoo”), and Capri Listco, a Cayman Islands exempted company (“Listco”). The transactions contemplated by the Cazoo Business Combination Agreement are referred to herein as the “Cazoo Business Combination.” The board of directors of the Company and a committee of the board of directors of the Cazoo unanimously approved the Cazoo Business Combination.

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NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

The Cazoo Business Combination Agreement provides, subject to the terms and conditions therein, for the consummation of, among other things, the following transactions prior to the closing of the Cazoo Business Combination (collectively, the “Reorganization”): (a) approximately three business days prior to the closing of the Cazoo Business Combination (the “Listco Closing Date”), the sole shareholder of Listco will transfer to the Company all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco shall become a wholly-owned subsidiary of the Company, and (b) following the Listco Closing Date, the Company will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger”). In connection with the Merger, each Unit, Class A ordinary share, Class B ordinary share and Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive one Listco unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco warrant) (the “Listco Units”), Class A ordinary share, par value $0.0001 per share (the “Listco Class A Shares”), Class B ordinary share, par value $0.0001 per share (the “Listco Class B Shares”), and warrant to purchase Listco Class A ordinary shares, respectively.

Approximately two days following the completion of the Reorganization and at the closing of the Cazoo Business Combination (the “Closing”), pursuant to the Cazoo Business Combination Agreement, subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding shares of the Cazoo from the holders thereof (the “Cazoo Shareholders”). Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Cazoo Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C ordinary shares, par value $0.0001 per share (the “Listco Class C Shares”) each such Cazoo Shareholder will receive. The Listco Class C Shares will, subject to certain exceptions, be non-transferrable for 180 days following the Closing, at which time, such Listco Class C Shares will automatically convert into Listco Class A Shares in accordance with Listco’s governing documents. Additionally, effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

On March 29, 2021, concurrently with the execution of the Cazoo Business Combination Agreement, the Company and Listco entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Listco has agreed to issue and sell to the PIPE Investors, an aggregate of 80,000,000 Listco Class A Shares for an aggregate purchase price of $800,000,000 concurrently with the Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreements contain customary representations and warranties of the Company and Listco, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Business Combination Agreement. The securities that may be issued in connection with the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

CAZOO HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cazoo Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Cazoo Holdings Limited (and subsidiaries) (the Company) as of December 31, 2020, 2019 and 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years ended December 31, 2020 and 2019 and for the period from October 15, 2018 to December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the years ended December 31, 2020 and 2019 and the period from October 15, 2018 to December 31, 2018, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

London, United Kingdom

May 14, 2021

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
For the year ended December 31, 2020

	Notes	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
		£‘000	£‘000	£‘000
Continuing operations
Revenue	5	162,208	1,176	—
Cost of sales		(165,082)	(2,246)	—
Gross loss		(2,874)	(1,070)	—

Marketing expenses		(36,110)	(3,899)	—
Selling and distribution expenses		(17,693)	(2,059)	—
Administrative expenses		(42,358)	(10,650)	(179)
Loss from operations	6	(99,035)	(17,678)	(179)

Finance income	8	486	170	—
Finance expense	8	(1,298)	(456)	—
Loss before tax from continuing operations		(99,847)	(17,964)	(179)
Tax credit	9	969	—	—
Loss for the year from continued operations	4	(98,878)	(17,964)	(179)

Discontinued Operations
Loss after tax for the year from discontinued operations	10	(3,809)	—	—
Loss for the year		(102,687)	(17,964)	(179)
Other comprehensive income		—	—	—
Total comprehensive loss		(102,687)	(17,964)	(179)

Earnings per share:
Net loss per ordinary share, basic and diluted		£(0.69)	£(0.18)	£(0.00)
Earnings per share from continuing operations:
Net loss from continuing operations per ordinary share, basic and diluted		£(0.66)	£(0.18)	£(0.00)

No items have been recognized as other comprehensive income during the year ending December 31, 2020, December 31, 2019 and December 31, 2018.

The notes beginning on page F-28 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
For the year ended December 31, 2020

	Notes	2020	2019	2018
		£‘000	£‘000	£‘000
Assets
Non-current assets
Property, plant and equipment	14	85,934	8,794	—
Intangible assets	15	26,660	3,188	20
Trade and other receivables	17	7,511	3,974	5,000
		120,105	15,956	5,020
Current assets
Inventory	16	114,694	42,970	—
Trade and other receivables	17	29,358	13,255	49
Cash and cash equivalents	26	243,524	34,539	26,366
		387,576	90,764	26,415
Total assets		507,681	106,720	31,435
Current liabilities
Trade and other payables	18	35,569	4,237	114
Loans and borrowings	19	94,617	33,987	—
Provisions	20	—	30	—
		130,186	38,254	114
Non-current liabilities
Loans and borrowings	19	43,634	4,358	—
Provisions	20	3,363	552	—
Total liabilities		177,183	43,164	114
Net assets		330,498	63,556	31,321
Share capital	22	—	—	—
Share premium reserve	22	266,120	81,500	31,500
Merger reserve		181,250	—	—
Retained earnings		(116,872)	(17,944)	(179)
TOTAL EQUITY		330,498	63,556	31,321

The notes beginning on page F-28 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the year ended December 31, 2020

	Note	Share capital	Share premium	Merger reserve	Retained earnings	Total equity
		£‘000	£‘000	£‘000	£‘000	£‘000
At October 15, 2018		—	—	—	—	—
Comprehensive income for the Period
Loss for the Period		—	—	—	(179)	(179)
Contributions by and distributions to owners
Issue of share capital	22	—	31,500	—	—	31,500
At December 31, 2018		—	31,500	—	(179)	31,321
Comprehensive income for the year
Loss for the year		—	—	—	(17,964)	(17,964)
Other comprehensive income		—	—	—	—	—
Contributions by and distributions to owners
Issue of share capital	22	—	50,000	—	—	50,000
Share based payments	25	—	—	—	199	199
At December 31, 2019		—	81,500	—	(17,944)	63,556
Comprehensive income for the year
Loss for the year		—	—	—	(102,687)	(102,687)
Other comprehensive income		—	—	—	—	—
Contributions by and distributions to owners
Issue of share capital	22	—	365,870	—	—	365,870
Group restructuring(1)	2.2		(181,250)	181,250	—	—
Share based payments	25	—	—	—	3,759	3,759
At December 31, 2020		—	266,120	181,250	(116,872)	330,498

____________

(1)      During the year, the Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company. Cazoo Limited became a wholly owned direct subsidiary of Cazoo Holdings Limited through a share for share exchange. Note 2.2 provides more detail on the basis of consolidation. The 2018 and 2019 balances are stated as though the transactions occurred within Cazoo Holdings Limited. In addition, the issue of share capital balance of £365.9m includes £99.8m of shares that were issued by the previous parent company, Cazoo Limited.

The notes beginning on page F-28 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31, 2020

	Note	2020	2019	2018
		£‘000	£‘000	£‘000
Cash flows from operating activities
Loss for the year		(102,687)	(17,964)	(179)

Adjustments for:
Depreciation of property, plant and equipment		11,759	705	—
Amortization of intangible fixed assets		1,292	76	—
Finance income	8	(486)	(170)	—
Finance expense	8	1,361	456	—
Share-based payment expense	25	3,759	199	—
Tax credit	9	(969)	—	—
		(85,965)	(16,698)	(179)
Movements in working capital:
Increase in trade and other receivables	17	(4,789)	(12,158)	(49)
Increase in inventory	16	(36,961)	(42,970)	—
Increase in trade and other payables	18	10,394	4,123	114
Total working capital movements		(31,356)	(51,005)	65

Other cash flows from operating activities:
Interest received	8	478	149	—
Tax credit received	9	969	—	—
Net cash used in operating activities		(115,874)	(67,554)	(114)

Cash flows from investing activities
Purchases of property, plant and equipment	14	(17,919)	(2,422)	—
Purchases and development of intangible fixed assets	15	(1,889)	(3,244)	(20)
Acquisition of subsidiary, net of cash acquired	12	(16,530)	—	—
Net cash used in investing activities		(36,338)	(5,666)	(20)

Cash flows from financing activities
Issue of ordinary shares	22	348,870	50,000	26,500
Proceeds from stocking loans	19	216,444	42,825	—
Repayment of stocking loans	19	(196,082)	(10,348)	—
Repayment of mortgages	19	(443)	—	—
Interest paid on loans and borrowings	19	(1,298)	(456)	—
Lease payments	21	(6,294)	(628)	—
Net cash from financing activities		361,197	81,393	26,500
Net cash increase in cash and cash equivalents		208,985	8,173	26,366
Cash and cash equivalents at the beginning of the year		34,539	26,366	—
Cash and cash equivalents at the end of the year		243,524	34,539	26,366

The notes beginning on page F-28 form part of these financial statements.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

1. Reporting entity

Cazoo Holdings Limited (the ‘Company’) is a limited company incorporated in the United Kingdom incorporated on February 7, 2020. On June 10, 2020, the Company was inserted as a parent of Cazoo Limited in a group reorganization. The Company’s registered office is at 41 Chalton Street, London, NW1 1JD. The Company’s principal activity is the operation of an e-commerce platform for buying used cars.

The consolidated financial statements incorporate the accounts of the Company and entities controlled by the Company (“its subsidiaries”).

2. Significant accounting policies

2.1 Basis of preparation

These consolidated financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB). They were authorized for issue by the Company’s board of Directors on May 13, 2021.

Details of the Group’s accounting policies are included in note 3.

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

The areas where judgements and estimates have been made in preparing the financial statements and their effect are disclosed in note 4.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, 2020. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•        Power over the investee

•        Exposure, or rights, to variable returns from its involvement with the investee

•        The ability to use its power over the investee to affect its returns

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

The results of subsidiaries acquired are included from the date the Group obtained control of the subsidiary.

During the year, the Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company. Cazoo Limited became a wholly owned direct subsidiary of Cazoo Holdings Limited through a share for share exchange. Such Group reorganizations are outside the scope of IFRS 3.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

In accordance with IAS 8 management has used its judgement to develop a relevant and reliable accounting treatment, applying the principles of merger accounting. The current year and comparatives have been disclosed on the basis that Cazoo Holdings Limited has been in existence since the initial incorporation of Cazoo Limited. The comparatives are based upon those presented in the Cazoo Limited financial statements for the year ended December 31, 2019 and period ended December 31, 2018. The share capital issued by Cazoo Limited prior to the restructure is presented as a merger reserve in the statement of changes in equity.

2.3 Basis of measurement

The financial statements have been prepared on the historical cost basis, except for financial assets, financial liabilities and share based payments that have been measured at fair value.

2.4 New and amended standards and interpretations

The Group applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2020. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Amendments to IFRS 9 and IAS 39 Financial Instruments

The amendments to IFRS 9 and IAS 39 Financial Instruments: Recognition and Measurement provide a number of reliefs, which apply to all hedging relationships that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainty about the timing and/or amount of benchmark-based cash flows of the hedged item or the hedging instrument. These amendments have no impact on the consolidated financial statements of the Group as it does not have any interest rate hedge relationships.

Amendments to IAS 1 and IAS 8: Definition of Material

The amendments provide a new definition of material that states, “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the consolidated financial statements of, nor is there expected to be any future impact to the Group.

Conceptual Framework for Financial Reporting issued on March 29, 2018

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. This will affect those entities which developed their accounting policies based on the Conceptual Framework. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. These amendments had no impact on the consolidated financial statements of the Group.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

Amendments to IFRS 16 Covid-19 Related Rent Concessions

On May 28, 2020, the IASB issued Covid-19-Related Rent Concessions - amendment to IFRS 16 Leases. The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16 if the change were not a lease modification.

The amendment applies to annual reporting periods beginning on or after June 1, 2020. Earlier application is permitted. This amendment had no impact on the consolidated financial statements of the Group.

2.5 Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of the issuance of the Group’s financial statements are listed below. The Group intends to adopt these new and amended standards, if applicable, when they become effective. The new standards and amendments are not expected to have a material impact on the Group.

•        IFRS 17 Insurance Contracts

•        Amendments to IAS 1: Classification of Liabilities as Current or Non-current

•        Reference to the Conceptual Framework — Amendments to IFRS 3

•        Property, Plant and Equipment: Proceeds before Intended Use — Amendments to IAS 16

•        Onerous Contracts — Costs of Fulfilling a Contract — Amendments to IAS 37

•        IFRS 1 First-time Adoption of International Financial Reporting Standards — Subsidiary as a first-time adopter

•        IFRS 9 Financial Instruments — Fees in the ’10 per cent’ test for derecognition of financial liabilities

•        IAS 41 Agriculture — Taxation in fair value measurements

2.6 LIBOR reform

Following the financial crisis, the reform and replacement of benchmark interest rates such as GBP LIBOR and other inter-bank offered rates (‘IBORs’) has become a priority for global regulators. There remains some uncertainty around the timing and precise nature of these changes. The Group currently has a number of stocking loans which reference GBP LIBOR. These loans are disclosed in note 23. Subsequent to the year-end the UK stocking loans have been rebased to the Bank of England base rate. LIBOR reform is not expected to have a significant impact on the Group.

2.7 Presentational currency

These financial statements are presented in pound sterling, which is the Group’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

2.8 Going Concern

The financial statements have been prepared on a going concern basis as the Directors’ are satisfied that the Group will continue in operational existence for the foreseeable future. In assessing the going concern position of the Group,

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

the Directors have considered the Group’s cash flows, liquidity and business activities. As at December 31, 2020, the Group had net assets of £330.5m and a cash balance of £243.5m following the successful completion of the Series D funding round in October 2020.

The Group expects to raise additional capital in the third quarter of 2021 through a business combination with Ajax I a special purpose acquisition company listed on the New York stock exchange (the “business combination”). The additional capital will fund Cazoo’s growth strategy in the UK and across Europe. The funds generated from the business combination will provide significant cash headroom for the foreseeable future. The business combination is conditional upon approval by both the shareholders of Cazoo Holdings Limited and Ajax I and requires regulatory consent.

The Group has a strong record of attracting investment from existing and new investors. During the year ended December 31, 2020 it successfully raised a net total of £356.9m. The Directors expect that in the event that the business combination did not complete the Group would be in a strong position to raise additional funds from existing and new shareholders allowing it to continue to pursue its growth strategy and continue as a going concern.

The Directors have considered a further scenario where no future funds are raised by the Group in the period to July 2022. In this scenario, the business would have sufficient liquidity to continue to operate once applying mitigating factors which could include a reassessment of discretionary spend, timing of growth initiatives and scale of operations. On this basis the Directors are satisfied that the accounts should be prepared on a going concern basis and that the Group will continue in operational existence for the foreseeable future.

3. Accounting policies

3.1 Revenue

The Group evaluates Revenue from contracts with customers based on the five step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue is measured based on the consideration the Group expects to be entitled to in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognizes revenue when it transfers control over a product or service to a customer.

The Group does not expect to have any contracts where the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. Consequently, the Group does not adjust any of the transaction prices for the time value of money.

(i) Sale of goods

Retail

The Group sells vehicles directly to its customers through its platform. The prices of vehicles are set forth in the customer contracts at stand-alone selling prices, which are agreed prior to delivery. The Group satisfies its performance obligations for vehicle sales upon delivery when the transfer of title, risks, and rewards of ownership and control pass to the customer. The Group recognizes revenue at the agreed upon purchase price stated in the contract less an estimate for returns. Estimates for returns are based on an analysis of historical experience, trends and sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. The amount of consideration received for vehicles includes non-cash consideration representing the value of part-exchange vehicles, if applicable. The value of part-exchange vehicles is agreed by the customer at the time of purchase and is stated in the contract. Prior to the delivery of the vehicle, the payment is received, or financing has been arranged. Revenue is recognized net of VAT.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Wholesale

The Group sells vehicles through car auctions to trade buyers. The vehicles sold to trade buyers are primarily acquired from customers as part-exchanges that do not meet the Group’s quality standards to list and sell through its platform. The Group satisfies its performance obligation for wholesale sales when the purchaser obtains control of the underlying vehicle through the car auction which is when the transfer of title, risks, and rewards of ownership and control pass to the purchaser.

(ii) Rendering of services

Other sales

Customers purchasing vehicles from the Group may enter into a contract for finance through the Group’s platform. The Group receives a commission for the arrangement of these contracts from the principal. The Group recognizes commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

Customers purchasing vehicles from the Group may enter into a contract to extend their warranty after the initial 90-day inclusive period. The Group receives a commission for the arrangement of these contracts from the principal. The Group recognizes commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

At the Group’s Customer Centers vehicle servicing products for vehicles are offered including interim, full and major servicing, MOT tests, general repairs and one-off checks and treatments. The Group satisfies its performance obligations at the point the agreed work is completed. The Group recognizes revenue at the agreed purchase price net of VAT.

Contract assets relate to commission revenue earned but not invoiced at the period end. The commission earned is conditional upon the delivery of the vehicle to the customer and no return being made by the customer.

Contract liabilities relate to undelivered retail orders. Contract liabilities are recognised at the point of customer order on the platform and are derecognised into revenue upon delivery to the customer.

3.2 Cost of Sales

Cost of sales includes the cost to acquire vehicles as well as direct and indirect reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, labor and inbound transportation costs. Cost of sales includes any necessary adjustments to reflect vehicle inventory at the lower of cost and net realizable value. It also includes the cost of providing drive-away insurance and vehicle warranty to the retail customer, and costs incurred in providing servicing and MOT’s.

3.3 Leasing

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group classifies assets with value less than £5,000 are low-value. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

i) Right-of-use assets

Right-of-use assets recognized are presented within Property, Plant and Equipment on the statement of financial position. The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Leasehold property	2 to 20 years
Motor vehicles	4 years
Fixtures and fittings	5 years

Depreciation of right-of-use assets is recognized within operational expenses on the statement of profit or loss and other comprehensive income.

The right-of-use assets are also subject to impairment in accordance with the accounting policy set out in note 3.9.

ii) Lease liabilities

Lease liabilities recognized are presented within Loans and borrowings on the statement of financial position.

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventory) in the period in which the event or condition that triggers the payment occurs.

The accretion of interest on lease liabilities is recognized within financial expense in the statement of profit or loss and other comprehensive income.

3.4 Employee benefits

Short-term and long-term employee benefits

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Grants from the government are recognized at their fair value where there is reasonable assurance that the grant will be received, and the Group will comply with all attached conditions. Amounts received are recognized net within the income statement as income or a reduction to expenses. In the current year, the group has received funds in connection to the Job Retention Scheme launched as part of the UK Government’s response to the COVID-19 pandemic.

The group has not taken advantage of any other government assistance during the year.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.5 Share-based payments

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the retained earnings.

3.6 Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

(i) Current tax

The tax currently payable is based on taxable profit for the Period. Taxable profit differs from ‘profit before tax’ as reported in the Statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

(ii) Deferred tax

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base, except for differences arising on:

•        the initial recognition of goodwill;

•        the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

•        investments in subsidiaries and jointly controlled entities where the Group is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilized.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax assets are recovered.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle balances on a net basis.

(iii) Current and deferred tax

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity, respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.7 Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprises cash at banks and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to insignificant risk of change in value.

3.8 Business combinations

The acquisition of subsidiaries and businesses is accounted for using the acquisition method in accordance with IFRS 3. The consideration for each acquisition is measured at the aggregate of fair values of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, net of cash acquired. Acquisition related costs other than those associated with the issue of debt or equity securities, are recognized in the consolidated statement of comprehensive income as incurred.

At the acquisition date the identifiable assets acquired and liabilities assumed are recognized at their fair value with the exception of deferred tax assets and liabilities, which are measured in accordance with IAS 12 — income taxes. Identifiable net assets include the recognition of any separately identifiable intangible assets.

Deferred and contingent consideration are measured at fair value at the date of acquisition. Where the amounts payable are classified as a financial liability any subsequent change in the fair value is charged/credited to the Group’s consolidated statement of comprehensive income. Amounts classified as equity are not subsequently remeasured. Where consideration to management shareholders is contingent on their continued employment the amount is recognized as a remuneration expense in the statement of comprehensive income over the deferral period.

3.9 Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment is recognized in the statement of profit or loss. Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

Leased assets are depreciated on a straight-line basis over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Depreciation is provided on all other items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following range:

Leasehold improvements	5 years
Fixtures and fittings	1 – 5 years
Computer equipment	3 years
Motor vehicles	4 to 8 years
Plant and machinery	4 years

The residual values and economic lives of assets are reviewed on an annual basis.

3.10 Intangible assets

(i) Intangible assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

lives. Amortization is recognized within operating expenses in the statement of profit or loss. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Domain names	5 years
Platform development and computer software	3 years

(ii) Internally-generated intangible assets

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

•        the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•        the intention to complete the intangible asset and use or sell it;

•        the ability to use or sell the intangible asset;

•        how the intangible asset will generate probable future economic benefits;

•        the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•        the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Expenditure includes both employees of the Group and external contractors contributing to the development projects. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in the statement of profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

(iii) Goodwill

Goodwill arising on a business combination represents the difference between the fair value of the consideration paid and the fair value of assets and liabilities acquired and is recorded as an intangible asset. Goodwill is not subsequently subject to amortization but is tested for impairment annually and whenever the Directors have an indication that it may be impaired. For the purposes of impairment testing, goodwill is allocated to the cash-generating units expected to benefit from the combination. Any impairment in carrying value is charged to the consolidated statement of comprehensive income.

3.11 Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

3.12 Inventory

Inventory consists of vehicles purchased, direct and indirect vehicle reconditioning costs, including parts and labor and inbound transportation costs.

Inventory are stated at the lower of cost and net realizable value. The costs of inventory are determined by specific identification. Net realizable value is the estimated selling price less costs to complete and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent market data. Each reporting period the Group recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales.

3.13 Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

3.14 Financial instruments

Financial assets and financial liabilities are recognized when an entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

i. Financial assets

All recognized financial assets are subsequently measured in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

Classification of financial assets

Debt instruments that meet the following conditions are subsequently measured at amortized cost:

•        the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•        the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Debt instruments that meet the following conditions are subsequently measured at fair value through other comprehensive income (FVOCI):

•        the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets; and

•        the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Amortized cost and effective interest method

The effective interest method is a method for calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period.

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. On the other hand, the gross carrying amount of a financial asset is the amortized costs of a financial asset before adjusting for any loss allowance.

Interest income is recognized using the effective interest method for debt instruments measured subsequently at amortized cost and at FVOCI. For financial instruments other than purchased or originated credit-impaired financial assets, interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset. Interest income is recognized in profit or loss and is included in the ‘finance income’ line item.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses on trade receivables, other receivables, and accrued income. The amount of expected credit loss is updated at each reporting date to reflect changes in credit risk since the initial recognition of the respective financial instrument.

The Group always recognizes lifetime expected credit losses (“ECL”) for trade receivables, other receivables, and amounts due from customers under contracts. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

Lifetime ECL represents the expected credit losses that will result from all possible default events over the expected life of a financial instrument.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Significant increase in credit risk

In assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instruments as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable.

ii. Financial liabilities

All financial liabilities are subsequently measured at amortized cost using the effective interest method or at fair value through profit or loss “FVTPL”.

Financial liabilities subsequently measured at amortized cost

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as at FVTPL, are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Fair value measurement

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

3.15 Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the statement of comprehensive income in the period to which they relate.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.16 Business segments

The Board of Directors has been identified as the Group’s chief operating decision maker. The monthly reporting pack provided to the Board to enable the assessment of the performance of the business has been used as the basis for determining the Group’s operating segments.

Whilst the chief operating decision maker monitors the performance of the business at a revenue, gross profit, Adjusted EBITDA, depreciation and amortization, share-based payments, exceptional items, finance income and costs and income tax are all monitored on a consolidated basis.

Assets and liabilities are also managed on a centralized basis and are not reported to the chief operating decision maker in a disaggregated format.

The chief operating decision maker monitors three individual revenue streams set out in note 5. The revenue streams are monitored under the geographical segments UK and Europe. For the financial year ended December 31, 2020 all revenue and costs were incurred in within the UK segment.

For a disaggregation of revenue by the three streams see note 5.

4. Accounting estimates and judgements

4.1 Judgements

Discontinued operations

Cazoo Holdings Limited acquired Imperial Cars on July 15, 2020. Prior to the acquisition, Imperial Cars had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial Cars operated from 18 retail dealership locations in the UK. Imperial Cars offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

The Group acquired Imperial Cars in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial Cars’ physical retailing operation. Two months after the acquisition, the Imperial Cars onsite dealership business ceased operations. Eleven of the existing dealership centers were converted to Cazoo Customer Centers in order to align with the Group’s online strategy.

A key accounting judgement was made in recognizing the post-acquisition performance of the Imperial dealerships as a discontinued operation. The assessment against the criteria of IFRS 5 concluded that the dealerships was a business component which represented a separate major line of the Group’s business and was fully discontinued during the year.

Management determined that Imperial Cars was a business component because its operations were managed entirely separately from the remainder of the Group. Management concluded that this component represented a separate major line of business since sales of the Imperial retailing operations were conducted on-site at various locations across the country rather than through the central online platform that generates sales for the remainder of the Group.

Accordingly, management consider it appropriate to present the performance of the dealerships as a discontinued operation.

Recognition of acquired intangibles on acquisition

The process of recognizing intangibles assets acquired in an acquisition requires a judgement in assessing the intangibles that exist in the acquired business and assessing fair value. An intangible asset acquired as part of a business combination is recognized if it can be separately identified and it is a probable source of economic benefits.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

4. Accounting estimates and judgements (cont.)

The Group has recognized £22.6m of goodwill in respect of the acquisition of Imperial Cars and no other separately identifiable intangibles. The Group engaged a third-party valuation expert for the purchase price allocation exercise in relation to the Imperial Cars acquisition to mitigate the risk associated with the recognition and valuation of assets and liabilities upon acquisition. The purchase price allocation exercise was performed separately for the two cash generating units of the acquired business:

•        The reconditioning centers

•        The customer facing dealerships (see discontinued operations, note 10)

The Imperial business was acquired during the COVID-19 pandemic where customer facing dealerships were forced to close to prevent the further spread of the virus. Market analysis concluded that during the crisis no premium to net assets was being paid by market participants in transactions involving car dealership businesses. Accordingly, the purchase price, in excess of net assets acquired, was fully allocated to the reconditioning center CGU.

The reconditioning center CGU was analyzed for the existence of separately identifiable intangibles, none were noted. The Imperial Cars purchase price allocation exercise, therefore, concluded there exists no separately identifiable intangible assets aside from Goodwill. Goodwill is attributable to the expertise and synergies expected to be achieved from integrating the existing infrastructure of Imperial Cars into the Group’s business.

The details of all assets and liabilities recognized upon acquisition is set out in note 12.

Capitalization of development time

Time spent by the Group’s employees, and external contractors under the direction of the Group’s employees, in software development is capitalized as an internally generated intangible asset when the requirements of IAS 38 and of Group policy are both met. A management judgement is applied in the assessment of the project against the development criteria of IAS 38 in the following areas:

•        Assessment of whether the project meets the six requirements of IAS 38 to be considered an internally generated asset, as set out in note 3.10.

•        Assessment of the point in time when the project moved from an exploratory phase into a development phase.

•        Assessment of the proportion of employee and contractor output that is directly attributable to developmental activities.

The Group capitalized £1.6m of employee and contractor development expenditure in the year ended December 31, 2020 (2019: £3.2m).

Segmental information

In preparing the segmental disclosures in the Group financial statements of Cazoo Holdings Limited it is necessary for management to determine the number and nature of each segment. Management has determined for the 2020 financial statements there exists a single consolidated segment encompassing the performance of the UK business.

The Board of Directors has been identified as the Group’s chief operating decision maker. The monthly reporting pack provided to the Board to enable the assessment of the performance of the business has been used as the basis for determining the Group’s operating segments.

Whilst the chief operating decision maker monitors the performance of the business at a revenue, gross profit, Adjusted EBITDA, depreciation and amortization, share-based payments, exceptional items, finance income and costs and income tax are all monitored on a consolidated basis.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

4. Accounting estimates and judgements (cont.)

4.2 Estimate

Net realizable value of inventory

Vehicles held in inventory are stated at the lower of cost and net realizable value. The calculation of net realizable value requires an estimate of the expected selling price of each vehicle held in inventory. This estimate is made using a combination of historical data of the Group and independent market data.

Independent market data provide a view to recent market activity for vehicles with similar attributes to those held in stock. This, combined with recent sales data of the Group, is used to estimate the expected selling prices of inventory.

At each reporting period the Group recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales.

As at December 31, the inventory provision is stated as follows:

	December 31 2020	December 31 2019	December 31 2018
	£‘000	£‘000	£‘000
Gross inventory	118,203	43,969	—
Inventory provision	(3,509)	(999)	—
Inventory	114,694	42,970	—

The sensitivity of the inventory provision, based upon a 2% change in the expected selling price of inventory input, is as follows:

	Change in expected selling price estimate	Change in inventory provision 2020	Change in inventory provision 2019
	%	£’000	£’000
Inventory provision	+2	882	354
Inventory provision	-2	(1,132)	(558)

Share-based payments

Estimating fair value of equity settled employee share options requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity-settled transactions with employees at the grant date, the Group uses a Black-Scholes valuation method. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in note 25.

5. Revenue

5.1 Disaggregated revenue information

The following is an analysis of the Group’s revenue for the year from continuing operations. Management assesses and monitors the revenue performance of the Group as a single segment.

Revenue recognized has arisen entirely within the United Kingdom.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

5. Revenue (cont.)

Other sales includes commission revenue from finance and warranty sales where the Group is not the principal of the transaction and revenue is recognized on a net basis.

	2020	2019	2018
	£‘000	£‘000	£‘000
Type of goods
Retail	150,420	1,078	—
Wholesale	8,667	90	—
Other sales	3,121	8	—
	162,208	1,176	—

Timing of revenue recognition

		2020		2019		2018
	£	‘000	£	‘000	£	‘000
Goods and services transferred at point in time		162,208		1,176		—
		162,208		1,176		—

5.2 Contract balances

	December 31, 2020	December 31, 2019	December 31, 2018
	£‘000	£‘000	£‘000
Trade receivables	7,243	291	—
Contract assets	599	8	—
Contract liabilities	(9,059)	(385)	—

All contract assets and liabilities are short term in nature and are derecognized within one month of the reporting period end across both 2020 and 2019 financial periods.

Revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the year-end is summarized as below.

	Within one month as at December 31, 2020	Within one month as at December 31, 2019	Within one month as at December 31, 2018
	£‘000	£‘000	£‘000
Undelivered vehicles	9,059	385	—
	9,059	385	—

6. Operating expenses

Operating loss from continuing operations is stated after charging:

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Depreciation of property, plant and equipment	5,897	705	—
Amortization of Intangibles	1,292	76	—
Expensed research and development cost	6,697	1,010	—
	13,886	1,791	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

7. Employee benefit expenses

Employee benefit expenses (including Directors) comprise:

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£‘000	£‘000	£‘000
Wages and salaries	10,913	5,164	—
Employer’s national insurance	2,092	599	—
Short-term non-monetary benefits	416	69	—
Defined contribution pension cost	871	215	—
Share-based payment expenses	3,759	199	—
	18,051	6,246	—

8. Finance income and expense

Recognized in profit or loss

	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£’000	£‘000	£‘000
Finance income
Interest on:
Bank deposits	486	170	—
Total finance income	486	170	—
Finance expense
Bank interest payable	(1,000)	(392)	—
Lease interest accretion	(298)	(64)	—
Total finance expense	(1,298)	(456)	—
Net finance income recognized in profit or loss	(812)	(286)	—

9. Taxation

No deferred tax assets or deferred tax liabilities were recognized in the Period ended December 31, 2020 (2019: nil, 2018: nil). The charge for the Period can be reconciled to the statement of profit and loss as follows:

	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£‘000	£‘000	£‘000
Loss before tax from continuing operations	(99,847)	(17,964)	(179)

Current corporation tax rate of 19%	(18,971)	(3,413)	(34)
Expenses not deductible for tax purposes	1,238	64	10
Research and development claim – prior year	(969)	—	—
Deferred tax asset not recognized	17,733	3,349	24
Tax credit	(969)	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

9. Taxation (cont.)

The Group has unutilized tax losses of £127.2m (2019: £18.5m, 2018: £0.1m) which are available against future taxable profits for an indefinite period. No deferred tax assets have been recognized due to uncertainty of future taxable profits in the upcoming financial years against which to utilize the losses.

On March 11, 2020, the government published a policy paper announcing that the Finance Bill 2020 intends to maintain the Corporation Tax rate at 19% for the 2020 and 2021 tax years.

10. Discontinued Operations

On July 15, 2020, the Group completed its acquisition of Imperial Cars. Prior to the acquisition, Imperial Cars had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial Cars operated from 18 retail dealership locations in the UK. Imperial Cars offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

The Group acquired Imperial Cars in order to obtain its infrastructure and properties, including Imperial Cars’ main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial Cars’ physical retailing operation. Two months after the acquisition, the Imperial Cars onsite dealership business ceased operations. Eleven of the existing dealerships were converted to Cazoo Customer Centers in order to align with the Group’s online strategy.

In accordance with IFRS 5 the revenue and costs arising from the on-site dealership businesses from the date of acquisition through to the date of closure has been treated as a discontinued operation.

Year ended December 31 2020
£‘000
Revenue	27,194
Expenses	(30,315)
Operating loss	(3,121)
Finance expense	(688)
Loss before tax from discontinued operations	(3,809)
Tax expense	—
Loss for the year from discontinued operations	(3,809)

The net cash flows incurred by the Imperial Car Dealerships are, as follows:

2020
£’000
Operating	23,581
Investing	—
Financing	(34,987)
Net cash (outflow)/inflow	(11,406)
Earnings per share:	2020
£’000
Basic, profit/(loss) for the year from discontinued operations	£(0.03)
Diluted, profit/(loss) for the year from discontinued operations	£(0.03)

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

11. Earnings per share

	2020	2019	2018
	£’000	£’000	£’000
Earnings for the purposes of basic and diluted earnings per share, being loss for the year from continuing operations	(98,878)	(17,964)	(179)
Dilutive effect of share options, note 25	—	—	—
Dilutive earnings per share denominator	149,109,163	97,769,783	70,681,818

Basic earnings per share	£(0.66)	£(0.18)	£(0.00)
Diluted earnings per share	£(0.66)	£(0.18)	£(0.00)

12. Acquisitions

On July 15, 2020 Cazoo Holdings Limited completed its acquisition of Imperial Cars through the purchase of 100% of share capital of Imperial Car Supermarkets Limited for a total consideration of £26,904 (net of cash acquired) as measured in accordance with IFRS 3.

Prior to the acquisition, Imperial Cars had been one of the UK’s largest independent used car retailers. The acquisition allowed the Group to accelerate its roll out of Customer Centers by obtaining a portfolio of suitable leasehold and freehold properties. Goodwill represents the strategic value of obtaining a portfolio of freehold and leasehold properties and adding the expertise of the Imperial Cars workforce into the Group.

The purchase has been accounted for as a business combination under the acquisition method in accordance with IFRS 3. The Group has completed its provisional assessment of fair value of assets acquired as set out below.

In calculating goodwill arising from the acquisition the fair value of net assets acquired was determined. Adjustments to book value were made in the recognition of market value of real estate leases and the fair value of freehold property. The Group has not identified any separately identifiable intangibles as part of the acquisition.

£’000
Property, plant and equipment	50,758
Intangible assets	251
Inventory	34,763
Trade and other receivables	5,599
Trade and other payables	(19,561)
Lease liabilities	(27,972)
Dilapidation provision	(1,820)
Other loans and borrowings	(37,807)
Total net assets acquired	4,211

Intangibles assets recognized on acquisition:
Goodwill	22,693
26,904
Satisfied by:
Cash consideration, net of cash acquired	16,530
Shares issued	8,999
Contingent consideration	1,375
Total consideration	26,904

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

12. Acquisitions (cont.)

Contingent consideration represents the expected sales proceeds of a long lease with peppercorn rent that was acquired through the purchase of Imperial Cars. The lease is held at a net book value of £1.4m and is presented within freehold property in note 14. The payment of the consideration is contingent upon the long lease being sold and the amount payable will be equal to the proceeds from the sale.

From the date of acquisition, Imperial Cars contributed £27.2m of revenue and £3.8m to loss before tax from discontinued operations of the Group. The impact of the acquisition on discontinued revenue and profit before tax had the combination occurred on January 1, 2020 has not been quantified due to significant and material GAAP difference in the historical reporting of Imperial Cars.

13. Disposals

On August 6, 2020 C New Co 2, a direct wholly owned subsidiary of Cazoo Holdings Limited was incorporated. C New Co 2 was incorporated to be used as a vehicle to enable the subletting of four leasehold properties acquired in the acquisition of Imperial Cars that did not meet the Group’s requirements for conversion into customer centers. C New Co 2 purchased property, plant and equipment associated with the properties from the Imperial Car entities.

On September 10, 2020 100% of the issued share capital of C New Co 2 was sold for a consideration of £1. There was no gain or loss associated with the sale of C New Co 2.

14. Property, plant and equipment

	Leasehold property	Freehold property	Leasehold improvements	Fixtures and Fittings	Computer equipment	Motor vehicles	Plant and machinery	Total
	£‘000	£’000	£‘000	£‘000	£‘000	£‘000	£’000	£‘000
Cost
At December 31, 2018	—	—	—	—	—	—	—	—
Additions	5,450	—	1,191	832	235	1,791	—	9,499
At December 31, 2019	5,450	—	1,191	832	235	1,791	—	9,499
Additions	13,902	—	11,784	2,892	363	9,198	—	38,139
Acquisition of a subsidiary	30,367	14,907	2,576	1,375	252	116	1,165	50,758
Disposals	(1,387)	—	(1,849)	(1,076)	(252)	(116)	(506)	(5,186)
At December 31, 2020	48,332	14,907	13,702	4,023	598	10,989	659	93,210

Accumulated depreciation
At December 31, 2018	—	—	—	—	—	—	—	—
Depreciation charge for the year	(421)	—	(54)	(113)	(35)	(82)	—	(705)
At December 31, 2019	(421)	—	(54)	(113)	(35)	(82)	—	(705)
Depreciation charge for the year	(4,561)	—	(620)	(345)	(154)	(1,076)	(79)	(6,835)
Disposals	143	—	40	25	21	7	28	264
At December 31, 2020	(4,839)	—	(634)	(433)	(168)	(1,151)	(51)	(7,276)

Net book value
At December 31, 2020	43,493	14,907	13,068	3,590	430	9,838	608	85,934
At December 31, 2019	5,029	—	1,137	719	200	1,709	—	8,794
At December 31, 2018	—	—	—	—	—	—	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

14. Property, plant and equipment (cont.)

Right of use assets recognized within property, plant and equipment

The net book value of right-of-use assets held under leases included above, are as follows:

	2020	2019	2018
	£’000	£‘000	£‘000
Leasehold property	43,493	5,029	—
Motor vehicles	7,171	1,670	—
Furniture, fittings and equipment	56	70	—
	50,720	6,769	—

15. Intangible assets

	Domain names	Development assets	Goodwill	Total
	£‘000	£’000	£’000	£‘000
Cost
At October 15, 2018	—	—	—	—
Additions	20	—	—	20
At December 31, 2018	20	—	—	20
Additions	—	3,244	—	3,244
At December 31, 2019	20	3,244	—	3,264
Additions	31	1,858	—	1,889
Acquisition of a subsidiary	—	251	22,693	22,944
At December 31, 2020	51	5,353	22,693	28,097

Accumulated amortization
At October 15, 2018	—	—	—	—
Charge for the Period	—	—	—	—
At December 31, 2018	—	—	—	—
Charge for the Period	(4)	(72)	—	(76)
At December 31, 2019	(4)	(72)	—	(76)
Charge for the Period	(5)	(1,356)	—	(1,361)
At December 31, 2020	(9)	(1,428)	—	(1,437)

Net book value
At December 31, 2020	42	3,925	22,693	26,660
At December 31, 2019	16	3,172	—	3,188
At December 31, 2018	20	—	—	20

16. Inventory

	2020	2019	2018
	£‘000	£‘000	£‘000
Finished goods and goods for resale	114,694	42,970	—

During the year, the group recognized a provision of £2.5m (2019: £1.0m) for the impairment of inventory within cost of sales.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

16. Inventory (cont.)

During the year £161.2m (2019: £1.2m) was recognized as an expense for inventory carried at net realizable value. This is recognized in cost of sales.

As at December 31, 2020 inventory of £96.3m (2019: £36.6m) was held as a security against stocking loans.

17. Trade and other receivables

	2020	2019	2018
	£’000	£’000	£’000
Trade receivables	7,243	291	—
Prepayments	20,278	10,260	5,014
Contract assets	599	8	—
VAT recoverable	4,533	4,983	35
Other receivables	4,216	1,687	—
Total trade and other receivables	36,869	17,229	5,049

Due within one year	29,358	13,255	49
Due within two to five years	7,511	3,974	5,000
	36,869	17,229	5,049

There is no expected credit loss on trade receivables.

The carrying value of trade and other receivables classified as loans and receivables approximates fair value. As at December 31, 2020 none (2019: none) of the trade receivables balance was aged over 30 days. During the year ended December 31, 2020 a £4.0m prepayment was written off to the statement of profit or loss.

18. Trade and other payables

	2020	2019	2018
	£‘000	£’000	£’000
Trade payables	12,668	1,867	107
Accruals and other creditors	10,348	1,632	7
Tax and social security payables	2,119	353	—
Contract liabilities	9,059	385	—
Deferred consideration	1,375	—	—
Total trade and other payables	35,569	4,237	114

Due within one year	35,569	4,237	114
Due within two to five years	—	—	—
	35,569	4,237	114

Trade and other payables are measured at amortized cost.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

19. Loans and borrowings

The book value of loans and borrowings are as follows:

	December 31 2020	December 31 2019	December 31 2018
	£‘000	£‘000	£‘000
Current
Stocking loans	86,709	32,477	—
Mortgages	1,368	—	—
Lease liabilities	6,540	1,510	—
	94,617	33,987	—
Non-Current
Mortgages	2,126	—	—
Lease liabilities	41,508	4,358	—
	43,634	4,358	—
Total loans and borrowings	138,251	38,345	—

The carrying value of loans and borrowings classified as financial liabilities measured at amortized cost approximates fair value. Details of the interest rates, maturity and security details of loans and borrowings are set out in note 23.

The Group’s loans and borrowings are denominated in Pound Sterling.

Set out below are the movements in lease liabilities during the Period:

Loans and Borrowings
£‘000
As at December 31, 2018	—

Additions	6,496
Accretion of interest	65
Payments	(693)
As at December 31, 2019	5,868

Additions	19,850
Acquisition of a subsidiary	27,972
Accretion of interest	652
Payments	(6,294)
As at December 31, 2020	48,048

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

20. Provisions

Dilapidation Provisions
£‘000
At December 31, 2018	—

At January 1 2019	—
Recognized during the year	582
At December 31, 2019	582

At January 1 2020	582
Acquisition of a subsidiary	1,820
Recognized during the year	961
At December 31, 2020	3,363

Current	—
Non-current	3,363

The dilapidation provisions relate to the expected reinstatement costs of leased office buildings, collection centers and vehicles back to the conditions required by the lease. Cash outflows associated with the dilapidation provision are to be incurred at the end of the relevant lease term, between 4 and 20 years.

21. Leases

The Group has lease contracts for its offices, customer collection centers, transporter motor vehicles and furniture and fittings. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets.

The carrying amounts and movement in the right-of-use assets is set out in note 14. The carrying amount and movement in the lease liabilities is set out in note 19.

The following are the amounts recognized in the statement of profit and loss in respect of lease agreements:

	2020	2019	2018
	£‘000	£‘000	£‘000
Depreciation expense	5,429	506	—
Accretion of interest	652	64	—
Total	6,081	570	—

22. Share capital

Issued and fully paid share capital

	2020	2019	2018	2020	2019	2018
	Number ‘000	Number ‘000	Number ‘000	£’000	£’000	£’000
Ordinary shares of £0.0000000167 each	62,604	61,250	61,250	—	—	—
Series A shares of £0.0000000167 each	30,250	30,250	30,250	—	—	—
Series B shares of £0.0000000167 each	29,412	29,412	—	—	—	—
Series C shares of £0.0000000167 each	31,679	—	—	—	—	—
Series D shares of £0.0000000167 each	22,501	—	—	—	—	—
	176,446	120,912	91,500	—	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

22. Share capital (cont.)

All classes of share presented above carry one vote per share and equal rights to dividends.

	Share capital	Share premium	Merger reserve
	£’000	£’000	£’000
As at October 15, 2018	—	—	—
Ordinary share issuance	—	1,250	—
Series A share issuance	—	30,250	—
As at December 31, 2018	—	31,500	—

Series B share issuance	—	50,000	—
As at December 31, 2019	—	81,500	—

Series C share issuance	—	99,750	—
Group restructuring	—	(181,250)	181,250
Series C extension	—	25,250	—
Acquisition of subsidiary	—	8,999	—
Series D share issuance	—	231,634	—
Other share issuances		237
As at December 31, 2020	—	266,120	181,250

On December 6, 2018, the Group completed its Series A funding round raising £31.5m. The Series A share issue was partially settled by a £5m media advertising and marketing commitment. The £5.0m recognised represents the fair value of the media advertising and marketing commitment.

On September 12, 2019, the Group completed its series B funding round raising £50.0m.

On March 23, 2020, the Group completed its Series C funding round initially raising £99.8m followed by an extension to the funding round on June 23, 2020 raising an additional £25.2m. The Series C share issue was partially settled by a £8m media advertising and marketing commitment. The £8.0m recognised represents the fair value of the media advertising and marketing commitment.

On June 10, 2020, Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company resulting in a merger reserve as set out in note 2.2.

On July 15, 2020, the acquisition of Imperial Cars was partially settled through the issuance of £9.0m of shares, as set out in note 12.

On October 1, 2020 the Group completed its Series D funding round raising £231.6m. The equity raised includes a deduction of £7.4m in relation to fund raising costs incurred.

23. Financial instruments

23.1 Financial assets

	December 31 2020	December 31 2019	December 31 2018
	£‘000	£’000	£’000
Debt instruments at amortized cost
Trade receivables	7,243	291	—
Contract assets	599	8	—
Lease deposits	2,653	1,675	—
Total financial assets	10,495	1,974	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

23.2 Financial liabilities: Interest bearing loans and borrowings

	Interest rate %	Maturity	December 31 2020	December 31 2019	December 31 2018
			£‘000	£’000	£’000
Current
Lease liabilities	1 – 7%	Within one year	6,540	1,510	—
Stocking loan	Base rate + 1 – 3.75%	On earlier of sale of underlying vehicle or 120/.180 days	86,709	32,477	—
Mortgages	2 – 4%	Within one year	1,368	—	—

Non-Current
Lease liabilities	1 – 7%	2022 – 2040	41,508	4,358	—
Mortgages	2 – 4%	2022 – 2025	2,126	—	—

The stocking loans are secured against the inventory of the Group. The stocking loans become due upon the sooner of a sale of a vehicle by the Group to a customer or 120/180 term from the inception of the individual loan. The stocking loans base rates are in reference to 7-day GBP LIBOR and the Bank of England base rate.

The mortgages are secured against the freehold property of the Group.

23.3 Fair Value

Management assessed that the fair value of trade receivables, other receivables, stocking loans and trade and other payables approximate their carrying value due to the short-term maturities of these instruments.

The fair value of trade receivables, other receivables, stocking loans and trade and other payables has been measured using level 3 valuation inputs.

23.4 Interest rate risk management

Interest rate risk is the risk that changes in interest rates will affect the income and financial management of the Group. The Group is exposed to interest rate risk through its stocking facilities where interest is charged in reference to LIBOR. However, the exposure to interest rate risk is minimal since the Group is in a net cash position as at December 31, 2020 and December 31, 2019 and is therefore able to reduce exposure through repayment of the facility. The Group is not exposed to interest rate risk on its mortgages where interest rates are fixed.

The Group does not hedge against interest rate risk.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the stocking loans, the only element of loans and borrowings impacted by variable interest rates. With other variables held constant, the Group’s profit before tax is affected through the impact on floating rate borrowings, as follows:

	Increase/ decrease in basis points	Effect on profit before tax 2020	Effect on profit before tax 2019
		£’000	£’000
LIBOR	+10	44	10
LIBOR	-10	(44)	(10)

23.5 Credit risk management

Credit risk is the risk of financial loss to the Group if a customer or bank (“Counterparty”) fails to meet its contractual obligations resulting in a financial loss to the Group. The Group’s maximum exposure to credit risk at the Period end was equal to the carrying amount of trade receivables as set out in note 17.

The Group’s exposure to credit risk is minimal since the settlement of amounts due for the sale of a vehicle to a consumer is completed prior to the delivery of the vehicle. The trade receivables balance represents customer funds to be received from our consumer finance partners and payment gateway provider. No provision in relation to the recoverability of receivables has been recognized.

Credit risk from balances with banks and financial institutions is managed in accordance with the Group’s treasury policy. It is the Group’s policy to only hold cash and cash equivalent with banks which have at least an A rating and an A-1 rating for short term deposits, as per Standard and Poor’s credit rating system. The Group’s maximum exposure to credit risk on cash and cash equivalents is the carrying amount of cash and cash equivalents on the statement of financial position.

23.6 Liquidity risk management

Liquidity risk refers to the ability of the Group to meet the obligations associated with its financial liabilities that are settled as they fall due.

The treasury strategy of the Group is to retain cash on the balance sheet by financing the purchase of inventory and to maximize interest received whilst maintaining liquidity and flexibility in the availability of funds.

The table below summarizes the maturity profile of the Group’s financial liabilities based upon contractual undiscounted payments:

2020	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	86,709	—	—	86,709
Lease liabilities	7,603	25,243	21,052	53,898
Mortgages	1,385	2,230	—	3,615
Trade payables	12,668	—	—	12,668
Total	108,365	27,473	21,052	156,890

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

2019	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	32,477	—	—	32,477
Lease liabilities	1,429	4,943	—	6,372
Trade payables	1,867	—	—	1,867
Total	35,773	4,943	—	40,716
2018	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	—	—	—	—
Lease liabilities	—	—	—	—
Trade payables	107	—	—	—
Total	107	—	—	—

23.7 Changes in liabilities arising from financial activities

	Stocking loans	Lease liabilities	Mortgages	Total
	£‘000	£‘000	£‘000	£‘000
October 15, 2018	—	—	—	—
New leases	—	—	—	—
Issue of debt	—	—	—	—
Repayment	—	—	—	—
Accretion of interest	—	—	—	—
December 31, 2018	—	—	—	—
New leases	—	6,496	—	6,496
Issue of debt	42,825	—	—	42,825
Repayment	(10,348)	(693)	—	(11,041)
Accretion of interest	—	65	—	65
December 31, 2019	32,477	5,868	—	38,345
New leases	—	19,850	—	19,850
Acquisition of subsidiary	33,870	27,972	3,937	65,799
Issue of debt	216,444	—	—	216,444
Repayment	(196,082)	(6,294)	(443)	(202,819)
Accretion of interest	—	652	—	652
December 31, 2020	86,709	48,048	3,494	138,251

23.8 Hedge accounting

The Group has not entered into any agreements designed to hedge financial risk in the Year ended December 31, 2020 (2019: none, 2018: none).

23.9 Derecognition of financial instruments

The Group has not recorded any gains or losses arising through the derecognition of financial assets or financial liabilities in the Period ended December 31, 2020 (2019: none, 2018: none).

The Company is not subject to any externally imposed capital requirements.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

23.10 Capital management

For the purposes of the Group’s capital management, capital includes cash raised through the issue of share capital and stocking loans. The primary objective of the Group’s capital management is to finance operational and developmental activities. Stocking loans are used specifically by the Group to finance the purchase of inventory.

	2020	2019	2018
	£’000	£’000	£’000
Inventory	114,694	42,970	—
Stocking loans	(86,709)	(32,477)	—
Net inventory	27,985	10,493	—
Cash and cash equivalents	243,524	34,539	26,366

24. Group information

Subsidiaries

As at 31 December 2020, the consolidated financial statements of the Group include:

Name	Registered address and country of incorporation	Principal activities	Equity interest
Cazoo Holdings Limited	41 Chalton Street, London, NW1 1JD, United Kingdom	Activities of other holding companies	100%
Cazoo Limited		Sale of used cars and light motor vehicles	– 61,600,000 Ordinary shares – 100% – 30,250,000 Series A shares – 100% – 29,411,765 Series B shares – 100% – 23,470,589 Series C shares – 100%
Cazoo Properties Limited		Activities of other holding companies	100,000 Ordinary shares – 100%
Imperial Car Supermarkets Limited		Sale of used cars and light motor vehicles	900 Ordinary shares – 100%
Imperial Cars of Swanwick Limited		Sale of used cars and light motor vehicles	1000 Ordinary shares – 100%
Carsaz Limited		Sale of used cars and light motor vehicles	25 Ordinary shares – 100%

25. Share based payments

Details of the employee share option of the Group

The Group operates an equity-settled share-based incentive scheme. The options vest in instalments over four years with expiry after ten years. Unvested options are forfeited if the employee leaves the Group before the options vest. During the year share options were granted under an unapproved scheme.

On June 10, 2020 Cazoo Holdings was inserted as the parent company of Cazoo Limited in a Group reorganization. All outstanding share options of Cazoo Limited were exchanged with replacement options in Cazoo Holdings Limited.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

25. Share based payments (cont.)

The replacements were granted as if they had been granted on the same date as the original Cazoo Limited option at the same exercise price with the same vesting schedule. The fair value of the Cazoo Holding Limited option was equal to the fair value of the Cazoo Limited option immediately prior to the replacement. The share option replacement was treated as a modification in accordance with IFRS 2 and accordingly the initial share-based payment charge profile has not been impacted.

The Group recognized a share based charge for the year as follows:

	2020	2019	2018
	£’000	£’000	£’000
EMI – Pre-modification grants	182	152	—
Unapproved – Pre-modification grants	1,763	47	—
Unapproved – Post-modification grants	1,814	—	—
	3,759	199	—

The following options were granted during the year ended December 31, 2020:

Scheme	Number	Grant date	Expiry date
Unapproved	1,566,584	01/01/2020	01/01/2030
Unapproved	1,422,500	01/04/2020	01/04/2030
Unapproved	2,215,381	01/07/2020	01/07/2030
Unapproved	1,594,720	01/10/2020	01/10/2030
Total 2020	6,799,185

Unapproved	2,079,500	01/06/2019	31/05/2029
EMI	7,102,500	01/10/2019	30/09/2029
Total 2019	9,182,000

Movements in share options during the year

The following reconciles the share options outstanding at the beginning and end of the year. The movement schedule is presented as if the options granted in 2019 and prior to the restructure were granted by Cazoo Holdings Limited.

	EMI Number of options	Unapproved Number of options
As at October 15, 2018	—	—
Granted during the Period	—	—
Forfeited during the Period	—	—
As at December 31, 2018	—	—

Granted during the Year	7,102,500	2,079,500
Forfeited during the Year	(15,000)	(20,000)
As at December 31, 2019	7,087,500	2,059,500

Granted during the Year	—	6,799,185
Exercised during the Year	(1,353,817)	—
Forfeited during the Year	(1,050,000)	(737,292)
As at December 31, 2020	4,683,683	8,121,393

10,625 options were exercisable as at December 31, 2020 (2019: nil).

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

25. Share based payments (cont.)

Employee share option fair value assessment

The following information is relevant in the determination of fair value of the employee share options granted in during 2020:

Unapproved
Valuation method	Black-Scholes
Share valuation	£0.72 – £4.47
Exercise price	£nil
Expected volatility	46%
Dividend yield	Nil
Risk free interest rate	0.00%
Fair value per share	£0.72 – £4.47

The expected volatility was estimated with references to listed Companies with a similar business model.

The following information is relevant in determining the fair value of the employee share options granted during 2019:

	EMI	Unapproved
Valuation method	Black-Scholes	Black-Scholes
Share valuation	£0.10	£0.17
Exercise price	£0.10	£nil
Expected volatility	66%	62%
Dividend yield	Nil	Nil
Risk free interest rate	0.80%	0.75%
Fair value per share	£0.17	£0.17

26. Notes supporting statement of cash flows

	2020	2019	2018
	£‘000	£‘000	£‘000
Cash at bank available on demand	52,742	19,508	1,366
Cash held in short-term deposit accounts	190,782	15,031	25,000
Cash and cash equivalents in the statement of financial position	243,524	34,539	26,366

Cash and cash equivalents in the statement of cash flows	243,524	34,539	26,366

27. Events after the reporting date

On January 25, 2021, Cazoo Holdings Limited acquired 100% of the share capital of Drover Limited (“Drover”), a leading UK car subscription service, for total consideration of £58.8m. The consideration was £21.0m in cash, £4.5m of debt assumed and discharged and £33.3m through the issue of Cazoo Holdings Limited shares and warrants.

Drover is car subscription service with operations in the United Kingdom, and a small subscriber base in France. Founded in 2016, Drover had grown to a team of over 100 employees across London, Lisbon, Paris and Bucharest. Drover provides a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online. The acquisition combined Cazoo’s brand, platform and funding with Drover’s expertise and relationships in car subscription services.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

27. Events after the reporting date (cont.)

The Group acquired Drover to accelerate its entry into the car subscription market and the acquisition provided the Group an existing customer base of over 2,000 active subscribers in the UK as well as a small subscriber base in France along with the associated recurring revenues.

On February 11, 2021 Cazoo Holdings Limited acquired Smart Fleet Solutions Limited for consideration of £23.1m. The consideration was £13.1m in cash, £9.0m of debt assumed and discharged and £1.0m through the issue of Cazoo Holdings Limited shares. The final consideration is dependent upon completion accounts which are not yet finalized. The Group also acquired £15.9m of freehold property relating to reconditioning sites operated by Smart Fleet Solutions Limited in the same transaction.

Smart Fleet Solutions Limited is a vehicle refurbishment business operating four state-of-the-art vehicle refurbishment centers across the UK and provides the Group with the capacity to refurbish approximately 200,000 cars per year across all its sites, reducing its reliance on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to the Group. The Group acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance the Group’s ability to operate at scale.

On February 23, 2021 the Cazoo Holdings Limited acquired Cluno GmbH (“Cluno”), a leading German car subscription service, for consideration of £60.4m. The consideration was £29.4m in cash and £31.0m through the issue of Cazoo Holdings Limited shares.

Cluno is a German car subscription services company, with a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with 100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. The Group acquired Cluno to accelerate its entry into the EU market and the acquisition provided the Group an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch the Cazoo proposition in Germany and across Europe.

As of the date of this report Management has not completed its purchase price allocation exercise for the above acquisitions. Full details of the fair value of assets and liabilities acquired will be provided in the Group’s results for the year ended December 31, 2021.

On March 22, 2021, Cazoo Limited entered into an additional £25 million stocking facilities for the financing of Group inventory.

On March 29, 2021 Cazoo Holdings Limited and Ajax I, a publicly traded special purpose acquisition company, entered into a business combination agreement which will result in the public listing of the Group. Under the terms of the agreement, the Group and Ajax I will combine under a new holding company domiciled in the Cayman Islands (“Listco”). Listco is expected to be listed on the New York Stock Exchange under the symbol “CZOO”. The transaction shall be treated as a “reverse acquisition” where Cazoo Holdings Limited is identified as accounting acquirer. The operations of the Group will substantially comprise the ongoing operations of the combined company.

On April 12, 2021 Cazoo Limited entered into a £25 million facility for the financing of the Group’s subscription fleet of vehicles.

There have been no other reportable subsequent events at the date of signing of this report.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

28. Related party transactions

28.1 Key management personnel

The Directors are considered to be Key management personnel of the Group. The amounts disclosed in the table are the amounts recognized as an expense during the year related to key management personnel.

	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£‘000	£‘000	£‘000
Wages and salaries	546	411	—
Employer’s national insurance	83	57	—
Short-term non-monetary benefits	2	2	—
Defined contribution pension cost	23	16	—
	654	486	—

28.2 Other related party transactions

No other reportable related party transactions occurred during the Year ended December 31, 2020 (2019: nil 2018: nil).

Annex A

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

AJAX I,

CAZOO HOLDINGS LIMITED

AND

CAPRI LISTCO

DATED AS OF MARCH 29, 2021

Annex A-i

Annex A-ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Sponsor Letter Agreement
Exhibit B	Form of PIPE Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Shareholder SPA
Exhibit F	Listco Articles of Association
Exhibit G	Listco Incentive Equity Plan Term Sheet
Exhibit H	Form of Plan of Merger

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 29, 2021, is made by and among Ajax I, a Cayman Islands exempted company (“AJAX”), Capri Listco a Cayman Islands exempted company (“Listco”) and Cazoo Holdings Limited, a private limited liability company formed under the laws of England and Wales (the “Company”). AJAX, Listco and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, AJAX is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Listco is a Cayman Islands exempted company which has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes effective as of its date of formation on March 24, 2021;

WHEREAS, pursuant to the Governing Documents of AJAX, AJAX is required to provide an opportunity for its shareholders to have their outstanding AJAX Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the AJAX Shareholder Approval;

WHEREAS, as of the date of this Agreement, AJAX I Holdings, LLC, a Delaware limited liability company (the “Sponsor”) owns 8,944,343 AJAX Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, AJAX and the Company are entering into the sponsor letter agreement attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, and (b) waive any adjustment to the conversion ratio or any other anti-dilution or similar protection with respect to the AJAX Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) set forth in the Governing Documents of AJAX;

WHEREAS, concurrently with the execution of this Agreement, AJAX and Listco are entering into a subscription agreement with certain investors (collectively, the “PIPE Investors”), substantially in the form attached hereto as Exhibit B (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Listco has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Listco Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, on the Listco Closing Date, AJAX will acquire all of the issued and outstanding Listco Shares from the Listco Initial Shareholder (as further described in Section 2.1(a));

WHEREAS, effective the day after the Listco Closing Date, Listco will make an election (the “Check-the-Box Election” and the date on which such election is made, the “Check the Box Election Date”) pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes;

WHEREAS, on the Check the Box Election Date, AJAX shall be merged with and into Listco, which merger shall be effective as of the beginning of the day on the Check the Box Election Date (as further described in Section 2.1(c) through Section 2.1(k));

WHEREAS, at the Closing, Listco shall acquire all of the issued and outstanding Company Shares from the holders thereof for the consideration described herein and otherwise on the terms and subject to the conditions contained herein;

WHEREAS, at the Closing, Listco, the Sponsor and the Major Shareholders shall, and certain other Company Shareholders may elect (but are not required) to enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, certain Persons (a) will be granted certain registration rights with respect to their respective Listco Shares, and (b) will be entitled to nominate and appoint individuals to the Listco Board following the Closing, in each case, on the terms and subject to the conditions set forth therein;

Annex A-1

WHEREAS, the Board of Directors of AJAX the (“AJAX Board”) has (a) approved this Agreement, the Ancillary Documents to which AJAX is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement by the holders of AJAX Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (or a committee of such board) has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of Listco has approved this Agreement, the Ancillary Documents to which Listco is or will be party and the transactions contemplated hereby and thereby; and

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to AJAX a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder has agreed to, among other things, (a) enter into a purchase and sale agreement for his, her or its Company Shares (each, a “Shareholder SPA”) pursuant to which, such Supporting Company Shareholder will sell and Listco will purchase such Supporting Company Shareholder’s Company Shares in accordance with the terms and conditions set forth herein and in the Shareholder SPA, (b) support and, to the extent required under the Company Articles of Association or applicable Law, vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, (c) take, or cause to be taken, any actions necessary or advisable to exercise the drag along right set out in and in accordance with the Company Articles of Association, and (d) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional AJAX SEC Reports” has the meaning set forth in Section 4.8.

“Adjusted Equity Value” means (a) the Equity Value, minus (b) the Sponsor Equity Adjustment Amount, plus (c) the amount, if any, by which the Net Cash Amount exceeds the Minimum Net Cash Amount, minus (d) the amount, if any, by which the Minimum Net Cash Amount exceeds the Net Cash Amount, minus (e) the Option Adjustment Amount.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Cash Consideration” means the aggregate amount of cash payable to the Company Shareholders in accordance with the provisions of Section 2.5(c).

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received as agreed among the Parties) by the AJAX Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds actually received (or deemed received as agreed among the

Annex A-2

Parties) by any AJAX Party in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account, the use of any such proceeds).

“Aggregate Stock Consideration” means a number of Listco Class C Shares equal to the quotient obtained by dividing (x) the result of (1) the Adjusted Equity Value, minus (2) the Unpaid AJAX Expenses, minus (3) the Unpaid Company Expenses, minus (4) the Aggregate Cash Consideration divided by (y) the AJAX Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to AJAX (or any designee thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the AJAX Shareholder Redemptions and deducting all AJAX fees, expenses, commissions and liabilities that are not AJAX Expenses) and (ii) the Aggregate Closing PIPE Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AJAX” has the meaning set forth in the introductory paragraph to this Agreement.

“AJAX Acquisition Proposal” means (i) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by any AJAX Party (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity or (ii) any other transaction that could constitute a “Business Combination” within the meaning of the AJAX Governing Documents (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an AJAX Acquisition Proposal.

“AJAX Board” has the meaning set forth in the recitals.

“AJAX Class A Shares” means AJAX’s Class A ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of AJAX.

“AJAX Class B Shares” means AJAX’s Class B ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of AJAX.

“AJAX Closing Payment Statement” has the meaning set forth in Section 2.3(a).

“AJAX D&O Persons” has the meaning set forth in Section 5.13(a).

“AJAX Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by AJAX on the date of this Agreement.

“AJAX Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to a Group Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document) by an AJAX Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of any AJAX Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any AJAX Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, AJAX Expenses shall not include any Company Expenses nor any Transfer Taxes or other Taxes (except for irrecoverable VAT incurred by an AJAX Party on any AJAX Expenses).

“AJAX Financial Statements” means all of the financial statements of AJAX included in the AJAX SEC Reports.

“AJAX Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.5 (Brokers) Section 4.7 (Capitalization of the AJAX Parties), Section 4.9(a) (Absence of Changes) and the first four sentences of Section 4.10 (Trust Account).

Annex A-3

“AJAX Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any AJAX Party to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“AJAX Material Contracts” has the meaning set forth in Section 4.12.

“AJAX Non-Party Affiliates” means, collectively, each AJAX Related Party and each of the former, current or future Affiliates, Representatives, shareholders, successors or permitted assigns of any AJAX Related Party (other than, for the avoidance of doubt, the AJAX Parties).

“AJAX Parties” means, collectively, AJAX and Listco.

“AJAX Post-Closing Representation” has the meaning set forth in Section 8.20(a).

“AJAX Related Parties” has the meaning set forth in Section 4.13.

“AJAX Related Party Transactions” has the meaning set forth in Section 4.13.

“AJAX Reorganization” has the meaning set forth in Section 2.1(c).

“AJAX SEC Reports” has the meaning set forth in Section 4.8.

“AJAX Share Value” means $10.00.

“AJAX Shareholder Approval” means, collectively, the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of AJAX Shares entitled to vote thereon, whether in person or by proxy at the AJAX Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of AJAX and applicable Law.

“AJAX Shareholder Redemption” means the right of the holders of AJAX Class A Shares to redeem all or a portion of their AJAX Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of AJAX.

“AJAX Shareholders Meeting” has the meaning set forth in Section 5.8.

“AJAX Shares” means, collectively, the AJAX Class A Shares and the AJAX Class B Shares.

“AJAX Tax Counsel” has the meaning set forth in Section 5.5(a)(i).

“AJAX Unit” means each outstanding unit consisting of one AJAX Class A Share and one-fourth of one Public Warrant.

“AJAX Warrants” means, collectively, the Public Warrants and the Sponsor Warrants.

“Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Ancillary Documents” means the Investor Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, each of the Shareholder SPAs, the Listco Articles of Association, the Mix and Match Election Forms, the Listco Incentive Equity Plan Term Sheet, the Plan of Merger, the Listco Ownership Arrangements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Appointed Representative” shall mean an appointed representative for the purposes of Section 39 of the FSMA and the FCA Handbook.

“Appointed Representative Agreement” shall mean one or more agreement(s) entered into between a Group Company and a Principal for the appointment of a Group Company as an Appointed Representative of the Principal.

Annex A-4

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business” means the business of, directly or indirectly, buying, selling, refurbishing and facilitating financing for new, nearly new and used automobiles through an online platform or customer centers and any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which the SEC in Washington D.C. and commercial banks in New York, New York and London, United Kingdom are open for the general transaction of business.

“Called Shareholders” has the meaning given to it in the Company Articles of Association.

“Cash Election” has the meaning set forth in Section 2.1(m)(i).

“Cash Oversubscription Amount” means the product of (i) the Standard Cash Amount and (ii) a fraction, the numerator of which is the Number of Stock Elections and the denominator of which is the Number of Cash Elections.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means, without duplication, (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of, or in connection with, this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, including with respect to the exercise of any Company Options contemplated by this Agreement and the employee portion of any such employment, payroll or similar Taxes and any deductions for any applicable employer National Insurance contributions required to be borne by the holder of such Company Option under the terms of the applicable Company Equity Plan, in each case, to the extent not able to be withheld from a payment to, or otherwise recovered from, the relevant Person, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Check-the-Box Election” has the meaning set forth in the recitals.

“Check-the-Box Election Date” has the meaning set forth in the recitals.

“CICA” has the meaning set forth in Section 2.1(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Option Per Share Amount” means, with respect to each Company Share issuable upon the exercise in full of all Rollover Options, an amount equal to the excess of (i) (x) the Adjusted Equity Value (calculated without reduction for the Option Adjustment Amount), divided by (y) the Company Fully Diluted Shares minus (ii) the cash exercise price payable to acquire such Company Share issuable upon exercise of the applicable Rollover Option.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

Annex A-5

“Company Acquisition Proposal” means (a) any transaction or series of transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Articles of Association” means the articles of association of the Company in force from time to time.

“Company Cash” means the aggregate amount of all cash and cash equivalents held by the Group Companies (on a consolidated basis) as of the Measurement Time (which may be negative), in each case, calculated in accordance with IFRS applied on a basis consistent with the policies, procedures, practices and methodologies used in preparing the Audited Financial Statements; provided, that Company Cash shall exclude any cash used to pay Company Expenses, AJAX Expenses or Indebtedness of the Group Companies between the Measurement Time and the Closing; and provided, further, that Company Cash shall include the cash refundable portion of the R&D tax credits properly claimed or which the Group Companies are entitled to claim in respect of the accounting period ending on 31 December 2020, to the extent not refunded prior to the Measurement Time (the “R&D Tax Credits”).

“Company D&O Persons” has the meaning set forth in Section 5.14.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to AJAX by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company Warrant and each other award to any Person of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of any Company Equity Awards as of any determination time prior to the Closing.

“Company Equity Plan” means the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured), the Cazoo Holdings Limited EMI Share Option Scheme and each other plan that provides for the award to any Person of rights of any kind to receive Equity Securities or any Company Equity Award of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, placement agents, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) all Change of Control Payments, and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any AJAX Expenses nor any Transfer Taxes or other Taxes (except for (i) irrecoverable VAT incurred by a Group Company on any Company Expenses and (ii) any Taxes specifically referenced in the definition of Change of Control Payments).

“Company Fully Diluted Shares” means a number equal to the sum of (a) the number of Company Shares that are issued and outstanding immediately prior to the Closing; (b) the number of Company Shares issuable upon the exercise of Company Options outstanding and unexercised (whether or not then vested or exercisable) immediately prior to the Closing; and (c) the number of shares of Company Shares issuable upon the exercise of Company Warrants outstanding immediately prior to the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Sections 3.2(a) through (d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes) and Section 3.17 (Brokers).

Annex A-6

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Group Companies as of the Measurement Time.

“Company IT Systems” means all computer systems, Software and hardware, including peripherals and ancillary equipment, communication systems, interfaces, platforms, servers, network equipment and any associated proprietary materials, user manuals and other related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to or used by any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the European Union, the United Kingdom or the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the European Union, the United Kingdom, the United States or any other country, including the outbreak or escalation of war or hostilities by the United Kingdom, the United States or any other country, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, curfews, riots or any escalation or worsening thereof, (iii) changes in the financial, banking, capital or securities markets generally in the European Union, the United Kingdom, the United States or any other country or region in the world, or changes therein, including changes in interest rates in the European Union, the United Kingdom, the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, in each case, after the date hereof, (v) the negotiation, execution delivery or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a)(iv) to the extent it relates to such representations and warranties), (vi) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (v), and (vii) through (xii)), (vii) any “force majeure” events, any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, calamities, acts of God or other natural disasters or comparable events in the European Union, the United Kingdom, the United States or any other country or region in the world, or any escalation of the foregoing, (viii) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (ix) the taking of any action expressly required by the terms of this Agreement or any Ancillary Document, (x) any actions taken or omitted to be taken by a Group Company at the express written request or with the express prior written consent of AJAX, (xi) any breach of this Agreement or any Ancillary Document by any AJAX Party, or (xii) any matter set forth in the Company Disclosure Schedules, the effect as a Company Material Adverse Effect of which is reasonably apparent on the face of such disclosure; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv), (vii) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries in which the Group Companies operate.

Annex A-7

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” means the shares of £0.0000000167 each in capital of the Company, designated as “Ordinary Shares” pursuant to the Company Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.

“Company Post-Closing Representation” has the meaning set forth in Section 8.20(b).

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered to any Group Company or the subject of an application for registration in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Shares” means the series A shares of £0.0000000167 each in capital of the Company, designated as “Series A Shares” pursuant to the Company Articles of Association.

“Company Series B Shares” means the series B shares of £0.0000000167 each in capital of the Company, designated as “Series B Shares” pursuant to the Company Articles of Association.

“Company Series C Shares” means the series C shares of £0.0000000167 each in capital of the Company, designated as “Series C Shares” pursuant to the Company Articles of Association.

“Company Series D Shares” means the series D shares of £0.0000000167 each in capital of the Company, designated as “Series D Shares” pursuant to the Company Articles of Association.

“Company Shareholder Agreement” means the Amended and Restated Shareholders’ Agreement of the Company, dated as of October 1, 2020.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shares” means, collectively, the Company Series A Shares, the Company Series B Shares, the Company Series C Shares, the Company Series D Shares and the Company Ordinary Shares.

“Company Tax Counsel” has the meaning set forth in Section 5.5(a)(i).

“Company Warrants” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan, the Drover Warrants or otherwise.

“Confidentiality Agreement” means that certain confidentiality undertaking, dated as of January 31, 2021, by and between the Company and AJAX.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement (whether written or oral).

“Controlled Function” means a controlled function for the purposes of section 59 of FSMA as specified in the FCA Handbook (as applicable) from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

Annex A-8

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity or the World Health Organization, in each case, in connection with or in response to COVID-19.

“Creator” has the meaning set forth in Section 3.13(h).

“Default Cash Election Amount” means an amount in cash equal to (i) the sum of (x) the Aggregate Cash Consideration, plus (y) the product of the Aggregate Stock Consideration multiplied by the AJAX Share Value, divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Default Stock Election Amount” means a number of Listco Class C Shares equal to (i) the sum of (x) the Aggregate Cash Consideration divided by the AJAX Share Value, plus (y) the Aggregate Stock Consideration, divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Designated Shareholder Representative” has the meaning set forth in Section 8.19(a).

“Drag Along Notice” has the meaning given to it in the Company Articles of Association and, for the purposes of this Agreement, shall mean such a notice given with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

“Drag Shareholders” has the meaning given to it in the Company Articles of Association.

“Drover Warrants” means the warrants issued to certain persons in connection with the acquisition of Drover Limited by the Company on or around January 25, 2021 and subsequently, on or around March 25, 2021.

“Electing Option Holder” has the meaning set forth in Section 2.4(b).

“Election” has the meaning set forth in Section 2.1(m).

“Election Deadline” means two Business Days after the last day on which the holders of AJAX Class A Shares may exercise their redemption rights pursuant to the terms of the AJAX Governing Documents.

“EMI Options” has the meaning set forth in Section 2.4(a).

“EMI Restricted Share Agreement” has the meaning set forth in Section 2.4(a).

“EMI Restricted Shares” means, as of any time of determination, the Company Shares issued in respect of each EMI Option which became vested in connection with the Closing pursuant to Section 2.4(a) and which, absent such accelerated vesting, would not be vested in accordance with the original vesting schedule to which such EMI Option was subject to prior to the Closing.

“Employee Benefit Plan” means each equity or equity-based compensation, retirement, pension, enhanced redundancy, savings, profit sharing, bonus, commission, overtime, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or could reasonably expect to have any Liability.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $7,000,000,000.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

Annex A-9

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“FCA” means the UK Financial Conduct Authority or any successor or replacement authority which takes on any or all of the rights and responsibilities thereof.

“FCA Handbook” means the Handbook of Rules and Guidance published by the FCA (as amended from time to time).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fixing Rate” means, in relation to a specified amount, the closing rate as published by Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)) on the date that is four (4) Business Days prior to the Closing.

“Freshfields” has the meaning set forth in Section 8.20(b).

“FSMA” means the UK Financial Services and Markets Act 2000 and any legislation and regulation made thereunder, all as amended from time to time.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.K. private limited company are its memorandum and articles of association, the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association, and the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (or analogous document) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership (or analogous document), the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation (or analogous document).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) whether supernational, national regional or local.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incentive Equity Plan Proposal” has the meaning set forth in Section 5.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses, and breakage of prepayment penalties or premiums that are payable arising under or in respect of (a) indebtedness for borrowed money (including the current portion thereof), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred

Annex A-10

purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) (calculated assuming the maximum amount payable with respect thereto, whether or not contingent), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, in each case, to the extent of the liability in respect of such arrangement as of such time, (f) obligations or amounts owed to any holder of equity securities of the Group Companies or to such holder’s Affiliates (other than (1) obligations and amounts solely between or among the Group Companies and (2) obligations or liabilities under ordinary course of business commercial arrangements, salary, wages and bonuses), and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person; provided, however, that Indebtedness shall not include (x) stocking loans or (y) liabilities of any Group Company specifically for automobile inventory financing (and which are secured by such automobile inventory), in each case of clauses (x) and (y) arising in the ordinary course of business.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising in any jurisdiction or under any international convention, including all (a) patents and patent applications, rights in inventions industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, get-up, domain names and URLs, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship, database and design rights, rights in data, and other sui generis rights, mask work rights and moral rights, rights to sue for passing off and in unfair competition, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) rights in opposition proceedings and any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 8.18.

“ITEPA” has the meaning set forth in Section 3.16(r).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“K&E” has the meaning set forth in Section 8.20(a).

“Key Employees” means Alex Chesterman, Stephen Morana and Ned Staple.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter including without limitation, any provisions of FSMA, the principles, regulations, rules or guidance set out in the FCA Handbook, any directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union), in all cases as amended from time-to-time.

Annex A-11

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Listco” has the meaning set forth in the Recitals.

“Listco Articles of Association” has the meaning set forth in Section 5.15.

“Listco Board” has the meaning set forth in Section 5.15.

“Listco Class A Shares” means Listco’s Class A ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Class B Shares” means Listco’s Class B ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Class C Shares” means Listco’s Class C ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Closing Date” has the meaning set forth in Section 2.1(a).

“Listco Incentive Equity Plan” has the meaning set forth in Section 5.17.

“Listco Initial Shareholder” means MaplesFS Limited.

“Listco Public Warrant” means each warrant to purchase one Listco Class A Share at an issue price of $11.50 per share.

“Listco Securities” means, collectively, the Listco Shares, the Listco Public Warrants and the Listco Sponsor Warrants.

“Listco Share Purchase” has the meaning set forth in Section 2.1(a).

“Listco Shares” means, collectively, the Listco Class A Shares, the Listco Class B Shares and the Listco Class C Shares

“Listco Sponsor Warrants” means the 21,129,818 private placement warrants held by the Sponsor to purchase 21,129,818 Listco Class A Shares at an issue price of $11.50 per share held by the Sponsor, subject to adjustment in accordance with the Warrant Agreement.

“Listco Ownership Arrangements” means collectively (i) that certain Expenses Agreement between MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, and Listco, dated March 27, 2021, (ii) that certain Declaration of Trust by MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, dated March 27, 2021, and (iii) that certain Share Transfer Restriction Agreement dated March 27, 2021, among Listco, MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, solely in its capacity as share trustee under the Declaration of Trust (as defined therein), and AJAX.

“Listco Unit” means each outstanding unit consisting of one Listco Class A Share and one-fourth of one Listco Public Warrant.

“Major Shareholders” means Alex Chesterman and DMGV Limited.

Annex A-12

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set out in Section 2.1(c).

“Merger Closing” has the meaning set out in Section 2.1(d).

“Merger Closing Date” has the meaning set out in Section 2.1(d).

“Merger Effective Time” has the meaning set out in Section 2.1(e).

“Minimum Net Cash Amount” means £0.00 (zero).

“Mix and Match Election Form” shall mean the mix and match election form in the form as mutually agreed among the Company, AJAX and Listco.

“Net Cash Amount” means the amount (which may be a positive or a negative number) by which Company Cash exceeds the Company Indebtedness.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Number of Cash Elections” means the aggregate number of Company Shares for which the Cash Election has been made and not been lost pursuant to Section 2.1(m).

“Number of Standard Elections” means the aggregate number of Company Shares for which the Standard Election has been made pursuant to Section 2.1(m) (or deemed to have been made pursuant to Section 2.1(m)).

“Number of Stock Elections” means the aggregate number of Company Shares for which the Stock Election has been made and not been lost pursuant to Section 2.1(m).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Open Source Software” means any open source software, public source software or freeware, or any modification or derivative of any of those things, including software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License or Mozilla Public License.

“Option Adjustment Amount” means an amount equal to the sum of the Closing Option Per Share Amounts of all Rollover Options. It is agreed and acknowledged that the Option Adjustment Amount shall be calculated without duplication of any Specified Rollover Options, it being understood that any Listco Class C Shares that are the subject of any Specified Rollover Option shall reduce the Aggregate Stock Consideration.

“Option Share” means a Company Share issuable upon the exercise of a Company Option.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Other Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

Annex A-13

“Permits” means any approvals, authorizations, clearances, consents, licenses, registrations, permits, or certificates of a Governmental Entity, including without limitation, any Permits issued or granted by the FCA (including, for the avoidance of doubt, the FCA’s approval of the appointment of any Group Company as an Appointed Representative of a Principal) or any Permits issued or granted by another Governmental Entity in the European Union pursuant to any applicable Law (including, without limitation, Part 4A of FSMA), directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union), in all cases as amended from time-to-time.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business, (g) purchase money Liens securing rental payments under capital lease arrangements; (h) Liens expressly disclosed on the face of the Latest Balance Sheet, (i) Liens deemed to be created by this Agreement or any Ancillary Documents or the transactions contemplated hereby or thereby; (j) such other imperfection to title or Liens, if any, arising in the ordinary course of business or that have not had, and would not be reasonably expected to have, a Company Material Adverse Effect or AJAX Material Adverse Effect, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information.

“PIPE Financing” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Subscription Agreements” has the meaning set forth in the recitals.

“Plan of Merger” has the meaning set forth in Section 2.1(e).

“Pre-Closing AJAX Shareholders” means the holders of AJAX Shares as of any time prior to the Closing.

“Previously-owned Land and Buildings” has the meaning set forth in Section 3.18(d).

“Principal” shall mean a principal for the purposes of Section 39 of the FSMA and the FCA Handbook.

“Privacy Laws” means all applicable laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, and the e-Privacy Directive (2002/58/EC), and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

Annex A-14

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, demand, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“properly completed stock transfer form(s)” means properly completed and duly executed (but undated) stock transfer form(s).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Warrant” means each warrant to purchase one AJAX Class A Share at an issue price of $11.50 per share, which are listed on the NYSE under the ticker symbol “AJAX.”

“Purchased Shares” has the meaning set forth in Section 2.1(l).

“R&D Tax Credits” has the meaning set forth in the definition of “Company Cash.”

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Listco and proxy statement of AJAX.

“Regulated Group Company” means a Group Company holding a Permit.

“Regulatory Code of Conduct” means the rules and guidance set out in the code of conduct in the FCA Handbook and related conduct rules and standards.

“Representatives” means with respect to any Person, such Person’s controlled Affiliates and its and such controlled Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Required Governing Document Proposal and the Incentive Equity Plan Proposal.

“Rollover Option” has the meaning set forth in Section 2.4(c).

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the AJAX Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

Annex A-15

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any processed, stored, or transmitted thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, Personal Data or Company trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Share Purchase” has the meaning set forth in Section 2.1(l).

“Shareholder SPA” shall mean a sale and purchase agreement entered into with one or more Company Shareholders (including each of the Shareholder SPAs entered into with the Supporting Company Shareholders) substantially in the form attached hereto as Exhibit E.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Function” means a function specified for the purposes of section 63E of FSMA in the FCA Handbook (as applicable) from time to time.

“Specified Option” has the meaning set forth in Section 2.4(b).

“Specified Rollover Option” has the meaning set forth in Section 2.4(b).

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Equity Adjustment Amount” means $89,443,430.

“Sponsor Letter Agreement” has the meaning set forth in the recitals.

“Sponsor Warrants” means the 21,129,818 private placement warrants held by the Sponsor to purchase 21,129,818 AJAX Class A Shares at an issue price of $11.50 per share held by the Sponsor, subject to adjustment in accordance with the Warrant Agreement.

“Standard Cash Amount” means an amount in cash equal to (i) the Aggregate Cash Consideration divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Standard Election” has the meaning set forth in Section 2.1(m)(i).

“Standard Stock Amount” means a number of Listco Class C Shares equal to (i) the Aggregate Stock Consideration divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Stock Election” has the meaning set forth in Section 2.1(m)(i).

“Stock Oversubscription Amount” means the product of the (i) Standard Stock Amount and a (ii) fraction, the numerator of which is the Number of Cash Elections and the denominator of which is the Number of Stock Elections.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a

Annex A-16

combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals.

“Surviving Entity” has the meaning set forth in Section 2.1(c).

“Surviving Entity Articles of Association” has the meaning set forth in Section 2.1(h).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Consolidation” means any fiscal unity or Tax consolidation arrangement between two or more companies the effect of which is to treat those companies as a single entity for any Tax purpose.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority in connection with, or relating to, Taxes.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.10.

“Trustee” has the meaning set forth in Section 4.10.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unpaid AJAX Expenses” means the AJAX Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unprorated Aggregate Cash Consideration” means the sum of (i) the Number of Standard Elections multiplied by the Standard Cash Amount and (ii) the Number of Cash Elections multiplied by the Default Cash Election Amount.

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“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Closing that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Closing that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Closing or otherwise).

“Vested Unapproved Options” has the meaning set forth in Section 2.4(b).

“Waiving Parties” has the meaning set forth in Section 8.20(a).

“Warrant Agreement” means the Warrant Agreement, dated as of October 27, 2020, by and between AJAX and the Trustee.

Article II
TRANSACTIONS

Section 2.1 Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur:

(a) Listco Share Purchase. On the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at or following the Listco Share Purchase, at the Merger Closing or at the Closing, as applicable), but in no event earlier than three (3) Business Days prior to Closing or on such other date and at such place or time as may be agreed to in writing by Listco, AJAX and the Company (the “Listco Closing Date”), AJAX shall purchase and acquire from the Listco Initial Shareholder, and the Listco Initial Shareholder shall sell, transfer, convey and deliver to AJAX, all of the Listco Shares then issued and outstanding free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws) (the “Listco Share Purchase”) and Listco shall, and AJAX shall cause Listco to, update its register of members on the Listco Closing Date to reflect the Listco Share Purchase.

(b) Tax Election; Listco Governing Documents. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), following the Listco Share Purchase and on the Check the Box Election Date, (x) Listco shall make the Check the Box Election, and (y) AJAX, as the sole shareholder of Listco, shall approve the adoption of the Articles of Association of Listco in the form attached hereto as Exhibit F (the “Listco Articles of Association”) to become automatically effective at the Closing.

(c) The Merger. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), in accordance with the Cayman Islands Companies Act (As Revised) (the “CICA”) at the Merger Effective Time, AJAX shall be merged with and into Listco (the “Merger” and, together with the Listco Share Purchase and the Check the Box Election, the “AJAX Reorganization”), whereupon AJAX will cease to exist and will be struck off the register of companies in the Cayman Islands, with Listco surviving the Merger (Listco, as the surviving company (as defined in the CICA) in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(d) Merger Closing. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), the closing of the Merger (the “Merger Closing”) shall take place on the Check the Box Election Date. The date on which the Merger Closing actually takes place is referred to as the “Merger Closing Date.”

(e) Merger Effective Time. On the Merger Closing Date, AJAX and Listco shall (i) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Exhibit H attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of

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the CICA, and (ii) make any other filings, recordings or publications required to be made by AJAX or Listco under the CICA in connection with the Merger. The Merger shall become effective on the date and at the time of the filing of the Plan of Merger, in accordance with the CICA (which the Parties agree shall be deemed effective as of 12:01 a.m. on the Check the Box Election Date) (such date and time being hereinafter referred to as the “Merger Effective Time”).

(f) Effects of the Merger. At the Merger Effective Time, the Merger shall have the effects specified in the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of AJAX and Listco shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as AJAX and Listco to all mortgages, charges or security interests and all contracts (including the Warrant Agreement, the letter agreement among the Sponsor and the other Insiders party thereto, and each of the other Contracts entered into by AJAX in connection with the IPO), obligations, claims, debts and liabilities of AJAX and Listco in accordance with the CICA and as provided in this Agreement (including the Warrant Agreement and each of the other Contracts entered into by AJAX in connection with the IPO).

(g) Directors and Officers. The directors and officers of AJAX as of immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Entity upon the Merger Effective Time until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity; provided, that the Parties agree that the directors and officers of the Surviving Entity shall be selected such that the Surviving Entity will be tax resident outside the United Kingdom at all times prior to the Closing.

(h) Surviving Entity Governing Documents. Without any further action on the part of AJAX or Listco, the Memorandum and Articles of Association of Listco which shall be in substantially the same form as the AJAX Governing Documents shall be the Governing Documents of the Surviving Entity (the “Surviving Entity Articles of Association”) at the Merger Effective Time, which Surviving Entity Articles of Association shall remain in effect until the Closing, at which point the Listco Articles of Association, as approved by AJAX as contemplated by Section 2.1(b), shall become effective at the Closing.

(i) Treatment of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of AJAX or Listco or the holders of any securities of AJAX:

(A) Each AJAX Unit issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Unit;

(B) Each AJAX Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Class A Share;

(C) Each AJAX Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Class B Share;

(D) Each Public Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for the right to receive one Listco Public Warrant (or fraction thereof, as applicable) and shall thereupon be deemed terminated and no longer outstanding;

(E) Each Sponsor Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for the right to receive one Listco Sponsor Warrant (or fraction thereof, as applicable), and shall thereupon be deemed terminated and no longer outstanding; and

(F) Each Listco Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution thereafter.

(j) Pursuant to the terms of the Public Warrants and the Sponsor Warrants, each of the Listco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Public Warrants, and each of the Listco Sponsor Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Sponsor Warrants, except that in each case they shall represent the right to acquire Listco Class A Shares in lieu of AJAX Class A Shares.

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(k) From and after the Merger Effective Time, all AJAX Shares, AJAX Units and AJAX Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of an AJAX Share, AJAX Unit or AJAX Warrant shall cease to have any rights with respect thereto, except the right to receive a corresponding number of Listco Shares, Listco Units, Listco Public Warrants or Listco Sponsor Warrants, respectively upon the register of members of Listco being updated in accordance with Section 2.6(a).

(l) The Share Purchase.

(i) On the terms and subject to the conditions set forth in this Agreement and each of the Shareholder SPAs, at the Closing, Listco shall purchase and acquire from the Company Shareholders, and the Company Shareholders shall (or, as required hereby and pursuant to article 23.8 of the Company Articles of Association, the Company as agent for any Company Shareholder who has not executed a Shareholder SPA prior to Closing), in accordance with the Shareholder SPAs, sell, transfer, convey and deliver to Listco, all of the Company Shares issued and outstanding immediately prior to Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)) (the “Purchased Shares”), free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws or any general restrictions under the Company Articles of Association) (the “Share Purchase”). The Share Purchase shall be effected pursuant to the terms, and subject to the conditions, of the Shareholder SPAs entered into and delivered by each Company Shareholder prior to Closing (or, as required hereby and pursuant to article 23.8 of the Company Articles of Association, the Company as agent for any Company Shareholder who has not executed a Shareholder SPA prior to Closing). The aggregate consideration for the Purchased Shares (together with any consideration paid or issued in respect of any Specified Option Share) shall be (i) an amount in cash equal to the Aggregate Cash Consideration, plus (ii) an amount equal to the Aggregate Stock Consideration multiplied by the AJAX Share Value, to be satisfied by the issuance by Listco of a number of Listco Class C Shares, or in the case of any Specified Option Share making an election for cash consideration pursuant to Section 2.4(b)(ii), the issuance of a Specified Rollover Option, with the aggregate Listco Class C Shares to be issued or subject to a Specified Rollover Option to be equal to the Aggregate Stock Consideration (with such Listco Class C Shares being issued at a per share value equal to the AJAX Share Value) and shall be issued to the Company Shareholders in accordance with Section 2.1(l)(i), Section 2.1(m) and Section 2.4(b)(ii) and as set forth on the Allocation Schedule.

(ii) Each holder of a Company Share (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)) shall have the right to make an election with respect to each Company Share held by such Company Shareholder (it being agreed that a Company Shareholder may make a different Election with respect to each of its Company Shares) to receive in accordance with the procedures set forth in Section 2.1(m):

(A) for each Company Share held by a Company Shareholder with respect to which the Standard Election is made pursuant to Section 2.1(m) (or deemed to have been made pursuant to Section 2.1(m)), (1) a number of validly issued, fully paid and non-assessable Listco Class C Shares, equal to the Standard Stock Amount and (2) an amount of cash equal to the Standard Cash Amount;

(B) for each Company Share held by a Company Shareholder with respect to which a Cash Election has been made and not lost pursuant to Section 2.1(m), either (1) if the Unprorated Aggregate Cash Consideration is equal to or less than the Aggregate Cash Consideration, an amount of cash equal to the Default Cash Election Amount, or (2) if the Unprorated Aggregate Cash Consideration is greater than the Aggregate Cash Consideration, (x) an amount of cash equal to the sum of the Standard Cash Amount and the Cash Oversubscription Amount and (y) a number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the difference between (I) the Standard Stock Amount and (II) the quotient obtained by dividing the Cash Oversubscription Amount by the AJAX Share Value; and

(C) for each Company Share held by a Company Shareholder with respect to which a Stock Election has been made and not lost pursuant to Section 2.1(m), either (1) if the Unprorated Aggregate Cash Consideration is equal to or greater than the Aggregate Cash Consideration, a number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the Default Stock Election Amount, or (2) if the Unprorated Aggregate Cash Consideration is less than the Aggregate Cash Consideration, (x) a

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number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the sum of (I) the Standard Stock Amount and (II) the Stock Oversubscription Amount; and (y) an amount of cash equal to the difference between (I) the Standard Cash Amount and (II) the product of the Stock Oversubscription Amount and the AJAX Share Value.

(iii) For the avoidance of doubt: (a) the aggregate amount of cash paid, and the aggregate number of Listco Class C Shares (including, in the case of any Specified Option Share making an election for cash consideration pursuant to Section 2.4(b)(ii), the aggregate Listco Class C Shares to be subject to a Specified Rollover Option) issued, to all of the holders of Company Shares and Specified Options pursuant to Section 2.1(l)(i) and Section 2.4(b)(ii) shall not exceed the aggregate amount of cash that would have been paid, and the aggregate number of Listco Class C Shares that would have been issued, to all of the holders of Company Shares and Specified Option Shares had the Standard Election been made with respect to each Company Share and (b) any Company Shareholder may make its Election by providing on the Mix and Match Election Form an Election for a specific amount of cash or percentage of Listco Class C Shares, which Election shall be deemed to constitute, in relation to the shares held by the Company Shareholder, a number of Standard Elections, Cash Elections and Stock Elections as, on aggregate would, following the allocation procedures provided herein, come closest to the Company Shareholder’s Election; provided, that in no event will the Company, Listco, AJAX or the Exchange Agent (or any of their respective Affiliates) have any (and the Mix and Match Election Form shall provide that there shall be no) liability to any Company Shareholder with respect to the computation of any Stock Election, Cash Election or Standard Election in respect of any Election made by any Company Shareholder pursuant to this clause (b).

(m) Consideration Election. Unless otherwise agreed to in writing (including in a Transaction Support Agreement), each holder of a Company Share shall have the right pursuant to Section 2.1(l)(i), subject to the limitations set forth in this Section 2.1(m), to submit an irrevocable election (each, an “Election”), with respect to each Company Share independently in accordance with the following procedures:

(i) Each holder of Company Shares may specify in a request made in accordance with the provisions of this Section 2.1(m) whether such holder elects to receive with respect to each Company Share held by such holder either: (A) the consideration set forth in Section 2.1(l)(ii)(A) (such Election with respect to such number of Company Shares, the “Standard Election”), (B) the consideration set forth in Section 2.1(l)(ii)(B) (such Election with respect to such number of Company Shares, the “Cash Election”), or (C) the consideration set forth in Section 2.1(l)(ii)(C) (such Election with respect to such number of Company Shares, the “Stock Election”).

(ii) A holder of Company Shares will be deemed to have made the Standard Election with respect to all Company Shares held by such holder of Company Shares if: (A) he, she or it does not properly make an Election in accordance with the provisions of this Section 2.1(m); (B) his, her or its Election is not received by the Company prior to the Election Deadline in the manner provided in Section 2.1(m)(iii); or (C) he, she or it does not deliver properly completed stock transfer form(s) in respect of his, her or its Company Shares to the Exchange Agent in accordance with Section 2.6(c)(ii) by the Election Deadline).

(iii) Any Election set forth in Section 2.1(m)(i) shall have been made properly only if the Company shall have received, by the Election Deadline, a Mix and Match Election Form properly completed and signed indicating such Election and properly completed stock transfer form(s). If the Company shall determine in its reasonable discretion that, as of the Election Deadline, any Election is not properly made with respect to any Company Share (it being understood that, unless otherwise expressly agreed to in writing, no Party nor the Exchange Agent is under any duty to notify any holder of any such defect), such holder of Company Shares will be deemed to have made the Standard Election. Any Election properly made shall be irrevocable upon delivery thereof to the Company; provided, that all Elections shall be revoked automatically if this Agreement has been terminated in accordance with Article VIII and will not be subject to Section 2.1(m)(ii).

(iv) The Company, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement or any applicable Ancillary Document, governing (A) compliance by any holder of Company Shares with the Election procedures set forth herein, and (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed in Section 2.1(l).

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(v) The Company agrees to provide the AJAX Parties, on a reasonably current basis and promptly upon request, information regarding the Elections that have been made under this Section 2.1(m), including the number of Company Shares with respect to which a Standard Election, Cash Election or Stock Election have been made.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the Share Purchase (the “Closing”) shall take place electronically by exchange of the closing executed deliverables as promptly as reasonably practicable, but (i) in no event later than the fifth (5th) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Closing, but subject to satisfaction or waiver in writing of such conditions) or at such other date as AJAX and the Company may agree in writing; and (ii) in no event earlier than the second (2nd) Business Day following the Merger Closing Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Closing Statement; Allocation Schedule; Aggregate Transaction Proceeds

(a) At least five (5) Business Days prior to the anticipated Closing Date, AJAX shall deliver to the Company a statement (the “AJAX Closing Payments Statement”) setting forth (i) a reasonably detailed calculation of the Aggregate Transaction Proceeds, including each subcomponent thereof, and reasonably detailed supporting documentation therefor, (ii) AJAX’s good faith estimate of the amount of Unpaid AJAX Expenses (together with invoices evidencing any Unpaid AJAX Expenses payable to third parties), and (iii) a certification, duly executed by an authorized officer of AJAX, that, solely in his or her capacity as an officer of AJAX (and without any personal liability), the information and calculations in the AJAX Closing Payments Statement is (A) true and correct in all respects as of the close of business on the day prior to deliver of such AJAX Closing Payments Statement and (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of AJAX and applicable Laws. Notwithstanding the foregoing, AJAX may update the AJAX Closing Payments Statement if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of AJAX shareholders participating in the AJAX Shareholder Redemption or changes in the Aggregate Closing PIPE Proceeds, and in such event all of the calculations derived from the AJAX Closing Payments Statement, including those set forth on the Allocation Schedule, shall be updated for all purposes under this Agreement prior to the Closing. Prior to the AJAX Shareholders Meeting after the final date for delivery of redemption notices with respect to AJAX Class A Shares, AJAX shall advise the Company of the number of AJAX Class A Shares with respect to which valid requests for redemption were received prior to such final date and not validly withdrawn.

(b) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to AJAX (i) an estimated consolidated balance sheet of the Group Companies as of the Measurement Time (the “Estimated Closing Balance Sheet”), (ii) a statement (the “Closing Statement”) setting forth the Company’s good faith calculation (subject to the requirements of Section 2.3(d)(v)), together with reasonable supporting detail, of the Net Cash Amount (including each component thereof), the Aggregate Cash Consideration (including each component thereof), the Aggregate Stock Consideration (including each component thereof) and the amount of Unpaid Company Expenses (together with invoices evidencing any Unpaid Company Expenses payable to third parties) and Unpaid AJAX Expenses, in each case, calculated in a manner consistent with the applicable definitions and amounts contained in this Agreement and with the AJAX Closing Payments Statement, (iii) an allocation schedule (the “Allocation Schedule”) setting forth (A) the number and class of Company Shares held by each Company Shareholder (including, as a separately designated amount of Company Shares, the number of Company Shares received in connection with the exercise of Company Options and Company Warrants pursuant to Section 2.4(a), Section 2.4(b) and Section 2.4(d)), (B) the number of Company Shares subject to each Company Option held by each holder thereof that will be an Unvested Company Option as of immediately prior to the Closing and which will become a Rollover Option pursuant to Section 2.4(c), (C) the number of Company Shares subject to each Company Warrant held by the holder thereof that, as of the delivery of the Allocation Schedule, have not been exercised, (D) in the case of the Company Options and Company Warrants, the exercise price and, if applicable, the exercise date, (E) the Company’s calculation of the Option Adjustment Amount (including each component thereof), (F) whether each Company Shareholder has made (or has been deemed to have made) an Election with respect to such Company Shareholder’s Company Shares, and if so which Election each such Company Shareholder has made (or has been deemed to have made) with respect to each such Company Share, (G) the portion of the Aggregate Cash Consideration allocated to each holder of Company Shares in accordance with Section 2.1(l)(ii), (H) the portion of the Aggregate Stock Consideration allocated to each

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holder of Company Shares in accordance with Section 2.1(l)(ii), (I) the portion of the Aggregate Stock Consideration allocated to each holder of Company Shares issued in respect of EMI Options which became vested in connection with the Closing pursuant to Section 2.4(a), (J) the portion of the Aggregate Cash Consideration allocated to each Electing Option Holder in accordance with Section 2.4(b) and the number of Specified Option Shares with respect thereto, (K) the aggregate number of Specified Rollover Options and the corresponding number of Listco Class C Shares for which they are exercisable and their respective exercise prices at the Closing and (L) the aggregate number of Rollover Options and the corresponding number of Listco Class C Shares for which they are exercisable and their respective exercise prices at the Closing, and (iv) a certification, duly executed by an authorized officer of the Company, that, solely in his or her capacity as an officer of the Company (and without any personal liability) and subject to reflecting the adjustments (if any) made pursuant to clause (iii) of Section 2.3(c), the information and calculations set forth in the Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule are, and will be as of immediately prior to the Closing, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreement and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable Company Equity Plan or, as applicable, the applicable warrant or similar agreement with respect to each Company Warrant.

(c) From and after delivery of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule until the date the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule are deemed final pursuant to this Section 2.3(c), each Party shall (i) provide the other Party and its Representatives with reasonable access during reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies or AJAX Parties (as applicable) and to senior management personnel of the Group Companies or AJAX Parties (as applicable), in each case to the extent reasonably requested by a Party or any of its Representatives in connection with their review of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule (as applicable), (ii) cooperate with the other Party and its Representatives in connection with their review of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement and the Allocation Schedule (as applicable) and (iii) consider in good faith any potential adjustments raised by the other Party to the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule and make any corresponding changes to the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule agreed to by the Company or the AJAX Parties, as applicable, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement and the Allocation Schedule shall be those reflecting the adjustments (if any) made pursuant to clause (iii) of this Section 2.3(c).

(d) Notwithstanding anything to the contrary herein, (i) the aggregate number of Listco Class C Shares that each Company Equityholder will have a right to receive or to which his, her or its Rollover Options will become subject, as applicable, under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Listco Class C Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Stock Consideration, (iii) in no event shall the aggregate amount of cash set forth on the Allocation Schedule that is allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Cash Consideration, (iv) the AJAX Parties and the Exchange Agent will be entitled to rely upon the final Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, (v) the Equity Value, the Adjusted Equity Value, the Option Adjustment Amount, the Net Cash Amount, the Aggregate Stock Consideration, the Aggregate Cash Consideration, the Company Cash, the Company Indebtedness, the exercise price of the Rollover Options and any other amount to be calculated pursuant to this Agreement or any Ancillary Document with respect to the consideration paid for the Purchased Shares (and component or subcomponent of any of the foregoing which is expressed as a currency), shall be determined using U.S. Dollars, and the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate, and (vi) the Company shall not issue any share certificates prior to the Closing Date in respect of Company Options and Company Warrants that are exercised pursuant to Section 2.4 before the Closing Date.

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(e) Notwithstanding anything to the contrary contained herein, no fraction of a Listco Security will be issued by Listco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Listco Security (after aggregating all fractional Listco Securities that would otherwise be received by such Person) shall instead have the number of Listco Securities issued to such Person rounded down in the aggregate to the nearest whole Listco Security.

Section 2.4 Treatment of Company Options and Drover Warrants.

(a) Promptly following the effectiveness of the Registration Statement/Proxy Statement (and, unless otherwise agreed in writing between the Company and AJAX, no later than three (3) Business Days after such effectiveness), the Company shall exercise its discretion pursuant to the applicable Company Equity Plans to accelerate any Company Options granted under the Cazoo Holdings Limited EMI Share Option Scheme (the “EMI Options”) so that all such EMI Options shall be vested prior to Closing and shall notify any holder of EMI Options that they may elect for all, or a portion of, such EMI Options to be exercised in exchange for Company Shares (rounded down to the nearest whole share) in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each such EMI Option. All such exercised EMI Options shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, warrant or similar agreement, other than, for the avoidance of doubt, with respect to the Company Shares into which such EMI Options are exchanged. The Parties agree and acknowledge that the acceleration of the vesting of the EMI Options (or any portion thereof) by the Company in accordance with the applicable Company Equity Plan and this Section 2.4(a) and the receipt by any holder of EMI Options of any Company Shares in respect thereof, shall be conditional upon the execution of an agreement, in a form and substance reasonably acceptable to the AJAX Parties (the “EMI Restricted Share Agreement”), by any such holder of EMI Options, pursuant to which, among other things, such holder shall agree (x) to the forfeiture (without any payment or consideration therefore) of their future Listco Class C Shares (or, upon any conversion thereof, Listco Class A Shares), received in respect of any EMI Restricted Share upon certain events specified in the EMI Restricted Share Agreement, (y) to restrictions on the transfer of any EMI Restricted Share (subject to certain customary exceptions), and (z) that such holder may only make a Stock Election with respect to any EMI Restricted Share. Subject to this Section 2.4(a) and the terms and conditions of the EMI Restricted Share Agreement, all Company Shares issued in respect of EMI Options pursuant to this Section 2.4(a) shall be treated the same as all other Company Shares with respect to Share Purchase and this Agreement, including with respect to the right to make an Election pursuant to Section 2.1(m).

(b) Promptly following the effectiveness of the Registration Statement/Proxy Statement (and, unless otherwise agreed in writing between the Company and AJAX, in any event no later than three (3) Business Days after such effectiveness), the Company shall notify any holder of Vested Company Options granted under the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured) (the “Vested Unapproved Options”) that they may either, in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each such Vested Unapproved Option: (i) in accordance with the applicable grant agreement, elect to exercise all, or a portion of, such Vested Unapproved Options in exchange for Company Shares (rounded down to the nearest whole share), which Company Shares shall then be treated the same as all other Company Shares with respect to the Share Purchase and this Agreement, including with respect to the right to make an Election pursuant to Section 2.1(m); or (ii) make a Cash Election with respect to each Option Share underlying the Vested Unapproved Options held by such holder (treating for this purpose as though such Option Shares were equivalent to Company Shares for the purposes of such Cash Election) (each such Option Share, a “Specified Option Share” and each such holder of such Vested Unapproved Options making an election, an “Electing Option Holder”); provided, that, with respect to each Specified Option Share for which a Cash Election is made, the holder will be entitled to receive (x) an amount of cash consideration per Specified Option Share determined in accordance with Section 2.1(l)(i) (after accounting for all Elections made with respect to all Company Shares and all Specified Option Shares), which cash consideration shall be paid through the Company’s payroll system subject to any applicable withholdings required by Law and giving effect to deductions for any applicable employer National Insurance contributions required to be borne by the Electing Option Holder or the Company under the terms of the applicable Company Equity Plan; and (y) if applicable based on the number and type of Elections made by all holders of Company Shares and all holders of Specified Option Shares, an option to purchase an equivalent value of Listco Class C Shares (rounded down to the nearest whole share) (or, upon any conversion thereof, Listco Class A Shares) under the Listco Incentive Equity Plan, calculated with reference to the respective value of a Company Share and a Listco Class C Share immediately prior to the Closing (a “Specified Rollover Option”) (assuming for this purpose that such Specified Option Share be treated as equivalent

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to a Company Share for which a Cash Election was validly made prior to Closing); and in respect of the consideration set forth in clause (x) and, if applicable, (y) above, such Specified Option shall be cancelled and of no further force and effect. For the avoidance of doubt, (1) any holder of a Company Option granted under the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured) that is not a Vested Unapproved Option will be treated in accordance with Section 2.4(c) in respect of their Company Options, and (2) upon the Closing, all Company Options shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, warrant or similar agreement, other than, for the avoidance of doubt, with respect to the cash consideration, Rollover Options, Specified Rollover Options or Company Shares (as applicable) for which such Company Options are exchanged in accordance with this Section 2.4(b) or Section 2.4(c). The Company agrees to provide AJAX, on a reasonably current basis and promptly upon request, information regarding any elections that have been made by Electing Option Holders under this Section 2.4(b).

(c) At the Closing, without any action of any Party or any other Person (but subject to the prior provisions of this Section 2.4) each remaining Company Option (or portion thereof) (which, for the avoidance of doubt, shall include any remaining EMI Option and Vested Unapproved Option) that is outstanding and unexercised (or, if applicable, for which an election to receive a cash payment is not made under Section 2.4(b)(ii)), whether vested or unvested, as of immediately prior to the Closing shall (by operation of the applicable Company Equity Plan and actions of the Company and the Company’s board of directors (or a committee of such board) as required by Section 2.4(e)) be automatically canceled, extinguished and retired and shall cease to exist and shall be replaced by an option to purchase an equivalent value of Listco Class C Shares (or, upon any conversion thereof, Listco Class A Shares) under the Listco Incentive Equity Plan, calculated with reference to the respective value of a Company Ordinary Share and a Listco Class C Share immediately prior to the Closing (each, a “Rollover Option”). Except as agreed in writing with the holder thereof, Rollover Options shall be subject to the terms and conditions of the Listco Incentive Equity Plan but shall be granted on the same terms (including with respect to exercise price, vesting schedule and leaver provisions) as such Company Options were subject prior to the Closing under the applicable Company Equity Plan or otherwise.

(d) The Company shall cause each holder of the Drover Warrants to cease to have any rights with respect thereto as of Closing (including by delivering a notice pursuant to condition 7 of the Drover Warrants prior to Closing or otherwise). It is acknowledged that (i) the Company may settle the Drover Warrants by issuing Company Shares to a holder of such Drover Warrant if such holder exercises the “Warrant Subscription Right” (as defined in the Drover Warrants) in connection with the transactions contemplated herein or (ii) the Company may enter into alternative arrangements with the holders of the Drover Warrants to settle such warrants in a “cashless” net exercise manner or equivalent (it being agreed that any such alternative arrangement must result in the exercise of such Drover Warrants in full for Company Shares prior to the Closing or otherwise result in the cancellation of such Drover Warrants prior to Closing).

(e) Immediately prior to the Closing, all Company Equity Plans and Company Options and Company Warrants issued thereunder shall terminate. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, under all underlying grants, awards, warrants or similar agreements and otherwise to give effect to the provisions of this Section 2.4.

(f) The Company shall use reasonable best efforts to recover from holders who exercise Company Options pursuant to this Section 2.4, the employee portion of any employment, payroll or similar Taxes in connection with the exercise of such options, whether by deduction withholding through payroll or otherwise, in accordance with the applicable Company Equity Plan.

Section 2.5 Closing Date Cash Payments and Uses. Subject to the satisfaction or waiver in writing of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at Closing, but subject to the satisfaction or waiver in writing of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Aggregate Transaction Proceeds in the following order of priority:

(a) first, Listco shall pay, at the Closing, (i) on behalf of the Group Companies, all Unpaid Company Expenses and (ii) all Unpaid AJAX Expenses, in each case, by wire transfer of immediately available funds on behalf of the Persons that incurred such Unpaid AJAX Expenses and Unpaid Company Expenses or by whom such Unpaid AJAX Expenses and Unpaid Company Expenses are payable;

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(b) second, following the Closing, the next $840,000,000 shall be (i) used for payment of any Transfer Taxes and (ii) funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes);

(c) third, the next $605,000,000 shall be paid to the Company Shareholders in satisfaction of the Aggregate Cash Consideration (as determined in accordance with Section 2.1(l) and in the allocations set forth on the Allocation Schedule); and

(d) fourth, any remaining amount of Aggregate Transaction Proceeds shall be funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes).

Section 2.6 Exchange Procedures and Shareholder Deliverables.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) Business Days prior to the Merger Closing Date, Listco and AJAX shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of facilitating the transactions contemplated in this Section 2.6 (including the provisions of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Listco, AJAX or the Company, or otherwise required for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Merger Exchange Procedures. The Exchange Agent Agreement shall provide that the Exchange Agent shall immediately upon the Merger Effective Time, update the register of members of Listco to reflect the Merger based on the register of members of AJAX immediately prior to the Merger.

(c) Share Purchase Procedures.

(i) The Exchange Agent Agreement shall provide that the Exchange Agent shall exchange properly completed and duly executed stock transfer forms in respect of the Company Shares entered on the share register of the Company immediately prior to the Closing (including where such stock transfer forms are delivered by the Company as an agent or attorney of any of the Company Shareholders) for the portion of the Aggregate Stock Consideration issuable and/or Aggregate Cash Consideration payable in respect of such Company Shares (as determined in accordance with Section 2.1(m) and Section 2.3(b) and as set forth on the Allocation Schedule and otherwise on the terms and subject to the other conditions set forth in this Agreement). The Exchange Agent Agreement shall further provide that (A) the Exchange Agent will hold the stock transfer form(s) to the order of the relevant Company Shareholders and will date and release the stock transfer form(s) on the Closing Date and (B) if the Closing does not take place and this Agreement terminates, the Exchange Agent will destroy the stock transfer form(s).

(ii) At the Closing, Listco shall (A) provide evidence of authorization, and instruction to, issue Listco Class C Shares in book-entry form representing the Aggregate Stock Consideration (reduced for any portion of the Aggregate Stock Consideration to be paid to holders of Specified Option Shares for which an election to receive cash is made pursuant to Section 2.4(b)(ii), which portion of the Aggregate Stock Consideration shall be payable to such holders in the form of Specified Rollover Options), and (B) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, the Aggregate Cash Consideration (including any portion of the Aggregate Cash Consideration to be paid to holders of Specified Option Shares for which an election to receive cash is made pursuant to Section 2.4(b)(ii), which portion shall be paid to the Company for further distribution to such holders of Specified Options through the Company’s payroll).

(iii) Each Company Shareholder shall be entitled to receive the applicable portion of the Aggregate Stock Consideration and/or Aggregate Cash Consideration to which he, she or it is entitled based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as adjusted pursuant to Section 2.1(l)(ii)(B) and Section 2.1(l)(ii)(C) as set forth on the Allocation Schedule on the date provided in Section 2.6(c)(iii) upon the delivery by such Company Shareholder to the Exchange Agent of

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properly completed and duly executed stock transfer form(s) and share certificate (or indemnity for lost share certificate) in respect of his, her or its Company Shares. Each holder of Specified Options shall be entitled to receive the applicable portion of the Aggregate Stock Consideration and/or the Aggregate Cash Consideration to which he, she or it is entitled based on such holder’s election pursuant to Section 2.4(b)(ii).

(iv) If properly completed stock transfer form(s) and share certificate (or indemnity for lost share certificate) in respect of the Company Shares are delivered to the Exchange Agent in accordance with Section 2.6(c)(ii): (A) at least two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause the applicable portion of the Aggregate Stock Consideration to be issued to the applicable Company Shareholder in book-entry form and the applicable portion of the Aggregate Cash Consideration to be paid to the applicable Company Shareholder by wire transfer of immediately available funds, in each case based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as adjusted pursuant to Section 2.1(l)(ii)(B) and Section 2.1(l)(ii)(C) as set forth on the Allocation Schedule, on the Closing Date, or (B) less than two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause (x) the applicable portion of the Aggregate Stock Consideration to be issued to such Company Shareholder in book-entry form as soon as reasonably practicable after the Closing Date; and (y) the applicable portion of the Aggregate Cash Consideration to be paid to the Company (which shall hold such Aggregate Cash Consideration in trust for the relevant Company Shareholder in accordance with the Company Articles of Association) by wire transfer of immediately available funds on the Closing Date, in each case based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as set forth on the Allocation Schedule.

(v) To the extent a Called Shareholder has not delivered properly completed stock transfer form(s) in respect of his, her or its Company Shares to the Exchange Agent in accordance with Section 2.6(c)(ii) by the Closing Date, the Company (or its directors) shall deliver duly executed stock transfer form(s) as an agent of such Called Shareholders on the Closing Date. Upon the Company’s delivery of the duly executed stock transfer form(s) to the Exchange Agent: (A) in respect of the applicable portion of the Aggregate Stock Consideration which would otherwise be issued to such Called Shareholder in book-entry form (based on the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)), the Exchange Agent shall promptly cause the applicable portion of the Aggregate Stock Consideration to be issued to the applicable Called Shareholder in book-entry form upon receipt of a written instruction from the Company that such Called Shareholder has surrendered his, her or its share certificate (or suitable indemnity); and (B) in respect of the applicable portion of the Aggregate Cash Consideration which would otherwise be paid to such Called Shareholder by wire transfer of immediately available funds (based on the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)), AJAX shall cause such Aggregate Cash Consideration to be paid to the Company (which shall hold such Aggregate Cash Consideration in trust for such Called Shareholder in accordance with the Company Articles of Association) on the Closing Date.

(vi) If the Aggregate Stock Consideration and/or Aggregate Cash Consideration with respect to any Company Share is to be issued to a Person other than the Company Shareholder in whose name the transferred Company Share is registered, it shall be a condition to the issuance or payment, as applicable, of the Aggregate Stock Consideration and/or Aggregate Cash Consideration that, in addition to any other requirements set forth herein or the Exchange Agent Agreement, (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in the register of the Company or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(vii) No interest will be paid or accrued on the Aggregate Stock Consideration or the Aggregate Cash Consideration (or any portion thereof). From and after the Closing, (x) until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share shall solely represent the right to receive the applicable portion of the Aggregate Stock Consideration and/or Aggregate Cash Consideration to which such Company Share is entitled to receive based on such Company Shareholder’s Election (or the Standard Election is deemed to have been made pursuant to Section 2.1(m)(ii)) as set forth on the Allocation Schedule, and (y) each

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Specified Option Share (i) shall, to the extent an election to receive cash is made pursuant to Section 2.4(b)(ii), solely represent the right to receive the applicable portion of the Aggregate Cash Consideration (if any) and the Specified Rollover Options to which such Specified Option Share is entitled to receive in accordance with Section 2.4(b), and (ii) and to the extent no election is made pursuant to Section 2.4(b)(ii), shall solely represent the right to receive the Rollover Options which the holders of such Company Options are entitled to receive in accordance with Section 2.4(c).

Section 2.7 Withholding. The AJAX Parties, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules the Company hereby represents and warrants to the AJAX Parties, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholder Agreement have been made available to AJAX, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholder Agreement are in full force and effect, and the Company is not in material breach or material violation of any provision set forth in its Governing Documents or the Company Shareholder Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Except for any changes to the extent permitted by Section 5.1(b) or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 5.1(b), Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, and (iii) with respect to each Company Option, (A) the date of grant, and (B) any applicable exercise (or similar) price. The Company has made available to AJAX each Contract pursuant to which any Company Warrant has been issued and is outstanding. The Allocation Schedule, when delivered pursuant to Section 2.3(b) will be true and correct and consistent with the Company’s Governing Documents.

(b) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Closing will be an “in the money” Company Option for purposes of Section 2.4 (i.e., the Closing Option Per Share Amount of each

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Company Option is greater than zero). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except as set out in the Company Shareholder Agreement and the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities. The Allocation Schedule, when delivered to AJAX, will be true and correct in all respects.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth in Section 3.2(c), none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(f) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies that is material to the business of the Group Companies taken as a whole as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) The treatment of the Company Options contemplated by Section 2.4(a), Section 2.4(b), Section 2.4(c) and Section 2.4(d) in connection with the transactions contemplated hereby are permitted under the Governing Documents of the Company or other applicable Contracts.

Section 3.3 Authority. The Company has the requisite corporate authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to AJAX true, correct and complete copies of (i) the audited consolidated statement of financial position of the Group Companies (as measured at each of the financial position dates) as of December 31, 2019 and related consolidated statement of comprehensive income, changes in equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”) and related unaudited consolidated statements of comprehensive income, changes in equity and cash flows for the fiscal year then ended (the “Unaudited Financial Statements” and the Unaudited Financial Statements, together with the Audited Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Group Companies as of the dates thereof and for the periods indicated therein (subject, in the case of the Unaudited Financial Statements, to normal year end audit adjustments and reclassifications (none of which are expected to be material, individually or in the aggregate) and the absence of notes and other presentation items thereto)).

(b) Each of (x) the audited consolidated statements of financial position of the Group Companies as of December 31, 2018, December 31, 2019 and December 31, 2020 and related consolidated statements of comprehensive income, changes in equity and cash flows for the period from October 15, 2018 to December 31, 2018 and the fiscal years then ended (the financial statements described in this clause (x), “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16 and (y) the other financial statements or similar reports required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this clause (y), the “Other Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Group Companies as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors with respect to such financial statements in accordance with PCAOB standards, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, to the extent applicable).

(c) Except (i) as set forth as a liability or a contra-asset on the face of the Latest Balance Sheet or expressly disclosed in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing) (iv) for Liabilities that are permitted pursuant to Section 5.1 or incurred in accordance with Section 5.1, or (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect, the Company does not have any Liabilities.

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(d) No Indebtedness for borrowed money of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the Indebtedness having been reached or otherwise; and no Group Company has received any written notice (whose terms have not been fully complied with and/or carried out) from any creditor of that Group Company, intimating the enforcement of any security which it may hold over any assets of that Group Company.

(e) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Audited Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(f) Since January 1, 2019, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) those Consents set forth on Section 3.5 of the Company Disclosure Schedules, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents or the Company Shareholder Agreement, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than any Permitted Liens) upon any of the assets or properties or Equity Securities of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (which, for the avoidance of doubt, shall include any appointment of a Group Company as an Appointed Representative and the Appointed Representative Agreement in respect thereto) (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not result in a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms (ii) no written notice of revocation, cancellation, restriction or termination of any Material Permit has been received by any Group Company, and (iii) the Group Companies (including, for the avoidance of doubt, each of their respective directors, officers, employees, contractors or agents) are in compliance with each Material Permit. No application or notice relating to a Material Permit made by any Group Company or a director, officer, employee, contractor or agent of any Group Company has been refused.

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Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company in excess of £1,000,000;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iv) any (A) joint venture (equity-based or otherwise), material profit-sharing, partnership, or other similar Contract or (B) Contract with respect to material Company Licensed Intellectual Property;

(v) any Contract which is material to the business of the Group Companies taken as a whole that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) £1,000,000 annually or (B) £10,000,000 over the life of the agreement;

(vii) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of £1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of £1,000,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar Intellectual Property Rights;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of £200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract (A) for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or (B) under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation, in excess of £1,000,000;

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(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or any AJAX Party after the Closing); and

(xiv) any Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of £1,000,000 or (B) aggregate payments to or from any Group Company in excess of £10,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b) (i) Each Material Contract is a valid and binding obligation on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to AJAX true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except (i) for actions or omissions taken as a result of COVID-19 Measures, or (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the Group Companies have conducted their businesses in the ordinary course in all material respects.

Section 3.9 Litigation. There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company or any Group Company’s officers, directors, employees, contractors or agents (in their capacity as such) or (in respect of activities performed by a Person on behalf of a Group Company) any Person for whose acts or defaults any Group Company may be vicariously liable which, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided AJAX with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) There are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) that are material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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(c) Except as set forth in Section 2.4 or as required by applicable Law, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) result in the termination of any current director, manager, officer, employee, individual independent contractor or other service provider of any of the Group Companies.

(d) No Key Employee will, as a result of the consummation of the transactions contemplated by this Agreement, and otherwise than as expressly contemplated by this Agreement, be entitled to receive any payment or benefit to which he/she would not otherwise have been entitled or be entitled to treat either such event as amounting to a breach of his/her terms and conditions of employment or treat him/herself as dismissed or released from any obligation.

(e) Each Employee Benefit Plan and each Company Equity Plan that is required to be registered with HM Revenue & Customs or is intended to be tax favoured has been registered and is tax favoured and has been maintained in good standing, to the extent applicable, with HM Revenue& Customs. No Employee Benefit Plan has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. No Benefit Plan in relation to the Group Companies in the UK provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Each Group Company in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension scheme; and (iii) has not at any time employed an employee who has a right to pension benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

Section 3.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company in respect to any Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group under Environmental Law.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) Company Licensed Intellectual Property that is material to the business of the Group Companies, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdiction(s) in which such item has been issued or registered or filed, and (C) the issuance, registration or application date, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings due with respect to any Company Registered Intellectual Property have been submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the

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date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no (and since January 1, 2019 there has been no) material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively, legally and beneficially owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens) and is not held jointly or in common with any other Person. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property that are material to the business of the Group Companies as of the date of this Agreement, excluding any licenses to off-the-shelf software.

(e) The applicable Group Company has enforceable rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit (as the case may be) the relevant Company Licensed Intellectual Property to the extent required by the applicable Group Company to conduct its business in the ordinary course, no written notice having been given on either side to terminate the Contracts, and the obligations of all parties to such Contracts have been fully complied with.

(f) The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes all of the Intellectual Property Rights used by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects, and all such Company Owned Intellectual Property and Company Licensed Intellectual Property shall be available for use immediately after the Closing Date by each Group Company on terms and conditions substantially identical to those under which each Group Company owned or used such Company Owned Intellectual Property and Company Licensed Intellectual Property as at the date of this Agreement.

(g) The Company Registered Intellectual Property and the Company Owned Intellectual Property is valid, subsisting and enforceable.

(h) Each Group Company’s directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has entered into a written agreement with the relevant Group Company pursuant to which such Company Owned Intellectual Property is owned by the relevant Group Company absolutely and all such Creators have waived or assigned to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(i) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, no Group Company has knowingly disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement or other obligation of confidentiality containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(j) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
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(k) Neither the conduct of the business of the Group Companies offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Owned Intellectual Property infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person and no written notice or allegation that is still outstanding has been received by the Group Companies that the Group Companies are infringing any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l) Since January 1, 2019, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed or misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(m) To the Company’s knowledge, no Person is infringing or misappropriating any Company Owned Intellectual Property in any material respect. Since January 1, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(n) No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists at the date of this Agreement that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(o) No Group Company has used, modified or distributed Open Source Software in a manner that would require any element of the Company Owned Intellectual Property to be disclosed or distributed in source code form, licensed for the purpose of making derivative works, attributable to a third party, restricted from commercial use or redistributable at no or minimal charge.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all employees, independent contractors and other service providers of each Group Company (including their jurisdiction and classification) as at March 10, 2021. The Group Companies have provided true and complete copies of the material documents pursuant to which the Key Employees are employed or engaged.

(b) Since January 1, 2019, to the Company’s knowledge, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies; and (iii) the Group Companies have correctly classified all employees or independent contractors or other service providers of each Group Company.

(c) No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee

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collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d) Section 3.14(d) of the Company Disclosure Schedules sets forth relevant details of all material employee layoffs, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to AJAX. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditor, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Group Company which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Group Company after the Closing Date.

(f) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(g) No Group Company (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company), (ii) is, so far as the Company is aware, liable to pay any material Tax in consequence of the failure by any other Person (other than a Group Company)to discharge such Tax in circumstances where such other Person is primarily liable for such Tax, or (iii) is or has been a member of any Tax Consolidation (other than solely with other Group Companies).

(h) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

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(i) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) which could reasonably be expected to result in a material liability of a Group Company after the Closing Date.

(j) Each Group Company is tax resident only in its jurisdiction of incorporation.

(k) No Group Company is subject to a corporate income tax in a country other than the jurisdiction of its tax residence as a result of having a permanent establishment or an office or fixed place of business in that country, and no Group Company is engaged in a trade or business within the United States.

(l) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) To the knowledge of the Company, the sale of the Company pursuant to this Agreement will not give rise to a deemed disposal or realization by any Group Company of any asset or liability for any Taxation purpose in circumstances where such deemed disposal or realization would give rise to a charge to Tax for a Group Company.

(n) All documents which are required to evidence title of any Group Company to any material asset held by them and which are liable to Transfer Tax or are required to be stamped either with a particular stamp denoting that no Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Transfer Tax has been paid (together with any related interest and penalties).

(o) Each Group Company is duly registered and is a taxable person for the purposes of VAT. No Group Company has at any time been a member of a group for the purposes of VAT (other than a group registration all of the other members of which were Group Companies).

(p) No Group Company has claimed any Tax credits or benefitted from any Tax deferrals granted by any Tax Authority with respect to the COVID-19 pandemic for which repayment or other liability is owed, or is likely to be owed, after the Closing Date.

(q) So far as the Company is aware no Group Company has been required to provide a United Kingdom Tax Authority with any information pursuant to Part 7 of the Finance Act 2004 (as amended) or any related regulations (DOTAS) or any equivalent or similar regime in the jurisdiction in which it is established.

(r) All outstanding shares or securities issued by a Group Company (including any Company Shares) to an officer or employee (or prospective or former officer or employee) of a Group Company and which constitute “restricted securities” within the meaning of section 423 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) are the subject of a valid election under section 431(1) ITEPA (or are deemed to be so subject, as a result of section 431A or otherwise), or are not subject to sections 426 to 430 ITEPA by virtue of section 430A, or, to the knowledge of the Company, were acquired for not less than their “IUMV” (as defined in section 428 ITEPA).

Section 3.17 Brokers. Except for fees of Goldman Sachs, Credit Suisse and Numis (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its controlled Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). No Group Company has the benefit of any agreement for sale, agreement for lease, option, right of pre-emption, right of first refusal or any other right of acquisition in relation to any real property. The Group Companies’ possession and quiet enjoyment of the Owned Real Property has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease.

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(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies, or used or occupied pursuant to a license or any other contractual relationship by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant, licensee, landlord or licensor as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to AJAX. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any party to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. There are no fees or charges payable in connection with any Leased Real Property which are in the process of being reviewed and no such fees or charges can be reviewed before Closing.

(c) Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is, to the knowledge of the Company, permitted under all applicable Laws, including zoning or is a lawful nonconforming use, and is not subject to outstanding variances or special use permits. To the Company’s knowledge, all improvements, additions and/or other alterations made are in material compliance with all applicable Laws, including those pertaining to zoning and building, are in good repair and condition (ordinary wear and tear excepted) and in relation to the Leased Real Properties, are otherwise in a state of repair and condition which is consistent and in full compliance with the relevant Group Companies’ obligations under the Real Property Leases. There is appurtenant to each Owned Real Property and each Leased Real Property all rights and easements necessary for its current use (including uninterrupted access from public highways) and no right or easement is restricted in any way or is capable of being lawfully interrupted or terminated by any person.

(d) No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings. No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has given any guarantee or indemnity for any liability relating to any Previously-owned Land and Buildings or any other land or buildings. For the purposes of this paragraph “Previously-owned Land and Buildings” shall mean any land and/or buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by any Group Company but which are either: (i) no longer owned, occupied or used by such Group Company; or (ii) are owned, occupied or used by such Group Company but pursuant to a different lease, license, transfer or conveyance.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business (ii) the Company Shareholders Agreement, (iii) any Ancillary Document, (iv) immaterial Contracts entered into in the ordinary course by the applicable Group Company and the applicable Company Related Party and (v) Contracts entered into after the date of this Agreement that are either expressly permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either expressly permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

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Section 3.20 Data Privacy and Security.

(a) Except as would not have a material adverse effect on the Group Companies, taken as a whole, each Group Company has implemented adequate written policies and procedures consistent with its obligations under Privacy Laws and maintains and enforced such policies and procedures. Each Group Company is in compliance, and (and since January 1, 2018 has) complied, with all applicable requirements of the Privacy Laws. Since January 1, 2018, no Group Company has received any written notice, order, complaint or other correspondence from any Governmental Entity or other person alleging a breach of, or non-compliance with, the Privacy Laws and no circumstances exist which are likely to result in any such notice, order, complaint or other correspondence being sent, served, given or made.

(b) Each Group Company owns or has a valid, subsisting and enforceable license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted, and such Company IT Systems shall be owned or available for use by each Group Company following the Closing on terms and conditions substantially identical to those under which each Group Company owned or used such Company IT Systems as at the date of this Agreement. To the Company’s knowledge and except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, all Company IT Systems are: (i) free from any defect, bug, virus or programming, design or documentation error, and (ii) in good working condition on all respects to effectively perform all information technology operations necessary for the operation of the Business in accordance with the specifications applicable to them (except for ordinary wear and tear), including for the avoidance of doubt, those under applicable Law. Except as would not have a Company Material Adverse Effect, since January 1, 2018, there have not been any failures, breakdowns, bugs in, security breaches, unauthorized access or use or continued substandard performance of any Company IT Systems or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any data.

(c) Each Group Company has: (i) security measures, procedures or policies in place that are consistent with current industry practice to: (i) protect the Company IT Systems and any data held on such Company IT Systems; and (ii) prevent unauthorized access or the introduction of viruses or similar destructive code; and (ii) carried out regular penetration testing and audits on the Company IT Systems and has remedied any weaknesses detected by such testing or audits.

(d) All material agreements relating to the Company IT Systems are provided under written agreements to which a Group Company is a party, and in respect of each such agreement: (i) it is in full force and effect, no notice having been given to terminate it; (ii) neither entering into, nor compliance with nor completion of, this Agreement will, or is likely to entitle a party to terminate, vary or make a claim under it; and (iii) the obligations of each party under it have been complied with and no disputes have arisen in respect of it.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing since January 1, 2019: (i) is or has been a Sanctioned Person, or (ii) is conducting or has conducted business directly or indirectly with any Sanctioned Person.

(b) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including without limitation, any government official (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate in violation of applicable law or (iii) otherwise engaged in any activity, practice or conduct in violation of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

(c) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has been the subject or target of any investigation, inquiry or enforcement Proceedings by any Governmental Entity regarding any offence, alleged offence, or potential offence of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws, and, to the Company’s knowledge, no such investigation, inquiry or Proceedings is threatened or pending, and there are no circumstances likely to give rise to any such investigation, inquiry or Proceedings.

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Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing AJAX Shareholders or at the time of the AJAX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Group Companies for inclusion in, or relating to, information to be included in the Registration Statement/Proxy Statement.

Section 3.23 Regulatory Compliance.

(a) Conduct.

(i) (A) each Regulated Group Company is conducting, and, since January 1, 2018, has conducted, its business in compliance with all applicable Law and, where relevant, the Appointed Representative Agreement, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole and (B) each Regulated Group Company has in place and operates contractual arrangements with all outsourced providers of services to it in compliance with all applicable Law and, where relevant, the Appointed Representative Agreement, in each case, in all material respects.

(ii) The Group Companies and each Regulated Group Company has complied in all material respects with its financial resources, capital adequacy and professional indemnity insurance obligations and requirements as required by applicable Law and, where relevant, the Appointed Representative Agreement, and all applicable material indemnity insurance policies are in full force and effect, and there have been no claims made by or in respect of any Group Company under any of them.

(iii) To the Company’s knowledge, (A) no Regulated Group Company receives or holds any “client money” (as defined in the FCA Handbook), (B) since January 1, 2018, each Regulated Group Company has operated its business in accordance with the “client assets” provisions of the FCA Handbook in all material respects and (C) to the Company’s knowledge, no Regulated Group Company has any received written or, to the Company’s knowledge, other notice that any business has been carried on, or is being carried on, in violation of the “client money” or “client asset” provisions of the FCA Handbook.

(iv) Except as would not have a Company Material Adverse Effect, each Regulated Group Company has at all times maintained adequate policies, procedures, systems and controls in accordance with applicable Law and, where relevant, the Appointed Representative Agreement.

(v) No Regulated Group Company has been a party to or alleged to have been party to any act or deliberate failure to act, which would result in any regulatory sanctions being threatened against or imposed upon that Regulated Group Company or the Group Companies.

(b) Relations with Regulators.

(i) No Regulated Group Company has been informed of any outstanding issues with any Governmental Entity or the Principal, where relevant, concerning any visits made to it by the relevant Governmental Entity or the Principal, where relevant, regarding the standards of regulatory compliance that have applied or may still apply in the conduct of business, internal organization, risk management disciplines or other relevant Control Functions or Specific Functions in respect of any business carried on by the Group Companies or any Group Company.

(ii) To the Company’s knowledge, no director, officer, employee, contractor or agent or Person discharging a Controlled Function or Specified Function or Person who is subject to a Regulatory Code of Conduct in respect of any Regulated Group Company has been either refused, or received any notice of intention to terminate, any registration with a Governmental Entity or the Principal, where relevant, during the course of their association with the relevant Group Company. All Persons carrying on any Controlled Function or Specified Function on behalf of a Regulated Group Company: (i) are appropriately registered and hold any required Permits; (ii) have not received any written notice relating to such Person’s fitness and propriety or otherwise that any such individual shall be subject to any investigation.

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(iii) No Regulated Group Company has any actual or, to the knowledge of the Company, threatened liability relating to any mis-selling of any products or services and no past or present practices of any Group Company would reasonably be expected to give rise to any such liability in the future.

(iv) Each Regulated Group Company maintains a register of regulatory compliance breaches in accordance with applicable Law and the Appointed Representative Agreement. No Group Company is required to notify, or has so notified, any Governmental Entity or the Principal, as applicable, of any breaches or matters capable of having a serious regulatory impact and, to the Company’s knowledge, there are no circumstances that would give rise to any obligation to make such a notification.

(v) The following have been made available to AJAX: (i) copies all non-routine or correspondence between each Group Company and any Governmental Entity or the Principal, where relevant, since January 1, 2018, (ii) copies of the most recent annual return(s) submitted to the relevant Governmental Entity(ies) by each Regulated Group Company, and (iii) copies of all modifications and waivers granted under section 138A of FMSA.

(vi) Except as would not be material to the Group Companies, taken as a whole, all funds due to any Governmental Entity (including but not limited to any fees, levies and penalties and contribution to regulatory compensation schemes) by any Group Company have all been paid in full or will be paid in full as of the Closing Date.

(vii) Except as would not be material to the Group Companies, taken as a whole, all reports, returns, applications and information required to be made or given by Law or in connection with any Permit or, where relevant, under the Appointed Representative Agreement: (i) have been made or given in a timely fashion to the appropriate person or Governmental Entity or the Principal, where relevant; (ii) as of their respective dates of filing or delivery, complied with applicable Law and, where relevant, the Appointed Representative Agreement and did not at the time filed or delivered, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to prevent making the report, return or information misleading; and (iii) have no questions outstanding relating to them from any Governmental Entity or the Principal, where relevant.

(c) Change in Control. There has been no acquisition, increase or reduction in control of any Group Company for the purposes of Part XII of FSMA (as amended) or Part XVIII of FSMA for which the appropriate notice was not given under section 178 of FSMA or 301A of FSMA (as applicable) and, where applicable, approval from FCA or the UK Prudential Regulation Authority (as applicable) obtained or, where relevant, for which the appropriate notice was not given to the Principal. There has been no acquisition, increase or reduction in control of any Group Company which required or requires notice to, or approval or consent from, any other Governmental Entity. Each breach (alleged or otherwise) of the foregoing requirements by any Group Company of which the Company has knowledge are set forth on Section 3.23(c) of the Company Disclosure Schedules.

(d) Complaints. Except as would not have a Company Material Adverse Effect:

(i) There have been no complaints against any Regulated Group Company from any current or former client, customer, policyholder or a dependent of one of the foregoing which are subject to the jurisdiction of any Governmental Entity in the five (5) year period prior to the date of this Agreement.

(ii) Each Regulated Group Company has maintained during the three (3) years ending on the date of this Agreement, a complaints register and an incident log, which are up-to-date, accurate and complete and which include all such matters which ought to be included in them in accordance with applicable Law and, where relevant, the Appointed Representative Agreement.

(e) No Regulated Activity. No Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any financial services activities within the scope of any regulatory regime in any jurisdiction other than the United Kingdom, nor has it contravened any Law or regulations relating to the provision of financial services in any such jurisdiction or, where relevant, the Appointed Representative Agreement. Except for the Regulated Group Companies, no Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any activity for which a Permit is required (including, without limitation, a Permit under FSMA). To the Company’s knowledge, no Group Company (nor any director, officer, employee, contractor,

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or agent of the Company or Person discharging a Controlled Function or Specified Function or who is subject to a Regulatory Code of Conduct in respect of any Regulated Group Company (in each case, in their capacity as such)) has contravened, in any material respect, any provision of FSMA or of any regulations made thereunder.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the AJAX Parties and (ii) it has been furnished with or given access to such documents and information about the AJAX Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any AJAX Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, none of the AJAX Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Group Company makes any representation or warranty regarding any future operating or future financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Group Company or any other matter furnished or provided to any AJAX Party or made available to AJAX Party in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article IV OR THE ANCILLARY DOCUMENTS, NONE OF THE AJAX PARTIES OR ANY OTHER PERSON MAKES, and EACH AJAX PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE AJAX PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE AJAX PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY AJAX PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article IV or the ancillary DOCUMENTS, THE COMPANY ACKNOWLEDGES AND AGREES THAT THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY AJAX party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY AJAX PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

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Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE AJAX PARTIES

Subject to Section 8.8, except (a) as set forth on the AJAX Disclosure Schedules, or (b) except as set forth in any AJAX SEC Reports filed prior to the date that is three (3) Business Days prior to this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each AJAX Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification.

(a) Each AJAX Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Each AJAX Party has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have an AJAX Material Adverse Effect.

(b) Listco was incorporated solely for purposes of entering into the transaction contemplated by this Agreement and, since the date of its incorporation, Listco has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations and has not hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations contemplated hereby and matters ancillary thereto. As of the date hereof and at all times prior to the Listco Closing Date, all of the outstanding Listco Shares are, directly or indirectly, held of record by non-U.S. residents.

Section 4.2 Authority. Each AJAX Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the AJAX Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which each AJAX Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such AJAX Party. This Agreement and each PIPE Subscription Agreement has been and each Ancillary Document to which each AJAX Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such AJAX Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such AJAX Party (assuming this Agreement and each PIPE Subscription Agreement has been and the Ancillary Documents to which such AJAX Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such AJAX Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date of this Agreement, the PIPE Subscription Agreements have not been modified, amended or altered, and none of the respective obligations thereunder have been terminated, withdrawn or rescinded.

Section 4.3 Board Approval. The AJAX Board approval (including any required committee or subgroup of such board), by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has (a) determined that the Transaction Proposals are in the best interest of AJAX and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents and to consummate the transaction contemplated hereby and thereby, (b) approved the execution, delivery and performance by AJAX of this Agreement, the Ancillary Documents to which AJAX is or will be a party and the transactions contemplated hereby and thereby and (c) resolved to recommend, among other things, that the holders of AJAX Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement, and directed that this Agreement and the transactions contemplated hereby, be submitted for consideration by the shareholders of AJAX at the AJAX Shareholders Meeting.

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Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an AJAX Party with respect to such AJAX Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of NYSE to permit the Listco Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iii) such filings and approvals required in connection with the AJAX Reorganization, (iv) the AJAX Shareholder Approval, (v) with respect to the adoption of the Listco Articles of Association, the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding Listco Shares entitled to vote and actually cast thereon voting together as a single class (it being understood and agreed that such vote shall have been obtained prior to the Merger Effective Time), (vi) the Consents set forth on Section 4.4 of the AJAX Disclosure Schedules, and (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an AJAX Material Adverse Effect.

(b) None of the execution or delivery by an AJAX Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an AJAX Party of its obligations hereunder or thereunder or the consummation by an AJAX Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an AJAX Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any AJAX Material Contract to which an AJAX Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such AJAX Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of an AJAX Party, except in the case of any of clauses (ii) through (iv) above, as would not have an AJAX Material Adverse Effect.

Section 4.5 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.5 of the AJAX Disclosure Schedules (which fees shall be the sole responsibility of the AJAX, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any AJAX Party for which an AJAX Party has any obligation.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of any AJAX Party in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing AJAX Shareholders or at the time of the AJAX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no AJAX Parties makes any representation with respect to any forward looking statements supplied by or on behalf of the AJAX Parties for inclusion in, or relating to information to be included in, the Registration Statement/Proxy Statement.

Section 4.7 Capitalization of the AJAX Parties.

(a) Section 4.7(a) of the AJAX Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding AJAX Shares and AJAX Warrants immediately prior to the consummation of the AJAX Reorganization. All outstanding Equity Securities of AJAX (except to the extent such concepts are not applicable under the applicable Law of AJAX’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) immediately prior to the consummation of the AJAX Reorganization have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of AJAX and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer

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restrictions under applicable Securities Laws or under the Governing Documents of AJAX) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) On the Closing Date after the time at which the Closing occurs and the closings under the PIPE Subscription Agreements have occurred, (i) the authorized share capital of Listco will consist of 1,100,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 preference shares of a par value of $0.0001 each, and (ii) all of the issued and outstanding Listco Shares (A) will (except to the extent such concepts are not applicable under the applicable Law of Listco’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which AJAX or Listco is a party or by which it is bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents, the AJAX SEC Reports or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require AJAX, and except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and AJAX, as applicable, there is no obligation of AJAX, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of AJAX.

Section 4.8 SEC Filings. AJAX has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to U.S. Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its IPO, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “AJAX SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional AJAX SEC Reports”). Each of the AJAX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional AJAX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the AJAX SEC Reports or the Additional AJAX SEC Reports. As of their respective dates of filing, the AJAX SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional AJAX SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the AJAX SEC Reports. To the knowledge of AJAX, none of the AJAX SEC Reports or the Additional AJAX SEC Reports is subject to ongoing SEC review or investigation.

Section 4.9 Absence of Changes. Since the IPO and ending on the date of this Agreement, (a) no AJAX Material Adverse Effect has occurred and (b) except (i) for actions or omissions taken as a result of COVID-19 or COVID-19 Measures, or (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the AJAX Parties have conducted their businesses in the ordinary course in all material respects.

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Section 4.10 Trust Account. As of the date of this Agreement, AJAX has an amount in cash in the Trust Account equal to at least $804,990,900. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated October 27, 2020 (the “Trust Agreement”), between AJAX and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the AJAX SEC Reports or the Additional AJAX SEC Reports to be inaccurate in any material respect or, to AJAX’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing AJAX Shareholders who shall have elected to redeem their AJAX Class A Shares pursuant to the Governing Documents of AJAX or (iii) if AJAX fails to complete a business combination within the allotted time period set forth in the Governing Documents of AJAX and liquidates the Trust Account, subject to the terms of the Trust Agreement, AJAX (in limited amounts to permit AJAX to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of AJAX) and then the Pre-Closing AJAX Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of AJAX and the Trust Agreement. As of the date of this Agreement, AJAX has performed all material obligations required to be performed by it to date, and is not in material default, under the Trust Agreement, and, to AJAX’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 30, 2020, AJAX has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing AJAX Shareholders who have elected to redeem their AJAX Class A Shares pursuant to the Governing Documents of AJAX, each in accordance with the terms of and as set forth in the Trust Agreement), AJAX shall have no further obligation under either the Trust Agreement or the Governing Documents of AJAX to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and compliance by the Company with its obligations hereunder, other than in respect of AJAX Shareholder Redemptions, AJAX has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Listco on the Closing Date.

Section 4.11 Listing. The issued and outstanding AJAX Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX.U”. The issued and outstanding AJAX Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX.” The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX WS.” There is no Proceeding pending or, to the knowledge of AJAX, threatened in writing against AJAX by the NYSE or the SEC with respect to any intention by such entity to deregister the AJAX Units, the AJAX Class A Shares or the Public Warrants or terminate the listing of AJAX on the NYSE. None of AJAX or any of its Affiliates has taken any action in an attempt to terminate the registration of the AJAX Units, the AJAX Class A Shares or the Public Warrants under the Exchange Act. AJAX is not in violation of any of the rules and regulations or applicable continuing listing requirements of the NYSE.

Section 4.12 AJAX Material Contracts.

(a) The AJAX SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which AJAX is party (the “AJAX Material Contracts”).

(b) Each AJAX Material Contract is in full force and effect and, to the knowledge of AJAX, is valid and binding upon and enforceable against each of the parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). True and complete copies of all AJAX Material Contracts have been made available to the Company (including by being publicly available).

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Section 4.13 Transactions with Affiliates. Section 4.13 of the AJAX Disclosure Schedules sets forth all Contracts between (a) AJAX, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of AJAX or the Sponsor, on the other hand (each Person identified in this clause (b), an “AJAX Related Party”), other than (i) Contracts with respect to an AJAX Related Party’s employment with, or the provision of services to, AJAX entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) (ii) Contracts with respect to a Pre-Closing AJAX Shareholder’s or a holder of AJAX Warrants’ status as a holder of AJAX Shares or AJAX Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No AJAX Related Party (A) owns any interest in any material asset or property used in the business of AJAX, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of AJAX or (C) owes any material amount to, or is owed any material amount by, AJAX (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.13 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.13) are referred to herein as “AJAX Related Party Transactions”.

Section 4.14 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to AJAX’s knowledge, threatened against or involving any AJAX Party that, if adversely decided or resolved, would be material to the AJAX Parties, taken as a whole. As of the date of this Agreement, none of the AJAX Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any AJAX Party pending against any other Person.

Section 4.15 Compliance with Applicable Law. Each AJAX Party (a) conducts (and since its organization, incorporation or formation, as applicable, has conducted) its business in accordance with all Laws and Orders applicable to such AJAX Party and is not in violation of any such Law or Order, including any Law or Order related to COVID-19 and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such AJAX Party is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the AJAX Parties, taken as a whole.

Section 4.16 Business Activities. Since its incorporation, AJAX has not conducted any business activities other than the activities (a) in connection with or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in AJAX’s Governing Documents, there is no Contract binding upon AJAX or to which AJAX is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any AJAX Party, any acquisition of property by any AJAX Party or the conduct of business by any AJAX Party (including, in each case, following the Closing).

Section 4.17 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of AJAX’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) AJAX has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of AJAX’s financial reporting and the preparation of AJAX’s financial statements for external purposes in accordance with GAAP and (ii) AJAX has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to AJAX is made known to AJAX’s principal executive officer and principal financial officer by others within AJAX.

(b) AJAX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(c) Since its initial public offering, AJAX has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding AJAX Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to AJAX’s knowledge, threatened against AJAX by NYSE or the SEC with respect to any intention by such entity to deregister AJAX Class A Shares or prohibit or terminate the listing of AJAX Class A Shares on NYSE. AJAX has not taken any action that is designed to terminate the registration of AJAX Class A Shares under the Exchange Act.

(d) The AJAX SEC Reports contain true and complete copies of the applicable AJAX Financial Statements. The AJAX Financial Statements (i) fairly present in all material respects the financial position of AJAX as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited AJAX Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) AJAX has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for AJAX’s and AJAX Parties’ assets. AJAX maintains and, for all periods covered by the AJAX Financial Statements, has maintained book and records of AJAX in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of AJAX in all material respects.

(f) Since its incorporation, AJAX has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal control over financial reporting of AJAX, (ii) a “material weakness” in the internal controls over financial reporting of AJAX or (iii) fraud, whether or not material, that involves management or other employees of AJAX who have a significant role in the internal controls over financial reporting of AJAX.

Section 4.18 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.18 of the AJAX Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the AJAX Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the AJAX Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the AJAX SEC Reports in the ordinary course of business, (e) that are either permitted pursuant to Section 5.9 or incurred in accordance with Section 5.9, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the AJAX Parties, taken as a whole, the AJAX Parties do not have any Liabilities.

Section 4.19 Tax Matters.

(a) Each AJAX Party has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and AJAX has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each AJAX Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditors, equity interest holder or other third-party.

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(c) No AJAX Party is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax auditor examination that has not been resolved or completed in each case with respect to material Taxes.

(d) AJAX has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to an AJAX Party which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of transactions to be undertaken by an AJAX Party after the Closing Date.

(f) Each AJAX Party is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of an AJAX Party other than Permitted Liens.

(h) No AJAX Party (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a AJAX or any of its current Affiliates) (ii) is, so far as the AJAX Parties are aware, liable to pay any material Tax in consequence of the failure by any other Person (other than any other Group Company) to discharge such Tax in circumstances where such other Person is primarily liable for such Tax or (iii) is or has been a member of any Tax Consolidation.

(i) No written claims have ever been made by any Tax Authority in a jurisdiction where an AJAX Party does not file Tax Returns that such AJAX Party is or may be subject to taxation by that jurisdiction, which claims to have not been resolved or withdrawn.

(j) No AJAX Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) that could reasonably be expected to result in a material liability of an AJAX Party after the Closing Date.

(k) Each AJAX Party is, and has been since its formation, (i) organized under the laws of the Cayman Islands and (ii) not a tax resident anywhere other than the Cayman Islands. AJAX is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes. Listco has been since its formation, and will continue to be at all times prior to the effectiveness of the Check-the-Box Election, an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(l) No AJAX Party is subject to corporate income tax in a country other than the jurisdiction of its tax residence as a result of having a permanent establishment or an office or fixed place of business in that country, and no AJAX Party is engaged in a trade or business within the United States.

(m) AJAX keeps, and has at all times kept, its register of members outside of the United Kingdom.

(n) To the knowledge of AJAX, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(o) AJAX has not claimed any Tax credits or benefitted from any Tax deferrals granted by any Tax Authority with respect to the COVID-19 pandemic for which repayment or other liability is owed, or is likely to be owed, after the Closing Date.

Section 4.20 Investigation; No Other Representations.

(a) Each AJAX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group

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Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each AJAX Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each AJAX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, neither the Company, any Company Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing, no AJAX Party makes any representation or warranty regarding any future operating or future financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the AJAX Parties or any other matter furnished or provided to any the Company or made available to the Company in any form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY AJAX PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article III OR THE ANCILLARY DOCUMENTS, THE AJAX PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER The Company, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY AJAX PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY AJAX PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE AJAX PARTIES ACKNOWLEDGE AND AGREE THAT IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY AJAX PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by AJAX (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects (including continuing to make capital expenditures in the ordinary course of business and in accordance with the capital expenditure and cash budget delivered to AJAX prior to the date hereof) and (ii) use reasonable best efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by AJAX (it being agreed that any request for such consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or otherwise pay any fees, commissions, expenses or other amounts to the Company Shareholders or any of their Affiliates (other than compensation paid in the ordinary course of business and otherwise in accordance with this Section 5.1(b));

(ii) except for any such transaction (1) with a value of less than £20,000,000, (2) which would not materially impede or delay the consummation of the transactions contemplated by this Agreement, and (3) which contemplates only cash consideration, (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholder Agreement;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties, other than inventory or obsolete equipment in the ordinary course of business, or (B) except in the ordinary course of business, create, subject or incur any Lien on or in respect of any material assets or properties (other than any Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, (I) to a Company Shareholder’s Permitted Transferee (as defined under the Company Shareholder Agreement), or (II) prior to the date on which the Company provides the notices to the holders of EMI Options and Vested Unapproved Options contemplated by Section 2.4(a) and Section 2.4(b), (x) Company Options granted in the ordinary course of business (whether granted under a Company Equity Plan or otherwise) or (y) the issuance of the Company Ordinary Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(vi) incur, create or assume any Indebtedness (other than in the ordinary course of business);

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(vii) cancel or forgive any Indebtedness in excess of £500,000 owed to the Company or any of its Subsidiaries;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) (A) adopt, enter into, materially amend or modify or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) except as required by Law or in the ordinary course of business, materially increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, furlough or terminate (other than for “cause”) any director, officer, or executive-level employee of any Group Company, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of £500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) (a) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or Securities Laws, or change any Group Company’s accounting reference date;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) make or grant any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xv) unless required by Law, (i) modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(xvi) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) (other than in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof (other than in the ordinary course of business);

(xvii) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction;

(xviii) materially accelerate the collection of accounts receivable, materially delay the payment of accounts payable or accrued expenses, materially delay the purchase of supplies or materially delay capital expenditures, repairs or maintenance or otherwise change the cash management of the Group Companies;

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(xix) make or commit to make any capital expenditures that exceed, individually or in the aggregate £50,000,000 over the annual budgeted amount (as contemplated in the annual budget provided to the AJAX Parties prior to the date hereof) for the current fiscal year or otherwise materially reduce or fail to make any capital expenditure contemplated by such annual budget;

(xx) adopt or make any material change in any method of accounting, accounting policies or reporting practices for Tax purposes other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or Securities Laws; make any Tax election in connection with any R&D Tax Credits which is materially inconsistent with past practice; change or revoke any material election concerning R&D Tax Credits in a manner which is materially inconsistent with past practice; file any Tax Return or amended Tax Return in each case in a manner materially inconsistent with past practice;surrender any right to claim a refund of Taxes other than surrenders between Group Companies; knowingly fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith; settle any material Tax claim or assessment with a Tax Authority; change its U.S. federal income tax classification; or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment by a Tax Authority, other than any such extension or waiver that is obtained in the ordinary course of business; or

(xxi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give any AJAX Party, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give the AJAX Parties prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to the AJAX Parties promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i) through Section 5.1(b)(viii), or Section 5.1(b)(x) through Section 5.1(b)(xiv), Section 5.1(b)(xvii), Section 5.1(b)(xvii) or Section 5.1(b)(xxi) to the extent related to the foregoing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing, the AJAX Parties)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. In addition, to the extent required under pursuant to legal requirements, the Company shall procure the delivery of written notice by Drover France SAS to the Organisme pour le Registre des Intermédiaires

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en Assurance (ORIAS) in respect of the Transaction in accordance with article R. 512-5 IV of the French Insurance Code. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the FMSA or pursuant to the French Insurance Code. AJAX (or Listco) shall promptly inform the Company of any material communication between any AJAX Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform AJAX (or Listco) of any material communication between the Company or any other Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of AJAX and the Company.

(b) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to AJAX and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) as AJAX or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to AJAX or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject including COVID-19 Measures, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to any Group Company under the attorney-client or solicitor-client privilege or the attorney work product doctrine or (E) be a risk to the health or safety of any Group Company personnel or the personnel of any of their respective Representatives (provided that, in case of each of clauses (A) through (E), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any AJAX Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, AJAX shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the AJAX Parties (in a manner so as to not interfere with the normal business operations of the AJAX Parties) as the Company or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, no AJAX Party shall be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any AJAX Party is subject, including COVID-19 Measures, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any AJAX Party with respect to confidentiality, non-disclosure or privacy (D) jeopardize protections afforded to any AJAX Party under the attorney-client privilege or the attorney work product doctrine or (E) be a risk to the health or safety of any

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AJAX Party personnel or the personnel of any of their respective Representatives (provided that, in case of each of clauses (A) through (E), AJAX shall use, and shall cause the other AJAX Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an AJAX Party or the Sponsor, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that AJAX shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and AJAX; provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law (including the rules of any applicable stock exchange with jurisdiction), in which case, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an AJAX Party or a Representative of an AJAX Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with AJAX in connection therewith and provide AJAX with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the AJAX Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and AJAX prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, AJAX shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and AJAX shall consider such comments in good faith. The Company, on the one hand, and the AJAX Parties, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AJAX, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by AJAX and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Listco shall file or cause to be filed a Form 20-F (the “Closing Filing”) as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and the AJAX Parties prior to the Closing (such agreement not to be unreasonable withheld, conditioned or delayed by either the Company or the AJAX Parties, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 5.5 Tax Matters

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the AJAX Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the PIPE Financing and the Share Purchase, taken together, shall constitute an integrated transaction treated as an exchange governed by the provisions of Section 351 of the Code (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause such transactions to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the AJAX Reorganization and the Share Purchase from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax treatment of (i) the AJAX Reorganization for the Pre-Closing AJAX Shareholders or any AJAX Party, then AJAX will procure Kirkland & Ellis LLP or other counsel to AJAX (“AJAX Tax Counsel”) to deliver such tax opinions or (ii) the PIPE Financing and the Share Purchase for the Company Shareholders or the Company, then AJAX will procure Freshfields Bruckhaus Deringer US LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, AJAX and the Company shall deliver to AJAX Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters satisfactory to such counsel, as applicable, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. Listco shall be responsible for arranging payment of any Transfer Taxes, including arranging stamping of the applicable transfer instruments in respect of the transfer of the Company Shares as contemplated by Section 2.1(l) and payment of applicable stamp duty, which shall be settled in accordance with Section 2.5(a).

(d) Tax Residence of Listco. The Parties acknowledge that the intention is that Listco will not be resident for Tax purposes in any jurisdiction other than the Cayman Islands at any time prior to the Closing Date and that following the Closing it will migrate its Tax residence to the United Kingdom. The Parties agree that they will each use reasonable best efforts to cause such migration to occur immediately following the Closing.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss with any third party or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any

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Equity Securities or other securities of any Group Company (or any controlled Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify AJAX promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep AJAX reasonably informed on a prompt basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the AJAX Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss with any third party or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an AJAX Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, an AJAX Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an AJAX Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any AJAX Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or AJAX Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, AJAX and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of AJAX or the Company, as applicable), and Listco shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include (i) a prospectus of Listco for the registration with the SEC of the offering of the Listco Class A Shares and the Listco Class C Shares comprising the Aggregate Stock Consideration, and (ii) and a proxy statement of AJAX which will be used for the AJAX Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by AJAX’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of AJAX, Listco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. AJAX and Listco, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of AJAX or Listco to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering the tax representation letters described in Section 5.5(a)(iii) to enable the delivery of any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of any AJAX Party, the Company, or, in the case of the Company, AJAX, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of AJAX or Listco, the Company, or, in the case of the Company, AJAX or Listco (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) Listco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing AJAX Shareholders. Listco shall as promptly as reasonably practicable advise the

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Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Listco Class A Shares for offering or sale in any jurisdiction, and AJAX, Listco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to such Party or its Non-Party Affiliates or Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 AJAX Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, AJAX shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold an annual meeting of its shareholders (the “AJAX Shareholders Meeting”) in accordance with the Governing Documents of AJAX, for the purposes of obtaining the AJAX Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an AJAX Shareholder Redemption. AJAX shall, through the AJAX Board, recommend to its shareholders, (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the transactions contemplated by Section 2.1, Section 2.4 and Section 2.5) (the “Business Combination Proposal”); (B) the adoption and approval of the issuance of the Listco Shares in connection with the transactions contemplated by this Agreement, including the AJAX Reorganization and Share Purchase (including (i) the Listco Class A Shares issuable upon conversion of the Listco Class B Shares, and (ii) the Listco Class A Shares resulting from any conversion of Listco Class C Shares to Listco Class A Shares) and the PIPE Financing as required by NYSE listing requirements (the “NYSE Proposal”); (C) the adoption and approval of the Listco Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (D) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (E) the adoption and approval of each other proposal reasonably agreed to by AJAX and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the postponement or adjournment of the AJAX Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). The AJAX Board recommendation contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, AJAX may postpone or adjourn the AJAX Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s input), (1) to solicit additional proxies for the purpose of obtaining the AJAX Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that AJAX has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing AJAX Shareholders prior to the AJAX Shareholders Meeting or (4) if the holders of AJAX Class A Shares have elected to redeem a number of AJAX Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied; provided that, without the consent of the Company, in no event shall AJAX adjourn the AJAX Shareholders Meeting for more than one time or more than ten (10) Business Days later than the original date of the AJAX Shareholders Meeting or to a date that is beyond the Termination Date.

Section 5.9 Conduct of Business of AJAX Parties.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, AJAX shall, and AJAX shall cause the AJAX Parties to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with or as a result of the AJAX Reorganization, AJAX Shareholder Redemption or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the AJAX Disclosure Schedules, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed and in any event), (i) operate the business of the AJAX Parties in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the AJAX Parties, taken as a whole.

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(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, no AJAX Party shall, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with or as a result of the AJAX Reorganization, AJAX Shareholder Redemption or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the AJAX Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any AJAX Party;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities;

(iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) incur, create or assume any Indebtedness (other than in the ordinary course of business);

(v) take any action with respect to accounting policies or procedures, other than as required by GAAP;

(vi) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, any AJAX Party;

(vii) authorize or incur any capital expenditures or commitments;

(viii) issue any Equity Securities of any AJAX Party or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of any AJAX Party;

(ix) (i) amend, modify or renew any AJAX Related Party Transaction, other than (a) the entry into any Contract with an AJAX Related Party with respect to the incurrence of Indebtedness or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute a new AJAX Related Party Transaction;

(x) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) permitted under this Section 5.9 or otherwise contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xii) enter into any settlement, conciliation or similar Contract;

(xiii) hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv) (A) amend, modify or terminate any AJAX Material Contract or Listco Ownership Arrangement (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such AJAX Material Contract or Listco Ownership Arrangement pursuant to its terms), (B) waive any material benefit or right under any AJAX Material Contract or Listco Ownership Arrangement or (C) enter into any material contract that would constitute an AJAX Material Contract if it had been entered into prior to the date hereof, except in each case to the extent being necessary for or resulting from the AJAX Reorganization and not causing any material detriment to AJAX, Listco or any Group Company;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

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(xvi) take any action that would cause Listco to fail to qualify as a “Foreign Private Issuer” for purposes of the U.S. Securities Laws;

(xvii) change its U.S. federal income tax classification or its residence for Tax purposes or keep a register of its members in the United Kingdom; or

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any AJAX Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any AJAX Party from using the funds held by an AJAX Party outside the Trust Account to pay any AJAX Expenses or other Liabilities of the AJAX Parties or from otherwise distributing or paying over any funds held by AJAX outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10 NYSE Listing.

(a) AJAX shall use its reasonable best efforts to (i) cause the Listco Class A Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance thereof, and (ii) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. The Company shall, and shall cause its Representatives to, reasonably cooperate with AJAX, Listco and each of their respective Representatives in connection with the foregoing.

(b) From the date hereof through the Closing, AJAX shall notify the Company of any communications or correspondence received from the NYSE with respect to (i) the listing of the Listco Shares or other securities of AJAX or Listco, (ii) compliance by AJAX or Listco with the rules and regulations of the NYSE, and (iii) any potential suspension of listing or delisting action contemplated or threatened by the NYSE with respect to the Listco Shares or other securities of AJAX or Listco.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver in writing of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, AJAX and Listco shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of AJAX pursuant to the AJAX Shareholder Redemption, (B) pay the amounts due to the underwriters of AJAX’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to AJAX in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements; Shareholder SPAs; Drag Along

(a) As of the date of this Agreement, each Supporting Company Shareholder shall duly execute and deliver to AJAX and the Company a Transaction Support Agreement.

(b) The Company will use reasonable best efforts promptly following the effectiveness of the Registration Statement/Proxy Statement (and in any event no later than five (5) Business Days after such effectiveness) to: (i) cause the requisite number of Series D Shareholders needed to obtain a Series D Majority (as defined in the Company Articles of Association), which Series D Majority together with the Supporting Company Shareholders shall be the sufficient number of Company Shareholders to constitute Drag Shareholders) to deliver to (A) AJAX and the Company a duly executed Shareholder SPA and (B) the Exchange Agent properly completed stock transfer form(s), in each case in respect of the Company Shares held by such Company Shareholders; and (ii), cause the Drag Shareholders to notify the Company of their wish to transfer their Company Shares to Listco and provide a Drag Along Notice (as defined in the Company Articles of Association) to the Company with such notice to be served in accordance with the Company Articles of Association and to contain the details required in the Company Articles of Association. Promptly following receipt of the Drag Along Notice, the Company shall forthwith provide a copy to the other Company Shareholders of such Drag Along Notice as required in the Company Articles of Association.

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(c) Promptly following the service of the Drag Along Notice by the Company to the Called Shareholders in accordance with Section 5.12(b) above, the Company will use reasonable best efforts to cause all Called Shareholders to deliver by the Closing Date (i) a duly executed Shareholder SPA to AJAX and the Company and (ii) properly completed stock transfer form(s) to the Exchange Agent, in each case in respect of the Company Shares held by such Called Shareholders. Subject to the satisfaction of the obligations in Section 5.12(a) and Section 5.12(b), in the event that any Called Shareholder has not delivered to AJAX and the Company a duly executed Shareholder SPA (and to the Exchange Agent the properly completed stock transfer form(s)) prior to the Closing Date, then the Company or any director on behalf of the Company shall, pursuant to article 23.8 of the Company Articles of Association, on the Closing Date execute and deliver a Shareholder SPA and stock transfer form(s) (and any such other agreements or documents necessary to effect the Share Purchase) as an agent for any such Called Shareholder.

Section 5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each AJAX Party, as provided in the applicable AJAX Party’s Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Listco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Listco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable AJAX Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the AJAX Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified by Listco, the Company or any other Person following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of any AJAX Party (the “AJAX D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such AJAX D&O Person was a director or officer of any AJAX Party on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Listco nor any of its Subsidiaries shall have any obligation under this Section 5.13 to any AJAX D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such AJAX D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) AJAX or Listco shall purchase, at or prior to the Closing, and Listco and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the AJAX Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the AJAX Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) Prior to the Closing, AJAX and/or Listco shall purchase and maintain for such periods as the Listco Board shall in good faith determine following Closing, at Listco’s expense, insurance reasonable for Listco, given its size and activities, on behalf of any person who is a director or officer of Listco, or is serving at the request of Listco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Listco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(e) If Listco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Listco shall assume all of the obligations set forth in this Section 5.13.

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(f) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of AJAX, Listco and the Company.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms as in effect immediately prior to the Closing and (ii) Listco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, Listco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Listco or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Listco and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If Listco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Listco shall assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Listco and the Company.

Section 5.15 Post-Closing Directors, Name and Articles. Conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, AJAX and Listco shall take all actions necessary or appropriate to cause (a) the individuals identified in accordance with Section 5.15 of the Company Disclosure Schedules to be elected as members of the Board of Directors of Listco (the “Listco Board”), effective as of the Closing (b) for Listco to be renamed Cazoo Group Ltd at Closing and (c) the Listco Articles of Association to be effective as of the Closing.

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Section 5.16 PCAOB Financials.

(a) The Company shall deliver to the AJAX Parties, (i) as promptly as reasonably practicable (and in any event within 60 days) following the date of this Agreement, the Closing Company Audited Financial Statements, and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the Other Closing Company Financial Statements, in each case, prepared in accordance with Section 3.4(b).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, AJAX in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by AJAX with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 Listco Incentive Equity Plan. At least one day prior to the initial filing of the Registration Statement/Proxy Statement, the AJAX Board shall approve and adopt an equity incentive plan, with such terms and conditions set forth on Exhibit G and with any changes or modifications thereto as the Company and AJAX may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AJAX, as applicable) (the “Listco Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.18 Employment Agreements. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will use reasonable best efforts to enter into employment agreements with the Key Employees of the Group Companies, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, AJAX and the Company and such employees, which will be consistent with the terms and condition set forth in the term sheet attached hereto as Section 5.18 of the Company Disclosure Schedules; provided, that, the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

Section 5.19 PIPE Subscription Agreements. AJAX, the Company and Listco shall each use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the PIPE Subscription Agreements, and consummate the transactions contemplated thereby. The AJAX Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than (a) as expressly provide for by the terms of the PIPE Subscription Agreements or (b) to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the PIPE Investors pursuant to the PIPE Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any purposed amendment, modification or waiver of the PIPE Subscription Agreements (i) that affects the offering price of the Listco Shares pursuant to the PIPE Subscription Agreements, (ii) that reduces the Aggregate Closing PIPE Proceeds, (iii) that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the PIPE Subscription Agreements or (iv) provides for additional post-Closing obligations of Listco or the Company, may be rejected by the Company in its sole discretion). Without limiting the generality of the foregoing, The AJAX Parties shall give the Company prompt (and in any event within two (2) Business Days) written notice: (i) of any proposed amendment to any PIPE Subscription Agreement, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement known to the AJAX Parties, and (iii) the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement. If any PIPE Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the Aggregate Closing PIPE Proceeds is expected to be below $650,000,000, the AJAX Parties shall use their respective reasonable best efforts, prior to the Closing, to procure one or more investors to enter into PIPE Subscription Agreements with AJAX and Listco for the PIPE Financing in form and substance reasonably satisfactory to the Company and on the same terms and in the same amount at least equal to the amount of the PIPE Financing under the PIPE Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

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Section 5.20 Transaction Consents. As soon as reasonably practicable following the date of this Agreement and prior to the Closing, the Company shall use reasonable best efforts to obtain the consents and/or waivers set forth on Section 5.20 of the Company Disclosure Schedules. The Company shall promptly inform AJAX upon receipt of any consent/waiver as contemplated by this Section 5.20, together with a copy of such consent/waiver.

Article VI
CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened in writing or initiated by the SEC and remain pending;

(c) the requisite number of Series D Shareholders to constitute a Series D Majority (as such term is defined under the Company Articles of Association) have notified the Company of their wish to transfer their Company Shares to Listco and the Drag Along Notice has been delivered to the Called Shareholders;

(d) the AJAX Shareholder Approval shall have been obtained;

(e) the Listco Share Purchase and the Merger shall have occurred;

(f) each Consent set forth on Section 6.1(f) of the AJAX Disclosure Schedules shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(g) the Listco Class A Shares (including: (i) the Listco Class A Shares resulting from any conversion of the Listco Class C Shares to Listco Class A Shares, and (ii) the Listco Class A Shares to be issued pursuant to this Agreement and the PIPE Subscription Agreements) shall have been approved for listing on NYSE, subject to official notice of the issuance thereof; and

(h) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Listco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 6.2 Other Conditions to the Obligations of the AJAX Parties. The obligations of the AJAX Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by AJAX (on behalf of itself and the other AJAX Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) through (d) and Section 3.8(a) and the Company Fundamental Representations contemplated in clause (iii)(B) below) shall be true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) through (d) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) (A) the representations and warranties set forth in Section 3.8(a) and (B) the Company Fundamental Representations that are qualified by “Company Material Adverse Effect”, in each case, shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made

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as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article III (other than the representations and warranties contemplated by clauses (i) through (iii) above) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to AJAX the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to AJAX;

(ii) the Investor Rights Agreement duly executed by Major Shareholders; and

(iii) the Exchange Agent Agreement, duly executed by the Company.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company of the following further conditions:

(a) (i) the AJAX Fundamental Representations (other than the representations and warranties set forth in the last sentence of Section 4.1(b) and in Section 4.7(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.7(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in the last sentence of Section 4.1(b) and in Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the AJAX Parties (other than the representations and warranties contemplated by clauses (i) through (iii) above) contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “AJAX Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an AJAX Material Adverse Effect;

(b) the AJAX Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no AJAX Material Adverse Effect shall have occurred;

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(d) at or prior to the Closing, AJAX shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of AJAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Exchange Agent Agreement, duly executed by AJAX and the Exchange Agent; and

(iii) the Investor Rights Agreement duly executed by AJAX and the Sponsor.

(e) the Aggregate Transaction Proceeds shall be equal to or greater than $1,000,000,000.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement. None of the AJAX Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by an AJAX Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of AJAX and the Company;

(b) by AJAX, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to the Company by AJAX, and (ii) the Termination Date; provided, however, AJAX may not exercise its right to terminate this Agreement pursuant to this Section 7.1(b) if any of the AJAX Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any AJAX Party has failed to perform any covenant or agreement on the part of such applicable AJAX Party set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to AJAX by the Company and (ii) the Termination Date; provided, however, the Company may not exercise its rights to terminate this Agreement pursuant to this Section 7.1(c) if it is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either AJAX or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 29, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to AJAX if any AJAX Party’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

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(e) by either AJAX or the Company, if any Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or action shall have become final and nonappealable;

(f) by either AJAX or the Company if the AJAX Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, AJAX’s shareholders have duly voted and the AJAX Shareholder Approval was not obtained; or

(g) by AJAX if the Company does not deliver, or cause to be delivered, to the Called Shareholders the Drag Along Notice within five (5) Business Days of the effectiveness of the Registration Statement/Proxy Statement.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for its willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or its fraud.

Article VIII
MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement and in the certificates delivered pursuant to Section 2.3(a), Section 2.3(b), Section 6.2(d)(i) and Section 6.3(d)(i) shall terminate at the Closing, except for (a) those covenants and agreements that, by their terms, expressly contemplate performance in whole or in part after the Closing and (b) this Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and any corresponding definitions set forth in Article I, which shall survive the Closing until they have been performed or satisfied.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of AJAX and the Company; provided, however, that following the Closing, the prior written consent of the Sponsor shall be required for any assignment with respect to any continuing rights or obligations of the Sponsor under the Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by AJAX and the Company; provided, however, that following the Closing, the written agreement of the Sponsor shall be required for any amendment with respect to any continuing rights or obligations of the Sponsor or the AJAX D&O Persons under this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. This Section 8.3 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

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Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any AJAX Party, to:

c/o AJAX I 667 Madison Avenue New York, NY 10606 Telephone: (212) 655-2685
Attention:	Daniel Och
Glenn Fuhrman
E-mail:	dan@willcapllc.com
glenn@virtruip.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 N. LaSalle Chicago, IL 60654
Attention:	Ryan D. Harris, P.C.
Cole Parker, P.C.
Katherine M. Bryan
E-mail:	ryan.harris@kirkland.com
cole.parker@kirkland.com
katherine.bryan@kirkland.com

(b) If to the Company, to:

Cazoo Holdings Limited 41 Chalton Street London NW1 1JD
Attention:	Ned Staple
E-mail:	ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022
Attention:	Valerie Ford Jacob
Sebastian L. Fain
E-mail:	valerie.jacob@freshfields.com
sebastian.fain@freshfields.com

and to:

Freshfields Bruckhaus Deringer LLP 100 Bishopsgate London EC2P 2SR United Kingdom
Attention:	Natasha Good
E-mail:	natasha.good@freshfields.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the CICA shall also apply to the AJAX Reorganization).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and AJAX shall pay, or cause to be paid, all Unpaid AJAX Expenses, and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Unpaid AJAX Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to AJAX, any documents or other materials posted to the electronic data room located at datasite.com under the project name “Project Capri” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the AJAX Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the AJAX Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the AJAX Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific

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item in the Exhibits or Schedules does not imply that such amount (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits or Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Exhibits or Schedules is or is not material for purposes of this Agreement.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.4, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14. This Section 8.9 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of AJAX. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to AJAX’s knowledge” and “to the knowledge of AJAX” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the AJAX Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the AJAX Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any AJAX Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the AJAX Non-Party Affiliates, in the case of AJAX, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith.

Section 8.14 Extension; Waiver. At any time (prior to the Closing and in the case of AJAX, prior to receipt of the AJAX Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of the AJAX Parties set forth herein, (ii) waive any inaccuracies in the representations and warranties of the AJAX Parties set forth herein or in any document delivered by the AJAX Parties or (iii) waive compliance by the AJAX Parties with any of the agreements or conditions set forth herein and (b) AJAX may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or

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(iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Section 8.14 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of AJAX, filed with the SEC (File No. 333- 249411) on October 16, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that AJAX has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AJAX’s public shareholders (including overallotment shares acquired by AJAX’s underwriters, the “Public Shareholders”), and AJAX may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of AJAX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AJAX or any of its Representatives, on the one hand, and, the Company and its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with AJAX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AJAX or its Affiliates).

Section 8.19 Actions Under Shareholder SPAs and Transaction Support Agreement

(a) Pursuant to, and to the extent permitted under, the powers granted under the Company Articles of Association, the Shareholder SPAs and/or the Transaction Support Agreements, the Company (acting by any of its directors or company secretary (either alone or in combination), each, a “Designated Shareholder Representative”) agrees in such capacity, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, including pursuant to the Shareholder SPAs and any other Ancillary Documents, shall, in each case, to the extent necessary or desirable:

(i) execute and deliver the Shareholder SPAs and any other Ancillary Documents and any other documents necessary or desirable to effect the transactions contemplated by this Agreement, on behalf of the Company Shareholders including any amendments, modifications, waivers and consents in connection thereto;

(ii) enforce and protect the rights and interests of the Company Shareholders arising out of or under or in any manner relating to this Agreement, the Shareholder SPAs and any other Ancillary Document or the transactions contemplated hereby or thereby, and to take any and all actions which the Designated Shareholder Representative believes are necessary or appropriate under this Agreement, the Shareholder SPAs and/or any other Ancillary Document for and on behalf of Company Shareholders (but, in each case, subject to the terms and conditions hereunder and thereunder);

(iii) refrain from enforcing any right of any Company Shareholder arising out of or under or in any manner relating to this Agreement, the Shareholder SPAs or any other Ancillary Document or any of the transactions contemplated hereby or thereby; provided, however, that no such failure to act on the part of the

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Designated Shareholder Representative, except as otherwise provided in this Agreement, the Shareholder SPAs or in any other Ancillary Document, shall be deemed a waiver of any such right or interest by any such Company Shareholder or Designated Shareholder Representative unless such waiver is in writing signed by the waiving party or by the Designated Shareholder Representative, as applicable; and

(iv) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Shareholder SPAs and all other Ancillary Documents on behalf of the Company Shareholders (but, in each, case subject to the terms and conditions hereunder and thereunder).

(b) Each of the other Parties shall be entitled to rely conclusively, without inquiry, on any document executed or purported to be executed on behalf of any Company Shareholder by the Designated Shareholder Representative, and on any other decision, action, omission, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Designated Shareholder Representative, as fully binding on such Company Shareholder, and each of the other Parties are hereby relieved from any liability to any Person in accordance with the foregoing, all of which shall be legally binding upon the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Notice given to the Company in accordance with the provisions of this Agreement shall constitute notice to the Company Shareholders for all purposes under this Agreement or, except as otherwise expressly provided therein, any Ancillary Document.

Section 8.20 Legal Representation.

(a) Each Party, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), hereby agrees that Kirkland & Ellis LLP (or any successor thereto) (“K&E”) may represent the Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Sponsor, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document the transactions contemplated hereby or thereby (any such representation, the “AJAX Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Sponsor or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the AJAX Post-Closing Representation may be directly adverse to the Waiving Parties.

(b) Each Waiving Party hereby agrees that Freshfields Bruckhaus Deringer US LLP (or any successor thereto) (“Freshfields”) may represent any Group Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Group Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the applicable Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the applicable Waiving Parties.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

AJAX I
By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Chief Financial Officer
CAZOO HOLDINGS LIMITED
By:	/s/ Alexander Chesterman
Name:	Alexander Chesterman
Title:	Chief Executive Officer
CAPRI LISTCO
By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Director

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Annex A — Supporting Company Shareholders

1.      Alex Chesterman OBE

2.      DMGV Limited

3.      Compagnie Nationale à Portefeuille SA

4.      D1 Master Holdco I LLC

5.      General Catalyst Group IX, L.P

6.      Stride Capital Fund I Scsp

7.      General Catalyst Group X — Growth Venture LP

8.      GC Entrepreneurs Fund IX, L.P

9.      Stephen Morana

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EXHIBIT E

Form of Shareholder SPA

[Insert Attached]

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[•] 2021

AGREEMENT

for the sale and purchase of certain shares in Cazoo Holdings Limited

Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London
EC2P 2SR

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Contents

Clause

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Agreement

dated [•] 2021

Parties:

1.      The person whose name and address are set out in Schedule 1 (the Seller);

2.      Cazoo Holdings Limited, a private company limited by shares incorporated in England and Wales (with registered number 12450682) and having its registered office at 41 Chalton Street, London NW1 1JD, United Kingdom (the Company); and

3.      Capri Listco, an exempted Company incorporated in Cayman Islands (the Purchaser),

together the Parties, and each a Party.

RECITALS:

(A)    Ajax I, a Cayman Islands exempted company (AJAX), the Purchaser and the Company entered into the Business Combination Agreement (as defined in clause 1.1 below) on [•] March 2021 in connection with the acquisition by the Purchaser of the entire issued share capital of the Company (the Transaction). The board of directors of the Company has approved the transactions contemplated by the Business Combination Agreement including the transfer by all shareholders of the Company of all of their Shares (as defined in clause 1.1 below) to the Purchaser.

(B)    The Drag Shareholders (as defined in the Company Articles of Association (as defined in clause 1.1 below)) have notified the Company of their wish to transfer their shares in the Company to the Purchaser and have provided a copy of the Drag Along Notice (as defined in the Company Articles of Association) to the Company, which the Company has provided to all other shareholders of the Company.

(C)    In accordance with the provisions of the Drag Along Notice and in order to effect the Transaction, the Business Combination Agreement contemplates that every shareholder of the Company will sell all their Shares to the Purchaser on the SPA Closing Date (as defined in clause 1.1 below) pursuant to agreements substantially in the form hereof to be entered into with each of the other shareholders of the Company (the Other SPAs).

(D)    The Seller has agreed to sell the Sale Shares (as defined in clause 1.1 below) and the Purchaser has agreed to purchase the Sale Shares, in each case on the terms and subject to the conditions set out in this Agreement.

It is agreed:

1. Interpretation

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:

Allocation Schedule means the “Allocation Schedule” (as defined in the Business Combination Agreement) deemed “final” pursuant to Section 2.3 of the Business Combination Agreement;

Attorneys has the meaning given in clause 8.1;

BCA Closing has the meaning given to the term “Closing” in the Business Combination Agreement;

Business Combination Agreement means the business combination agreement, dated [•] March 2021, by and among AJAX, the Purchaser and the Company (as amended, supplemented or otherwise modified from time to time in accordance with its terms);

Business Day has the meaning given in the Business Combination Agreement;

Company Articles of Association means the articles of association of the Company in force from time to time;

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Consideration has the meaning given in clause 2.2;

Election has the meaning given in the Business Combination Agreement;

Exchange Agent means [•];

IPO has the meaning given in clause 11;

Law has the meaning given in the Business Combination Agreement;

Lien has the meaning given in the Business Combination Agreement;

Mix and Match Election Form has the meaning given in the Business Combination Agreement;

Other SPAs has the meaning given in the recitals;

Proceeding has the meaning given in the Business Combination Agreement;

Prospectus has the meaning given in clause 11;

Purchaser Shares means the Class C Shares of the Purchaser to be issued in exchange for Sale Shares in accordance with this Agreement and the Business Combination Agreement;

Representatives has the meaning given in the Business Combination Agreement;

Sale Shares means the Ordinary Shares, Series A Shares, Series B Shares, Series C Shares and/or Series D Shares in the Company to be sold by the Seller pursuant to this Agreement, comprising all Shares held by the Seller as at the date of this Agreement, and as set out in the column opposite such Seller’s name in Schedule 1 together with all other Shares that the Seller may acquire between the date of this Agreement and the SPA Closing, including pursuant to any exercise of options over Shares, share split, dividend, recapitalisation or otherwise;

Securities Laws has the meaning given in the Business Combination Agreement;

Seller’s Bank Account means the bank account details provided by the Seller in writing to the Company (or any person nominated by the Company) for the purposes of this Agreement no less than two Business Days prior to the SPA Closing Date), and if the Seller does not provide any bank accounts details in accordance with this definition, then this term shall mean a bank account of the Company nominated by the Company;

Shareholders’ Agreement means the shareholders’ agreement relating to the Company dated 16 June 2020 (as amended and restated on 1 October 2020 and as further amended, supplemented or otherwise modified from time to time in accordance with its terms);

Shares means the Ordinary Shares, Series A Shares, Series B Shares, Series C Shares and/or Series D Shares in the Company;

SPA Closing means completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

SPA Closing Date has the meaning given in clause 3.1;

Transaction has the meaning given in the recitals;

Transfer Instrument means a properly completed and duly executed (but undated) stock transfer form in respect of each class of Sale Shares;

Trust Account has the meaning given in clause 11; and

Trust Account Released Claims has the meaning given in clause 11.

Annex A-81

1.2 Unless the context requires otherwise, references in this Agreement to:

(a)     any of the masculine, feminine and neuter genders shall include other genders;

(b)    any reference to they, them, theirs or their in this Agreement may, according to the context, refer to a single individual person and should not, unless expressly stated otherwise in the relevant clause, be construed as imposing or creating any joint obligations, covenants, warranties, representations, undertakings or liabilities on or of the Parties;

(c)     the singular shall include the plural and vice versa;

(d)    $ or dollar or US$ shall be references to United States dollars;

(e)     a person shall include a reference to an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity;

(f)     any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been amended, modified, consolidated, re-enacted or replaced except and to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Seller under this Agreement; and

(g)    a particular government or statutory authority shall include any entity which is a successor to that authority.

1.3 The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause or Schedule are (unless otherwise stated) to a clause of and Schedule to this Agreement.

1.4 The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, in construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word “including” shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2. Sale and Transfer of the Sale Shares; Consideration

2.1 On the SPA Closing Date, and as part of the BCA Closing, the Seller shall sell and transfer, and the Purchaser shall purchase and acquire, the Sale Shares on the terms that the same covenants shall be deemed to be given by the Seller on SPA Closing in relation to the Sale Shares as are implied under Part I of the United Kingdom’s Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee. The Seller shall sell and transfer their Sale Shares free and clear from all Liens (other than restrictions on transfer under Securities Laws or any general restrictions under the Company Articles of Association), together with rights accruing to the Sale Shares (including any dividends or distributions declared, made or paid thereon) on or after the SPA Closing Date.

2.2 The consideration for the sale and transfer of the Sale Shares (the Consideration) shall be:

(a)     an amount in cash; and/or

(b)    the issue of new Purchaser Shares by the Purchaser,

in each case as allocated to the Seller in the Allocation Schedule, as determined in accordance with Section 2.1(l)(ii) of the Business Combination Agreement and on the basis of the Elections made (or deemed to have been made) by the Seller and each other shareholder of the Company pursuant to Section 2.1(m) of the Business Combination Agreement.

2.3 The Parties acknowledge and agree that the Purchaser Shares to be issued as part of the Consideration shall be valued at $10 per share pursuant to Section 2.1(l)(i) of the Business Combination Agreement.

Annex A-82

2.4 The Seller agrees and acknowledges that the Consideration to be allocated pursuant clause 2.2 shall be determined in accordance with the terms of the Business Combination Agreement and that there is no guarantee that the form of Consideration requested on any Mix and Match Election From will be allocated to the Seller.

3. SPA Closing

3.1 The SPA Closing shall occur on the same date on which the BCA Closing shall occur. The Company shall (to the extent not already provided) provide written notice to the Seller of the date on which SPA Closing shall take place (such date being the SPA Closing Date); provided that the Company shall be entitled to update the SPA Closing Date at its absolute discretion.

3.2 The sale and purchase of the Sale Shares shall be completed on the SPA Closing Date and shall be conditional upon, and occur simultaneously with, the BCA Closing. The matters set out in clause 3.4 shall occur on the SPA Closing Date.

3.3 The Seller (or, failing which, the Company as an attorney or agent of the Seller) shall deliver the Transfer Instrument (and to the extent issued, a share certificate in respect of the Sale Shares or an indemnity for any lost share certificates in a form reasonably satisfactory to the Company) to the Exchange Agent on or before the SPA Closing Date. The Company shall procure that the Exchange Agent will hold the Transfer Instrument to the order of the Seller and will date and release the Transfer Instrument on the SPA Closing Date. If SPA Closing does not take place and this Agreement terminates, the Company shall procure that the Exchange Agent will destroy the Transfer Instrument and return any share certificates which were delivered to it.

3.4 On SPA Closing, the Purchaser shall cause the Consideration to be paid or made available to the Seller, with any cash portion of the Consideration to be paid into the Seller’s Bank Account (or, if applicable, to the Company which shall hold such Consideration on trust for the Seller), in each case in accordance with the terms of the Business Combination Agreement.

4. Seller Warranties

4.1 The Seller warrants (in respect of itself only) to the Purchaser, as of the date of this Agreement and as of the SPA Closing Date, that:

(a)     the Sale Shares are fully paid, or properly credited as fully paid, the Seller has valid, good and marketable title to the Sale Shares and the Seller is the sole legal and beneficial owner of the Sale Shares free and clear from all Liens (other than restrictions on transfer under Securities Laws or any general restrictions under the Company Articles of Association);

(b)    to the extent that it is a legal entity, it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation;

(c)     to the extent that it is an individual, it has the capacity to enter into this Agreement and perform its obligations under it; and

(d)    it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by them under this Agreement.

4.2 Without prejudice to any other provisions of this Agreement, the total aggregate liability of the Seller for all claims under this Agreement shall be limited to the amount of Consideration received by it. For the purposes of this clause only, the Purchaser Shares received by or on behalf of a Seller (if any) shall be valued at US$10 per share regardless of the market value of such share at the relevant time.

Annex A-83

5. Purchaser Warranties

5.1 The Purchaser warrants to the Seller that, as of the date of this Agreement and the SPA Closing Date, it is an exempted company validly existing under the laws of Cayman Islands, it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it and that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the entry into, delivery and performance by it of this Agreement will not:

(a)     result in a breach of any provision of its memorandum or articles of association or any agreement or arrangement to which it is a party or by which it is bound;

(b)    result in any breach of applicable law, order, judgment or decree of any court, governmental agency or regulatory body by which it is bound (or constitute a default thereunder); or

(c)     require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, its shareholders or any governmental, supervisory, regulatory or other authority which has not been obtained or made (as applicable) in writing on the SPA Closing Date.

6. Conditions

6.1 The Parties shall have no obligation to consummate the SPA Closing unless, concurrently therewith, the Purchaser is acquiring all the Shares of the Company (other than the Sale Shares) pursuant to the Other SPAs and in accordance with the Business Combination Agreement.

7. Arrangement with the Company

7.1 The Seller acknowledges and agrees that the Transaction shall constitute a “Sale” (as defined in the Shareholders’ Agreement) for the purposes of the Shareholders’ Agreement (including clause 20.3 of the Shareholders’ Agreement) and that the Transaction shall constitute a “Share Sale” and “Exit” (as defined in the Company Articles of Association) for the purposes of the Company Articles of Association (including Articles 6.1 and 6.3 of the Company Articles of Association).

7.2 The Seller hereby consents to, approves and waives any rights of redemption, pre-emption, first refusal or transfer it may have pursuant to the Company Articles of Association or the Shareholders’ Agreement in connection with any transfer of Shares pursuant to the Business Combination Agreement, the Transaction Support Agreement or any Other SPA in connection with the Transaction.

8. Power of Attorney

8.1 The Seller hereby appoints the directors and officers of the Company jointly and severally as their attorneys (the Attorneys) to:

(a)     take all steps, do all acts or deeds, and execute (whether as a deed or otherwise), deliver and/or issue on their behalf any document which the Attorneys in their absolute discretion consider necessary or desirable in connection with the sale and transfer of such Sale Shares on SPA Closing to the Purchaser including, without limitation:

(i)     to execute stock transfer forms to effect the sale and transfer of the Sale Shares; and

(ii)    if required, to execute an indemnity for any lost share certificates in respect of the Sale Shares;

(b)    take such other steps as may, in the Attorneys’ absolute discretion, be necessary or desirable in connection with the powers referred to above and/or otherwise in connection with the transactions contemplated under this Agreement.

Annex A-84

8.2 All actions authorised by this power of attorney may be taken by any one or more of the Attorneys. Any and all acts done, decisions made and instruments or other documents executed pursuant to this power of attorney by any one or more of the Attorneys shall therefore be as valid and effectual as though done by all of the Attorneys and binding on the Seller and their successors.

8.3 The Seller hereby undertakes to ratify and approve any act undertaken by the Attorneys appointed under this clause 8 in pursuance of the powers conferred hereby.

8.4 The Seller hereby agrees that all acts done and documents executed or signed by the Attorneys in good faith in the exercise of any power conferred by this power of attorney shall for all purposes be valid and binding on them and their successors and assigns.

8.5 The Seller hereby agrees that the power given in clause 8.1 shall be irrevocable and is given by way of security to secure the performance of their obligations set out in this Agreement. This power of attorney shall terminate on [[•] months following Termination Date (as defined in the Business Combination Agreement)].

9. Costs

9.1 Save as expressly provided in this Agreement or agreed in writing between the Parties, each Party shall pay their own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

9.2 All stamp duty, stamp duty reserve tax and any other transfer taxes in any jurisdiction (including, for the avoidance of doubt, any related interest or penalties) payable in respect of the execution of this Agreement and any transactions contemplated by this Agreement (including the transfer of Sale Shares and/or the issue of Purchaser Shares pursuant to this Agreement), shall be payable by the Purchaser.

10. Termination

10.1 This Agreement shall automatically terminate, without any notice or other action by any Party, upon termination of the Business Combination Agreement in accordance with its terms.

10.2 Upon termination of this Agreement pursuant to clause 10.1, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clause 10.1 shall not affect any liability on the part of any Party for a wilful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud. Following any termination of this Agreement pursuant to clause 10.1, the Seller shall have no liability to the Purchaser whatsoever under this Agreement.

11. Trust Account Waiver

11.1 Reference is made to the final prospectus of AJAX, filed with the SEC (File No. 333- 249411) on 16 October 2020 (the Prospectus). The Seller acknowledges and agrees and understands that AJAX has established a trust account (the Trust Account) containing the proceeds of its initial public offering (the IPO) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AJAX’s public shareholders (including overallotment shares acquired by AJAX’s underwriters), and AJAX may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. The Seller hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Seller nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AJAX or any of its Representatives, on the one hand, and, the Seller and its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the Trust Account Released Claims). The Seller on its own behalf and on behalf of its Representatives, hereby irrevocably waives any

Annex A-85

Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or contracts with AJAX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AJAX or its Affiliates).

12. Notices

12.1 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     if to the Purchaser, to:

c/o AJAX I 667 Madison Avenue New York, NY 10606 Telephone: (212) 655-2685
Attention:	Daniel Och
Glenn Fuhrman
E-mail:	dan@willcapllc.com
glenn@virtruip.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 N. LaSalle Chicago, IL 60654
Attention:	Ryan D. Harris, P.C.
Cole Parker, P.C.
Katherine M. Bryan
E-mail:	ryan.harris@kirkland.com
cole.parker@kirkland.com
katherine.bryan@kirkland.com

(b)    if to the Seller, to:

[Notice details]

(c)     if to the Company, to:

Cazoo Holdings Limited 41 Chalton Street London NW1 1JD
Attention:	Ned Staple
E-mail:	ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022
Attention:	Valerie Ford Jacob
Sebastian L. Fain
E-mail:	valerie.jacob@freshfields.com
sebastian.fain@freshfields.com

Annex A-86

and to:

Freshfields Bruckhaus Deringer LLP 100 Bishopsgate London EC2P 2SR United Kingdom
Attention:	Natasha Good
E-mail:	natasha.good@freshfields.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

13. General

13.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement (to the extent such agreement or covenant contemplates or requires performance at or prior to SPA Closing) shall terminate at the SPA Closing and each covenant and agreement contained herein that by its terms, expressly contemplates performance after SPA Closing shall so survive the SPA Closing in accordance with its terms, in each case subject to clause 10 (Termination).

13.2 Assignment. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this clause 13.2 shall be void.

13.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this clause 13.3 shall be void, ab initio.

13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

13.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.7 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

13.8 Waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

13.9 Further Assurance. Each of the Parties shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably required by the Parties to implement and give effect to this Agreement.

Annex A-87

13.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS clause 13.10.

13.11 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding: (a) arising under this Agreement; or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party: (i) arising under this Agreement; or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this clause 13.11 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in clause 12 shall be effective service of process for any such Proceeding.

Annex A-88

SIGNATURE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on day and year first above written.

[Signature block for the Seller to be inserted]

CAPRI LISTCO
By: _____________________________
Name:
Title:
EXECUTED for and on behalf of
CAZOO HOLDINGS LIMITED
Signed: _____________________________
Name:
Title:

Annex A-89

Schedule 1
The Seller and the Sale Shares

Seller	Address	Sale Shares
[To be updated]		[To include details of each Class of Share which is held by the Seller]

Annex A-90

EXHIBIT G

Listco Incentive Equity Plan Term Sheet

[See Attached]

Annex A-91

Listco Incentive Equity Plan

Suggested key terms

This term sheet sets out, for consideration by the boards of directors of Capri Holdings Limited (Capri) and Ajax I (Ajax), the proposed key terms to be included in the long-form rules of the future ‘Listco Equity Incentive Plan’ for the new Cayman Islands exempted company (Listco), as referenced at Section 5.17 of the Agreement (the Plan).

The intention is to put in place a flexible ‘omnibus’ type plan, customary for public companies, that can be used to meet a variety of requirements. The Plan will be different to the current Capri share incentive plans (the Former Plans), namely the Capri Share Option Scheme (Non-Tax Favoured) and the Capri EMI Share Option Scheme. The primary reason for this will be to allow grants to be made to US-based directors and to ensure compliance with Section 409A of the U.S. Internal Revenue Code. However, it would also give flexibility to the Listco board following Closing to allow it to adopt different structures and types of grant, should this be desired in order to appropriately incentivise management and other key employees.

Item	Proposed terms
Form of award

Flexibility to grant different types of award as follows:

•   Conditional awards.

•   Market value options.

•   Options with a nil-cost or nominal cost exercise price (with Compensation Committee discretion to ensure that such options are only granted in jurisdictions where this would be permissible).

•   Restricted shares.

•   Cash-based phantom awards.

•   Power to establish appendices to grant tax qualifying awards where appropriate (e.g. CSOP in the UK and qualifying share awards in France).

Grant levels

•   Overall limits — the initial number of shares reserved for issuance under the Plan will represent up to 5% of the issued share capital of Listco. Any options rolled over from the Former Plans (including any options rolled over pursuant to Section 2.4(b) and 2.4(c) of the Agreement) will be in addition to the 5%, and if any new or rolled over options are forfeited then this amount will be added back to pot.

•   Individual limits — the present intention is for the CEO to receive a one time grant of up to 2% and the CFO to receive a one time grant of up to 0.5%, in each case, of the issued share capital of Listco; the independent non-executive directors to receive one time grants which have a value at Closing equivalent to GBP £500,000; with the remainder (plus any forfeited options) available for new joiners/existing Capri employees.

•   For directors, grant level to be expressly subject to the compensation policy from time to time and awards to be structured to maximize tax efficiency for the directors.

Eligibility	• Employees, directors and consultants of the Group eligible for awards. • Compensation Committee (on recommendation of the executive directors) to be responsible for awarding eligible participants.
Vesting Profile

•   Initial Awards to the executive directors and certain members of senior management of Capri (as determined by the Compensation Committee) to have a 50/50 split between time-based vesting (Time-Based Awards) and performance condition/time-based vesting (Performance-Based Awards).

•   Time-Based awards will vest on an annual basis, with 12.5% (i.e., 25% of the Time-Based Awards) vesting each year following issue. The Plan will provide flexibility to set different time-vesting cycles for different awards (e.g. monthly vesting; no cliff; immediate/short-term vesting; shorter or longer overall vesting period).

Annex A-92

Item	Proposed terms

•   Performance-Based awards will vest as follows:

•   12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $ 15.00 for 20 days in any consecutive 30 day trading period;

•   an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $ 18.33 for 20 trading days in any consecutive 30 day trading period;

•   an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $ 21.67 for 20 trading days in any consecutive 30 day trading period; and

•   an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $ 25.00 for 20 trading days in any consecutive 30 day trading period.

•   Notwithstanding the foregoing, Performance-Based Awards, despite when the Performance Conditions are achieved, shall only be settled or exercisable, as applicable (as distinct from vested) on an anniversary of award grant and a maximum of (i) 25% of the Performance-Based Awards may become settled or exercisable on the first anniversary of award grant, (ii) 50% of the Performance-Based Awards may become settled or exercisable on the second anniversary of the award grant, (iii) 75% of the Performance-Based Awards may become settled or exercisable on the third anniversary of the award grant and (iv) 100% of the Performance-Based Awards may become settled or exercisable on the fourth anniversary of the award grant. For example, if in the first year following the award grant, the average closing price of the common shares of Listco reaches $ 22.00, then 75% of the Performance-Based Awards shall be vested but only 25% of the Performance-Based Awards shall become settled or exercisable on the first anniversary of the award grant date and an additional 25% will become settled or exercisable on each of the second and third anniversary of the award grant date as the applicable performance conditions for 75% of the Performance Based Awards have been satisfied but for the deferral mechanism set forth above.

•   To the extent, at the five year anniversary of the award grant date, a portion of the Performance-Based Awards remain unvested on account of not having achieved the applicable performance condition, then such portion of the Performance-Based Awards shall be forfeited without any further action.

•   Awards to other participants (including non-executive directors) will generally be made without performance conditions (i.e. may grant only Time-Based Awards) but the Plan will allow flexibility for the Compensation Committee to grant awards that are subject to performance conditions, including conditions that may differ than those set forth above.

•    Vesting to be conditional on participants having complied with any regulatory/legal requirements and having provided all information requested by Listco.

•   Discretion, to the extent permitted depending on the jurisdiction of the participant (e.g. to the extent that any such delay would not result in penalties under Section 409A of the U.S. Internal Revenue Code for US participants), for vesting of awards to be delayed for any restricted individuals for any regulatory reasons (e.g. if there is inside information/a closed period) or where the Listco board needs time to consider application of malus (for example in the event of suspension of a participant/an ongoing investigation).

Dividend equivalents	• Power to award additional shares or cash at vesting to reflect value of dividends paid by Listco over the vesting period.

Annex A-93

Item	Proposed terms
Leaver treatment

•   For Good Leavers:

•   Time-Based Awards to vest as soon as reasonably practicable following cessation of service, subject to time pro-rating to cessation date.

•    Performance-Based Awards that have vested prior to cessation date but have not become settled or exercisable due to the deferral mechanic described above to become settled or exercisable at cessation date. Treatment of other Performance-Based Awards to be determined by the Compensation Committee.

•   For other leavers, awards to lapse on cessation date.

•   Discretion for the Compensation Committee to treat awards differently from the above where appropriate to do so.

Good Leaver Circumstances

•   Good Leaver:

•   Death;

•   Permanent incapacity/ill-health;

•   Redundancy (as determined by the Compensation Committee;

•   Sale of business out of the Group;

•   In respect of a non-executive directors only, expiry of the term of their appointment without renewal; or

•   Any other reason at the discretion of the Compensation Committee.

Compensation Committee discretions

•   General discretion for the Compensation Committee to adjust vesting outcomes if the outcome does not reflect wider performance/shareholder experience.

•   Discretion for awards to be settled in cash, including for tax only (i.e. full or partial net settlement).

•   Power to impose additional holding period following vesting.

Change of control

•   Awards vest on a change of control, subject to the achievement of any applicable performance conditions. Discretion for the Compensation Committee to determine that a different number of shares will be released on vesting.

•   As an alternative to accelerated vesting, the rules would also include a mechanism for the Compensation Committee to decide that an award (or part of an award) to be compulsorily rolled over into an equivalent award in the acquiring company on change of control.

Malus/clawback

•   Circumstances in which malus/clawback may be applied to include (without limitation):

•   Misstatement of results;

•   General corporate failure;

•   Gross misconduct; or

•    Conduct or behaviour that, following an investigation, is reasonably considered by the Compensation Committee to constitute a breach of Capri’s values as stipulated by Capri’s code of conduct in force from time to time.

•   Operation of malus/clawback would be a matter for the Compensation Committee — including which participants it should apply to and whether it should be applied in any particular circumstances.

Overseas awards	• Country-specific schedules to be considered to the Plan rules to address any regulatory issues that may arise in jurisdictions with a high number of participants — i.e. France, Germany and Portugal.

Annex A-94

First Amendment to
BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is entered into as of May 14, 2021 (the “Amendment Date”), by and among Ajax I, a Cayman Islands exempted company (“AJAX”), Cazoo Holdings Limited, a private limited liability company formed under the laws of England and Wales (the “Company”) and Capri Listco a Cayman Islands exempted company (“Listco”). AJAX, the Company and Listco are referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties are among the parties that have previously entered into that certain Business Combination Agreement, dated March 29, 2021 (the “Business Combination Agreement”), which provides for the business combination of AJAX, the Company and Listco, on the terms and subject to the conditions contained in the Business Combination Agreement;

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified by an instrument in writing signed by the Parties; and

WHEREAS, the Parties now desire to amend the Business Combination Agreement as more fully described in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

1.    Amendments to the Purchase Agreement Adjusted Equity Value.    The definition of “Adjusted Equity Value” contained in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Adjusted Equity Value” means (a) the Equity Value, minus (b) the Sponsor Equity Adjustment Amount, plus (c) the amount, if any, by which the Net Cash Amount exceeds the Minimum Net Cash Amount, minus (d) the amount, if any, by which the Minimum Net Cash Amount exceeds the Net Cash Amount, minus (e) the Option Adjustment Amount, minus (f) the Unpaid AJAX Expenses, minus (g) the Unpaid Company Expenses.

Aggregate Stock Consideration.    The definition of “Aggregate Stock Consideration” contained in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Stock Consideration” means a number of Listco Class C Shares equal to the quotient obtained by dividing (x) the result of (1) the Adjusted Equity Value, minus (2) the Aggregate Cash Consideration divided by (y) the AJAX Share Value.

Equity Value.    The definition of “Equity Value” contained in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Equity Value” means £5,076,142,132 (which amount the Parties acknowledge and agree represents an amount in pound sterling equal to US$7,000,000,000 based on the closing exchange rate on March 29, 2021).

Fixing Rate.    The definition of “Fixing Rate” contained in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Fixing Rate” means the foreign exchange rate between GBP and USD calculated as the arithmetic mean of the spot rate of exchange, as reported on Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)), at 11:00 am New York City Time on each Business Day of the five (5)-Business Day Period ending on and including the Business Day that is four (4) Business Days prior to the Closing.

Annex A-95

Closing Date Cash Payments and Uses.    Section 2.5(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

(b)     second, following the Closing, an amount in U.S. dollars equal to £609,137,056 shall be (i) used for payment of any Transfer Taxes, and (ii) funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes);

Amendment Provision.    Section 8.3 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.3 Amendment.    This Agreement may be amended or modified only by a written agreement executed and delivered by AJAX and the Company; provided, however, that (a) following the Merger Closing and prior to the Closing, a written agreement executed and delivered by Listco and the Company shall be required to amend or modify this Agreement and (b) following the Closing, the written agreement of the Sponsor shall be required for any amendment with respect to any continuing rights or obligations of the Sponsor or the AJAX D&O Persons under this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. This Section 8.3 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

2.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Business Combination Agreement.

3.    Miscellaneous Interpretation.    On and after the Amendment Date, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment.

No Further Amendments.    Except as expressly modified hereby, the Business Combination Agreement remains in full force and effect. Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth be read, taken and construed as one and the same instrument.

Miscellaneous.    Section 8.2, Sections 8.3 (as amended hereby) through 8.5 (inclusive), Section 8.7, Section 8.10, Section 8.11 and Sections 8.15 through 8.18 (inclusive) of the Business Combination Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis.

[Signature page follows]

Annex A-96

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Business Combination Agreement to be executed as of the date first above written.

AJAX
AJAX I
By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Chief Financial Officer

THE COMPANY
CAZOO HOLDINGS LIMITED
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Chief Executive Officer

LISTCO
CAPRI LISTCO
By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Director

Annex A-97

Annex B

Listco Articles of Association

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[CAZOO GROUP LTD.]

(adopted by special resolution
dated [•] 2021 [And effective on [•] 2021])

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

[CAZOO GROUP LTD.]

(adopted by special resolution
dated [•] 2021 [And effective on [•] 2021])

1.           The name of the Company is [Cazoo Group Ltd.].

2.           The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.           The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.           The authorised share capital of the Company at the date of adoption of this Memorandum is US$215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6.           The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.           Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

ARTICLES OF ASSOCIATION

Contents

Clause		Annex B Page No.
1.	Interpretation	B-1
2.	Preliminary	B-4
3.	Issue of Shares and other Securities	B-4
4.	Common Shares	B-5
5.	Preference Shares	B-6
6.	Issue of Warrants and Options	B-7
7.	Register of Members	B-7
8.	Closing Register of Members or Fixing Record Date	B-7
9.	Certificates for Shares	B-8
10.	Transfer of Shares	B-9
11.	Lockup	B-10
12.	Redemption, Repurchase and Surrender of Shares	B-11
13.	Treasury Shares	B-11
14.	Variation of Rights of Shares	B-11
15.	Commission on Sale of Shares	B-12
16.	Non-Recognition of Trusts	B-12
17.	Lien on Shares	B-12
18.	Call on Shares	B-13
19.	Forfeiture of Shares	B-13
20.	Transmission of Shares	B-14
21.	Untraceable Members	B-15
22.	Amendments of Memorandum and Articles of Association and Alteration of Capital	B-15
23.	Offices and Places of Business	B-16
24.	General Meetings	B-16
25.	Notice of General Meetings	B-16
26.	Proceedings at General Meetings	B-17
27.	Votes of Members	B-18
28.	Proxies	B-19
29.	Corporate Members	B-20
30.	Shares that May Not be Voted	B-20
31.	Directors	B-20
32.	Powers and Duties of Directors	B-21
33.	Alternate Directors	B-21
34.	Vacation of Office of Director	B-22
35.	Proceedings of Directors	B-22
36.	Presumption of Assent	B-23
37.	Directors’ Interests	B-23
38.	Minutes	B-24
39.	Delegation of Directors’ Powers	B-24
40.	No Minimum Shareholding	B-25
41.	Remuneration of Directors	B-25
42.	Seal	B-25
43.	Dividends, Distributions and Reserve	B-25

Annex B-i

Clause		Annex B Page No.
44.	Capitalisation	B-26
45.	Share Premium Account	B-27
46.	Books of Account	B-27
47.	Audit	B-27
48.	Notices	B-28
49.	Winding Up	B-28
50.	Indemnity and Insurance	B-29
51.	Financial Year	B-30
52.	Transfer by Way of Continuation	B-30
53.	Mergers and Consolidations	B-30
54.	Business Opportunities	B-30
55.	Disclosure	B-31

Annex B-ii

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

[CAZOO GROUP LTD]

(adopted by special resolution
dated [•] 2021 [And effective on [•] 2021])

1.           Interpretation

1.1         The regulations in Table A in the First Schedule to the Statute do not apply to the Company and, unless there is something in the subject or context inconsistent therewith, in these Articles the following defined terms will have the meanings ascribed to them:

“Affiliate” of any person means any other person which (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and (ii) as to any individual, in addition to any person in clause (i), (a) any member of the Immediate Family of an individual Member, including parents, siblings, spouse and children (including those by adoption), the parents, siblings, spouse, or children (including those by adoption) of such Immediate Family member, and, in any such case, any trust whose primary beneficiary is such individual Member or one or more members of such Immediate Family and/or such Member’s lineal descendants, and (b) the legal representative or guardian of such individual Member or of any such Immediate Family member in the event such individual Member or any such Immediate Family member becomes mentally incompetent; provided, however, that in no event shall the Company or any of its subsidiaries be deemed an Affiliate of any Member. The term “control” (including the terms “controlling”, “controlled” and “under common control with”) as used with respect to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this definition, each Director and Member of the Company will be deemed not to control the Company.

“Ajax” means Ajax I, a Cayman Islands exempted company.

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles” means these amended and restated articles of association of the Company.

“Audit Committee” means the audit committee of the Board established pursuant to the Articles, or any successor committee.

“Auditor” means the person for the time being performing the duties of auditor of the Company (if any).

“beneficially own”, “beneficial owner” and “beneficial ownership” have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Board” means the board of Directors of the Company.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Share” means the Company’s Class A ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

Annex B-1

“Class B Share” means the Company’s Class B ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

“Class C Share” means the Company’s Class C ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

“Clearing House” means a clearing house recognized by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Closing Date” means the closing date of the Share Purchase.

“Common Shares” means the Class A Shares, the Class B Shares and the Class C Shares.

“Company” means [Cazoo Group Ltd].

“Company’s Website” means the website of the Company or its applicable subsidiary and/or the corresponding web-address or domain name (if any).

“Compensation Committee” means the compensation committee of the Board established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange” means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors” means the directors for the time being of the Company, including any alternate Directors appointed pursuant to Article 33 only in respect of such times as such alternate acts as a Director.

“Dividend” means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication” means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the U.S. Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Board.

“Electronic Facility” means, without limitation, website addresses, virtual meeting facilities and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of place for the conduct of the general meeting of the Company, and any reference to “place” in the context of a general meeting of the Company shall be construed accordingly.

“Electronic Record” has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it may be amended from time to time.

“Immediate Family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lockup Period” means the period commencing on the Closing Date and ending on the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the Designated Stock Exchange equals or exceeds US$12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

Annex B-2

“Member” has the same meaning as in the Statute.

“Memorandum” means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to the Articles, or any successor committee.

“Officer” means a person appointed to hold an office in the Company.

“Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, governmental authority or any other entity.

“Preference Share” means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members” means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office” means the registered office for the time being of the Company.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an assistant secretary and any person appointed to perform the duties of secretary of the Company.

“Share” means a Class A Share, a Class B Share, a Class C Share or a Preference Share and includes a fraction of a share in the Company.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Statute.

“Share Purchase” means the Company’s acquisition of all outstanding capital shares of Cazoo Holdings Limited, a private limited company organized under the law of England and Wales.

“Special Resolution” has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor” means AJAX I Holdings, LLC, a Delaware limited liability company.

“Statute” means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share” means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“U.S. Securities Act” means the United States Securities Act of 1933, as it may be amended from time to time.

“U.S. Securities and Exchange Commission” means the United States Securities and Exchange Commission.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing persons include corporations as well as any other legal or natural person;

(c)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

Annex B-3

(e)         references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)          any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)         headings are inserted for reference only and shall be ignored in construing the Articles;

(i)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)          any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)         sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)          the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(m)        the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2.           Preliminary

2.1          The business of the Company may be conducted as the Board sees fit.

2.2          The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

2.3          The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Board may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board shall determine.

2.4          The Board shall keep, or cause to be kept, the Register of Members at such place as the Board may from time to time determine and, in the absence of any such determination, the Register of Members shall be kept at the Registered Office, provided that the Board shall not keep (or cause or permit any other person to keep) the Register of Members in the United Kingdom.

3.           Issue of Shares and other Securities

3.1         The authorised share capital of the Company at the date of the adoption of these Articles is US$215,500 divided into 1,100,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 Preference Shares.

Annex B-4

3.2         Subject to the Statute, the Memorandum and these Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may:

(a)          allot, issue, grant options, rights or warrants over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b)          vary such rights, save that the Board shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out the conversion of either Class B Shares or Class C Shares to Class A Shares as set out in these Articles; and

(c)          issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company on such terms as the Board may from time to time determine.

Notwithstanding and without prejudice to the generality of the foregoing, the Board is expressly authorised and empowered to implement or effect at its sole discretion the issuance of a Preference Share purchase right to be issued on a pro rata basis (determined based on relative ownership of Common Shares, excluding any options, warrants or other similar equity-linked or derivative securities) to each holder of a Common Share with such terms and for such purposes, including the influencing of takeovers, as may be described in a rights agreement between the Company and a rights agent.

3.3         Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option over or disposal of shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Subject to the Memorandum and these Articles, and except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of shares, no vote of the holders of any class or series of shares shall be a prerequisite to the issuance of any shares of any class or series of shares authorised by and complying with the conditions of the Memorandum and these Articles.

3.4         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company, upon such terms as the Board may from time to time determine. All Shares shall be issued fully paid as to their nominal value and any premium determined by the Board at the time of issue and shall be non-assessable.

3.5         The Company shall not issue Shares to bearer.

4.           Common Shares

4.1         Other than with regard to the Class A Shares, Class B Shares and Class C Shares, the rights, preferences and privileges thereof are as established and divided as set forth in the Memorandum and these Articles, the Board may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board or by a Special Resolution (subject to Article 14). Holders of Class A Shares, Class B Shares and Class C Shares shall be entitled to one (1) vote for each Common Share registered in the Member’s name in the Register of Members.

Annex B-5

4.2         The rights attaching to the Class A Shares, Class B Shares and Class C Shares shall rank pari passu in all respects, and the Class A Shares, Class B Shares and Class C Shares shall vote together as a single class on all matters (subject to Article 14 and Article 31), except as otherwise set forth in these Articles.

4.3         Upon the effectiveness of these Articles, each issued and outstanding Class B Share shall automatically be converted into one (1) Class A Share on a [one-for-one] basis in accordance with Article 4.5. The Class B Shares shall be converted automatically without any further action by the holder of such Shares. The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the initial issuance of securities by Ajax without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

4.4         At the conclusion of the Lockup Period, each issued and outstanding Class C Share shall automatically be converted into one (1) Class A Share on a one-for-one basis in accordance with Article 4.5. The Class C Shares shall be converted automatically without any further action by the holder of such Shares.

4.5         Any conversion of Class B Shares or Class C Shares into Class A Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Share or Class C Share as a Class A Share. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation of the relevant Class B Shares or Class C Shares as Class A Shares.

4.6         In no event shall Class A Shares be convertible into Class B Shares or Class C Shares. In no event shall Class B Shares be convertible into Class C Shares or Class C Shares be convertible into Class B Shares.

5.           Preference Shares

5.1         Preference Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

5.2         Authority is hereby granted to the Board, subject to the provisions of the Memorandum, these Articles and Applicable Law, to create one or more series of Preference Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)          the number of Preference Shares to constitute such series and the distinctive designation thereof;

(b)          the dividend rate on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable, whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)          whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(d)          whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or Classes or any other series of the same or any other Class or Classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(e)          the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

(f)          the voting power, if any, of the Preference Shares of such series transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and such other terms, conditions, special rights and provisions as may seem advisable to the Board; and

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(g)         any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

5.3         Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Preference Shares of the same series subject always to the Statute and the Memorandum.

5.4         If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (i) are entitled to a preference over the holders of the Common Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6.           Issue of Warrants and Options

6.1         The Board may issue warrants or options to subscribe for any Class of Shares or other securities of the Company on such terms as it may from time to time determine. No warrants or options shall be issued to bearer.

7.           Register of Members

7.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that the Company may not maintain (or cause or permit any other person to maintain) the Register of Members in the United Kingdom.

7.2         The Board may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute at such location or locations within or outside the Cayman Islands as the Board thinks fit, provided that the Company may not maintain (or cause or permit any other person to maintain) a branch register of Members in the United Kingdom. The Board may also determine which register of Members shall constitute the principal register and which shall constitute the duplicate or branch register or registers, and to vary such determination from time to time.

7.3         The Company, or any agent(s) appointed by it to maintain the duplicate or branch Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate or branch Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Statute.

7.4         The Company shall not be bound to register more than four (4) persons as joint holders of any Share. If any Share shall stand in the names of two (2) or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

8.           Closing Register of Members or Fixing Record Date

8.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to attend or vote at a meeting of Members such Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

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8.2          In lieu of, or apart from, closing the Register of Members, the Board may fix in advance or arrears a date as the record date (a) for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, (b) for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, which record date shall not be more than ninety (90) days prior to the date of payment of such Dividend, or (c) in order to make a determination of Members for any other purpose.

8.3          If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 8.3, such determination shall apply to any adjournment thereof; provided, however, that the Board may fix a new record date of the adjourned meeting, if they think fit.

9.           Certificates for Shares

9.1         A Member shall only be entitled to a share certificate if the Board resolves that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Board may determine. No certificate shall be issued representing Shares of more than one class. Share certificates shall be signed by one (1) or more Directors or other person authorised by the Board. The Board may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. Every share certificate shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the Seal and/or to be signed by such person(s) as may be authorised by the Board and may authorise certificates to be issued with the authorised signature(s) affixed by some method or system of mechanical or automated process.

9.2         Every share certificate of the Company shall bear legends required under the Applicable Law, including the U.S. Securities Act.

9.3         Any two (2) or more certificates representing Shares of any one (1) Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in exchange for payment (if the Board shall so require) of US$1.00 or such smaller sum as the Board shall determine.

9.4         The Company shall not be bound to issue more than one (1) certificate for Shares held jointly by more than one (1) person and delivery of a certificate to one (1) joint holder shall be a sufficient delivery to all of them.

9.5         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

9.6         Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9.7         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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10.         Transfer of Shares

10.1       Subject to the terms of these Articles including the restrictions on transfer for Class C Shares set forth in Article 11, any Member may transfer all or any of such Member’s Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

10.2      The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

10.3       (a)         The Board may in its absolute discretion and without giving any reason therefor, decline to register any transfer of Shares which are:

(i)          not fully paid up or on which the Company has a lien; or

(ii)         issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

(b)         The Board may also, but is not required to, decline to register any transfer of any Share unless:

(i)          the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Share(s) to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)         the instrument of transfer is in respect of only one (1) Class of Shares;

(iii)        the instrument of transfer is properly stamped, if required by Applicable Law;

(iv)        in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four (4);

(v)         the Shares transferred are fully paid and free of any lien in favour of the Company; and

(vi)        any applicable fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

(c)         Unless the Board has an express ability to decline to register any transfer of Shares pursuant to this Article 10.3, or such transfer otherwise in violation of the Transfer restriction in Article 11, the Board shall register a transfer of Shares.

10.4       The registration of transfers may, on fourteen (14) days’ notice being given by advertisement in such one (1) or more newspapers or by electronic means, be suspended and the Register of Members closed at such times and for such periods as the Board may, in its absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) days in any year.

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10.5       All instruments of transfer that are registered shall be retained by the Company. If the Board refuses to register a transfer of any Shares, they shall within three (3) months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

11.         Lockup

11.1       Subject to Article 11.2 and Article 11.4, during the Lockup Period the holders of Class C Shares shall not Transfer any Class C Shares, without limiting Article 11.3, neither the Board nor the Company shall permit, recognize, register or otherwise record any Transfer of Class C Shares during the Lockup Period and any such transfer shall be null and void and will not be given effect.

11.2       Notwithstanding Article 11.1, Transfers of Class C Shares are permitted:

(a)         if such Transfer has been approved by the Board and is solely for the purpose of satisfying, and is limited only to the amount of Class C Shares necessary to satisfy, any tax obligations incurred directly in connection with the receipt of Class C Shares in the Share Purchase;

(b)         (i) to any Director or Officer, or (ii) to any Affiliates or members of the Immediate Family of any Director or Officer;

(c)         in the case of an individual, by a gift to a member of the Member’s Immediate Family, or to a trust, the beneficiary of which is the Member or a member of the Member’s Immediate Family;

(d)         to a charitable organization;

(e)         in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(f)          in the case of an individual, pursuant to a qualified domestic relations order;

(g)         in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Members having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing Date;

(h)         by any Member to any of its Affiliates; or

(i)          with the unanimous approval of a committee of the Board comprised of one Director that has been designated in writing by the Sponsor and one executive director.

11.3       Any Transfer or attempted Transfer of any Class C Shares in violation of this Article 11 shall be null and void. No such Transfer shall be recorded on the Company’s books, including the Register of Members, and the purported transferee in any such Transfer shall not be treated (and the Member proposing to make any such Transfer shall continue to be treated) as the owner of such Class C Shares for all purposes.

11.4       Any person to whom Class C Shares are Transferred during the Lockup Period will be, and the Shares Transferred to such person shall be, subject to the Lockup Period, the restrictions on Transfers and permitted Transfer provisions in accordance with this Article 11.

11.5       For purposes of this Article 11, “Transfer” means the (a) sale of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement during the Lockup Period of any intention to consummate any transaction specified in clause (a) or (b) during the Lockup Period.

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12.         Redemption, Repurchase and Surrender of Shares

12.1       Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

12.2       Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, any power of the Company to repurchase or otherwise acquire its own Shares (including any redeemable Shares) shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

12.3       In addition to the above, the Company is authorised, subject to Applicable Law, to repurchase any Common Share listed on a Designated Stock Exchange in accordance with the following manner of repurchase: the maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one (1) Common Share; at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion, provided, however, that (i) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange (including any requirements for Member approval, as applicable); and (ii) at the time of, and after giving effect to, any such repurchase the Company is able to pay its debts as they fall due in the ordinary course of its business.

12.4       The repurchase of any Share shall not oblige the Company to repurchase any other Share other than as may be required pursuant to Applicable Law, or any rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange, or any contractual obligations of the Company.

12.5       The Company may make a payment in respect of the redemption or repurchase of its own Shares in any manner permitted by the Statute, including out of capital.

12.6       The holder of the Shares being repurchased shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to such holder the repurchase or redemption monies or consideration in respect thereof.

12.7       For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 12 shall not require further approval of the Members.

13.         Treasury Shares

13.1       The Board may, prior to the repurchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

13.2       The Board may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

14.         Variation of Rights of Shares

14.1       Subject to Article 3.2, if at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Board not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds (2/3) of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two thirds (2/3) of the votes cast at a separate meeting of the holders of the Shares of that Class. The Board may not vary any rights of the Class C Shares without such two thirds (2/3) consent of the holders of Class C Shares. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material and adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of
Annex B-11

these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be at least one (1) person holding or representing by proxy at least one third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

14.2       For the purposes of a separate class meeting, the Board may treat two (2) or more or all the Classes of Shares as forming one (1) Class of Shares if the Board considers that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares. Such a determination shall not affect the number of votes required, including with respect to any Class.

14.3       The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one (1) Class of Shares except, to the extent that a Class may vote separately from other Classes, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one third (1/3) of the Class A Shares, Class B Shares and Class C Shares, respectively.

14.4       The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preference or other rights which may be effected by the Board as provided in these Articles without any vote or consent of the holders of Common Shares.

14.5       The rights attaching to the Class B Shares and Class C Shares, respectively, shall be deemed to be varied by any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation (each, a “Reclassification”) of the Class A Shares in issue into a greater or lesser number of shares occurring after the Closing Date unless there is, at the same time, a corresponding Reclassification with respect the Class B Shares or Class C Shares, as applicable.

15.         Commission on Sale of Shares

15.1       The Company may, insofar as the Statute permits, pay a commission to any person in consideration of his or her subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

16.         Non-Recognition of Trusts

16.1       The Company shall not be obligated to recognize any person as holding any Share upon any trust and the Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

17.         Lien on Shares

17.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or such Member’s estate, either alone or jointly with any other person, whether a Member or not, but the Board may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 17. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

17.2       The Company may sell, in such manner as the Board thinks fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days

Annex B-12

after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

17.3       To give effect to any such sale the Board may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

17.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

18.         Call on Shares

18.1       Subject to the terms of the allotment and issue of any Shares, the Board may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Board may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

18.2       A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

18.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

18.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Board may waive payment of the interest or expenses wholly or in part.

18.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

18.6       The Board may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

18.7       The Board may, if it thinks fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board and the Member paying such amount in advance.

18.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

19.         Forfeiture of Shares

19.1       If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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19.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

19.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board thinks fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board thinks fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Board may authorise some person to execute an instrument of transfer of the Share in favour of that person.

19.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Board may determine, but his or her liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

19.5       A declaration by a Director or the Secretary that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the consideration, if any, nor shall his or her title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

19.6       The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

20.         Transmission of Shares

20.1       If a Member dies, the survivor or survivors (where the deceased was a joint holder), or the legal personal representatives of the deceased (where such Member was a sole holder), shall be the only persons recognized by the Company as having any title to the Member’s interest in the Shares, but nothing herein contained shall release the estate of any such deceased Member from any liability in respect of any Share, for which the Member was a joint or sole holder.

20.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Board, elect, by a notice in writing sent by such person to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If such person elects to have another person registered as the holder of such Share such person shall sign an instrument of transfer of that Share to that person. The Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his or her death or bankruptcy or liquidation or dissolution, as the case may be.

20.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which such person would be entitled if such person were the registered holder of such Share. However, such person shall not, before becoming registered as a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Board may at any time give notice requiring any such person to elect either to be registered themselves or to have some person nominated by such person to be registered as the holder of the Share (but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within

Annex B-14

ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles), the Board may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

21.         Untraceable Members

21.1       Without prejudice to the rights of the Company under Article 21.2, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

21.2       The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)         all cheques or warrants payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;

(b)         so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)         the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article 21.2 and ending at the expiry of the period referred to in that paragraph.

21.3       To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his or her title to the shares be affected by any irregularity.

22.         Amendments of Memorandum and Articles of Association and Alteration of Capital

22.1       The Company may by Ordinary Resolution:

(a)          increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)          consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)          convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)          sub-divide its existing Shares or divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)          cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

Annex B-15

22.2       All new Shares created in accordance with the provisions of the preceding Article 22.1 shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

22.3       Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)          change its name;

(b)          alter or add to these Articles;

(c)          alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)          reduce its share capital or any capital redemption reserve fund.

23.         Offices and Places of Business

23.1       Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its Registered Office. The Company may, in addition to its Registered Office, establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

24.         General Meetings

24.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

24.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Board shall appoint provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange permits. At these meetings the report of the Board (if any) shall be presented.

24.3       The Board or the chairperson of the Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

24.4       General meetings of the Company (other than the annual general meeting) may be held at such place, either within or without the Cayman Islands, as determined by the Board.

25.         Notice of General Meetings

25.1       Subject to any requirements of the Designated Stock Exchange with respect to required notice timing, at least five (5) calendar days’ notice shall be given of any general meeting in accordance with the requirements of the Designated Stock Exchange. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 25 has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if Applicable Law so permits and it is so agreed:

(a)          in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat or their proxies; and

(b)          in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than sixty-six and two-thirds per cent (66⅔%) in par value of the Shares giving a right to vote or their proxies.

Annex B-16

25.2       The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

25.3       The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions of these Articles or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

25.4       There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Member.

25.5       In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

26.         Proceedings at General Meetings

26.1       No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The quorum required for a general meeting of Members consists of at least one (1) Member, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, and entitled to vote, holding in aggregate not less than one-third (1/3) of the voting power of the Shares in issue carrying a right to vote at such meeting. Only business set out in the applicable notice may be transacted at such general meeting.

26.2       A person may participate at a general meeting by conference telephone, other communications equipment or any other Electronic Facility. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

26.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

26.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

26.5       The Board may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Board does not make any such appointment, the chairperson, if any, of the Board shall preside as chairperson at such general meeting. If there is no such chairperson, or if he or she shall not be present within fifteen (15) minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one (1) of their number to be chairperson of the meeting.

26.6       If no Director is willing to act as chairperson or if no Director is present within fifteen (15) minutes after the time appointed for the meeting to commence, the Members present shall choose one (1) of their number to be chairperson of the meeting.

26.7       The chairperson may, with or without the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Annex B-17

26.8       When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting or of the business to be transacted at an adjourned general meeting. If a notice is issued in respect of a general meeting and the Board, in its absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Board may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

26.9       When a general meeting is postponed for thirty (30) days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Board may postpone a general meeting which has already been postponed.

26.10     A resolution put to the vote of the meeting shall be decided on a poll.

26.11     A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

26.12     A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, in such manner and at such time and place, not being more than ten (10) calendar days from the date of the meeting or adjourned meeting at which the vote was taken, as the chairperson directs. No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Any other business other than that upon which a poll is to be taken or is contingent thereon may be proceeded with pending the taking of the poll.

27.         Votes of Members

27.1       Subject to any rights or restrictions attached to any Class or Classes of Shares, every Member of record present in person or by proxy, or, if a corporation or other non-natural person, by its duly authorised representative or by proxy, shall have the voting power as set forth in Article 4.1.

27.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

27.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by such Member’s committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

27.4       No person shall be entitled to vote at any general meeting unless such person is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such person in respect of Shares have been paid.

27.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid for all purposes. Any objection made in due time in accordance with this Article 27 shall be referred to the chairperson whose decision shall be final and conclusive.

27.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one (1) proxy or the same proxy under one (1) or more instruments to attend and vote at a meeting. Where a Member appoints more than one (1) proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

Annex B-18

27.7       A Member holding more than one (1) Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one (1) or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he or she is appointed.

28.         Proxies

28.1       The rules and procedures relating to the form or a proxy, the depositing or filing of proxies and voting pursuant to a proxy and any other matter incidental thereto shall be approved by the Board, subject to such rules and procedures as required by Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange and as provided in the following Articles under this Article 28.

28.2       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of such person’s attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company.

28.3       No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date.

28.4       The Board may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Board in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than forty-eight (48) hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

28.5       The chairperson may in any event at his or her discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

28.6       The instrument appointing a proxy may be in any usual or common form (or such other form as the Board may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

28.7       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

28.8       If both a Member who has appointed a proxy pursuant to a voting agreement and the proxy appointed by that Member attend a general meeting and the proxy casts a vote, the vote cast by the proxy, rather than any vote cast by the Member personally, shall be counted to the exclusion of any vote purportedly cast by the Member.

Annex B-19

29.         Corporate Members

29.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any Class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as the corporation could exercise if it were an individual Member.

29.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any Class of Members provided that the authorisation shall specify the number and Class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article 29 shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

30.         Shares that May Not be Voted

30.1       Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

31.         Directors

31.1       There shall be a Board consisting of not less than five (5) nor more than nine (9) persons; provided, however, that the Company may by Ordinary Resolution increase or reduce the upper and lower limits on the number of Directors and provided that so long as Shares of the Company are listed on a Designated Stock Exchange, the Board shall include such number of Independent Directors as the relevant code, rules or regulations applicable to the listing of any Shares on the Designated Stock Exchange require.

31.2       The Board shall be and is divided into three (3) classes, designated as Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of Directors equal to one-third (1/3) of the total number of members of the Board authorised as provided in Article 31.1. The Board is authorised to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective pursuant to this Article 31.2. At the 2022 annual general meeting, all Class I Director terms shall expire and the Class I Directors shall be eligible for re-election. At 2023 annual general meeting after the adoption of these Articles, all Class II Director terms shall expire and the Class II Directors shall be eligible for re-election. At 2024 general meeting after the adoption of these Articles, all Class III Director terms shall expire, and the Class III Directors shall be eligible for re-election. At each annual general meeting, the successors of that class of Directors whose term expires at that meeting will be elected to hold office in accordance with this Article 31.2 for a term expiring at the annual general meeting held in the third (3rd) year following the year of their election. The Directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such Director’s earlier death, resignation or removal.

31.3       Except as the Statute or other Applicable Law may otherwise require, and subject to the rights of any Preference Shares or other contractual rights with Members that provide for the appointment of Directors, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one (1) or more Directors and the filling of any vacancy in connection therewith, or any vacancies in the Board, or appointment of any additional Directors may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been appointed and qualified. No decrease in the number of Directors constituting the Board shall shorten the terms of any incumbent Director.

Annex B-20

31.4       In any vote of Members to appoint Directors, each person nominated for appointment as a Director in an uncontested election shall be appointed if the number of votes cast for the person’s appointment exceeds the number of votes cast against the person’s appointment. In all votes to appoint Directors other than uncontested elections, the persons receiving the largest number of votes cast for appointment, up to the number of Directors to be appointed in such vote, shall be deemed appointed.

31.5       A Director may be removed from office only for cause by Special Resolution of the Company.

32.         Powers and Duties of Directors

32.1       Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Board which may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

32.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall determine by resolution.

32.3       The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to such Director’s widow, widower or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

32.4       The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32.5       The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

33.         Alternate Directors

33.1       Any Director may in writing appoint another person to be such Director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Board at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Board as a Director when the Director appointing such alternate Director is not personally present. If a Director appoints another Director as an alternate, the alternate Director shall have one vote on behalf of the appointing Director in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by such Director. Such alternate shall be deemed for all purposes to be a Director of the Company in respect of such times as the alternate acts as a Director, and shall not be deemed to be the agent of the appointing Director. Such alternate shall be entitled to all privileges and protections afforded Directors under these Articles, including Article 50, at all times he or she is acting as a Director. The remuneration of such alternate shall be payable out of the remuneration of the appointing Director and the proportion thereof shall be agreed between them.

Annex B-21

34.         Vacation of Office of Director

              The office of a Director shall be vacated if:

(a)          the Director gives notice in writing to the Company that such Director resigns the office of Director;

(b)          the Director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three (3) consecutive meetings of the Board without special leave of absence from the Board or appointment of an alternate Director in accordance with Article 33, and the Board passes a resolution that the Director has by reason of such absence vacated office;

(c)          the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(d)          the Director is found to be or becomes of unsound mind; or

(e)          the Director is prohibited by any Applicable Law or relevant code applicable to the listing of the Shares on the Designated Stock Exchange, from being a Director.

35.     Proceedings of Directors

35.1       The quorum necessary for the transaction of the business of the Board may be fixed by the Board, and unless so fixed shall be a majority of the Directors then in office. In no event shall the Board fix a quorum that is less than one-third (1/3) of the total number of Directors, provided always that if there shall at any time be only a sole Director the quorum shall be one (1).

35.2       Subject to the provisions of these Articles, the Board shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the chairperson shall not have a second or casting vote.

35.3       A person may participate in a meeting of the Board or any committee of the Board by conference telephone, other communications equipment or any other Electronic Facility. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Board, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

35.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Board, or committee of the Board as the case may be, duly convened and held.

35.5       Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

35.6       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Board by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Board or transmitting organisation as the case may be. If the Director attends the meeting, the Director’s attendance constitutes a waiver of notice of the meeting, unless the Director attends for the sole purpose of objecting to the notice. To any such notice of a meeting of the Board all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis. The accidental omission to give notice of a meeting of the Board to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

Annex B-22

35.7       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

35.8       The Directors may elect a chairperson of their board and determine the period for which the chairperson so elected is to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five (5) minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

35.9       All acts done by any meeting of the Board or of a committee of the Board shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

35.10     A Director may be represented at any meetings of the Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

36.         Presumption of Assent

36.1       A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairperson or Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

37.         Directors’ Interests

37.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

37.2       A Director may act by himself or herself or by, through or on behalf of his or her firm in a professional capacity for the Company and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director.

37.3       A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as a Member, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of, or from his or her interest in, such other company.

37.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which such Director is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote thereon.

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37.5       A general notice that a Director is a Member, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he or she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

38.         Minutes

38.1       The Board shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Board, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Board, and of committees of the Board, including the names of the Directors present at each meeting.

39.         Delegation of Directors’ Powers

39.1       The Board may delegate any of its powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. The Board may designate an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board may also delegate to any Director such of their powers, authorities and discretions as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Board may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Board. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

39.2       The Board may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Board. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

39.3       The Board may adopt formal written charters for any committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to these Articles and as required by the applicable rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the applicable rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

39.4       The Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Board at any time.

39.5       The Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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39.6       The Board may appoint such Officers as they consider necessary in the management of the business of the Company and as it may decide for such period as the Board thinks fit and on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board may think fit. Such Officers need not also be a Director. Unless otherwise specified in the terms of appointment, an Officer may be removed by resolution of the Board or Members. An Officer may vacate his or her office at any time if he or she gives notice in writing to the Company that he or she resigns his office.

39.7       Every Director appointed to an office under the above Article 39.6 shall, without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company, be liable to be dismissed or removed from such executive office by the Board. A Director appointed to an office under the above Article 39.6 shall ipso facto and immediately cease to hold such executive office if such Director shall cease to hold the office of Director for any cause.

40.         No Minimum Shareholding

40.1       The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

41.         Remuneration of Directors

41.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Board shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to Closing Date. The Directors shall also, whether prior to or after the Closing Date, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees of the Board, or general meetings of the Company, or separate meetings of the holders of any Class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Board, or a combination partly of one such method and partly the other.

41.2       The Board may by resolution approve additional remuneration to any Director for any services which in the opinion of the Board goes beyond such Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to remuneration as a Director.

42.         Seal

42.1       The Company may, if the Board so determines, have a Seal. The Seal shall only be used by the authority of the Board or of a committee of the Board authorised by the Board. Every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or some Officer or other person appointed by the Board for the purpose.

42.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

42.3       A Director or Officer, representative or attorney of the Company may without further authority of the Board affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

43.         Dividends, Distributions and Reserve

43.1       Subject to the Statute and this Article 43 and except as otherwise provided by the rights attached to any Shares, the Board may from time to time declare or resolve to pay Dividends (including interim dividends) or other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Board resolves to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realized or unrealized profits of the Company, out of the Share Premium Account or as otherwise permitted by Applicable Law.

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43.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

43.3       The Board may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

43.4       The Board may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Board.

43.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Board may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

43.6       The Board may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the discretion of the Board, be employed in the business of the Company.

43.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant or electronic or other payment shall be made payable to the order of the person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

43.8       No Dividend or other distribution shall bear interest against the Company.

43.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Board, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six (6) years from the date of declaration of such Dividend or other distribution shall be forfeited and shall revert to the Company.

44.         Capitalisation

44.1       The Board may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power given to the Board to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

Annex B-26

45.         Share Premium Account

45.1       The Board shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

45.2       There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Board such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

46.         Books of Account

46.1       The Board shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

46.2       The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Board or by the Company in general meeting.

46.3       The Board may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Applicable Law.

47.         Audit

47.1       Notwithstanding any other provision in Article 39, for so long as any Class of Shares is listed on a Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the applicable rules and regulations of the Designated Stock Exchange and the U.S. Securities and Exchange Commission.

47.2       The appointment of and provisions relating to Auditors shall be in accordance with Applicable Law and the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange.

47.3       In the event that no such code, rules and regulations referred to in Article 47.1, apply, the appointment of and provisions relating to Auditors shall be in accordance with the following provisions:

(a)          The Audit Committee may appoint an Auditor who shall hold office until removed from office by the Audit Committee, on such terms as the Audit Committee determines and the Audit Committee may fix their remuneration.

(b)          Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

(c)          Auditors shall make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board or Audit Committee.

Annex B-27

48.         Notices

48.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

48.2       Where a notice is sent by:

(a)          courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)          post; service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)          cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)          e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)          placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

48.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

48.4       Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for such Member’s death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

49.         Winding Up

49.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)          if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

Annex B-28

(b)          if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

49.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

49.3       This Article 49 is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

50.         Indemnity and Insurance

50.1       To the fullest extent permitted by law, no Director, Officer or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director, Officer or trustee by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director, Officer or trustee may be guilty in relation to the Company; provided, however, that this provision shall not apply to liability arising from any actual fraud, wilful default or wilful neglect of such Director, Officer or trustee. No person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 50.1 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 50.1 shall not extend to any matter that would render it void pursuant to the Statute or Applicable Law or to any person holding the office of Auditor in relation to the Company.

50.2       To the fullest extent permitted by law, the Company shall indemnify any current or former Director or Officer or any person who is serving or has served at the request of the Company as a Director or Officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, demand or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company, addressed in Article 50.3), to which he or she was, is, or is threatened to be made, a party or in which he or she is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of any actual fraud, wilful default or wilful neglect of such Covered Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 50.2 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 50.2 shall not extend to any matter which would render it void pursuant to the Statute, Applicable Law or to any person holding the office of Auditor in relation to the Company.

50.3       In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against reasonable and documented expenses, including attorneys’ fees actually and reasonably incurred by him or her in connection with the defence or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for actual fraud, wilful default or wilful neglect in the performance of his or her duty to the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that such Covered Person is entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this Article 50.3 shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of Auditor in relation to the Company.

Annex B-29

50.4       To the fullest extent permitted by law, reasonable and documented expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to these Articles shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount (without interest) if it shall be determined in a final non-appealable order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

50.5       1It being the policy of the Company that indemnification of the persons specified in these Articles shall be made to the fullest extent permitted by law, the indemnification and advancement of expenses provided for by these Articles shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

50.6       The Board may, notwithstanding any interest of the Board in such action, authorise the Company to purchase and maintain insurance for the benefit of any Director or Officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Articles. As used in this Article 50, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

51.         Financial Year

51.1       Unless the Board otherwise prescribes, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

52.         Transfer by Way of Continuation

52.1       If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Applicable Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

53.         Mergers and Consolidations

53.1       The Company shall have the power to merge or consolidate with one (1) or more other constituent companies (as defined in the Statute) upon such terms as the Board may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

54.         Business Opportunities

54.1       To the fullest extent permitted by Applicable Law, (i) no individual serving as a Director, nor any Member of the Company, or any Affiliate of such Member, in each case, other than, an Officer (including any Officer that is also a Director, or a Member or an affiliate of such Member, as the case may be) (collectively, the “Relevant Persons”) shall have any fiduciary duty to refrain from engaging directly or indirectly in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or Member of any other person, with no obligation to offer to the Company or any of its subsidiaries the right to participate therein and (ii) any Relevant Person may invest in, or provide services to, any person that directly or indirectly competes with the Company or any of its subsidiaries. To the fullest extent permitted by Applicable Law, the Company

____________

1          NTD: Provision regarding how indemnification right is determined to be included in D&O indemnification agreement.

Annex B-30

renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Relevant Person, on the one hand, and the Company or any of its subsidiaries, on the other. To the fullest extent permitted by Applicable Law, the Relevant Persons shall have no fiduciary duty to communicate or offer any such corporate opportunity to the Company or any of its subsidiaries and shall not be liable to the Company or any of its subsidiaries or Members for breach of any fiduciary duty as a Member, Director or Officer, as applicable, solely by reason of the fact that such Relevant Person, directly or indirectly, pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company or any of its subsidiaries.

54.2       The Company hereby renounces any interest or expectancy of the Company or any of its subsidiaries in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity of any Relevant Person.

54.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article 54 to be a breach of fiduciary duty to the Company (including any of its subsidiaries) or its Members, the Company, on behalf of itself and each of its subsidiaries, hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company or any of its subsidiaries may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article 54 apply equally to activities conducted in the future and that have been conducted in the past.

54.4       (a)         Notwithstanding that the provisions of Article 54.1-54.3 (including any waivers, grant of authority, or renouncement or other similar action set forth therein) do not apply in any respect to any Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be), nothing contained in these Articles will restrict any Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be), from engaging, directly or indirectly, in other business ventures of every type and description (other than any Competing Business, except to the extent set forth in Article 54.4(b)).

(b)         No Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be) shall engage, directly or indirectly, in a Competing Business; provided, however, that no such Officer shall be deemed to be engaging in a Competing Business if such activity is: (i) approved by a majority of disinterested Directors, subject to Applicable Law, or (ii) with respect to any investment such Officer has as of the date of effectiveness of these Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a Competing Business (in each case, so long as such Officer does not participate in management activities or otherwise have the ability to influence or control such Competing Business).  For the avoidance of doubt, notwithstanding the permissions afforded to the applicable Officers under this Article 54.4(b), the Company in no respects denounces its interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity of the Company (i.e., if such applicable Officer obtains information relating to any permissive investment pursuant to clause (A) or (B) above as a result of such Officer serving in such capacity with the Company or pursuant to such other circumstances that would result in such permissive investment being deemed a corporate opportunity of the Company or any of its subsidiaries).

(c)         For purposes of this Article 54.4, a “Competing Business” shall mean a business (other than the Company and its subsidiaries) that is engaged in the same or similar business activities or lines of business as the Company or its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, in each case, on its own account, or in partnership with, any other person.

55.         Disclosure

55.1       The Board, or any service providers (including the Officers, the Secretary and the registered office agent of the Company) specifically authorised by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register of Members and books of the Company.

Annex B-31

Annex C

FORM OF LISTCO INCENTIVE EQUITY PLAN

CAZOO GROUP LTD

______________________________________

Cazoo Group Ltd Incentive Equity Plan

______________________________________

Approved by shareholders on [DATE]

Adopted by the Board on [DATE]

Contents

Rule		Annex C Page
1.	Grant of Awards	C-1
2.	Awards which take the form of a Restricted Share Award	C-1
3.	Performance Conditions	C-2
4.	Vesting of Awards	C-2
5.	Holding Period	C-3
6.	Entitlement to Dividend Equivalents	C-4
7.	Leavers	C-4
8.	Issue, Transfer or listing of Shares	C-5
9.	Lapse of Awards	C-6
10.	Change of Control Etc.	C-6
11.	Other Corporate Events	C-8
12.	Malus and claw-back arrangements	C-9
13.	Taxation	C-10
14.	Grant Limits	C-10
15.	Amendment and Administration	C-10
16.	General	C-11
17.	Governing Law	C-13
Appendix A — Definitions		C-14
Appendix B — Eligible US Persons		C-18

Annex C-i

CAZOO GROUP LTD INCENTIVE EQUITY PLAN

RULES

1.     Grant of Awards

1.1         The Committee may, in its absolute discretion, determine which Eligible Persons (if any) will be selected for the grant of an Award. The Committee may consider recommendations made by the executive directors of the Company as to which Eligible Persons should be selected. Awards may then be granted to selected Eligible Persons at any time.

1.2         The Committee will determine whether an Award will take the form of an Option, a Restricted Share Award, a Conditional Award or a Phantom Award. An Eligible Person may be granted any form of Award or any combination of Awards, subject to Appendix B.

1.3         Subject to the terms of any applicable executive or non-executive directors’ compensation policy as may be approved by shareholders from time to time, the Committee will determine the number of Shares subject to each Award granted under this Plan.

1.4         Each Award will be evidenced by an Award Certificate or such other documentation as the Committee may determine in its absolute discretion.

1.5         Every Award granted under this Plan will be personal to the Participant to whom it is granted and, except to the extent necessary to enable a personal representative to realise the Award following the death of a Participant, neither the Award nor the benefit of that Award may be transferred, assigned, charged or otherwise alienated. An Award will lapse immediately if the Participant to whom it was made purports to transfer, charge or otherwise alienate that Award otherwise than as permitted by this Rule 1.5.

1.6         The grant of any Award under the Plan will be subject to any applicable Dealing Restrictions.

2.     Awards which take the form of a Restricted Share Award

2.1         If an Award takes the form of a Restricted Share Award, the Restricted Shares subject to the Award shall be subject to such restrictions on the transfer, assignment, sale, pledge, charge or other disposal of the Restricted Shares during the Vesting Period as the Committee may prescribe and an Eligible Person may be required to enter into an irrevocable agreement with the Company and, if necessary, the Eligible Person’s Employer, in such form as the Committee may prescribe which may include an agreement by the Eligible Person:

(a)         not to transfer, assign, sell, pledge, charge or otherwise dispose of any Restricted Shares subject to the Award except to the extent that the Award has Vested; and

(b)         to transfer (or procure the transfer) to or to the order of the Company, for a total of one penny (or the equivalent in a Participant’s local currency), all the Restricted Shares in respect of which the Award does not Vest.

2.2         If the Eligible Person does not enter into any required agreement either before the Date of Grant or within such period after the Date of Grant as the Committee may specify, the Award shall not be granted or if it has been granted, such grant shall be ineffective.

2.3         On or before the Date of Grant for an Award which takes the form of a Restricted Share Award, the Company shall transfer or procure the transfer to the Participant or his or her nominee or such other person as the Committee may determine the number of Restricted Shares which are subject to the Award.

2.4         To the extent that an Award which takes the form of a Restricted Share Award Vests, any restrictions referred to in rule 2.1 shall cease to have effect in relation to the Shares subject to it.

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3.     Vesting Conditions

3.1         Subject to Rule 3.2 the Committee may, in its absolute discretion, determine that the Vesting of an Award will be dependent upon the satisfaction of Performance Conditions.

3.2         The Vesting of Awards granted to executive or non-executive directors of the Company will always be made subject to the terms of any applicable executive or non-executive directors’ compensation policy as may be approved by shareholders from time to time.

3.3         The Committee can set different conditions for Awards granted in different years or to different Participants at the same time (in terms of the type of condition, the weighting given to that condition and any targets applicable to each condition).

3.4         The Committee may determine that an Award should be subject to multiple Performance Conditions or that an Award should be sub-divided and that each part be subject to a different condition.

3.5         Subject to these Rules, an Award subject to Performance Conditions will Vest as to the percentage of Shares determined by the Committee in accordance with the Performance Conditions.

3.6         As soon as reasonably practicable after the end of any applicable Performance Period the Committee will notify Participants of the extent to which the Performance Conditions have been satisfied.

3.7         The Committee may determine that an Award will lapse to the extent that any applicable Performance Conditions are not met at the relevant Vesting Date.

3.8         The Committee may vary the Performance Conditions applying to existing Awards if an event occurs or there are circumstances (for example, an acquisition or disposal of a business or a significant part of a business) such that the conditions are no longer a fair measure of performance, provided that in the reasonable opinion of the Committee the new conditions are not materially less challenging than the original conditions would have been but for the event or circumstances in question. In exercising any power to vary the Performance Conditions, the Committee will have regard to ensuring fairness between Participants and shareholders.

3.9         The Committee will, as soon as reasonably practicable, notify a Participant of any determination made under Rule 3.8.

4.     Vesting of Awards

4.1         Except as otherwise permitted in these Rules and unless the Committee decides otherwise at the Date of Grant, an Award (or parts thereof) will Vest on the Vesting Date to the extent that any applicable Performance Conditions which apply to that Award have been met.

4.2         An Award will only Vest in accordance with Rule 4.1 if the Participant:

(a)         has complied with all regulatory and legal requirements that may apply to the Participant in respect of or in connection with the Award;

(b)         has provided any relevant information, and made any relevant elections, as reasonably requested by the Company; and

(c)         is free from any Dealing Restrictions, including any Dealing Restrictions that would apply in respect of arrangements required by the Company to satisfy any tax liability in connection with the Award.

The Award will, unless the Committee determines otherwise, lapse for no consideration on the Vesting Date to the extent these conditions have not been satisfied; provided, that, where condition (c) is not satisfied on the Vesting Date, the Award will Vest on the earliest date on which it is satisfied.

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4.3         Save as otherwise permitted in these Rules, and subject to any applicable Holding Period, an Award may only be realised:

(a)         if the Award has Vested; and

(b)         by a Participant who has remained an Eligible Person from the Date of Grant to the Vesting Date.

4.4         Subject to any arrangements to give effect to the Holding Period in accordance with Rule 5, Vested Shares under Conditional Awards or Restricted Share Awards will be released to Participants as soon as reasonably practicable, but in any event within 30 days of the Vesting Date. A Participant need take no action to realise a Conditional Award other than pay the Company any amount specified at the Date of Grant to realise the Award.

4.5         Subject to any shorter period provided in these Rules or an Award Certificate, Vested Options will be exercisable (i) by a Participant who continues to be an Eligible Person up until the tenth anniversary of the Date of Grant (or such shorter period as the Committee may determine on the Date of Grant) after which they shall lapse for no consideration; and (ii) by a Participant who ceases to be an Eligible Person for a period of six months following the date on which they cease to be an Eligible Person after which they will lapse. Where an Award is granted in the form of an Option, a Participant may, subject to any Dealing Restrictions, exercise a Vested Option by written notice to the Company in the form required by the Company at any time during the specified exercise period following the Vesting Date. A notice of exercise will take effect on the date it is accepted as valid by the Company or, if there are any Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have lifted. Subject to any Dealing Restrictions and any arrangements to give effect to the Holding Period in accordance with Rule 5, the Shares comprised in a Vested Share Option will be issued or transferred to the Participant as soon as reasonably practicable, but in any event within 30 days of receipt of the notice of exercise.

4.6         Vested Phantom Awards will be satisfied in the next available payroll following the Vesting Date by a payment equal to the Market Value of the Vested Shares under the Phantom Award on the Vesting Date.

4.7         The Committee may, in its absolute discretion, decide to amend the vesting outcome of an Award when it considers it appropriate to do so to reflect the wider performance of the Company or any member of the Group and/or outcomes for shareholders over the Vesting Period. Any such amended vesting outcome may operate, at the Committee’s absolute discretion, in respect of any Award or Awards held by:

(a)         an individual Participant;

(b)         such wider group of Participants, as the Committee may determine to be appropriate; or

(c)         all Participants.

4.8         Notwithstanding the above, the Committee will have discretion (to the extent permitted by any applicable law) to delay the vesting of a Participant’s Award if on the Vesting Date:

(a)         the Participant is suspended for any period from the employment, appointment or engagement which qualifies them as an Eligible Person, by reason of suspected Misconduct;

(b)         the Committee considers that it is appropriate to do so for the purposes of complying with Dealing Restrictions, the Share Dealing Code or any statute, regulation or similar code to which the Company is subject; or

(c)         the Committee is considering or intends to consider exercising its discretion under Rule 12.1 in relation to the Award.

5.     Holding Period

5.1         The Committee may in its absolute discretion determine prior to the Date of Grant whether or not to impose a mandatory Holding Period in respect of an Award. Notwithstanding any other provisions of these Rules, the Shares or Options subject to the Holding Period may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period save (in the case of Shares) as to satisfy any Tax liability of the Participant incurred in connection with the Award.

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5.2         During the Holding Period, the Participant will (subject to the terms of any applicable nominee arrangement) be entitled to vote and, subject to Rule 5.3, to receive dividends and have all other rights of a shareholder in respect of any Vested Shares (excluding notional Shares) that are subject to such Holding Period.

5.3         Unless the Committee determines otherwise, any cash dividends or other cash payments received in respect of Vested Shares that are subject to a Holding Period will, where applicable, be held by the nominee until the end of the Holding Period. Any interest or other income paid on such cash amounts will be subject to the same restrictions as the cash amounts.

5.4         A Participant will take such steps as the Committee may reasonably require and respond to such information requests as may reasonably be made to satisfy the Committee as to the Participant’s observance of the Holding Period.

5.5         The Committee may at any time during a Holding Period determine that the Holding Period shall cease to apply to all or some of the Shares or Options subject to that Holding Period.

6.     Entitlement to Dividend Equivalents

6.1         The Committee may in its discretion provide that an Award carries a right to Dividend Equivalents, which determination may be made at the time of grant or at any time prior to the Award Vesting.

6.2         If the Committee has provided that an Award carries a right to Dividend Equivalents, the Participant will, subject to Rule 6.4, be entitled to be issued with or transferred Shares (or in the case of a Phantom Award, cash), equal in value to the ordinary dividends which would have been paid on the Shares which Vested during the Vesting Period, such Dividend Equivalent to accrue on the date on which the Company pays an interim or final dividend in respect of Shares and to be paid subject to the Award Vesting, on or around the date an Award is satisfied by the Company.

6.3         The number of Shares (or in the case of a Phantom Award, cash) to which the Participant becomes entitled under Rule 6.2 will be calculated in such manner as the Committee in its absolute discretion determines, save that unless the Committee determines otherwise it will be calculated by reference only to ordinary dividends and without regard to special dividends or distributions, super dividends or dividends-in-specie.

6.4         The Committee may in its absolute discretion satisfy any entitlement to Dividend Equivalents arising in accordance with Rule 6.2 by making a cash payment with an equivalent Market Value to the Shares representing Dividend Equivalents at the time of Vesting.

6.5         For the avoidance of doubt, any payment referred to in this Rule 6 does not represent an entitlement to actual dividends on the underlying Shares that are the subject of an Award.

7.     Leavers

7.1         If a Participant ceases to be an Eligible Person in circumstances that constitute Misconduct, any Vested or unvested Award that they hold which has not been satisfied or realised (or, in the case of an Option, exercised) will lapse automatically on the date that the Participant ceases to be an Eligible Person or, if earlier, the date they give or receive notice of termination of employment, appointment or engagement. If a Participant ceases to be an Eligible Person for any other reason, their Vested Awards will continue in accordance with these Rules or as otherwise determined by the Committee or set forth in an Award Certificate.

7.2         Save as otherwise provided in these Rules or unless the Committee determines otherwise, an Award that has not Vested will lapse automatically on the Participant ceasing to be an Eligible Person or on the date that the Participant gives or is given notice of termination of employment, appointment or engagement for any reason.

7.3         Where a Participant ceases to be an Eligible Person at any time before the Vesting Date applicable to an Award by reason of:

(a)         death;

(b)         permanent incapacity or ill-health (evidenced to the satisfaction of the Committee);

Annex C-4

(c)         redundancy (as determined by the Committee in its absolute discretion);

(d)         the sale of the business or company by which the Participant is employed, appointed or engaged out of the Group;

(e)         the expiry of the term of a Participant’s appointment as a non-executive director without renewal at the instigation of the Company or its shareholders; or

(f)          any other reason where the Committee so determines in its absolute discretion, their Award will Vest as soon as reasonably practicable following the Termination Date subject to:

(9)         in relation to Awards subject to Performance Conditions, the achievement of any Performance Conditions at that time which shall be determined by the Committee; and

(35)       in relation to Awards subject to any time-based Vesting conditions, the reduction in the number of Shares underlying the then-unvested portion of an Award that will Vest by multiplication by the fraction A/B (where A is that part of the Vesting Period measured in complete months from the start of the Vesting Period to the Termination Date (and which cannot be greater than B) and B is a number equal to the number of months in the Vesting Period), save that:

(aa)        Awards (whether subject to Performance Conditions or not) may be realised on such other date as may be determined by the Committee (being no earlier than the Termination Date);

(bb)       the Committee may, in its absolute discretion, disapply or alter the relevant fraction to release fewer Shares, or a greater number of Shares if it considers the Participant’s contribution to the business of the Group would not otherwise be appropriately recognised;

(cc)        the Committee may, in its absolute discretion, decide to adjust the vesting outcome of an Award in accordance with Rule 4.7; and

(dd)       Vesting may be delayed in accordance with Rule 4.8.

Failing any such realisation the Awards will lapse automatically and, for the avoidance of doubt, an Award realisable under this Rule 7 may lapse at an earlier date by virtue of Rule 10.

7.4         Where a Participant holds Vested Shares or Options that are subject to a Holding Period and ceases to be an Eligible Person during that Holding Period (or where the Participant gives or is given notice of termination of employment, appointment or engagement for any reason during that Holding Period) such Shares or Options will continue to be subject to the Holding Period imposed by the Committee save that the Committee may, at its discretion, allow early release of some or all of the Vested Shares or Options prior to the end of the Holding Period.

7.5         A Participant will not cease to be an Eligible Person for the purposes of this Rule 7 if they cease to be employed, appointed, or engaged, by a member of the Group but continue to be or are immediately afterwards employed, appointed, or engaged, by another member of the Group.

8.     Issue, Transfer or listing of Shares

8.1         Subject to Rule 8.2, the Committee will procure the issue or the transfer of Shares (which may include treasury Shares) pursuant to: (i) the realisation of a Conditional Award, as soon as reasonably practicable but in any event within 30 days following the Vesting Date of the Award; (ii) the exercise of an Option, as soon as reasonably practicable but in any event within 30 days of receipt of the notice of exercise by the Company; and (iii) the realisation of a Restricted Share Award when the Restricted Shares cease to be subject to forfeiture, as soon as reasonably practicable but in any event within 30 days following the Vesting Date of the Award.

Annex C-5

8.2         The Committee may (instead of delivering Shares following Vesting of an Award) elect to pay or procure the payment of the equivalent Cash Amount, subject to deductions for any Tax or other levy which the Committee reasonably determines should be or is required to be deducted from the Cash Amount. The Committee may in its discretion pay or procure the payment of any cash sum in sterling or the equivalent in a Participant’s local currency (converted on the basis of such exchange rate as the Committee may in its discretion determine).

8.3         The Committee will arrange for a Participant to be notified as soon as reasonably practicable of any determination pursuant to Rule 8.2 and, where relevant, to receive information on the revised terms of their Award. Any Award subject to a determination pursuant to Rule 8.2 will not be treated as a grant of a new Award for the purposes of these Rules so that the Date of Grant, number of Shares under the Award, Performance Conditions, Performance Period and Vesting Date will be unaffected.

8.4         Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue.

8.5         For so long as the Shares are listed or traded on any stock exchange, application will be made to the appropriate body for any newly issued ordinary shares to be listed or admitted to trading on that exchange.

8.6         Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto.

8.7         At the conclusion of the Lockup Period, each issued and outstanding Award over the Company’s Class C ordinary shares shall be automatically converted into an Award over the Company’s Class A ordinary shares on a one-for-one basis without any further action by the Award holder.

9.     Lapse of Awards

9.1         Awards will lapse upon the occurrence of the earliest of the following events:

(a)         to the extent that it is determined by the Committee that any Performance Conditions applicable to an Award have not been met, following the expiry of the relevant Performance Period;

(b)         other than in the circumstances specified in Rule 7.3, the Participant ceasing to be an Eligible Person or if the Participant is given notice of termination of employment, appointment or engagement for any reason;

(c)         to the extent that all or part of the Award is not realised pursuant to the operation of Rule 7.2;

(d)         in relation to an Award which is granted in the form of an Option, following the expiry of the exercise period specified by the Committee;

(e)         the expiry of any relevant period specified in Rule 10;

(f)          unless the Committee determines otherwise, the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes them to be so deprived including becoming or being declared bankrupt; or

(g)         any purported transfer, charge, assignment or alienation of an Award otherwise than as permitted by Rule 1.5.

10.     Change of Control Etc.

10.1       This Rule 10 applies if:

(a)         any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of making:

(i)          a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

Annex C-6

(ii)         a general offer to acquire all of the Shares;

(b)         any person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under applicable law; or

(c)         notice is given of a resolution for the voluntary or compulsory winding-up of the Company, (each a Relevant Event).

10.2       Where this Rule 10 applies and subject to Rules 10.3 to 11.3 below, all outstanding Awards will automatically Vest and, in the case of an Award granted in the form of an Option will be automatically exercised on the Relevant Date provided that any exercise price payable by the Participant on exercise is equal to or less than the relevant offer price or consideration (as determined by the Committee). Where this Rule 10 applies and subject to Rules 10.3 to 11.3 below, any outstanding Awards granted in the form of Options that are not exercised on the Relevant Date will lapse automatically.

Proportion of Award that Vests

10.3       The number of Shares in respect of which the Award Vests on the Relevant Date (to the extent then unvested) will be determined by the Committee as follows:

(a)         by reference to the extent to which any applicable Performance Conditions are met at the Relevant Date, subject to such modification as the Committee may consider appropriate in light of the Relevant Event, including if it considers that the Performance Conditions would have been met to a greater or lesser extent at the end of the original Performance Period; and

(b)         subject to any adjustments under Rule 4.7, by multiplying the resulting number of Shares by the fraction A/B (where A is the number of complete months from the Date of Grant until the Relevant Date and which will not be greater than the total number of months in the Vesting Period and B is equal to such number of months in the original Vesting Period), save that in any particular case, the Committee may, in its absolute discretion, disapply, in whole or in part, the application of the time pro-rating fraction.

Internal Reorganisation

10.4       Without prejudice to the operation of Rules 10.5 to 10.8 below, Awards will not Vest and Options will not be exercised without the consent of the Committee under this Rule 10 if the purpose and effect of the Relevant Event, together with any associated transactions, is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the Relevant Event. Unless the Committee determines otherwise in its absolute discretion, an Award will in such circumstances be exchanged automatically for an equivalent award in accordance with Rules 10.5 to 10.8 below and notice of a replacement award will be issued to each affected Participant accordingly.

Exchange of awards

10.5       If any other business entity (the Acquiring Company):

(a)         obtains Control of the Company as a result of making:

(i)          a general offer to acquire the whole of the issued and to be issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)         a general offer to acquire all the Shares; or

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(b)         proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under applicable law, and the Acquiring Company notifies Participants or the Company of an offer of a replacement Award, then, on the Relevant Date, for any Award which has not lapsed (the Old Award)

(i)          a Participant may elect to release and accept in consideration of that release an award (the New Award) which (in the opinion of the Committee) is equivalent to the Old Award but relates to shares in a different company (whether the Acquiring Company itself or another company) (the New Grantor); or

(ii)         Old Awards will, if the Committee so determines, be exchanged automatically (either in whole or in part as determined by the Committee) for the New Awards.

10.6       The provisions of the Plan will be construed as if:

(a)         the New Award was an award granted under the Plan at the same time as the Old Award;

(b)         references to the Company in the Rules were references to the New Grantor;

(c)         references to the Committee in the Rules were references to the board of directors of the New Grantor or any duly authorised committee thereof;

(d)         references to Shares were references to shares or notional shares in the New Grantor; and

(e)         the Vesting Date in relation to the New Award was the same as that in relation to the Old Award.

10.7       The Committee may make such adjustments to the Performance Conditions applicable to the New Award as it, in its absolute discretion, considers appropriate.

10.8       Subject to Rule 10.4, if notice is given by an Acquiring Company under Rule 10.5 and a Participant does not elect to release an Old Award and accept in consideration for that release a New Award and Old Awards are not otherwise exchanged automatically for New Awards, the Old Award (or part thereof which has not been so exchanged) will Vest in accordance with Rule 10.2.

11.     Other Corporate Events

11.1       If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, superdividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Awards, the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to be realised in accordance with Rule 10.3. The Committee will specify the period in which such Awards will be realisable and whether such Awards will lapse at the end of the specified period.

Adjustment of awards

11.2       Without prejudice to Rule 11.1, in the event of any Capital Reorganisation (or the implementation by the Company of a demerger or payment of a super dividend which would otherwise materially affect the value of an Award) the Committee may adjust the number of Shares subject to Awards (including, for the avoidance of doubt, Vested Shares in respect of which any Award has been realised but Shares have not yet been transferred to the Participant) to such extent and in such manner as it thinks fit.

11.3       Any adjustments to Awards made pursuant to Rule 11.2 will be notified to the relevant Participants as soon as is reasonably practicable and the Committee may call in, cancel, endorse, issue or re-issue any Award Certificate as a result of that adjustment.

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12.     Malus and claw-back arrangements

12.1       Notwithstanding any other Rule of the Plan, if circumstances occur which in the reasonable opinion of the Committee justify such determination, the Committee may, prior to the second anniversary of the date on which an Award Vests or, if later, the fifth anniversary of the Date of Grant, determine (acting fairly and reasonably having taken into account the scale of loss or damage to the Company or the extent of the risk taken by the Company) to take one or more of the following actions in relation to any one or more Participants:

(a)         reduce (including to nil) the number of Shares in respect of which any future Award is granted to a Participant; or

(b)         reduce (including to nil) the number of Shares and/or Dividend Equivalents under an unvested Award or under a Vested but unexercised Option held by a Participant, by such number as the Committee considers appropriate in the circumstances; or

(c)         in relation to a Vested Award or exercised Option require a Participant to pay to the Company or such other person as the Company may direct within 30 days of a written demand from the Company such number of Shares or such monetary amount with a value to be determined in the Committee’s absolute discretion provided such value on the date of demand is no greater than the value of the Vested Shares and Dividend Equivalents under the Award at the Vesting Date, less any amount paid by or in respect of the Participant in respect of a Tax liability incurred as a result of the Vesting of the relevant Award (except to the extent the Participant is able to recover amounts paid in respect of such Tax liability).

12.2       The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 12.1 may, without limitation, include the following:

(a)         a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

(b)         the Misconduct of a Participant;

(c)         conduct or behaviour by the Participant that, following an investigation, is reasonably considered by the Committee to constitute a breach of the Company’s values as stipulated by the Company’s code of conduct in force from time to time;

(d)         the member of the Group that employs or employed (or appointed or engaged, as applicable) the Participant, or for which the Participant is responsible, having suffered a material corporate failure or a failure of risk management; and

(e)         evidence that an Award was granted or Vested based on erroneous or misleading data.

If the Committee exercises its discretion under this Rule 12, it will confirm this in writing to each affected Participant.

12.3       For the purposes of these Rules, if the Committee exercises its discretion under Rule 12.1(b) before an Award vests:

(a)         the Award will be deemed to have been granted with respect to the reduced number of Shares; and

(b)         any subsequent Vesting of the Award will be determined by reference to this reduced number of Shares, save that if the number of Shares is reduced to nil, the Award will be treated as if it had never been granted and such Participant (including a Participant whose Termination Date is before the Vesting Date) will have no rights to any Cash Amount, Dividend Equivalents or Shares.

12.4       By accepting an Award, a Participant will be bound by this Rule 12 notwithstanding that it may only be applicable after the issue or transfer of Shares under these Rules.

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13.     Taxation

13.1       Any liability of a Participant to Tax or social security contributions in respect of an Award (including, for the avoidance of doubt, any cash amount paid) will be for the account of the relevant Participant, and the release of any Shares which are the subject of a Conditional Award or a Restricted Share Award, or the exercise of any Option, will be conditional on the Participant complying with any arrangements specified by the Company for the payment of taxation and any social security contributions (including, without limitation, the sale of sufficient Shares or withholding from any Cash Amount to enable the Company or any employing company in the Group to satisfy its obligations in respect of deduction of taxation and employee’s social security contributions at source).

13.2       The Company or, where the Committee so directs, any member of the Group, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the Vesting of a Share Award or exercise of an Option under the Plan.

14.     Grant Limits

14.1       Subject to the provisions of this Rule 14, no limit will apply to the Market Value of Shares over which an Award may be granted, save that the maximum aggregate Market Value of Awards which an executive or non-executive director of the Company may be granted in respect of any financial year of the Company will not exceed as at the Date of Grant the level specified in any applicable Company executive or non-executive directors’ compensation policy, as may be approved by shareholders from time to time.

14.2       Subject to Rules 14.4 and Rule 11 the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 5% of the total issued share capital of the Company issued and outstanding immediately following the Closing Date on a fully diluted basis plus such number of Shares as is necessary to grant Substitute Awards to holders of options over shares in Cazoo Holdings Limited immediately prior to the Closing Date.

14.3       If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalisation, reorganisation, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

14.4       Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorised for grant under the Plan, except as may be required by reason of applicable law. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may subject to applicable law and/or listing authority, be used for Awards under the Plan and shall not reduce the Shares authorised for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

15.     Amendment and Administration

15.1       Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorisations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Eligible Persons; (ii) determine the number of Shares subject to an Award; (iii) determine the terms and conditions of any Award (including any time-based Vesting schedule); (iv) determine whether, to what

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extent, and under what circumstances Awards may be settled, exercised, cancelled, forfeited, or suspended; (v) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in this Plan and any instrument or agreement relating to an Award made under this Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

15.2       The decision of the Committee will be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards.

15.3       The Committee may amend any of the provisions of the Plan in any way it thinks fit, PROVIDED THAT the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of the affected Participants or to the extent that they are minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any member of the Group.

15.4       Notwithstanding any other provision of the Plan, the Committee may:

(a)         establish appendices to the Plan setting out specific requirements or terms in relation to granting Awards to Eligible Persons in particular jurisdictions if that is necessary or desirable to take account of local tax, exchange control or securities laws in such jurisdictions (including, for the avoidance of doubt, the establishment of ‘tax-advantaged’ sub-plans); or

(b)         amend or add to the provisions of the Plan and the terms of Awards as the Committee may consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Rule 14.

15.5       The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards are subject to compliance with all applicable laws (including but not limited to state, federal and non-U.S. securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable law. The Committee, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with applicable law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary in the Plan, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law, and to the extent permitted by applicable law, the Plan and Awards shall be deemed amended to the extent necessary to conform to applicable law.

16.     General

16.1       Any member of the Group may provide money to the trustee of an employee benefit trust or any other person to enable them or such person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for the purposes, to the extent permitted by any applicable law.

16.2       The Plan will terminate on the tenth anniversary of the Adoption Date or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

16.3       An Award will not constitute a contract of employment. The rights and obligations of any individual under the terms of their office or engagement or employment with the Group will not be affected by their participation in the Plan or any right they may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of their office or employment or engagement with any company for any reason whatsoever (whether lawfully or unlawfully), insofar as those rights arise or may arise from their ceasing to have rights under the Plan as a result of

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such termination, or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this Rule 16.3 and the Participant’s terms of employment, this Rule will take precedence.

16.4       The existence of any Award will not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of Company shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.5       Any notice or other document which has to be given to a Participant under or in connection with the Plan may be

(i)          delivered or sent by post to him or her at his or her home address according to the records of his or her employing company,

(ii)         sent by email to any email address according to the records of his or her employing company or, in either case, such other address as may appear to the Company to be appropriate, or

(iii)        provided electronically through a website or electronic portal hosted by the Company or an agent of the Company, provided that the Participant is notified by email or post that such notice or document has been or will be provided in this manner.

16.6       Notices sent by post to a Participant will be deemed to have been given on the day after the date of posting. Notices sent by email, in the absence of evidence to the contrary, will be deemed to have been received on the day of sending.

16.7       Notices provided electronically through a website or electronic portal will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 16.6 to have received the notification that the notice has been provided there.

16.8       Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email to any email address notified to the sender for the purposes of the Plan.

16.9       All Share certificates, Award Certificates and other communications relating to the Plan will be sent at the Participant’s risk.

16.10     Benefits under the Plan will not be pensionable.

16.11     Any Shares acquired under the Plan will be subject to the Governing Documents of the Company as amended from time to time.

16.12     The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

16.13     Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

16.14     The decision of the Committee in any dispute or question concerning the interpretation, construction or effect of the Plan or any other questions arising in connection with the Plan will be final and conclusive.

16.15     By participating in the Plan, the Participant’s attention where applicable under local law is drawn to the Company’s privacy notice, which sets out how the Participant’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of these Rules and may be updated from time to time. Any such updates will be notified to the Participant.

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17.     Governing Law and Jurisdiction

17.1       These Rules and any non-contractual obligations arising out of or in connection with these Rules will be governed by, and interpreted in accordance with, English law.

17.2       The English courts will have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with these Rules including, without limitation, disputes arising out of or in connection with:

(i)          the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, these Rules; and

(ii)         any non-contractual obligations arising out of or in connection with these Rules. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

Annex C-13

Definitions

In this Plan, unless the context otherwise requires, the following words and expressions will have the following meanings, namely:

Acquiring Company has the meaning given in Rule 10.5;

Adoption Date means the earlier of the date of adoption of the Plan by the Company in a general meeting of the shareholders or the adoption of the Plan by the Board;

Award means an award granted under the Plan in the form of an Option, a Conditional Award, a Restricted Share Award or a Phantom Award and will where applicable mean the relevant part of any Award;

Award Certificate means the notification to a Participant setting out the specific conditions of an Award in such form and containing such information as the Committee may determine from time to time. Each Award Certificate shall be subject to the terms and conditions of the Plan;

Board means the board of directors of the Company;

Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, open offer, sub-division, consolidation or reduction);

Cash Amount means, in relation to an Award which has Vested, an amount which, in the opinion of the Committee, is equal to the Market Value on the Vesting Date of the Vested Shares less any amount which the Participant is required to pay under these Rules in order to realise the Award;

Closing Date has the meaning given to it in the business combination agreement between the Company, Cazoo Holdings Limited and Ajax I dated 29 March 2021;

Committee means the compensation committee of the Board or such other or some other duly authorised committee of the Board;

Company means Cazoo Group Ltd a Cayman Islands exempted company with company number 373409 whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Conditional Award means an Award which takes the form of a conditional right to acquire or receive Shares at no or nominal cost;

Control has the meaning given by section 719 the Income Tax (Earnings and Pensions) Act 2003;

Date of Grant means the date on which the Committee grants an Award under Rule 1;

Dealing Restriction means a restriction imposed by any law, order, regulation or directive, the Share Dealing Code, the rules applying to any listing of the Company and/or any other code adopted by the Company regulating dealings in Shares;

Dividend Equivalent means an entitlement to Shares which reflects the value of dividends paid on the Vested Shares under an Award between the Date of Grant and the Vesting Date of the Award;

Eligible Person means a person who, at the Date of Grant, is an Employee, non-executive director or consultant of any member of the Group;

Employee means a person who, at the Date of Grant, is an employee (including an executive director) of any member of the Group;

Governing Documents means the legal document(s) by which any partnership, corporation, limited liability company, joint stock company, unincorporated organisation or association, trust, joint venture or other similar entity, whether or not a legal entity, establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.K. private limited company are its memorandum and articles of association, the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association, and the “Governing Documents” of a U.S. corporation are its certificate or articles of

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incorporation (or analogous document) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership (or analogous document), the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation (or analogous document);

Group means the Company and its Subsidiaries and member of the Group will be construed accordingly;

Holding Period means a post-Vesting period of such period as the Committee in its discretion will determine prior to the Date of Grant applied to Vested Shares or Vested but unexercised Options in accordance with Rule 5, during which the Participant must retain either the Shares which Vest under an Award (including any Shares delivered in satisfaction of Dividend Equivalents) or, as applicable, the Option itself;

Lockup Period has the meaning given to it in the articles of association of the Company;

Market Value means, as of any given date, the closing sales price for a Share as quoted on the New York Stock Exchange for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable or, if the Committee determines it appropriate in any case, the average of the closing sales price over a period of up to 30 days before or after any such given date;

Misconduct means any of:

(a)         material misconduct in the course of a Participant’s employment, appointment or engagement;

conduct in which the Participant has participated or was responsible for which has resulted or could result in material financial loss or reputational harm to any member of the Group; and

any other misconduct as determined by the Committee in its discretion;

New Award has the meaning given in Rule 10.5;

New Grantor has the meaning given in Rule 10.5;

the New York Stock Exchange means New York Stock Exchange, Inc. or any successor body thereto;

Old Award has the meaning given in Rule 10.5;

Option means an Award which takes the form of an option to acquire Shares at either no or nominal cost or up to Market Value, to be determined at the discretion of the Committee;

Participant means an individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Performance Conditions means the performance conditions that may be applied to an Award under Rule 3;

Performance Period means, in relation to an Award with Performance Conditions attached to it, the period over which performance is measured to determine whether the Performance Conditions have been achieved, which period shall be determined by the Committee at the Date of Grant;

Phantom Award means an Award which takes the form of a right to call for a cash payment calculated by reference to the Market Value of a notional Share and references in these Rules to Shares will, in the case of a Phantom Award, be read as a reference to notional Shares as appropriate;

the Plan means this Cazoo Group Ltd Incentive Equity Plan as amended from time to time in accordance with the Rules;

Relevant Date means:

(a)         if the Relevant Event falls within Rule 10.1(a), the date on which Control is obtained and any conditions to which the offer is made subject are satisfied;

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if the Relevant Event falls within Rule 10.1(b), either the date on which the scheme of arrangement (or its equivalent under applicable law) is approved at the shareholders’ meeting or is sanctioned by a court (as determined by the Committee in its absolute discretion); or

if the Relevant Event falls within Rule 10.1(c), the date on which notice of the resolution for winding up is given;

Relevant Event has the meaning given in Rule 10.1;

Restricted Shares means Shares subject to a Restricted Share Award which are subject to restrictions in accordance with Rule 2;

Restricted Shares Award means an award comprising Restricted Shares and references in these Rules to Shares will, in the case of a Restricted Shares Award, be read as a reference to Restricted Shares as appropriate;

Share Dealing Code means any applicable Company code on share dealing or insider trading as may be in force from time to time;

Shares means either the Company’s Class A ordinary shares or the Company’s Class C ordinary shares, each with a per share par value of $0.0001 and having the rights set out in the Governing Documents of the Company, including shares representing those shares following any Capital Reorganisation (or other reorganisation of the share capital of the Company);

Subsidiary means any company which is a subsidiary of the Company within the meaning of section 1159 of and Schedule 6 to the Companies Act 2006;

Substitute Awards means, in accordance with Rule 14.4, Awards granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity including, for the avoidance of doubt, the business combination with Cazoo Holdings Limited;

Tax means all liability to income tax (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant directly to any taxation authority (including, but without limitation, through the PAYE system) and all liability to social security (or overseas equivalent) which any member of the Group is liable to account for on behalf of the Participant to any taxation authority (including, but without limitation, primary Class 1 (employee’s) National Insurance contributions) which arises in connection with an Award, a Cash Amount or Shares;

Termination Date means the date on which a Participant ceases to be employed, appointed or engaged by the Group;

Vesting Date means in respect of an Award, such date or dates, as determined by the Committee in its sole discretion, on which an Award (or part thereof) shall ordinarily Vest which, unless the Committee determines otherwise, will be:

(a)         in the case of an Award granted in the form of an Option, when the Option becomes exercisable, or

(b)         in the case of an Award granted in the form of a Restricted Share Award, when the Restricted Shares cease to be subject to forfeiture, or

(c)         in the case of an Award granted in the form of a Conditional Share Award, when the Participant becomes entitled to have the Shares which are the subject of the Conditional Share Award transferred to him or her, or

(d)         in the case of an Award granted in the form of a Phantom Award, a Participant becoming entitled to call for a cash sum in accordance with Rule 4.6;

Vesting Period means in relation to an Award, the period beginning on the Date of Grant of such Award and ending on the Vesting Date; and

Annex C-16

Vested Shares means, subject to Rules 4, 7 and 10, Shares that are the subject of Awards in respect of which the Vesting Date has passed, and Vest, Vested and Vesting will be construed accordingly.

Interpretation. In these Rules, unless the context otherwise requires:

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality); and

references to “realise”, “realised” or “realisable” will be construed as “call for”, “called for” or “may be called for” respectively where appropriate depending on the nature of the Award; and

headings do not affect the interpretation of these Rules; the singular will include the plural and vice versa; and references to one gender include all genders.

Enactments. Except as otherwise expressly provided in these Rules, any express reference to an enactment includes references to:

(i)          that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the Adoption Date;

(ii)         any enactment which that enactment re-enacts (with or without modification); and

(iii)        any subordinate legislation (including regulations) made (before or after the Adoption Date) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above.

Annex C-17

Rules of the CAZOO GROUP LTD Incentive EQUITY Plan — Eligible US PERSONS

This Appendix B shall apply for each individual who is (i) a Participant and (ii) resident in the United States or subject to U.S. taxation (a U.S. Participant). In the event that a Participant becomes a U.S. Participant after the grant of an Award, such Award shall be modified in a manner consistent with this Appendix. Words and phrases in this Appendix shall have the same meaning as defined in the Plan, except as provided below. To the extent there is any conflict between the Plan and this Appendix, the terms of this Appendix shall prevail.

1.1     Awards granted to or otherwise held by U.S. Participants are intended to be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the Code) (Section 409A of the Code hereinafter referred to as Section 409A) and Section 457A of the Code (Section 457A of the Code hereinafter referred to as Section 457A) and shall be limited, construed and interpreted in accordance with such intent. Except as otherwise permitted under Section 409A and Section 457A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A and Section 457A. Notwithstanding any other provision of the Plan or a U.S. Participant’s Award Certificate, if at any time the Committee determines that a U.S. Participant’s Award (or any portion thereof) may be subject to Section 409A or Section 457A, the Committee shall have the right in its sole discretion, without the U.S. Participant’s consent and without any obligation to do so or to indemnify the U.S. Participant or any other person for failure to do so, to adopt such amendments to the Plan or such Award Certificate, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for such Award to be exempt from Section 409A and Section 457A and/or to preserve the intended tax treatment with respect to the Award. The Group shall have no obligation under this Section 1.1 of this Appendix or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A or Section 457A with respect to any Award and shall have no liability to any U.S. Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute deferred compensation subject to the imposition of taxes, penalties and/or interest under Section 409A or Section 457A.

1.2     Options granted to U.S. Participants are intended to either

(i) satisfy the stock rights exemption provided in Treasury Regulation § 1.409A-1(b)(5)(i), in which case the exercise price per Share for an Option shall in no event be less than the Market Value on the Date of Grant; provided that any determination by the Committee to use a trailing average closing sales price must be made prior to the period over which the prices are averaged and such, or

(ii) be treated as automatically exercised in respect of all of the vested Shares underlying the Option no later than the earlier to occur of (a) March 15 of the calendar year following the end of the calendar year that includes the vesting date of the Option (within the meaning of Section 409A (generally, based on service and/or performance requirements)), and (b) the first (1st) anniversary of the last day of the Company’s taxable year that includes the vesting date of the Option (within the meaning of Section 457A (only based on service requirements)) (such Option described in this clause (ii), a Short-Term Deferral Option).

1.3     The Shares underlying any Award of a U.S. Participant (other than an Option) will be delivered by the date set forth in Section 1.2(ii).

1.4     Notwithstanding anything to the contrary in Rule 7 of the Plan, in the event a U.S. Participant incurs a termination of employment, appointment or engagement and the Board determines that some or all of the unvested portion of an Award (other than an Option) shall vest and delivery of the cash or shares underlying such portion of the Award shall occur by the date set forth in Section 1.2(ii).

1.5     With respect to Sections 1.2(ii), 1.3 and 1.4, if the Award is subject to performance-vesting conditions as well as service-vesting conditions, and such performance-vesting conditions could otherwise continue to apply following the latest payment date set forth in Section 1.2(ii), the Board shall make a good faith determination as to the level of achievement of such performance-vesting conditions so that the payment timing requirements of Section 1.2(ii) can be met; provided further that notwithstanding anything to the contrary in Rule 4.8 of the Plan, under no circumstances (including if there is a failure by the U.S. Participant to obtain any necessary consents or file any necessary registrations or any Dealing Restrictions) shall there be a delay in the delivery of Shares (or, in the case of a Short-Term Deferral Option, exercise of such Short-Term Deferral Option) beyond the date required by Section 1.2(ii).

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1.6     Notwithstanding anything to the contrary in the Plan,

(i) no Dividend Equivalents shall be granted to any U.S. Participant with respect to Options and

(ii) cash or Shares underlying any Dividend Equivalents with respect to Conditional Awards granted to U.S. Participants shall be issued or transferred to the U.S. Participant at time(s) that do not result in adverse tax consequences under Section 409A and Section 457A.

1.7     Notwithstanding anything in the Plan to the contrary, no deductions or offsets shall be made by any member of the Group from any payment owing to a U.S. Participant, including as a result of malus, to the extent that such deduction or offset would result in adverse tax consequences under Section 409A or Section 457A or otherwise violate applicable state or local law.

1.8     No Shares issued or payments made in respect of an Award to any U.S. Participant shall be funded with any assets set aside in a trust or other arrangement in violation of Section 409A(b)(1) of the Code.

1.9     The Plan is intended to be an “unfunded” plan for incentive compensation for U.S. Participants. With respect to any payments not yet made to a U.S. Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate or other written policy or program shall give the U.S. Participant any rights that are greater than those of a general creditor of the Group.

1.10     If any U.S. Participant makes an election under Section 83(b) of the Code to be taxed with respect to any Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which such U.S. Participant would otherwise be taxable under Section 83(a) of the Code, the U.S. Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the U.S. Internal Revenue Service along with proof of the timely filing thereof with the U.S. Internal Revenue Service.

1.11     Rule 8.2 of the Plan shall not apply to any Option that is granted to a U.S. Participant other than a Short-Term Deferral Option.

1.12     The Participant election contemplated by Rule 10.5 of Plan shall not be applicable to U.S. Participants and, in lieu thereof, the Committee shall determine in its sole discretion upon a triggering event under Rule 10.5 of the Plan whether Awards held by U.S. Participants shall:

(i) vest in accordance with Rule 10.2 of the Plan or

(ii) be exchanged automatically for the New Awards.

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Annex D

FORM OF PLAN OF MERGER

Annex D-1

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [ ] 2021 between Capri Listco (the “Surviving Company”) and Ajax I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Whereas the sole outstanding shareholder (parent company) of the Surviving Company immediately prior to the Effective Date is the Merging Company and the Surviving Company and the Merging Company are entering into this Plan of Merger pursuant to Section 233(7) of the Statute.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute.

Now therefore this Plan of Merger provides as follows:

1       The constituent companies to this Merger are the Surviving Company and the Merging Company.

2       The surviving company is the Surviving Company.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4       Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 1,000 Class B ordinary shares in issue held in the name of the Merging Company.

5       Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [insert number] Class A ordinary shares and [insert number] Class B ordinary shares in issue.

6       The date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7       The terms and conditions of the Merger are such that, on the Effective Date:

7.1    Each Class A ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class A ordinary share in the Surviving Company;

7.2    Each Class B ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class B ordinary share in the Surviving Company;

7.3    Each warrant to purchase one Class A ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for the right to receive one warrant to purchase one Class A ordinary share of the Surviving Company;

Annex D-2

7.4    Each warrant to purchase one Class B ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for the right to receive one warrant to purchase one Class B ordinary share of the Surviving Company;

7.5    Each unit comprised of one Class A ordinary share of the Merging Company and a warrant to purchase 1/4 of a Class A ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for one unit comprised of one Class A ordinary share of the Merging Company and a warrant to purchase 1/4 of a Class A ordinary share of the Surviving Company.

7.6    Each share of the Surviving Company issued and outstanding on the Effective Date shall be cancelled and shall cease to exist, without payment of any consideration or distribution thereafter.

8       The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 1 hereto.

9       The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Amended and Restated Memorandum and Articles of Association after the Merger.

10     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11     The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13     The names and addresses of each director of the Surviving Company are:

13.1  Daniel Och of [Insert personal address of Director];

13.2  Glenn Fuhrman of [Insert personal address of Director]; and

13.3  J. Morgan Rutman of [Insert personal address of Director].

14     This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15     At any time prior to the Effective Date, this Plan of Merger may be:

15.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)    effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16     This Plan of Merger may be executed in counterparts.

17     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex D-3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	J. Morgan Rutman
Capri Listco	)	Director

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	J. Morgan Rutman
Ajax I	)	Director

Annex D-4

PROSPECTUS FOR UP TO 9,217,757 UNITS, 89,443,433 CLASS A ORDINARY SHARES, 8,944,343 CLASS B ORDINARY SHARES, 750,000,000 CLASS C ORDINARY SHARES, 41,254,590 WARRANTS AND 41,254,590 CLASS A ORDINARY SHARES UNDERLYING WARRANTS OF CAPRI LISTCO

Until               , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Listco’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Listco has or will maintain insurance on behalf of its directors and executive officers. Listco intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Listco to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Listco pursuant to the foregoing provisions, Listco has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)     The following exhibits are filed as part of this registration statement.

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of March 29, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).*

2.2

First Amendment to Business Combination Agreement, dated May 14, 2021, to the Business Combination Agreement, dated as of March 29, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).*

3.1	Memorandum and Articles of Association of Capri Listco.*
3.2	Form of Amended and Restated Memorandum and Articles of Association of Capri Listco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).*
4.1	Specimen Unit Certificate of Ajax I (incorporated by reference to Exhibit 4.1 of Ajax I’s Registration Statement on Form S-1 (File No. 333-249411)).*
4.2	Specimen Ordinary Share Certificate of Ajax I (incorporated by reference to Exhibit 4.2 of Ajax I’s Registration Statement on Form S-1 (File No. 333-249411)).*
4.3	Specimen Warrant Certificate of Ajax I (incorporated by reference to Exhibit 4.3 of Ajax I’s Registration Statement on Form S-1 (File No. 333-249411)).*
4.4	Specimen Class A Ordinary Share Certificate of Capri Listco.*
4.5	Specimen Warrant Certificate of Capri Listco.*
4.6

Warrant Agreement, dated October 27, 2020, between Continental Stock Transfer & Trust Company and Ajax I (incorporated by reference to Exhibit 4.1 of Ajax I’s Current Report on Form 8-K filed on October 30, 2020).*

5.1	Opinion of Maples and Calder as to the validity of the Listco Ordinary Shares.**
5.2	Opinion of Kirkland & Ellis LLP as to the validity of the Listco Warrants. **
10.1

Letter Agreement, dated October 27, 2020, among Ajax I, AJAX I Holdings, LLC and Ajax I’s officers and directors (incorporated by reference to Exhibit 10.1 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.2

Investment Management Trust Agreement, dated October 27, 2020, between Ajax I and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.3

Registration Rights Agreement, dated October 27, 2020, among Ajax I, AJAX I Holdings, LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.3 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.4

Administrative Services Agreement, dated October 27, 2020, between Ajax I and AJAX I Holdings, LLC (incorporated by reference to Exhibit 10.4 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

Exhibit No.	Description
10.5

Sponsor Warrants Purchase Agreement, dated October 27, 2020, between Ajax I and AJAX I Holdings, LLC (incorporated by reference to Exhibit 10.5 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.6

Indemnity Agreement, dated October 27, 2020, between Ajax I and Daniel Och (incorporated by reference to Exhibit 10.6 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.7

Indemnity Agreement, dated October 27, 2020, between Ajax I and Glenn Fuhrman (incorporated by reference to Exhibit 10.7 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.8

Indemnity Agreement, dated October 27, 2020, between Ajax I and J. Morgan Rutman (incorporated by reference to Exhibit 10.8 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.9

Indemnity Agreement, dated October 27, 2020, between Ajax I and Steve Ells (incorporated by reference to Exhibit 10.9 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.10

Indemnity Agreement, dated October 27, 2020, between Ajax I and Jim McKelvey (incorporated by reference to Exhibit 10.10 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.11

Indemnity Agreement, dated October 27, 2020, between Ajax I and Kevin Systrom (incorporated by reference to Exhibit 10.11 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.12

Indemnity Agreement, dated October 27, 2020, between Ajax I and Anne Wojcicki (incorporated by reference to Exhibit 10.12 of Ajax I’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).*

10.13

Promissory Note, dated September 16, 2020, issued to Ajax I Holdings, LLC (incorporated by reference to Exhibit 10.1 to Ajax I’s registration statement on Form S-1/A (File No. 333-249411), filed with the SEC on October 16, 2020).*

10.14

Securities Subscription Agreement, dated September 16, 2020, between Ajax I and Ajax I Holdings, LLC (incorporated by reference to Exhibit 10.5 to Ajax I’s registration statement on Form S-1/A (File No. 333-249411), filed with the SEC on October 16, 2020).*

10.15	Listco Incentive Equity Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).*
10.16

Sponsor Letter Agreement, dated March 29, 2021, by and among Ajax I Holdings, LLC, Ajax I and Cazoo Holdings Limited (incorporated by reference to Exhibit 10.1 to Ajax I’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).*

10.17

Commitment Letter, dated March 22, 2021, between Ajax and Daniel Och (incorporated by reference to Exhibit 10.13 to Ajax I’s Annual Report on Form 8-K (File No. 001-39660), filed with the SEC on March 25, 2021).*

10.18

Form of Transaction Support Agreement, among Ajax I, Cazoo Holdings Limited, Capri Listco, and the securityholders of Cazoo Holdings Limited named on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Ajax I’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).*

10.19

Form of Investor Rights Agreement, by and among Capri Listco, Ajax I Holdings, LLC and the other investors party thereto (incorporated by reference to Exhibit 10.3 to Ajax I’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).*

10.20	Form of Subscription Agreement (Institutional Investor) (incorporated by reference to Exhibit 10.4 to Ajax I’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).*
10.21	Form of Subscription Agreement (Other) (incorporated by reference to Exhibit 10.5 to Ajax I’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).*
14.1	Form of Code of Ethics.**
21.1	Subsidiaries of Capri Listco.*
23.1	Consent of Marcum LLP, independent registered public accounting firm of Ajax I.*
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Cazoo Holdings Limited.*
23.3	Consent of Maples and Calder (included as part of Exhibit 5.1).**

Exhibit No.	Description
23.4	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.2).**
24.1	Power of Attorney (included on the signature page hereof).*
99.1	Form of Proxy Card.**
99.2	Consent of Alex Chesterman.*
99.3	Consent of Luciana Berger.*
99.4	Consent of David Hobbs.*
99.5	Consent of Moni Mannings.*
99.6	Consent of Stephen Morana.*
99.7	Consent of Daniel Och.*
99.8	Consent of Lord Rothermere.*
99.9	Consent of Duncan Tatton-Brown.*
99.10	Consent of Anne Wojcicki.*

____________

*        Filed herewith.

**      To be filed by amendment.

(b)    Financial Statement Schedules.

None.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of May, 2021.

Capri Listco
By:	/s/ Daniel Och
Name:	Daniel Och
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Daniel Och, Glenn Fuhrman and J. Morgan Rutman, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Daniel Och	Chief Executive Officer and Chairman	May 14, 2021
Daniel Och	(Principal Executive Officer)
/s/ Glenn Fuhrman	President and Director	May 14, 2021
Glenn Fuhrman
/s/ J. Morgan Rutman	Chief Financial Officer and Director	May 14, 2021
J. Morgan Rutman	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933 the undersigned, the duly authorized representative in the United States of Capri Listco, has signed this registration statement in the City of New York, State of New York, on the 14th day of May, 2021.

Authorized U.S. Representative
Capri Listco
By:	/s/ Daniel Och
Name:	Daniel Och
Title:	Chief Executive Officer